    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1998
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               WORLD ACCESS, INC.
                              (FORMERLY WAXS INC.)
             (Exact name of Registrant as specified in its charter)
                             ---------------------

              DELAWARE                                 3661                                 58-2398004
    (State or other jurisdiction           (Primary Standard Industrial                  (I.R.S. Employer
  of Incorporation or organization)         Classification Code Number)               Identification Number)

                                                                               MARK A. GERGEL
          945 E. PACES FERRY ROAD, SUITE 2240                       945 E. PACES FERRY ROAD, SUITE 2240
                 ATLANTA, GEORGIA 30326                                    ATLANTA, GEORGIA 30326
                     (404) 231-2025                                            (404) 231-2025
   (Name, address, including zip code, and telephone         (Name, address, including zip code, and telephone
                        number,                                                   number,
area code, of Registrant's principal executive offices)               area code, of agent for service)

                             ---------------------
                                   COPIES TO:

                  STEVEN E. FOX, ESQ.                                        LOU R. KLING, ESQ.
                 ROBERT C. HUSSLE, ESQ.                                    ERIC J. FRIEDMAN, ESQ.
                  ROGERS & HARDIN LLP                             SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                2700 INTERNATIONAL TOWER                                      919 THIRD AVENUE
               229 PEACHTREE STREET, N.E.                                 NEW YORK, NEW YORK 10022
                 ATLANTA, GEORGIA 30303                                        (212) 735-3000
                     (404) 522-4700

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this registration statement becomes effective and certain other conditions to the merger proposed herein are satisfied.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ] ________________
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED             PROPOSED
                                                    AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
           TITLE OF EACH CLASS OF                    TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
       SECURITIES TO BE REGISTERED(1)            REGISTERED(2)        PER UNIT(3)       OFFERING PRICE(3)         FEE(4)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.......  8,082,282 shares        $22.8164           $184,408,579            $51,266
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement relates to shares of common stock, par value $.01 per share, of World Access, Inc. ("World Access Common Stock") issuable to holders of capital stock of Telco Systems, Inc., a Delaware corporation ("Telco Systems"), in the proposed merger of Telco Systems with and into a wholly owned subsidiary of World Access, Inc. (the "Merger").
(2) The number of shares to be registered is based upon an estimate of the maximum number of shares of common stock, par value $.01 per share, of Telco Systems ("Telco Systems Common Stock") presently outstanding and reserved for issuance under various plans or instruments or otherwise expected to be issued on or before the closing date of the Merger multiplied by the approximate exchange ratio of .5862 shares of World Access Common Stock for each share of Telco Systems Common Stock.
(3) Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the aggregate market value on November 6, 1998 of the shares of Telco Systems Common Stock expected to be exchanged in connection with the Merger and computed by dividing (i) the product of (A) the average of the high and low prices of Telco Systems Common Stock as reported on The Nasdaq National Market on November 6, 1998 ($13.375) and (B) 13,787,584, representing the maximum number of shares of Telco Systems Common Stock presently outstanding and reserved for issuance under various plans or instruments or otherwise expected to be exchanged in connection with the Merger, by (ii) 8,082,282, representing the maximum number of shares of World Access Common Stock expected to be issued in connection with the Merger.
(4) The registration fee of $51,266 was calculated pursuant to Rule 457(f) under the Securities Act as follows: $278 per $1,000,000 (or fraction thereof) of the proposed maximum aggregate offering price. A fee of $31,980 was paid on July 31, 1998 pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials by World Access, Inc. and Telco Systems. Pursuant to Rule 457(b) under the Securities Act, the registration fee payable herewith has been reduced by $31,980, the amount previously paid upon filing of such preliminary proxy materials. Accordingly, an additional fee of $19,286 is required to be and has been paid with the initial filing of this Registration Statement.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               WORLD ACCESS, INC.
                            945 E. PACES FERRY ROAD
                             ATLANTA, GEORGIA 30326

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders (the "World Access Special Meeting") of World Access, Inc. ("World Access"), to be held at the principal offices of World Access located at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, on November 30, 1998, at 10:00 a.m., local time.

    At the World Access Special Meeting you will be asked to consider and vote upon:

    (i) A proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of June 4, 1998, as amended (as so amended, the "Merger Agreement"), among World Access (formerly known as WAXS INC.), WA Telcom Products Co., Inc. (formerly known as World Access, Inc.), a Delaware corporation and a direct wholly owned subsidiary of World Access ("Old World Access"), Telco Systems, Inc., a Delaware corporation ("Telco Systems"), and Tail Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of World Access ("Merger Sub"), which provides, among other things, for the merger of Telco Systems with and into Merger Sub (the "Merger"), with Merger Sub (then to be known as "Telco Systems, Inc.") continuing as the surviving corporation and a direct wholly owned subsidiary of World Access, and for the issuance of shares (the "Share Issuance") of World Access common stock, and, at the election of World Access, the payment of cash (subject to certain limitations) in exchange for shares of Telco Systems common stock in the Merger;

    (ii) A proposal to approve an amendment to the World Access Certificate of Incorporation to increase the number of authorized shares of World Access Common Stock;

    (iii) A proposal to adopt the World Access, Inc. 1998 Incentive Equity Plan; and

    (iv) A proposal to ratify and approve Indemnification Agreements with the directors and certain officers of World Access.

    THE BOARD OF DIRECTORS OF WORLD ACCESS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, THE MERGER AND THE SHARE ISSUANCE, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF WORLD ACCESS VOTE FOR: (I) THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE SHARE ISSUANCE; (II) THE APPROVAL OF THE AMENDMENT TO THE WORLD ACCESS CERTIFICATE OF INCORPORATION;
(III) THE ADOPTION OF THE WORLD ACCESS, INC. 1998 INCENTIVE EQUITY PLAN; AND
(IV) THE RATIFICATION AND APPROVAL OF THE INDEMNIFICATION AGREEMENTS.

    You are urged to read carefully the accompanying Joint Proxy
Statement/Prospectus for more detailed information concerning World Access, Telco Systems, the Merger Agreement and the Merger.

    Whether or not you plan to attend the World Access Special Meeting in person, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the World Access Special Meeting. If you attend the World Access Special Meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card. Your prompt cooperation will be greatly appreciated.

    We look forward to seeing you on November 30, 1998.

                                          Sincerely,

                                          Steven A. Odom
                                          Chairman of the Board
                                          and Chief Executive Officer

November 10, 1998

                               WORLD ACCESS, INC.
                            945 E. Paces Ferry Road
                             Atlanta, Georgia 30326
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 30, 1998
                             ---------------------

To the Stockholders of World Access, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "World Access Special Meeting") of World Access, Inc., a Delaware corporation ("World Access"), will be held at the principal offices of World Access located at 945
E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, on November 30, 1998, at 10:00 a.m., local time, for the purposes described below.

     The purposes of the World Access Special Meeting are as follows:

          1. To approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of June 4, 1998, as amended (as so amended, the "Merger Agreement"), among World Access (formerly known as WAXS INC.), WA Telcom Products Co., Inc. (formerly known as World Access, Inc.), a Delaware corporation and a direct wholly owned subsidiary of World Access ("Old World Access"), Telco Systems, Inc., a Delaware corporation ("Telco Systems"), and Tail Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of World Access ("Merger Sub"), which provides, among other things, for the merger of Telco Systems with and into Merger Sub (the "Merger"), with Merger Sub (then to be known as "Telco Systems, Inc.") continuing as the surviving corporation and a direct wholly owned subsidiary of World Access, and for the issuance (the "Share Issuance") of shares of World Access common stock, par value $.01 per share (the "World Access Common Stock"), and, at the election of World Access, the payment of cash (subject to certain limitations) in exchange for shares of Telco Systems common stock in the Merger. At the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, par value $.01 per share, of Telco Systems (the "Telco Systems Common Stock") (together with the right to purchase one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share, of Telco Systems) (other than (i) shares owned by Telco Systems, World Access or Old World Access, which will be cancelled, and (ii) shares held by persons who have perfected their appraisal rights (if applicable) under
     Section 262 of the General Corporation Law of the State of Delaware) will be converted into and become exchangeable for that number of shares of World Access Common Stock (the "Exchange Ratio") equal to the quotient of $17.00 divided by the average of the last reported sales prices of one share of World Access Common Stock on The Nasdaq National Market during the period of the 20 most recent trading days ending three business days before the Effective Time (the "World Access Market Price") (unless the World Access Market Price exceeds $36.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into .4722 shares of World Access Common Stock, or unless the World Access Market Price is less than $29.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into .5862 shares of World Access Common Stock), provided that (i) the nominal value of the consideration to be received by holders of Telco Systems Common Stock will be no less than $12.00 per share (the "Minimum Nominal Value") and (ii) World Access may elect to pay cash in lieu of issuing shares of World Access Common Stock so long as such cash does not comprise more than 55% of the total consideration to be received by Telco Systems stockholders (based on the average of the high and low trading prices of World Access Common Stock on the day the Merger is consummated). Also at the Effective Time, each outstanding option to purchase Telco Systems Common Stock will be assumed by World Access and converted into an option to purchase shares of World Access Common Stock as adjusted to account for the Exchange Ratio and the Minimum Nominal Value;

          2. To approve an amendment to the World Access Certificate of Incorporation to increase the number of authorized shares of World Access Common Stock to 150,000,000;

          3. To adopt the World Access, Inc. 1998 Incentive Equity Plan;

          4. To ratify and approve Indemnification Agreements with the directors and certain officers of World Access; and

          5. To transact such other business as may properly come before the World Access Special Meeting or any adjournments or postponements thereof.

     The Merger and the Merger Agreement, as well as the other proposals identified above to be considered at the World Access Special Meeting, are more fully described in the accompanying Joint Proxy Statement/Prospectus.

     The Board of Directors has fixed the close of business on November 2, 1998 as the record date for determining stockholders entitled to vote at the World Access Special Meeting and any adjournments or postponements thereof. Accordingly, only stockholders of record on such date are entitled to notice of, and to vote at, the World Access Special Meeting and any adjournments or postponements thereof. A list of stockholders will be available for inspection at the offices of World Access located at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326 at least ten days prior to the World Access Special Meeting and will also be available for inspection at the World Access Special Meeting.

     THE BOARD OF DIRECTORS OF WORLD ACCESS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE SHARE ISSUANCE, AND FOR EACH OF THE OTHER PROPOSALS DESCRIBED ABOVE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Martin D. Kidder
                                          Secretary

November 10, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE WORLD ACCESS SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE WORLD ACCESS SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID, SELF-ADDRESSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE WORLD ACCESS SPECIAL MEETING. IF YOU ATTEND THE WORLD ACCESS SPECIAL MEETING IN PERSON, YOU MAY VOTE YOUR SHARES PERSONALLY ON ALL MATTERS EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY CARD.

                              TELCO SYSTEMS, INC.
                               63 NAHATAN STREET
                          NORWOOD, MASSACHUSETTS 02062

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the "Telco Systems Special Meeting") of Telco Systems, Inc. ("Telco Systems"), to be held at the principal offices of Telco Systems located at 63 Nahatan Street, Norwood, Massachusetts 02062, on November 30, 1998, at 10:00 a.m., local time.

     At the Telco Systems Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of June 4, 1998, as amended (as so amended, the "Merger Agreement"), among World Access, Inc. (formerly known as WAXS INC.), a Delaware corporation ("World Access"), WA Telcom Products Co., Inc. (formerly known as World Access, Inc.), a Delaware corporation and a direct wholly owned subsidiary of World Access, Telco Systems and Tail Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of World Access ("Merger Sub"), and the transactions contemplated thereby, including the merger of Telco Systems with and into Merger Sub (the "Merger") pursuant to the Merger Agreement.

     THE BOARD OF DIRECTORS OF TELCO SYSTEMS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS VOTING FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     Whether or not you plan to attend the Telco Systems Special Meeting in person, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Telco Systems Special Meeting. If you attend the Telco Systems Special Meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card. Your prompt cooperation will be greatly appreciated.

     This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read this document carefully. In addition, you may obtain information about Telco Systems and World Access from documents that we have filed with the Securities and Exchange Commission.

                                          Sincerely,

                                          William B. Smith
                                          President and Chief Executive Officer

November 10, 1998

                              TELCO SYSTEMS, INC.
                               63 NAHATAN STREET
                          NORWOOD, MASSACHUSETTS 02062

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 30, 1998

                             ---------------------

To the Stockholders of Telco Systems, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Telco Systems Special Meeting") of Telco Systems, Inc., a Delaware corporation ("Telco Systems"), will be held at the principal offices of Telco Systems located at 63 Nahatan Street, Norwood, Massachusetts 02062, on November 30, 1998, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of June 4, 1998, as amended (as so amended, the "Merger Agreement"), among World Access, Inc. (formerly known as WAXS INC.), a Delaware corporation ("World Access"), WA Telcom Products Co., Inc. (formerly known as World Access, Inc.), a Delaware corporation and a direct wholly owned subsidiary of World Access ("Old World Access"), Telco Systems and Tail Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of World Access ("Merger Sub"), which provides, among other things, for the merger of Telco Systems with and into Merger Sub (the "Merger") with Merger Sub (then to be known as "Telco Systems, Inc.") continuing as the surviving corporation and a direct wholly owned subsidiary of World Access, and for the issuance of shares of World Access common stock, par value $.01 per share ("World Access Common Stock"), and, at the election of World Access, the payment of cash (subject to certain limitations) in exchange for shares of Telco Systems common stock in the Merger. At the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, par value $.01 per share, of Telco Systems ("Telco Systems Common Stock") (together with the right to purchase one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share, of Telco Systems) (other than (i) shares owned by Telco Systems, World Access or Old World Access, which will be cancelled, and (ii) shares held by persons who have perfected their appraisal rights (if applicable) under
     Section 262 of the General Corporation Law of the State of Delaware) will be converted into and become exchangeable for that number of shares of World Access Common Stock (the "Exchange Ratio") equal to the quotient of $17.00 divided by the average of the last reported sales prices of one share of World Access Common Stock on The Nasdaq National Market during the period of the 20 most recent trading days ending three business days before the Effective Time (the "World Access Market Price") (unless the World Access Market Price exceeds $36.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into .4722 shares of World Access Common Stock, or unless the World Access Market Price is less than $29.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into .5862 shares of World Access Common Stock), provided that (i) the nominal value of the consideration to be received by holders of Telco Systems Common Stock will be no less than $12.00 per share (the "Minimum Nominal Value") and (ii) World Access may elect to pay cash in lieu of issuing shares of World Access Common Stock so long as such cash does not comprise more than 55% of the total consideration to be received by Telco Systems stockholders (based on the average of the high and low trading prices of the World Access Common Stock on the day the Merger is consummated). Also at the Effective Time, each outstanding option to purchase Telco Systems Common Stock will be assumed by World Access and converted into an option to purchase shares of World Access Common Stock as adjusted to account for the Exchange Ratio and the Minimum Nominal Value; and

          2. To transact such other business as may properly come before the Telco Systems Special Meeting or any adjournments or postponements thereof.

     The Merger and the Merger Agreement are more fully described in the accompanying Joint Proxy Statement/Prospectus.

     The Board of Directors has fixed the close of business on November 6, 1998 as the record date for determining stockholders entitled to vote at the Telco Systems Special Meeting and any adjournments or postponements thereof. Accordingly, only stockholders of record on such date are entitled to notice of, and to vote at, the Telco Systems Special Meeting and any adjournments or postponements thereof. A list of stockholders will be available for inspection at the offices of Telco Systems located at 63 Nahatan Street, Norwood, Massachusetts 02062 at least ten days prior to the Telco Systems Special Meeting and will also be available for inspection at the Telco Systems Special Meeting.

     THE BOARD OF DIRECTORS OF TELCO SYSTEMS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          William J. Stuart
                                          Secretary

November 10, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE TELCO SYSTEMS SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE TELCO SYSTEMS SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID, SELF-ADDRESSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE TELCO SYSTEMS SPECIAL MEETING. IF YOU ATTEND THE TELCO SYSTEMS SPECIAL MEETING IN PERSON, YOU MAY VOTE YOUR SHARES PERSONALLY ON ALL MATTERS EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY CARD.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     2
TRADEMARKS..................................................     3
SUMMARY.....................................................     4
  The Companies.............................................     4
     World Access...........................................     4
     Telco Systems..........................................     4
  Overview of the Merger....................................     5
  The World Access Special Meeting..........................     6
  The Telco Systems Special Meeting.........................     7
  Recommendation of the World Access Board of Directors.....     7
  Recommendation of the Telco Systems Board of Directors....     8
  Opinion of the World Access Financial Advisor.............     8
  Opinion of the Telco Systems Financial Advisor............     8
  The Merger................................................     8
     Effective Time of the Merger...........................     8
     Conditions to the Merger...............................     8
     Termination; Termination Fees..........................     9
     Regulatory Matters.....................................     9
     Appraisal Rights.......................................     9
     Interests of Certain Persons in the Merger.............     9
     Accounting Treatment...................................    10
     Federal Income Tax Consequences........................    10
     Exchange of Share Certificates.........................    10
     Operations Following the Merger........................    10
     Amendment to the Merger Agreement......................    10
     Recent World Access Developments.......................    11
MARKETS AND MARKET PRICES...................................    12
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.....    14
  World Access Selected Historical Financial Information....    14
  World Access Recent Financial Results.....................    16
  NACT Selected Historical Financial Information............    17
  Telco Systems Selected Historical Financial Information...    19
  Unaudited Selected Pro Forma Combined Financial
     Information............................................    21
COMPARATIVE PER SHARE DATA..................................    23
RISK FACTORS................................................    25
  Risk Factors Concerning the Merger........................    25
  Risk Factors Concerning World Access and Telco Systems....    25
  Risk Factors Concerning World Access......................    28
  Risk Factors Concerning Telco Systems.....................    31
THE SPECIAL MEETINGS........................................    33
  The World Access Special Meeting..........................    33
  The Telco Systems Special Meeting.........................    34
  Proxies...................................................    35
THE MERGER..................................................    37
  General...................................................    37
  Conversion of Telco Systems Common Stock..................    37
  Background of the Merger..................................    38
  World Access Reasons for the Merger; Recommendation of the
     World Access Board of Directors........................    41
  Telco Systems Reasons for the Merger; Recommendation of
     the Telco Systems Board of Directors...................    42

                                                              PAGE
                                                              ----
  Opinion of World Access' Financial Advisor................    44
  Opinion of Telco Systems' Financial Advisor...............    49
  Federal Income Tax Consequences...........................    55
  Limitations on Resales by Affiliates......................    57
  Accounting Treatment......................................    57
  Interests of Certain Persons in the Merger................    57
  Regulatory Matters........................................    60
  Operations Following the Merger...........................    60
  Appraisal Rights..........................................    60
  Exchange of Shares........................................    63
THE MERGER AGREEMENT........................................    65
  Effective Time............................................    65
  Corporate Matters.........................................    65
  Conversion of Securities..................................    65
  Options to Purchase Telco Systems Common Stock............    65
  Representations and Warranties............................    66
  Conduct of Business Pending the Merger....................    66
  Notices of Certain Events.................................    67
  Access to Information; Confidentiality....................    67
  No Solicitation of Transactions...........................    67
  Plan of Reorganization....................................    68
  Further Action; Consents; Filings.........................    68
  Nasdaq Listing............................................    69
  Conditions to the Merger..................................    69
  Termination...............................................    69
  Termination Fees and Expenses.............................    70
  Amendment and Waiver......................................    70
THE STOCKHOLDERS PROXY AGREEMENT............................    72
WORLD ACCESS................................................    73
  Business..................................................    73
  Properties................................................    79
  Legal Proceedings.........................................    80
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations of World Access....    81
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations of NACT............    97
  Directors and Executive Officers..........................   105
  Executive Compensation....................................   107
  Certain Relationships and Related Transactions............   111
PRINCIPAL STOCKHOLDERS OF WORLD ACCESS......................   112
TELCO SYSTEMS...............................................   114
  Business..................................................   114
  Properties................................................   118
  Legal Proceedings.........................................   119
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   120
PRINCIPAL STOCKHOLDERS OF TELCO SYSTEMS.....................   126
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........   128
DESCRIPTION OF WORLD ACCESS CAPITAL STOCK...................   153
  General...................................................   153
  World Access Common Stock.................................   153
  World Access Preferred Stock..............................   153
  Delaware Business Combination Statute.....................   154
  Liability of Directors....................................   154
  Transfer Agent............................................   154

                                                              PAGE
                                                              ----
COMPARISON OF STOCKHOLDER RIGHTS............................   155
  Authorized Capital........................................   155
  Board of Directors........................................   156
  Committees of the Board of Directors......................   156
  Newly Created Directorships and Vacancies.................   156
  Removal of Directors......................................   156
  Officers..................................................   156
  Special Meetings of Stockholders..........................   157
  Quorum at Stockholder Meetings............................   157
  Stockholder Action by Written Consent.....................   157
  Advance Notice of Stockholder-Proposed Business at Annual
     Meetings...............................................   157
  Amendment of Governing Documents..........................   157
  Fair Price Provisions.....................................   158
  Rights Agreement..........................................   159
ADDITIONAL MATTERS SUBMITTED TO A VOTE OF WORLD ACCESS
  STOCKHOLDERS..............................................   160
  Additional Proposal No. 1 -- Proposal to amend the
     Certificate of Incorporation of World Access to
     Increase the Number of Authorized Shares of World
     Access Common Stock to 150,000,000.....................   160
  Additional Proposal No. 2 -- Proposal to adopt the World
     Access, Inc. 1998 Incentive Equity Plan................   161
  Additional Proposal No. 3 -- Proposal to ratify and
     approve Indemnification Agreements with the Directors
     and Certain Officers of World Access...................   165
OTHER MATTERS...............................................   170
EXPERTS.....................................................   170
LEGAL MATTERS...............................................   171
STOCKHOLDER PROPOSALS.......................................   171
INDEX TO FINANCIAL STATEMENTS...............................   F-1

  APPENDIX A:   Agreement and Plan of Merger and
                Reorganization, as amended by the First
                Amendment thereto...........................   A-1
  APPENDIX B:   Opinion of The Robinson-Humphrey Company,
                LLC.........................................   B-1
  APPENDIX B-1: Confirmation of Opinion of The
                Robinson-Humphrey Company, LLC..............   B-3
  APPENDIX C:   Opinion of Broadview International LLC......   C-1
  APPENDIX D:   Stockholders Proxy Agreement................   D-1
  APPENDIX E:   Section 262 of the DGCL.....................   E-1
  APPENDIX F:   Certificate of Amendment to Certificate of
                Incorporation of World Access, Inc..........   F-1
  APPENDIX G:   World Access, Inc. 1998 Incentive Equity
                Plan........................................   G-1
  APPENDIX H:   Form of Indemnification Agreement...........   H-1

                               WORLD ACCESS, INC.
                                      AND

                              TELCO SYSTEMS, INC.

                             JOINT PROXY STATEMENT
                             ---------------------
                               WORLD ACCESS, INC.
                                   PROSPECTUS
                             ---------------------
    This Joint Proxy Statement/Prospectus is being furnished to stockholders of World Access, Inc., a Delaware corporation ("World Access"), in connection with the solicitation of proxies by the board of directors of World Access for use at the special meeting of stockholders (the "World Access Special Meeting") of World Access to be held at the principal offices of World Access located at 945
E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, on November 30, 1998, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders of World Access.

    This Joint Proxy Statement/Prospectus is also being furnished to stockholders of Telco Systems, Inc., a Delaware corporation ("Telco Systems"), in connection with the solicitation of proxies by the board of directors of Telco Systems for use at the special meeting of stockholders of Telco Systems (the "Telco Systems Special Meeting") to be held at the principal offices of Telco Systems located at 63 Nahatan Street, Norwood, Massachusetts 02062, on November 30, 1998 at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders of Telco Systems.

    This Joint Proxy Statement/Prospectus also constitutes a prospectus of World Access with respect to shares of common stock, par value $.01 per share, of World Access (the "World Access Common Stock") to be issued in connection with the merger (the "Merger") of Telco Systems with and into Tail Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of World Access ("Merger Sub"), with Merger Sub (then to be known as "Telco Systems, Inc.") continuing as the surviving corporation and a direct wholly owned subsidiary of World Access, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 4, 1998, as amended (as so amended, the "Merger Agreement"), among Telco Systems, World Access (formerly known as WAXS INC.), Merger Sub and WA Telcom Products Co., Inc. (formerly known as World Access, Inc., "Old World Access"). At the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, par value $.01 per share, of Telco Systems (the "Telco Systems Common Stock") (together with the associated right to purchase one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share, of Telco Systems (the "Associated Rights")) (other than (i) shares owned by Telco Systems, World Access or Old World Access, which will be cancelled, and (ii) shares held by persons who have perfected their appraisal rights (if applicable) under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be converted into and become exchangeable for that number of shares of World Access Common Stock equal to (the "Exchange Ratio") the quotient of $17.00 divided by the average of the last reported sale prices of one share of World Access Common Stock on The Nasdaq National Market ("Nasdaq") during the period of the 20 most recent trading days ending three business days before the Effective Time (the "World Access Market Price") (unless the World Access Market Price exceeds $36.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into .4722 shares of World Access Common Stock, or unless the World Access Market Price is less than $29.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into .5862 shares of World Access Common Stock), provided that (i) the nominal value of the consideration to be received by holders of Telco Systems Common Stock will be no less than $12.00 per share (the "Minimum Nominal Value") and (ii) World Access may elect to pay cash in lieu of issuing shares of World Access Common Stock so long as such cash does not comprise more than 55% of the total consideration to be received by Telco Systems stockholders (based on the average of the high and low trading prices of the World Access Common Stock on the day the Merger is consummated). If World Access elects to pay cash in the Merger in lieu of issuing shares of World Access Common Stock, then each share of Telco Systems Common Stock will be exchanged for a pro rata portion of (i) the aggregate amount of cash that World Access elects to pay (subject to the 55% limitation described above) (the "Aggregate Cash Pool") and (ii) the aggregate number of shares of World Access Common Stock to be issued in the Merger, which will be equal to the number of shares of World Access Common Stock that would have been issued in the Merger had World Access not elected to include cash in the merger consideration less that number of such shares having a value (based upon the World Access Market Price) equal to the Aggregate Cash Pool. The consideration to be received by the Telco Systems stockholders under the Merger Agreement is referred to herein as the "Merger Consideration". World Access will determine and publicly announce what portion (if any) of the Merger Consideration it will pay in cash on the third business day prior to the Effective Time. Also at the Effective Time, each outstanding option to purchase Telco Systems Common Stock will be assumed by World Access and converted into an option to purchase shares of World Access Common Stock as adjusted to account for the Exchange Ratio and the Minimum Nominal Value.

                                                        (Continued on next page)

                             ---------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 25 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY STOCKHOLDERS OF WORLD ACCESS AND TELCO SYSTEMS.
                             ---------------------
    THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

    The date of this Joint Proxy Statement/Prospectus is November 10, 1998.

(Continued from previous page)

     The proposed Merger is contingent upon, among other things, the approval of the holders of the requisite number of shares of World Access Common Stock and Telco Systems Common Stock, all as described in this Joint Proxy Statement/Prospectus. The Merger will be consummated as soon as practicable after such approvals are obtained and the other conditions to the Merger are satisfied or waived.

     On October 28, 1998, World Access consummated its previously announced holding company reorganization pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of February 24, 1998, as amended, by and between World Access (formerly known as WAXS Inc.), Old World Access (formerly known as World Access, Inc.), NACT Telecommunications, Inc., a Delaware corporation ("NACT"), and certain other parties (the "Holding Company Reorganization"). In accordance with Delaware law, no action or vote by the Old World Access stockholders was necessary to consummate the Holding Company Reorganization. As a consequence of the Holding Company Reorganization, the Old World Access stockholders became stockholders of World Access and Old World Access, which was renamed "WA Telcom Products Co., Inc.", became a direct wholly owned subsidiary of World Access. As such, World Access is the successor to Old World Access and NACT. All references herein to World Access shall mean World Access, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

     Upon consummation of the Merger (assuming that none of the Merger Consideration will be paid in cash), the stockholders of World Access as of the World Access Record Date (as defined elsewhere herein) will own approximately 78.6% of the then-outstanding shares of World Access Common Stock and the stockholders of Telco Systems as of the Telco Systems Record Date (as defined elsewhere herein) will own approximately 21.4% (or 10.9% if 55% of the Merger Consideration is paid in cash) of the then-outstanding shares of World Access Common Stock. Upon consummation of the Resurgens Transaction (as defined elsewhere herein), stockholders of World Access as of the World Access Record Date will own approximately 58.5%, the stockholders of Telco Systems as of the Telco Systems Record Date will own approximately 15.9% (or 7.9% if 55% of the Merger Consideration is paid in cash) and the recipients of World Access Common Stock in the Resurgens Transaction will own approximately 25.6% of the then-outstanding shares of World Access Common Stock.

     On November 9, 1998, the last reported sale prices on Nasdaq of the World Access Common Stock and the Telco Systems Common Stock were $23 7/8 and $13 3/8, respectively, and on June 3, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sale prices on Nasdaq of the World Access Common Stock and the Telco Systems Common Stock were $29 3/4 and $9 9/16, respectively. On October 12, 1998, the last full trading day prior to the public announcement of the companies' agreement in principle to amend the Merger Agreement to provide for, among other things, the Minimum Nominal Value to be received by the holders of Telco Systems Common Stock in the Merger, the last reported sale prices on Nasdaq of the World Access Common Stock and the Telco Systems Common Stock were $13 5/8 and $6 3/8, respectively. If the World Access Market Price is less than $20.47 per share, then World Access will be obligated to issue additional shares of World Access Common Stock or pay additional cash amounts to the Telco Systems stockholders to ensure that they receive Merger Consideration having the Minimum Nominal Value. No assurance can be given as to the market price of World Access Common Stock if and when the Merger is consummated. Telco Systems stockholders are urged to obtain current market quotations for World Access Common Stock.

     Under the DGCL, holders of Telco Systems Common Stock will not be entitled to dissenting stockholders' appraisal rights in connection with the Merger unless World Access elects to include cash as a portion of the Merger Consideration. In order to preserve such rights, Telco Systems stockholders must take action prior to the Telco Systems Special Meeting. See "The
Merger -- Appraisal Rights."

     Following determination of the World Access Market Price and the portion of the Merger Consideration that World Access has elected to pay in cash, which will occur after the close of trading on the third business day prior to the Effective Time, holders of Telco Systems Common Stock can obtain the World Access Market Price, the approximate number of shares of World Access Common Stock and the approximate amount of cash into which each share of Telco Systems Common Stock will be converted in the Merger (subject to the 55% limitation described above) by contacting either Georgeson & Company Inc. at (800) 223-2064 (toll free) or Corporate Investor Communications, Inc. at (800) 346-7885 (toll free) (the "Information Agents"). This information also will be posted on the world wide web sites of each of World Access (http://www.waxs.com) and Telco Systems (http://www.telco.com). Proxies and revocation of proxies may be delivered at any time prior to the taking of the vote at the special meeting to which such proxy relates.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of World Access and Telco Systems on or about November 10, 1998.

                             AVAILABLE INFORMATION

     World Access and Telco Systems are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, World Access and Telco Systems are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Electronic filings are publicly available on the Commission's World Wide Web site within 24 hours of acceptance. The address of such site is http://www.sec.gov. Please call the Commission at 1-800-SEC-0330 for further information. The World Access Common Stock and the Telco Systems Common Stock are each quoted on Nasdaq. Reports, proxy and information statements and other information filed by World Access and Telco Systems with Nasdaq may also be inspected at the offices of the National Association Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     World Access has filed with the Commission a registration statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued by World Access to holders of Telco Systems Common Stock. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Certain financial information relating to Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("RCG") and Cherry Communications U.K. Limited ("Cherry U.K." and, together with RCG, "Resurgens") has been obtained from Resurgens and is included herein by World Access to comply with certain accounting rules and financial information requirements promulgated by the Commission. Although World Access has entered into definitive agreements to acquire Resurgens pursuant to which each of RCG and Cherry U.K. will become a wholly owned subsidiary of World Access, World Access does not presently control Resurgens.

     Subject to the foregoing, all information contained in this Joint Proxy Statement/Prospectus concerning Telco Systems has been supplied by Telco Systems and all other information has been supplied by World Access. References to World Access and Telco Systems in this Joint Proxy Statement/Prospectus mean the respective corporations and their respective consolidated subsidiaries, except as the context may otherwise indicate.

     Questions and requests for assistance or additional copies of this Joint Proxy Statement/Prospectus may be directed as follows:

         TELCO SYSTEMS STOCKHOLDERS:                    WORLD ACCESS STOCKHOLDERS:
   Corporate Investor Communications, Inc.               Georgeson & Company Inc.
              111 Commerce Road                              Wall Street Plaza
         Carlstadt, New Jersey 07072                     New York, New York 10005
               (800) 346-7885                                 (800) 223-2064
         (201) 804-8017 (facsimile)                     (212) 440-9955 (facsimile)

     The Information Agents will also be available to receive by facsimile proxies and revocations of proxies from holders of World Access Common Stock and Telco Systems Common Stock.
                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING AND THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WORLD ACCESS, OLD WORLD ACCESS, MERGER SUB OR TELCO SYSTEMS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF ANY OF WORLD ACCESS OR TELCO SYSTEMS SINCE THE DATE HEREOF.
                             ---------------------

                                   TRADEMARKS

     This Joint Proxy Statement/Prospectus contains trademarks of World Access and Telco Systems, as well as trademarks of other companies.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus. This summary is not, and is not intended to be, a complete description of the matters covered in this Joint Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the appendices hereto. Stockholders of World Access and Telco Systems are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the appendices hereto.

     Other than statements of historical fact, statements contained in this Joint Proxy Statement/Prospectus, including statements as to the benefits expected to be realized as a result of the Merger and as to future financial performance, and the analyses performed by the financial advisors to World Access and Telco Systems, constitute forward-looking statements. Holders of Telco Systems Common Stock and World Access Common Stock are cautioned not to place undue reliance on the forward-looking statements contained in this Joint Proxy Statement/Prospectus, which speak only as of the date hereof. Neither World Access nor Telco Systems undertakes any obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. See "The Merger -- World Access Reasons for the Merger; Recommendation of the World Access Board of Directors," "-- Telco Systems Reasons for the Merger; Recommendation of the Telco Systems Board of Directors," "-- Opinion of World Access' Financial Advisor," "-- Opinion of Telco Systems' Financial Advisor," "World Access," and "Telco Systems." There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in this Joint Proxy Statement/Prospectus under "Risk Factors."

THE COMPANIES

  World Access

     World Access develops, manufactures and markets wireline and wireless switching, transport and access products for the telecommunications markets. World Access products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. World Access offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. The products offered by World Access include those manufactured by World Access, as well as those manufactured by other telecommunications equipment companies. To support and complement its product sales, World Access also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services. The principal office of World Access is located at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, and the telephone number at this address is (404) 231-2025.

  Telco Systems

     Telco Systems is a manufacturer of three major product lines, focused on providing integrated access for network services: broadband transmission products, network access products and bandwidth optimization products. Telco Systems' products are deployed at the edge of the service providers' networks to provide organizations with flexible, cost-effective means of transmitting voice, data, video and image traffic over public or private networks. These products are used in a wide variety of applications by network service providers, such as long distance carriers, regional bell operating companies, independent and competitive local access providers, as well as government agencies, electric utilities, wireless service operators and major corporations. Telco Systems' products perform functions that range from basic signaling and multiplexing of DSO (64kbps) low speed data and voice traffic to digital fiber optic transmission of high-speed, high capacity services over SONET OC-3 (155 Mbps) networks. The principal office of Telco Systems is located at 63 Nahatan Street, Norwood, Massachusetts 02062, and the telephone number at this address is (781) 551-0300.

OVERVIEW OF THE MERGER

     In the Merger, Telco Systems will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the "Surviving Corporation") and a direct wholly owned subsidiary of World Access, and the holders of Telco Systems Common Stock will be entitled to receive the Merger Consideration. At the Effective Time, each outstanding share of Telco Systems Common Stock (together with the Associated Right) (other than (i) shares owned by Telco Systems, World Access or Old World Access, which will be cancelled, and (ii) shares held by persons who have perfected their appraisal rights (if applicable) under Section 262 of the DGCL) will be converted into and become exchangeable for that number of shares of World Access Common Stock equal to the quotient of $17.00 divided by the World Access Market Price (unless the World Access Market Price exceeds $36.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into .4722 shares of World Access Common Stock, or unless the World Access Market Price is less than $29.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into .5862 shares of World Access Common Stock), provided that (i) the nominal value of the consideration to be received by holders of Telco Systems Common Stock is no less than the Minimum Nominal Value and (ii) World Access may elect to pay cash in lieu of issuing shares of World Access Common Stock so long as such cash does not comprise more than 55% of the Merger Consideration (based on the average of the high and low trading prices of the World Access Common Stock on the day the Merger is consummated). If World Access elects to pay cash in the Merger in lieu of issuing shares of World Access Common Stock, then each share of Telco Systems Common Stock will be exchanged for a pro rata portion of
(i) the Aggregate Cash Pool (which is subject to the 55% limitation described above) and (ii) the aggregate number of shares of World Access Common Stock to be issued in the Merger, which will be equal to the number of shares of World Access Common Stock that would have been issued in the Merger had World Access not elected to include cash in the Merger Consideration less that number of such shares having a value (based upon the World Access Market Price) equal to the Aggregate Cash Pool. World Access will determine and publicly announce what portion (if any) of the Merger Consideration it will pay in cash following the close of trading on the third business day prior to the Effective Time. Also at the Effective Time, each outstanding option to purchase Telco Systems Common Stock will be assumed by World Access and converted into an option to purchase shares of World Access Common Stock as adjusted to account for the Exchange Ratio and the Minimum Nominal Value. See "The Merger" and "The Merger Agreement."

     The following table sets forth the number of shares of World Access Common Stock into which each share of Telco Systems Common Stock would be converted upon consummation of the Merger at each of the hypothetical World Access Market Prices set forth below assuming that none of the Merger Consideration is paid in cash.

                                                           SHARES OF WORLD
                                                         ACCESS COMMON STOCK
                                                          PER SHARE OF TELCO
                    WORLD ACCESS                            SYSTEMS COMMON
                    MARKET PRICE                                STOCK
                    ------------                        ----------------------
  $17.00............................................            .7059
   20.00............................................            .6000*
   20.47............................................            .5862**
   29.00............................................            .5862**
   30.00............................................            .5667
   33.00............................................            .5152
   36.00............................................            .4722***

---------------

  * If the World Access Market Price is below $20.47 per share, then the Exchange Ratio will be adjusted to provide Telco Systems stockholders with the Minimum Nominal Value.
 ** If the World Access Market Price is below $29.00 but equal to or above
    $20.47 per share, then the Exchange Ratio would be fixed at .5862.
*** If the World Access Market Price is above $36.00 per share, then the Exchange Ratio would be fixed at .4722.

THE WORLD ACCESS SPECIAL MEETING

     Date and Place of the Meeting. The World Access Special Meeting will be held at the principal offices of World Access located at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, on November 30, 1998, at 10:00 a.m., local time.

     Stockholders Entitled to Vote. The record date for determination of holders of World Access Common Stock entitled to vote at the World Access Special Meeting is November 2, 1998 (the "World Access Record Date"). As of the close of business on the World Access Record Date, 25,675,253 shares of World Access Common Stock were outstanding, held by approximately 312 holders of record. Only holders of record of World Access Common Stock as of the close of business on the World Access Record Date are entitled to notice of and to vote at the World Access Special Meeting and any adjournments or postponements thereof.

     Purpose of the Meeting. The purpose of the World Access Special Meeting is to consider and vote upon proposals: (i) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance; (ii) to approve an amendment to the Certificate of Incorporation of World Access (the "World Access Certificate") to increase the number of authorized shares of World Access Common Stock to 150,000,000; (iii) to adopt the World Access, Inc. 1998 Incentive Equity Plan (the "Incentive Equity Plan"); (iv) to ratify and approve Indemnification Agreements (the Indemnification Agreements") with the directors and certain officers of World Access; and (v) to transact such other business as may properly come before the World Access Special Meeting or any adjournments or postponements thereof.

     Vote Required. The presence, in person or by proxy, of a majority of the aggregate number of shares of World Access Common Stock outstanding and entitled to vote on the World Access Record Date is necessary to constitute a quorum at the World Access Special Meeting. The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, the adoption of the Incentive Equity Plan and the ratification and approval of the Indemnification Agreements will require the affirmative vote of a majority of the shares of World Access Common Stock present in person or represented by properly executed proxy at the World Access Special Meeting. The approval of the amendment to the World Access Certificate will require the affirmative vote of a majority of the outstanding shares of World Access Common Stock. See "The Special Meetings -- The World Access Special Meeting -- Voting; Vote Required."

     Shares of World Access Common Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the World Access Special Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the World Access Common Stock present in person or represented by proxy at the World Access Special Meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Joint Proxy Statement/Prospectus, other than with respect to the approval of the amendment to the World Access Certificate, will therefore not be considered votes cast and, accordingly, will not affect the determination as to whether a majority of votes cast has been obtained with respect to such matters. Because approval of the amendment to the World Access Certificate will require the affirmative vote of a majority of the outstanding shares of World Access Common Stock, broker non-votes with respect to such proposal will have the same effect as a negative vote.

     Security Ownership by Management. As of the close of business on the World Access Record Date, directors and executive officers of World Access and their respective affiliates may be deemed to be the beneficial owners of shares of World Access Common Stock representing approximately 5.8% of the outstanding voting power of World Access. Each of the directors and executive officers of World Access has indicated that such person intends to vote or direct the vote of all the shares of World Access Common Stock over which such person has voting control in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and in favor of all of the other proposals described herein.

THE TELCO SYSTEMS SPECIAL MEETING

     Date and Place of the Meeting. The Telco Systems Special Meeting will be held at the principal offices of Telco Systems located at 63 Nahatan Street, Norwood, Massachusetts 02062 on November 30, 1998, at 10:00 a.m., local time.

     Stockholders Entitled to Vote. The record date for determination of holders of Telco Systems Common Stock entitled to vote at the Telco Systems Special Meeting is November 6, 1998 (the "Telco Systems Record Date"). As of the close of business on the Telco Systems Record Date, 11,942,598 shares of Telco Systems Common Stock were outstanding, held by approximately 379 holders of record. Only holders of record of Telco Systems Common Stock as of the close of business on the Telco Systems Record Date are entitled to notice of and to vote at the Telco Systems Special Meeting and any adjournments or postponements thereof.

     Purpose of the Meeting. The purpose of the Telco Systems Special Meeting is to consider and vote upon proposals: (i) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger; and
(ii) to transact such other business as may properly come before the Telco Systems Special Meeting or any adjournments or postponements thereof.

     Vote Required. The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, will require the affirmative vote of a majority of the outstanding shares of Telco Systems Common Stock. See "The Special Meetings -- The Telco Systems Special Meeting -- Voting; Vote Required."

     Shares of Telco Systems Common Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the Telco Systems Special Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the Telco Systems Common Stock present in person at the Telco Systems Special Meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Abstentions and broker non-votes will have the same effect as a vote against the approval of the Merger Agreement, which approval will require the affirmative vote of a majority of the outstanding shares of Telco Systems Common Stock.

     Security Ownership by Certain Beneficial Owners and Management. As of the close of business on the Telco Systems Record Date, directors and executive officers of Telco Systems and their respective affiliates may be deemed to be the beneficial owners of shares of Telco Systems Common Stock representing less than 1% of the outstanding voting power of Telco Systems. Each of the directors and executive officers of Telco Systems has indicated that such person intends to vote or direct the vote of all the shares of Telco Systems Common Stock over which such person has voting control in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. In addition, concurrently with the execution of the Merger Agreement, World Access and the owners as of such date of approximately 8% of the outstanding Telco Systems Common Stock (each a "Stockholder") entered into a Stockholders Proxy Agreement pursuant to which each Stockholder granted to World Access the right to vote all voting securities of Telco Systems held by such Stockholder in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. See "The Stockholders Proxy Agreement."

RECOMMENDATION OF THE WORLD ACCESS BOARD OF DIRECTORS

     The board of directors of World Access has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and unanimously recommends that the stockholders of World Access vote FOR: (i) the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the Share Issuance; (ii) the approval of the amendment to the World Access Certificate to increase the number of authorized shares of World Access Common Stock to 150,000,000; (iii) the adoption of the Incentive Equity Plan; and (iv) the ratification and approval of the Indemnification Agreements. See "The Merger -- World Access Reasons for the Merger; Recommendation of the World Access Board of Directors."

RECOMMENDATION OF THE TELCO SYSTEMS BOARD OF DIRECTORS

     The board of directors of Telco Systems has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that the stockholders of Telco Systems vote FOR the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. See "The Merger -- Telco Systems Reasons for the Merger; Recommendation of the Telco Systems Board of Directors."

OPINION OF THE WORLD ACCESS FINANCIAL ADVISOR

     In making its recommendation with respect to the Merger, the board of directors of World Access considered, among other things, the written opinion, dated October 16, 1998, and confirmed in writing on October 27, 1998, of The Robinson-Humphrey Company, LLC ("Robinson-Humphrey"), World Access' financial advisor, to the effect that, based upon and subject to the various assumptions and considerations set forth in such updated opinion, as of October 16, 1998, the consideration to be paid by World Access in the Merger was fair, from a financial point of view, to World Access. A copy of such opinion is attached to this Joint Proxy Statement/Prospectus as Appendix B, and a copy of the confirmation thereof is attached to this Joint Proxy Statement/Prospectus as Appendix B-1. Robinson-Humphrey's opinion, which sets forth the assumptions made, procedures followed and matters considered by Robinson-Humphrey, and the scope of Robinson-Humphrey's review, should be read carefully in its entirety. See "The Merger -- Opinion of World Access' Financial Advisor."

OPINION OF THE TELCO SYSTEMS FINANCIAL ADVISOR

     In making its recommendation with respect to the Merger, the board of directors of Telco Systems considered, among other things, the written opinion, dated October 26, 1998, of Broadview International LLC (formerly known as Broadview Associates LLC, "Broadview"), Telco Systems' financial advisor, to the effect that, as of October 26, 1998 and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Telco Systems Common Stock. A copy of such opinion is attached to this Joint Proxy Statement/Prospectus as Appendix C. Broadview's opinion, which sets forth the assumptions made, procedures followed and matters considered by Broadview, and the scope of Broadview's review, should be read carefully in its entirety. See "The Merger -- Opinion of Telco Systems' Financial Advisor."

THE MERGER

  Effective Time of the Merger

     As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file a certificate of merger with the Secretary of State of the State of Delaware. The Merger will become effective upon such filing. See "The Merger
Agreement -- Effective Time."

  Conditions to the Merger

     Consummation of the Merger is subject to the satisfaction of certain conditions, including (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the requisite vote of the stockholders of Telco Systems; (ii) the approval of the Share Issuance by the requisite vote of the stockholders of World Access; (iii) the absence of any restrictive court orders or any other legal restraints or prohibitions preventing or making illegal the consummation of the Merger; (iv) the waiting period under the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act"), having expired or been terminated; (v) the continuing accuracy of the representations and warranties made in the Merger Agreement at and as of the Effective Time; (vi) the receipt by World Access and Telco Systems of opinions of counsel as to the tax-free nature of the Merger for federal income tax purposes (except for cash in lieu of fractional shares and except to the extent that Telco Systems stockholders receive cash if World Access elects to pay a portion of the Merger Consideration in cash); and (vii) the inclusion, subject to notice of issuance, in Nasdaq of the World Access Common Stock to be issued in the Merger. The consummation of the Merger is also subject to the World Access stockholders approving an increase in the number of authorized shares of World Access Common Stock to 150,000,000 shares. See "The Merger Agreement -- Conditions to the Merger" and "Additional Matters Submitted to a Vote of World Access Stockholders -- Additional Proposal No. 1 -- Proposal to amend Certificate of Incorporation of World Access to Increase the Number of Authorized Shares of World Access Common Stock to 150,000,000."

  Termination; Termination Fees

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the adoption and approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of World Access and the stockholders of Telco Systems, by mutual consent, if a governmental order prevents consummation, if the Effective Time does not occur on or before December 31, 1998, by World Access if Telco Systems withdraws, modifies or changes its recommendation of the Merger in a manner adverse to World Access, by Telco Systems if World Access withdraws, modifies or changes its recommendation of the Merger in a manner adverse to Telco Systems, if the vote at either special meeting is resolved adverse to the Merger, if any material uncured breach of the Merger Agreement occurs, by World Access if the board of directors of Telco Systems recommend to the stockholders a Competing Transaction or if the board of directors of Telco Systems fails to recommend against a tender offer for 15% or more of outstanding Telco Systems capital stock, by Telco Systems if the board of directors of Telco Systems determines in good faith, after consultation with outside counsel, that it is highly probable that by failing to accept a Superior Proposal it would be violating its fiduciary duties to the stockholders of Telco Systems or by World Access if the World Access Market Price is less than $12.00 per share. However, in the event of certain terminations of the Merger Agreement, Telco Systems or World Access (as the case may be) would be required to pay to the other a termination fee of $5,500,000 or, in certain circumstances, $2,000,000, plus all of the other party's reasonable expenses not to exceed $1,000,000. In the event that World Access terminates the Merger Agreement because the World Access Market Price is less than $12.00 per share, Telco Systems would be required to pay to World Access a termination fee of $1,000,000. See "The Merger Agreement -- Termination" and "-- Termination Fees and Expenses".

  Regulatory Matters

     Under the HSR Act, and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Justice Department (the "Antitrust Division") and specified waiting period requirements have been satisfied. The waiting period applicable to the Merger under the HSR Act was terminated by the FTC on August 28, 1998. See "The Merger -- Regulatory Matters."

  Appraisal Rights

     Holders of World Access Common Stock are not entitled to appraisal rights in connection with the Merger. Under Delaware law, if World Access pays a portion of the Merger Consideration in cash, then a Telco Systems stockholder would be entitled to certain appraisal rights if such stockholder complied with certain requirements of Delaware law. See "The Merger -- Appraisal Rights."

  Interests of Certain Persons in the Merger

     A number of directors and officers of Telco Systems have interests in the merger as employees and/or directors that are different from, or in addition to, those of the Telco Systems stockholders generally. Certain officers of Telco Systems will become officers of the Surviving Corporation. Agreements exist between Telco Systems and certain of its executive officers that would entitle them to cash severance payments as a result of a termination of their employment following the Merger. Certain of these executive officers have agreed to provisionally waive their rights to such severance payments in exchange for a grant of World Access stock options. In addition, if the Merger is completed, options to purchase Telco Systems Common Stock held by officers, directors and employees of Telco Systems will automatically be converted into options to acquire shares of World Access Common Stock adjusted to account for the Exchange Ratio and the Minimum Nominal Value. Certain indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Telco Systems will be continued by World Access. The Telco Systems board of directors was aware of these interests when it approved the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

  Accounting Treatment

     The Merger will be accounted for by World Access under the purchase method of accounting for business combinations. See "The Merger -- Accounting Treatment."

  Federal Income Tax Consequences

     The Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, holders of Telco Systems Common Stock will not recognize gain or loss for federal income tax purposes by reason of the conversion of Telco Systems Common Stock into World Access Common Stock, except in respect of cash received in lieu of fractional shares, and gain will be recognized by Telco Systems stockholders to the extent cash is received through World Access' election to pay a portion of the Merger Consideration in cash. It is a condition to the obligation of World Access and Telco Systems to consummate the Merger that they shall each have received opinions from their respective tax counsel, which opinions shall not have been withdrawn or modified in any material respect, to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Code and that each of World Access, Merger Sub and Telco Systems will be a party to the reorganization within the meaning of Section 368(b) of the Code. The Merger will not have any tax consequences to World Access stockholders. See "The
Merger -- Federal Income Tax Consequences."

  Exchange of Share Certificates

     If the Merger becomes effective, World Access will mail a letter of transmittal with instructions to all holders of record of Telco Systems Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange for the Merger Consideration and a cash payment in lieu of fractional shares. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "The Merger -- Exchange of Shares."

  Operations Following the Merger

     Following the Merger, the Surviving Corporation initially will be managed by the operating management of Telco Systems and will become the Transport and Access Systems Group of World Access. Promptly following the Merger, World Access intends to integrate the operations of its current Transport and Access Systems Group into, and under the supervision of, the Surviving Corporation. The Surviving Corporation will otherwise continue the operations of Telco Systems substantially as such operations were conducted prior to the Merger. See "The Merger -- Operations Following the Merger."

  Amendment to the Merger Agreement

     On October 13, 1998, World Access and Telco Systems announced that they had agreed in principle to amend the Merger Agreement to, among other things, establish the Minimum Nominal Value of $12.00 to be received by the holders of Telco Systems Common Stock in the Merger and to provide World Access with an option to pay a portion of the Merger Consideration in cash (subject to certain limitations). On October 27,

1998, the companies executed the First Amendment to the Merger Agreement to implement their agreement in principle (the "First Amendment").

  Recent World Access Developments

     On May 12, 1998, Old World Access announced that it had entered into (i) an Agreement and Plan of Merger and Reorganization (the "Resurgens Merger Agreement") with RCG, which is currently operating as a debtor in possession under Chapter 11 of the Bankruptcy Code, pursuant to which World Access agreed to acquire RCG in a merger transaction (the "RCG Merger"); and (ii) a Share Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") with the sole shareholder (the "Shareholder") of Cherry U.K., pursuant to which World Access agreed to acquire Cherry U.K. in a share exchange transaction (the "Cherry Exchange").

     In connection with the RCG Merger, the creditors of RCG will receive an aggregate of 9,375,000 shares of World Access Common Stock. Of the shares of World Access Common Stock to be issued to the RCG creditors, one third will be issued to the RCG creditors upon consummation of the RCG Merger and two-thirds will be held in escrow and released to the RCG creditors over the two year period following the consummation of the RCG Merger subject to the attainment of certain performance criteria for Resurgens.

     In connection with the Cherry Exchange, the Shareholder will receive an aggregate of 1,875,000 shares of World Access Common Stock, of which one-third will be issued to the Shareholder upon consummation of the Exchange and the remaining two-thirds will be issued and held in escrow and released to the Shareholder over the two year period following the consummation of the Cherry Exchange subject to the attainment of certain performance criteria for Resurgens. The Exchange Agreement provides, however, that the number of shares of World Access Common Stock to be received by the Shareholder will be reduced to the extent that World Access is required to convert options to acquire shares of Cherry U.K. capital stock, which options may only be granted with the permission of World Access, into options to acquire World Access Common Stock. It is currently expected that no such options will be granted.

     World Access intends to schedule a special meeting of its stockholders to be held in December 1998 (the "Resurgens Special Meeting") to consider and vote upon, among other things, a proposal to acquire Resurgens. World Access has fixed November 3, 1998 as the record date for determining which World Access stockholders are entitled to notice of and to vote at the Resurgens Special Meeting. Accordingly, the stockholders of Telco Systems will not be entitled to vote at such meeting.

     Each of the RCG Merger and the Cherry Exchange is subject to the satisfaction of certain conditions customary in similar transactions, including the approval of the stockholders of World Access. Finally, the consummation of the RCG Merger is a condition to the consummation of the Cherry Exchange, and the Cherry Exchange is a condition to the consummation of the RCG Merger. The RCG Merger and the Cherry Exchange are collectively referred to herein as the "Resurgens Transaction."

     Resurgens is a facilities-based provider of international network access, commonly referred to in the industry as a carriers' carrier. Resurgens had consolidated revenues of approximately $165.5 million for the year ended December 31, 1997 and $10.4 million for the six months ended June 30, 1998 and incurred a net loss of $171.7 million for the year ended December 31, 1997 and $29.3 million for the six months ended June 30, 1998.

                           MARKETS AND MARKET PRICES

     World Access Common Stock is quoted on Nasdaq under the symbol "WAXS." The following table shows the high and low sales prices for the World Access Common Stock as reported by Nasdaq for the periods indicated.

                                                               HIGH         LOW
                                                               ----         ---
CALENDAR YEAR 1996
First Quarter...............................................  $10         $ 7  1/2
Second Quarter..............................................   11  1/2      8
Third Quarter...............................................   10  1/8      7  1/2
Fourth Quarter..............................................    9  1/4      6  7/8
CALENDAR YEAR 1997
First Quarter...............................................    9  1/4      7  1/2
Second Quarter..............................................   23           7  5/8
Third Quarter...............................................   34  1/8     20
Fourth Quarter..............................................   33  3/4     17
CALENDAR YEAR 1998
First Quarter...............................................   33  1/2     22  1/2
Second Quarter..............................................   40          25  5/8
Third Quarter...............................................   30  1/2     19 1/8
Fourth Quarter (through November 9, 1998)...................   24  3/8     12

     World Access has not paid or declared any cash dividends on the World Access Common Stock since its inception and anticipates that its future earnings will be retained to finance the continuing development of its business. The payment of any future dividends will be at the discretion of the World Access board of directors and will depend upon, among other things, future earnings, the success of business activities of World Access, regulatory and capital requirements, the general financial condition of World Access and general business conditions. World Access is restricted from paying dividends under its revolving credit facility. See "Description of World Access Capital Stock."

     Telco Systems Common Stock is quoted on Nasdaq under the symbol "TELC". The following table sets forth the high and low sale prices for the Telco Systems Common Stock as reported by Nasdaq for the periods indicated.

                                                               HIGH         LOW
                                                               ----         ---
FISCAL YEAR ENDED AUGUST 31, 1997
First Quarter...............................................  $21  3/4    $15
Second Quarter..............................................   24  3/8     12  1/2
Third Quarter...............................................   17  1/4      7  3/4
Fourth Quarter..............................................   13  3/4      8  7/8
FISCAL YEAR ENDED AUGUST 30, 1998
First Quarter...............................................   20           8  1/2
Second Quarter..............................................   12  3/4      8  7/8
Third Quarter...............................................   12  1/4      9
Fourth Quarter..............................................   15  5/8      9  1/2
FISCAL YEAR ENDING AUGUST 29, 1999
First Quarter (through November 9, 1998)....................   13  5/8      3 11/16

     Telco Systems has not paid any cash dividends on the Telco Systems Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the board of directors of Telco Systems to retain all earnings to provide for the growth of Telco Systems.

     The following table sets forth (i) the closing prices per share of World Access Common Stock and Telco Systems Common Stock on Nasdaq on June 3, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, on October 12, 1998, the last full trading day prior to the public announcement of the agreement in principle to amend the Merger Agreement to provide for, among other things, the Minimum Nominal Value to be received by the holders of the Telco Systems Common Stock in the Merger and on November 9, 1998, the latest practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus; and (ii) the equivalent market value of Telco Systems Common Stock based on the Exchange Ratio as of June 3, 1998, on October 12, 1998 (without giving effect to the Minimum Nominal Value) and as of November 9, 1998 (assuming that the World Access Market Price is equal to the closing price per share of World Access Common Stock on Nasdaq on such dates). No assurance can be given as to the market price of World Access Common Stock if and when the Merger is consummated. Telco Systems stockholders are urged to obtain current market quotations for World Access Common Stock.

                                                         WORLD ACCESS   TELCO SYSTEMS
                                                            COMMON         COMMON       TELCO SYSTEMS
                         DATE                               STOCK           STOCK        EQUIVALENT
                         ----                            ------------   -------------   -------------
June 3, 1998...........................................    $29 3/4         $ 9 9/16         $ 17
October 12, 1998.......................................    $13 5/8         $ 6 3/8          $  8
November 9, 1998.......................................    $23 7/8         $13 3/8          $ 14

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (In thousands, except per share data)

WORLD ACCESS SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial information of World Access set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information of World Access contained elsewhere herein.

                                                                                                          SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                       -----------------------------------------------   -------------------
                                                        1993      1994      1995      1996      1997       1997       1998
                                                       -------   -------   -------   -------   -------   --------   --------
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA(1):
Sales of products..................................    $ 3,320   $ 2,776   $17,384   $34,411   $71,392   $ 34,914   $ 69,830
Service revenues...................................     12,441    12,507    12,754    16,589    21,593      9,353     13,408
                                                       -------   -------   -------   -------   -------   --------   --------
  Total sales......................................     15,761    15,283    30,138    51,000    92,985     44,267     83,238
Cost of products sold..............................      2,514     2,195    12,657    21,485    43,827     21,495     39,012
Cost of services...................................     10,642    11,112    11,118    14,520    17,018      8,089     12,189
                                                       -------   -------   -------   -------   -------   --------   --------
  Total cost of sales..............................     13,156    13,307    23,775    36,005    60,845     29,584     51,201
                                                       -------   -------   -------   -------   -------   --------   --------
  Gross profit.....................................      2,605     1,976     6,363    14,995    32,140     14,683     32,037
Engineering and development........................        503       581       577       892     1,862        745      2,582
Selling, general and administrative................      2,949     2,658     3,125     6,211     9,000      4,352      7,936
Amortization of goodwill...........................         96        30       157       534     1,756        665      1,882
In-process research and development(2).............         --        --        --        --        --         --     50,000
Special charges(3).................................        725        --       980        --        --         --      3,240
                                                       -------   -------   -------   -------   -------   --------   --------
  Operating income (loss)..........................     (1,668)   (1,293)    1,524     7,358    19,522      8,921    (33,603)
Interest and other income..........................         30        13       142       485     2,503        592      1,971
Interest and other expense.........................       (422)     (523)     (494)     (319)   (1,355)       (52)    (3,031)
Other expense......................................        (60)      (80)       --        --        --         --         --
                                                       -------   -------   -------   -------   -------   --------   --------
  Income (loss) before income taxes and minority
    interests......................................     (2,120)   (1,883)    1,172     7,524    20,670      9,461    (34,663)
Income taxes(4)....................................         --        --        --       745     7,536      3,420      6,135
                                                       -------   -------   -------   -------   -------   --------   --------
  Income (loss) before minority interests..........     (2,120)   (1,883)    1,172     6,779    13,134      6,041    (40,798)
Minority interests in earnings of subsidiary.......         --        --        --        --        --         --      1,533
                                                       -------   -------   -------   -------   -------   --------   --------
  Net income (loss)................................    $(2,120)  $(1,883)  $ 1,172   $ 6,779   $13,134   $  6,041   $(42,331)
                                                       =======   =======   =======   =======   =======   ========   ========
Net income (loss) per common share:
  Basic............................................    $ (0.54)  $ (0.41)  $  0.15   $  0.52   $  0.76   $   0.37   $  (2.13)
                                                       =======   =======   =======   =======   =======   ========   ========
  Diluted..........................................    $ (0.54)  $ (0.41)  $  0.12   $  0.46   $  0.70   $   0.34   $  (2.13)
                                                       =======   =======   =======   =======   =======   ========   ========
Weighted average shares outstanding(5):
  Basic............................................      3,765     4,631     7,859    13,044    17,242     16,478     19,895
                                                       =======   =======   =======   =======   =======   ========   ========
  Diluted..........................................      3,765     4,631     9,083    14,530    18,708     17,918     19,895
                                                       =======   =======   =======   =======   =======   ========   ========

                                                                        AT DECEMBER 31,                      AT JUNE 30,
                                                         ----------------------------------------------   ------------------
                                                          1993     1994     1995      1996       1997      1997       1998
                                                         ------   ------   -------   -------   --------   -------   --------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
  Cash and equivalents(6)............................    $  625   $  753   $ 1,887   $22,480   $118,065   $21,595   $ 57,653
  Working capital....................................     1,783    2,267    10,222    37,961    153,750    39,002    112,465
  Total assets.......................................     8,752    8,943    28,515    60,736    225,283    89,037    268,518
  Short-term debt....................................        83      212     5,385        --         82     4,064      4,408
  Long-term debt(6)..................................     5,388    4,328     3,750        --    115,264       213    115,529
  Stockholders' equity...............................       342    1,160    14,334    52,374     91,755    70,297     98,574

---------------

(1) Includes the results of operations for the following businesses from their respective dates of acquisition: 67.3% interest in NACT -- February 27, 1998; Advanced TechCom, Inc. ("ATI") -- January 29, 1998; Galaxy Personal Communications Services, Inc. ("Galaxy") -- July 1, 1997; Cellular Infrastructure Supply, Inc. ("CIS") -- January 1, 1997; Comtech Sunrise, Inc. ("Sunrise") -- January 1, 1996; Westec Communications, Inc.
    ("Westec") -- October 2, 1995; and AIT, Inc. ("AIT") -- May 17, 1995. On a pro forma unaudited basis, as if the acquisition of the 67.3% interest in NACT and the acquisition of ATI had occurred as of January 1, 1997, World Access' total sales, net income and net income per diluted share for the year ended December 31, 1997 and six months ended June 30, 1998 would have been approximately $136,517,000 and $86,399,000; $7,069,000 and $6,428,000;
    and $0.34 and $0.29, respectively.
(2) Special charges in the first quarter of 1998 included $50.0 million for in-process research and development related to the first quarter 1998 acquisition of a 67.3% interest in NACT and the acquisition of ATI. See Note 2 to the consolidated financial statements of World Access for the quarter ended June 30, 1998. World Access expects to record an additional in-process research and development charge of approximately $22.0 million in the fourth quarter of 1998 in connection with the acquisition of the remaining 32.7% of NACT.
(3) Special charges in the first quarter of 1998 included $6.6 million for costs related to the consolidation of several operations and World Access' exit from the contract manufacturing business. The special charges included $3,360,000 to cost of sales for obsolete and redundant inventories and $3,240,000 for severance benefits, lease terminations, idle equipment and other phase-down expenses related to the consolidation program. See Note 6 to the consolidated financial statements of World Access for the quarter ended June 30, 1998. Special charges in 1995 resulted primarily from a write-down of test equipment and related tooling used in the company's analog repair operations.
(4) World Access recorded no income tax expense during 1993 to 1995 due to net losses realized and the availability of federal income tax net operating loss carryforwards. See "World Access -- Management's Discussion and Analysis of Financial Condition and Results of Operations of World Access" and Note K to the consolidated financial statements of World Access for the year ended December 31, 1997 (the "World Access Consolidated Financial Statements").
(5) Weighted average shares outstanding exclude 1,204,000 and 995,000 shares of World Access Common Stock for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively, that are held in escrow accounts established in connection with certain acquisitions and a license agreement. These shares were excluded because the conditions for release of such shares had not yet been satisfied. See Notes A, B, and E to the World Access Consolidated Financial Statements.
(6) In October 1997, World Access sold $115.0 million of convertible subordinated notes. See Note G to the World Access Consolidated Financial Statements.

WORLD ACCESS RECENT FINANCIAL RESULTS

     On October 26, 1998, World Access announced its unaudited financial results for the quarter ended September 30, 1998.

     World Access' third quarter 1998 sales were $53,860,427, an approximate $26.4 million or 96% increase over the $27,453,133 in sales during the comparable 1997 period.

     For the three months ended September 30, 1998, World Access realized net income of $7,029,665, an approximate $2.7 million or 60% increase over third quarter 1997 net income of $4,370,863. Net income for the quarter was $.32 per diluted share versus $.22 per diluted share for the third quarter of 1997.

     Total sales for the first nine months of 1998 were $137,098,550, an approximate $65.4 million or 91% increase over the $71,720,635 in total sales during the comparable 1997 period. Net income before special charges for the first nine months of 1998 was $18,658,966 or $.87 per diluted share versus $10,411,541 or $.55 per diluted share for the first nine months of 1997. Net loss for 1998 following special charges of $56.6 million was $35,301,034 or $1.74 per share.

     Special charges in the first quarter of 1998 included $50.0 million for in-process research and development related to the acquisitions of ATI and a 67.3% interest in NACT. Special charges also included $6.6 million for costs related to the consolidation and integration of several operations and the de-emphasis of World Access' contract manufacturing business.

                                                                THREE MONTHS         NINE MONTHS
                                                                    ENDED               ENDED
                                                                SEPTEMBER 30,       SEPTEMBER 30,
                                                              -----------------   ------------------
                                                               1998      1997       1998      1997
                                                              -------   -------   --------   -------
                                                                 (UNAUDITED)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales of products...........................................  $46,141   $21,185   $115,970   $56,099
Service revenues............................................    7,719     6,268     21,128    15,622
                                                              -------   -------   --------   -------
  Total sales...............................................   53,860    27,453    137,098    71,721
Cost of products sold.......................................   25,019    12,316     64,031    33,811
Cost of services............................................    5,868     4,742     18,057    12,832
                                                              -------   -------   --------   -------
  Total cost of sales.......................................   30,887    17,058     82,088    46,643
                                                              -------   -------   --------   -------
  Gross profit..............................................   22,973    10,395     55,010    25,078
Engineering and development.................................    1,798       605      4,379     1,350
Selling, general and administrative.........................    5,797     2,508     13,733     6,860
Amortization of goodwill....................................    1,130       546      3,013     1,210
In-process research and development.........................       --        --     50,000        --
Special charges.............................................       --        --      3,240        --
                                                              -------   -------   --------   -------
  Operating income (loss)...................................   14,248     6,736    (19,355)   15,658
Interest and other income...................................      905       246      2,876       835
Interest expense............................................   (1,620)      (45)    (4,651)      (95)
                                                              -------   -------   --------   -------
  Income (loss) before income taxes and minority
    interests...............................................   13,533     6,937    (21,130)   16,398
Income taxes................................................    5,413     2,566     11,548     5,986
                                                              -------   -------   --------   -------
  Income (loss) before minority interests...................    8,120     4,371    (32,678)   10,412
Minority interests in earnings of subsidiary................    1,090        --      2,623        --
                                                              -------   -------   --------   -------
  Net income (loss).........................................  $ 7,030   $ 4,371   $(35,301)  $10,412
                                                              =======   =======   ========   =======
Net income (loss) per common share:
  Basic.....................................................  $   .33   $   .22   $  (1.74)  $   .56
                                                              =======   =======   ========   =======
  Diluted (1)...............................................  $   .32   $   .22   $  (1.74)  $   .55
                                                              =======   =======   ========   =======
Weighted average shares outstanding:
  Basic.....................................................   21,249    19,600     20,346    18,561
                                                              =======   =======   ========   =======
  Diluted (1)...............................................   25,144    20,224     20,346    19,076
                                                              =======   =======   ========   =======

-------------------------

(1) The calculation of diluted net income per share for the three months ended September 30, 1998, assumes the conversion of the $115.0 million convertible subordinated notes into 3,105,485 additional shares of World Access Common Stock and the related increase in net income of $900,000 available to common stockholders related to the reduction of interest expense.

                                                                      AT
                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:
  Cash and equivalents......................................       $ 61,992
  Working capital...........................................        130,281
  Total assets..............................................        306,408
  Short-term debt...........................................          2,507
  Long-term debt............................................        122,558
  Stockholders' equity......................................        120,271

NACT SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial information of NACT set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information of NACT contained elsewhere herein.

                                                NINE                                                THREE
                                               MONTHS                                              MONTHS      SIX MONTHS ENDED
                                                ENDED       FISCAL YEAR ENDED SEPTEMBER 30,         ENDED          JUNE 30,
                                              SEPT. 30,   ------------------------------------    DEC. 31,     -----------------
                                                1993       1994     1995      1996      1997       1997(1)      1997      1998
                                              ---------   ------   -------   -------   -------   -----------   -------   -------
                                                                                                 (UNAUDITED)      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Product sales...........................   $2,422     $5,479   $ 7,604   $ 9,930   $21,982     $7,300      $10,812   $17,006
    Network carrier sales...................       --         --     2,782     3,783     5,716      1,387        2,685     2,424
    Wins sales..............................       --         --     1,098     2,572        --         --           --        --
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Total revenues..........................    2,422      5,479    11,484    16,285    27,698      8,687       13,497    19,430
  Cost of goods sold:
    Product.................................      788      1,845     2,645     3,942     7,141      2,158        3,229     5,141
    Network carrier.........................       --         --     2,731     3,382     5,486      1,387        2,547     2,167
    Wins sales..............................       --         --       787     2,572        --         --           --        --
    Amortization of acquired intangibles....       15        185       443       362       362        170          181       340
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Total cost of goods sold................      803      2,030     6,606    10,258    12,989      3,715        5,957     7,648
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Gross profit............................    1,619      3,449     4,878     6,027    14,709      4,972        7,540    11,782
  Operating expenses:
    Research and development................      275        677     1,183     1,352     2,385        799        1,356     1,495
    Selling and marketing...................      178        457       925       954     2,505        767        1,391     1,740
    General and administrative..............      561      1,353     2,153     3,024     3,472      1,362        1,628     2,289
    Amortization of acquired intangibles....       20        257       520       573       573        143          286       286
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Total operating expenses................    1,034      2,744     4,781     5,903     8,935      3,071        4,661     5,810
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Income from operations..................      585        705        97       124     5,774      1,901        2,879     5,972
  Other income, net.........................       31         81       189       148       517        223          274       401
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Income before income taxes..............      616        786       286       272     6,291      2,124        3,153     6,373
  Income taxes..............................      157        293       206        78     2,476        850        1,261     2,549
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Net income..............................   $  459     $  493   $    80   $   194   $ 3,815     $1,274      $ 1,892   $ 3,824
                                               ======     ======   =======   =======   =======     ======      =======   =======
Net income per common share:
  Basic.....................................   $ 0.12     $ 0.08   $  0.01   $  0.03   $  0.52     $ 0.16      $  0.27   $  0.47
                                               ======     ======   =======   =======   =======     ======      =======   =======
  Diluted...................................   $ 0.12     $ 0.08   $  0.01   $  0.03   $  0.50     $ 0.15      $  0.27   $  0.46
                                               ======     ======   =======   =======   =======     ======      =======   =======
Weighted average shares outstanding:
  Basic.....................................    3,847      5,998     6,114     6,114     7,351      8,122        6,923     8,130
                                               ======     ======   =======   =======   =======     ======      =======   =======
  Diluted...................................    3,847      5,998     6,114     6,114     7,602      8,443        6,923     8,265
                                               ======     ======   =======   =======   =======     ======      =======   =======

                                                 AT                 AT SEPTEMBER 30,                  AT           AT JUNE 30,
                                              SEPT. 30,   ------------------------------------     DEC. 31,     -----------------
                                                1993       1994     1995      1996      1997       1997(1)       1997      1998
                                              ---------   ------   -------   -------   -------   ------------   -------   -------
                                                                                                 (UNAUDITED)       (UNAUDITED)
BALANCE SHEET DATA:
  Cash......................................   $  352     $1,186   $ 1,122   $   694   $ 9,947      $5,252      $10,081   $11,264
  Working capital...........................    3,131      3,280     4,145     4,245    21,189      23,195       22,509    25,965
  Total assets..............................    8,474      9,072    13,178    14,685    39,755      42,547       37,233    47,314
  Long-term debt, net of current portion....      387         --        85        58        --          --           --        --
  Total stockholders' equity................    6,094      6,969     9,630    10,210    33,004      34,436       31,931    38,280

---------------

(1) NACT changed its year end from September 30 to December 31 effective January 1, 1998. Accordingly, selected financial data for the three month period ended December 31, 1996 are provided for purposes of comparison to the three month period ended December 31, 1997, presented above.

                                                                THREE MONTHS
                                                                   ENDED
                                                              ----------------
                                                              DEC. 31, 1996(1)
                                                              ----------------
                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Product sales..........................................       $4,780
     Network carrier sales..................................        1,610
                                                                   ------
     Total revenues.........................................        6,390
  Cost of goods sold:
     Product................................................        1,730
     Network Carrier........................................        1,558
     Amortization of acquired intangibles...................           91
                                                                   ------
     Total cost of goods sold...............................        3,379
                                                                   ------
     Gross profit...........................................        3,011
  Operating expenses:
     Research and development...............................          423
     Selling and marketing..................................          357
     General and administrative.............................          836
     Amortization of acquired intangibles...................          143
                                                                   ------
     Total operating expenses...............................        1,759
                                                                   ------
     Income from operations.................................        1,252
  Other income (net)........................................           25
                                                                   ------
     Income before income taxes.............................        1,277
  Income taxes..............................................          569
                                                                   ------
     Net income.............................................       $  708
                                                                   ======
Net income per common share:
  Basic.....................................................       $ 0.12
                                                                   ======
  Diluted...................................................       $ 0.12
                                                                   ======
Weighted average shares outstanding:
  Basic.....................................................        6,114
                                                                   ======
  Diluted...................................................        6,114
                                                                   ======

                                                                     AT
                                                              DEC. 31, 1996(1)
                                                              ----------------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Cash......................................................      $   552
  Working capital...........................................        6,382
  Total assets..............................................       17,041
  Long-term debt............................................           --
  Total stockholders' equity................................       11,416

---------------
(1) NACT changed its year end from September 30 to December 31 effective January 1, 1998. Accordingly, selected financial data for the three month period ended December 31, 1996 are provided for purposes of comparison to the three month period ended December 31, 1997, presented above.

TELCO SYSTEMS SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial information of Telco Systems set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information of Telco Systems contained elsewhere herein.

                                                                             FISCAL YEAR ENDED
                                                            ----------------------------------------------------
                                                            AUG. 28,   AUG. 27,   AUG. 25,   AUG. 31,   AUG. 30,
                                                              1994       1995       1996       1997       1998
                                                            --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net sales.................................................  $100,470   $89,070    $ 93,954   $117,843   $113,230
Cost of sales.............................................    55,768    48,559      57,285     74,985     71,194
                                                            --------   -------    --------   --------   --------
  Gross profit............................................    44,702    40,511      36,669     42,858     42,036
Research and development..................................    15,955    18,207      17,991     15,355     15,485
Sales, marketing and administration.......................    23,082    22,945      30,408     29,652     24,300
Restructuring costs (credit)(1)...........................        --      (420)      4,209         --         --
In-process research and development(2)....................        --        --          --         --      5,135
Gain on sales of investment(3)............................        --        --          --     (1,070)        --
Amortization of intangible assets.........................       824       783         752        669        795
                                                            --------   -------    --------   --------   --------
  Operating income (loss).................................     4,841    (1,004)    (16,691)    (1,748)    (3,679)
Interest expense..........................................      (225)       --          --         --         --
Interest income...........................................       845     1,632       1,146        670        728
                                                            --------   -------    --------   --------   --------
  Income (loss) before income taxes.......................     5,461       628     (15,545)    (1,078)    (2,951)
Income taxes..............................................       691        --          --         --        300
                                                            --------   -------    --------   --------   --------
  Net income (loss).......................................  $  4,770   $   628    $(15,545)  $ (1,078)  $ (3,251)
                                                            ========   =======    ========   ========   ========
Net income (loss) per share:
  Basic...................................................  $   0.50   $  0.06    $  (1.50)  $  (0.10)  $  (0.30)
                                                            ========   =======    ========   ========   ========
  Diluted.................................................  $   0.48   $  0.06    $  (1.50)  $  (0.10)  $  (0.30)
                                                            ========   =======    ========   ========   ========
Weighted average shares outstanding:
  Basic...................................................     9,551    10,022      10,357     10,701     10,966
                                                            ========   =======    ========   ========   ========
  Diluted.................................................     9,858    10,345      10,357     10,701     10,966
                                                            ========   =======    ========   ========   ========

                                                                AT         AT         AT         AT         AT
                                                             AUG. 28,   AUG. 27,   AUG. 25,   AUG. 31,   AUG. 30,
                                                               1994       1995       1996       1997       1998
                                                             --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and marketable securities.............................  $26,208    $29,103    $15,042    $12,708    $20,987
Working capital............................................   43,210     49,915     35,917     40,414     39,683
Total assets...............................................   82,202     82,439     79,504     78,599     77,823
Stockholders' equity.......................................   61,548     67,405     53,997     55,756     55,500

---------------

(1) The restructuring costs in fiscal 1996 related to the consolidation of manufacturing operations at Telco Systems' Fremont, CA facility.

(2) The in-process research and development charge related to the acquisition of Jupiter Technology in January 1998.
(3) The gain on sale of investment resulted from the liquidation of an equity investment in an international distributor of Telco Systems' products.
(4) The net income (loss) per share amounts prior to fiscal 1998 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share. For further discussion of earnings per share and the impact of Statement No. 128, see the notes to the consolidated financial statements beginning on page F-130.

UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited selected pro forma balance sheet data of World Access as of June 30, 1998 set forth below give effect to the Merger and certain other transactions that World Access has completed or which are pending, as if consummated on such date. The unaudited selected pro forma statement of operations data of World Access for the year ended December 31, 1997 and the six months ended June 30, 1998 set forth below give effect to the Merger and certain transactions that World Access has completed or which are pending, as if consummated at the beginning of 1997. The selected pro forma information set forth below is qualified in its entirety by, and should be read in conjunction with, the unaudited pro forma combined financial statements included herein and the historical financial information of World Access, Telco Systems, Resurgens, NACT and ATI included elsewhere herein.

     The selected pro forma information is presented for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the transactions given retroactive effect therein had been consummated as of the dates indicated, nor is it necessarily indicative of future financial conditions or operating results. See "Unaudited Pro Forma Combined Financial Statements."

                                                                                   SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1997   JUNE 30, 1998
                                                              -----------------   -------------
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
Sales of products...........................................      $ 222,444         $132,049
Service revenues............................................        192,575           24,945
                                                                  ---------         --------
  Total sales...............................................        415,019          156,994
Cost of products sold.......................................        143,580           82,054
Cost of services............................................        270,498           40,437
                                                                  ---------         --------
  Total cost of sales.......................................        414,078          122,491
                                                                  ---------         --------
  Gross profit..............................................            941           34,503
Engineering and development.................................         23,833           11,531
Selling, general and administrative.........................        125,577           33,333
Amortization of goodwill....................................          8,719            4,355
Special charges.............................................             --            3,240
                                                                  ---------         --------
  Operating loss............................................       (157,188)         (17,956)
Interest and other income...................................          4,635            2,351
Interest expense............................................        (18,283)          (5,273)
                                                                  ---------         --------
  Loss before income taxes..................................       (170,836)         (20,878)
Income taxes................................................             --               --
                                                                  ---------         --------
  Net loss..................................................      $(170,836)        $(20,878)
                                                                  =========         ========
Net loss per common share(1):
  Basic.....................................................      $   (5.31)        $  (0.62)
                                                                  =========         ========
  Diluted...................................................      $   (5.31)        $  (0.62)
                                                                  =========         ========
Weighted average shares outstanding:
  Basic.....................................................         32,153           33,498
                                                                  =========         ========
  Diluted...................................................         32,153           33,498
                                                                  =========         ========

---------------

(1) Represents diluted earnings per share including shares of World Access Common Stock issued in connection with the Merger and certain transactions that World Access has completed or which are pending, as if consummated at January 1, 1997, calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128.

                                                                    AT
                                                              JUNE 30, 1998
                                                              --------------
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Current Assets
  Cash and equivalents......................................    $  63,891
  Marketable securities.....................................        5,700
  Accounts receivable.......................................       62,147
  Inventories...............................................       54,682
  Other current assets......................................       20,859
                                                                ---------
          Total Current Assets..............................      207,279
Property and equipment......................................       82,914
Goodwill....................................................      155,246
Acquired technology.........................................       50,717
Other assets................................................       61,949
                                                                ---------
          Total Assets......................................    $ 558,105
                                                                =========
Current Liabilities
  Short-term debt...........................................    $   7,950
  Accounts payable..........................................       47,175
  Other accrued liabilities.................................       41,441
                                                                ---------
          Total Current Liabilities.........................       96,566
Long-term debt..............................................      115,529
Noncurrent liabilities......................................       53,754
                                                                ---------
          Total Liabilities.................................      265,849
                                                                ---------
Stockholders' Equity
  Common and preferred stock................................          345
  Capital in excess of par value............................      409,430
  Accumulated deficit.......................................     (117,519)
                                                                ---------
          Total Stockholders' Equity........................      292,256
                                                                ---------
          Total Liabilities and Stockholders' Equity........    $ 558,105
                                                                =========

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of World Access and Telco Systems and combined per share data on an unaudited pro forma basis after giving effect to the Merger, assuming that (i) the Merger Consideration is comprised solely of approximately 6.5 million shares of World Access Common Stock (valued at $20.47 per share), which results in an effective Exchange Ratio of .5862; or (ii) the Merger Consideration is comprised of approximately 2.9 million shares of World Access Common Stock (valued at $20.47 per share) and $73.4 million (representing 55% of the value of the aggregate Merger Consideration) in cash, which results in an effective Exchange Ratio of
 .2638. The pro forma per share data of World Access is presented to give effect to the Merger, the Resurgens Transaction and the acquisition of NACT and ATI. The historical per share data of World Access presented below is presented as of and for the fiscal year ended December 31, 1997 and for the six months ended June 30, 1998. Telco Systems has a fiscal year end of August 30. The historical per share data of Telco Systems is presented as of and for the fiscal year ended August 30, 1998 and for the six month period ended August 30, 1998. This data should be read in conjunction with the selected historical and pro forma financial information, the unaudited pro forma combined financial statements and the separate historical financial statements of World Access, Telco Systems, Resurgens, NACT and ATI and the notes thereto included elsewhere herein. No dividends were paid by World Access or Telco Systems during the periods presented below.

     The unaudited pro forma per share data is presented for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the transactions given retroactive effect therein had been consummated as of the dates indicated, nor is it necessarily indicative of the future financial condition or operating results.

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1997    JUNE 30, 1998
                                                              -----------------   ----------------
World Access -- Historical
  Net income (loss) per share(a)
     Basic..................................................        $0.76              $(2.13)
     Diluted................................................        $0.70              $(2.13)
  Book value per share(b)...................................        $5.01              $ 4.77

                                                                YEAR ENDED      SIX MONTHS ENDED
                                                              AUGUST 30, 1998   AUGUST 30, 1998
                                                              ---------------   ----------------
Telco Systems -- Historical
  Net income (loss) per share(a)
     Basic..................................................      $(0.30)            $(0.07)
     Diluted................................................      $(0.30)            $(0.07)
  Book value per share(b)...................................      $ 4.99             $ 4.99

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1997    JUNE 30, 1998
                                                              -----------------   ----------------
MERGER CONSIDERATION: APPROXIMATELY 6.5 MILLION SHARES(C)
  World Access -- Pro Forma
     Net loss per share
       Basic................................................       $(5.31)             $(0.62)
       Diluted..............................................       $(5.31)             $(0.62)
     Book value per share(d)................................       $ 8.40              $ 8.66
  Telco Systems Per Common Share Equivalent -- Pro Forma
     Net loss per share
       Basic................................................       $(3.11)             $(0.37)
       Diluted..............................................       $(3.11)             $(0.37)
     Book value per share...................................       $ 4.93              $ 5.08
MERGER CONSIDERATION: APPROXIMATELY 2.9 MILLION SHARES AND
  $73.4 MILLION IN CASH(C)
  World Access -- Pro Forma
     Net loss per share
       Basic................................................       $(6.11)             $(0.77)
       Diluted..............................................       $(6.11)             $(0.77)
     Book value per share(d)................................       $ 9.51              $ 9.78
  Telco Systems Per Common Share Equivalent -- Pro Forma
     Net loss per share
       Basic................................................       $(1.61)             $(0.20)
       Diluted..............................................       $(1.61)             $(0.20)
     Book value per share...................................       $ 2.51              $ 2.58

---------------

(a) Historical earnings per share data are presented on a diluted basis in accordance with SFAS No. 128.
(b) Calculated by dividing historical stockholders' equity by the number of outstanding common shares. The outstanding common shares do not include shares issuable upon exercise of stock options or conversion of outstanding convertible securities.
(c) The comparative per share data does not give effect to Telco Systems' acquisition of Synaptyx Corporation ("Synaptyx") in October 1998 pursuant to which Telco Systems issued approximately 576,000 shares of Telco Systems Common Stock, placed in escrow an additional approximately 204,000 shares of Telco Systems Common Stock, the release of which is subject to achieving certain operating performance criteria, and issued options to acquire approximately 368,000 shares of Telco Systems Common Stock. As a consequence of this transaction, World Access will be required in the Merger (i) to issue an additional approximately 457,000 shares of World Access Common Stock and options to acquire approximately 216,000 shares of World Access Common Stock (assuming that the Merger Consideration is comprised solely of shares of World Access Common Stock) or (ii) to issue an additional approximately 206,000 shares of World Access Common Stock and options to acquire approximately 216,000 shares of World Access Common Stock and pay approximately $5.1 million in cash (assuming that 55% of the Merger Consideration is comprised of cash). The acquisition of Synaptyx does not meet any of the materiality thresholds that would require it to be given pro forma effect in this Joint Proxy Statement/Prospectus.
(d) Calculated by dividing pro forma stockholders' equity by the number of outstanding common shares expected to be outstanding as of the consummation of the Merger, the Resurgens Transaction and the acquisition of NACT and ATI, which number does not include shares issuable upon the exercise of stock options of the conversion of outstanding convertible securities.

                                  RISK FACTORS

     Holders of World Access Common Stock and holders of Telco Systems Common Stock, in evaluating whether to approve the Merger Agreement and the transactions contemplated thereby, should carefully consider the following risk factors, in addition to the other information included in this Joint Proxy Statement/Prospectus. Other than statements of historical fact, statements contained in this Joint Proxy Statement/Prospectus, including statements as to the benefits expected to be realized as a result of the Merger and as to future financial performance, constitute forward-looking statements. Actual results of World Access may differ significantly from the results discussed in the forward-looking statements contained in this Joint Proxy Statement/Prospectus. Factors that might cause such a difference include, but are not limited to, those discussed below. Holders of Telco Systems Common Stock and World Access Common Stock are cautioned not to place undue reliance on the forward-looking statements contained in this Joint Proxy Statement/Prospectus, which speak only as of the date hereof. Neither World Access nor Telco Systems undertakes any obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS CONCERNING THE MERGER

     Potential Effects of the Merger. The success of the Merger will depend on many factors, including the achievement of certain operating efficiencies. Failure to successfully achieve any of such efficiencies, including a delay in attaining them, could adversely effect the business, financial condition and results of operations of World Access. See "-- Potential Fluctuations in Quarterly Operating Results."

     In addition, there can be no assurance that the combining of the two companies' businesses will result in combined results of operations superior to what would have been achieved by each company independently or that stockholders of World Access and Telco Systems would not achieve greater returns on investment if the Merger were not to occur. See "The Merger -- Background of the Merger," "-- World Access Reasons for the Merger; Recommendation of the World Access Board of Directors," and "-- Telco Systems Reasons for the Merger; Recommendation of the Telco Systems Board of Directors."

     Management of Growth. World Access is currently experiencing a period of rapid growth resulting from recent acquisitions and the expansion of its operations, both of which have placed significant demands on its resources. The success of World Access in managing its growth will require it to continue to improve its operational, financial and management information systems and to motivate and effectively manage its employees. If management of World Access is unable to manage such growth effectively, the quality of the World Access products and services, its ability to retain key personnel and its business, financial condition and results of operations could be materially adversely affected.

RISK FACTORS CONCERNING WORLD ACCESS AND TELCO SYSTEMS

     Compliance with Government Regulations and Evolving Industry
Standards. Each company's products and services must meet a significant number of voice and data communications regulations and standards, some of which are evolving as new technologies are deployed. In the United States, these products and services must comply with various regulations promulgated by the Federal Communications Commission ("FCC"), as well as with standards established by Bell Communications Research ("BellCore"). Internationally, these products and services must comply with standards established by telecommunications authorities in various countries, as well as with recommendations of the International Telecommunications Union ("ITU"). In addition, telecommunications service providers require that equipment connected to their networks comply with their own standards, which may vary from industry standards. Certain regulations currently require that products which reside on a customer's premises and interconnect the public switched network meet certain standards to prevent harm to the network. Other regulations currently limit the levels of electromagnetic radiation which may emanate from an electronic device located on a customer's premises. The failure of either company's products to comply, or delays or costs in achieving compliance, with the various existing and evolving regulations and industry standards could have a material adverse effect on its business, financial condition and results of operations.

     The companies expect that government regulatory policies, including the Telecommunications Act of 1996, are likely to continue to have a major impact on the pricing of both existing and new public network services and possibly accelerate the entrance of new competitors and consolidation of industry participants and, therefore, are expected to affect supply and demand for such services and the telecommunications products that support such services. Tariff rates, whether determined autonomously by telecommunications service providers or in response to regulatory directives, may affect the cost-effectiveness of deploying public network services. Tariff policies are under continuous review and are subject to change. User uncertainty regarding future policies may also affect demand for telecommunications products and services, including each company's products and services.

     Potential Fluctuations in Quarterly Operating Results. Each company's quarterly operating results have varied significantly in the past and are expected to do so in the future. As each company increases the number of its telecommunications product and service offerings, its future quarterly operating results may vary significantly depending on factors such as the timing and shipment of significant orders, new product and service introductions by it and its competitors, market acceptance of new and enhanced versions of its products and services, changes in pricing policies by it and its competitors, the availability of new technologies, the mix of distribution channels through which its products and services are sold, the inability to obtain sufficient supplies of sole or limited source components for its products, gains or losses of significant customers, the timing of customers' upgrade and expansion programs, changes in the level of operating expenses, the timing of acquisitions, seasonality and general economic conditions. In response to competitive pressures for new product and service introductions, each company may take certain pricing or marketing actions that could materially and adversely affect its quarterly operating results. Accordingly, each company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the operating results of any quarterly period are not indicative of results to be expected for a full fiscal year. Historically, each company also has generated a disproportionate amount of its operating revenues toward the end of each quarter, making precise prediction of revenues and earnings particularly difficult and resulting in risk of variance of actual results from those forecast at any time.

     Due to all of the foregoing factors, it is possible that in some future quarter each company's results of operations could be below prior results or the expectations of market analysts and investors. In such an event, the price of each company's stock would likely be materially adversely affected.

     The expense levels of World Access are based, in part, on its expectation as to future sales. If future sales levels are below expectations, then World Access may be unable to adjust spending sufficiently in a timely manner to compensate for the unexpected sales shortfall.

     Rapid Technological Development; New Products and Services; Product
Errors. The market for each company's products and services is generally characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions that can render existing products and services obsolete or unmarketable. Each company's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion enhancements to its existing products and services and new products and services that meet changing customer requirements and emerging industry standards. The failure of either company to introduce new products and services and respond to industry changes on a timely and cost effective basis could make inventory on hand obsolete and could have a material adverse effect on such company's business, financial condition and results of operations.

     The development of new, technologically advanced products and services is a complex and uncertain process requiring high levels of innovation and capital, as well as the accurate anticipation of technological and market trends. The introduction and marketing of new or enhanced products and services require management of the transition from existing products and services in order to minimize disruption in customer purchasing patterns. There can be no assurance that either company will successfully manage the transition to new or enhanced products and services. Further, there can be no assurance that products, services or technologies developed by others will not render either company's products, services or technologies obsolete.

     Products as complex as those offered by each company may contain undetected errors or failures when first introduced or as new versions are released, and such errors have occurred in these products in the past. There can be no assurance that, despite testing by each company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in the loss or delay in market acceptance of products, diversion of development resources, damage to company reputation or increased service or warranty costs, any of which could have a material adverse effect upon each company's business, financial condition and results of operations.

     From time to time, each company or its competitors may announce new products, services, capabilities or technologies that have the potential to replace or shorten the life cycle of its existing product and service offerings. There can be no assurance that announcements of product enhancements or new product or service offerings will not cause customers to defer or cancel purchasing existing products and services or cause resellers to return products. Any such deferrals, cancellations or returns could have a material adverse effect on such company's business, operating results and financial condition.

     Failure to introduce new products and services or product or service enhancements effectively and on a timely basis, customer delays in purchasing products and services in anticipation of new product or service introductions and any inability of either company to respond effectively to technological changes, emerging industry standards or product and service announcements by competitors could have a material adverse effect on such company's business, operating results and financial condition.

     Limited Protection of Proprietary Rights. Each company relies on contractual rights, trade secrets, trademarks and copyrights to establish and protect its proprietary rights in its products. Although each company presently holds several patents for certain of its existing products and has several patent applications pending, not all of its products are covered by patents. The telecommunications equipment industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. Neither company has conducted a formal patent search relating generally to the technology used in its products. In addition, since patent applications in the United States are not publicly disclosed until the patent issues and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed which, if issued as patents, would relate to either company's products. In addition, software comprises a substantial portion of the technology in each company's products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a degree of uncertainty that may increase the risk and cost to either of the companies if it discovers the existence of third party patents related to its software products or if such patents are asserted against it in the future.

     In the future, each company may be required to bring or defend against litigation to enforce any patents issued or assigned to it, to protect trademarks, trade secrets and other intellectual property rights owned by it, to defend it against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Regardless of the ultimate outcome, any litigation could be costly and could divert management's attention, which could have a material adverse effect on the business, financial condition and results of operations of such company. Adverse determinations in litigation could result in the loss of the proprietary rights of such company, subject it to significant liabilities, require it to seek licenses from third parties or prevent it from manufacturing or selling its products, any of which could have a material adverse effect on the business, financial condition and results of operations of such company.

     Dependence on Key Personnel. Each company is highly dependent on the services of several key executive officers and technical employees, the loss of any of whom could have a material adverse effect on its business, financial condition and results of operations. In addition, each company will need to hire additional skilled personnel to support the continued growth of its business. The market for skilled personnel, especially those with the technical abilities required by each company, is currently very competitive, and each company must compete with much larger companies with significantly greater resources to attract and retain such personnel.

     Competition. The segments of the telecommunications industry in which the companies operate are intensely competitive. Many of each company's competitors have significantly more extensive engineering, manufacturing, marketing, financial and technical resources than such company. In addition, several major suppliers may compete with one or both of the companies, such as Northern Telecom's current relationship with World Access, with respect to the sale of certain of their products, which may adversely affect their ability to continue to obtain such products from these suppliers in the future.

     The companies may face additional competition from the Regional Bell Operating Companies ("RBOCs"), which have historically been prohibited from manufacturing telecommunications equipment by the terms of the Modification of Final Judgment entered into in connection with the divestiture of the RBOCs by AT&T in 1984. The Telecommunications Act of 1996 contains provisions that permit the RBOCs, subject to satisfying certain conditions designed to facilitate local exchange competition, to manufacture telecommunications equipment. In light of these provisions, it is possible that one or more of the RBOCs, some of which are major customers of World Access and Telco Systems, may decide to manufacture telecommunications equipment or to form alliances with other manufacturers. Any of these developments could result in increased competition for each company, which may have a material adverse effect on its business, financial condition and results of operations.

RISK FACTORS CONCERNING WORLD ACCESS

     Acquisition Risks. An element of the World Access strategy for the future is expansion through the acquisition of companies that complement or expand its existing businesses. Acquisitions involve a number of special risks, including the time associated with identifying and evaluating future acquisitions, the diversion of management's attention to the integration of the operations and personnel of the acquired companies, the integration of acquired products and services, possible adverse short-term effects on the operating results of World Access, the realization of acquired intangible assets and the loss of key employees of the acquired companies. World Access may issue equity securities and other forms of consideration in connection with future acquisitions, which could cause dilution to the then-existing stockholders of World Access. World Access does not currently have any commitments or agreements with respect to any acquisitions other than the Merger Agreement, the Resurgens Merger Agreement and the Exchange Agreement. There can be no assurance that suitable acquisition candidates will be found upon terms acceptable to World Access, that World Access will have adequate resources to consummate any acquisition, that acquisitions can be consummated successfully, or that acquired businesses will be operated profitably or integrated successfully into the operations of World Access.

     Increased Leverage. In connection with the October 1997 sale of the World Access 4.5% Convertible Subordinated Notes, World Access incurred approximately $115.0 million in additional indebtedness, which significantly increased the ratio of its long-term debt to its total capitalization from 0.3% at September 30, 1997 to 57.3% on a pro forma basis. As a result of this increased leverage, the principal and interest obligations of World Access increased substantially. The degree to which World Access is leveraged could adversely affect its ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The increased leverage of World Access could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, World Access could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

     Holding Company Risks. As a holding company without significant income from operations, World Access is dependent upon the income from its operating subsidiaries to meet its operating expenses. If World Access' operating subsidiaries are unable to pay dividends or otherwise distribute amounts to World Access sufficient to cover its operating expenses, then World Access may be subject to liquidity problems, even if, on a consolidated basis, its operating subsidiaries are profitable.

     Dependence on Suppliers. World Access purchases substantially all of its components and other parts from suppliers on a purchase order basis and does not maintain long-term supply arrangements. Several components, primarily custom hybrid integrated circuits, are available from a single source. In addition, the operations of certain of the World Access subsidiaries depend on a consistent supply of new or used switching products, add-on frames and related circuit boards. Accordingly, there can be no assurance that World Access will be able to continue to obtain sufficient quantities of products or key components as required or that such products or key components, if obtained, will be available to World Access on commercially favorable terms. Failure to obtain key products and key components on a timely and cost effective basis could have a material adverse effect on the business, financial condition and results of operations of World Access.

     Customer Concentration. A small number of customers historically has accounted for a significant percentage of World Access' and NACT's total sales. For the six months ended June 30, 1998 and the year ended December 31, 1997, no customer individually accounted for more than 10% of World Access' total sales and World Access' top 10 customers accounted for 39.5% and 44.2% of total sales, respectively. For the six months ended June 30, 1998 and the year ended September 30, 1997, NACT's top 10 customers accounted for 44.7% and 55.7% of total sales, respectively. JD Services, Inc. accounted for 11% of NACT's total sales during the six months ended June 30, 1998, and no customer individually accounted for more than 10% of NACT's total sales for the year ended September 30, 1997. World Access' and NACT's customers typically are not obligated contractually to purchase any quantity of products or services in any particular period. The loss of, or a material reduction in orders by, one or more of World Access' or NACT's key customers could have a material adverse effect on World Access' business, financial condition and results of operations.

     For the year ended December 31, 1997, PT-1 Communications Incorporated accounted for 21% of Resurgens' total sales. In addition, Resurgens' revenues attributable to its Carrier Service Agreement with WorldCom Network Services, Inc. ("WNS"), a wholly owned subsidiary of MCI WorldCom, Inc., for the month of September 1998 comprised approximately 50% of Resurgens' total revenues for such period, and Resurgens' revenues attributable to WNS comprised approximately 54% of Resurgens' total revenues for the nine month period ended September 30, 1998. If the Resurgens Transaction is consummated, then the loss of, or a material reduction in orders, by, such a key customer of Resurgens could have a material adverse effect on World Access' business, financial condition and results of operations.

      International Sales; Regulatory Standards; Currency Exchange. International sales represented approximately 22.4% of World Access' total sales for the six months ended June 30, 1998 and 11.3%, 1.7% and 5.0% of total sales in the years ended December 31, 1997, 1996 and 1995, respectively. International sales represented approximately 8.7% of NACT's total sales for the six months ended June 30, 1998 and 14.3%, 12.9% and 6.4% of total sales in the years ended September 30, 1997, 1996 and 1995, respectively. World Access intends to increase its international sales efforts, which may require significant management attention and financial resources. There can be no assurance that World Access can increase its international sales. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs or other barriers, difficulties in staffing and managing foreign operations, longer payment cycles, unstable political environments, greater difficulty in accounts receivable collection and potentially adverse tax consequences. Moreover, gains and losses on the conversion to U.S. dollars of receivables and payables arising from international operations may contribute to fluctuations in World Access' results of operations, and fluctuations in exchange rates could affect demand for World Access' products and services.

     Possible Volatility of Stock Price. World Access believes factors such as announcements of new products or technological innovations by World Access, or third parties, as well as variations in World Access' results of operations, the gain or loss of significant customers, the timing of acquisitions of businesses or technology licenses, legislative or regulatory changes, general trends in the industry, market conditions, analysts' estimates and other events or factors may cause the market price of the World Access Common Stock to fluctuate significantly. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the World Access Common Stock.

     Anti-Takeover Provisions. Certain provisions of the World Access Certificate, the World Access Bylaws and the DGCL could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control of World Access. Currently, those provisions include a classified board of directors, a prohibition on written consents in lieu of meetings of the stockholders and the authorization to issue up to 10,000,000 shares of preferred stock and up to 40,000,000 shares of World Access Common Stock. World

Access is submitting herewith to its stockholders a proposal to increase the authorized shares of World Access Common Stock to 150,000,000. See "Additional Matters Submitted to a Vote of World Access Stockholders -- Additional Proposal 1 -- Proposal to amend Certificate of Incorporation of World Access to Increase the Number of Authorized Shares of World Access Common Stock to 150,000,000." The World Access board of directors has the power to issue any or all of these additional shares without stockholder approval, and the preferred shares can be issued with such rights, preferences and limitations as may be determined by the board of directors. The rights of the holders of World Access Common Stock will be subject to, and may be adversely affected by, the commitments or contracts to issue any additional shares of World Access Common Stock or any shares of preferred stock. Authorized and unissued preferred stock and World Access Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could delay, discourage, hinder or preclude an unsolicited acquisition of World Access, could make it less likely that its stockholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of, and the voting and other rights of, the holders of outstanding shares of World Access Common Stock.

     Year 2000 Issue. As a result of certain computer programs being written using two digits rather than four to define the applicable year, any of World Access' computer systems that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 (the "Year 2000 Issue"). This causes programs that perform arithmetic operations, comparisons or date sorts to possibly generate erroneous results when the program is required to process dates from both centuries. This could result in a system failure, incorrect data and other business disruptions, including, among other things, a temporary inability to procure materials, process transactions, send invoices and service customers.

     World Access is in the process of evaluating its operating systems to determine what modifications are necessary to make such systems compatible with the year 2000 requirements. These systems include business information systems, development tools and test beds, and manufacturing equipment and processes. World Access has recently implemented a new business information system at several of its locations that is certified to be year 2000 compliant by its supplier. Independent tests by World Access have verified this compliance and the system is expected to be deployed company-wide by mid-1999. World Access plans on engaging an outside consulting firm in November 1998 to perform a detailed year 2000 review of its development and manufacturing systems. The costs to ensure compliance of these systems (including computer equipment, software upgrades and assessment fees) by mid-1999 is currently estimated at approximately $700,000.

     In addition, World Access is in the process of developing a plan whereby it will review the year 2000 readiness of its customers and suppliers. In doing so, it will undertake appropriate internal reviews and will contact certain of its significant customers to assess, to the extent possible, Year 2000 Issues related to World Access' products. In that regard, World Access has identified that certain of its products, including NACT's NTS 1000 Billing System, are not year 2000 compliant. NACT is in the process of modifying the NTS 1000 Billing System to overcome the two digit limitation. This modification of the NTS 1000 software is anticipated to be completed by the first calendar quarter in 1999 at an estimated cost of $115,000. World Access is in the process of releasing new versions of such products and making necessary modifications to existing products to address the Year 2000 Issue. World Access expects that many of its customers will upgrade to the new products. However, there can be no assurance that World Access customers will upgrade to the new year 2000 compliant products or that the modifications planned to the certain of the existing products will be successful or completed in a timely manner. Although World Access believes that it can address year 2000 readiness issues related to its products, there may still be disruptions and/or product failures that are unforeseen.

     World Access also intends to request assurances from its major suppliers that they are addressing the Year 2000 Issue and that the products and services procured or used by World Access will function properly or be available without interruption in the year 2000. A detailed questionnaire was mailed to all major suppliers in September 1998. Appropriate Year 2000 warranties will be requested from key suppliers to World Access. Nevertheless, it will be impossible to fully assess the potential consequences if service interruptions occur from suppliers or in infrastructure areas such as utilities, communications, transportation, banking and government. As a result, World Access also intends to develop a business continuity plan by mid-1999 to minimize the impact of such external events.

     While World Access' efforts to address Year 2000 Issues will involve additional costs and the time and effort of a number of employees, World Access believes, based on currently available information, that it will be able to properly manage its total year 2000 exposure. There can be no assurance, however, that World Access will be successful in its effort or that the computer systems of other companies on which World Access will rely will be timely modified, or that a failure to modify such systems by another company, or modifications that are incompatible with World Access' systems, would not have a material adverse effect on World Access' business, financial condition or results of operations.

RISK FACTORS CONCERNING TELCO SYSTEMS

     Orders and Backlog. Order delays and cancellations could have a material adverse effect on the business, financial condition and results of operations of Telco Systems. The customers of Telco Systems may revise scheduled delivery dates, product configuration or cancel orders. Telco Systems' backlog of orders may not mitigate the effect of such delays and cancellations. The backlog may not be representative of actual sales for any succeeding period because of the timing of orders, delivery intervals, customer and product mix, the possibility of changes in delivery schedules and additions or cancellation of orders.

     Dependence on Suppliers. Telco Systems is dependent on a few suppliers to provide certain custom-designed components, and any significant interruption in the supply, or degradation in the quality, of components manufactured by such suppliers could have a material adverse effect on the business, financial condition and results of operations of Telco Systems. On-time delivery of Telco Systems' products depends upon the availability of components manufactured by suppliers and used in the products of Telco Systems. There can be no assurance that such suppliers will continue to be able and willing to meet the requirements of Telco Systems for any such components.

     Telco Systems has recently begun to rely on three contract manufacturers, Eltech Electronics, Inc., US Assemblies, New England, Inc. and SCI Technologies, Inc. to produce its products. Delivery of Telco Systems' products by such manufacturers may be interrupted if the manufacturers encounter production, quality or financial problems. Moreover, Telco Systems may fail to order sufficient quantities of its products from the manufacturers to satisfy orders from the customers of Telco Systems. Such interruptions or failures could have a material adverse effect on the business, financial condition and results of operations of Telco Systems.

     Concentration of Customers. Recent merger activity among some of the large customers of Telco Systems could have a material adverse effect on the future orders of Telco Systems as those customers reassess their strategic direction. NYNEX Corporation ("NYNEX"), the largest customer of Telco Systems, recently merged with Bell Atlantic Corporation. A material curtailment by Bell Atlantic Corporation in the rate at which NYNEX Corporation ordered products from Telco Systems, if not offset by increased sales to other customers of Telco Systems, would reduce the revenues of Telco Systems so that Telco Systems could not cover its current level of operating costs, having a material adverse effect on the business, financial condition and results of operations of Telco Systems.

     Telco Systems is dependent for a significant amount of its sales upon NYNEX, Walker and Associates and Sprint Corporation, which represented approximately 36%, 12% and 12%, respectively, of Telco Systems' sales for fiscal 1998 and 33%, 10% and 9%, respectively, for fiscal 1997. GTE Corporation represented approximately 6% and 4% of Telco Systems' sales for fiscal 1998 and 1997, respectively. If the proposed merger of GTE Corporation and Bell Atlantic Corporation (successor to NYNEX) is completed, then on a pro forma basis, the combined entity would have represented approximately 42% and 37% of Telco Systems' sales for fiscal years 1998 and 1997, respectively.

     The loss of, or a material reduction in orders by, one or more of the significant customers of Telco Systems could have a material adverse effect on the business, financial condition and results of operations of Telco Systems.

     Entry into International Markets. Telco Systems has targeted the entry into the international marketplace as an important part of its growth strategy. International sales accounted for approximately 12% of Telco Systems' total sales for fiscal 1998, up from 7% of its total sales for fiscal 1997 and 4% of its total sales for fiscal 1996. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs or other barriers, difficulties in staffing and managing foreign operations, longer payment cycles, unstable political environments, greater difficulty in accounts receivable collection and potentially adverse tax consequences. Also, to the extent that any of Telco Systems' sales are denominated in foreign currencies, Telco Systems' revenues and results of operations may also be directly affected by fluctuations in foreign currency exchange rates.

                              THE SPECIAL MEETINGS

THE WORLD ACCESS SPECIAL MEETING

     General. This Joint Proxy Statement/Prospectus is being furnished to stockholders of World Access in connection with the solicitation of proxies by the board of directors of World Access for use at the World Access Special Meeting to be held at the principal offices of World Access located at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, on November 30, 1998, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders of World Access.

     Matters to Be Considered. At the World Access Special Meeting, stockholders of record of World Access as of the close of business on the World Access Record Date will be asked to consider and vote upon proposals: (i) to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the Share Issuance; (ii) to approve an amendment to the World Access Certificate to increase the number of authorized shares of World Access Common Stock to 150,000,000; (iii) to adopt the Incentive Equity Plan; (iv) to ratify and approve the Indemnification Agreements; and (v) to transact such other business as may properly come before the World Access Special Meeting or any adjournments or postponements thereof.

     Board of Directors' Recommendation. THE BOARD OF DIRECTORS OF WORLD ACCESS HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF WORLD ACCESS AND HAS THEREFORE UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE SHARE ISSUANCE, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF WORLD ACCESS VOTE FOR: (I) THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE SHARE ISSUANCE; (II) THE APPROVAL OF THE AMENDMENT TO THE WORLD ACCESS CERTIFICATE; (III) THE ADOPTION OF THE INCENTIVE EQUITY PLAN; AND (IV) THE RATIFICATION AND APPROVAL OF THE INDEMNIFICATION AGREEMENTS.

     World Access Record Date. The board of directors of World Access has fixed November 2, 1998 as the record date for determination of holders of World Access Common Stock entitled to notice of and to vote at the World Access Special Meeting. As of the close of business on the World Access Record Date, 25,675,253 shares of World Access Common Stock were outstanding, held by approximately 312 holders of record. Only holders of record of World Access Common Stock as of the close of business on the World Access Record Date are entitled to notice of and to vote at the World Access Special Meeting and any adjournments or postponements thereof.

     Voting; Vote Required. Each holder of record of World Access Common Stock on the World Access Record Date is entitled to cast one vote per share of World Access Common Stock held thereby on the World Access Record Date, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of World Access at the World Access Special Meeting. A majority of the shares of World Access Common Stock entitled to vote at the World Access Special Meeting will constitute a quorum for the transaction of business at the World Access Special Meeting.

     The approval of the Merger Agreement, including the Merger and the Share Issuance, the adoption of the Incentive Equity Plan and the ratification and approval of the Indemnification Agreements each will require the affirmative vote of a majority of the shares of World Access Common Stock, present in person or represented by properly executed proxy at the World Access Special Meeting. The approval of the amendment to the World Access Certificate will require the affirmative vote of a majority of the outstanding shares of World Access Common Stock.

     Shares of World Access Common Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the World Access Special Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the World Access Common Stock present in person or represented by proxy at the World Access Special Meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes (i.e., shares identified as held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Joint Proxy Statement/Prospectus, other than with respect to the approval of the amendment to the World Access Certificate, will therefore not be considered votes cast and, accordingly, will not affect the determination as to whether a majority of votes cast has been obtained with respect to a particular matter. Because approval of the amendment to the World Access Certificate will require the affirmative vote of a majority of the outstanding shares of World Access Common Stock, broker non-votes with respect to such proposal will have the same effect as a negative vote.

     BECAUSE APPROVAL OF THE AMENDMENT TO THE WORLD ACCESS CERTIFICATE, WHICH APPROVAL IS INTENDED TO SATISFY ONE OF THE CONDITIONS TO THE MERGER, REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF WORLD ACCESS COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECTS AS NEGATIVE VOTES. ACCORDINGLY, THE BOARD OF DIRECTORS OF WORLD ACCESS URGES THE HOLDERS OF WORLD ACCESS COMMON STOCK TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     Security Ownership by Certain Beneficial Owners and Management. As of the close of business on the World Access Record Date, directors and executive officers of World Access and their respective affiliates may be deemed to be the beneficial owners of shares of World Access Common Stock representing approximately 5.8% of the outstanding voting power of World Access. Each of the directors and executive officers of World Access has indicated that such person intends to vote or direct the vote of all the shares of World Access Common Stock over which such person has voting control in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and in favor of all other proposals described herein.

THE TELCO SYSTEMS SPECIAL MEETING

     General. This Joint Proxy Statement/Prospectus is also being furnished to stockholders of Telco Systems in connection with the solicitation of proxies by the board of directors of Telco Systems for use at the Telco Systems Special Meeting to be held at the principal offices of Telco Systems located at 63 Nahatan Street, Norwood, Massachusetts 02062, on November 30, 1998, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders of Telco Systems.

     Matters to Be Considered. At the Telco Systems Special Meeting, stockholders of record of Telco Systems as of the close of business on the Telco Systems Record Date will be asked to consider and vote upon proposals: (i) to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and (ii) to transact such other business as may properly come before the Telco Systems Special Meeting or any adjournments or postponements thereof.

     Board of Directors' Recommendation. THE BOARD OF DIRECTORS OF TELCO SYSTEMS HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF TELCO SYSTEMS AND HAS THEREFORE UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF TELCO SYSTEMS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     Telco Systems Record Date. The board of directors of Telco Systems has fixed November 6, 1998 as the record date for determination of holders of Telco Systems Common Stock entitled to notice of and to vote at the Telco Systems Special Meeting. As of the close of business on the Telco Systems Record Date, 11,942,598 shares of Telco Systems Common Stock were outstanding, held by approximately 379 holders of record. Only holders of record of Telco Systems Common Stock as of the close of business on the Telco

Systems Record Date are entitled to notice of and to vote at the Telco Systems Special Meeting and any adjournments or postponements thereof.

     Voting; Vote Required. Each holder of record of Telco Systems Common Stock on the Telco Systems Record Date is entitled to cast one vote for each share of Telco Systems Common Stock held thereby, on the Telco Systems Record Date, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Telco Systems at the Telco Systems Special Meeting. A majority of the shares of Telco Systems Common Stock entitled to vote at the Telco Systems Special Meeting will constitute a quorum for the transaction of business at the Telco Systems Special Meeting.

     The approval of the Merger Agreement and the Merger will require the affirmative vote of a majority of the outstanding shares of Telco Systems Common Stock at the Telco Systems Special Meeting.

     Shares of Telco Systems Common Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the Telco Systems Special Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the Telco Systems Common Stock present in person or represented by proxy at the Telco Systems Special Meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Abstention and broker non-votes will have the same effect as a vote against the approval of the Merger Agreement and the Merger, which approval will require the affirmative vote of a majority of the outstanding shares of Telco Systems Common Stock.

     BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF TELCO SYSTEMS COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE BOARD OF DIRECTORS OF TELCO SYSTEMS URGES THE HOLDERS OF TELCO SYSTEMS COMMON STOCK TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     Security Ownership by Certain Beneficial Owners and Management. As of the close of business on the Telco Systems Record Date, directors and executive officers of Telco Systems and their respective affiliates may be deemed to be the beneficial owners of shares of Telco Systems Common Stock representing less than 1% of the outstanding voting power of Telco Systems. Each of the directors and executive officers of Telco Systems has indicated that such person intends to vote or direct the vote of all the shares of Telco Systems Common Stock over which such person has voting control in favor of the Merger Agreement and the Merger. In addition, the owners of approximately 8% of the outstanding Telco Systems Common Stock have entered into a Stockholders Proxy Agreement pursuant to which each Stockholder has granted to World Access the right to vote all voting securities of Telco Systems held by such Stockholder in favor of the Merger Agreement and the Merger. See "The Stockholders Proxy Agreement."

PROXIES

     This Joint Proxy Statement/Prospectus is being furnished to holders of World Access Common Stock and holders of Telco Systems Common Stock in connection with the solicitation of proxies by and on behalf of the boards of directors of World Access and Telco Systems for use at the World Access Special Meeting and the Telco Systems Special Meeting, respectively. All shares of World Access Common Stock and all shares of Telco Systems Common Stock that are entitled to vote and are represented at the World Access Special Meeting or the Telco Systems Special Meeting, as the case may be, by properly executed proxies received prior to or at such meeting and not duly and timely revoked, will be voted at such meetings in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted (i) in the case of the World Access Special Meeting, FOR the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the Share Issuance, FOR the approval and adoption of the amendment to the World Access Certificate to increase the number of authorized shares of World Access Common Stock to 150,000,000, FOR the approval and adoption of the Incentive Equity Plan and FOR the ratification and approval of the Indemnification Agreements; and (ii) in the case of the Telco Systems Special Meeting, FOR the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

     If any other matters are properly presented for consideration at either the World Access Special Meeting or the Telco Systems Special Meeting or any adjournments or postponements thereof, including, among other things, consideration of a motion to adjourn or postpone either such meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that proxies voting against the proposals presented in this Joint Proxy Statement/Prospectus may not be voted for adjournment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of World Access or Telco Systems, as the case may be, or by delivering to the respective Information Agent via facsimile at or before the taking of the vote at the World Access Special Meeting or the Telco Systems Special Meeting, as the case may be, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of World Access or Telco Systems, as the case may be, before the taking of the vote at the World Access Special Meeting or the Telco Systems Special Meeting, as the case may be, or
(iii) attending the World Access Special Meeting or the Telco Systems Special Meeting, as the case may be, and voting in person (although attendance at the World Access Special Meeting or the Telco Systems Special Meeting, as the case may be, will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent via facsimile to your respective Information Agent at (212) 440-9955 for World Access stockholders or (201) 804-8017 for Telco Systems stockholders or sent so as to be delivered, in the case of World Access stockholders, to World Access, Inc., 2240 Resurgens Plaza, 945 E. Paces Ferry Road, Atlanta, Georgia 30326,
Attention: Secretary, and in the case of Telco Systems stockholders, to Telco Systems, Inc., 63 Nahatan Street, Norwood, Massachusetts 02062, Attention:
Secretary, or hand-delivered to the Secretary of World Access or Telco Systems, as the case may be, at or before the taking of the vote at the World Access Special Meeting or the Telco Systems Special Meeting, respectively.

     All expenses of this solicitation, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus to stockholders of World Access and Telco Systems, will be borne equally by World Access and Telco Systems. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of World Access and Telco Systems in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. World Access has retained Georgeson & Company Inc. and Telco Systems has retained Corporate Investor Communications, Inc. at an aggregate cost of approximately $15,000 to assist in their respective solicitations of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and World Access and Telco Systems will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.
                             ---------------------

                 TELCO SYSTEMS STOCKHOLDERS SHOULD NOT SEND ANY
                   STOCK CERTIFICATES WITH THEIR PROXY CARDS.
                             ---------------------

                                   THE MERGER

GENERAL

     The Merger Agreement provides that Telco Systems will be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of Telco Systems will cease and Merger Sub will continue as the surviving corporation of the Merger and a direct wholly owned subsidiary of World Access. The Merger will take place as promptly as practicable after the adoption and approval of the Merger Agreement and the transactions contemplated thereby, by the stockholders of World Access and Telco Systems and the satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement. See "The Merger Agreement."

CONVERSION OF TELCO SYSTEMS COMMON STOCK

     At the Effective Time, by virtue of the Merger and without any action on the part of World Access, Old World Access, Merger Sub, Telco Systems or the holders of Telco Systems Common Stock, each share of Telco Systems Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Telco Systems Common Stock to be cancelled as described below and shares held by persons who have perfected their appraisal rights (if applicable) under Section 262 of the DGCL) together with the Associated Rights will forthwith cease to exist and will be converted into and become exchangeable for the Merger Consideration described below.

     Telco Systems Common Stock. Pursuant to the Merger Agreement, each outstanding share of Telco Systems Common Stock (together with the Associated Rights) (other than any shares of Telco Systems to be cancelled as described below and shares held by persons who have perfected their appraisal rights (if applicable) under Section 262 of the DGCL) will be converted into that number of shares of World Access Common Stock equal to the quotient of $17.00 divided by the average of the last reported sales prices of one share of World Access Common Stock on Nasdaq during the period of the 20 most recent trading days ending three business days before the Effective Time (the "World Access Market Price") (unless the World Access Market Price exceeds $36.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into
 .4722 shares of World Access Common Stock, or unless the World Access Market Price is less than $29.00 per share, in which case each outstanding share of Telco Systems Common Stock will be converted into .5862 shares of World Access Common Stock), provided that (i) the nominal value of the consideration to be received by holders of Telco Systems Common Stock is no less than the Minimum Nominal Value and (ii) World Access may elect to pay cash in lieu of shares of World Access Common Stock so long as such cash does not constitute more than 55% of the Merger Consideration (based on the average of the high and low trading prices of the World Access Common Stock on the day the Merger is consummated). If World Access elects to pay cash in the Merger in lieu of issuing additional shares of World Access Common Stock, then each share of Telco Systems Common Stock will be exchanged for a pro rata portion of (i) the Aggregate Cash Pool (which is subject to the 55% limitation described above) and (ii) the aggregate number of shares of World Access Common Stock to be issued in the Merger, which will be equal to the number of shares of World Access Common Stock that would have been issued in the Merger had World Access not elected to include cash in the Merger Consideration less that number of such shares having a value (based upon the World Access Market Price) equal to the Aggregate Cash Pool. World Access will determine and publicly announce what portion (if any) of the Merger Consideration it will pay in cash on the third business day prior to the Effective Time.

     Telco Systems Treasury Stock. Each share of Telco Systems Common Stock held in the treasury of Telco Systems and each share of Telco Systems Common Stock owned by World Access together with any Associated Rights, immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof, and no payment will be made with respect thereto.

     No Fractional Shares. No fractional share certificates for World Access Common Stock will be issued upon the surrender for exchange of certificates evidencing shares of Telco Systems Common Stock. In lieu thereof, the Exchange Agent or World Access, as the case may be, will pay each holder of Telco Systems Common Stock an amount in cash calculated as provided in the Merger Agreement.

     Options. At the Effective Time, each option granted by Telco Systems to purchase shares of Telco Systems Common Stock (other than options granted to new employees subsequent to June 4, 1998) that is outstanding and unexercised immediately prior to the Effective Time will immediately vest in full upon the consummation of the Merger and will be assumed by World Access and converted into an option to purchase shares of World Access Common Stock in such number and at such exercise price as follows and will otherwise have the same terms and conditions as in effect immediately prior to the Effective Time: (i) the number of shares of World Access Common Stock to be subject to the new option will be equal to the product of (A) the number of shares of Telco Systems Common Stock subject to the original option and (B) the Exchange Ratio (unless the Exchange Ratio is adjusted to ensure that holders of Telco Systems Common Stock receive the Minimum Nominal Value in the Merger, in which event the Exchange Ratio for purposes of this determination will be equal to $12.00 divided by the World Access Market Price); (ii) the exercise price per share of World Access Common Stock under the new option will be equal to the quotient of (A) the exercise price per share of Telco Systems Common Stock under the original option divided by (B) the Exchange Ratio (unless the Exchange Ratio is adjusted to ensure that holders of Telco Systems Common Stock receive the Minimum Nominal Value in the Merger, in which event the Exchange Ratio for purposes of this determination will be equal to $12.00 divided by the World Access Market Price); and (iii) upon each exercise of options by a holder thereof, the aggregate number of shares of World Access Common Stock deliverable upon such exercise shall be rounded, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent. Under the Merger Agreement, World Access has agreed to file a registration statement on Form S-8 with respect to the shares of World Access Common Stock subject to the Telco Systems 1980 Stock Option Plan, the Telco Systems 1988 Non-Statutory Stock Option Plan and the Telco Systems 1990 Stock Option Plan (collectively, the "Telco Systems Option Plans") following the Effective Time in order for such shares of World Access Common Stock to be sold without restriction.

     Certain Adjustments. If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Telco Systems Common Stock or World Access Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period then the Exchange Ratio will be adjusted accordingly to provide the holder of Telco Systems Common Stock the same economic effect as contemplated by the Merger Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

BACKGROUND OF THE MERGER

     In April 1997, Dr. William Smith, Chief Executive Officer of Telco Systems, Mr. Steven Odom, Chairman and Chief Executive Officer of World Access, Mr. William Stuart, Chief Financial Officer of Telco Systems, and Mr. Hensley West, President and Chief Operating Officer of World Access, held brief preliminary discussions regarding the possibility of a business combination between World Access and Telco Systems. These preliminary discussions focused on the complementary strengths of the businesses of the two companies, developing trends in the telecommunications industry and the acquisition strategy of World Access. At a subsequent meeting in April 1997, senior management from both companies discussed a potential distribution relationship between the two companies as an alternative to a business combination. These discussions terminated before World Access and Telco Systems exchanged any non-public information or developed any specific plans with respect to a transaction.

     In September 1997, the board of directors of Telco Systems authorized Broadview, the financial advisor of Telco Systems, to approach certain companies regarding their interest in exploring a business combination transaction with Telco Systems. None of these contacts resulted in mutually acceptable transaction proposals.

     At an industry conference in late October 1997, Dr. Smith, Mr. Odom, Mr. Stuart and Mr. West reviewed their earlier discussions concerning a business combination of Telco Systems and World Access. In anticipation of further discussions regarding a possible business combination, on November 7, 1997, the companies entered into a confidentiality agreement (the "Confidentiality Agreement"), pursuant to which they agreed to exchange non-public information. Following execution of the Confidentiality Agreement, representatives of World Access and Telco Systems discussed and provided each other with certain business, financial, legal, tax and accounting information relating to World Access and Telco Systems. By late November 1997, the companies had terminated these discussions believing that the time and circumstances were not appropriate to effect the contemplated business combination.

     In April 1998, Mr. Odom contacted Dr. Smith and suggested that they recommence the earlier discussions of a business combination of World Access and Telco Systems. On April 28 and 29, 1998, Dr. Smith and Mr. Stuart met with Mr. Odom, Mr. West and Mr. Michael Mies, Vice President and Treasurer of World Access, to discuss a possible combination of the companies. Following these meetings and continuing through June 4, 1998, the senior management, legal counsel, independent accountants and financial advisors of each of World Access and Telco Systems conducted a due diligence review and continued discussions with respect to the other company.

     At a meeting of the Telco Systems board of directors held on May 18, 1998, senior management of Telco Systems and representatives of Broadview discussed the businesses of World Access, the rationale for the proposed merger and the proposed principal terms and conditions of the transaction. The management of Telco Systems also advised the Telco Systems board of directors that the companies were reviewing the accounting treatment of the proposed transaction to determine if pooling of interests accounting would be appropriate. Telco Systems' legal counsel reviewed certain legal matters with the Telco Systems board of directors, including the fiduciary duties of the Telco Systems directors, and certain aspects of the transaction process. At this meeting, Messrs. Odom, West and Mies addressed the Telco Systems board of directors concerning World Access and its businesses and their view of the proposed transaction. The Telco Systems board of directors directed management of Telco Systems, with the assistance of Telco Systems' legal counsel and financial advisors, to continue to pursue the proposed transaction. The management of Telco Systems then continued to meet with Messrs. Odom, West and Mies, during which they agreed upon the basic structure of the proposed merger and discussed an exchange ratio based on a nominal value of $18 per share, provided that the merger could be accounted for as a pooling of interests.

     On May 21, 1998, World Access provided Telco Systems with a draft merger agreement and related stockholders proxy agreement. Commencing on May 26, 1998, representatives of Telco Systems and World Access began negotiating the terms of the draft transaction agreements and continued to discuss various issues relating to the proposed transaction, including possible difficulties in qualifying for pooling of interest accounting treatment.

     At a meeting of the Telco Systems board of directors held on June 1, 1998, the Telco Systems management updated the Telco Systems board of directors on the status of the due diligence review of, and the negotiations with, World Access and discussed the then-proposed terms of the merger, which were conditioned upon the ability to utilize pooling of interests accounting for the merger and which would have established the merger exchange ratio based upon a nominal value of $18 per share of Telco Systems Common Stock (instead of the $17 per share nominal value of the Exchange Ratio as of June 4, 1998) but otherwise subject to the same methodology as the Exchange Ratio. At the meeting, Broadview reviewed the financial terms of the then-proposed merger, and discussed the results of its review of the businesses of Telco Systems and World Access and certain other matters. Telco Systems' legal counsel reviewed the status of its due diligence review of World Access and the terms and conditions of the proposed merger agreement and the proposed stockholders proxy agreement and reviewed relevant aspects of applicable law. After extensive discussion regarding the terms of the proposed merger, the unresolved issues relating to World Access' ability to account for the merger utilizing pooling of interests accounting and the related uncertainty that such issues presented to the proposed transaction, the Telco Systems board of directors authorized management, with the assistance of Telco Systems' legal counsel and financial advisors, to continue to pursue the proposed merger and to explore the financial terms of a proposed merger with World Access that would be accounted for utilizing the purchase method of accounting instead of the pooling of interests method.

     On June 2, 1998, following further discussion among representatives of World Access and Telco Systems, including representatives of their respective independent accountants, and in light of continuing issues relating to World Access' ability to account for the proposed merger utilizing pooling of interests accounting, the companies' respective managements determined to recommend to their board of directors that the proposed merger be accounted for utilizing the purchase method of accounting and that the merger exchange ratio be based upon a nominal value of $17 per share of Telco Systems Common Stock (as of June 4, 1998) rather than the $18 per share nominal value which was discussed in the context of a proposed merger that could be accounted for as a pooling of interests. The other principal terms of the proposed merger would remain unchanged.

     Mr. Odom personally advised each of the directors of World Access concerning the status of the negotiations with the management of Telco Systems with respect to the proposed merger on a periodic basis from late April 1998 to June 2, 1998.

     At a June 2, 1998 meeting of the World Access board of directors, World Access management updated the directors on the terms of the proposed merger and the results of the financial and operational due diligence of Telco Systems that had been undertaken by World Access management, and Robinson-Humphrey presented its review and analysis of the terms of the proposed merger. After extensive discussion regarding the terms of the proposed merger and the presentations of management and Robinson-Humphrey, the World Access board of directors unanimously approved the Merger and the issuance of the World Access Common Stock upon the terms and conditions set forth in the draft of the Merger Agreement furnished to it and authorized management to complete the negotiation of the Merger Agreement, provided that the exchange ratio be based on a nominal value of no more than $18 per share in the context of a merger that could be accounted for as a pooling of interests and that World Access receive the fairness opinion from Robinson-Humphrey.

     At a telephonic meeting of the Telco Systems board of directors on June 2, 1998, Telco Systems' management updated the directors on the proposed revisions to the financial terms of the proposed merger. After extensive discussion regarding the revised proposal and the recent trading prices of the World Access Common Stock, the Telco Systems board of directors authorized management to continue to pursue the proposed transaction and requested that management seek to modify the manner in which the lower and upper ranges of the exchange ratio would be determined.

     At a telephonic meeting of the Telco Systems board of directors on June 4, 1998, Telco Systems' management updated the Telco Systems board of directors on the proposed upper and lower ranges of the proposed Exchange Ratio and World Access' request that certain senior management agree to defer their right to certain change of control payments resulting from the consummation of the Merger. Broadview updated its financial review of the proposed merger based upon the revised financial terms of the transaction. Telco Systems' legal counsel then reviewed the remaining unresolved items. After lengthy discussion, the Telco Systems board of directors unanimously (with one director absent at the time of the vote) determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to and in the best interests of Telco Systems and its stockholders, adopted the Merger Agreement and recommended that Telco Systems stockholders vote in favor of approving and adopting the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

     Also on June 4, 1998, following completion of final negotiations on the Merger Agreement and agreement by certain of Telco Systems' senior management to the requested deferral of their change of control payments, the Merger Agreement and the Stockholders Proxy Agreement were executed and the companies publicly announced the transaction.

     On October 9, 1998, Telco Systems management and representatives of Broadview met with World Access management and representatives of Robinson-Humphrey and informed them that given the significant decline in the trading price of the World Access Common Stock and its effect on the value of the consideration to be received by the Telco Systems stockholders in the Merger, Telco Systems believed that it would be difficult for its board of directors to recommend that the Telco Systems stockholders vote in favor of the Merger Agreement and that an increase in such value was appropriate. In that regard, World Access believed that it was necessary to revise the terms of the proposed merger to make more likely its consummation. Thereafter, management of Telco Systems and World Access negotiated the terms of the First Amendment which provides for, among other things, the Minimum Nominal Value. On October 13, 1998, World Access and Telco Systems agreed in principle to terms of the First Amendment and issued a joint press release to such effect.

     On October 16, 1998, World Access management advised the boards of directors of World Access and Old World Access of the proposed revised terms of the Merger, and Robinson-Humphrey delivered its opinion dated October 16, 1998 with respect thereto.

     A telephonic meeting of the boards of directors of World Access and Old World Access was held on October 27, 1998. At that meeting, World Access management and legal advisors updated the boards of directors regarding the status of the Merger and the revised terms thereof that had been negotiated. Robinson-Humphrey delivered written confirmation of its October 16, 1998 opinion to the effect that the consideration to be paid in the Merger as proposed to be amended was fair from a financial point of view to World Access and Old World Access. After extensive discussion, the boards of directors of World Access and Old World Access unanimously approved the First Amendment and directed management to proceed with the Merger as proposed to be amended.

     A telephonic meeting of the board of directors of Telco Systems was held on October 26, 1998. At that meeting, Telco Systems management and legal advisors updated the board of directors regarding the status of the Merger and the revised terms thereof that had been negotiated. Broadview delivered its opinion that the consideration to be received by Telco Systems stockholders in the Merger as proposed to be amended was fair, from a financial point of view, to such stockholders. After extensive discussions, the board of directors of Telco Systems unanimously approved the First Amendment and directed management to proceed with the Merger as it was proposed to be amended.

     On October 27, 1998, the First Amendment was executed, and on October 28, 1998 the companies publicly announced such event.

WORLD ACCESS REASONS FOR THE MERGER; RECOMMENDATION OF THE WORLD ACCESS BOARD OF DIRECTORS

     The board of directors of World Access has carefully considered the advisability of the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, World Access and its stockholders. THE BOARD OF DIRECTORS OF WORLD ACCESS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE SHARE ISSUANCE, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF WORLD ACCESS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE SHARE ISSUANCE.

     In the course of its deliberations, the board of directors of World Access reviewed, and consulted with the World Access management and financial and legal advisors concerning, a number of factors relevant to the Merger. In particular, the board of directors of World Access considered, among other things:

          (i) the written opinion of Robinson-Humphrey, dated June 4, 1998, which was updated on October 16, 1998 and confirmed in writing on October 27, 1998, that the consideration to be paid by World Access in the Merger is fair, from a financial point of view, to World Access;

          (ii) the business, operations and prospects of Telco Systems;

          (iii) the combined company's more complete portfolio of telecommunications products, including Telco Systems' bandwidth optimization products which have not previously been offered by World Access;

          (iv) the opportunities for economies of scale and operating efficiencies that may result from the Merger, particularly in terms of the integration of office facilities, information systems and support functions;

          (v) based on the relative earnings of both companies and the Exchange Ratio, the expected accretion to the current stockholders of World Access assuming certain potential synergies are achieved;

          (vi) the terms and conditions of the Merger Agreement, including that the Merger will be a tax-free reorganization for federal income tax purposes, that World Access may terminate the Merger Agreement if the World Access Market Price is less than $12.00 per share and that World Access may elect to use cash for a portion of the Merger Consideration;

          (vii) the conclusion of a review of the financial terms of certain recent business combinations which were deemed comparable, in whole or in part, to the proposed Merger;

          (viii) the historical market prices of, and their information with respect to, the World Access Common Stock;

          (ix) the prospects for the long-term performance of World Access Common Stock as well as the potential volatility of such stock;

          (x) the ability of the Merger to better position World Access to deal with uncertainties which may face the telecommunications industry; and

          (xi) the belief of the World Access board of directors that the Merger will enhance the combined company's product research and development activities due, in part, to the technical expertise of Telco Systems.

     The board of directors of World Access also considered a variety of inherent risks and other potentially negative factors in its deliberations concerning the Merger. In particular, the board of directors of World Access considered, among other things: (i) the potential dilutive effect of the issuance of World Access Common Stock pursuant to the Merger; (ii) the risk that public market price of the World Access Common Stock might be adversely affected by announcement of the Merger; (iii) the effect of the Minimum Nominal Value to be received by the holders of Telco Systems Common Stock; and (iv) other risks described above under "Risk Factors."

     Based on the foregoing matters, and such other matters as the members of the board of directors of World Access deemed relevant, the World Access board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby.

     The foregoing discussion of the information and factors considered and given weight by the board of directors of World Access is not intended to be exhaustive but is believed to include all material factors considered by such board of directors. In addition, in reaching the determination to approve and recommend the Merger Agreement and the transactions contemplated thereby, the board of directors of World Access did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given different weights to different factors. The board of directors of World Access is, however, unanimous in its recommendation to the holders of World Access Common Stock that the Merger Agreement and the transactions contemplated thereby be approved.

TELCO SYSTEMS REASONS FOR THE MERGER; RECOMMENDATION OF THE TELCO SYSTEMS BOARD OF DIRECTORS

     The board of directors of Telco Systems has carefully considered the advisability of the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Telco Systems and its stockholders. THE BOARD OF DIRECTORS OF TELCO SYSTEMS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF TELCO SYSTEMS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     In the course of its deliberations, the board of directors of Telco Systems reviewed, and consulted with Telco Systems' management and financial and legal advisors concerning, a number of factors relevant to the Merger. In particular, the board of directors of Telco Systems considered, among other things:

          (i) The Telco Systems board of directors' familiarity with, and review of, Telco Systems' business, operations, financial condition, earnings and prospects and that, on a combined basis with World Access, the companies will likely have greater financial stability and strength due to the inherent increase in scale economies and the market diversification resulting from the combination of divergent businesses.

          (ii) The Telco Systems board of directors' review, based in part on presentations by Broadview, Telco Systems' financial advisor, of (a) the business, operations, financial condition and earnings of World Access on a historical and prospective basis and of the combined company on a pro forma basis, and (b) the historical market price of the World Access Common Stock and the resulting relative interests of Telco Systems stockholders and World Access stockholders in the equity of the combined company.

          (iii) The presentations of Broadview to the Telco Systems board of directors on June 1, 1998, June 4, 1998, October 22, 1998 and October 26, 1998 in connection with the Telco Systems board of directors' consideration of the Merger Agreement, and the opinion dated October 26, 1998 of Broadview that, as of such date, the Merger Consideration (after giving effect to the First Amendment) was fair from a financial point of view to the Telco Systems stockholders. See "-- Opinion of Telco Systems' Financial Advisor."

          (iv) The fact that (a) pursuant to the First Amendment, the nominal value of the Telco Systems Common Stock used to calculate the Exchange Ratio would not be less than $12.00 per share, which represented a premium of 88.2% over the closing price of the Telco Systems Common Stock on Nasdaq on October 12, 1998 (the last trading day prior to announcement of the companies' agreement in principle regarding the Minimum Nominal Value), (b) if the World Access Market Price was greater than $20.47, the Telco Systems stockholders would receive an incremental increase in value until the World Access Market Price reached $29.00, (c) if the World Access Market Price was between $29.00 and $36.00, the nominal value of the Telco Systems Common Stock to be used to calculate the Exchange Ratio would be $17.00 per share, and (d) the $17.00 nominal value could be increased if the World Access Market Price exceeded $36.00 per share.

          (v) In response to the significant price decline in the World Access Common Stock since the initial execution of the Merger Agreement, the fact that the First Amendment to the Merger Agreement ensures that the Telco Systems stockholders would receive a minimum nominal value of $12.00 for each share of Telco Systems Common Stock.

          (vi) The liquidity of the World Access Common Stock to be received by the Telco Systems stockholders, which is required to be quoted on Nasdaq as a condition to the consummation of the Merger.

          (vii) The provisions of the Merger Agreement that permit Telco Systems to consider alternative bona fide third-party offers to acquire Telco Systems and permit Telco Systems to provide information to and negotiate with such parties and to terminate the Merger Agreement, subject to the payment of significant fees and expenses to World Access, if prior to the Effective Time the Telco Systems board of directors terminates the Merger Agreement or withdraws or modifies in a manner adverse to World Access its recommendation of the Merger pursuant to the exercise by the Telco Systems board of directors of its fiduciary duties to stockholders. See "The Merger Agreement -- No Solicitation of Transactions", "-- Termination" and
     "-- Termination Fees and Expenses".

          (viii) The opportunity for Telco Systems stockholders to participate, as holders of World Access Common Stock, in a larger company of which former Telco Systems stockholders would hold approximately 15.9% of the equity (after giving effect to the Resurgens Transaction) (or 7.9% if 55% of the Merger Consideration is paid in cash), and to do so by means of a transaction which is designed to be tax-free to Telco Systems' stockholders.

          (ix) The interests that the Telco Systems management and the Telco Systems board of directors may be deemed to have in the Merger that are in addition to their interests as stockholders of Telco Systems generally. See "-- Interests of Certain Persons in the Merger".

          (x) Possible difficulties involved in integrating the two companies' managements, corporate cultures and businesses.

          (xi) Possible difficulties that the combined company may have in effectively marketing its broader array of products to the combined company's customer base.

          (xii) The risks discussed above under "Risk Factors."

     The foregoing discussion of the information and factors considered and given weight by the board of directors of Telco Systems is not intended to be exhaustive but is believed to include all material factors considered by the board of directors of Telco Systems. The board of directors of Telco Systems made no determination as to the future value of the World Access Common Stock in reaching its determination that the Merger is fair to and in the best interests of Telco Systems and its stockholders. In reaching the determination to approve and recommend the Merger Agreement and the transactions contemplated thereby, the board of directors of Telco Systems did not assign any relative or specific weights to the foregoing factors which were considered. In addition, individual members of the Telco Systems board of directors may have given different weight to different factors.

OPINION OF WORLD ACCESS' FINANCIAL ADVISOR

     Pursuant to an engagement letter dated May 21, 1998, World Access retained Robinson-Humphrey to deliver a fairness opinion in connection with the proposed Merger.

     At the June 2, 1998 meeting of the World Access board of directors, Robinson-Humphrey delivered its oral opinion and written analysis and subsequently on June 4, 1998 delivered its updated written analysis and written opinion that, based upon and subject to various considerations set forth in such opinion, as of June 4, 1998, the Exchange Ratio was fair to World Access and Old World Access from a financial point of view. On October 16, 1998, Robinson-Humphrey delivered its written opinion that, based upon and subject to various considerations set forth in such opinion, as of October 16, 1998, the consideration to be paid by World Access in the proposed Merger pursuant to the proposed terms of the First Amendment was fair to World Access and Old World Access from a financial point of view. On October 27, 1998, Robinson-Humphrey delivered its written confirmation of its October 16, 1998 opinion. No limitations were imposed by the World Access board of directors upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion. All references below to Robinson-Humphrey's opinion refer to Robinson-Humphrey's written opinion dated October 16, 1998, unless otherwise indicated.

     THE FULL TEXT OF THE OPINION OF ROBINSON-HUMPHREY, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. WORLD ACCESS STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. ROBINSON-HUMPHREY'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF WORLD ACCESS, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF WORLD ACCESS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE WORLD ACCESS SPECIAL MEETING. THE SUMMARY OF THE OPINION OF ROBINSON-HUMPHREY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Robinson-Humphrey reviewed and analyzed (1) the Merger Agreement and the proposed First Amendment thereto, (2) publicly available information concerning World Access and Telco Systems, which Robinson-Humphrey believed to be relevant to its inquiry, (3) financial and operating information with respect to the businesses, operations and prospects of World Access and Telco Systems furnished to Robinson-Humphrey by World Access or Telco Systems, (4) trading histories of World Access Common Stock and Telco Systems Common Stock and a comparison of those trading histories with those of other companies which Robinson-Humphrey deemed relevant, (5) a comparison of the historical financial results and present financial condition of each of World Access and Telco Systems with those of other companies which Robinson-Humphrey deemed relevant,
(6) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions which Robinson-Humphrey deemed relevant,
(7) certain potential pro forma effects of the Merger on World Access and (8) certain historical data relating to percentage premiums paid in acquisitions of publicly traded companies. In addition, Robinson-Humphrey held discussions with the managements of World Access and Telco Systems concerning their respective businesses, operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as Robinson-Humphrey deemed appropriate.

     Robinson-Humphrey relied upon the accuracy and completeness of the financial and other information used by Robinson-Humphrey in arriving at Robinson-Humphrey's opinion without independent verification. With respect to the financial forecasts/projections of World Access and Telco Systems and synergies anticipated from the Merger, Robinson-Humphrey assumed that such information had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of World Access and Telco Systems as to the future financial performance of World Access and Telco Systems and synergies anticipated from the Merger. In arriving at such opinion, Robinson-Humphrey conducted only a limited physical inspection of the properties and facilities of World Access and Telco Systems, and Robinson-Humphrey did not make or obtain any evaluations or appraisals of the assets or liabilities of World Access or of Telco Systems.

     Robinson-Humphrey's opinion was necessarily based upon market, economic and other conditions as they may have existed and could be evaluated as of October 16, 1998. The financial markets in general and the markets for the common stock of World Access and of Telco Systems, in particular, are subject to volatility, and Robinson-Humphrey's opinion did not purport to address potential developments in the financial markets or the markets for the common stock of World Access and of Telco Systems after the date thereof. The opinion did not address the underlying business decision of World Access to effect the Merger. Robinson-Humphrey assumed that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by World Access or Telco Systems.

     In connection with the preparation of its fairness opinion, Robinson-Humphrey performed certain financial and comparative analyses, the material portions of which are summarized below. The summary set forth below includes the financial analyses used by Robinson-Humphrey and deemed to be material, but does not purport to be a complete description of the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, Robinson-Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create a misleading or an incomplete view of the process underlying its analyses set forth in the opinion. In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of World Access or Telco Systems. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the price at which such companies may actually be sold, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to World Access or Telco Systems. An analysis of the results of such a comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of companies to which World Access and Telco Systems are being compared.

     The following is a summary of certain analyses performed by Robinson-Humphrey in connection with rendering its opinion. Robinson-Humphrey presented an oral opinion and the written analysis discussed below at a meeting of the board of directors of World Access on June 2, 1998 and provided the updated written analysis and written opinion on June 4, 1998. On October 16, 1998, Robinson-Humphrey provided the updated written opinion. On October 27, 1998, Robinson-Humphrey delivered its written confirmation of its October 16, 1998 opinion.

     Certain analyses performed by Robinson-Humphrey utilized financial forecasts for World Access and Telco Systems. Such financial forecasts were based upon estimates published by equity research analysts in the investment community, including Robinson-Humphrey's research analyst.

     Historical Stock Price Analysis. Robinson-Humphrey analyzed the prices at which Telco Systems Common Stock has traded since January 1, 1993. In calendar 1993, the high price was $10.38, and the low price was $6.63. In calendar 1994, the high price was $18.00, and the low price was $8.00. In calendar 1995, the high price was $16.56, and the low price was $9.38. In calendar 1996, the high price was $21.25, and the low price was $8.63. In calendar 1997, the high price was $23.88, and the low price was $8.84. In calendar 1998, through June 4, 1998 (the last trading day prior to the initial announcement of the Merger), the high price was $14.88, and the low price was $9.02. From June 4, 1998 through October 26, 1996, the high price was $15.63 and the low price was $3.69. Over the period from January 1, 1997 through June 3, 1998, Robinson-Humphrey observed that 54.4% of the outstanding shares of Telco Systems were traded in a price range of $9.00 to $12.00 per share, 15.7% of the outstanding shares were traded in a price range of $12.00 to $15.00 per share, 22.4% were traded in a price range of $15.00 to $18.00 per share, 4.9% were traded in a price range of $18.00 to $21.00 per share and 2.5% were traded in a price range of $21.00 to $24.00 per share. Over the period from June 3, 1998 through October 26, 1998, Robinson-Humphrey observed that 3.4% of the outstanding shares of Telco Systems were traded in a price range of $6.00 to $7.80 per share, 2.0% were traded in a price range of $7.80 to $9.60 per share, 23.6% were traded in a price range of $9.60 to $11.40 per share, 0.0% were traded in a price range of $11.40 to $13.20 per share and 71.0% were traded in a price range of $13.20 to $15.00 per share.

     Based on Telco Systems' closing stock price of $11.22 per share on June 4, 1998, and the Merger's implied equity value per share for Telco Systems of $12.00, Robinson-Humphrey calculated per share premiums of 7.0%, 17.1% and 15.7% to Telco Systems' closing stock prices at one trading day, one week and four weeks prior to the initial announcement date, respectively.

     Comparable Public Company Analysis. Robinson-Humphrey reviewed and compared certain publicly available financial, operating and market valuation data for selected public companies in the telecommunications equipment industry to the corresponding financial and operating data for Telco Systems. Robinson-Humphrey included the following companies in its comparable public company analysis: ADC Telecommunications, Inc., Cisco Systems, Inc., Digital Link Corporation, General DataComm Industries, Inc., Intelect Communications, Inc., Larscom Incorporated, Newbridge Networks Corporation, Network Equipment Technologies, Inc., Premisys Communications, Reltec Corporation, Tellabs, Inc., Verilink Corporation and World Access. Robinson-Humphrey noted that none of the comparable public companies was identical to Telco Systems and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies. Robinson-Humphrey calculated various financial ratios and multiples based upon the closing prices of the common stock of the comparable companies as of October 26, 1998, the most recent publicly available information for the various companies and information concerning the projected financial results of the various companies, as promulgated by equity research analysts of nationally recognized investment banking firms. The following valuation ratios were used in determining ranges of implied equity values per share of Telco Systems: (i) current market price to latest twelve months ("LTM") earnings per share, current market price to calendar 1998 and 1999 earnings per share estimates, based on the mean of publicly available earnings estimates of research analysts as provided by First Call Investor Service, and current market price to book value and (ii) firm value (defined as equity value plus debt and preferred stock minus cash and marketable securities) to LTM revenues, LTM earnings before interest and taxes ("EBIT") and LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"). Robinson-Humphrey averaged the multiples of the publicly traded comparable companies in order to apply these multiples to Telco Systems' values. To accurately reflect average values for statistical purposes, Robinson-Humphrey excluded certain outlying values that differed from the relative groupings of the other values. Robinson-Humphrey believed that these outlying
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

values for certain companies reflect temporary market aberrations that can skew mean values. Robinson-Humphrey applied these valuation ratios to Telco Systems'
(i) LTM and projected calendar 1998 and 1999 adjusted net income per share, as adjusted to give effect to tax benefits resulting from the continued use of net operating loss carryforwards ("Adjusted Net Income Per Share"), (ii) projected calendar 1998 and 1999 pro forma net income per share, which included pro forma provisions for income taxes computed at an effective tax rate of 40%, which assumes no benefits attributable to net operating loss carryforwards ("Pro Forma Net Income Per Share") and (iii) LTM revenues, LTM EBIT and LTM EBITDA. Robinson-Humphrey used in its analysis estimates of Telco Systems' projected adjusted net income per share for calendar 1998 prepared by Robinson-Humphrey's research analyst for calendar 1998, in consideration of World Access's and Telco Systems' management's best estimates and judgments regarding future operating results of Telco Systems. Robinson-Humphrey used in its analysis estimates of Telco Systems projected pro forma net income per share prepared by World Access management. Using the preceding multiples, Robinson-Humphrey calculated implied equity values for Telco Systems ranging from $7.40 to $22.19 per share. Robinson-Humphrey then calculated an average implied equity value for Telco Systems of $12.03 per share. Robinson-Humphrey then applied a control premium of 33.4%, which represents the average transaction premiums paid for merger and acquisition transactions since January 1, 1996 for comparable size transactions, to these values to derive implied equity values for Telco Systems. Robinson-Humphrey calculated implied equity values for Telco Systems ranging from $9.87 per share to $29.60 per share. Robinson-Humphrey then calculated an average implied equity value for Telco Systems of $16.04 per share.

     Analysis of Selected Mergers and Acquisitions. Robinson-Humphrey reviewed and analyzed the consideration paid in 35 selected completed and pending mergers and acquisitions involving telecommunications equipment companies since January 1, 1996. The mergers and acquisitions reviewed by Robinson-Humphrey included Reltec Corporation's acquisition of Positron Fiber Systems Corporation, Alcatel Alsthom CIE's pending acquisition of DSC Communications Corporation; Tellabs, Inc.'s acquisitions of Coherent Communications Systems Corporation and Steinbrecher Corporation; Lucent Technologies, Inc.'s acquisitions of Yurie Systems, Inc., Prominet Corporation, Livingston Enterprises, Inc. and Octel Communications Corporation; Comverse Technology, Inc.'s acquisition of Boston Technology Incorporated; Davel Communications Group, Inc.'s acquisition of Communications Central, Inc.; GTE Corporation's acquisition of BBN Corporation, Cisco Systems, Inc.'s pending acquisition of Summa Four, Inc., and acquisitions of NetSpeed, LightSpeed International, Inc., Integrated Network Corporation, Ardent Communications Corporation, Telesend, Inc., Telebit Corporation, Granite Systems, Inc. and StrataCom, Inc.; US Order, Inc.'s acquisition of Colonial Data Technologies Corp.; Larscom, Inc.'s acquisition of NetEdge Systems; Yurie Systems, Inc.'s acquisition of Data Labs, Inc.; DSC Communications Corporation's acquisition of Celcore, Inc.; McLeodUSA Incorporated's acquisition of Consolidated Communications; Brooks Fiber Properties, Inc.'s acquisition of Metro Access Networks, Inc.; ADC Telecommunications, Inc.'s acquisitions of Apex Group, Inc., Pacific Communications, Photonics Applications and Skyline Technology, Inc.; and PairGain Technologies, Inc.'s acquisition of Avidia Systems, Inc. In addition, Robinson-Humphrey reviewed and analyzed the consideration paid in selected prior mergers and acquisitions involving World Access, including its acquisitions of NACT, ATI, Galaxy and CIS. Robinson-Humphrey noted that none of the selected transactions reviewed was identical to the Merger and that, accordingly, the analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the acquisition values of comparable transactions. For the transactions involving target companies for which financial information was available, Robinson-Humphrey calculated transaction firm value as a multiple of LTM revenues, LTM EBIT and LTM EBITDA and transaction equity value as a multiple of LTM net income and most recent book value. In addition, for the target companies that were publicly traded prior to being acquired, Robinson-Humphrey calculated transaction equity value per share as a multiple of projected earnings per share, as promulgated by industry analysts of nationally recognized investment banking firms as of the date most immediately available prior to the transaction announcement date, and calculated the implied transaction premiums one day, one week and four weeks prior to the announcement date. Robinson-Humphrey averaged the multiples for the selected merger and acquisition transactions in order to apply these multiples to Telco Systems' values. To accurately reflect average values for statistical purposes, Robinson-Humphrey excluded certain outlying values that differed

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

from the relative groupings of the other values. Robinson-Humphrey believed that these outlying values for certain transactions reflected aberrations that could skew mean values. Robinson-Humphrey applied the resulting purchase price multiples, projected price/earnings multiples and transaction premiums to Telco Systems' (i) LTM revenues, EBITDA, EBIT, net income and book value at August 30, 1998, (ii) calendar 1998 Adjusted Net Income Per Share and calendar 1998 and 1999 Pro Forma Net Income Per Share and (iii) Telco Systems' stock price one trading day, one week and four weeks prior to the announcement of the Merger after the market close on June 4, 1998. Robinson-Humphrey derived implied equity values for Telco Systems ranging from $10.13 to $41.67 per share using purchase price multiples and $12.61 to $31.31 per share using projected price/earnings multiples and transaction premiums. Robinson-Humphrey then calculated average implied equity values per share using these valuation parameters. The purchase price multiples analysis implied an average equity value for Telco Systems of $21.81 per share, and the projected price/earnings multiples and transaction premiums analysis implied an average equity value for Telco Systems of $17.79 per share.

     Acquisition Premium Analysis. Robinson-Humphrey analyzed the premiums paid for 129 mergers and acquisitions of publicly traded companies with transaction values in the range of $150 million to $300 million that were announced since January 1, 1996. The average premiums paid over the targets' stock prices one trading day prior to the announcement date, one week prior to the announcement date and four weeks prior to the announcement date were 29.4%, 33.4% and 37.8%, respectively. Robinson-Humphrey applied these premiums to Telco Systems' stock price as of June 4, 1998 (the trading day prior to the initial announcement of the Merger after the market close on June 4, 1998), May 28, 1998 (one week prior to the initial announcement date) and May 7, 1998 (four weeks prior to the initial announcement date). The implied equity values for Telco Systems based upon the average percent premiums paid one day, one week and four weeks prior to the announcement date applied to Telco Systems' stock price on the corresponding dates listed above ranged from $13.68 to $14.51 per share, with an average of $14.16 per share.

     Discounted Cash Flow Analysis. Robinson-Humphrey performed a discounted cash flow analysis using its research analyst's financial projections for fiscal 1999 and estimates for fiscal 2000 through 2002 based upon guidance from the managements of World Access and Telco Systems to estimate the net present value of equity for Telco Systems. Robinson-Humphrey calculated a range of net present values of Telco Systems' free cash flows (defined as earnings before interest after taxes plus depreciation and amortization, less capital expenditures and any increase in net working capital) for the fiscal years ending the last Sunday in August 1999 through 2002 using discount rates ranging from 15% to 25%. Robinson-Humphrey calculated a range of net present values of Telco Systems' terminal values using the same range of discount rates and multiples ranging from 10.0x to 12.5x projected fiscal 2002 EBIT and also using the same range of discount rates and multiples ranging from 7.5x to 10.5x projected fiscal 2002 EBITDA. The present values of the free cash flows were then added to the corresponding present values of the terminal values. After adding Telco Systems' cash and cash equivalents as of August 30, 1998, Robinson-Humphrey calculated a range of net present equity values for Telco Systems of $12.56 to $19.78 per share based upon terminal values of EBIT multiples and a range for Telco Systems of $11.30 to $19.22 per share based upon terminal values of EBITDA multiples. Using a discount rate of 20% and terminal value multiples of 11.0x projected fiscal 2002 EBIT and 9.0x projected fiscal 2002 EBITDA, Robinson-Humphrey calculated net present equity values for Telco Systems of $15.45 and $14.74 per share, respectively.

     Pro Forma Merger Analysis. Robinson-Humphrey reviewed certain pro forma financial effects on World Access resulting from the proposed transaction for the projected years ending December 31, 1999 and 2000 and the projected quarters ending December 31, 1998. Robinson-Humphrey performed this analysis using projections for World Access and for Telco Systems provided by World Access management, based upon World Access management's best estimates and judgments regarding future operating results and the synergies anticipated from the Merger. The pro forma merger analysis was based upon certain assumptions, including, but not limited to, that the projections developed by World Access, in consideration of estimates and judgments of the managements of World Access and Telco Systems, were accurate. Robinson-Humphrey assumed synergies resulting from the Merger of $10.56 million for the years ending December 31, 1999 and 2000. Robinson-Humphrey assumed that the Merger would be accounted for under the purchase method of

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

accounting and would be consummated as of November 30, 1998. In addition, Robinson-Humphrey assumed a writeoff of 44% of the goodwill resulting from the transaction as purchased research and development and the availability of tax credits to offset future income for federal income tax purposes. Using the 20 day average closing price for World Access through October 26, 1998 to calculate the Exchange Ratio, the Merger was determined to be accretive to World Access' projected earnings per share for the years ending December 31, 1999 and 2000 and dilutive to World Access' projected earnings per share for the quarter ending December 31, 1998. Using a price of $13.00 per share for World Access, the Merger was determined to be accretive to World Access' projected earnings per share for the years ending December 31, 1999 and 2000 and dilutive to World Access' projected earnings per share for the quarter ending December 31, 1998.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by Robinson-Humphrey. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Robinson-Humphrey believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Robinson-Humphrey based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The preparation of fairness opinions does not involve a mathematical or weighing of the results of the individual analyses performed, but requires Robinson-Humphrey to exercise its professional judgment -- based on its experience and expertise -- in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Robinson-Humphrey was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Robinson-Humphrey did not form a conclusion as to whether any individual analysis, considered in insolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Robinson-Humphrey considered the results of the analyses in light of each other and ultimately reached its conclusion based on the results of all analyses taken as a whole. Robinson-Humphrey based its analyses on assumptions it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Robinson-Humphrey based its analyses are set forth above under the description of each such analysis. Robinson-Humphrey's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Robinson-Humphrey's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     In the past, Robinson-Humphrey has been engaged by World Access as an underwriter and financial advisor and has received customary fees for its services. In the ordinary course of Robinson-Humphrey's business, Robinson-Humphrey and its affiliates actively trade in the equity securities of World Access and Telco Systems for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or a short position in such securities.

     World Access engaged Robinson-Humphrey to render to the Board of Directors of World Access an opinion with respect to the fairness, from a financial point of view, to World Access of the Exchange Ratio agreed to in the Merger. World Access agreed to pay Robinson-Humphrey a fee of $500,000, payable upon the delivery of the opinion by Robinson-Humphrey. World Access has agreed to reimburse Robinson-Humphrey for reasonable expenses incurred by Robinson-Humphrey, including fees and disbursements of counsel, and to indemnify Robinson-Humphrey against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

OPINION OF TELCO SYSTEMS' FINANCIAL ADVISOR

     Telco Systems engaged Broadview to act as its financial advisor and requested that Broadview render an opinion regarding the fairness, from a financial point of view, to Telco Systems stockholders, of the consideration to be received by such stockholders in the Merger. On June 4, 1998 Broadview rendered an opinion as to the fairness, from a financial point of view, of the Merger to Telco Systems stockholders. In connection with its deliberations regarding the First Amendment, at the meeting of the Telco Systems board of directors on Monday, October 26, 1998, Broadview rendered its opinion (the "Broadview Opinion") that, as
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

of October 26, 1998, based upon and subject to the various factors and assumptions set forth in the Broadview Opinion, the Merger Consideration (giving effect to the First Amendment) was fair, from a financial point of view, to the Telco Systems stockholders. The Merger Consideration was determined pursuant to negotiations between Telco Systems and World Access and not pursuant to recommendations of Broadview.

     THE TEXT OF THE BROADVIEW OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. TELCO SYSTEMS STOCKHOLDERS ARE URGED TO READ THE BROADVIEW OPINION CAREFULLY IN ITS ENTIRETY. THE BROADVIEW OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF TELCO SYSTEMS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE TELCO SYSTEMS SPECIAL MEETING. IN ADDITION, BROADVIEW WILL RECEIVE A FEE FROM TELCO SYSTEMS CONTINGENT UPON SUCCESSFUL CONCLUSION OF THE MERGER. THE SUMMARY OF THE BROADVIEW OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, Broadview, among other actions: (i) reviewed the terms of the Merger Agreement and the associated exhibits thereto dated June 4, 1998; (ii) reviewed the terms of the First Amendment; (iii) reviewed Telco Systems' annual report and Form 10-K for the fiscal year ended August 31, 1997, including the audited financial statements included therein, and Telco Systems Form 10-Q for its quarterly period ended May 31, 1998, including the unaudited financial statements included therein, and the unaudited financial information of Telco Systems for its twelve months ended August 30, 1998 included in a Telco Systems press release dated September 17, 1998; (iv) reviewed certain internal financial and operating information, including projections through February 29, 2000, for Telco Systems prepared by Telco Systems management; (v) participated in discussions with Telco Systems management concerning the operations, business strategy, current financial performance and prospects for Telco Systems; (vi) discussed with Telco Systems' management its view of the strategic rationale for the Merger; (vii) reviewed the recent reported closing prices and trading activity for the Telco Systems Common Stock; (viii) compared certain aspects of the financial performance of Telco Systems with public companies Broadview deemed comparable; (ix) considered the effect on Telco Systems of the possible payment of up to $6,500,000 in the event it determined not to proceed with the transaction contemplated by the Merger Agreement in lieu of entering into the First Amendment; (x) analyzed available information, both public and private, concerning other mergers and acquisitions Broadview believed to be comparable in whole or in part to the Merger; (xi) reviewed World Access' annual report and Form 10-K for the fiscal year ended December 31, 1997, including the audited financial statements included therein, and World Access' Form 10-Q/A for the three months ended June 30, 1998, including the unaudited financial statements included therein; (xii) reviewed certain internal financial and operating information for World Access, including projections through December 31, 2003 relating to World Access with and without the Resurgens Transaction prepared by World Access management; (xiii) participated in discussions with World Access management and Resurgens management concerning the operations, business strategy, financial performance and prospects for World Access and Resurgens;
(xiv) reviewed the recent reported closing prices and trading activity for the World Access Common Stock; (xv) discussed with World Access management its view of the strategic rationale for the Merger; (xvi) compared certain aspects of the financial performance of World Access with public companies Broadview deemed comparable; (xvii) considered the total number of shares of World Access Common Stock outstanding with and without the Resurgens Transaction and the average weekly trading volume of World Access Common Stock; (xviii) reviewed recent equity analyst reports covering Telco Systems and World Access; (xix) prepared pro forma consolidated income statements through December 31, 1999 based on forecasts through December 31, 1999 provided by the managements of World Access and Telco Systems; (xx) assisted in negotiations and discussions related to the Merger among Telco Systems, World Access and their financial and legal advisors; and (xxi) conducted other financial studies, analyses and investigations as deemed appropriate for purposes of the Broadview Opinion.

     In rendering the Broadview Opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including, without limitation, the representations and warranties contained in the Merger Agreement and First Amendment) that was publicly available or

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

furnished by Telco Systems, World Access or World Access' financial advisor. Broadview assumed that those projections prepared and provided by the managements of Telco Systems and World Access were reasonably prepared and reflected the best available estimates and good faith judgments as to the future performance of Telco Systems and World Access, respectively. Broadview did not make or obtain an independent appraisal or valuation of any of World Access' or Telco Systems' assets. With regard to any analyses relating to valuations of comparable public companies, the share prices used were for the close of trading on October 26, 1998, the last trading day before the meeting of the Telco Systems' board of directors to consider the First Amendment.

     The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview in conjunction with rendering the Broadview Opinion. These analyses were presented to the Telco Systems board of directors at its meeting on October 26, 1998. The summary set forth below includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion.

     Public Company Comparables Analysis. Total Market Capitalization/Revenue ("TMC/R") and Price/Earnings ("P/E") multiples indicate the value public markets place on companies in a particular market segment. Several companies in the telecommunications equipment market are comparable to Telco Systems based on market focus, business model and management structure. Broadview reviewed six selected public company comparables in the communications equipment segment of the Information Technology ("IT") market from a financial point of view including each company's: Trailing Twelve Month ("TTM") Revenue; TTM Revenue Growth; TTM Earnings Before Interest and Taxes ("EBIT") Margin; TTM Net Margin; Net Cash; Equity Market Capitalization; TTM TMC/R ratio; TTM TMC/EBIT ratio; TTM P/E ratio; Forward Calendar 1998 TMC/R ratio; Forward Calendar 1998 P/E ratio; Forward Calendar 1999 TMC/R ratio; and Forward Calendar 1999 P/E ratio. The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded IT companies maintained by Broadview and broken down by industry segment. In order of descending TTM TMC/R, the public company comparables consist of: (i) ADTRAN, Inc.; (ii) Premisys Communications, Inc.; (iii) Teltrend, Inc.; (iv) Verilink Corp.; (v) Network Equipment Technologies, Inc.; and (vi) Larscom, Inc. These comparables have a TTM TMC/R ratio range of 0.09 to 2.84 with a median of 0.52; TTM TMC/EBIT ratio range of
2.06 to 12.82 with a median of 7.70; TTM P/E ratio range 4.6 to 20.5 with a median of 19.2; Forward Calendar 1998 TMC/R ratio range of 0.08 to 2.78 with a median of 0.47; Forward Calendar 1998 P/E ratio range of 12.4 to 30.7 with a median of 17.6; Forward Calendar 1999 TMC/R ratio range of 0.07 to 2.37 with a median of 0.41; and a Forward Calendar 1999 P/E ratio range of 9.7 to 16.7 with a median of 12.9.

     The equity value per share range implied by the TTM TMC/R multiples is $2.56 to $28.34 with a median implied value of $6.64. The equity value per share range implied by the TTM TMC/EBIT multiples is $2.43 to $6.12 with a median implied value of $4.37. The equity value per share range implied by the TTM P/E multiples is $1.95 to $8.70 with a median implied value of $8.15. The equity value per share implied by the Forward Calendar 1998 TMC/R multiples is $2.51 to $27.80 with a median implied value of $6.17. The equity value per share implied by the Forward Calendar 1998 P/E multiples is $4.74 to $11.74 with a median implied value of $6.74. The equity value per share implied by the Forward Calendar 1999 TMC/R multiples is $2.60 to $30.78 with a median implied value of $6.72. The equity value per share implied by the Forward Calendar 1999 P/E multiples is $11.35 to $19.47 with a median implied value of $15.10.

     Evaluation of World Access. Broadview compared the ranges and medians of several companies that are comparable to World Access, based on market focus, revenue size, business model and management structure, with the multiples implied by World Access' October 26, 1998 share price of $18.313, and its current and projected performance. In order to account for the pending Resurgens Transaction, two sets of comparable companies were used and are listed below. In order of descending TTM TMC/R, the public company comparables in the telecommunications equipment and systems integration market consist of: (i) Excel Switching Corp.; (ii) ADTRAN, Inc.; (iii) Advanced Fibre Communications, Inc.; (iv) SR Telecom, Inc.; (v); Comarco, Inc. (vi) Digital Microwave Corp.
(vii) LCC International, Inc.; and (viii) P-COM, Inc. In order of descending TTM TMC/R, the public company comparables in the telecommunications services market consist of: (i) Viatel, Inc.; (ii) RSL Communications, Ltd.; (iii) PRIMUS Telecommunications Group, Inc.; (iv) STAR Telecommunications, Inc.; and (v) Startec Global Communications Corp.
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

     Transaction Comparables Analysis. Valuation statistics from transaction comparables indicate the Adjusted Price/Revenue ("P/R"), Adjusted Price/Earnings Before Interest and Taxes ("P/EBIT"), and Adjusted Price/Earnings Before Interest, Taxes, Depreciation and Amortization ("P/EBITDA") multiples acquirers have paid for comparable companies in a particular market segment. Adjusted Price is the acquisition consideration adjusted to add debt and subtract cash on the seller's balance sheet at the time of the acquisition, if known. Broadview reviewed fourteen comparable public and private company merger and acquisition ("M&A") transactions from 1996 through the present involving sellers sharing many characteristics with Telco Systems including size, markets served and business model. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. These transactions represent fourteen selected sellers in the hardware equipment segment of the IT market. In order of descending P/R multiple, the fourteen public and private company transactions used are the acquisition of: (i) Avidia Systems, Inc. by Pairgain Technologies, Inc.; (ii) Coherent Communications Systems Corp. by Tellabs, Inc.; (iii) Positron Fiber Systems Corp. by Reltec Corp.; (iv) Netvantage, Inc. by Cabletron Systems, Inc.; (v) NACT by World Access, Inc.; (vi) Teledata Communications Ltd. by ADC Telecommunications, Inc.;
(vii) Summa Four, Inc. by Cisco Systems, Inc.; (viii) Innova Corp. by Digital Microwave Corp.; (ix) Micom Communications Corp. by Northern Telecom Ltd.; (x) Microcom, Inc. by Compaq Computer Corp.; (xi) Stratus Computers, Inc. by Ascend Communications, Inc.; (xii) Centigram Communications Corp. (Customer Premises Equipment business unit) by Mitel Corp.; (xiii) Tadiran Telecommunications Ltd by ECI Telecom, Inc.; and (xiv) Shiva Corp. by Intel Corp.

     The P/R multiples of the fourteen public and private seller transactions range from 0.78 to 9.40 with a median of 1.97. The P/EBIT multiples of the seven public seller transactions, where meaningful data is available, range from 11.62 to 60.95 with a median of 30.72. The P/EBITDA multiples of the seven public seller transactions, where meaningful data is available, range from 4.55 to
30.42 with a median of 15.25.

     The equity value per share range implied by the P/R multiples of the fourteen public and private seller transaction comparables is $9.02 to $89.78 with a median implied value of $20.16. The equity value per share range implied by the P/EBIT multiples of the seven public seller transactions, where meaningful data is available, is $5.71 to $22.61 with a median implied value of $12.25. The equity value per share range implied by the P/EBITDA multiples of the seven public seller transactions, where meaningful data is available, is $5.06 to $23.95 with a median implied value of $12.87.

     Transaction Premiums Paid Analysis. An analysis of premiums paid in comparable public transactions, while generally appropriate for public sellers, is not as applicable for the Merger, because the price of the Telco Systems Common Stock has been linked to the price of the World Access Common Stock as a result of the Exchange Ratio formula established in the original Merger Agreement. Premiums paid in comparable public seller transactions typically indicate the amount of consideration acquirers are willing to pay above the seller's equity market capitalization. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement, while the seller's equity market capitalization is measured one day prior. Broadview reviewed 32 comparable M&A transactions involving selected hardware companies from January 1, 1996 to the present with total consideration above $100 million. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. In order of descending premium paid based on the seller's stock price one trading day prior to announcement, the selected hardware transactions used were the acquisition of: (i) ILC Technology, Inc. by BEC Group, Inc.; (ii) DSC Communications Corp. by Alcatel Alsthom SA; (iii) Norand Corp. by Western Atlas, Inc.; (iv) Microcom, Inc. by Compaq Computer Corp.; (v) Tandem Computers, Inc. by Compaq Computer Corp.; (vi) Brooktree Corp. by Rockwell International Corp.; (vii) Shiva Corp. by Intel Corp.; (viii) Bay Networks, Inc. by Northern Telecom, Ltd.; (ix) Digital Equipment Corporation by Compaq Computer Corp.; (x) MAS Technology Ltd. by Digital Microwave Corp.; (xi) Coherent Communications Systems Corp. by Tellabs, Inc.; (xii) Augat, Inc. by Thomas & Betts Corp.; (xiii) Advanced Logic Research by Gateway 2000, Inc.;
(xiv) Cascade Communications Corp. by Ascend Communications, Inc.; (xv) Chips & Technologies, Inc. by Intel Corp.; (xvi) Stratacom, Inc. by Cisco Systems, Inc.;
(xvii) Positron Fiber Systems, Inc. by Reltec Corp.; (xviii) Cray Research, Inc. by Silicon Graphics, Inc.; (xix) Cyrix Corp. by National Semiconductor Corp.;
(xx) Teledata Communications

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

Ltd by ADC Telecommunications, Inc.; (xxi) Octel Communications Corp. by Lucent Technologies, Inc.; (xxii) BENCHMARQ Microelectronics, Inc. by Unitrode Corp.; (xxiii) Stratus Computers, Inc. by Ascend Communications, Inc.; (xxiv) Zycon Corp. by Hadco Corp.; (xxv) Amphenol Corp. by Kohlberg, Kravis Roberts & Co.;
(xxvi) U.S. Robotics Corp. by 3Com Corp.; (xxvii) Zilog, Inc. by Texas Pacific Group; (xxviii) Yurie Systems, Inc. by Lucent Technologies, Inc.; (xxix) Boston Technology, Inc. by Comverse Technology, Inc.; (xxx) Tadiran Telecommunications Ltd by ECI Telecom, Inc.; (xxxi) Netstar, Inc. by Ascend Communications, Inc.; and (xxxii) Micom Communications Corp. by Northern Telecom, Inc.

     Based upon Broadview's analysis of premiums paid in selected comparable hardware transactions, Broadview found that premiums (discounts) paid to sellers' equity market capitalizations one day prior to announcement date (using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) ranged from (14.3%) to 108.7% with a median of 21.5%.

     The equity value per share range implied by the premiums paid to the share price one day prior to the announcement of the companies' agreement in principle on October 13, 1998 regarding the Minimum Nominal Value is $5.46 to $13.31 with a median implied value of $7.75. The implied premium of the $12.00 Minimum Nominal value reflects an 88.2% premium paid to the price of the Telco Systems Common Stock one day prior to the October 13, 1998 announcement, which exceeds the median of the premiums paid in selected comparable hardware transactions despite the fact there may have already been an implied premium in price of the Telco Systems Common Stock due to the June 4, 1998 announcement of the Merger Agreement.

     Stock Performance Analysis. For comparative purposes, Broadview examined the weekly historical volume and trading prices and the daily relative share prices for both World Access and Telco Systems common stock. Broadview examined the following: (i) World Access and Telco Systems actual share prices and trading volumes from October 17, 1997 to October 26, 1998; (ii) World Access, Telco Systems and their respective public company comparables indexed share prices from October 17, 1997 to October 26, 1998; (iii) relative ratio of Telco Systems to World Access actual share prices from October 17, 1997 to October 26, 1998.

     Relative Contribution Analysis. A relative contribution analysis measures each of the merging companies' contributions to items such as Revenue and Net Income on a percentage basis. Broadview examined the projected relative contributions for the projected calendar year ending December 31, 1998 and the for the calendar year ending December 31, 1999, based upon internal estimates for World Access (assuming the Resurgens Transaction is not completed) and Telco Systems on Revenue, EBIT, Pretax Income and Net Income bases.

     Telco Systems' projected relative contribution for Revenue for the calendar year ending December 31, 1998 and for the calendar year ending December 31, 1999 is 37.5% and 35.5%, respectively. Telco Systems' projected relative contribution for EBIT for the calendar year ending December 31, 1998 and for the calendar year ending December 31, 1999 is 6.5% and 23.6%, respectively. Telco Systems' projected relative contribution for Pretax Income for the calendar year ending December 31, 1998 and for the calendar year ending December 31, 1999 is 9.3% and 25.1%, respectively. Telco Systems' projected relative contribution for Net Income for the calendar year ending December 31, 1998 and for the calendar year ending December 31, 1999 is 12.8% and 28.6%, respectively.

     Broadview also examined the projected relative contributions during the calendar year ending December 31, 1999, based upon internal projections for World Access (assuming the Resurgens Transaction is completed) and Telco Systems on Revenue, EBIT, Pretax Income and Net Income bases. Telco Systems' projected relative contribution for Revenue for the calendar year ending December 31, 1999 is 17.0%. Telco Systems' projected relative contribution for EBIT for the calendar year ending December 31, 1999 is 18.2%. Telco Systems' projected relative contribution for Pretax Income for the calendar year ending December 31, 1999 is 19.5%. Telco Systems' projected relative contribution for Net Income for the calendar year ending December 31, 1999 is 22.8%.

     Relative Ownership Analysis. A relative ownership analysis measures each of the merging companies' (assuming an all stock transaction) relative equity ownership and relative entity values (net of cash) at various exchange ratios. If World Access does not complete the Resurgens Transaction, the implied equity ownership, using relative equity values, is 24.2% for Telco Systems and 75.8% for World Access, and the implied entity ownership, using relative entity values, is 19.7% for Telco Systems and 80.3% for World Access.

     If World Access completes the Resurgens Transaction, the implied equity ownership, using relative equity values, is 21.8% for Telco Systems and 78.2% for World Access, and the implied entity ownership, using relative entity values, is 17.7% for Telco Systems and 82.3% for World Access.

     Pro Forma Purchase Model Analysis. A pro forma merger analysis calculates the EPS accretion (dilution) of the pro forma combined entity taking into consideration various financial affects which will result from a consummation of the Merger. This analysis relies upon certain financial and operating assumptions provided by World Access and Telco Systems management and on publicly available data about World Access and Telco Systems. Based on management forecasts for World Access (assuming the Resurgens Transaction is not completed) and Telco Systems, the pro forma purchase analysis indicates EPS accretion to World Access stockholders for the fiscal year ending December 31, 1999 of $0.07 or 4.7%.

     Broadview also employed a pro forma purchase analysis to evaluate the accretion (dilution) to the pro forma combined entity in the event the Resurgens Transaction is completed. Based on management forecasts for World Access, Resurgens and Telco Systems, the pro forma purchase analysis indicates EPS accretion (dilution) to World Access stockholders for the fiscal year ending December 31, 1999 of $0.03 or 1.9%

     Consideration of the Discounted Cash Flows Valuation Methodology. While discounted cash flows analysis is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flows analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flows. Given the uncertainty in estimating both Telco Systems' future cash flows and sustainable long-term growth rate, Broadview considered a discounted cash flows analysis inappropriate for valuing Telco Systems.

     The Telco Systems board of directors selected Broadview as its financial advisor on the basis of Broadview's reputation and experience in the information technology sector and the hardware industry in particular, as well as Broadview's historical relationship with Telco Systems. Pursuant to the terms of an engagement letter between Telco Systems and Broadview, the fees payable by Telco Systems to Broadview upon completion of the Merger are based upon the consideration to be received by Telco Systems pursuant to the Merger and are approximately $1.7 million. Telco Systems paid Broadview fees totaling $400,000 in connection with rendering its opinions as to the fairness of the consideration to be received by Telco Systems stockholders in the Merger which will be credited to the fees payable by Telco Systems upon completion of the Merger. In addition, retainer fees of approximately $130,000 paid by Telco Systems to Broadview will also be credited to the fees payable by Telco Systems upon completion of the Merger. Broadview will be reimbursed by Telco Systems for certain of its expenses incurred in connection with its engagement. The terms of the fee arrangement with Broadview, which Telco Systems and Broadview believe are customary in transactions of this nature, were negotiated at arms' length between Telco Systems and Broadview, and the Telco Systems board of directors was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the Merger.

     The above summary of the presentations by Broadview to the Telco Systems board of directors does not purport to be a complete description of such presentations or of all the advice rendered by Broadview. Broadview believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the analyses set forth in Broadview's presentations to the Telco Systems board of directors and in the Broadview Opinion. The Broadview Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Broadview Opinion. The Broadview Opinion expresses no opinion as to the price at which the World Access Common Stock will trade at any time. In performing its analyses, Broadview made numerous assumptions with respect to hardware industry performance and general economic conditions, many of which are beyond the control of Telco

Systems or World Access. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the Merger to Telco Systems and holders of Telco Systems Common Stock and to World Access. The discussion is based on current law and summarizes the opinions of Rogers & Hardin LLP, counsel to World Access, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Telco Systems. The discussion does not address aspects of federal taxation other than income taxation, nor does it address all aspects of federal income taxation, including, without limitation, aspects of federal income taxation that may be applicable to particular stockholders, such as stockholders who are dealers in securities, foreign persons or those who acquired their Telco Systems Common Stock in a compensation transaction. The discussion also does not address the federal income tax consequences of the Merger to holders of options to purchase Telco Systems Common Stock or any state, local or foreign tax consequences of the Merger.

     HOLDERS OF TELCO SYSTEMS COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TELCO SYSTEMS MERGER.

     World Access and Telco Systems each have received opinions (the "Tax Opinions") from their respective tax counsel, Rogers & Hardin LLP and Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that, on the basis of certain representations, and subject to certain assumptions and limitations, stated in the Tax Opinions, the Merger will qualify as a tax-free reorganization under
Section 368 of the Code and that each of World Access, Merger Sub and Telco Systems will be a party to the reorganization within the meaning of Section 368(b) of the Code. It is a condition to World Access' and Telco Systems' obligations to effect the Merger that the Tax Opinions shall have been reissued in substantially the same form as of the Effective Time. Although the condition to receive the Tax Opinions at the closing of the Merger is waivable, if the condition to receive the Tax Opinions at the closing of the Merger is waived by either World Access or Telco Systems, then the stockholders for whose benefit such opinion was initially sought shall be re-solicited.

     No ruling has been or will be obtained from the Internal Revenue Service (the "IRS") with respect to the Merger. The Tax Opinions are not binding on the IRS or the courts, and no assurance can be given that the IRS would not be able to successfully challenge the conclusions expressed in the Tax Opinions.

     Consequences to Holders of Telco Systems Common Stock. If, in accordance with the opinions referred to above, the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, and World Access, Merger Sub and Telco Systems is each a party to that reorganization under Section 368(b) of the Code, then, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, the following is a summary of the material federal income tax consequences of the Merger to a holder:

     The federal income tax consequences of the Merger to a holder of Telco Systems Common Stock will depend on whether the holder exchanges its Telco Systems Common Stock for solely World Access Common Stock, or a combination of cash and World Access Common Stock.

     Exchange Solely for World Access Common Stock. If pursuant to the Merger a holder exchanges all of the shares of Telco Systems Common Stock actually owned by such holder solely for shares of World Access Common Stock, such holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of World Access Common Stock (as discussed below). The aggregate adjusted tax basis of the shares of World Access Common Stock received in that exchange will be equal to the aggregate adjusted tax basis of the shares of Telco Systems Common Stock surrendered therefor, and the holding period of such World Access Common Stock will include the period during which such shares of Telco Systems Common Stock were held. If a holder has differing bases and/or holding periods in respect of such holder's shares of Telco Systems Common Stock, such holder should consult his or her tax advisor prior to the exchange with regard to identifying the bases and/or holding periods of the particular shares of World Access Common Stock received in the exchange.

     Exchange for World Access Common Stock and Cash. If pursuant to the Merger a holder exchanges all of the shares of Telco Systems Common Stock actually owned by such holder for a combination of World Access Common Stock and cash, such holder will realize gain or loss equal to the difference between (i) the sum of cash and the fair market value of World Access Common Stock received and
(ii) such holder's adjusted tax basis in the shares of Telco Systems Common Stock surrendered. Any such gain will only be recognized to the extent of the cash received. However, any such loss will not be recognized, but will be reflected in the tax basis of the World Access Common Stock received. Accordingly, a holder generally will be able to recognize any such loss as an offset to the amount realized upon a subsequent sale or exchange of such World Access Common Stock. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss recognized on one block of shares of Telco Systems Common Stock cannot be used to offset a gain recognized on another block of shares of Telco Systems Common Stock. Any such recognized gain will be treated as capital gain unless the cash received has the effect of the distribution of a dividend, in which case the gain would be treated as a dividend to the extent of the holder's ratable share of Telco Systems' accumulated earnings and profits.

     In general, the determination as to whether the gain recognized in that exchange will be treated as capital gain or dividend income depends upon whether and to what extent that exchange reduces the holder's deemed percentage stock ownership of World Access. For purposes of that determination, a holder is treated as if such holder first exchanged all of such holder's shares of Telco Systems Common Stock solely for shares of World Access Common Stock and then World Access immediately redeemed (the "deemed redemption") a portion of such World Access Common Stock in exchange for the cash the holder actually received. The gain recognized in that exchange will be treated as capital gain if the deemed redemption is (i) "not essentially equivalent to a dividend" or (ii) "substantially disproportionate" with respect to the holder.

     Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of World Access. In general, that determination requires a comparison of (i) the percentage of the outstanding World Access Common Stock the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding World Access Common Stock actually and constructively owned by the holder immediately after the deemed redemption. The deemed redemption will be "substantially disproportionate" with respect to a holder if the percentage described in (ii) above is less than 80% of the percentage described in (i) above. The IRS has ruled that a reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction."

     In applying the foregoing tests, under certain attribution rules proscribed in Section 318 of the Code, a stockholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the holder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the shareholder or such other person. As these rules are complex, each holder that believes he or she may be subject to these rules should consult his or her tax advisor.

     Under the foregoing tests, in most circumstances, gain recognized by a holder that exchanges its shares of Telco Systems Common Stock for a combination of shares of World Access Common Stock and cash will be treated as capital gain, and will be long-term capital gain if the holding period for such shares was greater than one year as of the date of the exchange.

     The aggregate tax basis of the shares of World Access Common Stock received by a holder that exchanges shares of Telco Systems Common Stock for a combination of shares of World Access Common Stock and cash pursuant to the Merger, will be the same as the aggregate tax basis of the shares of Telco Systems Common Stock surrendered therefor, decreased by the cash received and increased by any recognized gain (whether capital gain or dividend income). The holding period of the shares of World Access

Common Stock will include the holding period of the shares of Telco Systems Common Stock surrendered therefor.

     If such a holder has differing bases and/or holding periods in respect of his or her shares of Telco Systems Common Stock, such holder should consult his or her tax advisor prior to the exchange with regard to identifying the particular shares of Telco Systems Common Stock to be surrendered in the exchange and the particular bases and/or holding periods of the particular shares of World Access Common Stock such holder receives in the exchange.

     Cash Received in Lieu of a Fractional Share. Cash received in lieu of a fractional share of World Access Common Stock will be treated as received in redemption of such fractional share and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of Telco Systems Common Stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss, and will be long-term capital gain or loss if the holding period for such shares of Telco Systems Common Stock was greater than one year as of the date of the exchange.

     Backup Withholding. Payments in respect of Telco Systems Common Stock may be subject to informational reporting to the IRS and to a 31% back-up withholding tax. Backup withholding will not apply, however, to a payment to a holder of Telco Systems Common Stock or other payee if such holder or payee completes and signs the substitute Form W-9 that will be included as part of the letter of transmittal to be mailed to the stockholders of Telco Systems or otherwise proves to World Access and the Exchange Agent (as defined below) that it is exempt from backup withholding.

     Consequences to Companies. If, in accordance with the opinions referred to above, the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, and World Access, Merger Sub, and Telco Systems is each a party to that reorganization under Section 368(b) of the Code, then, in the opinion of Rogers & Hardin LLP, no gain or loss will be recognized by World Access, Merger Sub or Telco Systems in the Merger.

LIMITATIONS ON RESALES BY AFFILIATES

     All shares of World Access Common Stock received by Telco Systems stockholders in the Merger will be freely transferable, except that shares of World Access Common Stock received by persons who are deemed to be "affiliates" of Telco Systems prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 ("Rule 145") or Rule 144 (in the case of such persons who become affiliates of World Access), each as promulgated under the Securities Act, or otherwise in compliance with (or pursuant to an exemption from) the registration requirements of the Securities Act. Persons deemed to be "affiliates" of Telco Systems or World Access are those individuals or entities that control, are controlled by, or are under common control with, such party and generally include executive officers and directors of such party as well as certain principal stockholders of such party. The Merger Agreement requires Telco Systems to use all reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of World Access Common Stock issued to such person in or pursuant to the Merger except in compliance with the Securities Act and the rules and regulations promulgated by the Commission thereunder. This Joint Proxy Statement/Prospectus does not cover any resales of World Access Common Stock received by affiliates of Telco Systems in the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for by World Access under the purchase method of accounting for business combinations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Telco Systems board of directors with respect to the Merger, stockholders of Telco Systems should be aware that, as described below, certain members of Telco Systems' management and board of directors may have interests in the Merger that are different from, or in addition to,

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

the interests of stockholders of Telco Systems generally, and these differences may create potential conflicts of interest. In addition, one executive officer of Telco Systems, Dr. William Smith, is a member of the Telco Systems board of directors. The Telco Systems board of directors was aware of these interests when it approved the Merger and the Merger Agreement. Except as described below, such persons have, to the knowledge of Telco Systems and World Access, no material interest in the Merger apart from those of stockholders of Telco Systems generally.

     World Access Board of Directors. The size of the World Access board of directors is currently fixed at six members, five of whom are the current board members with one position vacant. Pursuant to the terms of the Merger Agreement, the vacancy on the World Access board of directors will be filled at the Effective Time by a person selected by mutual agreement of Telco Systems and World Access. As of the date of this Joint Proxy/Prospectus, no determination has been made by the companies as to who will fill such vacancy.

     Telco Systems Officers. Pursuant to the terms of the Merger Agreement, the officers of Telco Systems immediately prior to the Effective Time will be the initial officers of Telco Systems, as the Surviving Corporation.

     Telco Systems Stock Options. All of the executive officers and directors of Telco Systems hold options to purchase shares of Telco Systems Common Stock. In accordance with the terms of the various director and employee stock option plans maintained by Telco Systems and the terms of the Merger Agreement, all options to purchase shares of Telco Systems Common Stock outstanding as of June 4, 1998 will vest in full upon consummation of the Merger and all outstanding options to purchase shares of Telco Common Stock will be converted into similar stock options with respect to World Access Common Stock, adjusted to account for the Exchange Ratio and the Minimum Nominal Value. As of the Telco Systems Record Date, all executive officers of Telco Systems as a group held unexercisable options to purchase an aggregate of 132,982 shares of Telco Systems Common Stock, and all directors of Telco Systems as a group held unexercisable options to purchase an aggregate of 47,147 shares of Telco Systems Common Stock.

     Telco Systems Senior Executive Termination Benefits Agreements. Telco Systems is a party to a Senior Executive Termination Benefits Agreement with its President and Chief Executive Officer, Dr. William Smith (the "Smith Agreement"), and is a party to Senior Executive Termination Benefits Agreements (each, a "Severance Agreement" and, together with the Smith Agreement, the "Agreements") with each of William Stuart, Vice President and Chief Financial Officer, Richard Nardone, Vice President, Corporate Resources, David LeBeau, Vice President of Sales, and Daniel Bettencourt, Vice President of Operations (each, an "Executive"), which Agreements provide for certain severance payments to be made and benefits to be provided to each of Dr. Smith and the Executives upon a qualifying termination of his employment following a "Change in Control" of Telco Systems. Stockholder approval of the Merger will constitute a Change in Control under the Agreements.

     In accordance with the terms of the Smith Agreement, in the event Dr. Smith's employment is terminated within three years following a Change in Control (i) by Telco Systems for any reason other than death, Disability (as defined in the Smith Agreement) or for Cause (as defined in the Smith Agreement) or (ii) by Dr. Smith for any of the reasons set forth in the Smith Agreement (including the assignment to Dr. Smith of any duties which are (as determined by him in good faith) substantially inconsistent with his positions, duties, responsibilities or status with Telco Systems immediately prior to the Change in Control (such assignment referred to herein as "Good Reason")), Dr. Smith will be entitled to the following: (a) a lump sum cash payment equal to the sum of
(i) 1.5 times Dr. Smith's annual base salary as of the date of termination and
(ii) an amount equal to the highest annual bonus paid or payable to Dr. Smith with respect to any consecutive 12-month period during the three years prior to the date of termination; and (b) the continuation of employee welfare benefits (including, without limitation, to life, accident, disability, health and dental insurance plans) for 18 months following the date of termination. If Dr. Smith's employment is terminated in a manner that gives rise to the severance payments described herein, he will be entitled to receive a cash severance payment approximately equal to $600,000.

     In accordance with the terms of the Severance Agreements, in the event an Executive's employment is terminated within 18 months following a Change in Control (i) by Telco Systems for any reason other than
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

death, Disability (as defined in the Severance Agreements) or for Cause (as defined in the Severance Agreements) or (ii) by the Executive for the reasons set forth in the Severance Agreements (including Good Reason), the Executive will be entitled to the following: (a) thirteen payments, each equal to the sum of (i) one-twelfth times the Executive's annual base salary as of the date of termination and (ii) one-twelfth times the highest annual bonus paid or payable to the Executive with respect to any consecutive 12-month period during the three years prior to the date of termination; and (b) the continuation of employee welfare benefits (including, without limitation, short-term, disability, health, dental and executive medical insurance coverage) for thirteen months following the date of termination. An Executive may elect to receive the payments described in clause (a) above in a single lump sum payment. If each Executive's employment is terminated in a manner that gives rise to the severance payments described herein, the following Executives would be entitled to receive the following approximate cash severance payments: Mr. Stuart, $263,000; Mr. Nardone, $195,000; Mr. LeBeau $256,000; and Mr. Bettencourt, $178,000.

     In the Merger Agreement, World Access has acknowledged and agreed that Dr. Smith and the Executives will be entitled, as a result of the Merger and the related change in their job responsibilities, to terminate their employment with Telco Systems for Good Reason and receive the termination benefits under the Agreements. However, in connection with the execution of the Merger Agreement, World Access has entered into agreements with Dr. Smith and each Executive other than Mr. Stuart (each, a "World Access Agreement"), pursuant to which World Access agreed to grant to each of Dr. Smith and Messrs. Bettencourt, Nardone and LeBeau, as of the Effective Time, an option (each, an "Option") to purchase 150,000, 30,000, 20,000 and 100,000 shares of World Access Common Stock, respectively, at an exercise price per share subject to the Option equal to the lesser of (a) the fair market value of a share of World Access Common Stock on the Closing Date and (b) $32.00. These options vest at a rate of 25% per year upon each of the four anniversaries of the date of grant. In consideration for the grant of the Option, each of Dr. Smith and Messrs. Bettencourt, Nardone and LeBeau has agreed that he will not terminate his employment for Good Reason following stockholder approval of the Merger if Good Reason results solely from the fact that, upon consummation of the Merger, Telco Systems will be a wholly owned subsidiary of a publicly traded company. However, each of Dr. Smith and Messrs. Bettencourt, Nardone and LeBeau may forfeit the unvested portion of the Option at any time between the 180th day and the 210th day (between the 360th and 390th day, in the case of Dr. Smith) following the Closing Date and, notwithstanding the World Access Agreement, may terminate his employment and receive the termination benefits in accordance with the terms of the applicable Agreement. It is currently expected that, upon consummation of the Merger, Mr. Stuart will exercise his rights under his Severance Agreement.

     Indemnification; Insurance. Under the Merger Agreement, World Access has agreed that the certificate of incorporation of the Surviving Corporation in the Merger will contain the indemnification provisions set forth in the Telco Systems certificate of incorporation (the "Telco Systems Certificate") and that such provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries, or agents of Telco Systems. World Access has also agreed that from and after the Effective Time, World Access and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Telco Systems against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Telco Systems would have been permitted under Delaware law and its charter documents (each as in effect on June 4, 1998) to indemnify such persons. Finally, World Access has also agreed to provide for six years after the Effective Time liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who were covered by Telco Systems' directors' and officers' liability insurance policy on terms with respect to such coverage and amounts no less favorable than those in effect on the date of the Merger Agreement, provided that World Access will not be required to pay more than 150% of the current amount paid by Telco Systems to maintain such insurance. In connection with its obligation as described in the immediately foregoing sentence, World Access is permitted under the Merger Agreement to substitute
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policies of World Access or its subsidiaries containing terms with respect to coverage and amount no less favorable to the directors and officers in question.

REGULATORY MATTERS

     Under the HSR Act and the rules promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. World Access and Telco Systems each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on July 31, 1998. The required waiting period under the HSR Act was terminated by the FTC on August 28, 1998. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Telco Systems by World Access, in whole or in part, or the divestiture of substantial assets of World Access, Telco Systems or their respective subsidiaries. State attorneys general and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances.

OPERATIONS FOLLOWING THE MERGER

     Following the Merger, the Surviving Corporation initially will be managed by Telco Systems' operating management and will become the Transport and Access Systems Group of World Access. Promptly following the Merger, World Access intends to integrate the operations of its current Transport and Access Systems Group into, and under the supervision of, the Surviving Corporation. In doing so, World Access may relocate certain of the operations of its current subsidiaries, including ATI and Sunrise, to Telco Systems' facilities in Norwood, Massachusetts and Fremont, California. The Surviving Corporation will otherwise continue its operations substantially as such operations were conducted by Telco Systems prior to the Merger.

APPRAISAL RIGHTS

     Holders of Telco Systems Common Stock will not have the right to elect to have the fair value of their shares of Telco Systems Common Stock judicially appraised and paid to them in cash in connection with the Merger unless World Access elects to pay a portion of the Merger Consideration in cash. Section 262 of the DGCL ("Section 262") provides appraisal rights to stockholders of Delaware corporations in connection with certain mergers and consolidations. Under Section 262, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporation's stock is listed on a national securities exchange or quoted on Nasdaq as of the record date set to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to approve the merger so long as the consideration to be received by such stockholders in the merger consists of (i) shares of the capital stock of the surviving corporation in the merger, (ii) shares of the capital stock of any other corporation provided that such stock is listed on a national securities exchange or quoted on Nasdaq as of the date on which the merger becomes effective, (iii) cash in lieu of fractional shares or (iv) a combination of the foregoing.

     If World Access elects to pay a portion of the Merger Consideration in cash, holders of Telco Systems Common Stock who (i) have delivered to Telco Systems, prior to the vote being taken on the Merger Agreement at the Telco Systems Special Meeting, their written notice of their intent to demand appraisal rights if the Merger is effected, and (ii) have not voted in favor of the Merger Agreement at the Telco Systems Special Meeting will be entitled to seek appraisal rights under Section 262.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX E. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF TELCO SYSTEMS COMMON STOCK HELD OF

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

RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under the DGCL, holders of Telco Systems Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Telco Systems Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such Court.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Telco Systems Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Joint Proxy Statement/Prospectus will constitute such notice to the holders of shares of Telco Systems Common Stock, and the applicable statutory provisions are attached to this Joint Proxy Statement/Prospectus as Appendix E. Any holder of shares of Telco Systems Common Stock who wishes to exercise such appraisal rights or who wishes to preserve such holder's right to do so should review the following discussion and Appendix E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

     A holder of Telco Systems Common Stock wishing to exercise appraisal rights must deliver to Telco Systems, before the vote on the Merger Agreement at the Telco Systems Special Meeting, a written demand for appraisal and must not vote in favor of the Merger Agreement. Because a duly executed proxy which does not contain voting instructions will, unless revoked, be voted for the Merger Agreement, a holder of shares of Telco Systems Common Stock who votes by proxy and who wishes to exercise appraisal rights must either (1) vote against the Merger Agreement or (2) abstain from voting on the Merger Agreement. A vote against the Merger Agreement, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section
262. In addition, a holder of Telco Systems Common Stock wishing to exercise appraisal rights must hold of record such shares of Telco Systems Common Stock on the date the written demand for appraisal is made and must continue to hold such shares until the Effective Time. If any holder of shares of Telco Systems Common Stock fails to comply with any of these conditions and the Merger becomes effective, the holder of shares of Telco Systems Common Stock will be entitled to receive the Merger Consideration.

     Only a holder of record of Telco Systems Common Stock is entitled to assert appraisal rights for the shares of Telco Systems Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder of record's name appears on such holder of record's stock certificates, and must state that the stockholder intends thereby to demand appraisal of such stockholder's shares of Telco Systems Common Stock in connection with the Merger. If the shares of Telco Systems Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Telco Systems Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Telco Systems Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Telco Systems Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Telco Systems Common Stock held for other beneficial owners. Stockholders who hold their shares of Telco Systems Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for making a demand for appraisal by such a nominee.

     All written demands for appraisal pursuant to Section 262 should be sent or delivered to Telco Systems, Inc. at 63 Nahatan Street, Norwood, Massachusetts 02062, Attention: Chief Financial Officer.

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

     Within 10 days after the Effective Time, Merger Sub, as the surviving corporation, must notify each holder of shares of Telco Systems Common Stock who has complied with Section 262 and has not voted in favor of or consented to the Merger Agreement of the date that the Merger has become effective. Within 120 days after the Effective Time, but not thereafter, Merger Sub or any holder of shares of Telco Systems Common Stock who is entitled to appraisal rights under
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's shares of Telco Systems Common Stock. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any stockholder has the right to withdraw his demand for appraisal and to accept the terms offered in respect of the Merger. Merger Sub is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of shares of Telco Systems Common Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the Effective Time, any holder of shares of Telco Systems Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Merger Sub a statement setting forth the aggregate number of shares of Telco Systems Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Telco Systems Common Stock. Such statement must be mailed to the stockholders within ten days after a written request therefor has been received by Merger Sub or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed by a holder of shares of Telco Systems Common Stock and a copy thereof is served upon Merger Sub, Merger Sub will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares of Telco Systems Common Stock who have demanded an appraisal of their shares of Telco Systems Common Stock and with whom agreements as to the value of their shares of Telco Systems Common Stock have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those holders of shares of Telco Systems Common Stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Telco Systems Common Stock who demanded payment for their shares of Telco Systems Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

     After determining the holders of shares of Telco Systems Common Stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Telco Systems Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of shares of Telco Systems Common Stock considering seeking appraisal should be aware that the fair value of their shares of Telco Systems Common Stock as determined by Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Telco Systems Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Telco Systems Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Telco Systems Common Stock entitled to be appraised.

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

     Any holder of shares of Telco Systems Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Telco Systems Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Telco Systems Common Stock (except dividends or other distributions payable to holders of record of shares of Telco Systems Common Stock as of a date prior to the Effective Time).

     If any stockholder who demands appraisal of such stockholder's Telco Systems Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, as provided in the DGCL, the shares of Telco Systems Common Stock of such stockholder will be converted into the right to receive the Merger Consideration pursuant to the Merger Agreement (without interest). A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if no petition for appraisal is filed by such holder within 120 days after the Effective Time, or if the stockholder delivers to Merger Sub a written withdrawal of his, hers or its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Merger Sub and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. It is not necessary that each holder of shares of Telco Systems Common Stock properly demanding appraisal file a petition for appraisal in the Delaware Court of Chancery. Rather, a single valid petition suffices for the petitioning and non-petitioning holders of shares of Telco Systems Common Stock who have properly demanded appraisal.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION IN ACCORDANCE WITH THE MERGER AGREEMENT FOR EACH SHARE OF TELCO SYSTEMS COMMON STOCK OWNED BY SUCH STOCKHOLDER).

     Under the DGCL, holders of World Access Common Stock are not entitled to appraisal rights in connection with the Merger.

EXCHANGE OF SHARES

     At or prior to the Effective Time, World Access will appoint, and will retain an exchange agent (the "Exchange Agent") to effect the exchange of shares of Telco Systems Common Stock for the Merger Consideration in connection with the Merger. From time to time after the Effective Time, World Access shall deposit or cause to be deposited, certificates representing World Access Common Stock and cash, if any, payable under the Merger Agreement for conversion of shares of Telco Systems Common Stock in accordance with the Merger Agreement.

     Commencing immediately after the Effective Time and until the appointment of the Exchange Agent is terminated, each holder of a certificate or certificates theretofore evidencing shares of Telco Systems Common Stock may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent has been terminated, any such holder may surrender any such certificate to World Access. Such holder will be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of World Access Common Stock into which the shares of Telco Systems Common Stock theretofore represented by the certificate or certificates so surrendered have been converted pursuant to the Merger, together with a cash payment in lieu of fractional shares, if any, and cash payable in respect of such shares of Telco Systems Common Stock pursuant to the Merger Agreement, and such Merger Consideration will be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Telco Systems Common Stock will be deemed for all corporate purposes of World Access, other than the payment of dividends and other distributions, if any, to evidence Merger Consideration, into which the shares of Telco Systems Common Stock theretofore represented thereby have been converted at the Effective Time.

     Until certificates representing shares of Telco Systems Common Stock are surrendered, no dividend or other distribution, if any, payable to the holders of record of World Access Common Stock as of any date subsequent to the Effective Time will be paid to the holder of such certificate. Upon the surrender of any such

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

certificate representing shares of Telco Systems Common Stock, however, the record holder of the certificate or certificates representing shares of World Access Common Stock issued in exchange therefor will receive from the Exchange Agent or from World Access, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender will have become payable with respect to such number of shares of World Access Common Stock. No interest will be payable with respect to the payment of any cash amounts constituting a portion of the Merger Consideration or such presurrender dividends upon the surrender of certificates theretofore representing shares of Telco Systems Common Stock.

     No fractional share certificates for World Access Common Stock will be issued upon the surrender for exchange of certificates evidencing shares of Telco Systems Common Stock. In lieu thereof, the Exchange Agent or World Access, as the case may be, will pay each holder of Telco Systems Common Stock an amount in cash calculated as provided in the Merger Agreement.

     Risk of loss and title to certificates representing shares of Telco Systems Common Stock will pass only upon proper delivery of such certificates to the Exchange Agent.

     At the Effective Time, the stock transfer books of Telco Systems with respect to shares of Telco Systems Common Stock will be closed, and there will be no further registration of transfers of shares of Telco Systems Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Telco Systems Common Stock that is not registered in the stock transfer records of Telco Systems, at the Effective Time, a certificate or certificates representing the number of full shares of World Access Common Stock into which such shares of Telco Systems Common Stock have been converted will be issued to the transferee, together with a cash payment in lieu of fractional shares, if any, and cash, if any, payable under the Merger Agreement and a cash payment in the amount of any presurrender dividends, if any, if the certificate or certificates representing such shares of Telco Systems Common Stock is or are properly surrendered as described above, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

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

                              THE MERGER AGREEMENT

     The following is a description of the material provisions of the Merger Agreement, as amended by the First Amendment thereto. A copy of the Merger Agreement, as amended by the First Amendment, is attached hereto as Appendix A and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the First Amendment.

EFFECTIVE TIME

     The Merger will become effective by the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware. However, there can be no assurance that the conditions to the Merger will be satisfied or that the Merger Agreement will not be terminated.

CORPORATE MATTERS

     At the Effective Time, the certificate of incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time, will become the certificate of incorporation and by-laws of the Surviving Corporation, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the Surviving Corporation and the officers of Telco Systems immediately prior to the Effective Time will become the initial officers of the Surviving Corporation.

CONVERSION OF SECURITIES

     At the Effective Time, by virtue of the Merger and without any action on the part of World Access, Merger Sub, Telco Systems, the holders of Telco Systems Common Stock or the holders of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock"), (i) each share of Telco Systems Common Stock issued and outstanding immediately prior to the Effective Time (together with the Associated Rights) will be converted into the Merger Consideration as described above under "The Merger -- Conversion of Telco Systems Common Stock", and (ii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof will be converted into and become exchangeable for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

OPTIONS TO PURCHASE TELCO SYSTEMS COMMON STOCK

     At the Effective Time, each option granted by Telco Systems to purchase shares of Telco Systems Common Stock (other than options granted to new employees subsequent to June 4, 1998) which is outstanding and unexercised immediately prior to the Effective Time, will immediately vest in full and will be assumed by World Access and converted into an option to purchase shares of World Access Common Stock in such number and at such exercise price as described below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger). The number of shares of World Access Common Stock to be subject to the new option will be equal to the product of (i) the number of shares of Telco Systems Common Stock subject to the original option and (ii) the Exchange Ratio (unless the Exchange Ratio is adjusted to ensure that holders of Telco Systems Common Stock receive the Minimum Nominal Value in the Merger, in which event the Exchange Ratio for purposes of this determination shall be equal to $12.00 divided by the World Access Market Price). The exercise price per share of World Access Common Stock under the new option will be equal to the quotient of (i) the exercise price per share of Telco Systems Common Stock under the original option divided by (ii) the Exchange Ratio (unless the Exchange Ratio is adjusted to ensure that holders of Telco Systems Common Stock receive the Minimum Nominal Value in the Merger, in which event the Exchange Ratio for purposes of this determination shall be equal to $12.00 divided by the World Access Market Price). Upon each exercise of options by a holder thereof, the aggregate number of shares of World Access Common Stock deliverable upon such exercise will be rounded, if necessary, to the nearest whole share and the aggregate exercise price will be rounded up, if necessary, to the nearest cent.

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

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain customary representations and warranties on the part of Telco Systems, World Access, Old World Access and Merger Sub, including, without limitation, representations and warranties as to
(i) organization and qualification and subsidiaries; (ii) organizational documents; (iii) capitalization; (iv) authority relative to the Merger Agreement; (v) no conflict and required filings and consents; (vi) permits and compliance with laws; (vii) Commission filings and financial statements; (viii) absence of certain changes or events since the end of the previous fiscal year;
(ix) employee benefit plans and labor matters; (x) accounting and certain tax matters; (xi) contracts and debt instruments; (xii) litigation; (xiii) environmental matters; (xiv) intellectual property; (xv) taxes; (xvi) Rule 145 affiliates; (xvii) brokers; (xviii) certain business practices; (xix) transaction expenses; (xx) interested party transactions; and (xxi) anti-takeover provisions and state takeover statutes.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement provides that, between the date of the Merger Agreement and the Effective Time, Telco Systems and World Access (and Old World Access) must conduct their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve substantially intact their respective business organizations. The Merger Agreement also provides that neither Telco Systems (and its subsidiaries) nor World Access (and its subsidiaries) may, without the prior written consent of the other party, between the date of the Merger Agreement and the Effective Time, (i) amend its certificate of incorporation or by-laws; (ii) declare or pay any dividend or other distribution with respect to any of its capital stock, except that subsidiaries of Telco Systems and World Access may pay dividends or make distributions to Telco Systems or World Access; (iii) reclassify, combine, split or subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (iv) sell, transfer, license, sublicense or otherwise dispose of any material assets; (v) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (vi) authorize or enter into any formal or informal agreement or otherwise make any commitment to take any action prohibited by the Merger Agreement or take any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants under the Merger Agreement or result in any of the conditions to the Merger not being satisfied. In addition, the Merger Agreement prohibits World Access from acquiring or entering into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless, upon advice of counsel, such transaction would not reasonably be expected to materially delay or impede the consummation of the Merger.

     The Merger Agreement further provides that Telco Systems may not (i) issue any shares of Telco Systems Common Stock, except (A) pursuant to outstanding Associated Rights, (B) pursuant to the Telco Systems Employee Stock Purchase Plan and the Telco Systems 1997 Foreign Employee Stock Purchase Plan, (C) for issuances of Telco Systems Common Stock pursuant to options outstanding on June 4, 1998, and (D) for employee stock option grants to non-executive officers and directors of Telco Systems, provided (w) that such grants are at fair market value, at a level consistent with past practice, have vesting schedules consistent with past practice and World Access has received notice of Telco Systems' intention to grant such options, (x) the aggregate amount of such shares does not exceed 150,000 shares of Telco Systems Common Stock, (y) no person shall receive a grant in excess of 7,000 shares of Telco Systems Common Stock and (z) the vesting of such granted options shall not be accelerated as a result of the Merger; (ii) sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber any shares of Telco Systems Common Stock or any capital stock of any subsidiary or any of its property or assets; (iii) acquire any interest in any corporation, partnership, other business organization or person or any division thereof; (iv) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities; (v) terminate, cancel, request or agree to any material change in any material contract, or enter into such a material contract; (vi) make or authorize any capital expenditures, other than in the ordinary course of business consistent with past practices that have been budgeted and that are not, in the aggregate, in excess of $750,000; (vii) amend or change the period (or permit any acceleration, amendment or change) of

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

exercisability of options granted under any of the Telco Systems Option Plans or authorize cash payments in exchange for any stock options granted under such Plans; (viii) increase the compensation payable to its directors, officers, consultants or employees, except for increases for non-officer employees that are in the ordinary course of business consistent with past practices, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control that would be triggered by the Merger with, any of its directors, officers, consultants or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, or other similar plan or arrangement for the benefit of any director, officer, consultant or employee of Telco Systems, except to the extent required by applicable law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement between Telco Systems and any of its directors, officers, consultants or employees; (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice; (x) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by United States generally accepted accounting principles; (xi) make any tax election or settle or compromise any material income tax liability, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on its consolidated balance sheet as of August 31, 1997 and only to the extent of such reserves; or (xv) enter into or amend any contract, agreement, commitment or arrangement with, or enter into any transaction with, or make any payment to or on account or behalf of, other than any such transactions previously disclosed to World Access, any affiliate of Telco Systems or any stockholder of Telco Systems who is a party to the Stockholders Proxy Agreement.

NOTICES OF CERTAIN EVENTS

     The Merger Agreement provides that each of World Access and Telco Systems must give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any governmental entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting World Access or Telco Systems that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, would become a default under any material contract of such party; and (v) any change that could reasonably be expected to have a material adverse effect on Telco Systems or World Access or to delay or impede the ability of either Telco Systems or World Access to perform its obligations pursuant to the Merger Agreement and to effect the consummation of the Merger.

ACCESS TO INFORMATION; CONFIDENTIALITY

     The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, each of World Access and Telco Systems must (i) provide to the other access at reasonable times to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof; and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party may reasonably request. In addition, the obligations of World Access and Telco Systems under the Confidentiality Agreement remain in effect.

NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that Telco Systems may not, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as described below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of Telco Systems's officers, directors or employees, or any

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

investment banker, financial advisor, attorney, accountant or other representative retained by Telco Systems, to take any such action. However, the Merger Agreement provides that the board of directors of Telco Systems may (i) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; (ii) consider and negotiate an unsolicited bona fide written acquisition proposal which (A) was not received in violation of the Merger Agreement, (B) if executed or consummated would be a Competing Transaction, (C) is not subject to financing or financing is, in the good faith judgment of the board of directors of Telco Systems after consultation with its financial advisors, highly likely of being obtained if the board determines in good faith, after receiving the advice of outside counsel, that it is highly probable that failing to do so would violate its fiduciary duties; and (iii) approve and recommend to Telco Systems' stockholders an unsolicited bona fide written acquisition proposal which (A) was not received in violation of the Merger Agreement, (B) if executed or consummated would be a Competing Transaction, (C) is not subject to financing or financing is, in the good faith judgment of the board after consultation with its financial advisors, highly likely of being obtained, and (D) the board determines in good faith, after advice from its financial advisor to such effect, would result in a transaction more favorable to Telco Systems' stockholders than the Merger (any such proposal, a "Superior Proposal") if the board determines in good faith, after receiving the advice of outside counsel, that it is highly probable that failing to do so would violate its fiduciary duties. The Merger Agreement requires that Telco Systems must notify World Access and Merger Sub promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding such an acquisition proposal or a Competing Transaction is made.

     For purposes of the Merger Agreement, "Competing Transaction" means, with respect to Telco Systems or any of its subsidiaries whose business constitutes 30% or more of the net revenues,net income or assets of Telco Systems and its subsidiaries taken as a whole, (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Telco Systems, in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 15% or more of the outstanding voting securities of Telco Systems or the filing of a registration statement under the Securities Act in connection therewith.

PLAN OF REORGANIZATION

     The Merger is intended to constitute a tax-free reorganization within the meaning of the income tax regulations promulgated under the Code. Pursuant to the Merger Agreement, Telco Systems and World Access have agreed that, from and after the date of the Merger Agreement, they will use all reasonable efforts to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a tax-free reorganization under the Code.

FURTHER ACTION; CONSENTS; FILINGS

     The Merger Agreement provides that each of Telco Systems and World Access must use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger, (ii) obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by World Access, Old World Access, Merger Sub, Telco Systems or the Surviving Corporation in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to the Merger Agreement and the Merger required under the rules and regulations of Nasdaq, the Securities Act, the Exchange Act and any other applicable federal or state securities laws and any other applicable law. Telco Systems and World Access are also required to promptly give any notices regarding the Merger, the Merger Agreement or the transactions contemplated thereby to third parties required under applicable law or by any contract, license, lease or other agreement to which it is bound, and to use all reasonable efforts to obtain any third party consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

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

NASDAQ LISTING

     Telco Systems and World Access have each agreed to use all reasonable efforts to obtain, prior to the Effective Time, the approval for inclusion on Nasdaq, effective upon official notice of issuance, of the shares of World Access Common Stock into which the shares of Telco Systems Common Stock will be converted pursuant to the Merger.

CONDITIONS TO THE MERGER

     Conditions to the Obligations of Each Party. The obligations of both World Access and Telco Systems to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, without limitation, (i) the continuing effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part; (ii) the approval of the Merger Agreement and the Merger by the requisite vote of stockholders of Telco Systems;
(iii) the approval of the Share Issuance and the increase in the number of authorized shares of World Access Common Stock to 150,000,000 shares by the World Access stockholders; (iv) the absence of any injunction or order making the Merger illegal or otherwise prohibiting its consummation; (v) the termination of any waiting period applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar law; (vi) the receipt of all material consents, approvals and authorizations legally required to be obtained to consummate the Merger; and (vii) including on Nasdaq, subject to official notice of issuance, the shares of World Access Common Stock into which shares of Telco Systems Common Stock will be converted pursuant to the Merger Agreement. The approval of the proposal to amend the World Access Certificate is intended to satisfy the condition specified in clause (iii) above.

     Conditions to the Obligations of Telco Systems. The obligations of Telco Systems to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including, without limitation, (i) the accuracy at and as of the Effective Time of each of the representations and warranties of World Access contained in the Merger Agreement; (ii) the performance or compliance by World Access with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and (iii) the receipt from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Telco Systems, of its opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization.

     Conditions to the Obligations of World Access. The obligations of World Access to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including, without limitation, (i) the accuracy at and as of the Effective Time of each of the representations and warranties of Telco Systems contained in the Merger Agreement; (ii) the performance or compliance by Telco Systems with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and (iii) the receipt from Rogers & Hardin LLP, counsel to World Access, of its opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization.

TERMINATION

     The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the adoption and approval of the Merger Agreement by the stockholders of World Access and the stockholders of Telco Systems, (i) by mutual written consent duly authorized by the boards of directors of each of World Access and Telco Systems; (ii) by either World Access or Telco Systems, if the Effective Time does not occur on or before December 31, 1998, provided that if the Effective Time has not occurred solely because of any waiting period applicable to the consummation of the Merger under the HSR Act or any failure to obtain any material consents, approvals and authorizations legally required to be obtained to consummate the Merger, then World Access or Telco Systems may extend the Termination Date until January 31, 1999; (iii) by either World Access or Telco Systems, if any governmental order, writ, injunction or decree preventing the consummation of the Merger is entered by any court of competent jurisdiction and becomes final and nonappealable; (iv) by World Access, if prior to the Telco

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

Systems Special Meeting (A) the board of directors of Telco Systems withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to World Access or its stockholders or resolves to do so, (B) the board of directors of Telco Systems recommends to the stockholders of Telco Systems a Competing Transaction or resolves to do so, or (C) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Telco Systems is commenced and the board of directors of Telco Systems fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); (v) by Telco Systems, if prior to the World Access Special Meeting the board of directors of World Access withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Telco Systems or its stockholders or resolves to do so; (vi) by World Access or Telco Systems, if (A) the Merger Agreement and the Merger fail to receive the requisite votes for approval at the Telco Systems Special Meeting or any adjournment or postponement thereof or (B) the Share Issuance fails to receive the requisite votes for approval at the World Access Special Meeting or any adjournment or postponement thereof; (vii) by World Access, upon a material uncured breach of any representation, warranty, covenant or agreement on the part of Telco Systems set forth in the Merger Agreement; (viii) by Telco Systems, upon a material uncured breach of any representation, warranty, covenant or agreement on the part of World Access set forth in the Merger Agreement; (ix) by Telco Systems at any time prior to the Telco Systems Special Meeting, if as a result of a Superior Proposal by a third party the board of directors of Telco Systems determines in good faith after consulting with outside counsel that it is highly probable that the board of directors would violate its fiduciary duties if it failed to accept the Superior Proposal; and (x) by World Access if the World Access Market Price is less than $12.00 per share.

TERMINATION FEES AND EXPENSES

     The Merger Agreement provides that (i) if World Access terminates the Merger Agreement pursuant to clause (iv) in the immediately preceding paragraph or if Telco Systems terminates the Merger Agreement pursuant to clause (ix) in the immediately preceding paragraph or if World Access terminates the Merger Agreement pursuant to clause (vi)(A) in the immediately preceding paragraph, and at the time of the failure of Telco Systems' stockholders to approve of the Merger there exists a Competing Transaction and Telco Systems enters into a definitive agreement with respect to any Competing Transaction within 12 months of termination thereunder, then Telco Systems must pay to World Access an amount equal to $5,500,000 plus all of the reasonable out-of-pocket expenses of World Access incurred in connection with the Merger in an amount no greater than $1,000,000; (ii) if Telco Systems terminates the Merger Agreement pursuant to clause (vi)(B) in the immediately preceding paragraph, then World Access must pay to Telco Systems an amount equal to $2,000,000 plus all of the reasonable out-of-pocket expenses of Telco Systems incurred in connection with the Merger Agreement and the Merger in an amount no greater than $1,000,000; (iii) if Telco Systems terminates the Merger Agreement pursuant to clause (v) in the immediately preceding paragraph, then World Access must pay to Telco Systems an amount equal to $5,500,000 plus all of the reasonable out-of-pocket expenses of Telco Systems incurred in connection with the Merger Agreement and the Merger in amount no greater than $1,000,000; (iv) if World Access terminates the Merger Agreement pursuant to clause (vi)(A) of the immediately preceding paragraph and World Access is not otherwise entitled to payment of a termination fee from Telco Systems, then Telco Systems must pay to World Access an amount equal to $2,000,000 plus all of the reasonable out-of-pocket expenses of World Access incurred in connection with the Merger Agreement and the Merger in an amount no greater than $1,000,000; and (v) if World Access terminates the Merger Agreement pursuant to clause (x) of the immediately preceding paragraph, then Telco Systems must pay to World Access an amount equal to $1,000,000.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of the Merger Agreement by the stockholders of Telco Systems or the stockholders of World Access, as the case may be, no amendment may be made, except such amendments as shall have received the requisite

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

approval and such amendments as are permitted to be made without approval under the DGCL. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

     At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for or waive compliance with the performance of any obligation or other act of any other party thereto or (ii) waive any inaccuracy in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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

                        THE STOCKHOLDERS PROXY AGREEMENT

     Contemporaneous with the execution of the Merger Agreement and as a condition to the willingness of World Access to enter into the Merger Agreement, World Access entered into a Stockholders Proxy Agreement (the "Telco Systems Proxy Agreement"), dated as of June 4, 1998, with Dean C. Campbell, Steward A. Flaschen, Edward J. Fontenot, Sheldon Horing, William B. Smith, William J. Stuart, Richard J. Nardone, Philip B. Wilson, David A. LeBeau, LeRoy C. Kopp, LeRoy C. Kopp Individual Retirement Account, Kopp Investment Advisors, Inc. Profit Sharing Trust, Kopp Family Foundation and Kopp Investment Advisors, Inc., for itself and as attorney-in-fact for certain of its clients, (each a "Stockholder" and, together, the "Stockholders"), collectively owners of approximately 8% of the outstanding shares of Telco Systems Common Stock. Pursuant to the Telco Systems Proxy Agreement, each Stockholder agreed to vote, and granted to World Access an irrevocable proxy to vote, all voting securities of Telco Systems held by such Stockholder in favor of approval of the Merger Agreement and the Merger.

     The following is a description of the material provisions of the Telco Systems Proxy Agreement, a copy of which is attached as Appendix D to this Joint Proxy Statement/Prospectus. The following summary is qualified in its entirety by reference to the complete text of the Telco Systems Proxy Agreement.

     The Telco Systems Proxy Agreement provides that, during the term thereof, each Stockholder will not (i) sell, pledge or otherwise dispose of any of its shares of Telco Systems Common Stock, (ii) deposit its shares of Telco Systems Common Stock into a voting trust or enter into a voting agreement with respect to such shares, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Telco Systems Common Stock.

     The Telco Systems Proxy Agreement further provides that each Stockholder, with respect to those shares of Telco Systems Common Stock that such Stockholder owns of record, appoints World Access, or any nominee of World Access, during the term thereof, as its true and lawful proxy, to vote all of the shares of Telco Systems Common Stock held by such Stockholder at every annual, special or adjourned meeting of the stockholders of Telco Systems (i) in favor of the adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Telco Systems and any other person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Telco Systems under the Merger Agreement or which could result in any of the conditions to Telco Systems's obligations under the Merger Agreement not being fulfilled, and
(iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agreed to cause the shares of Telco Systems Common Stock owned by it beneficially to be voted in accordance with the Telco Systems Proxy Agreement.

     The Telco Systems Proxy Agreement expires by its terms on the earlier of
(i) the Effective Time and (ii) the date of termination of the Merger Agreement pursuant to its terms.

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

                                  WORLD ACCESS

BUSINESS

     Overview. World Access develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. World Access products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. World Access offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. The products offered by World Access include those manufactured by World Access, as well as those manufactured by other telecommunications equipment companies. To support and complement its product sales, World Access also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     The global telecommunications industry has undergone significant transformation and growth in recent years due to domestic deregulation, technological innovation and growth in international markets. In addition, business and residential demand for voice, data and video telecommunications services has increased the need for additional systems capacity and network bandwidth to accommodate the provision of such services by telecommunications providers. World Access believes that these market forces will intensify in the foreseeable future and that an increased number of telecommunications service providers, the availability of new services and strong international demand for the deployment of basic telephone service will provide World Access with extensive opportunities to sell its wireline and wireless switching, transport and access products in the United States and in international markets.

     Products and Services. World Access offers wireline and wireless switching, transport and access products for the global telecommunications marketplace. These products allow telecommunications service providers to build and upgrade their networks to provide a wide range of voice, data and video services to business and residential customers. To date, a significant portion of the products sold by World Access has been Northern Telecom switching products and reengineered cellular base stations and related mobile network equipment. Through acquisitions, technology license agreements and internal development, World Access expects to manufacture an increasing proportion of its products in the future.

     Switching Products. World Access markets digital telephone switching products that are used for local, tandem, toll and cellular applications. The switches offered by World Access have line capacities ranging from 100 to 120,000 subscribers and 30 to 60,000 inter-exchange trunks. Switching products historically offered by World Access have been primarily developed and manufactured by other telecommunications equipment companies, including Northern Telecom and Lucent Technologies. These products include complete switching systems as well as add-on frames, line cards and modified circuit boards for either newly constructed networks or upgrades to existing networks.

     Pursuant to a long-term technology license agreement, World Access manufactures and markets the Compact Digital Exchange Switch ("CDX"), a microprocessor-based, modular, digital central office switch. The CDX utilizes extensive large scale integrated circuit technology to provide advanced telephony services such as call waiting, call forwarding and conference calling, and requires reduced power and floorspace compared with alternative products. The current switch serves applications up to 5,000 subscriber lines and is designed to be expandable to over 60,000 lines through future software enhancements. The CDX is targeted for use in the international marketplace due to its compatibility with international standards, "plug and play" installation features and tolerance of a wide range of environmental conditions.

     With World Access' acquisition of a majority stake in NACT in the first quarter of 1998 and its acquisition of the remainder of NACT in October 1998 in connection with the Holding Company Reorganization, World Access has significantly expanded its offering of proprietary, advanced technology switching products and software applications.

     NACT's STX Switching System ("STX") consists of an integrated application switching platform and a suite of applications software. World Access sells an optional companion Master Control Unit ("MCU") to

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

integrate and service multiple STXs and to add redundancy to the network. World Access believes that the STX offers value added features and capacity at price points typically below those offered by its competitors. The STX hardware platform can operate on a standalone basis with a port capacity of 1,344. An optional MCU can link up to three STXs, which can be served by a common database for a total system capacity of 4,032 ports. The STX is also designed to work seamlessly with NACT's NTS 1000 billing system.

     NACT's suite of STX applications software consists of over one million lines of code. This software supports major application features that are fully integrated and interoperable. The major applications features include: equal access calling (1+), automated operator (0+), live operator service provider support (0-), real-time validation of credit card and billing numbers, prepaid debit cards, prepaid cellular, international call back, phone centers, real-time rating, fraud minimization, external computer application programming interfaces, call reorigination, and integrated audio with twenty two languages. Interoperability enables several applications packages to be used in conjunction with each other. Almost all features are implemented in software, allowing unlimited capability for enhancement and customization.

     The NTS 1000 Billing System ("NTS 1000") is a call rating, accounting, switch management, invoicing and traffic engineering system designed to process the day-to-day operations of a small-to-medium sized long distance company. The NTS 1000 can collect calls from most major switching platforms, including the STX, and can rate all types of call traffic and, using a sophisticated rating engine, provide the owner with a highly flexible and completely customized rating capability. The accounting system handles all of the required information for managing a long distance customer base including configuration of authorization codes, accounts receivable, and management of delinquent accounts. A major feature of the NTS 1000 is its switch management capability. When coupled with the STX, information that has been entered into the NTS 1000 can be electronically transferred into the STX, thereby minimizing data entry needs. The NTS 1000 also has complete international call back/reorigination and prepaid debit card management support, as well as a complete invoicing package that supports multiple invoice styles and options for summary reports. It has a sophisticated traffic engineering reporting package that provides the ability to generate over 20 types of reports with a user specified beginning and ending time range.

     Current users of World Access' switching products are primarily local exchange carriers, inter-exchange carriers, competitive access providers, private network operators and other telecommunications service providers. World Access intends to expand its United States customer base for switching products and to actively market the CDX to public and private network providers in Latin America and other international markets.

     Transport Products. World Access develops, manufactures and markets a variety of wireline and wireless transport products, which are used for high-capacity connectivity between points within a communications network. These products are primarily digital and provide for the movement of any combination of voice, data and video traffic across wireline or wireless media. World Access' transport products include intelligent multiplexers (devices which combine or aggregate several channels or linkages carrying voice or data signals into a higher speed link), protection switching equipment (which protect voice and data links against failure by rerouting circuits to maintain continuity), mini-repeater housings (enclosures used to protect electronic repeaters from the elements), asynchronous and fractional data cards, microwave and millimeterwave radio equipment and sophisticated high speed modems used to carry voice and data in wireline or wireless networks.

     World Access' T-1 multiplexers include features such as local and remote loopbacks, built-in bit error rate detection, line code selection and built-in performance monitoring. World Access has developed and is currently testing an E-1 multiplexer designed for the international markets. This new proprietary product can combine 60 channels of voice and data into a single E-1 circuit.

     With World Access' acquisition of ATI in the first quarter of 1998, World Access has significantly expanded its offering of proprietary, advanced technology wireless voice, data and/or video transport products.

     ATI develops, manufacturers and markets a complete family of high performance, technologically advanced digital radios for point-to-point transmission of data and voice for short and long haul applications. The majority of ATI's historical sales have been to customers operating outside the United States. ATI's

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

product lines are offered in a wide range of data rates and frequency bands, including 1.5 GHz to 38 GHz and DS1/E1 to DS3/E3.

     Current users of World Access' transport products are primarily an RBOC and private network users. World Access intends to expand its current customer base for transport products by broadening the features of its current products, increasing its marketing efforts in the United States and developing new products for the emerging international markets.

     Access Products. World Access offers access products for the local loop (i.e., that portion of the public telecommunications network which extends from the service provider's switch to the individual home or business end-user). With the acquisition of CIS in the first quarter of 1997, World Access also offers its customers cellular base stations and related mobile network equipment. Although substantially all of the equipment sold by CIS is manufactured by other telecommunications equipment companies, CIS provides a full range of highly technical, value-added services such as deinstallation, system design, equipment tuning and installation.

     In the first quarter of 1997, World Access released a new internally developed access product, the WX-5501 Remote POTS/Remote Universal Voice Grade ("RPOT/RUVG") line card. The WX-5501 is compatible with the Lucent Technologies SLC(R) Series 5 subscriber loop carrier system, which is widely deployed in telephone networks across the United States.

     In the second quarter of 1997, World Access introduced its Wireless Local Loop 2000 ("WLL-2000"), a fixed wireless point-to-multipoint system offering toll quality telephone service to subscribers in urban and suburban areas and remote communities. To take advantage of existing market opportunities, World Access reached an agreement in 1997 with another telecommunications equipment company to private label its point-to-multipoint radio system and exclusively market it within certain Latin American countries. The current WLL-2000 integrates World Access's CDX and the private label radio. The integrated switch provides customers with the ability to switch local calls at the WLL-2000 base station, thus providing superior service and reducing expensive back-haul costs to a central office. The CDX and WLL-2000 for the first time provide World Access with an integrated family of proprietary switching and wireless access products for the international market.

     In 1997, World Access also executed a technology licensing agreement that grants World Access the perpetual right to incorporate spread spectrum CDMA-based wireless technology into World Access' products sold throughout the world. Under the terms of the agreement, World Access also has the rights to use the technology covered by seven patents, all of which address digital data signals and wireless communication systems. World Access currently intends to use this technology as the platform for several new products.

     As a result of the acquisition of Sunrise in 1996, World Access manufactures and markets a digital loop carrier (which permits network operators to provide more reliable, basic and enhanced services at a lower cost) and DS-3 telemetry equipment (used primarily by the military for range communications applications to multiplex telemetry, digital video, T-1, LAN, WAN and other signals into a DS-3 signal transmitting at 45 megabits per second). World Access has recently developed and is currently testing a commercial version of its DS-3 product, the Ultra-45. This advanced multiplexer provides a solution for current and future telecommunications applications requiring simultaneous delivery of high speed data, video, LAN, voice and telemetry services.

     Current users of World Access' access products are primarily local exchange carriers, inter-exchange carriers, competitive access providers, cable television companies and the United States military. World Access intends to expand its current customer base for access products by broadening the features of its current products, increasing its marketing efforts in the United States and developing new products for emerging international markets.

     Related Services. World Access offers a full range of complementary design, manufacturing, installation, testing and repair services. World Access also offers its customers ongoing systems maintenance and monitoring services, including asset management services, which allow customers to reduce their investment in spare and surplus plug-in circuit boards by relying on World Access' inventories and management information systems. By providing these services, World Access believes it is better able to offer its customers more comprehensive telecommunications solutions.

     World Access repairs a broad range of switching and transmission plug-in circuit boards originally manufactured by other telecommunications equipment companies. World Access' wireless equipment repair business consists principally of the repair and upgrade of amplitude modulation equipment typically used by cable television companies. World Access' engineers also provide customers with a full range of support services for wireless transmission equipment, including system design, site survey, path calculations, installation and maintenance.

     In the third quarter of 1997, World Access completed its acquisition of Galaxy, a provider of system design, implementation, optimization and other value-added radio engineering and consulting services to PCS, cellular and other wireless telecommunications service companies. The background and experience of Galaxy's management and staff of RF engineers will be utilized to support World Access' customers as they build new, or upgrade existing, telecommunications networks throughout the world.

     Other Products and Services. World Access' other products and services include the refurbishment and upgrade of AT&T pay telephones to like-new condition and the sale of related pay telephone products, such as stainless steel custom logo vault doors, handsets and dial assemblies. To date, substantially all of these refurbishment services and product sales have been provided to four RBOCs.

     Sales and Marketing. As of October 31, 1998, World Access' domestic sales and marketing group consisted of 52 sales professionals and assistants who are divided into individual sales and marketing teams for each of World Access' product lines and related services. Each team is responsible for obtaining a thorough technical knowledge of its products or services, soliciting new customers and maintaining relationships with existing customers. Each team is supervised at the corporate level by World Access' Executive Vice President of Business Development, who coordinates the sales and marketing of multi-product line sales and is responsible for advertising, trade show appearances and other company-wide marketing efforts. In connection with the acquisitions completed during the last few years, World Access has acquired product sales professionals who have brought technical product knowledge and long-term customer relationships to World Access.

     In 1996, World Access formed a dedicated international sales and marketing group to pursue the sale of all of World Access' products and services outside of the United States. As of October 31, 1998, this group consisted of 8 sales professionals and assistants. World Access has an established network of independent agents and representatives covering the Caribbean Basin and Latin America. These agents and representatives, whose compensation consists primarily of commissions based on sales, actively promote and market World Access' products and services and receive bid tenders issued within their territory.

     During 1997, World Access' international sales increased to approximately 11.3% of total company sales as compared to 2.0% in 1996. World Access intends to continue to focus significant sales and marketing efforts on emerging international markets.

     Customers. World Access sells its products and services to over 200 telecommunication service providers, including the RBOCs, other local exchange carriers, inter-exchange carriers, wireless service providers, competitive access providers, cable television companies and other telecommunications service providers. The following table sets forth a representative list of World Access' major customers and end-users.

  SWITCHING PRODUCTS       TRANSPORT PRODUCTS         ACCESS PRODUCTS             SERVICES
  ------------------       ------------------         ---------------             --------
       Ameritech               ADC Telecom               Ameritech                 Alltel
   Cable & Wireless          Lockheed-Martin           Bell Atlantic            Bell Atlantic
Frontier Communications           Optel                  BellSouth                BellSouth
     Bell Atlantic            Pacific Bell             Cellular One           Century Telephone
 Puerto Rico Telephone                               Comcast Cellular                GTE
  SBC Communications                                       SNET             Puerto Rico Telephone
        Sprint                                        Price Cellular         SBC Communications
Teleglobe International                                   US West

     For the year ended December 31, 1997, no customer of World Access individually accounted for 10.0% of World Access' total sales. World Access' top 10 customers accounted for 44.2% of total sales. For the year ended December 31, 1996, Cable & Wireless accounted for 10.9% of World Access' total sales, and World Access' top 10 customers accounted for 54.2% of total sales. World Access' customers typically are not obligated contractually to purchase any quantity of products or services in any particular period.

     Manufacturing, Assembly and Test. World Access provides a broad range of electronic manufacturing, assembly and test services to support its product sales. The majority of these support services have been historically performed at World Access' Orlando, Florida facility, where state-of-the-art manufacturing and test equipment is maintained. Historically, this equipment has been used primarily to perform contract manufacturing services for third parties, primarily to large technology companies that require a high level of professional materials management, quality "turn-key" manufacturing and complete electronic and functional product testing. During 1997, World Access began utilizing its manufacturing capacity to build new company products as well as servicing third party contract manufacturing customers.

     As a result of the recent growth in sales of World Access' internally developed products, including additional products from the acquisitions of NACT and ATI, World Access opened a new manufacturing facility in Alpharetta, Georgia. The Orlando facility was closed during the second quarter of 1998 as World Access exited from the third party contract manufacturing business.

     World Access' new Alpharetta manufacturing operation has state-of-the-art surface mount manufacturing and automated testing equipment. This equipment includes a surface mount assembly line, including advanced "pick-and-place" equipment and a 3-D vision screen printer. This equipment is currently operating at less than 50% of the line's capacity. World Access has also recently acquired new board test systems that provide for high performance, automated testing of analog, digital, mixed signal and memory devices resident on printed circuit boards. When combined with World Access' existing testing equipment, the new equipment gives World Access an extensive software library and technical capacity to test integrated circuits, capacitors, resistors and related electronic components, and ensures the quality of electronic products manufactured.

     In addition to the relocation of its manufacturing facility, World Access also took additional actions during the first half of 1998 to streamline operations, improve efficiency and better service its customers. In the second quarter of 1998, four facilities in Lakeland, Florida and the existing circuit board repair operations in Orlando, Florida moved to a new facility in Orlando. World Access' AIT operations, which include the testing of Northern Telecom switching equipment and verification of the configuration and integration of add-on frames and custom systems, and World Access' circuit board repair business is conducted in the new Orlando facility under one management team.

     At ATI's facility in Wilmington, Massachusetts, World Access utilizes sophisticated RF test and tuning equipment to manufacture and service it microwave radio systems. In the second quarter of 1998, World Access relocated its Westec operations from Scottsdale, Arizona to Wilmington to improve operating efficiencies and reduce administrative costs.

     NACT currently conducts its manufacturing operations consisting primarily of final assembly, test and quality control of subassemblies and completed systems, in its new manufacturing facility in Provo, Utah.

     World Access has an experienced Director of Quality who, along with a staff of quality assurance professionals, oversees the quality of World Access' products and services. World Access' Orlando and Wilmington operations are ISO 9002 and ISO 9001 certified, respectively. World Access expects its Alpharetta and Provo operations to become ISO certified in the first quarter of 1999. ISO 9000 is an international quality certification process, developed in the European Common Market and adopted in the United States as the method by which companies can demonstrate the functionality of their quality control system.

     In connection with its manufacturing and test services, World Access generally provides warranties on its products and services ranging from three months to five years. A one to two year warranty is typically provided on switching, transport and access products.

     World Access believes that it currently has the equipment, personnel and experience necessary to efficiently manufacture high quality telecommunications products in-house. This should assist World Access in controlling the costs, quality and delivery of its products and allow World Access to bring new products to market on a timely basis.

     Suppliers. Products manufactured by World Access typically require the procurement of printed circuit boards, electronic components, cable assemblies, fabricated metal, plastic parts and other materials, of which electronic components are the most costly. World Access purchases electronic components from numerous sources, including original manufacturers and parts distributors.

     World Access purchases substantially all of its components and other parts from suppliers on a purchase order basis and does not maintain long-term supply arrangements. Most of the components used in World Access' products and related services are available from multiple sources. However, several components, primarily custom hybrid integrated circuits, are currently obtained from a single source. To date, World Access has been able to obtain adequate supplies of these components. World Access' inability in the future to obtain sufficient quantities of limited-source components, or to develop alternative sources therefor, could result in delays in product delivery and increased component cost, either of which could have a material adverse effect on World Access' business, financial condition and results of operations.

     Although World Access manufactures its own switching products, a significant portion of the switching products sold to date by World Access has been new or used Northern Telecom switching systems, add-on frames and circuit boards, and reengineered mobile network equipment. The major sources for such products are deinstallations by primary users, asset recovery operations of telephone companies, auctions by Northern Telecom and other original equipment manufacturers, repossessions by leasing companies and formal distribution or consignment agreements. World Access currently has formal consignment agreements with Ameritech, SNET and Century Telephone, pursuant to which World Access inventories Northern Telecom, Lucent Technologies and other circuit boards for resale by World Access.

     Engineering and Development. Historically, World Access' engineering, development and technical support efforts have focused on the repair of switching, transport and access products and on electronic manufacturing processes. World Access has significant experience in developing automated test systems, diagnostic programs and repair procedures for electronic circuitry typically found within telecommunications switching equipment. World Access' engineers have also used their expertise and experience to create new revenue sources for World Access by developing upgrades and enhancements to existing products, including those developed and manufactured by other telecommunications equipment companies.

     World Access' engineering efforts have become more focused on developing new switching, transport and access products and enhancing the features and capabilities of current products. The acquisitions of NACT and ATI have enhanced World Access' engineering and development capabilities of switching and transport products with the addition of approximately 50 development engineers. World Access' engineers have significant experience in switching systems configurations, transmission and access applications and wireless technology such as spread spectrum CDMA, radio path calculations, field performance measurement and frequency licensing. World Access expects that, as it continues to manufacture and sell more sophisticated telecommunications equipment, it will continue to make further significant investments in research and product development.

     As of October 31, 1998, World Access' engineering and development group consisted of 130 persons, including 48 RF engineers added through the Galaxy acquisition, 70 in product development, and 12 in repair service development, systems integration and manufacturing process and operations support. These employees are organized into teams corresponding to World Access' product lines, and each team is responsible for providing technical support to World Access' customers and for developing and enhancing products. World Access' internal engineering resources permit World Access to continually reduce the production cost and improve the functionality of its products.

     Competition. The segments of the telecommunications industry in which World Access operates are intensely competitive. World Access' ability to compete is dependent upon several factors, including price, quality, product features and timeliness of delivery. Many of World Access' competitors have significantly more extensive engineering, manufacturing, marketing, financial and technical resources than World Access. In addition, World Access currently competes with several of its major suppliers, including Northern Telecom, with respect to the sale of certain of its products, which may adversely affect its ability to continue to obtain such products from these suppliers in the future.

     In the sale of switching, transport and access products, World Access competes with companies such as Northern Telecom and Lucent Technologies. World Access believes it competes favorably against these companies by providing high quality products, comprehensive support services, competitive prices and shortened product delivery times. As World Access increases its international sales efforts, it also expects to compete with other established telecommunications equipment companies such as Ericsson, Fujitsu, Siemens and Alcatel Network Systems.

     Employees. As of October 31, 1998, World Access had 537 full-time employees, including 130 in engineering and development, 46 in technical service and support, 60 in sales and marketing, 137 in manufacturing, warehousing and quality assurance, 80 in repair and refurbishment and 84 in general management, finance, administration and other support services. From time to time, World Access also uses part-time employees in its manufacturing operations to accommodate changes in production levels. None of World Access' employees is represented by any collective bargaining agreements, and World Access has never experienced a work stoppage. World Access considers its employee relations to be good.

PROPERTIES

     World Access' executive offices are located in Atlanta, Georgia, where it occupies approximately 4,000 square feet under a lease expiring in October 2000. World Access leases certain office, manufacturing and warehouse facilities under operating leases which expire at various dates during the next five years. The following provides a summary of the significant operating facilities currently leased or owned by World Access.

LOCATION                                                      SQUARE FOOTAGE    LEASE EXPIRES
--------                                                      --------------    -------------
Orlando, Florida............................................      72,000       April 2002
Wilmington, Massachusetts...................................      64,000       November 2000
Dallas, Texas...............................................      54,000       February 2003
Provo, Utah.................................................      40,000       Owned facility
Alpharetta, Georgia.........................................      62,000       December 2001
South Bend, Indiana.........................................      22,000       July 2002
Other warehouses and offices................................      30,000       Various
                                                                 -------
          Total.............................................     344,000
                                                                 =======

     World Access' existing facilities are adequate for its current operations, and World Access believes that convenient, additional facilities are readily available should the business need arise.

LEGAL PROCEEDINGS

     From time to time, World Access is involved in various legal proceedings relating to claims arising in the ordinary course of its business. Neither World Access nor any of its subsidiaries is party to any legal proceeding, the outcome of which, individually or in the aggregate, is expected to have a material adverse effect on World Access' financial condition or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WORLD ACCESS

Overview

     World Access develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The products offered by World Access include those manufactured by World Access as well as those manufactured by other telecommunications equipment manufacturers. To support and complement its product sales, World Access also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     During 1995 and 1996, World Access completed strategic and financial restructuring programs to strengthen its management team, reposition World Access as a provider of telecommunications products, improve its financial condition, reduce its operating costs and position World Access for future growth. These programs were undertaken following the significant losses incurred by World Access in the early 1990s, primarily due to a discontinued smart pay telephone business, and to take advantage of the significant growth opportunities within World Access' existing customer base and related markets. In November 1994, World Access began to rebuild its management team and change its strategic focus. World Access strengthened its management team by appointing a new Chief Executive Officer and by recruiting and hiring a new President and Chief Operating Officer, Executive Vice President of Business Development and experienced product development and manufacturing professionals. These individuals, together with other key managers recruited into World Access, have brought significant experience in manufacturing and marketing telecommunications equipment to World Access.

     World Access acquired five businesses during 1995 to 1997 in an effort to broaden its line of switching, transport and access products, enhance its product development capabilities and strengthen its technical base. Effective May 1995, World Access acquired AIT, a full service provider of Northern Telecom switching systems, add-on frames and related circuit boards; effective October 1995, World Access acquired Westec, a provider of wireless products and services primarily to the cable television industry; effective January 1996, World Access acquired Sunrise, a developer and manufacturer of intelligent transport and access products; effective January 1997, World Access acquired CIS, a provider of mobile network equipment and related design, installation and technical support services to cellular, PCS and other wireless service providers; and effective August 1997, World Access acquired Galaxy, a RF engineering firm that provides system design, implementation, optimization and other value-added radio engineering and consulting services to the wireless service markets. The markets served by CIS and Galaxy complement World Access' traditional telephone service provider and private network operator markets.

     In the first quarter of 1998, World Access acquired ATI, a manufacturer of digital point-to-point microwave radio systems for short and long haul applications and a majority stake in NACT, a provider of advanced telecommunications switching platforms with integrated applications software. In May 1998, World Access signed definitive agreements to acquire Resurgens, a facilities-based provider of international network access, commonly referred to in the industry as carriers' carrier. In June 1998, World Access signed a definitive agreement to acquire Telco Systems, a manufacturer of asynchronous fiber optic systems and intelligent channel banks for the integrated access, high capacity multiplexer and Frame Relay/ATM access markets. These acquisitions have positioned World Access to offer its customers a complete telecommunications network solution, including proprietary equipment, planning and engineering services and access to international long distance.

     World Access realized significant improvements in its sales and operating results since 1994 as a result of the acquisitions and internal growth initiatives. World Access' total sales increased by 82.3% in 1997, 69.2% in 1996 and 97.2% in 1995. Total sales for the first six months of 1998 increased by 41.5% over the last six months of 1997. As World Access increased its product sales from 18.2% of total sales in 1994 to 79.0% of total sales in the first six months of 1998, its gross profit margin before special charges increased from 12.9% in 1994 to 21.1% in 1995, 29.4% in 1996, 34.6% in 1997 and 44.1% in the
first six months of 1998. As a percentage of total sales, World Access' operating income (loss) before special charges increased from (8.5%) in 1994 to 5.0% in 1995, 14.4% in 1996, 21.0% in 1997 and 27.6% in the first six months of
1998. World Access
will continue to seek further improvements in gross profit margin over time as product offerings include more internally developed, acquired and licensed products containing proprietary technology.

     Although World Access has aggressively pursued acquisitions in recent years, approximately 50% of World Access' total sales growth since 1994 has come from internal growth initiatives. World Access has had considerable success in growing businesses subsequent to their acquisition, due in part to World Access' ability to provide working capital, an extensive base of telecommunications customers and a broad range of support services.

     Since January 1, 1995, World Access has significantly strengthened its balance sheet through improved operating results, a $115.0 million sale of convertible subordinated notes, a $26.2 million secondary public equity offering, stock warrant and option exercises, and a five-year $10.0 million credit facility. World Access has used this capital for acquisitions and to support the working capital requirements associated with World Access' growth. World Access' working capital and stockholders' equity have increased from $2.3 million and $1.2 million, respectively, at December 31, 1994 to $116.1 million and $98.6 million, respectively, at June 30, 1998.

Results of Operations For Years Ended December 31, 1997, 1996 and 1995

     The following table sets forth certain financial data expressed as a percentage of total sales represented by each line item in World Access' consolidated statements of operations, except other data, which is expressed as a percentage of the applicable revenue type:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1997     1996     1995
                                                              -----    -----    -----
STATEMENT OF OPERATIONS DATA:
  Sales of products.........................................   76.8%    67.5%    57.7%
  Service revenues..........................................   23.2     32.5     42.3
                                                              -----    -----    -----
          Total sales.......................................  100.0    100.0    100.0
  Cost of products sold.....................................   47.1     42.1     42.0
  Cost of services..........................................   18.3     28.5     36.9
                                                              -----    -----    -----
          Total cost of sales...............................   65.4     70.6     78.9
                                                              -----    -----    -----
          Gross profit......................................   34.6     29.4     21.1
  Engineering and development...............................    2.0      1.7      1.9
  Selling, general and administrative.......................    9.7     12.2     10.4
  Amortization of goodwill..................................    1.9      1.1      0.5
  Special charges...........................................     --       --      3.3
                                                              -----    -----    -----
          Operating income..................................   21.0     14.4      5.0
  Interest and other income.................................    2.7      1.0      0.5
  Interest expense..........................................   (1.5)    (0.6)    (1.6)
                                                              -----    -----    -----
          Income before income taxes........................   22.2     14.8      3.9
  Income taxes..............................................    8.1      1.5       --
                                                              -----    -----    -----
          Net income........................................   14.1%    13.3%     3.9%
                                                              =====    =====    =====
OTHER DATA:
  Gross Margin:
     Products...............................................   38.6%    37.6%    27.2%
     Services...............................................   21.2     12.5     12.8

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Sales. Total sales increased $42.0 million, or 82.3%, to $93.0 million in 1997 from $51.0 million in 1996. Product sales increased to 76.8% of total sales in 1997 from 67.5% in 1996.

     Product sales increased $37.0 million, or 107.5%, to $71.4 million in 1997 from $34.4 million in 1996. The increase related to $26.2 million of mobile network equipment sold by CIS, which was acquired effective January 1, 1997, an additional $6.4 million of switching products sold by AIT and approximately $6.9 million in sales of World Access' new international products, the CDX and WLL-2000. Product sales for 1996 included approximately $4.8 million in one-time sales of a distributed product.

     Service revenues increased $5.0 million, or 30.2%, to $21.6 million in 1997 from $16.6 million in 1996. The increase related to $2.0 million of engineering services performed by Galaxy, which was acquired effective July 1, 1997, and an additional $5.2 million in pay telephone refurbishment revenues. This increase was partially offset by a decline in electronic manufacturing revenues resulting from a strategic decision to begin utilizing World Access' manufacturing capacity for new products rather than servicing external contract manufacturing customers.

     Gross Profit. Gross profit increased $17.1 million, or 114.3%, to $32.1 million in 1997 from $15.0 million in 1996. Gross profit margin increased to 34.6% in 1997 from 29.4% in 1996. The improved performance resulted from economies of scale associated with the 82.3% increase in total sales and the change in sales mix to products, which generally carry a higher gross profit margin than service revenues.

     Gross profit margin on products sold increased to 38.6% in 1997 from 37.6% in 1996. The improved margins related to the $26.2 million of CIS sales and sales of the CDX, all of which generally carry margins in excess of 40.0%. World Access' switching products experienced declines in gross margin during 1997 primarily related to margin pressure on sales of Northern Telecom add-on frames and related circuit boards.

     Gross profit margin on service revenues increased to 21.2% in 1997 from 12.5% in 1996. The improvement was due to the addition of Galaxy consulting revenues and improved margins on pay telephone refurbishment revenues.

     Engineering and Development. Engineering and development expenses increased $970,000, or 108.7%, to $1.9 million in 1997 from $892,000 in 1996.
The increase in expenses was attributable to the formation of a corporate product development group during the third quarter of 1996 and the continued expansion of the development group during 1997. Engineering and development expenses increased to 2.0% of total sales in 1997 from 1.7% of total sales in 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.8 million, or 44.9%, to $9.0 million in 1997 from $6.2 million in 1996. The increase related primarily to expenses associated with the operations of CIS and Galaxy, which were acquired effective January 1, 1997 and July 1, 1997, respectively, and World Access' establishment of a dedicated international sales and marketing group and corporate business development function in March 1996. In addition, World Access recorded approximately $960,000 of incentive compensation expense in 1997 as compared to a provision of approximately $300,000 in 1996. As a percentage of total sales, selling, general and administrative expenses decreased to 9.7% in 1997 from 12.2% in 1996.

     Amortization of Goodwill. Amortization of goodwill increased $1.2 million to $1.8 million in 1997 from $534,000 in 1996, primarily as a result of goodwill recorded in connection with the AIT, CIS and Galaxy acquisitions.

     Operating Income. Operating income increased $12.2 million, or 165.3%, to $19.5 million in 1997 from $7.4 million in 1996. Operating income margin increased to 21.0% in 1997 from 14.4% in 1996.

     Interest and Other Income. Interest and other income increased $2.0 million to $2.5 million in 1997 from $484,000 in 1996 due to a significant increase in cash balances of World Access, resulting primarily from the sale of $115.0 million convertible subordinated notes in October 1997 and proceeds received from a $26.2 million secondary public equity offering completed in October 1996.

     Interest and Other Expense. Interest expense increased $1.0 million to $1.4 million in 1997 from $320,000 in 1996. The increase is primarily due to the sale of $115.0 million convertible subordinated notes in October 1997 which bear interest at 4.5%.

     Income Taxes. World Access' effective income tax rate increased to 36.5% in 1997 from 9.9% in 1996. The Company's 1996 effective rate was favorably impacted by the recognition of a $4.1 million deferred tax asset during the year to reflect the benefits of World Access' remaining net operating loss carryforward.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Sales. Total sales increased $20.9 million, or 69.2%, to $51.0 million in 1996 from $30.1 million in 1995. Product sales increased to 67.5% of total sales in 1996 from 57.7% in 1995.

     Product sales increased $17.0 million, or 97.9%, to $34.4 million in 1996 from $17.4 million in 1995. The increase related primarily to an additional $16.1 million of switching products sold by AIT, which was acquired as of May 1995, and $3.6 million of transport and access products sold by Westec and Sunrise, which were acquired as of October 1995 and January 1996, respectively. The increases noted above were partially offset by a decrease in the sales of pay telephone parts in 1996 due to a large one-time order received in 1995.

     Service revenues increased $3.8 million, or 30.0%, to $16.6 million in 1996 from $12.8 million in 1995. The increase related to $1.2 million of Westec repair revenues following its acquisition, $1.7 million of increased circuit board repair revenues generated by the introduction of new repair services and a new repair agent contract executed with Century Telephone in July 1995, and increased contract manufacturing revenues of approximately $1.4 million.

     Gross Profit. Gross profit increased $8.6 million, or 135.7%, to $15.0 million in 1996 from $6.4 million in 1995. Gross profit margin increased to 29.4% in 1996 from 21.1% in 1995. The improved performance resulted from economies of scale associated with the 69.2% increase in total sales and the change in sales mix to products, which generally carry a higher gross profit margin than service revenues.

     Gross profit margin on products sold increased to 37.6% in 1996 from 27.2% in 1995. Excluding the sale of distributed products, gross profit margin for products sold in 1996 and 1995 was 41.9% and 33.4%, respectively. The improved margin performance for non-distributed products related primarily to the $16.1 million, or 207.2%, increase in switching products sold by AIT and $2.8 million of transport and access products sold by Sunrise.

     Gross profit margin on service revenues decreased to 12.5% in 1996 from 12.8% in 1995. World Access' gross profit margin for service revenues is subject to wide fluctuations depending on the sales mix (i.e., circuit board repair and pay telephone refurbishment have targeted gross profit margins significantly higher than those of electronic manufacturing services). In addition, circuit board repair margins declined during 1995 due to increased out-sourced repair revenues associated with new "one-stop" repair agent programs.

     Engineering and Development. Engineering and development expenses increased $315,000, or 54.6%, to $892,000 in 1996 from $577,000 in 1995. The increase in expenses was attributable to the research and product development activities acquired in connection with the Sunrise acquisition and the formation of a product development group during the third quarter of 1996. As a result of the 69.2% increase in total sales, engineering and development expenses decreased to 1.7% of total sales in 1996 from 1.9% of total sales in 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.1 million, or 98.7%, to $6.2 million in 1996 from $3.1 million in 1995. The increase related primarily to operating expenses associated with acquisitions, additional salary and related costs for World Access' Chairman (who received no salary during 1995) and its new President, and World Access' establishment of a dedicated international sales and marketing group and corporate business development function in the first quarter of 1996. As a percentage of total sales, selling, general and administrative expenses increased to 12.2% in 1996 from 10.4% in 1995.

     Amortization of Goodwill. Amortization of goodwill increased $377,000 to $534,000 in 1996 from $157,000 in 1995 as a result of the goodwill acquired in connection with acquisitions.

     Operating Income. Operating income increased $5.8 million to $7.4 million in 1996 from $1.5 million in 1995. As a percentage of total sales, operating income increased to 14.4% in 1996 from 5.0% in 1995.

     Interest and Other Income. Interest and other income increased $341,000 to $484,000 in 1996 from $143,000 in 1995 due to an increase in invested cash balances during 1996, resulting primarily from proceeds received from the $26.2 million secondary public equity offering completed in October.

     Interest Expense. Interest expense decreased $175,000 to $319,000 in 1996 from $494,000 in 1995. The decrease resulted primarily from a decrease in average debt outstanding in 1996. In October 1996, World Access paid off a $3.9 million term loan with its bank using proceeds received from the secondary public offering. A reduction in the interest rate on World Access' bank debt due to the lender's reinstatement of a LIBOR-based interest rate option in July 1995 and an additional one percentage point reduction obtained with World Access' new bank agreement in March 1996 also contributed to the decrease in interest expense.

     Income Taxes. World Access' effective income tax rate was 9.9% in 1996. World Access' 1996 effective rate was significantly impacted by the recognition of a $4.1 million deferred tax asset during the year to reflect the benefits of World Access' remaining net operating loss carryforward. No income tax expense was recorded in 1995 due to the partial recognition of benefits associated with World Access' net operating loss carryforward.

     Salary Incentive Program. In December 1996, World Access implemented a voluntary salary reduction program designed to improve World Access' cash flow during 1997, further align the objectives of World Access' management and salaried employees with those of World Access' stockholders and potentially provide World Access with significant future tax deductions. Under the program, 72 exempt salaried employees agreed to forego approximately $826,000 of their 1997 compensation in exchange for 413,019 non-qualified options to purchase shares of World Access Common Stock at $8.00 per share, its then-current market value (i.e., one stock option for every $2.00 of compensation). The vesting was tied to World Access meeting specific operational objectives in 1997, including pre-defined levels of internal sales growth, ISO 9002 certification and specific cash management objectives, as well as the installation of certain upgraded information systems. As of December 31, 1997, these options had become fully vested.

     Under the 1997 program, employees could participate to a maximum level of 50% of their 1997 salaries. World Access' Chairman, President and Chief Financial Officer each elected to forego 50% of their salary under this program. This program also provided that if certain levels of pre-tax income were achieved for 1997, a partial or full repayment of salaries would be made. Compensation expense related to this program of approximately $250,000, or 30% of the salaries deferred, was recorded in 1997.

     Summary. World Access' improved operating performance and completion of the sale of $115.0 million of convertible subordinated notes due 2002 (the "Notes") has significantly enhanced its financial strength and improved its liquidity. World Access believes that existing cash balances, available borrowings under World Access' line of credit and cash projected to be generated from operations will provide World Access with sufficient capital resources to support its current working capital requirements and business plans for at least the next 12 months.

Year 2000

     As a result of certain computer programs being written using two digits rather than four to define the applicable year, any of World Access' computer systems that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 (the "Year 2000 Issue"). This causes programs that perform arithmetic operations, comparisons or date sorts to possibly generate erroneous results when the program is required to process dates from both centuries. This could result in a system failure, incorrect data and other business disruptions, including, among other things, a temporary inability to procure materials, process transactions, send invoices and service customers.

     World Access is in the process of evaluating its operating systems to determine what modifications are necessary to make such systems compatible with the year 2000 requirements. These systems include business information systems, development tools and test beds, and manufacturing equipment and processes. World Access has recently implemented a new business information system at several of its locations that is certified to be year 2000 compliant by its supplier. Independent tests by World Access have verified this compliance and the system is expected to be deployed company-wide by mid-1999. World Access plans on engaging an outside consulting firm in November 1998 to perform a detailed year 2000 review of its development and manufacturing systems. The costs to ensure compliance of these systems (including computer equipment, software upgrades and assessment fees) by mid-1999 is currently estimated at approximately $700,000.

     In addition, World Access is in the process of developing a plan whereby it will review the year 2000 readiness of its customers and suppliers. In doing so, it will undertake appropriate internal reviews and will contact certain of its significant customers to assess, to the extent possible, Year 2000 Issues related to World Access' products. In that regard, World Access has identified that certain of its products, including NACT's NTS 1000 Billing System, are not year 2000 compliant. NACT is in the process of modifying the NTS 1000 Billing System to overcome the two digit limitation. This modification of the NTS 1000 software is anticipated to be completed by the first calendar quarter in 1999 at an estimated cost of $115,000. World Access is in the process of releasing new versions of such products and making necessary modifications to existing products to address the Year 2000 Issue. World Access expects that many of its customers will upgrade to the new products. However, there can be no assurance that World Access customers will upgrade to the new year 2000 compliant products or that the modifications planned to the certain of the existing products will be successful or completed in a timely manner. Although World Access believes that it can address year 2000 readiness issues related to its products, there may still be disruptions and/or product failures that are unforeseen.

     World Access also intends to request assurances from its major suppliers that they are addressing the Year 2000 Issue and that the products and services procured or used by World Access will function properly or be available without interruption in the year 2000. A detailed questionnaire was mailed to all major suppliers in September 1998. Appropriate Year 2000 warranties will be requested from key suppliers to World Access. Nevertheless, it will be impossible to fully assess the potential consequences if service interruptions occur from suppliers or in infrastructure areas such as utilities, communications, transportation, banking and government. As a result, World Access also intends to develop a business continuity plan by mid-1999 to minimize the impact of such external events.

     While World Access' efforts to address Year 2000 Issues will involve additional costs and the time and effort of a number of employees, World Access believes, based on currently available information, that it will be able to properly manage its total year 2000 exposure. There can be no assurance, however, that World Access will be successful in its effort or that the computer systems of other companies on which World Access will rely will be timely modified, or that a failure to modify such systems by another company, or modifications that are incompatible with World Access' systems, would not have a material adverse effect on World Access' business, financial condition or results of operations.

Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130). SFAS 130 establishes standards for reporting and disclosure of comprehensive income and its components. This statement will be effective for the year ended December 31, 1998. Management believes this statement will not have a material impact on World Access' financial statements.

Results of Operations for Three Months Ended June 30, 1998 and 1997 and Six Months Ended June 30, 1998 and 1997

     The following table sets forth items in World Access' Consolidated Statements of Operations as a percentage of total revenues.

     World Access' sales during the first six months of 1998 included approximately $30.0 million from its AIT and CIS subsidiaries. AIT sells new and used Northern Telecom switching systems, add-on frames and circuit cards. CIS sells re-engineered cellular base stations and related mobile network equipment. These operations depend on a consistent supply of equipment to sustain their revenue levels. Additionally, individual sales by AIT and CIS are relatively large ($500,000 to $2.0 million), which subjects World Access to the risk of revenue fluctuations in the event that customers adjust the timing of their orders.

                                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                                            JUNE 30,                JUNE 30,
                                                       ------------------       ----------------
                                                        1998        1997        1998       1997
                                                       ------      ------       -----      -----
STATEMENT OF OPERATIONS DATA:
Sales of products....................................   87.6%       81.0%        83.9%      78.9%
Service revenues.....................................   12.4        19.0         16.1       21.1
                                                       -----       -----        -----      -----
       Total sales...................................  100.0       100.0        100.0      100.0
Cost of products sold................................   46.8        48.0         46.9       48.5
Cost of services.....................................   10.0        16.7         14.6       18.3
                                                       -----       -----        -----      -----
       Total cost of sales...........................   56.8        64.7         61.5       66.8
                                                       -----       -----        -----      -----
       Gross profit..................................   43.2        35.3         38.5       33.2
Engineering and development..........................    3.8         1.8          3.1        1.7
Selling, general and administrative..................    9.9        10.1          9.6        9.8
Amortization of goodwill.............................    2.1         1.6          2.3        1.5
In process research and development..................     --          --         60.0         --
Special charges......................................     --          --          3.9         --
                                                       -----       -----        -----      -----
       Operating income (loss).......................   27.4        21.8        (40.4)      20.2
Interest and other income............................    1.5         0.9          2.4        1.3
Interest expense.....................................   (3.2)         --         (3.6)      (0.1)
                                                       -----       -----        -----      -----
       Income (loss) before income taxes and minority
          interest...................................   25.7        22.7        (41.6)      21.4
Income taxes.........................................   10.3         8.4          7.4        7.8
                                                       -----       -----        -----      -----
       Income (loss) before minority interests.......   15.4        14.3        (49.0)      13.6
Minority interests in earnings of subsidiary.........    1.8          --          1.8         --
                                                       -----       -----        -----      -----
       Net income (loss).............................   13.6%       14.3%        50.8%      13.6%
                                                       =====       =====        =====      =====
OTHER DATA:
Gross margin (before special charges)
  Products...........................................   46.5%       40.7%        44.1%      38.4%
  Services...........................................   19.4        12.4         34.2       13.5

  Three Months Ended June 30, 1998 Compared to Three Months Ended June 30, 1997

     Sales. Total sales increased $23.5 million, or 97.8%, to $47.5 million in the second quarter of 1998 from $24.0 million in the second quarter of 1997. The percentage of product sales to total sales increased to 87.6% in the second quarter of 1998 from 81.0% in the second quarter of 1997.

     Product sales increased $22.2 million, or 113.9%, to $41.6 million in the second quarter of 1998 from $19.4 million in the second quarter of 1997. The increase related to sales generated by ATI and NACT which were acquired effective February 1, 1998 and March 1, 1998, respectively, and increases in sales of World Access' international switching product, the CDX, and it's WX-5501 line card.

     Service revenues increased $1.3 million, or 29.2%, to $5.9 million in the second quarter of 1998 from $4.6 million in the second quarter of 1997. The increase related to additional revenues attributable to the Galaxy acquisition, which was acquired effective July 1, 1997. This increase was offset by a decline in electronic manufacturing revenues resulting from a strategic decision to begin utilizing World Access' manufacturing capacity for new World Access products rather than service outside contract manufacturing customers.

     Gross Profit. Gross profit increased $12.0 million, or 141.7%, to $20.5 million in the second quarter of 1998 from $8.5 million in the second quarter of 1997. Gross profit margin increased to 43.2% in the second quarter of 1998 from 35.3% in the second quarter of 1997. The improved performance resulted from economies of scale associated with the 97.8% increase in total sales and the change in sales mix to products, which generally carry a higher gross profit margin than service revenues.

     Gross profit margin on products sold increased to 46.5% in the second quarter of 1998 from 40.7% in the second quarter of 1997. The improved margins related to the NACT and ATI sales of proprietary equipment and systems and the increase in sales of CDX equipment, all of which generally carry margins in excess of 45%. World Access' refurbished switching products experienced declines in gross margin during the second quarter of 1998 primarily related to margin pressure on sales of Northern Telecom add-on frames and related circuit boards.

     Gross profit margin on service revenues increased to 19.4% in the second quarter of 1998 from 12.4% in the second quarter of 1997. The improvement was due to the addition of revenues from Galaxy.

     Engineering and Development. Engineering and development expenses increased $1.4 million, or 318.5%, to $1.8 million in the second quarter of 1998 from $429,000 in the second quarter of 1997. The increase in expenses was attributable to the acquisitions of NACT and ATI and the continued expansion of World Access' development group during 1998. Total engineering and development expenses increased to 3.8% of total sales in the second quarter of 1998 from 1.8% of total sales in the second quarter of 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.3 million, or 92.2%, to $4.7 million in the second quarter of 1998 from $2.4 million in the second quarter of 1997. The increase related primarily to expenses associated with the operations of NACT, ATI and Galaxy, which were acquired subsequent to the second quarter of 1997. As a percentage of total sales, selling, general and administrative expenses decreased to 9.9% in the second quarter of 1998 from 10.1% in the second quarter of 1997.

     Amortization of Goodwill. Amortization of goodwill increased $638,000 to $1.0 million in the second quarter of 1998 from $380,000 in the second quarter of 1997, as a result of the goodwill acquired in connection with the NACT, ATI, and Galaxy acquisitions and additional goodwill recorded related to earnout performances for the CIS, AIT and Galaxy acquisitions.

     AIT, CIS, Galaxy, ATI and NACT (collectively representing approximately 95% of the net goodwill of World Access) are all operating at profitability levels in excess of management's expectations and the related risk of impairment in the foreseeable future is believed to be low. Westec and Sunrise are operating below management's expectations and may have difficulty achieving future sales growth. Although management believes there has been no permanent impairment in the value of the Westec and Sunrise goodwill to date, management will continue to monitor closely the value of Westec and Sunrise goodwill throughout 1998 and 1999.

     Operating Income. Operating income increased $7.8 million, or 148.3%, to $13.0 million in the second quarter of 1998 from $5.2 million in the second quarter of 1997. Operating income margin increased to 27.4% in the second quarter of 1998 from 21.8% in the second quarter of 1997.

     Interest and Other Income. Interest and other income increased $476,000, or 211.6%, to $701,000 in the second quarter of 1998 from $225,000 in the second quarter of 1997 due to increased invested cash balances of

World Access, resulting primarily from proceeds received from a $115.0 million convertible note offering completed in October 1997.

     Interest Expense. Interest expense increased to $1.5 million in the second quarter of 1998 from $24,000 in the second quarter of 1997. The increase is due to the $115.0 million convertible note offering.

  Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     Sales. Total sales increased $38.9 million, or 88.0%, to $83.2 million in the first six months of 1998 from $44.3 million in the first six months of 1997. The percentage of product sales to total sales increased to 83.9% in the first six months of 1998 from 78.9% in the first six months of 1997.

     Product sales increased $34.9 million, or 100.0%, to $69.8 million in the first six months of 1998 from $34.9 million in the first six months of 1997. The increase related to sales generated by ATI and NACT which were acquired effective February 1, 1998 and March 1, 1998, respectively, and increases in sales of World Access' international switching product, the CDX, and it's WX-5501 line card.

     Service revenues increased $4.0 million, or 43.3%, to $13.4 million in the first six months of 1998 from $9.4 million in the first six months of 1997. The increase related to additional revenues attributable to the Galaxy acquisition. This increase was offset by a decline in electronic manufacturing revenues resulting from a strategic decision to begin utilizing World Access' manufacturing capacity for new World Access products rather than service outside contract manufacturing customers and in World Access' circuit board repair business.

     Gross Profit. Gross profit increased $17.3 million, or 118.2%, to $32.0 million in the first six months of 1998 from $14.7 million in the first six months of 1997. Gross profit margin increased to 38.5% in the first six months of 1998 from 33.2% in the first six months of 1997. The improved performance resulted from the 88.0% increase in total sales and the change in sales mix to products, which generally carry a higher gross profit margin than service revenues.

     Gross profit margin on products sold increased to 44.1% in the first six months of 1998 from 38.4% in the first six months of 1997. The improved margins related to the NACT and ATI sales of proprietary equipment and systems and the increase in sales of CDX equipment, all of which generally carry margins in excess of 45%. World Access' refurbished switching products experienced declines in gross margin during the first six months of 1998 primarily related to margin pressure on sales of Northern Telecom add-on frames and related circuit boards.

     Gross profit margin on service revenues was 9.1% in the first six months of 1998 as compared to 13.5% in the first six months of 1997. Gross profit margin excluding the special charge was 34.2% in the first six months of 1998. The improvement was due to the addition of revenues from Galaxy, which was acquired effective July 1, 1997.

     Engineering and Development. Engineering and development expenses increased $1.8 million, or 246.6%, to $2.6 million in the first six months of 1998 from $745,000 in the first six months of 1997. The increase in engineering and development expenses was attributable to the acquisitions of NACT and ATI and the continued expansion of World Access' development group during 1998. Total engineering and development expenses increased to 3.1% of total sales in the first six months of 1998 from 1.7% of total sales in the first six months of 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.5 million, or 82.3%, to $7.9 million in the first six months of 1998 from $4.4 million in the first six months of 1997. The increase related primarily to expenses associated with the operations of NACT, ATI and Galaxy, which were acquired subsequent to the second quarter of 1997. As a percentage of total sales, selling, general and administrative expenses decreased to 9.6% in the first six months of 1998 from 9.8% in the first six months of 1997.

     Amortization of Goodwill. Amortization of goodwill increased $1.4 million to $2.0 million in the first six months of 1998 from $592,000 in the first six months of 1997, as a result of the goodwill acquired in connection with the NACT, ATI, and Galaxy acquisitions and additional goodwill recorded related to earnout performances for the CIS, AIT and Galaxy acquisitions.

     Operating Income Before Special Charges. Operating income before special charges increased $14.1 million to $23.0 million in the first six months of 1998 from $8.9 million in the first six months of 1997. Operating income margin before special charges increased to 27.6% in the first six months of 1998 from 20.2% in the first six months of 1997.

     Interest and Other Income. Interest and other income increased $1.4 million, or 232.7%, to $2.0 million in the first six months of 1998 from $592,000 in the first six months of 1997 due to increased invested cash balances of World Access, resulting primarily from proceeds received from a $115.0 million convertible note offering completed in October 1997.

     Interest Expense. Interest expense increased to $3.0 million in the first six months of 1998 from $53,000 in the first six months of 1997. The increase is due to the $115.0 million convertible note offering.

Purchased In-Process R&D

     Special charges in the first quarter of 1998 included $50.0 million for in-process research and development related to the first quarter 1998 acquisitions of a 67.3% interest in NACT and ATI. Purchased in-process research and development, which consists of the value of NACT and ATI products in the development stage that are not considered to have reached technological feasibility, were expensed in accordance with applicable accounting rules. World Access expects to record an additional in-process research and development charge of approximately $22.0 million in the fourth quarter of 1998 in connection with the acquisition of the remaining 32.7% of NACT.

     The Income Approach was utilized to value the acquired research and development technologies in the NACT Acquisition. The Income Approach values technologies by projecting the potential cash flows related to those technologies and discounting the cash flows to their present values using a discount rate reflective of the risk of achieving the cash flows. The projected cash flows include estimates of the remaining costs to complete the in-process technologies.

     NACT provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. NACT designs, develops, and manufacturers all hardware and software elements necessary for a fully integrated, turnkey telecommunications switching solution. The nature of the in-process research and development was such that technological feasibility had not been attained as of the date of acquisition. Failure to attain technological feasibility, especially given the high degree of customization required for complete integration into the NACT solution, would have rendered partially designed hardware and software useless for other applications. Incomplete design of hardware and software coding would create a non-connective, inoperable product that would have no alternative use.

     NACT's business plan called for a shift in market focus to larger customers, both domestic and international; therefore, NACT had numerous projects in development at the time of the acquisition. Additionally, the pending completion of a major release of NACT's billing system required significant development efforts to ensure continued integration with NACT's product suite.

     NACT had nine principal projects in the development pipeline at the time of acquisition. Most major projects had several ongoing sub-projects (e.g., a hardware design project and a software design project). These projects included significant redevelopment of some existing products and the creation of new products. The research and development projects were at various stages of development. Most new or redeveloped products were scheduled for release in 1998, while several others were scheduled for release in 1999. None of the in-process projects considered in the write-off had attained technological feasibility.

     For all in-process technologies, management estimated remaining costs to complete. These estimates were $3.3 million for 1998, and $1 million for 1999. The expected sources of funding were scheduled research and development expenses from the operating budget of NACT provided by the operating assets and liabilities of NACT.

     The Income Approach was also used to value the acquired research and development technologies in the ATI acquisition.

     ATI develops and manufactures a series of high-performance digital microwave/millimeter radio equipment. Their products reach across all frequency bands and data rates and offer numerous features. The nature of the in-process research and development was such that technological feasibility had not been attained as of the date of acquisition. Failure to attain technological feasibility would have rendered partially designed equipment useless for other applications. ATI's products are designed for specific frequency bandwidths and, as such, are highly customized to those bandwidths and the needs of customers wishing to operate in them. Products only partially completed for certain bandwidths cannot be used in other bandwidths.

     At the time of acquisition, ATI's primary product lines were FSK+, Compact, and QAM. ATI's management determined the following percentages of each product line were in-process technologies:

FSK+:                                            15.0% of units in development
Compact:                                         95.0% of units in development
QAM:                                             100.0% of units in development

     Between each product line, various stages of development had been reached. Additionally, within each product line, different units had reached various stages of development. Of the products management considered in-process, none had attained technological feasibility.

     For all in-process products, management estimated remaining costs to complete to be $3.1 million for 1998, $7.2 million for 1999, $7.6 million for 2000, $5.1 million for 2001, and $1.1 million for 2002. The expected sources of funding were scheduled R&D expenses from the operating budget of ATI provided by the operating assets and liabilities of ATI.

Special Charges

     In January 1998, World Access' senior management decided that the following actions were necessary to streamline operations and position World Access to service anticipated sales growth:

     - Close down the existing Orlando, Florida manufacturing and repair facility. Move the manufacturing of certain World Access products to the company's Alpharetta, Georgia manufacturing facility.

     - Exit the contract manufacturing business.

     - Close down four Lakeland, Florida facilities and move AIT operations to a new facility in Orlando, Florida. Repair operations would be integrated with AIT in this new facility.

     - Close down Westec's facility in Scottsdale, Arizona and integrate its operations into ATI's facility in Wilmington, Massachusetts.

     Shortly thereafter, senior management informed the operating management of the applicable divisions. All Orlando and Lakeland employees were informed in January and Westec employees were informed in February (subsequent to the closing of the ATI acquisition).

     Management carefully reviewed the provisions of EITF 94-3 in determining which costs related to the above actions should be included in a first quarter special charge. No costs were included in the charge that would derive future economic benefit to World Access, e.g., relocation of existing employees, recruiting and training of new employees and facility start-up costs. The special charge consisted of:

  Obsolete and redundant inventories........................  $3,360,000
  Severance and termination benefits........................     550,000
  Idle facility costs.......................................   1,340,000
  Idle equipment costs......................................   1,350,000
                                                              ----------
                                                              $6,600,000
                                                              ==========

     Severance and termination benefits were clearly communicated up front to the approximately 60 employees who lost their jobs as a direct result of the consolidations. Affected employees were notified shortly after the January and February employee meetings. Benefits were determined consistent with World Access' severance policy of one week of pay for each full year of service (minimum of two weeks) and continued benefits through the month severance pay is exhausted. Approximately 10 of these employees were involuntarily terminated in February and March, approximately 40 employees were involuntarily terminated in April and approximately 10 employees were involuntarily terminated in June. The Orlando and Lakeland facilities were closed in April and the Scottsdale facility was closed in June. The actual severance and termination benefit costs incurred by World Access were not materially different from the $550,000 recorded in the special charge.

     The idle facility and equipment portion of the special charge included the write-off of "old Orlando", Lakeland and Scottsdale leasehold improvements, provisions for the estimated costs to terminate idle facility and equipment leases, the write-off of Orlando manufacturing equipment not relocated to the company's Alpharetta facility and certain phase-down expenses associated with the six facilities closed down. As of the date of this Joint Proxy Statement/Prospectus, World Access does not expect the actual costs for these items to be materially different from amounts recorded in the special charge.

     As previously noted, all activities that resulted in the first quarter special charge were completed by World Access as of June 30, 1998. Of the $3,240,000 special charge, approximately $1.4 million related to assets directly written-off of amounts charged to the reserve in the first quarter. As of June 30, 1998, the accrual for special charges was approximately $600,000, which consisted primarily of lease termination losses expected to be incurred.

Liquidity and Capital Resources

     Overview. Cash management is a key element of World Access' operating philosophy and strategic plans. Acquisitions to date have been structured to minimize the cash element of the purchase price and ensure that appropriate levels of cash are available to support the increased product development, marketing programs and working capital normally associated with the growth initiatives of acquired businesses. As of June 30, 1998, World Access had $61.2 million of cash and investments and $5.7 million in borrowings available under its credit line to support its current working capital requirements and strategic growth initiatives.

     Operating Activities. Cash provided from operating activities was $3.0 million in the first six months of 1998 as compared to cash used by operations of $2.6 million in the first six months of 1997.

     Accounts receivable increased $21.5 million, or 106.4%, to $41.8 million at June 30, 1998 from $20.3 million at December 31, 1997. This was due to the acquisitions of NACT, ATI and Galaxy and increased sales activity at World Access (second quarter 1998 sales were $47.5 million as compared to fourth quarter 1997 sales of $21.3 million). Average days sales outstanding at June 30, 1998, March 31, 1998 and December 31, 1997 were approximately 80 days, 90 days and 81 days, respectively. World Access' transition into equipment sales has caused an increase in days sales outstanding. World Access' equipment sales tend to include longer payment terms than the historical repair and refurbishment businesses. In addition, World Access' sales to international customers have increased during the last twelve months. International sales generally have payment terms of 90 to 120 days. World Access also has recently begun to enter into long-term notes receivable with selected customers. To maximize cash flow, World Access sells the notes where possible on either a non-recourse or recourse basis to a third party financing institution.

     Inventories increased $12.1 million, or 53.7%, to $34.5 million at June 30, 1998 from $22.4 million at December 31, 1997. This increase was due to the acquisitions of NACT and ATI, a planned build-up of CDX switching and WX-5501 inventories related to the closure of World Access' Orlando manufacturing facility and an increase in AIT and CIS inventories to support future orders. The increases above were offset by the $3.4 million provision for obsolete and redundant inventories related to the consolidation program initiated in the first quarter of 1998 (see "Special Charges").

     Investing Activities. Cash used by investing activities, primarily for the acquisitions of businesses, was $69.8 million and $4.6 million for the first six months of 1998 and 1997, respectively.

     On December 31, 1997, World Access entered into a stock purchase agreement with GST and GST USA to acquire 5,113,712 shares of NACT common stock owned by GST USA, Inc. ("GST USA"), representing approximately 63% of the outstanding shares of NACT common stock (the "NACT Stock Acquisition"). On February 27, 1998, the NACT Stock Acquisition was completed with GST USA receiving $59.7 million in cash and 1,429,907 restricted shares of World Access Common Stock. These shares had an initial fair value of approximately $26.9 million. This transaction increased World Access' ownership of NACT to 67.3%.

     On February 24, 1998 World Access entered into a merger agreement with NACT pursuant to which World Access agreed to acquire all of the shares of NACT common stock not already then owned by World Access or GST USA. Pursuant to the terms of the merger agreement, each share of NACT common stock was converted into 1.0469 shares of World Access Common Stock. This merger was consummated on October 28, 1998.

     On December 24, 1997, World Access entered into an agreement to acquire ATI. On January 29, 1998, the transaction was completed in its final form whereby ATI was merged with and into CIS (the "ATI Merger"). In connection with the ATI Merger, the stockholders of ATI received approximately $300,000 and 424,932 restricted shares of World Access Common Stock. These shares had an initial fair value of approximately $6.5 million.

     In addition to the 424,932 shares noted above, the stockholders of ATI were issued 209,050 restricted shares of World Access Common Stock. These shares were immediately placed into escrow and will be released to the stockholders of ATI contingent upon the realization of predefined levels of pre-tax net income from ATI's operations during calendar years 1998 and 1999.

     In December 1997, World Access loaned ATI approximately $4.5 million. ATI used $2.6 million of the proceeds to pay off its line of credit with a bank and the remainder for working capital purposes. The note receivable from ATI is included in Other assets on World Access' December 31, 1997 balance sheet. During the first quarter of 1998, the note receivable was included in World Access' purchase price of ATI.

     During the first six months of 1998 and 1997, World Access invested $5.9 million and $1.1 million, respectively, in capital expenditures. World Access has invested approximately $3.7 million during 1998 related to the establishment of the new manufacturing facility in Alpharetta, Georgia. The remaining expenditures during 1998 were primarily for computer network and related communications equipment designed to upgrade World Access' management information systems and facilitate the integration of acquisitions, and facility improvements required in connection with World Access' growth.

     World Access began capitalizing software development costs in the fourth quarter of 1997. Software development costs are capitalized upon the establishment of technological feasibility of the product. During the first six months of 1998, World Access capitalized approximately $1.8 million of software development costs.

     Financing Activities. Cash provided from financing activities was $6.4 million and $5.4 million for the first six months of 1998 and 1997, respectively.

     On October 1, 1997, Old World Access sold $100.0 million in aggregate principal amount of Notes under Rule 144A of the Securities Act of 1933. The Notes bear interest at the rate of 4.5% per annum, are convertible into World Access Common Stock at an initial price of $37.03 per share and mature on October 1, 2002. Interest on the Notes is payable on April 1 and October 1 of each year, commencing on April 1, 1998. The Notes are general unsecured obligations of Old World Access and are subordinate in right of payment to all existing and senior indebtedness. The Notes have been guaranteed by World Access. The Company received $97.0 million from the sale of the Notes, after the initial purchasers' discount fees of $3.0 million.

     In addition to the Notes sold on October 1, 1997, World Access granted the initial purchasers an option to purchase up to an additional $15.0 million in Notes to cover over-allotments. On October 28, 1997, the initial purchasers exercised the over-allotment option in full and World Access received an additional $14.6 million, after the application of the initial purchasers' discount fees.

     The total discount fees of $3,450,000, along with approximately $550,000 of legal, accounting, printing and other expenses (the "Debt issuance costs") are being amortized to expense over the five year term of the Notes. Debt issuance costs of approximately $3.4 million, net of amortization, are included in Other assets on World Access' June 30, 1998 balance sheet.

     As of June 30, 1998, World Access had borrowings of $4.3 million outstanding under its $10.0 million revolving line of credit. Borrowings under World Access' line of credit are secured by a first lien on substantially all the assets of World Access. The bank agreement, which expires in March 2001, contains standard lending covenants, including financial ratios, restrictions on dividends and limitations on additional debt and the disposition of company assets. Interest is paid at the rate of prime plus 1 1/4% or LIBOR plus 2 1/2%, at the option of World Access. As of the date hereof, there were no amounts outstanding under World Access' line of credit.

     During the first six months of 1998 and 1997, World Access received approximately $7.3 million and $2.6 million, respectively, in cash, including related federal income tax benefits, from the exercises of incentive and non-qualified stock options and warrants by World Access' directors and employees.

     Income Taxes. As a result of the exercises of non-qualified stock options and warrants by World Access' directors and employees, World Access has realized a federal income tax benefit of approximately $4.2 million for the first six months of 1998. Although this tax benefit does not have any effect on World Access' provision for income tax expense, it represents a significant cash benefit to World Access. This tax benefit is accounted for as a decrease in current income taxes payable and an increase in capital in excess of par value.

     Summary. World Access' improved operating performance and completion of the sale of $115.0 million of Notes in 1997 has significantly enhanced its financial strength and improved its liquidity. World Access believes that existing cash balances, available borrowings under World Access' line of credit and cash projected to be generated from operations will provide World Access with sufficient capital resources to support its current working capital requirements and business plans for at least the next 12 months.

Quarterly Operating Results

     The following table presents unaudited quarterly operating results for each of World Access' last ten quarters. This information has been prepared by World Access on a basis consistent with World Access' audited consolidated financial statements and includes all adjustments, consisting only of normal recurring accruals, that World Access considers necessary for a fair presentation in accordance with GAAP. Such quarterly results are not necessarily indicative of future operating results. This information should be read in conjunction with World Access' consolidated financial statements and notes thereto included elsewhere herein.

     The following includes the results of operations for businesses acquired from their respective dates of acquisition as follows: CIS as of January 1, 1997 and Galaxy as of July 1, 1997. Net income per share is presented on a diluted basis.

     World Access' quarterly operating results have fluctuated significantly in the past. As World Access increases its number of telecommunications product offerings, its future quarterly operating results may vary significantly depending on factors such as the timing and shipment of significant orders, new product offerings by World Access and its competitors, market acceptance of new and enhanced versions of World Access' products, changes in pricing policies by World Access and its competitors, the availability of new technologies, the mix of distribution channels through which World Access' product are sold, the inability to obtain sufficient supplies of sole or limited source components for World Access' products, gains or losses of significant customers, the timing of customers' upgrade and expansion programs, changes in the level of operating expenses, the timing of acquisitions, seasonality and general economic conditions.

                                                     QUARTER ENDED
                           ------------------------------------------------------------------
                           MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                             1996        1996       1996        1996       1997        1997
                           ---------   --------   ---------   --------   ---------   --------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales of products........   $ 8,354    $ 7,682     $ 8,125    $10,250     $15,470    $19,444
Service revenues.........     4,039      3,881       4,294      4,375       4,781      4,572
                            -------    -------     -------    -------     -------    -------
        Total sales......    12,393     11,563      12,419     14,625      20,251     24,016
Cost of products sold....     6,215      4,597       4,810      5,863       9,970     11,525
Cost of services.........     3,403      3,541       3,591      3,985       4,083      4,006
                            -------    -------     -------    -------     -------    -------
        Total cost of
          sales..........     9,618      8,138       8,401      9,848      14,053     15,531
                            -------    -------     -------    -------     -------    -------
        Gross profit.....     2,775      3,425       4,018      4,777       6,198      8,485
Engineering and
  development............       177        193         243        280         316        429
Selling, general and
  administrative.........     1,277      1,430       1,679      1,824       1,918      2,435
Amortization of
  goodwill...............       111        111         142        170         284        380
In process research and
  development............        --         --          --         --          --         --
  Special charges........        --         --          --         --          --         --
  Operating income
    (loss)...............     1,210      1,691       1,954      2,503       3,680      5,241
Interest and other
  income.................       103         55          24        303         367        225
Interest expense.........      (103)      (104)       (101)       (11)        (29)       (24)
                            -------    -------     -------    -------     -------    -------
  Income (loss) before
    income taxes and
    minority interests...     1,210      1,642       1,877      2,795       4,018      5,442
Income taxes.............        --        224         234        287       1,406      2,014
  Income (loss) before
    minority interests...     1,210      1,418       1,643      2,508       2,612      3,428
Minority interests in
  earnings of
  subsidiary.............        --         --          --         --          --         --
                            -------    -------     -------    -------     -------    -------
        Net income
          (loss).........   $ 1,210    $ 1,418     $ 1,643    $ 2,508     $ 2,612    $ 3,428
                            =======    =======     =======    =======     =======    =======
        Net income (loss)
          per common
          share..........   $  0.09    $  0.10     $  0.12    $  0.15     $  0.15    $  0.18
                            =======    =======     =======    =======     =======    =======

                                          QUARTER ENDED
                           -------------------------------------------
                           SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                             1997        1997       1998        1998
                           ---------   --------   ---------   --------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales of products........   $21,185    $15,293    $ 28,229    $41,601
Service revenues.........     6,268      5,971       7,502      5,906
                            -------    -------    --------    -------
        Total sales......    27,453     21,264      35,731     47,507
Cost of products sold....    12,316     10,016      16,772     22,239
Cost of services.........     4,742      4,186       7,428      4,762
                            -------    -------    --------    -------
        Total cost of
          sales..........    17,058     14,202      24,200     27,001
                            -------    -------    --------    -------
        Gross profit.....    10,395      7,062      11,531     20,506
Engineering and
  development............       605        512         788      1,794
Selling, general and
  administrative.........     2,508      2,139       3,256      4,680
Amortization of
  goodwill...............       546        546         864      1,018
In process research and
  development............        --         --      50,000         --
  Special charges........        --         --       3,240         --
  Operating income
    (loss)...............     6,736      3,865     (46,617)    13,014
Interest and other
  income.................       227      1,688       1,269        701
Interest expense.........       (26)    (1,280)     (1,515)    (1,515)
                            -------    -------    --------    -------
  Income (loss) before
    income taxes and
    minority interests...     6,937      4,273     (46,863)    12,200
Income taxes.............     2,566      1,550       1,255      4,880
  Income (loss) before
    minority interests...     4,371      2,723     (48,118)     7,320
Minority interests in
  earnings of
  subsidiary.............        --         --         683        849
                            -------    -------    --------    -------
        Net income
          (loss).........   $ 4,371    $ 2,723    $ 48,801    $ 6,471
                            =======    =======    ========    =======
        Net income (loss)
          per common
          share..........   $  0.22    $  0.14    $  (2.52)   $  0.30
                            =======    =======    ========    =======

     The following table sets forth the above unaudited quarterly financial information as a percentage of total sales:

                                                                  QUARTER ENDED
                            -----------------------------------------------------------------------------------------
                            MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                              1996        1996       1996        1996       1997        1997       1997        1997
                            ---------   --------   ---------   --------   ---------   --------   ---------   --------
Sales of products.........     67.4%      66.4%       65.4%      70.1%       76.4%      81.0%       77.2%      71.9%
Service revenues..........     32.6       33.6        34.6       29.9        23.6       19.0        22.8       28.1
                              -----      -----       -----      -----       -----      -----       -----      -----
        Total sales.......    100.0      100.0       100.0      100.0       100.0      100.0       100.0      100.0
Cost of products sold.....     50.1       39.8        38.7       40.1        49.2       48.0        44.8       47.1
Cost of services..........     27.5       30.6        29.0       27.2        20.2       16.7        17.3       19.7
                              -----      -----       -----      -----       -----      -----       -----      -----
        Total cost of
          sales...........     77.6       70.4        67.7       67.3        69.4       64.7        62.1       66.8
                              -----      -----       -----      -----       -----      -----       -----      -----
        Gross profit......     22.4       29.6        32.3       32.7        30.6       35.3        37.9       33.2
Engineering and
  development.............      1.4        1.7         2.0        1.9         1.6        1.8         2.2        2.4
Selling, general and
  administrative..........     10.3       12.3        13.5       12.5         9.4       10.1         9.2       10.0
Amortization of
  goodwill................      0.9        1.0         1.1        1.2         1.4        1.6         2.0        2.6
In process research and
  development.............       --         --          --         --          --         --          --         --
Special charges...........       --         --          --         --          --         --          --         --
                              -----      -----       -----      -----       -----      -----       -----      -----
        Operating income
          (loss)..........      9.8       14.6        15.7       17.1        18.2       21.8        24.5       18.2
Interest and other
  income..................      0.8        0.5         0.2        2.1         1.6        0.9         0.8        7.9
Interest expense..........     (0.8)      (0.9)       (0.8)      (0.1)         --         --        (0.1)      (6.0)
                              -----      -----       -----      -----       -----      -----       -----      -----
        Income (loss)
          before income
          taxes and
          minority
          interests.......      9.8       14.2        15.1       19.1        19.8       22.7        25.2       20.1
Income taxes..............       --        1.9         1.9        2.0         6.9        8.4         9.3        7.3
                              -----      -----       -----      -----       -----      -----       -----      -----
Income (loss) before
  minority interests......      9.8       12.3        13.2       17.1        12.9       14.3        15.9       12.8
Minority interests in
  earnings of
  subsidiary..............       --         --          --         --          --         --          --         --
                              -----      -----       -----      -----       -----      -----       -----      -----
        Net income
          (loss)..........      9.8%      12.3%       13.2%      17.1%       12.9%      14.3%       15.9%      12.8%
                              =====      =====       =====      =====       =====      =====       =====      =====

                               QUARTER ENDED
                            --------------------
                            MARCH 31,   JUNE 30,
                              1998        1998
                            ---------   --------
Sales of products.........     79.0%      87.6%
Service revenues..........     21.0       12.4
                             ------      -----
        Total sales.......    100.0      100.0
Cost of products sold.....     46.9       46.8
Cost of services..........     20.8       10.0
                             ------      -----
        Total cost of
          sales...........     67.7       56.8
                             ------      -----
        Gross profit......     32.3       43.2
Engineering and
  development.............      2.2        3.8
Selling, general and
  administrative..........      9.1        9.9
Amortization of
  goodwill................      2.4        2.1
In process research and
  development.............    140.0         --
Special charges...........      9.1         --
                             ------      -----
        Operating income
          (loss)..........   (130.5)      27.4
Interest and other
  income..................      3.5        1.5
Interest expense..........     (4.2)      (3.2)
                             ------      -----
        Income (loss)
          before income
          taxes and
          minority
          interests.......   (131.2)      25.7
Income taxes..............      3.5       10.3
                             ------      -----
Income (loss) before
  minority interests......   (134.7)      15.4
Minority interests in
  earnings of
  subsidiary..............      1.9        1.8
                             ------      -----
        Net income
          (loss)..........   (136.6)%     13.6%
                             ======      =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NACT

Overview

     NACT provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. During the period from 1987 through 1989, NACT developed and began selling its LCX 120C switch application product and NTS 1000 billing system. During the period from 1990 through 1995, NACT developed enhancements to the LCX, including T-1 capability, enhancement of its prepaid debit card services, automated operator, international call back and call reorigination. During the same period, NACT also developed the Master Control Unit. In May 1996, NACT completed development of and began selling the STX, an integrated digital tandem switching system that includes proprietary systems software that enables standard applications such as 1+ and optional advanced applications such as international call back/reorigination, prepaid debit card and prepaid cellular.

     NACT sells its products in the United States to enhanced telecommunications network service providers through a direct sales force. During the fourth quarter of fiscal 1997, NACT sold its first STX switching and NTS billing systems outside the United States. NACT intends to continue to expand the marketing of its products both domestically and internationally. Currently, NACT also provides long distance network carrier service to facilities management customers with operations primarily in Brazil and Eastern Europe.

     In response to customer demand, in fiscal 1995, NACT began offering facilities management and network carrier services. Facilities management services enable a customer to concentrate on marketing its products while NACT maintains such customer's switch(es) in NACT's facilities for a fee. Such services can include network carrier usage in addition to the management of a switch. NACT provides network carrier usage at competitively priced domestic and international rates. Revenues associated with such facilities management services, including network carrier usage, are presented in NACT's financial statements as network carrier sales. The gross profit associated with such sales are substantially lower than those associated with product sales. In addition, given the small number of customers and the high volume of revenues generated from an individual customer through network carrier sales, the loss or gain of one or more customers could cause a significant fluctuation in NACT's quarterly revenues.

     In 1995, NACT formed Wins, Inc., a wholly-owned subsidiary ("Wins"), to provide specialized long distance services (e.g., prepaid debit card and international call back/reorigination) to potential switching system customers who wanted to enter the specialized long distance service market before making a major capital investment in switching equipment. NACT's financial statements for the fiscal year ended September 30, 1995 include the accounts of NACT and Wins. On September 30, 1995, NACT transferred ownership and operation of Wins to GST USA in the form of a dividend accounted for at historical cost. From October 1, 1995 through September 30, 1996, NACT provided carrier services to GST USA for the Wins operation. NACT ceased providing carrier services to Wins on September 30, 1996. Therefore, no revenue has been recognized by NACT from the Wins operation after September 30, 1996.

     GST USA acquired a 100% interest in NACT's common stock, $.01 par valve (the "NACT Common Stock"), through a series of purchases of newly issued shares and shares owned by former stockholders of NACT from September 1993 through September 30, 1995. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired was accounted for by GST USA as product support contracts, software development costs, and goodwill. In accordance with the requirements of the Commission, NACT's financial statements reflect these intangible assets on its balance sheet, with related amortization recorded in cost of goods sold and other operating expense in the respective years. Product support contracts and software development costs are being amortized over a five-year straight-line period and goodwill is being amortized over a 20-year straight-line period.

     In the second quarter of fiscal 1997, NACT completed an initial public offering of its common stock, pursuant to which NACT and its parent company, GST Telecommunications, Inc. ("GST"), sold two million and one million shares, respectively, of NACT Common Stock, resulting in net proceeds to NACT and GST of approximately $18.1 million and $10.0 million, respectively. As a result of this initial public offering, GST's interest in NACT was reduced to approximately 63%.

     On September 30, 1997, GST announced that it had retained Hambrecht & Quist LLC to explore alternatives for monetizing its 63% interest in NACT, including a potential sale of some or all of GST's shares of NACT's capital stock to one or more strategic investors. On December 31, 1997, GST and GST USA entered into the NACT Stock Purchase Agreement with World Access, and on February 27, 1998, World Access purchased from GST USA all of the shares of NACT Common Stock held by GST USA.

Fiscal 1997 Compared to Fiscal 1996

Results of Operations

     Total Revenues. Revenues increased by 70.1% from $16.3 million in fiscal 1996 to $27.7 million in fiscal 1997. Product sales increased by 121.4% from $9.9 million in fiscal 1996 to $22.0 million in fiscal 1997 primarily due to sales of the STX switching systems, which NACT began selling in May 1996. Network carrier sales increased by 51.1% from $3.8 million in fiscal 1996 to $5.7 million in fiscal 1997 due to increased carrier usage volumes from existing network carrier customers. NACT generated $2.6 million in revenues from sales of network carrier usage to Wins in 1996. On October 1, 1996, NACT discontinued providing network carrier usage to Wins.

Gross Profit

     Product Sales. Gross profit on product sales increased 147.8% from $6.0 million in fiscal 1996 to $14.8 million in fiscal 1997 due to increases in sales volumes and gross profit per unit from the sale of larger port capacity STX switching systems. Gross profit on product sales as a percentage of product sales increased from 60.3% in fiscal 1996 to 67.5% in fiscal 1997 primarily due to sales of larger port capacity STX switching systems, which have higher gross profit margins, in fiscal 1997 and due to lower margins on STX switching systems in fiscal 1996 as a result of special pricing on its initial sales of STX switching systems and the discounting of LCX systems prior to the release of the STX system in May 1996.

     Network Carrier Sales. Gross profit on network carrier sales decreased 42.6% from $0.4 million in fiscal 1996 to $0.2 million in fiscal 1997 due to a decrease in the prices charged for international carrier traffic to NACT's network carrier customers and due to the non-recognition of profit on network carrier sales during the fourth quarter of fiscal 1997 to Overseas Telecom (a network carrier customer).

     Wins. In fiscal 1997, there were no sales to GST USA for the Wins operations. In fiscal 1996, NACT provided network carrier services at cost to GST USA for the Wins operations.

     Overall. Gross profit increased 144.0% from $6.0 million in fiscal 1996 to $14.7 million in fiscal 1997 primarily due to increases in sales volumes and gross profit per unit from the sale of larger port capacity STX switching systems. Gross profit as a percentage of net revenues increased from 37.0% in fiscal 1996 to 53.1% in fiscal 1997 primarily due to sales of larger port capacity STX switching systems, which have higher gross profit margins, in fiscal 1997 and due to lower margins on STX switching systems in fiscal 1996 as a result of special pricing on initial sales of STX switching systems and the discounting of LCX systems prior to the release of the STX system in May 1996.

     Research and Development. Research and development expenses increased by 76.4% from $1.4 million in fiscal 1996 to $2.4 million in fiscal 1997 primarily due to the expansion of NACT's engineering staff and an increase in expenditures for planning and implementation of several hardware and software research and development projects designed to enhance the STX switching and NTS billing systems. Capitalized software development costs were $0.4 million and $0.8 million in fiscal 1996 and 1997, respectively.

     Selling and Marketing. Selling and marketing expenses increased by 162.7% from $1.0 million in fiscal 1996 to $2.5 million in fiscal 1997 due to the hiring of additional senior sales personnel, the opening of new domestic sales offices, increased advertising and trade show expenditures, and increased commissions paid to sales personnel as a result of the increase in NACT's product sales.

     General and Administrative. General and administrative expenses increased 14.8% from $3.0 million in fiscal 1996 to $3.5 million in fiscal 1997 primarily due to the hiring of new personnel in NACT's technical support, training, finance, and administrative departments to support NACT's increased sales, shipments, and installations of STX switching and NTS billing systems. Also, in fiscal 1997, additional expenses were incurred by NACT as a result of the construction of and move into the Company's new headquarters/ manufacturing facility on July 1, 1997.

     Amortization of Acquired Intangibles. NACT has included amortization of acquired intangibles as a component of both cost of sales and operating expenses. These intangibles arose as a result of the acquisition of NACT by GST USA. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired was assigned by GST USA as product support contracts, software development costs and goodwill and, in accordance with requirements of the Commission, has been included in the balance sheet of NACT with related amortization recorded in cost of goods sold and other operating expenses. Product support contracts and software development costs are being amortized over a five-year straight-line period and goodwill is being amortized over a 20-year straight-line period.

     Other Income and Expense. Other income, net of $0.1 million in fiscal 1996, increased to $0.5 million in fiscal 1997 due to an increase in interest income during fiscal 1997 resulting from investing the cash proceeds received from the initial public offering completed in March of 1997.

     Income Taxes. NACT recorded provisions for income taxes with effective rates of 28.8% and 39.4% of income before taxes for fiscal 1996 and 1997, respectively. The increase in the effective tax rate in 1997 is primarily a result of increased profitability. Future effective tax rates are expected to be in excess of statutory rates during the amortization period of the acquired goodwill from GST USA because the goodwill is not deductible for tax purposes.

Fiscal 1996 Compared to Fiscal 1995

Results of Operations

     Total Revenues. Revenues increased by 41.8% from $11.5 million in fiscal 1995 to $16.3 million in fiscal 1996. Product sales increased by 30.6% from $7.6 million in fiscal 1995 to $9.9 million in fiscal 1996 primarily due to the introduction of NACT's new STX switching system in May 1996. Network carrier sales increased by 36.0% from $2.8 million in fiscal 1995 to $3.8 million in fiscal 1996 due to increased carrier usage volumes from existing network carrier customers. Wins generated $1.1 million in revenues in fiscal 1995. Revenues generated from Wins network carrier sales in fiscal 1996 were $2.6 million.

Gross Profit

     Product Sales. Gross profit on product sales increased 20.8% from $5.0 million in fiscal 1995 to $6.0 million in fiscal 1996 due to an increase in product sales resulting from the introduction of the STX in May 1996. Gross profit on product sales as a percentage of product sales decreased from 65.2% in fiscal 1995 to 60.3% in fiscal 1996 primarily due to lower margins resulting from an emphasis on promoting the STX. Margins on initial STX sales were lower due to special STX upgrade pricing provided to NACT's current customers through June 1, 1996.

     Network Carrier Sales. Gross profit on network carrier sales increased from $0.1 million in fiscal 1995 to $0.4 million in fiscal 1996 due to increased network carrier sales volume. Gross profit on network carrier sales as a percentage of network carrier sales increased from 1.8% in fiscal 1995 to 10.6% in fiscal 1996 due to increased volume discounts received from the underlying carriers as a result of increased network carrier usage. NACT began its network carrier operations in fiscal 1995.

     Wins. Wins generated $0.3 million of gross profit in fiscal 1995 or 28.3% of Wins sales. NACT transferred ownership and operations of Wins to GST USA on October 1, 1995 and provided carrier services at cost to GST USA for the Wins operations in fiscal 1996.

     Overall. Gross profit increased 23.6% from $4.9 million in fiscal 1995 to $6.0 million in fiscal 1996 due to an increase in both product and network carrier sales volume. Gross profit as a percentage of net revenues

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decreased from 42.5% in fiscal 1995 to 37.0% in fiscal 1996 primarily due to lower margins resulting from an emphasis on the STX switching system and lower margins on initial sales of the STX switching systems.

     Research and Development. Research and development expenses increased by 14.3% from $1.2 million in fiscal 1995 to $1.4 million in fiscal 1996 primarily due to the move to more rapidly develop the STX switching system and to maintain ongoing research and development of NACT's existing hardware and software product lines. NACT's capitalized software development costs were $0.2 million and $0.4 million in fiscal 1995 and 1996, respectively.

     Selling and Marketing. Selling and marketing expenses increased 3.1% from $0.9 million in fiscal 1995 to $1.0 million in fiscal 1996 primarily due to continued expansion of NACT's sales and marketing staff. Fiscal 1996 selling and marketing expenses were offset by the transfer of certain salary and fringe benefit expenses to general and administrative when the Director of Sales and Marketing was promoted to Executive Vice President and then to President and Chief Executive Officer.

     General and Administrative. General and administrative expenses increased by 40.5% from $2.2 million in fiscal 1995 to $3.0 million in fiscal 1996 primarily due to an increase in the provision for bad debt, continued expansion of the manufacturing and technical support departments, the expansion of the finance department and implementation of a company-wide quality assurance program. The increase in the provision for bad debt was a result of increased sales volume and the addition of a $310,000 reserve for accounts receivable due from Overseas Telecom (a network carrier customer), which was transferred to a note receivable.

     Income Taxes. NACT recorded provisions for income taxes with effective rates of 71.9% and 28.8% of income before taxes for fiscal 1995 and 1996, respectively. The decrease in the effective tax rate is a result of additional amortization of goodwill, which is not deductible for income tax purposes. Future effective tax rates are expected to be in excess of statutory rates during the amortization period of the acquired goodwill from GST USA because the goodwill is not deductible for tax purposes.

Three Months Ended December 31, 1997 Compared to Three Months Ended December 31, 1996

Results of Operations

     Total Revenues. NACT's revenues increased 35.9% from $6.4 million for the three months ended December 31, 1996 to $8.7 million in the equivalent 1997 quarter. Product sales, which include switching application systems, software and factory support, increased 52.7% from $4.8 million for the three months ended December 31, 1996 to $7.3 million in the equivalent 1997 quarter, primarily due to sales of STX and NTS switching and billing systems into the international market and sales of larger port capacity STX switches. Network carrier sales decreased 13.9% from $1.6 million for the three months ended December 31, 1996 to $1.4 million in the equivalent 1997 quarter primarily due to decreased carrier usage volumes from existing network carrier customers.

Gross Profit

     Product Sales. NACT's gross profit increased 65.1% from $3.0 million for the three months ended December 31, 1996 to $5.0 million in the equivalent 1997 quarter due to an increase in product sales resulting from sales of the higher margin, larger port capacity STX switches. Gross profit on product sales as a percent of product sales was 63.8% and 70.4% for the three months ended December 31, 1996 and 1997, respectively.

     Network Carrier Sales. NACT's gross profit decreased 100.0% from $52,000 for the three months ended December 31, 1996 to $0 in the equivalent 1997 quarter primarily due to a decrease in network carrier sales and higher carrier usage costs from NACT's long distance carriers. Gross profit on network carrier sales as a percent of network carrier sales was 3.2% and 0.0% for the three months ended December 31, 1996 and 1997, respectively.

     Research and Development. NACT's research and development expenses increased 88.9% from $423,000 for the three months ended December 31, 1996 to $799,000 in the equivalent 1997 quarter. The increase is primarily due to an increase in personnel and other expenditures for completion of several hardware

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

and software research and development projects designed to enhance the STX switching platform and upgrade the NTS billing system to a new hardware and software platform. Capitalized software development costs were approximately $125,000 and $187,000 for the three months ended December 31, 1996 and 1997, respectively.

     Sales and Marketing. NACT's sales and marketing expenses increased 114.8% from $357,000 for the three months ended December 31, 1996 to $767,000 in the equivalent 1997 quarter primarily due to the hiring of additional sales personnel, the opening of new domestic sales offices, increased advertising and trade show expenditures, and increased commissions paid as a result of the increase in product sales.

     General and Administrative. NACT's general and administrative expenses increased 62.9% from $836,000 for the three months ended December 31, 1996 to $1,362,000 in the equivalent 1997 quarter primarily due to the hiring of new finance, technical support, training and facilities management personnel to support NACT's increased sales, shipments and installations of STX switching and NTS billing systems, and the additional overhead expenses of NACT's new headquarters/manufacturing facility which was completed on July 1, 1997.

     Amortization of Acquired Intangibles. NACT has included amortization of acquired intangibles as a component of both cost of sales and operating expenses. These intangibles arose as a result of the acquisition of NACT by GST USA through a series of purchases of newly issued shares and shares owned by former stockholders of NACT. Such purchases occurred from September 1993 through December 1994. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired was assigned by GST USA as product support contracts, software development costs and goodwill and, in accordance with requirements of the Commission, has been included in the balance sheet of NACT with related amortization recorded in cost of goods sold and other operating expenses. Product support contracts and software development costs are being amortized over a five year straight-line period and goodwill is being amortized over a 20 year straight-line period. In addition, NACT acquired the customer list of its Eastern Europe network carrier customer in September 1997. This customer list was recorded on NACT's books at the lower of fair market value or cost as an intangible asset and is being amortized to cost of sales over a three year period.

     Income Taxes. NACT's effective tax rate for the three months ended December 31, 1997 was 40.0%. This is higher than the respective statutory federal and state tax rates due to amortization of goodwill. This higher effective tax rate is expected to continue during the amortization period of the acquired goodwill from GST USA.

     Fluctuations in Quarterly Operating Results. Operating results have in the past fluctuated and may in the future fluctuate due to factors such as the timing of new product introductions by NACT and its competitors, delays in new product introductions by NACT, market acceptance of new or enhanced versions of NACT's products, changes in the product or customer mix, changes in the level of operating expenses, competitive pricing pressures, the gain or loss of significant customers, increased research and development and sales and marketing expenses associated with new product introductions and economic conditions in general and in NACT's industry. Due to the high unit price and long lead times associated with revenues derived from equipment orders, NACT's financial results may fluctuate significantly depending upon the time of the actual shipment of such orders. All of the above factors are difficult for NACT to forecast, and these or other factors can materially adversely affect NACT's business, financial condition and results of operations for one quarter or a series of quarters. NACT's expense levels are based in part on its expectations regarding future sales and are fixed in the short term to a large extent. Therefore, NACT may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in sales. Any significant decline in demand relative to NACT's expectations or any material delay of customer orders could have a material adverse effect on NACT's business, financial condition and results of operations.

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

Six Months Ended June 30, 1998 and 1997

Results of Operations

     Total Revenues. NACT's revenues increased 44.3% from $7.2 million for the three months ended June 30, 1997 to $10.4 million in the equivalent 1998 quarter. Product sales, which includes switching application and billing systems, software, consulting, and factory support, increased 68.7% from $5.7 million for the three months ended June 30, 1997 to $9.7 million in the equivalent 1998 quarter primarily due to sales of larger port capacity STX switches and NTS billing systems to new and existing customers and STX application system upgrades to existing customers. Network carrier sales decreased 51.2% from $1.5 million for the three months ended June 30, 1997 to $0.7 million in the equivalent 1998 quarter primarily due to one customer moving a substantial portion of network carrier traffic to another carrier.

     NACT's revenues increased 44.0% from $13.5 million for the six months ended June 30, 1997 to $19.4 million in the equivalent 1998 period. Product sales, which includes switching application and billing systems, software, consulting, and factory support, increased 57.3% from $10.8 million for the six months ended June 30, 1997 to $17.0 million in the equivalent 1998 period. The increase results primarily from sales of larger port capacity STX switches and NTS billing systems to new and existing customers and STX application system upgrades to existing customers. Network carrier sales decreased 9.7% from $2.7 million for the six months ended June 30, 1997 to $2.4 million in the equivalent 1998 period primarily due to one customer moving a substantial portion of network carrier traffic to another carrier.

Gross Profit

     Product Sales. NACT's gross profit increased 61.8% from $4.3 million for the three months ended June 30, 1997 to $6.9 million in the equivalent 1998 quarter due to an increase in product sales resulting from sales of the higher margin, larger port capacity STX switches and lower manufacturing costs per unit. Gross profit on product sales as a percent of product sales was 74.6% and 72.1% for the three months ended June 30, 1997 and 1998, respectively.

     NACT's gross profit increased 56.3% from $7.5 million for the six months ended June 30, 1997 to $11.8 million in the equivalent 1998 period due to an increase in product sales resulting from sales of the higher margin, larger port capacity STX switches and lower manufacturing costs per unit. Gross profit on product sales as a percent of product sales was 70.1% and 69.8% for the six months ended June 30, 1997 and 1998, respectively.

     Network Carrier Sales. NACT's gross profit increased 20.5% from $78,000 for the three months ended June 30, 1997 to $94,000 in the equivalent 1998 quarter, primarily due to lower network carrier rates paid by NACT. Gross profit on network carrier sales as a percent of network carrier sales was 5.3% and 13.1% for the three months ended June 30, 1997 and 1998, respectively.

     NACT's gross profit increased 86.2% from $138,000 for the six months ended June 30, 1997 to $257,000 in the equivalent 1998 period primarily due to lower network carrier rates paid by NACT. Gross profit on network carrier sales as a percent of network carrier sales was 5.1% and 10.6% for the six months ended June 30, 1997 and 1998, respectively.

     Research and Development. NACT's research and development expenses increased 2.2% from $740,000 for the three months ended June 30, 1997 to $756,000 in the equivalent 1998 quarter primarily due to an increase in expenditures for planning, design, and completion of several hardware and software research and development projects designed to enhance the STX switching platform and introduce a new billing system. Capitalized software development costs were $212,000 and $271,000 for the three months ended June 30, 1997 and 1998, respectively.

     NACT's research and development expenses increased 10.3% from $1.4 million for the six months ended June 30, 1997 to $1.5 million in the equivalent 1998 period primarily due to an increase in personnel and other expenditures for planning, design, and completion of several hardware and software research and development

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

projects. Capitalized software development costs were $629,000 and $480,000 for the six months ended June 30, 1997 and 1998, respectively.

     Sales and Marketing. NACT's sales and marketing expenses increased 8.6% from $824,000 for the three months ended June 30, 1997 to $895,000 in the equivalent 1998 quarter primarily due to increased advertising and trade show expenditures, and increased commissions paid as a result of the increase in product sales.

     NACT's sales and marketing expenses increased 25.1% from $1.4 million for the six months ended June 30, 1997 to $1.7 million in the equivalent 1998 period primarily due to the hiring of additional senior sales personnel, international marketing and selling efforts, increased advertising and trade show expenditures, and increased commissions paid as a result of the increase in product sales.

     General and Administrative. NACT's general and administrative expenses increased 16.4% from $891,000 for the three months ended June 30, 1997 to $1,037,000 in the equivalent 1998 quarter primarily due to increased legal expenses related to the patent infringement lawsuit.

     NACT's general and administrative expenses increased 40.6% from $1.6 million for the six months ended June 30, 1997 to $2.3 million in the equivalent 1998 period primarily due to increased legal expenses related to the patent infringement lawsuit, accounting, and investment banking expenses related to the NACT Stock Purchase Agreement and the NACT Merger Agreement.

     Amortization of Acquired Intangibles. NACT has included amortization of acquired intangibles as a component of both cost of sales and operating expenses. These intangibles arose as a result of the acquisition of NACT by GST USA through a series of purchases of newly issued shares and shares owned by former stockholders of NACT. Such purchases occurred from September 1993 through December 1994. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired, was assigned by GST USA as product support contracts, software development costs and goodwill. In accordance with requirements of the SEC, these amounts have been included in the balance sheets of NACT with related amortization recorded in cost of goods sold and other operating expenses. Product support contracts and software development costs are being amortized over a five year straight-line period. Goodwill is being amortized over a 20 year straight-line period. In addition, NACT acquired the customer list of its Eastern Europe network carrier customer in September 1997. This customer list was recorded on NACT's books at the lower of fair market value or cost as an intangible asset, and is being amortized to cost of sales over a three-year period.

     Income Taxes. NACT's effective tax rate for the six months ended June 30, 1998 was 40.0%. This is higher than the respective statutory federal and state tax rates due to amortization of goodwill. This higher effective tax rate is expected to continue during the amortization period of the acquired goodwill from GST USA.

     Fluctuations in quarterly operating results. Operating results have in the past and may in the future fluctuate due to factors such as the timing of new product introductions by NACT and its competitors, delays in new product introductions by NACT, market acceptance of new or enhanced versions of NACT's products, changes in the product or customer mix, changes in the level of operating expenses, competitive pricing pressures, the gain or loss of significant customers, increased research and development and sales and marketing expenses associated with new product introductions and economic conditions in general and in NACT's industry. Due to the high unit price and long lead times associated with revenues derived from equipment orders, NACT's financial results may fluctuate significantly depending upon the time of the actual shipment of such orders. All of the above factors are difficult for NACT to forecast, and these or other factors can materially adversely affect NACT's business,financial condition and results of operations for one quarter or a series of quarters. NACT's expense levels are based in part on its expectations regarding future sales and are fixed in the short term to a large extent. Therefore, NACT may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in sales. Any significant decline in demand relative to NACT's expectations or any material delay of customer orders could have a material adverse effect on NACT's business, financial condition and results of operations.

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

Liquidity and Capital Resources

     NACT currently finances its operations, and normal reoccurring capital expenditures through cash flow from operations and its current cash and short-term investment balances. For the six months ended June 30, 1998, operating activities provided cash of $3.2 million.

     As of June 30, 1998, NACT had cash, cash equivalents and marketable securities totaling $14.8 million an increase of $2.3 million from December 31, 1997 primarily due to an increase in cash flow from operations.

     NACT maintains an unsecured bank line of credit expiring in February 1999 that provides borrowings up to $1.0 million at the bank's prime rate plus one point. There were no outstanding draws under the line of credit as of June 30, 1998.

     NACT acts as a guarantor on financing of some customer transactions executed under repurchase agreements with two financial institutions. In accordance with the terms of one of the repurchase agreements, NACT maintains a $6.0 million unrestricted cash balance. As of June 30, 1998, NACT was contingently liable under these repurchase agreements for approximately $7.6 million.

     NACT believes that the June 30, 1998 cash and marketable securities balances, anticipated cash flows from operations and its line of credit will satisfy NACT's working capital and capital expenditure requirements for at least the next twelve months. However, there can be no assurance that NACT will not be required to seek additional capital sooner or, if so required, that adequate capital will be available on terms acceptable to NACT, or at all.

Year 2000

     NACT currently sells the NTS 1000 billing system which will require upgrading by the year 2000 due to its existing limitation of using only two digits to identify the year in the date field. NACT is planning release of its new billing system, the NTS 2000, by the first calendar quarter of 1999, which overcomes the two digit limitation currently experienced on the NTS 1000. Furthermore, NACT is in the process of modifying the NTS 1000 software to overcome the two digit limitation. This modification of the NTS 1000 software is anticipated to be completed by the first calendar quarter in 1999 at an estimated cost of $115,000. NACT anticipates the majority of customers will upgrade to the NTS 2000. No assurance can be made that any of NACT's customers will upgrade to the NTS 2000 or that the modification to the NCT 1000 software will be successful or competed on time. In the event that a significant number of NACT's customers do not upgrade to the NTS 2000 or the NTS 1000 software modification is not successful, NACT may incur expenses and potential loss of ongoing service revenues.

     In addition, NACT is in the process of evaluating its computer systems to determine what modifications (if any) are necessary to make such systems compatible with the year 2000 requirements. However, because many of NACT's computer systems have been put into service within the last several years, NACT does not expect any such modifications to have a material adverse effect on NACT's financial position or results of operations. There can be no assurance, however, that the computer systems of other companies on which NACT's systems rely will be timely modified, or that a failure to modify such systems by another company, or modifications that are incompatible with NACT's systems, would not have a material adverse effect on NACT.

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DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors of World Access

     The World Access board of directors is divided into three classes. The directors in each class serve staggered three-year terms expiring in 1998, 1999 and 2000, respectively. There is currently one vacancy in the class with the term expiring in 1999.

     Set forth below is certain information, as of October 31, 1998, concerning each of the directors of World Access.

Directors whose terms expire in 1998

     Stephen J. Clearman. Mr. Clearman (age 47) has served as a director of World Access since 1988. Mr. Clearman co-founded Geocapital Partners. Since 1984, he has served as a general partner of four Geocapital venture capital partnerships. Two of these partnerships (Geocapital Ventures and Geocapital II, L.P.) were formerly principal stockholders of World Access. Mr. Clearman currently serves as a director of Expert Software, Inc., MemberWorks Incorporated, SeaMED Corporation and several private companies, all of which principally provide computer software or information services.

     Stephen E. Raville. Mr. Raville (age 50) has served as a director of World Access since 1994. Mr. Raville has been Chairman of the Board and Chief Executive Officer of Pointe Communications Corporation, an operator of international communications networks, since October 1996. Mr. Raville is also President and controlling shareholder of First Southeastern Corp., a private investment company he formed in 1992. In 1983, Mr. Raville founded TA Communications ("TA"), a long-distance telephone company, and served as its President. In 1985, in conjunction with a merger between TA and Advanced Telecommunications Corporation ("ATC"), he became Chairman and Chief Executive Officer of ATC until the merger of ATC into WorldCom, Inc. ("WorldCom") in late 1992. He currently serves on the board of advisors of First Union National Bank of Atlanta and the board of directors of Eltrax Systems, Inc. and several private companies.

Director whose term expires in 1999

     Hensley E. West. Mr. West (age 53) joined World Access in January 1996 as President and Chief Operating Officer and was elected a director in January 1996. From January 1994 to December 1995, he was Group Vice President for the Access Systems Group of DSC Communications Corporation ("DSC"), a manufacturer of digital switching, transmission and access telecommunications equipment. During his nine year tenure with DSC, he held six sales and general management positions, including Senior Vice President of North American Sales from July 1993 to December 1993, Vice President of Access Products Division from March 1992 to July 1993, Vice President of RBOC Sales from October 1991 to March 1992 and Vice President of Business Development from March 1990 to October 1991. Prior to joining DSC, Mr. West held general, engineering and sales management positions with California Microwave, Inc., ITT Telecommunications, Inc. and Western Electric Co.

Directors whose terms expire in 2000

     Steven A. Odom. Mr. Odom (age 45) joined the board of directors of World Access in October 1994. In November 1994, he was appointed to the newly created position of Chairman of the Board. In August 1995, he became Chairman and Chief Executive Officer of World Access. From 1983 to 1987, he founded and served as Chairman and Chief Executive Officer of Data Contract Company, Inc. ("DCC"), a designer and manufacturer of intelligent data PBX systems, pay telephones and diagnostic equipment. From 1987 to 1990, he was Vice President for the Public Communications Division of Execution Information Systems, Inc., a public company that acquired DCC in 1987. Mr. Odom formerly served as a director for Telematic Products, Inc., a manufacturer of telephone central office equipment, and Resurgens Communications Group, Inc. ("Old Resurgens"), a provider of long distance operator services that later merged with WorldCom.

     John D. Phillips. Mr. Phillips (age 55) has served as a director of World Access since 1994. In October 1997, Mr. Phillips was named Chairman and Chief Executive Officer of Resurgens. He was President, Chief

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Executive Officer and a director of Metromedia International Group, Inc.
("Metromedia"), a global media, entertainment and communications company, from November 1995 until December 1996. Metromedia was formed in November 1995 through the merger of The Actava Group, Inc. ("Actava"), Orion Pictures Corporation, MCEG Sterling Incorporated and Metromedia International Telecommunications, Inc. Mr. Phillips served as President, Chief Executive Officer and a director of Actava from April 1994 until November 1995. In May 1989, he became Chief Executive Officer of Old Resurgens and served in this capacity until September 1993 when Old Resurgens merged with Metromedia Communications Corporation and WorldCom.

Executive Officers of World Access

     Set forth below is certain information with respect to each person who is an executive officer of World Access.

     Steven A. Odom.  Information regarding Mr. Odom is set forth above.

     Hensley E. West.  Information regarding Mr. West is set forth above.

     Mark A. Gergel. Mr. Gergel (age 41) has served as Vice President and Chief Financial Officer since he joined World Access in April 1992 and was appointed Executive Vice President of World Access in January 1997. From 1983 to March 1992, Mr. Gergel held five positions of increasing responsibility with Federal-Mogul Corporation, a publicly-held manufacturer and distributor of vehicle parts, including International Accounting Manager, Assistant Corporate Controller, Manager of Corporate Development and Director of Internal Audit. Prior to joining Federal-Mogul, Mr. Gergel spent four years with the international accounting firm of Ernst & Young. Mr. Gergel is a Certified Public Accountant.

     Scott N. Madigan. Mr. Madigan (age 41) joined World Access in March 1996 as Vice President of Business Development. Mr. Madigan spent the prior four years with DSC as Vice President of Marketing for the Access System Group and Vice President of Litespan International Operations and Wireless Access Marketing. From 1987 to 1992, he held product and account management positions with Northern Telecom, where he was responsible for identification, assessment and development of new business opportunities for Northern Telecom's switching, transport and access products. Prior to 1987, Mr. Madigan held engineering and operations management positions with California Microwave, Inc. and ITT Telecommunications, Inc.

     Hatch Graham. Mr. Graham (age 38) joined World Access in April 1997 as President of the Transport and Access Systems Group. From 1995 to 1997, Mr. Graham held executive management positions with TCSI Corporation, a leading provider of digital Code Division Multiple Access and Time Division Multiple Access cellular and PCS products. From 1987 to 1995, Mr. Graham held various product development and executive management positions with Stanford Telecom Corporation, including Vice President of the ASIC and Custom Products Division and Corporate Vice President and General Manager of the Telecom Products Group. Prior to 1987, Mr. Graham held engineering management positions with American Microsystems, Inc. and Zoran Corporation.

Proposed Changes to Management of World Access

     It is anticipated that, upon consummation of the Resurgens Transaction, Mr. Phillips and W. Tod Chmar will become senior executive officers of World Access having such titles and duties as may be assigned to them by the board of directors.

     The Merger Agreement provides that the existing vacancy on the World Access board of directors is to be filled upon consummation of the Merger by a person mutually acceptable to the boards of directors of World Access and Telco Systems.

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EXECUTIVE COMPENSATION

     Compensation of Directors. Non-employee directors of World Access receive no cash compensation from World Access for their service as directors. Their compensation is in the form of stock warrants as discussed below. The directors are reimbursed for out-of-pocket travel and related expenses incurred in connection with their attendance at meetings of the board of directors or its committees and at other company events to which they are invited.

     In December 1994, in an effort to attract and retain experienced executives to serve as outside directors for World Access, the board of directors adopted the World Access, Inc. Outside Directors' Warrant Plan (the "Warrant Plan"). The stockholders of World Access approved the Warrant Plan at the 1995 Annual Meeting of Stockholders.

     The purposes of the Warrant Plan are to attract and retain the best available personnel for service as directors of World Access, to provide additional incentive to the persons serving as directors of World Access, to align director and stockholder long-term interests and to encourage continued service on the board of directors. Warrants may be granted under the Warrant Plan only to directors of World Access who are neither employees of World Access nor of any of its affiliates. The aggregate number of shares of World Access Common Stock authorized to be issued pursuant to the Warrant Plan is 1,200,000, subject to adjustment in certain instances as described below. The Warrant Plan provides that each eligible non-employee director elected to serve as a director of World Access on or after October 1, 1994 may be granted, in the discretion of the board of directors, warrants to purchase no more than 450,000 shares of World Access Common stock in the aggregate. The initial exercise price of the warrants will be not less than the fair market value of the Common Stock subject to the warrant on the date of grant.

     In December 1994, three new outside directors of World Access, Messrs. O'Reilly, Phillips and Raville, each received warrants entitling him to purchase 150,000 shares of World Access Common Stock on or prior to December 15, 1999. These warrants, now fully vested, are exercisable at a price of $1.50 per share with respect to 50,000 shares, $2.25 per share with respect to 50,000 shares and $4.00 per share with respect to 50,000 shares. At the time these warrants were granted, the fair market value of the World Access Common Stock was $1.25 per share. During 1997, Mr. O'Reilly and Mr. Phillips exercised 150,000 and 50,000 warrants, respectively, and Mr. Phillips donated 32,660 warrants to charitable organizations. During 1998, Mr. Raville exercised 150,000 warrants.

     Concurrent with the above initial grant, Mr. Clearman, the fourth outside director of World Access, was awarded warrants to purchase 126,000 shares of World Access Common Stock. The terms of this grant were identical to those described above except the number of shares exercisable at the $1.50 exercise price was set at 26,000 instead of 50,000. During 1997, Mr. Clearman exercised all of these warrants.

     In December 1994, the board of directors awarded Steven A. Odom, who joined the board of directors in October 1994 and became Chairman in November 1994, warrants under the Warrant Plan to purchase 450,000 shares of World Access Common Stock. The warrants, now fully vested, entitle Mr. Odom to purchase 450,000 shares of World Access Common Stock on or prior to December 15, 1999 at an exercise price of $1.50 per share with respect to 150,000 shares, $2.25 per share with respect to 150,000 shares and $4.00 per share with respect to 150,000 shares. During 1997, Mr. Odom exercised 150,000 of these warrants. During 1998, Mr. Odom exercised the remaining 300,000 warrants.

     In December 1994, the board of directors also adopted the Directors' Warrant Incentive Plan (the "Incentive Plan") pursuant to which the board of directors may grant, beginning in February 1997, to each non-employee director on an annual basis warrants to purchase up to 50,000 shares of World Access Common Stock at an exercise price per share equal to no less than 110% of the fair market value of the stock at the date of grant. No warrants may be granted under the Incentive Plan in a given year unless World Access Common Stock has appreciated by a compounded annual average rate of return in excess of 35% for the four year period preceding the year of grant. The aggregate number of shares of World Access Common Stock authorized to be issued pursuant to the Incentive Plan is 600,000 subject to adjustment in certain instances as described below.

     Warrants granted under the Warrant Plan and the Incentive Plan become exercisable in one or more installments, as the board of directors may determine, six months and one day after the date of the grant and expire on the fifth anniversary following the date of grant, provided that if the Director has not attended at least 75% of the meetings of the board of directors for the year in which an installment first becomes exercisable, then such installment may not be exercised.

     On March 26, 1997, the board of directors granted the four outside Directors of World Access warrants to each purchase 50,000 shares of World Access Common Stock with an exercise price of $9.21. These warrants became fully vested and exercisable on December 31, 1997. During 1998, Mr. O'Reilly and Mr. Raville each exercised 50,000 warrants.

     On February 27, 1998, the board of directors granted the four outside directors of World Access warrants to each purchase 50,000 shares of Common Stock with an exercise price of $25.85. The warrants granted to Mr. O'Reilly were forfeited upon his resignation. The remaining 150,000 warrants will be exercisable on or after December 31, 1998 provided that the Director attends at least 75% of the Board and Applicable Committee meetings held during 1998.

     Notwithstanding the foregoing, the Warrant Plan and the Incentive Plan provide that warrants awarded pursuant to these plans will become immediately exercisable (i) if World Access is to be consolidated with or acquired by another entity in a merger, (ii) upon the sale of substantially all of World Access assets or the sale of at least 90% of the outstanding World Access Common Stock to a third party, (iii) upon the merger or consolidation of World Access with or into any other corporation or the merger or consolidation of any corporation with or into World Access (in which consolidation or merger the stockholders of World Access receive distributions of cash or securities as a result thereof), or (iv) upon the liquidation or dissolution of World Access. The Merger does not constitute a change of control for purposes of the Warrant Plan or the Incentive Plan.

  Compensation of Executive Officers

     Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded or paid by World Access for services rendered during each of the years in the three year period ended December 31, 1997 to its Chief Executive Officer and other executive officers whose compensation exceeded $100,000 ("Named Executives").

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                         AWARDS (1)-(5)
                                               ANNUAL COMPENSATION       --------------        ALL OTHER
                                               -------------------    SECURITIES UNDERLYING   COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)        OPTIONS (#)         ($)(6)-(8)
     ---------------------------        ----   ---------   --------   ---------------------   ------------
Steven A. Odom........................  1997   $143,000    $165,000          424,000            $ 4,273
  Chairman and Chief Executive Officer  1996    200,000     100,000          105,000                 --
                                        1995         --          --          250,000                 --
Hensley E. West.......................  1997    125,125     142,500          320,000             10,100
  President and Chief Operating
  Officer                               1996    175,000      87,500           91,875             35,000
                                        1995         --          --          443,750                 --
Mark A. Gergel........................  1997     97,500     115,000          216,000             28,013
  Executive Vice President and          1996    110,000     110,000           37,500                780
  Chief Financial Officer               1995     90,000      35,000           74,000                495
Scott N. Madigan......................  1997     96,000      57,500           35,000              1,638
  Executive Vice President              1996     81,500      30,000          110,000             20,000
  of Business Development               1995         --          --               --                 --
Hatch Graham..........................  1997    110,000      33,000          150,000                 --
  President, Transport and              1996         --          --               --                 --
  Access Systems Group                  1995         --          --               --                 --

---------------

(1) Long-Term Compensation Awards for 1997 include non-qualified stock options granted in December 1997 from the World Access 1998 Incentive Equity Plan. The securities underlying options for 1997 under this grant include: Mr. Odom -- 400,000 shares; Mr. West -- 300,000 shares; and Mr.
    Gergel -- 200,000 shares. These options, which are subject to stockholder approval, vest 25% on each of the first four anniversaries from the date of grant and are exercisable at $19.00 per share, the market price as of the date of grant. The date the stockholders approve the 1998 Incentive Equity Plan will become the measurement date for purposes of computing compensation expense, if any. If the stock price as of the measurement date exceeds $19.00, then the total compensation impact will be the difference between the stock price at the measurement date and $19.00. World Access will record that expense ratably over a period of four years.
    In connection with voluntary salary reduction/incentive programs in 1996 and 1995, which were offered to all salaried employees of World Access, the Named Executives elected to forego salary in exchange for options to purchase shares of World Access Common Stock at the then current market prices of $8.00 and $7.00 per share, respectively. The securities underlying options for 1996 for this program include: Mr. Odom -- 55,000 shares; Mr. West -- 48,125 shares; Mr. Gergel -- 37,500 shares; and Mr.
    Madigan -- 10,000 shares. The securities underlying options for 1995 for this program include: Mr. Odom -- 50,000 shares; Mr. West -- 43,750 shares; Mr. Gergel -- 24,000 shares; and Mr. Madigan -- 10,000 shares. Stock options issued in connection with these programs are now fully vested.
(2) Mr. Odom joined the World Access board of directors in October 1994 and was elected Chairman in November 1994. He was appointed Chairman and Chief Executive Officer in August 1995. Mr. Odom elected to not receive a salary in 1995. In December 1995, he was awarded non-qualified stock options to acquire 200,000 shares of World Access Common Stock at $7.00 per share, the then current market price. These options vested 50% on each of the first two anniversaries from the date of grant.
(3) Mr. West joined World Access in January 1996 as its new President and Chief Operating Officer. In August 1995, in connection with his acceptance of the World Access offer of employment, he was awarded non-qualified stock options to acquire 400,000 shares of World Access Common Stock at $3.78 per share, the then current market price. These options vest 25% on each of the first four anniversaries from his effective date of employment.
(4) Mr. Madigan joined World Access in March 1996 as its new Vice President of Business Development. He was awarded non-qualified stock options to acquire 80,000 shares of World Access Common Stock at $7.81 per share, the then current market price. These options vest 25% on each of the first four anniversaries from the date of grant.
(5) Mr. Graham joined World Access in March 1997 as its new President, Transport and Access Systems Group. He was awarded non-qualified stock options to acquire 150,000 shares of World Access Common Stock at $8.06 per share, the then current market price. These options vest 25% on each of the first four anniversaries from the date of grant.
(6) During 1997, Mr. Gergel was paid a flat sum allowance of $25,000 and during 1996, Mr. West and Mr. Madigan were paid flat sum allowances of $35,000 and $20,000, respectively, for the relocation of their households to Atlanta, Georgia.
(7) During 1997, Mr. West was paid $7,000 for life insurance benefits provided to him by World Access.
(8) Except as noted above, All Other Compensation represents matching contributions by World Access under its 401(k) Plan.

     1997 Aggregate Option Exercises and Year-End Option Values. The following table sets forth information concerning the value of director warrants and employee options exercised by the Named Executives during 1997 and the value at December 31, 1997 of unexercised warrants and options held by each such officer. The value of unexercised warrants and options reflects the increase in market value of World Access Common Stock from the date of grant through December 31, 1997, when the closing price was $23.88 per share.

                                                                  NUMBER OF
                                                                 SECURITIES            VALUE OF
                                                                 UNDERLYING           UNEXERCISED
                                                                 UNEXERCISED        IN-THE-MONEY(2)
                                                                WARRANTS AND         WARRANTS AND
                                   NUMBER OF                       OPTIONS              OPTIONS
                                    SHARES                       AT 12-31-97          AT 12-31-97
                                  ACQUIRED ON      VALUE        EXERCISABLE/         EXERCISABLE/
              NAME                 EXERCISE     REALIZED (1)    UNEXERCISABLE        UNEXERCISABLE
              ----                -----------   ------------    -------------       ---------------
Steven A. Odom (3)..............    150,000      $3,816,000    679,000/400,000   $12,208,625/1,950,000
Hensley E. West.................     87,500       1,613,500    168,125/600,000     2,870,984/7,491,000
Mark A. Gergel..................     60,250       1,331,069    128,875/223,875     2,021,297/1,442,047
Scott N. Madigan................     17,500         279,170     25,000/102,500       398,680/1,343,238
Hatch Graham....................         --              --         --/150,000            --/2,372,250

---------------

(1) The "value realized" represents the difference between the exercise price of the shares and the market price of the shares on the date the warrants and options were exercised. The value realized was determined without considering any taxes which may have been owed.
(2) "In-the-Money" warrants and options have an exercise price less than $23.88 per share, the closing price of World Access Common Stock as of December 31, 1997.
(3) Includes securities underlying warrants issued to Mr. Odom pursuant to the Warrant Plan.

     Stock Option Grant Table. The following table sets forth information regarding the grant of stock options to the Named Executives during the year ended December 31, 1997.

                                                                                          POTENTIAL REALIZABLE
                                                                                           VALUE($) AT ASSUMED
                                              INDIVIDUAL GRANTS                           ANNUAL RATES OF STOCK
                       ---------------------------------------------------------------   PRICE APPRECIATION FOR
                                                  % TOTAL       EXERCISE                       OPTION TERM
                       NUMBER OF SECURITIES   OPTIONS GRANTED   PRICE PER                -----------------------
                        UNDERLYING OPTIONS       EMPLOYEES        SHARE     EXPIRATION       5%          10%
        NAME                GRANTED(1)        IN FISCAL YEAR       (2)         DATE         (3)          (3)
        ----           --------------------   ---------------   ---------   ----------   ----------   ----------
Steven A. Odom.......        400,000               20.5%         $19.00      12/29/02    $4,588,000   $7,780,000
                              24,000                1.2           19.00      12/29/02       275,280      466,800
Hensley E. West......        300,000               15.3           19.00      12/29/02     3,441,000    5,835,000
                              20,000                1.0           19.00      12/29/02       229,400      389,000
Mark A. Gergel.......        200,000               10.2           19.00      12/29/02     2,294,000    3,890,000
                              16,000                0.8           19.00      12/29/02       183,520      311,200
Scott N. Madigan.....         25,000                1.3           19.00      12/29/02       286,750      486,250
                              10,000                0.5            9.75      04/30/02       207,200      287,000
Hatch Graham.........        150,000                7.7            8.06      03/26/02     3,361,500    4,558,500

---------------

(1) Individual grants in 1997 include the following non-qualified stock options issued in connection with the World Access 1998 Incentive Equity Plan: Mr. Odom -- 400,000; Mr. West -- 300,000; and Mr. Gergel -- 200,000. See
    "Summary Compensation Table, note (1)" for terms of these options granted. The remainder of Mr. Odom's, Mr. West's and Mr. Gergel's options were granted in December 1997 and vested immediately. Mr. Madigan's and Mr. Graham's options vest at 25% each on the first four anniversaries from the date of grant.
(2) The exercise price represents the fair market value of the shares at dates of grant.
(3) The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that World Access Common Stock will appreciate at these assumed rates or at all.

     Severance Protection Agreements. World Access entered into a Severance Protection Agreement with each of Messrs. Odom, West and Gergel (each an "Executive") as of November 1, 1997 (the "Severance Agreements"). Each Severance Agreement is effective for an initial term of two years and is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either World Access or the Executive. Generally, each Severance Agreement provides that if the Executive's employment is terminated within 12 months after a "change of control" (as defined in the Severance Agreement) (i) by World Access other than for "cause" (as defined in the Severance Agreement), or (ii) by the Executive for "good reason" (as defined in the Severance Agreement), the Executive is entitled to a lump sum payment equal to the sum of (a) accrued and unpaid salary, expenses, vacation pay and bonuses,
(b) two times the Executive's annual base salary and bonus and (c) the excess of the actuarial equivalent of retirement benefits to which the Executive would be entitled under World Access's supplemental and other retirement plans had the Executive remained in the employ of World Access for an additional two years of credited service over the actual actuarial equivalent benefits to which the Executive is entitled under such plans. In addition, upon any such termination World Access is obligated to continue, at its expense, for a 24 month period the medical, disability and life insurance benefits enjoyed by the Executive prior to termination, to provide the Executive with outplacement services, reasonable office space and secretarial assistance, and the restrictions on outstanding stock options and similar incentive awards lapse and such options and awards become immediately vested and exercisable to the extent that they would have been vested and exercisable within two years of the date of the Executive's termination. Payments under the Severance Agreements are subject to limitations to the extent they would be subject to an excise tax imposed under the Code or would not be deductible by World Access.

     World Access Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The World Access Compensation Committee is currently comprised of Stephen J. Clearman. William P. O'Reilly was also a member of the Compensation Committee until his resignation effective as of April 22, 1998. There are no Compensation Committee Interlocks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1997, Mr. Phillips, a director of World Access, entered into a series of agreements whereby, among other things, he became the new chairman and chief executive officer of Resurgens. Resurgens was shortly thereafter placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code. WorldCom, a major customer and vendor of Resurgens, subsequently agreed to provide Resurgens up to $28 million in financing in the form of a debtor in possession facility and other credits.

     During the fourth quarter of 1997, World Access shipped switching equipment to Resurgens. The cost of this equipment was approximately $3.8 million. On February 12, 1998, World Access executed a letter of intent to acquire Resurgens. The equipment shipped to Resurgens is included in World Access inventory at December 31, 1997. During the second quarter of 1998, this switching equipment was returned to World Access.

     In April 1998, the Company purchased approximately $3.6 million of switching equipment which has been consigned to Resurgens. Upon its acquisition of Resurgens, the Company will account for this equipment as part of its investment in Resurgens. If the acquisition is not consummated, the Company expects to negotiate an arms-length sale of the equipment to Resurgens or another customer. This equipment is included in Other assets on World Aceess' June 30, 1998 balance sheet.

     See "Summary -- The Merger -- Recent World Access Developments" for a description of the Resurgens Transaction.

                     PRINCIPAL STOCKHOLDERS OF WORLD ACCESS

     World Access' only issued and outstanding class of voting securities is the World Access Common Stock. At the close of business on November 2, 1998, there were 25,675,253 shares of World Access Common Stock issued and outstanding.

     The following table sets forth information as of November 2, 1998 regarding the beneficial ownership of World Access Common Stock by (i) each person known by World Access to beneficially own more than of 5% of the World Access Common Stock, (ii) each director individually, (iii) each executive officer who would be a "named executive officer" of World Access under Rule 402 of Regulation S-K and (iv) all directors and executive officers as a group.

                                                            SHARES UNDER
                                                         EXERCISABLE OPTIONS      TOTAL SHARES      PERCENTAGE
NAME                                   SHARES OWNED(1)     AND WARRANTS(2)     BENEFICIALLY OWNED     OWNED
----                                   ---------------   -------------------   ------------------   ----------
FMR Corp.(3).........................     2,327,945                  --            2,327,945            9.1%
Pilgrim Baxter & Associates,
  Ltd.(4)............................     1,843,640                  --            1,843,640            7.2
Hambrecht & Quist Group(5)...........     1,429,907                  --            1,429,907            5.5
Steven A. Odom+++(6)(7)..............       767,410             279,000            1,046,410            4.0
Stephen E. Raville+..................       268,000              50,000              318,000            1.2
Hensley E. West+++(7)................       215,321             143,125              358,446            1.4
Stephen J. Clearman+(8)..............       178,210             100,000              278,210            1.1
Mark A. Gergel++(7)..................        57,953             177,500              235,453           *
John D. Phillips+....................            --             167,340              167,340           *
Scott N. Madigan++(7)................         2,143              56,250               58,393           *
Hatch Graham++.......................            --                  --                   --           *
All directors and executive officers
  as a group(8 persons)..............     1,489,037             973,215            2,462,252            9.2

---------------

 *  Less than one percent
 +  Director
 ++  Executive Officer
(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3"). Unless otherwise noted, World Access believes that all persons named in the table have sole voting and investment power with respect to all shares of World Access Common Stock beneficially owned by them.
(2) Includes shares which may be acquired by the exercise of stock options and warrants granted by World Access and exercisable on or before January 1, 1999.
(3) Based upon its Schedule 13G filed May 10, 1988, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under section 203 of the Investment Advisers Act of 1940, as amended, is the beneficial owner of shares of World Access Common Stock listed above as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. The amount listed above includes 641,345 shares of World Access Common Stock issuable upon conversion of the 4.5% Convertible Subordinated Notes of World Access held by Fidelity or its affiliates.
(4) Based upon its Schedule 13G filed on February 17, 1998, Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended. Its principal place of business is 825 Duportail Road, Wayne, Pennsylvania 19087. Of the total shares of World Access Common Stock beneficially owned by it, Pilgrim Baxter has sole power to vote or to direct the vote of only 1,601,340 shares of World Access Common Stock.

(5) Based on its Schedule 13G filed on March 9, 1998, Hambrecht & Quist Group ("H&Q Group") may be deemed to own the shares of World Access Common Stock owned by Hambrecht & Quist California ("H&Q California"), a wholly-owned subsidiary of H&Q Group. H&Q Group's and H&Q California's principal place of business is One Bush Street, San Francisco, California 94104.
(6) Includes 18,000 shares held in the aggregate by two minor children of Mr. Odom.
(7) Includes the following number of shares acquired through voluntary employee contributions to World Access' Profit Sharing and Retirement Savings Plan (the "401(k) Plan") and contributed to the 401(k) Plan by World Access under a matching contribution feature offered to substantially all employees of World Access: Mr. Odom-800 shares; Mr. West-621 shares; Mr. Gergel-2,828; and Mr. Madigan-143 shares.
(8) Includes an aggregate of 126,000 shares owned by Geocapital II, L.P. and Geocapital Ventures, of which Mr. Clearman may be deemed a beneficial owner under Rule 13d-3 because he has shared investment and voting power.

                                 TELCO SYSTEMS

BUSINESS

     General. Telco Systems was incorporated in California on September 7, 1972, and reincorporated in Delaware on December 17, 1986. Its principal office is located at 63 Nahatan Street, Norwood, Massachusetts 02062 (telephone number is
(781) 551-0300). Telco Systems is a supplier of three major product lines, focused on providing integrated access for network services: the broadband transmission products, referred to as "Broadband"; the network access products, referred to as "Access"; and the bandwidth optimization products, referred to as "Bandwidth Optimization".

     Telco Systems' products are deployed at the edge of the service providers' networks to provide organizations with a flexible, cost-effective means of transmitting voice, data and video traffic over public or private networks. These products are used in a wide variety of applications by network service providers, such as long distance carriers, RBOCs, independent and competitive local exchange providers ("CLEC"), as well as government agencies, electric utilities, wireless service operators, and major corporations. Its products, which can be found most often in telephone company central offices and in private communications networks, perform functions that range from basic signaling and multiplexing of DS0 (64kbps) low speed data and voice traffic to digital fiber optic transmission of high-speed, high-capacity services over SONET OC-3 (155Mbps) networks.

     In January 1983, Telco Systems acquired the fiber optics transmission business from Raytheon Company, which evolved into the Broadband product line. Sales of broadband transmission products in fiscal year 1998 comprised approximately 52% of Telco Systems' total revenue. In August 1984, Telco Systems acquired TeleBit, Inc., a manufacturer of digital transmission systems based in Lombard, Illinois. Later, the products from this acquisition were merged with Telco Systems' Voice Frequency products which together evolved into the Access product line. In fiscal 1998, sales of access products were 45% of total sales. In May 1992, Telco Systems acquired Magnalink Communications Corporation, a developer and manufacturer of high speed data compression and bandwidth optimization products, which evolved into the Bandwidth Optimization product line. In fiscal 1998, bandwidth optimization products represented 3% of sales.

     In January 1998, Telco Systems acquired Jupiter Technology, Inc. This acquisition brought frame relay and asynchronous transfer mode (ATM) technology to enhance the features and interfaces available in the Telco Systems' product portfolio.

     Telco Systems has continued to focus on and grow its revenues in the access market, while reducing its costs of doing business in that highly competitive market over the last four quarters.

     In the second quarter of fiscal year 1998, Telco Systems introduced its EdgeLink 100 product which aggregates and consolidates traffic from various T1 lines over a more cost-effective T3 line. This product is marketed to major carriers as well as competitive local exchange providers interested in reducing their cost of access and delivery of services to customers.

     On October 26, 1998, Telco Systems acquired Synaptyx, a developer of integrated access solutions focusing on new service providers in the local loop services market. The Synaptyx product is a next generation integrated access device for bundled IP (Internet Protocol), Frame Relay and TDM (Time Division Multiplexer) services.

     For fiscal 1998, Telco Systems reported sales of $113.2 million and a net loss of $3.3 million or $.30 per share. The net loss included a charge for the write off of in-process technology in connection with the acquisition of Jupiter Technology of $5.1 million or $.47 per share. Working capital at year end amounted to $39.7 million, including cash and marketable securities of $21.0 million. For a more complete discussion of the results of operations, please refer to " -- Management Discussion and Analysis of Results of Operations and Financial Condition" below.

     Broadband Products. Primary customers of Telco Systems' Broadband products are RBOCs and major independent telephone companies as well as competitive and alternate access providers. Products are sold as either complete systems or as stand-alone equipment installed by Telco Systems, third party installers, or by Telco Systems' customers. A complete system may include the fiber optic cable, which is not manufactured by Telco Systems but is purchased from a number of suppliers.

     The most common application of Telco Systems' Broadband transmission products is for cost-effective delivery of high capacity T1 (1.544Mbps) and T3 (45Mbps) services in the local loop applications between the telephone company central office or hubbing sites and customers' business premises. These services are delivered over both fiber optic technology, as well as copper-based technology. Telco Systems believes that such local loop applications will continue to grow due to the Telecommunications Reform Act of 1996 as the local access market opens to competition.

     Fiber Optic Terminals and Multiplexers: These systems typically consist of a digital multiplexer and a fiber optic transmitter/receiver integrated into one functional unit. The multiplexer portion of the terminal unit combines digital inputs from multiple sources into one digital output. Multiplexers can be combined in order to achieve higher transmission rates. The basic function of the transmitter portion of a terminal is to convert electronic input into a series of light pulses for transmission over optical fiber. The receiver function of a terminal reconverts the light pulses received over the fiber into digital electronic signals. To meet the various needs of the public and private telephone networks, Telco Systems offers products for transmitting at different capacities.

     Telco Systems offers modular fiber optic terminals that enable the customer to upgrade its system by adding modules as increased capacity is required. Telco Systems' terminals, depending on bit-rate and other design configurations, can accommodate transmission over distances of up to 60 kilometers. Prices for a typical system are dependent on configuration and accordingly can range from $5,000 to $30,000 per terminal.

     The broadband transmission multiplexers support speeds ranging from T1 (1.544Mbps) to SONET OC3 (155Mbps). These systems can connect into asynchronous or SONET digital cross-connect systems in a service provider's central office.

     Access Products. Primary customers of Telco Systems' access products are long distance service providers, competitive and alternate local access providers, RBOCs, government agencies, electric utilities and wireless service operators. In many cases, the products are purchased by the service providers and are installed on customer premises or are leased to private network users. These products comply with both North American and international standards for specific applications, and are sold worldwide.

     Telco Systems' network access products are designed for the digital multiplexing of voice and data traffic of up to T1 and E1 rates. The trend towards increased use of public network services for voice, data and video applications has created greater demand for customer premises access multiplexers. Telco Systems' access servers enable integration of multiple slower-speed lines and services onto a single or multiple, high-speed, T1/E1 access facility, ultimately saving access line charges for end users. They support interfaces for various types of telephony and data services, such as Plain Old Telephone Service (POTS), Centrex extensions, P-Phones, switched data, Integrated Services Digital Network (ISDN) and frame relay. In addition, Telco Systems provides a network management system which is designed to control its intelligent transmission products.

     Typical prices for network access equipment range from $5,000 to $15,000.

     Network Access Servers: Telco Systems' Access45 and Access60 network access servers provide highly reliable digital access to public, private and hybrid networks. They integrate multiple business applications through cost-effective connections to dedicated, switched and packet network services, and support multiple networking functions such as T1/E1 add/drop multiplexing, grooming and digital cross-connection. They also support advanced services such as ISDN and frame relay. The products provide complete redundant architecture for fail-safe operation, a must for service providers. Access45 was introduced during fiscal 1997, and is a smaller version of Access60 representing a lower price point. It is designed to meet a key requirement for the CLEC marketplace, which is to provide a high number of service ports in a very small form factor. It is completely compatible with Access60, and uses the same interface cards to deliver the same services.

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     Digital Multiplexer Products:  Telco Systems' products use digital technology and provide over 40 different plug-in printed circuit cards to support a large variety of analog and digital voice, data, and video applications. The products provide conversion of analog signals into digital information, combine them with additional digital data inputs and enable them to be processed and transmitted at high speed over copper wires. Telco Systems provides a full range of products from cost effective digital channel banks to high-functionality DSU/CSU.

     Network Management and Control System: Telco Systems offers a standards-based SNMP network management system, the MVX. This system is designed to control all major products in the Telco Systems portfolio. This system remotely manages voice and data mix, bandwidth allocation, and selective access to special services offered by T1 carriers. In addition, it can be used to modify the network as user requirements change.

     Bandwidth Optimization Products. Primary customers for Telco Systems' Bandwidth Optimization products are private network users at major corporations worldwide. These products interconnect geographically remote local area networks
(LANs) through wide area networks (WANs), with an emphasis on optimizing the utilization of WAN links. In LAN/WAN applications, WAN links have the lowest throughput, the highest expense, the lowest reliability, and the least security. The Bandwidth Optimization products increase the throughput of WAN links by two to six times (depending on the type of data traffic) via data compression; reduce expense of WAN links by enabling usage of lower-speed links at higher throughput; and offer features for improved redundancy, fault tolerance, security and privacy. Typical units are in the $3,000 to $9,000 price range. The Optimizer product line also supports compression for frame relay data, and can be connected to any standard frame relay service offering. It is approved in the leading frame relay service offerings, such as AT&T, WorldCom and Sprint.

     Marketing and Customers. Telco Systems is engaged in a single business segment constituting the development, manufacturing, marketing and service of integrated access solutions for the telecommunications industry. Primary users of Telco Systems' products are the RBOCs, independent telephone companies, interexchange carriers, competitive and alternate access providers, electric utilities, wireless service operators, government agencies and private network end users.

     Telco Systems' broadband transmission products and network access products are generally sold to specialized common carriers and telephone operating companies on an off-the-shelf basis. Typically, the products have been evaluated by such customers and approved for purchase in advance. Both network access and broadband products are manufactured by Telco Systems based on forecasted usage. Sales to the RBOCs accounted for 41% of sales in fiscal 1998, 39% of sales in fiscal 1997 and 37% of sales in fiscal 1996. RBOC sales include sales to Bell Atlantic of 36% of total Telco Systems in fiscal 1998, 33% in fiscal 1997 and 31% in fiscal 1996. Bell Atlantic continues to be a significant customer of the Broadband Business Unit. If Bell Atlantic and GTE complete their contemplated merger, the combined entity will become a large customer of Telco Systems for broadband and network access products. A material curtailment in the Bell Atlantic order rate, if not offset by sales to other customers, would result in insufficient gross margin to cover the current level of operating costs and would adversely impact total company results. Other significant customers include Walker and Associates and Sprint which each represented 12% of sales in fiscal 1998. MCI Communications and Walker and Associates represented 11% and 10% of sales in fiscal 1997, respectively. In fiscal 1998 British Telecom, a major European carrier, represented 8% of Telco Systems' revenues. In fiscal 1996, Sprint and Walker and Associates each represented 13% and 11%, respectively. International revenue represented 12% of total revenue in fiscal 1998, 7% of total revenue in fiscal 1997 and 4% in fiscal 1996.

     Telco Systems markets its products through a combination of its own sales force, value-added resellers and distributors. Installation is primarily performed by third party providers. Telco Systems has technical support and applications engineering personnel and offers training of customer personnel.

     Orders and Backlog. In fiscal 1998, Telco Systems received orders totaling $105.0 million. Of this amount, $59.7 million was for broadband transmission products, $41.8 million was for network access products, and $3.5 million was for bandwidth optimization products. During the first quarter of fiscal 1998, Telco Systems was notified by a major customer, MCI Communications, of its intention to cancel an order for
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Access60 products in the amount of $6.9 million. Had this cancellation been reflected in fiscal 1997, total orders in fiscal 1997 would have been $107.5 million. Firm backlog shippable within a twelve-month period was approximately $12.2 million at the end of fiscal 1998, compared to approximately $21.2 million at the end of fiscal 1997. Firm backlog would have been $14.3 million if the previously discussed cancellation occurred in fiscal 1997. Broadband transmission products comprised 43% of the backlog for fiscal year 1998 and 26% for fiscal 1997. Network access products represented 56% of backlog at fiscal 1998 year end, 72% at fiscal 1997 year end. Telco Systems' order trend is characterized by short customer-scheduled delivery cycles. Accordingly, a substantial portion of sales in each fiscal quarter are derived from orders received in the quarter. In Telco Systems' experience, its backlog at a given time is not necessarily indicative of prospective sales volume. In addition to the short delivery cycles, customers may revise scheduled delivery dates, revise product configuration or cancel orders.

     Competition. Telco Systems competes in its markets based upon price/performance advantages offered by a number of its products, certain product features, and its ability to meet customer delivery requirements on a timely basis. Most of Telco Systems' competitors have greater financial, technological and personnel resources than Telco Systems. Telco Systems' competitors in the broadband transmission market are predominantly large, full-line, integrated manufacturers of telecommunications equipment, such as Lucent Technologies, Fujitsu, Northern Telecom Limited, Alcatel, NEC and ADC Telecommunications. Many of these competitors have introduced newer SONET transmission products which the telephone operating companies are deploying in public networks. The availability of such SONET products by competitors provides a distinct product advantage for them in certain customer applications. However, the higher cost of the SONET products, typically 20-50% more expensive than the asynchronous transmission products, is providing a continued strong demand for Telco Systems' asynchronous transmission products in certain customer applications. Telco Systems' principal competitors with respect to the network access product market include Premisys Communications, Verilink Corp., Newbridge Networks, Tellabs and Carrier Access Corp. Telco Systems' believes that it has substantially strengthened its competitive position in this market with the availability of new features for the Access60 product, introduction of the new EdgeLink 100 and Access45 products and new products from the Jupiter Technology and Synaptyx acquisitions, as well as with a stronger network of distributors. Telco Systems also believes that the redundancy, high-density application and the fail-safe nature of the Access60 architecture makes the product more suitable for the service providers market. Primary competitors for bandwidth optimization products are Fastcom and Symplex, which focus on data compression technologies for lower data rates in the range of 64Kbps. Telco Systems believes that its data compression technology has significant cost and performance advantages for higher data rates in the range of 256Kbps and 1.544Mbps.

     Research and Development. Telco Systems maintains four technology centers for research and development located in Norwood, Massachusetts, Waltham, Massachusetts, Germantown, Maryland and Fremont, California. In the broadband transmission product area, Telco Systems is concentrating its research and development efforts on new products for delivering more cost-effective solutions for DS3-based systems in the local loop distribution portion of the telephone network. In the network access product area, development programs continue for further enhancements and newer features for digital loop access and data services applications for Access45 and Access60 Network Access servers. In both areas, a significant portion of the R&D investment is going towards development of lower-cost designs to improve gross margins of existing products. Programs for new products are based on market analysis and estimates of customer demand which are subject to continuing change. Therefore, there can be no assurance that sales of such products will meet current expectations.

     Spending on research and development activities of $15.5 million represented 14% of sales in fiscal 1998. This compares with $15.4 million in fiscal 1997 and $18.0 million in fiscal 1996 which represented 13% and 19% of sales in each year, respectively. Telco Systems expects to maintain the fiscal 1998 level of spending for research and development into fiscal 1999.

     From time to time Telco Systems has employed consultants to perform research and development functions. Telco Systems plans to continue this practice as a means of augmenting its internal research and development capabilities.
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

     Employees. As of August 30, 1998, Telco Systems had 301 employees, of whom 84 were in sales, sales support and marketing, 95 in product development, 75 in manufacturing and 47 in administration. Competition for highly skilled engineering, managerial, sales, marketing and product development personnel is very intense. Telco Systems believes that its future success will depend in large part on its ability to attract and retain such individuals. Accordingly, the loss of key personnel could materially and adversely affect Telco Systems' business, results of operations and financial condition. There can be no assurance that Telco Systems will be successful in attracting and retaining the personnel required to engineer, manage, market or develop its products and conduct its operations successfully. Telco Systems considers its employee relations to be excellent and is not a party to any collective bargaining agreement.

     Manufacturing. Telco Systems uses major contract manufacturers to supply final products, including US Assemblies, New England, Inc. and SCI Technologies, Inc. Telco Systems' contract manufacturing process primarily involves the assembly of electronic components onto custom-designed printed circuit boards, incorporating these boards into larger system packages, and testing the finished products to assure their proper functioning in accordance with product specifications. Most components used in the process are standard electrical, electronic and mechanical parts available from many suppliers.

     Some inspection, final test and system assembly functions are performed at Telco Systems' Norwood, Massachusetts facility. In addition, Telco Systems produces customer configured rack systems and performs repair and warranty functions for customers.

     Telco Systems presently maintains a favorable relationship with its contract manufacturers and its other suppliers and does not presently anticipate any difficulties that would prevent timely procurement of scheduled product.

     Although Telco Systems has not experienced significant difficulty in obtaining desired quantities from any of its single sources or other vendors, business could be adversely affected if components used in its products were not available on a timely basis.

     Regulatory and Legislative Matters. Regulations of the Federal Communications Commission affect various products of Telco Systems. Certain regulations require that products which reside on a customer's premises and interconnect the public switched network meet certain standards to prevent harm to the network. Other regulations limit the levels of electromagnetic radiation which may emanate from an electronic device located on a customer's premise. Telco Systems currently complies with these regulations and believes it will be able to comply with these regulations in the future. Changes in existing laws and regulations which govern the telecommunications industry could affect the business of Telco Systems.

     Patents. Telco Systems currently holds several patents and has patent applications pending. Management believes, however, that timely implementation of technological advances, responsiveness to market requirements, depth of technical expertise and a high level of customer service and support are more important to its success than patent rights.

PROPERTIES

     Telco Systems' corporate offices and manufacturing operations are located in Norwood, Massachusetts. Engineering, sales and marketing activities are located in Norwood and Waltham, Massachusetts, Germantown, Maryland and Fremont, California.

     Telco Systems leases a 216,000 square foot manufacturing, research and administration facility in Norwood, Massachusetts, that is owned by a limited partnership in which Telco Systems has a 50% partnership interest. Approximately 60% of this facility is utilized by Telco Systems. Excess costs associated with idle portions of the facility have been included in the restructuring charge recorded by Telco Systems in fiscal 1993. On November 11, 1994, Telco Systems entered into an agreement for the lease of an 118,000 square foot manufacturing, research and administration facility in Fremont, California. During fiscal 1996, portions of this facility were identified as excess following the consolidation of manufacturing operations into the Norwood, Massachusetts facility. The consolidation plan was completed during fiscal 1997.

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

     Telco Systems leases additional facilities, primarily for sales and sales support in: Overland Park, Kansas; Dallas, Texas; The United Kingdom; Hong Kong; and primarily for research and development in: Waltham, Massachusetts and Germantown, Maryland under one to five-year leases, each facility being between 500 and 5,000 square feet. Telco Systems believes that its present facilities are adequate for its current level of operations.

     Telco Systems owns substantially all of its equipment except for certain equipment purchased by Telco Systems within the eighteen month period prior to August 31, 1997. This equipment is leased to Telco Systems as discussed in Note 6 to Telco Systems consolidated financial statements included herein. See "Index to Financial Statements."

LEGAL PROCEEDINGS

     From time to time, Telco Systems is involved in various legal proceedings relating to claims arising in the ordinary course of its business. Neither Telco Systems nor any of its subsidiaries is party to any legal proceeding, the outcome of which, individually or in the aggregate, is expected to have a material adverse effect on Telco Systems' financial condition or results of operations.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

     Fiscal 1998 Compared with Fiscal 1997. Sales in fiscal 1998 decreased 3.9% to $113.2 million compared with $117.8 million in fiscal 1997. Increased sales of Telco Systems' new network access products and broadband products were not sufficient to offset declining sales of older network access and asynchronous products.

     In fiscal 1998, broadband transmission product sales represented 52% of total sales reflecting a decrease of 9% compared with fiscal 1997. Demand for asynchronous products declined during fiscal 1998 resulting in a 15% decrease in sales of these products. This decrease was partially offset by sales of Telco Systems' new Edgelink100 multiplexer. Approximately 80% of Telco Systems' sales of these products are used by telephone company customers to provide high bandwidth fiber optic services in the feeder or distribution section of the public telephone network. Sales to one RBOC represented 70% and 60% of sales of broadband transmission products in fiscal 1998 and fiscal 1997, respectively. As a percent of total sales, this RBOC represented 36% and 33% in fiscal 1998 and fiscal 1997, respectively. In fiscal 1998, access product sales represented 45% of total sales reflecting an increase of 4% compared with fiscal 1997. Growth in this product group can be attributed to sales of Telco Systems' new Access 60 server which increased 41% compared with fiscal 1997 and was partially offset by sales of older low-end access products which declined 37% compared with last year. The Access 60 product represented 63% of access product sales in fiscal 1998 compared with 46% in fiscal 1997. In fiscal 1998, sales of bandwidth optimization products represented 3% of total sales compared with 5% in fiscal 1997.

     Total orders booked in fiscal 1998 amounted to $105.0 million, reflecting a decrease compared with fiscal 1997 orders of $114.4 million. Backlog at the end of fiscal 1998 decreased to $12.2 million compared with $21.2 million at the end of the previous year. During the first quarter of fiscal 1998, Telco Systems was notified by a major customer, MCI Communications, of its intention to cancel an order for Access 60 products in the amount of $6.9 million. Had this cancellation been reflected in fiscal 1997, total orders would have been $107.5 million. Firm backlog would have been $14.3 million if this order cancellation had occurred in fiscal 1997.

     Telco Systems' major customers include telephone operating companies and long distance carriers. Sales to RBOC and other major telephone companies represented 41% of total sales compared with 43% in fiscal 1997. The major long distance carriers represented 12% of sales in fiscal 1998 compared with 20% in fiscal 1997. International revenue represented 12% of total revenue in fiscal 1998 compared with 7% in fiscal 1997.

     In fiscal 1998 Telco Systems recorded a net loss of $3.3 million or $.30 per share compared with a net loss in fiscal 1997 of $1.1 million or $.10 per share. Expenses related to the pending Merger and the write off of $5.1 million of purchased research and development resulted in a larger net loss in fiscal 1998 compared with fiscal 1997.

     Gross profit in fiscal 1998 was $42.0 million and represented 37% of sales. In fiscal 1997, gross profit was $42.9 million or 36% of net sales. This decrease in gross profit resulted from lower sales and was offset by an increase in gross profit percentage as the product revenue mix shifted towards higher margin products and Telco Systems' cost reduction efforts, primarily in the access products group. Additionally, gross profit percent improved due in part to the benefits gained from Telco Systems' manufacturing outsource strategy announced in the second quarter of fiscal 1998.

     Research and development expense amounted to $15.5 million which was substantially even with fiscal 1997. Spending continued on new product development efforts in the access products area and the broadband products area. Research and development expense represented 14% of sales in fiscal 1998 compared with 13% of sales in fiscal 1997.

     In January 1998, Telco Systems acquired substantially all the assets of Jupiter Technology, Inc., a privately held developer of network access products, for $6.2 million in cash and Telco Systems common stock. Of this amount, $5.1 million was allocated to purchase in-process research and development, which consists of the value of Jupiter Technology products in the development stage that were not considered to have reached technological feasibility as of the acquisition date. The $5.1 million was immediately expensed in accordance with applicable accounting rules.

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

     The Income Approach was utilized to value the acquired research and development technologies in the Jupiter Technology acquisition. The Income Approach values technologies by projecting the potential cash flows related to those technologies and discounting the cash flows to their present values using a discount rate reflective of the risk of achieving the cash flows. The projected cash flows include estimates of the remaining costs to complete the in-process technologies.

     Jupiter Technology development efforts as of the acquisition date were concentrated on a next generation network access product that utilizes Frame Relay and asynchronous transfer mode ("ATM") technologies. This new Jupiter product is expected to broaden Telco Systems' integrated access product offerings and improve its competitive position. According to various industry analysts, the ATM access equipment market is expected to be approximately $1 billion by the year 2000. Public network carriers have been building out their core ATM infrastructure over the past several years. What ATM technology offers is an economical way to provide access to that infrastructure. Moreover, with the increase of voice, video and data traffic over public networks, there is a growing need for carriers to integrate multiple communication transport mechanisms and gain bandwidth efficiencies.

     At the acquisition date, Telco Systems' management estimated that technological feasibility would be determined on the new Jupiter product within six months, at an estimated cost to complete of $1.8 million. Telco Systems' management currently estimates that the product will be commercially viable during the latter part of fiscal 1999. Estimated costs to complete this product development are $1.5 million for fiscal 1999. The expected sources of funding were scheduled research and development expenses from the operating budget of Telco Systems provided by the operating assets and liabilities of Telco Systems.

     Sales, marketing and administration expense was $24.3 million in fiscal 1998 compared with $29.7 million in fiscal 1997. The fiscal 1997 period included expenses related to the realignment of certain selling and marketing activities. In general, the lower level of spending in fiscal year 1998 compared with fiscal year 1997 is reflective of Telco Systems' overall goal of reduced sales, general and administrative spending and productivity improvements.

     During the first quarter of fiscal 1997, Telco Systems liquidated its equity position in an international distributor of Telco Systems' products due to certain changes in strategic objectives. The sale of this investment, originally made in fiscal 1995, yielded a one-time gain of $1.1 million.

     Amortization expense relates to the acquisition of the broadband family of products in 1983, certain channel bank products in 1984, the acquisition of Magnalink Communications Corporation in 1992, and the acquisition of Jupiter Technology, Inc. in January 1998. In fiscal 1998, amortization expense was $.8 million compared with $.7 million in fiscal 1997.

     Interest income was $.7 million in both fiscal 1998 and fiscal 1997.

     In fiscal 1998, Telco Systems recorded $.3 million of income tax expense relating to timing differences between Telco Systems' net operating loss and taxable income.

     Fiscal 1997 Compared with Fiscal 1996. Sales in fiscal 1997 increased 25% to $117.8 million compared with $94.0 million in fiscal 1996. Increased shipments of Access 60 network access products and broadband transmission products more than offset decreased sales of older network access products.

     In fiscal 1997, broadband transmission product sales represented 54% of total sales reflecting an increase of 35% compared with fiscal 1996. Telco Systems continued to experience increased demand for asynchronous products exceeding the 30% growth rate experienced in fiscal 1996. Approximately 80% of Telco Systems' sales of these products are used by telephone company customers to provide high bandwidth fiber optic services in the feeder or distribution section of the public telephone network. Sales to one RBOC represented 60% and 61% of sales of broadband transmission products in fiscal 1997 and fiscal 1996, respectively. As a percent of total sales, this RBOC represented 33% and 31% in fiscal 1997 and fiscal 1996, respectively. In fiscal 1997, access product sales represented 41% of total sales reflecting an increase of 18% compared with fiscal 1996. Substantially all of this growth can be attributed to sales of Telco Systems' new Access 60 server which increased 87% compared with fiscal 1996. The Access 60 product represented 46% of access product sales in fiscal 1997 compared with 29% in fiscal 1996. This increase was partially offset by a decline in sales of older low-end access products. In fiscal 1997, sales of bandwidth optimization products represented 5% of total sales and remained substantially even with fiscal 1996.

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

     Total orders booked in fiscal 1997 amounted to $114.4 million, slightly ahead of fiscal 1996 orders of $113.5 million. Backlog at the end of fiscal 1997 decreased to $21.2 million compared with $24.8 million at the end of the previous year. During the first quarter of fiscal 1998, Telco Systems was notified by a major customer, MCI Communications, of its intention to cancel an order for Access 60 products in the amount of $6.9 million. Had this cancellation been reflected in fiscal 1997, total orders would have been $107.5 million. Firm backlog would have been $14.3 million if this order cancellation had occurred in fiscal 1997.

     Telco Systems' major customers include telephone operating companies and long distance carriers. Sales to RBOC and other major telephone companies represented 43% of total sales compared with 42% in fiscal 1996. The major long distance carriers represented 20% of sales on fiscal 1997 compared with 19% in fiscal 1996. International revenue represented 7% of total revenue in fiscal 1997 compared with 4% in fiscal 1996.

     In fiscal 1997 Telco Systems recorded a net loss of $1.1 million or $.10 per share compared with a net loss in fiscal 1996 of $15.5 million or $1.50 per share. The fiscal 1996 net loss included a net restructuring charge of $4.2 million or $.41 per share which is discussed in note 7 to the financial statements. Additionally, fiscal 1996 included non-recurring charges associated with the transfer of manufacturing operations from Fremont, California to Norwood, Massachusetts. Increased revenues and lower operating expenses were primarily responsible for the improved operating results compared with fiscal 1996.

     Gross profit in fiscal 1997 was $42.9 million and represented 36% of sales. In fiscal 1996, gross profit was $36.7 million or 39% of net sales. This decrease in gross profit percentage resulted in part as the product revenue mix shifted towards lower margin products, primarily in the access products group. To reverse this trend, efforts are continuing into fiscal 1998 to reduce product cost through manufacturing process improvements and product enhancements.

     Research and development expense amounted to $15.4 million and represented a decrease of 15% compared with fiscal 1996. This decrease resulted as development efforts for certain broadband products were curtailed. Remaining resources were focused on new product efforts in the access products area. Research and development expense represented 13% of sales in fiscal 1997 compared with 19% of sales in fiscal 1996.

     Sales, marketing and administration expense was $29.7 million in fiscal 1997 compared with $30.4 million in fiscal 1996. Lower spending in fiscal 1997 resulted from Telco Systems' consolidation actions which occurred in the third quarter of fiscal 1996. This favorable spending variance was partially offset by additional costs relating to certain selling activity realignments which occurred in the third quarter of fiscal 1997.

     During the first quarter of fiscal 1997, Telco Systems liquidated its equity position in an international distributor of Telco Systems' products due to certain changes in strategic objectives. The sale of this investment, originally made in fiscal 1995, yielded a one-time gain of $1.1 million.

     Amortization expense relates to the acquisition of the broadband family of products in 1983, certain channel bank products in 1984 and the acquisition of Magnalink Communications Corporation in 1992. In fiscal 1997, amortization expense was $.7 million in fiscal 1997 compared with $.8 million in fiscal 1996.

     Interest income was $.7 million and $1.1 million in fiscal 1997 and fiscal 1996, respectively. This decrease resulted as operating requirements for cash reduced the amounts available to generate interest income.

     In fiscal 1997, Telco Systems' operating loss did not generate currently available tax benefits.

     Liquidity and Capital Resources. During fiscal 1998, cash and marketable securities increased by $8.3 million resulting in a year-end balance of $21.0 million compared with $12.7 million at the end of fiscal 1997. Cash of $14.2 million was provided by operating activities, which included decreased inventory of $16.4 million. Cash was used by investing activities for the acquisition of Jupiter Technology for $4.3 million. In addition, capital expenditures of $2.5 million were principally related to new product development tools and improved product testing capability. Proceeds from the sale of Telco Systems common stock under various stock option and purchase plans provided cash in the amount of $2.0 million.

     Working capital at August 30, 1998 was $39.7 million, compared with $40.4 million at August 31, 1997. The ratio of current assets to current liabilities at fiscal year end was 2.9 which remained unchanged from the end of fiscal 1997.

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

     Telco Systems maintains a $20.0 million secured line of credit with Fleet Bank which is available to fund working capital requirements through December 31, 1998. Although Telco Systems did not utilize any of its financing alternatives in fiscal 1998, approximately $0.4 million was reserved to cover various guarantees in effect at August 30, 1998 relating to European Community customs and duties.

     Management believes that its cash and marketable securities and the availability of its various financing arrangements will be sufficient to fund operating cash requirements and future growth for the foreseeable future.

     Telco Systems' practice has been to retain cash provided by operations to fund future growth. Accordingly, Telco Systems has never declared or paid a cash dividend on its capital stock.

     Year 2000 Issue. The year 2000 will pose a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, complete system failure.

     In April 1998, Telco Systems formally adopted a plan to address year 2000 compliance in its computer systems and applications. In accordance with the plan, management estimates the total cumulative costs will be approximately $1,100,000. During fiscal 1998, approximately $100,000 was expended towards year 2000 compliance.

     Telco Systems' products have been either tested and found to be year 2000 compliant, or deemed not subject to the testing requirement because they do not contain a real-time clock. The third phase of the plan includes a process to evaluate the readiness of its major suppliers. As of August 30, 1998, the plan is on schedule and is expected to be completed in mid-1999.

     Management believes that the expenditures required to bring Telco Systems' systems into compliance will not have a materially adverse effect on Telco Systems' ability to operate beyond the year 1999. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

     Factors That May Affect Future Financial Results. Discussions in this Joint Proxy Statement/ Prospectus include statements concerning Telco Systems' future products, expenses, revenue, liquidity and cash needs as well as Telco Systems' future operations and financial results. These forward-looking statements are based on current expectations. Accordingly, Telco Systems assumes no obligation to update this information. Numerous factors, including but not limited to the factors described under "Risk Factors" above as well as the pending Merger, economic and competitive conditions, incoming order levels, shipment volumes, and product margins, could cause actual results to differ from those described in these statements. Prospective investors and stockholders should carefully consider the foregoing factors, as well as those set forth below in evaluating these forward-looking statements.

     Telco Systems' backlog may not be representative of actual sales for any succeeding period because of the timing of orders, delivery intervals, customer and product mix, the possibility of changes in delivery schedules, and additions or cancellation of orders. Historically, a significant portion of Telco Systems' sales in any quarter result from orders received in the same period; thus, order delays could have an immediate and materially adverse impact on sales and profit. Recent merger activity among some of Telco Systems' large customers could adversely affect future orders as those customers reassess their strategic direction. NYNEX, Telco Systems' largest customer merged with Bell Atlantic in fiscal 1997. Although Telco Systems believes that its products continue to offer a competitive advantage to Bell Atlantic, there can be no assurance that their historic order level will continue. If Bell Atlantic and GTE complete their contemplated merger, the combined entity will become a large customer of Telco Systems.

     Telco Systems operates in a highly competitive environment and in a highly competitive industry, which include significant pricing pressures. These competitive pressures could cause reduced demand for Telco Systems' products. If Telco Systems was not successful in winning future business opportunities, there could be insufficient revenue to cover costs and expenses incurred in anticipation of these opportunities. Accordingly,

Telco Systems may from time to time experience unanticipated intense competitive pressure, possibly causing operating results to vary from those expected.

     Telco Systems' future operating results are dependent on its ability to develop, produce and market new and innovative products and services. As part of this effort, Telco Systems has invested in new technology with the acquisition of Jupiter Technology and the acquisition of Synaptyx. There can be no assurance that either of these investments will result in successful products. Critical to Telco Systems' growth strategy is the acceptance of the Access 60 product and the EdgeLink family of products. There are numerous risks inherent in the complex process of product development, including rapid technological change and the requirement that Telco Systems bring to market in a timely fashion new products and services which meet customers' changing needs. The introduction of newer technologies could result in lower demand for Telco Systems' products and cause inventory on hand to become obsolete. Telco Systems experiences intense competition for skilled employees who are in great demand. If important technical and management positions remain unfilled, completion of product development and other programs could be delayed causing financial results to be adversely affected.

     Historically, Telco Systems has generated a disproportionate amount of its operating revenues toward the end of each quarter, making precise prediction of revenues and earnings particularly difficult and resulting in risk of variance of actual results from those forecast at any time. In addition, Telco Systems' operating results historically have varied from fiscal period to fiscal period. Accordingly, Telco Systems' financial results in any particular fiscal period are not necessarily indicative of results for future periods.

     Supplementary Data. The following table presents unaudited quarterly operating results for each of Telco Systems' last eight quarters. This information has been prepared by Telco Systems on a basis consistent with Telco Systems' audited consolidated financial statements and includes all adjustments, consisting only of normal recurring accruals, that Telco Systems considers necessary for a fair presentation in accordance with GAAP. Such quarterly results are not necessarily indicative of future operating results. This information should be read in conjunction with Telco Systems' consolidated financial statements and notes thereto included elsewhere herein. See "Index to Financial Statements."

                                                 FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND     THIRD    FOURTH
                                                QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                                 1997      1997      1997      1997      1998      1998      1998      1998
                                                -------   -------   -------   -------   -------   -------   -------   -------
Sales.........................................  $31,835   $27,295   $27,111   $31,302   $27,005   $26,007   $28,545   $ 31,673
Gross profit..................................   12,473    11,520     8,293    10,572     9,990    10,464    11,119     10,463
Net income (loss).............................   *2,274       256    (4,017)      409       642    (4,683)    1,165       (375)
Net income (loss) per share**
  Basic.......................................      .21       .02      (.37)      .04       .06      (.43)      .11       (.03)
  Diluted.....................................      .21       .02      (.37)      .04       .06      (.43)      .11       (.03)

---------------

 * Fiscal 1997 net (loss) income includes a $1,070 gain on the sale of an investment in the first quarter.

** The net income (loss) per share amounts prior to fiscal 1998 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share. For further discussion of earnings per share and the impact of Statement No. 128, see the notes to the consolidated financial statements beginning on page F-130.

     Quantitative and Qualitative Disclosures About Market Risk. Telco Systems is exposed to market risk related to changes in interest rates on its borrowing under its $20,000,000 credit facility with Fleet National Bank (the "Credit Facility"); however, Telco Systems does not believe these risks to be material because it currently has made no borrowing under the Credit Facility. Under the Credit Facility, revolving line of credit bears interest at the prime interest rate.

     Telco Systems has no derivative financial instruments or derivative commodity instruments or investments. Telco Systems invests its cash and cash equivalents in high-quality and highly liquid investments consisting of certificates of deposit, money market instruments and overnight investments in high grade commercial paper. As of November 6, 1998, Telco Systems' cash and cash equivalents and investments consisted primarily of taxable money market instruments, bank certificates of deposit, commercial paper and overnight repurchase agreements with maturities of less than 60 days. Telco Systems believes that its overall market risk exposure with respect to the investment of its cash and cash equivalents is not material because the overall contribution of interest income relative to net revenue of Telco Systems was less than one percent for fiscal 1998 and Telco Systems does not anticipate a higher contribution percentage during fiscal 1999.

     Less than one percent of Telco Systems' transactions are conducted in currencies other than United States Dollars and as such Telco Systems does not currently have material exposure to foreign currency risk.

                    PRINCIPAL STOCKHOLDERS OF TELCO SYSTEMS

     Telco Systems' only issued and outstanding class of voting securities is the Telco Systems Common Stock. At the close of business on November 6, 1998, there were 11,942,598 shares of Telco Systems Common Stock issued and outstanding.

     The following table sets forth certain information as of November 6, 1998 regarding the beneficial ownership of Telco Systems Common Stock by (i) each person known by Telco Systems to own beneficially more than 5% of Telco Systems Common Stock, (ii) each director individually, (iii) each executive officer who would be a "named executive officer" of Telco Systems under Rule 402 of Regulation S-K and (iv) all executive officers and directors as a group.

                                                                AMOUNT AND
                                                                 NATURE OF
NAME OF STOCKHOLDER                                       BENEFICIAL OWNERSHIP(1)      PERCENT OF CLASS
-------------------                                       -----------------------      ----------------
LeRoy C. Kopp...........................................         3,507,634(2)                29.4%
Kopp Investment Advisors
  7701 France Avenue South
  Suite 500, Edina, MN 55435
William B. Smith+++.....................................           206,249(3)                 1.7
Steward S. Flaschen+....................................            90,730(4)                   *
Dean C. Campbell+.......................................            70,230(5)                   *
Sheldon Horing+.........................................            15,775(6)                   *
Edward J. Fontenot+.....................................             2,083(7)                   *
William J. Stuart++.....................................            25,910(8)                   *
Richard J. Nardone++....................................            14,799(9)                   *
David LeBeau++..........................................            17,774(10)                  *
Philip D. Wilson++......................................            14,419(11)                  *
All executive officers and directors as a group (9
  persons)..............................................           457,969                    3.8

---------------

  *  Less than one percent
  +  Director
  ++  Executive Officer
 (1) The persons named in the table have sole voting power and investment power with respect to all shares of Telco Systems Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. All share amounts shown in this table include shares acquirable upon exercise of stock option exercisable within 60 days on the date of this table. The percent of class has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Information about greater than 5% stockholders of Telco Systems is based on filings on Schedule 13D.
 (2) Kopp Investment Advisors, Inc., ("KIA"), a registered investment advisor, has filed a report on Schedule 13D as of September 30, 1998, stating that KIA is the direct owner of 200,000 shares of Telco Systems Common Stock and is the beneficial owner of an additional 3,040,634 shares. Kopp Holding Company and Mr. Kopp have indirect beneficial ownership of the shares beneficially owned by KIA. Mr. Kopp has direct beneficial ownership of the stock held in the Kopp Investment Advisors, Inc., Profit Sharing Plan (the "KIA Plan"), for which he serves as sole trustee; the stock held in the Kopp Family Foundation ("KFF") for which he serves as director; the stock held in the LeRoy C. Kopp Individual Retirement Account ("IRA"); and the stock held directly by Mr. Kopp. The KIA Plan owns 7,000 shares of Telco Systems Common Stock; the KFF owns 30,000 shares of Telco Systems Common Stock; the IRA owns 130,000 shares of Telco Systems Common Stock; and Mr. Kopp directly owns 100,000 shares of Telco Systems Common Stock. Mr. Kopp may be deemed, in the aggregate, to beneficially own 3,507,634 shares of Telco Systems Common Stock.

 (3) Includes 12,041 shares held directly by Dr. Smith and 194,208 acquirable upon exercise of stock options exercisable within 60 days of November 6, 1998 (not including any options exercisable upon consummation of the Merger).
 (4) Includes 29,958 shares held indirectly by Dr. Flaschen in the Steward S. Flaschen Revocable Investment Trust; 16,042 shares held by Dr. Flaschen in the Joyce Davies Flaschen Revocable Investment Trust; 5,458 shares held jointly by Stewart and Joyce Davies Flaschen and 39,272 shares acquirable upon exercise of stock options exercisable within 60 days of November 6, 1998 (not including any options exercisable upon consummation of the Merger).
 (5) Represents 70,230 shares acquirable by Mr. Campbell upon exercise of stock options exercisable within 60 days of November 6, 1998 (not including any options exercisable upon consummation of the Merger).
 (6) Represents 15,775 shares acquirable by Mr. Horing upon exercise of stock options exercisable within 60 days of November 6, 1998 (not including any options exercisable upon consummation of the Merger).
 (7) Represents 2,083 shares acquirable by Mr. Fontenot upon exercise of stock options exercisable within 60 days of November 6, 1998 (not including any options exercisable upon consummation of the Merger).
 (8) Includes 650 shares held directly by Mr. Stuart and 25,260 acquirable upon exercise of stock options exercisable within 60 days of November 6, 1998 (not including any options exercisable upon consummation of the Merger.)
 (9) Includes 1,838 shares held directly by Mr. Nardone and 12,961 acquirable upon exercise of stock options exercisable within 60 days of November 6, 1998 (not including any options exercisable upon consummation of the Merger).
(10) Includes 1,022 shares held directly by Mr. LeBeau and 16,752 acquirable upon exercise of stock options exercisable within 60 days of November 6, 1998 (not including any options exercisable upon consummation of the Merger).
(11) Represents 14,419 shares acquirable by Mr. Wilson upon exercise of stock options exercisable within 60 days of November 6, 1998 (not including any options exercisable upon consummation of the Merger).

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Financial Statements of World Access give effect to the consummation of the Merger and to the several transactions that World Access has completed or are currently contemplated. The Unaudited Pro Forma Combined Statements of Operations give effect to: (1) the ATI acquisition; (2) the acquisition of a majority interest in NACT (the "NACT Stock Purchase"); (3) the acquisition of the remainder of NACT (the "NACT Transaction"); (4) the Resurgens Transaction; and (5) the Merger as if each of these acquisitions had occurred on January 1, 1997. The Unaudited Pro Forma Combined Balance Sheet gives effect to: the NACT Transaction, the Resurgens Transaction and the Merger as if they had been completed on June 30, 1998.

     As Telco Systems' fiscal year end, August 30, differs from World Access' fiscal year-end by more than 93 days, Telco Systems' results of operations for the period from November 25, 1996 through November 30, 1997 were used in preparing the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997. Telco Systems' results of operations for the six months from March 2, 1998 through August 30, 1998 were used in preparing the Unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 1998. As such, Telco Systems' results of operations for the period from December 1, 1997 through March 1, 1998 are not included in the Unaudited Pro Forma Combined Statements of Operations presented herein. Telco Systems' revenue, cost of sales, operating loss and net loss for such period were $26.0 million; $15.5 million; $4.6 million and $4.6 million, respectively. Telco Systems' unaudited June 30, 1998 balance sheet was utilized in preparing the Unaudited Pro Forma Combined Balance Sheet as of June 30, 1998.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that the management of World Access believes are reasonable. Each of the acquisition transactions above has been accounted for using the purchase method of accounting. The adjustments recorded in the Unaudited Pro Forma Combined Financial Statements represent the preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements.

     In connection with the consummation of the pending Merger, World Access expects to record charges representing the estimated portion of the purchase price allocated to in-process research and development of $60.7 million. In addition, in the six month period ended June 30, 1998, World Access recorded charges representing the estimated portion of the purchase price allocated to in-process research and development of $44.6 million and $5.4 million for the NACT Stock Purchase and ATI acquisition, respectively, and World Access has assumed, for purposes of these pro forma combined financial statements, that it will record $21.9 million in additional charges representing the estimated purchase price allocated to in-process research and development in connection with the NACT Transaction. Since these charges are directly related to the acquisitions and will not recur, the Unaudited Pro Forma Combined Statements of Operations have been prepared excluding these one-time non-recurring charges.

     The Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the financial position or the future results of operations or results that might have been achieved if the foregoing acquisition transactions had been consummated as of the indicated dates. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of Old World Access, ATI, NACT and Telco Systems, the historical combined financial statements of Resurgens and the related notes thereto contained elsewhere herein. See "Index to Financial Statements."

                               WORLD ACCESS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                        OLD                                   WORLD ACCESS
                                          OLD      NACT MINORITY    WORLD ACCESS                                  AND
                                         WORLD       INTEREST         AND NACT                  RESURGENS      RESURGENS
                                         ACCESS     ADJUSTMENTS       COMBINED     RESURGENS   ADJUSTMENTS      COMBINED
                                        --------   -------------    ------------   ---------   -----------    ------------
                                                          ASSETS
Current Assets
 Cash and equivalents                   $ 57,653     $     --         $ 57,653     $  1,637     $ (7,000)(C)    $ 52,290
 Marketable securities................     3,500           --            3,500           --           --           3,500
 Accounts receivable..................    41,819           --           41,819        3,354           --          45,173
 Inventories..........................    34,473           --           34,473           --           --          34,473
 Other current assets.................    15,429           --           15,429        4,476           --          19,905
                                        --------     --------         --------     --------     --------        --------
       Total Current Assets...........   152,874           --          152,874        9,467       (7,000)        155,341
Property and equipment................    17,203           --           17,203       52,126        9,000(C)       78,329
Goodwill..............................    74,378        9,617(A)        83,995           --       71,251(C)      155,246
Acquired technology...................                  4,400(A)         4,400           --           --           4,400
Other assets..........................    24,063           --           24,063          152       18,300(C)       42,515
                                        --------     --------         --------     --------     --------        --------
       Total Assets...................  $268,518     $ 14,017         $282,535     $ 61,745     $ 91,551        $435,831
                                        ========     ========         ========     ========     ========        ========
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term debt......................  $  4,408     $     --         $  4,408     $  3,542     $     --        $  7,950
 Accounts payable.....................    23,087           --           23,087       19,731           --          42,818
 Other accrued liabilities............    12,913           --           12,913        7,243        2,000(C)       22,156
                                        --------     --------         --------     --------     --------        --------
       Total Current Liabilities......    40,408           --           40,408       30,516        2,000          72,924
Long-term debt........................   115,529           --          115,529           --           --         115,529
Noncurrent liabilities................     1,564        1,700(A)         3,264       29,050           --          32,314
Minority interests....................    12,443      (12,443)(A)           --           --           --              --
                                        --------     --------         --------     --------     --------        --------
       Total Liabilities..............   169,944      (10,743)         159,201       59,566        2,000         220,767
Stockholders' Equity
 Common stock.........................       219           25(A)           244           85          (85)(D)         280
                                                                                                      36(C)
 Capital in excess of par value.......   133,286       46,635(A)       179,921       61,467      (61,467)(D)     271,615
                                                                                                  91,694(C)
 Retained earnings....................   (34,931)     (21,900)(B)      (56,831)     (59,373)      59,373(D)      (56,831)
                                        --------     --------         --------     --------     --------        --------
       Total Stockholders' Equity.....    98,574       24,760          123,334        2,179       89,551         215,064
                                        --------     --------         --------     --------     --------        --------
       Total Liabilities and
        Stockholders' Equity..........  $268,518     $ 14,017         $282,535     $ 61,745     $ 91,551        $435,831
                                        ========     ========         ========     ========     ========        ========

                                                                     WORLD ACCESS,
                                                                     RESURGENS AND
                                         TELCO     TELCO SYSTEMS     TELCO SYSTEMS
                                        SYSTEMS     ADJUSTMENTS        COMBINED
                                        --------   -------------    ---------------
                                                          ASSETS
Current Assets
 Cash and equivalents                   $11,601      $     --          $  63,891
 Marketable securities................    2,200            --              5,700
 Accounts receivable..................   16,974            --             62,147
 Inventories..........................   23,209        (3,000)(E)         54,682
 Other current assets.................      954            --             20,859
                                        --------     --------          ---------
       Total Current Assets...........   54,938        (3,000)           207,279
Property and equipment................    8,383        (3,798)(E)         82,914
Goodwill..............................    7,400        (7,400)(E)        155,246
Acquired technology...................       --        46,317(E)          50,717
Other assets..........................      217        19,217(E)          61,949
                                        --------     --------          ---------
       Total Assets...................  $70,938      $ 51,336          $ 558,105
                                        ========     ========          =========
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term debt......................  $    --      $     --          $   7,950
 Accounts payable.....................    4,357            --             47,175
 Other accrued liabilities............   12,635         6,650(E)          41,441
                                        --------     --------          ---------
       Total Current Liabilities......   16,992         6,650             96,566
Long-term debt........................       --            --            115,529
Noncurrent liabilities................      991        20,449             53,754
Minority interests....................       --            --                 --
                                        --------     --------          ---------
       Total Liabilities..............   17,983        27,099            265,849
Stockholders' Equity
 Common stock.........................      110          (110)(F)            345
                                                           65(E)              --
 Capital in excess of par value.......   79,017       (79,017)(F)        409,430
                                                      137,815(E)              --
 Retained earnings....................  (26,172)       26,172(F)        (117,519)
                                                      (60,688)(G)             --
                                        --------     --------          ---------
       Total Stockholders' Equity.....   52,955        24,237            292,256
                                        --------     --------          ---------
       Total Liabilities and
        Stockholders' Equity..........  $70,938      $ 51,336          $ 558,105
                                        ========     ========          =========

                               WORLD ACCESS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                         NACT                                                WORLD ACCESS
                                       MINORITY                                                   AND
                          OLD WORLD    INTEREST        WORLD                  RESURGENS        RESURGENS
                           ACCESS     ADJUSTMENTS      ACCESS    RESURGENS   ADJUSTMENTS       COMBINED
                          ---------   -----------     --------   ---------   -----------     -------------
                                                  ASSETS
Current Assets
  Cash and
     equivalents........  $ 57,653     $     --       $57,653    $  1,637     $ (7,000)(C)     $ 52,290
  Marketable
     securities.........     3,500           --         3,500          --           --            3,500
  Accounts receivable...    41,819           --        41,819       3,354           --           45,173
  Inventories...........    34,473           --        34,473          --           --           34,473
  Other current
     assets.............    15,429           --        15,429       4,476           --           19,905
                          --------     --------       --------   --------     --------         --------
     Total Current
       Assets...........   152,874           --       152,874       9,467       (7,000)         155,341
Property and
  equipment.............    17,203           --        17,203      52,126        9,000(C)        78,329
Goodwill................    74,378        9,617(A)     83,995          --       71,251(C)       155,246
Acquired technology.....                  4,400(A)      4,400          --           --            4,400
Other assets............    24,063           --        24,063         152       18,300(C)        42,515
                          --------     --------      --------    --------     --------         --------
     Total Assets.......  $268,518     $ 14,017      $282,535    $ 61,745     $ 91,551         $435,831
                          ========     ========      ========    ========     ========         ========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt.......  $  4,408     $     --       $ 4,408    $  3,542     $     --         $  7,950
  Accounts payable......    23,087           --        23,087      19,731           --           42,818
  Other accrued
     liabilities........    12,913           --        12,913       7,243        2,000(C)        22,156
                          --------     --------       --------   --------     --------         --------
     Total Current
       Liabilities......    40,408           --        40,408      30,516        2,000           72,924
Long-term debt..........   115,529           --       115,529          --           --          115,529
Noncurrent
  liabilities...........     1,564        1,700(A)      3,264      29,050                        32,314
Minority interests......    12,443      (12,443)(A)        --          --           --               --
                          --------     --------       --------   --------     --------         --------
     Total
       Liabilities......   169,944      (10,743)      159,201      59,566        2,000          220,767
Stockholders' Equity
  Common stock..........       219           25(A)        244          85          (85)(D)          280
                                                                                    36(C)
  Capital in excess of
     par value..........   133,286       46,635(A)    179,921      61,467      (61,467)(D)      271,615
                                                                                91,694(C)
  Accumulated deficit...   (34,931)     (21,900)(B)   (56,831)    (59,373)      59,373(D)       (56,831)
                          --------     --------       --------   --------     --------         --------
     Total Stockholders'
       Equity...........    98,574       24,760       123,334       2,179       89,551          215,064
                          --------     --------      --------    --------     --------         --------
     Total Liabilities
       and Stockholders'
       Equity...........  $268,518     $ 14,017      $282,535    $ 61,745     $ 91,551         $435,831
                          ========     ========      ========    ========     ========         ========

                               WORLD ACCESS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                          NACT                                                     WORLD
                              OLD       MINORITY                                                ACCESS AND
                             WORLD      INTEREST        WORLD      TELCO     TELCO SYSTEMS     TELCO SYSTEMS
                             ACCESS    ADJUSTMENTS      ACCESS    SYSTEMS     ADJUSTMENTS        COMBINED
                            --------   -----------     --------   --------   -------------     -------------
                                                   ASSETS
Current Assets
  Cash and equivalents....  $ 57,653    $     --       $ 57,653   $ 11,601     $     --          $ 69,254
  Marketable securities...     3,500          --          3,500      2,200           --             5,700
  Accounts receivable.....    41,819          --         41,819     16,974           --            58,793
  Inventories.............    34,473          --         34,473     23,209       (3,000)(E)        54,682
  Other current assets....    15,429          --         15,429        954           --            16,383
                            --------    --------       --------   --------     --------          --------
         Total Current
           Assets.........   152,874          --        152,874     54,938       (3,000)          204,812
Property and equipment....    17,203          --         17,203      8,383       (3,798)(E)        21,788
Goodwill..................    74,378       9,617(A)      83,995      7,400       (7,400)(E)        83,995
Acquired technology.......                 4,400(A)       4,400         --       46,317(E)         50,717
Other assets..............    24,063          --         24,063        217       19,217(E)         43,497
                            --------    --------       --------   --------     --------          --------
         Total Assets.....  $268,518    $ 14,017       $282,535   $ 70,938     $ 51,336          $404,809
                            ========    ========       ========   ========     ========          ========
                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt.........  $  4,408    $     --       $  4,408   $     --     $     --          $  4,408
  Accounts payable........    23,087          --         23,087      4,357           --            27,444
  Other accrued
    liabilities...........    12,913          --         12,913     12,635        6,650(E)         32,198
                            --------    --------       --------   --------     --------          --------
         Total Current
           Liabilities....    40,408          --         40,408     16,992        6,650            64,050
Long-term debt............   115,529          --        115,529         --           --           115,529
Noncurrent liabilities....     1,564       1,700(A)       3,264        991       20,449(E)         24,704
Minority interests........    12,443     (12,443)(A)         --         --           --                --
                            --------    --------       --------   --------     --------          --------
         Total
           Liabilities....   169,944     (10,743)       159,201     17,983       27,099           204,283
Stockholders' Equity
  Common stock............       219          25(A)         244        110         (110)(F)           309
                                                                                     65(E)
  Capital in excess of par
    value.................   133,286      46,635(A)     179,921     79,017      (79,017)(F)       317,736
                                                                                137,815(E)
  Accumulated deficit.....   (34,931)    (21,900)(B)    (56,831)   (26,172)      26,172(F)       (117,519)
                                                                                (60,688)(G)
                            --------    --------       --------   --------     --------          --------
         Total
           Stockholders'
           Equity.........    98,574      24,760        123,334     52,955       24,237           200,526
                            --------    --------       --------   --------     --------          --------
         Total Liabilities
           and
           Stockholders'
           Equity.........  $268,518    $ 14,017       $282,535   $ 70,938     $ 51,336          $404,809
                            ========    ========       ========   ========     ========          ========

                               WORLD ACCESS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        OLD
                                                                                                       WORLD
                                                                                                      ACCESS,
                                                                  OLD                                 ATI AND
                                                                 WORLD                    NACT          NACT         NACT
                               OLD                               ACCESS                 MAJORITY      MAJORITY     MINORITY
                              WORLD                  ATI        AND ATI                 INTEREST      INTEREST     INTEREST
                              ACCESS     ATI     ADJUSTMENTS    COMBINED      NACT     ADJUSTMENTS    COMBINED    ADJUSTMENTS
                             --------   ------   -----------    --------     -------   -----------   ----------   -----------
Sales of products..........  $ 69,830   $  826     $    --      $ 70,656     $ 1,175    $     --      $71,831       $    --
Service revenues...........    13,408       --          --        13,408       1,160          --       14,568            --
                             --------   ------     -------      --------     -------    --------      -------       -------
 Total Sales...............    83,238      826          --        84,064       2,335          --       86,399            --
Cost of products sold......    39,012      631          --        39,643         755         190(D)    40,588            90(H)
Cost of services...........    12,189       --          --        12,189       1,220          --       13,409            --
                             --------   ------     -------      --------     -------    --------      -------       -------
 Total Cost of Sales.......    51,201      631          --        51,832       1,975         190       53,997            90
 Gross Profit..............    32,037      195          --        32,232         360        (190)      32,402           (90)
Engineering and
 development...............     2,582      241          --         2,823         504          --        3,327            --
Selling, general and
 administrative............     7,936      349          --         8,285       1,369          --        9,654            --
Amortization of goodwill...     1,882       --          16(A)      1,898          39         360(E)     2,297           240(I)
In-process research and
 development...............    50,000       --      (5,400)(B)    44,600          --     (44,600)(F)       --            --
Special charges............     3,240       --          --         3,240          --          --        3,240            --
                             --------   ------     -------      --------     -------    --------      -------       -------
 Operating Income (Loss)...   (33,603)    (395)      5,384       (28,614)     (1,552)     44,050       13,884          (330)
Interest and other
 income....................     1,971       --          --         1,971          --          --        1,971            --
Interest and other
 expense...................    (3,031)     (18)         --        (3,049)         --          --       (3,049)           --
                             --------   ------     -------      --------     -------    --------      -------       -------
 Income (Loss) Before
   Income Taxes and
   Minority Interests......   (34,663)    (413)      5,384       (29,692)     (1,552)     44,050       12,806          (330)
Income taxes...............     6,135       --        (140)(C)     5,995        (620)         --        5,375            --
                             --------   ------     -------      --------     -------    --------      -------       -------
 Income (Loss) Before
   Minority Interests......   (40,798)    (413)      5,524       (35,687)       (932)     44,050        7,431          (330)
Minority interests in
 earnings of subsidiary....     1,533       --          --         1,533          --        (305)(G)    1,228        (1,228)(J)
                             --------   ------     -------      --------     -------    --------      -------       -------
 Net Income (Loss).........  $(42,331)  $ (413)    $ 5,524      $(37,220)    $  (932)   $ 44,355      $ 6,203       $   898
                             ========   ======     =======      ========     =======    ========      =======       =======
Net Income (Loss) Per
 Common Share
 Basic.....................
 Diluted...................
Weighted Average Shares
 Outstanding
 Basic.....................
 Diluted...................


                                                                                                            WORLD
                                                                     WORLD                                 ACCESS,
                                                                     ACCESS                               RESURGENS
                                                                      AND                     TELCO       AND TELCO
                              WORLD                  RESURGENS     RESURGENS      TELCO      SYSTEMS       SYSTEMS
                              ACCESS    RESURGENS   ADJUSTMENTS     COMBINED     SYSTEMS   ADJUSTMENTS    COMBINED
                             --------   ---------   -----------   ------------   -------   -----------    ---------
Sales of products..........  $ 71,831   $     --      $    --       $ 71,831     $60,218     $    --      $ 132,049
Service revenues...........    14,568     10,377           --         24,945          --          --         24,945
                             --------   --------      -------       --------     -------     -------      ---------
 Total Sales...............    86,399     10,377           --         96,776      60,218          --        156,994
Cost of products sold......    40,678         --           --         40,678      38,636        (195)(P)     82,054
                                                                                               2,935(Q)
Cost of services...........    13,409     27,028           --         40,437          --          --         40,437
                             --------   --------      -------       --------     -------     -------      ---------
 Total Cost of Sales.......    54,087     27,028           --         81,115      38,636       2,740        122,491
 Gross Profit..............    32,312    (16,651)          --         15,661      21,582      (2,740)        34,503
Engineering and
 development...............     3,327         --           --          3,327       8,204          --         11,531
Selling, general and
 administrative............     9,654     10,404          620(L)      20,678      12,270         385(R)      33,333
Amortization of goodwill...     2,537         --        1,780(M)       4,317         444        (406)(S)      4,355
In-process research and
 development...............        --         --           --             --          --          --             --
Special charges............     3,240         --           --          3,240          --          --          3,240
                             --------   --------      -------       --------     -------     -------      ---------
 Operating Income (Loss)...    13,554    (27,055)      (2,400)       (15,901)        664      (2,719)       (17,956)
Interest and other
 income....................     1,971          4           --          1,975         376          --          2,351
Interest and other
 expense...................    (3,049)    (2,224)          --         (5,273)         --          --         (5,273)
                             --------   --------      -------       --------     -------     -------      ---------
 Income (Loss) Before
   Income Taxes and
   Minority Interests......    12,476    (29,275)      (2,400)       (19,199)      1,040      (2,719)       (20,878)
Income taxes...............     5,375         --       (5,375)(N)         --         250        (250)(T)         --
                             --------   --------      -------       --------     -------     -------      ---------
 Income (Loss) Before
   Minority Interests......     7,101    (29,275)       2,975        (19,199)        790      (2,469)       (20,878)
Minority interests in
 earnings of subsidiary....        --         --           --             --          --          --             --
                             --------   --------      -------       --------     -------     -------      ---------
 Net Income (Loss).........  $  7,101   $(29,275)     $ 2,975       $(19,199)    $   790     $(2,469)     $ (20,878)
                             ========   ========      =======       ========     =======     =======      =========
Net Income (Loss) Per
 Common Share
 Basic.....................                                                                               $   (0.62)(W)
                                                                                                          =========
 Diluted...................                                                                               $   (0.62)(W)
                                                                                                          =========
Weighted Average Shares
 Outstanding
 Basic.....................                                                                                  33,498(W)
                                                                                                          =========
 Diluted...................                                                                                  33,498(W)
                                                                                                          =========

                               WORLD ACCESS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      OLD WORLD ACCESS,
                                        ATI AND NACT         NACT                                                 WORLD
                                          MAJORITY         MINORITY                                             ACCESS AND
                                          INTEREST         INTEREST       WORLD                  RESURGENS      RESURGENS
                                          COMBINED        ADJUSTMENTS    ACCESS     RESURGENS   ADJUSTMENTS      COMBINED
                                      -----------------   -----------   ---------   ---------   -----------    ------------
Sales of products...................       $71,831          $    --      $71,831    $     --      $    --        $ 71,831
Service revenues....................        14,568               --       14,568      10,377           --          24,945
                                           -------          -------      -------    --------      -------        --------
  Total Sales.......................        86,399               --       86,399      10,377           --          96,776
Cost of products sold...............        40,588               90(H)    40,678          --           --          40,678
Cost of services....................        13,409               --       13,409      27,028           --          40,437
                                           -------          -------      -------    --------      -------        --------
  Total Cost of Sales...............        53,997               90       54,087      27,028           --          81,115
  Gross Profit......................        32,402              (90)      32,312     (16,651)          --          15,661
Engineering and development.........         3,327               --        3,327          --           --           3,327
Selling, general and
  administrative....................         9,654               --        9,654      10,404          620(L)       20,678
Amortization of goodwill............         2,297              240(I)     2,537          --        1,780(M)        4,317
Special charges.....................         3,240               --        3,240          --           --           3,240
                                           -------          -------      -------    --------      -------        --------
  Operating Income (Loss)...........        13,884             (330)      13,554     (27,055)      (2,400)        (15,901)
Interest and other income...........         1,971               --        1,971           4           --           1,975
Interest and other expense..........        (3,049)              --       (3,049)     (2,224)          --          (5,273)
                                           -------          -------      -------    --------      -------        --------
  Income (Loss) Before Income Taxes
    and Minority Interests..........        12,806             (330)      12,476     (29,275)      (2,400)        (19,199)
Income taxes........................         5,375               --        5,375          --       (5,375)(N)          --
                                           -------          -------      -------    --------      -------        --------
  Income (Loss) Before Minority
    Interests.......................         7,431             (330)       7,101     (29,275)       2,975         (19,199)
Minority interests in earnings of
  subsidiary........................         1,228           (1,228)(J)       --          --           --              --
                                           -------          -------      -------    --------      -------        --------
  Net Income (Loss).................       $ 6,203          $   898      $ 7,101    $(29,275)     $ 2,975        $(19,199)
                                           =======          =======      =======    ========      =======        ========
Net Income (Loss) Per Common Share
  Basic.............................                                                                             $  (0.71)(O)
                                                                                                                 ========
  Diluted...........................                                                                             $  (0.71)(O)
                                                                                                                 ========
Weighted Average Shares Outstanding
  Basic.............................                                                                               26,982(O)
                                                                                                                 ========
  Diluted...........................                                                                               26,982(O)
                                                                                                                 ========

                               WORLD ACCESS, INC

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      OLD
                                     WORLD
                                    ACCESS,
                                    ATI AND
                                      NACT         NACT                                                        WORLD ACCESS
                                    MAJORITY     MINORITY                                                           AND
                                    INTEREST     INTEREST                                      TELCO SYSTEMS   TELCO SYSTEMS
                                    COMBINED    ADJUSTMENTS    WORLD ACCESS    TELCO SYSTEMS    ADJUSTMENTS      COMBINED
                                    --------   -------------   -------------   -------------   -------------   -------------
Sales of products.................  $71,831       $   --          $71,831         $60,218         $    --        $132,049
Service revenues..................   14,568           --           14,568              --              --          14,568
                                    -------       ------          -------         -------         -------        --------
  Total Sales.....................   86,399           --           86,399          60,218              --         146,617
Cost of products sold.............   40,588           90(H)        40,678          38,636            (195)(P)      82,054
                                                                                                    2,935(Q)
Cost of services..................   13,409           --           13,409              --              --          13,409
                                    -------       ------          -------         -------         -------        --------
  Total Cost of Sales.............   53,997           90           54,087          38,636           2,740          95,463
  Gross Profit....................   32,402          (90)          32,312          21,582          (2,740)         51,154
Engineering and development.......    3,327           --            3,327           8,204              --          11,531
Selling, general and
  administrative..................    9,654           --            9,654          12,270             385(R)       22,309
Amortization of goodwill..........    2,297          240(I)         2,537             444            (406)(S)       2,575
Special charges...................    3,240           --            3,240              --              --           3,240
                                    -------       ------          -------         -------         -------        --------
  Operating Income (Loss).........   13,884         (330)          13,554             664          (2,719)         11,499
Interest and other income.........    1,971           --            1,971             376              --           2,347
Interest expense..................   (3,049)          --           (3,049)             --              --          (3,049)
                                    -------       ------          -------         -------         -------        --------
  Income (Loss) Before Income
    Taxes and Minority
    Interests.....................   12,806         (330)          12,476           1,040          (2,719)         10,797
Income taxes......................    5,375           --            5,375             250            (545)(U)       5,080
                                    -------       ------          -------         -------         -------        --------
  Income (Loss) Before Minority
    Interests.....................    7,431         (330)           7,101             790          (2,174)          5,717
Minority interests in earnings of
  subsidiary......................    1,228       (1,228)(J)           --              --              --              --
                                    -------       ------          -------         -------         -------        --------
  Net Income (Loss)...............  $ 6,203       $  898          $ 7,101         $   790         $(2,174)       $  5,717
                                    =======       ======          =======         =======         =======        ========
Net Income Per Common Share
  Basic...........................                                                                               $   0.19(V)
                                                                                                                 ========
  Diluted.........................                                                                               $   0.18(V)
                                                                                                                 ========
Weighted Average Shares
  Outstanding
  Basic...........................                                                                                 29,748(V)
                                                                                                                 ========
  Diluted.........................                                                                                 31,653(V)
                                                                                                                 ========

                               WORLD ACCESS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 OLD
                                                            WORLD ACCESS,
                                                               ATI AND
                                                                NACT           NACT
                                                              MAJORITY       MINORITY
                                                              INTEREST       INTEREST       WORLD
                                                              COMBINED      ADJUSTMENTS    ACCESS
                                                            -------------   -----------    -------
Sales of products.........................................     $71,831        $    --      $71,831
Service revenues..........................................      14,568             --       14,568
                                                               -------        -------      -------
  Total Sales.............................................      86,399             --       86,399
Cost of products sold.....................................      40,588             90(H)    40,678
Cost of services..........................................      13,409             --       13,409
                                                               -------        -------      -------
  Total Cost of Sales.....................................      53,997             90       54,087
  Gross Profit............................................      32,402            (90)      32,312
Engineering and development...............................       3,327             --        3,327
Selling, general and administrative.......................       9,654             --        9,654
Amortization of goodwill..................................       2,297            240(I)     2,537
Special charges...........................................       3,240             --        3,240
                                                               -------        -------      -------
  Operating Income........................................      13,884           (330)      13,554
Interest and other income.................................       1,971             --        1,971
Interest expense..........................................      (3,049)            --       (3,049)
                                                               -------        -------      -------
  Income Before Income Taxes and Minority Interests.......      12,806           (330)      12,476
Income taxes..............................................       5,375             --        5,375
                                                               -------        -------      -------
  Income Before Minority Interests........................       7,431           (330)       7,101
Minority interests in earnings of subsidiary..............       1,228         (1,228)(J)       --
                                                               -------        -------      -------
  Net Income..............................................     $ 6,203        $   898      $ 7,101
                                                               =======        =======      =======
Net Income Per Common Share
  Basic...................................................                                 $  0.31(K)
                                                                                           =======
  Diluted.................................................                                 $  0.29(K)
                                                                                           =======
Weighted Average Shares Outstanding
  Basic...................................................                                  23,232(K)
                                                                                           =======
  Diluted.................................................                                  24,731(K)
                                                                                           =======

                               WORLD ACCESS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        OLD WORLD
                                                                                                         ACCESS,
                                                                      OLD                                ATI AND
                                                                     WORLD                   NACT         NACT         NACT
                                  OLD                                ACCESS      NACT      MAJORITY     MAJORITY     MINORITY
                                 WORLD                   ATI        AND ATI    MAJORITY    INTEREST     INTEREST     INTEREST
                                ACCESS      ATI      ADJUSTMENTS    COMBINED   INTEREST   ADJUSTMENTS   COMBINED    ADJUSTMENTS
                                -------   --------   -----------    --------   --------   -----------   ---------   -----------
Sales of products.............  $71,392   $ 13,687     $  (150)(A)  $ 84,929   $24,502      $    --     $109,431      $   --
Service revenues..............   21,593         --          --        21,593     5,493           --       27,086          --
                                -------   --------     -------      --------   -------      -------     --------      ------
 Total Sales..................   92,985     13,687        (150)      106,522    29,995           --      136,517          --
Cost of products..............   43,827     13,586         (70)(A)    57,343     7,569          370(D)    65,282         180(G)
Cost of services..............   17,018         --          --        17,018     5,756           --       22,774          --
                                -------   --------     -------      --------   -------      -------     --------      ------
 Total Cost of Sales..........   60,845     13,586         (70)       74,361    13,325          370       88,056         180
 Gross Profit.................   32,140        101         (80)       32,161    16,670         (370)      48,461        (180)
Engineering and development...    1,862      4,283          --         6,145     2,761           --        8,906          --
Selling, general and
 administrative...............    9,000      6,265          --        15,265     6,913           --       22,178          --
Amortization of goodwill......    1,756         --         200(B)      1,956       573        2,150(E)     4,679         480(H)
                                -------   --------     -------      --------   -------      -------     --------      ------
 Operating Income (Loss)......   19,522    (10,447)       (280)        8,795     6,423       (2,520)      12,698        (660)
Interest and other income.....    2,503         64          --         2,567       734           --        3,301          --
Interest and other expense....   (1,355)        --          --        (1,355)      (19)          --       (1,374)         --
                                -------   --------     -------      --------   -------      -------     --------      ------
 Income (Loss) Before Income
   Taxes and Minority
   Interests..................   20,670    (10,383)       (280)       10,007     7,138       (2,520)      14,625        (660)
Income taxes..................    7,536         --      (3,800)(C)     3,736     2,757           --        6,493          --
                                -------   --------     -------      --------   -------      -------     --------      ------
 Income (Loss) Before Minority
   Interests..................   13,134    (10,383)      3,520         6,271     4,381       (2,520)       8,132        (660)
Minority interests in earnings
 of subsidiary................       --         --          --            --        --        1,433(F)     1,433      (1,433)(I)
                                -------   --------     -------      --------   -------      -------     --------      ------
 Net Income (Loss)............  $13,134   $(10,383)    $ 3,520      $  6,271   $ 4,381      $(3,953)    $  6,699      $  773
                                =======   ========     =======      ========   =======      =======     ========      ======
Net Income (Loss) Per Common
 Share
 Basic........................
 Diluted......................
Weighted Average Shares
 Outstanding
 Basic........................
 Diluted......................


                                                                         WORLD ACCESS
                                                                              AND
                                                            RESURGENS      RESURGENS                     TELCO SYSTEMS
                                WORLD ACCESS   RESURGENS   ADJUSTMENTS     COMBINED      TELCO SYSTEMS    ADJUSTMENTS
                                ------------   ---------   -----------   -------------   -------------   -------------
Sales of products.............    $109,431     $      --     $    --       $ 109,431       $113,013        $
Service revenues..............      27,086       165,489          --         192,575             --
                                  --------     ---------     -------       ---------       --------        --------
 Total Sales..................     136,517       165,489          --         302,006        113,013              --
Cost of products..............      65,462            --          --          65,462         72,638            (390)(O)
                                                                                                              5,870(P)
Cost of services..............      22,774       246,494       1,230(K)      270,498
                                  --------     ---------     -------       ---------       --------        --------
 Total Cost of Sales..........      88,236       246,494       1,230         335,960         72,638           5,480
 Gross Profit.................      48,281       (81,005)     (1,230)        (33,954)        40,375          (5,480)
Engineering and development...       8,906            --          --           8,906         14,927
Selling, general and
 administrative...............      22,178        74,448          --          96,626         28,181             770(Q)
Amortization of goodwill......       5,159            --       3,560(L)        8,719            669            (669)(R)
                                  --------     ---------     -------       ---------       --------        --------
 Operating Income (Loss)......      12,038      (155,453)     (4,790)       (148,205)        (3,402)         (5,581)
Interest and other income.....       3,301           642          --           3,943            692              --
Interest and other expense....      (1,374)      (16,909)         --         (18,283)            --
                                  --------     ---------     -------       ---------       --------        --------
 Income (Loss) Before Income
   Taxes and Minority
   Interests..................      13,965      (171,720)     (4,790)       (162,545)        (2,710)         (5,581)
Income taxes..................       6,493            --      (6,493)(M)          --             --              --
                                  --------     ---------     -------       ---------       --------        --------
 Income (Loss) Before Minority
   Interests..................       7,472      (171,720)      1,703        (162,545)        (2,710)         (5,581)
Minority interests in earnings
 of subsidiary................          --            --          --              --
                                  --------     ---------     -------       ---------       --------        --------
 Net Income (Loss)............    $  7,472     $(171,720)    $ 1,703       $(162,545)      $ (2,710)       $ (5,581)
                                  ========     =========     =======       =========       ========        ========
Net Income (Loss) Per Common
 Share
 Basic........................
 Diluted......................
Weighted Average Shares
 Outstanding
 Basic........................
 Diluted......................


                                WORLD ACCESS,
                                RESURGENS AND
                                TELCO SYSTEMS
                                  COMBINED
                                -------------
Sales of products.............    $ 222,444
Service revenues..............      192,575
                                  ---------
 Total Sales..................      415,019
Cost of products..............      143,580
Cost of services..............      270,498
                                  ---------
 Total Cost of Sales..........      414,078
 Gross Profit.................          941
Engineering and development...       23,833
Selling, general and
 administrative...............      125,577
Amortization of goodwill......        8,719
                                  ---------
 Operating Income (Loss)......     (157,188)
Interest and other income.....        4,635
Interest and other expense....      (18,283)
                                  ---------
 Income (Loss) Before Income
   Taxes and Minority
   Interests..................     (170,836)
Income taxes..................           --
                                  ---------
 Income (Loss) Before Minority
   Interests..................     (170,836)
Minority interests in earnings
 of subsidiary................           --
                                  ---------
 Net Income (Loss)............    $(170,836)
                                  =========
Net Income (Loss) Per Common
 Share
 Basic........................    $   (5.31)(U)
                                  =========
 Diluted......................    $   (5.31)(U)
                                  =========
Weighted Average Shares
 Outstanding
 Basic........................       32,153(U)
                                  =========
 Diluted......................       32,153(U)
                                  =========

                               WORLD ACCESS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           OLD
                                          WORLD
                                         ACCESS,
                                         ATI AND
                                           NACT        NACT                                                  WORLD ACCESS
                                         MAJORITY    MINORITY                                                    AND
                                         INTEREST    INTEREST                                  RESURGENS      RESURGENS
                                         COMBINED   ADJUSTMENTS   WORLD ACCESS    RESURGENS   ADJUSTMENTS      COMBINED
                                         --------   -----------   ------------    ---------   -----------    ------------
Sales of products......................  $109,431     $   --        $109,431      $      --     $    --       $ 109,431
Service revenues.......................    27,086         --          27,086        165,489          --         192,575
                                         --------     ------        --------      ---------     -------       ---------
  Total Sales..........................   136,517         --         136,517        165,489          --         302,006
Cost of products sold..................    65,282        180(G)       65,462             --          --          65,462
Cost of services.......................    22,774         --          22,774        246,494       1,230(K)      270,498
                                         --------     ------        --------      ---------     -------       ---------
  Total Cost of Sales..................    88,056        180          88,236        246,494       1,230         335,960
  Gross Profit.........................    48,461       (180)         48,281        (81,005)     (1,230)        (33,954)
Engineering and development............     8,906         --           8,906             --          --           8,906
Selling, general and administrative....    22,178         --          22,178         74,448          --          96,626
Amortization of goodwill...............     4,679        480(H)        5,159             --       3,560(L)        8,719
                                         --------     ------        --------      ---------     -------       ---------
  Operating Income (Loss)..............    12,698       (660)         12,038       (155,453)     (4,790)       (148,205)
Interest and other income..............     3,301         --           3,301            642          --           3,943
Interest and other expense.............    (1,374)        --          (1,374)       (16,909)         --         (18,283)
                                         --------     ------        --------      ---------     -------       ---------
  Income (Loss) Before Income Taxes and
    Minority Interests.................    14,625       (660)         13,965       (171,720)     (4,790)       (162,545)
Income taxes...........................     6,493         --           6,493             --      (6,493)(M)          --
                                         --------     ------        --------      ---------     -------       ---------
  Income (Loss) Before Minority
    Interests..........................     8,132       (660)          7,472       (171,720)      1,703        (162,545)
Minority Interests in Earnings of
  Subsidiary...........................     1,433     (1,433)(I)          --             --          --              --
                                         --------     ------        --------      ---------     -------       ---------
  Net Income (Loss)....................  $  6,699     $  773        $  7,472      $(171,720)    $ 1,703       $(162,545)
                                         ========     ======        ========      =========     =======       =========
Net Income (Loss) Per Common Share
  Basic................................                                                                       $   (6.34)(N)
                                                                                                              =========
  Diluted..............................                                                                       $   (6.34)(N)
                                                                                                              =========
Weighted Average Shares Outstanding
  Basic................................                                                                          25,637(N)
                                                                                                              =========
  Diluted..............................                                                                          25,637(N)
                                                                                                              =========

                               WORLD ACCESS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    OLD WORLD
                                     ACCESS,                                                                        WORLD
                                   ATI AND NACT      NACT                                                         ACCESS AND
                                     MAJORITY      MINORITY                                                         TELCO
                                     INTEREST      INTEREST       WORLD           TELCO       TELCO SYSTEMS        SYSTEMS
                                     COMBINED     ADJUSTMENTS     ACCESS         SYSTEMS       ADJUSTMENTS         COMBINED
                                   ------------   -----------    --------     -------------   --------------    --------------
Sales of products................    $109,431       $   --       $109,431       $113,013         $    --           $222,444
Service revenues.................      27,086           --         27,086             --              --             27,086
                                     --------       ------       --------       --------         -------           --------
  Total Sales....................     136,517           --        136,517        113,013              --            249,530
Cost of products sold............      65,282          180(G)      65,462         72,638            (390)(O)        143,580
                                                                                                   5,870(P)
Cost of services.................      22,774           --         22,774             --              --             22,774
                                     --------       ------       --------       --------         -------           --------
  Total Cost of Sales............      88,056          180         88,236         72,638           5,480            166,354
  Gross Profit...................      48,461         (180)        48,281         40,375          (5,480)            83,176
Engineering and development......       8,906           --          8,906         14,927              --             23,833
Selling, general and
  administrative.................      22,178           --         22,178         28,181             770(Q)          51,129
Amortization of goodwill.........       4,679          480(H)       5,159            669            (669)(R)          5,159
                                     --------       ------       --------       --------         -------           --------
  Operating Income (Loss)........      12,698         (660)        12,038         (3,402)         (5,581)             3,055
Interest and other income........       3,301           --          3,301            692              --              3,993
Interest and other expense.......      (1,374)          --         (1,374)            --              --             (1,374)
                                     --------       ------       --------       --------         -------           --------
  Income (Loss) Before Income
    Taxes and Minority
    Interests....................      14,625         (660)        13,965         (2,710)         (5,581)             5,674
Income taxes.....................       6,493           --          6,493             --          (2,373)(S)          4,120
                                     --------       ------       --------       --------         -------           --------
  Income (Loss) Before Minority
    Interests....................       8,132         (660)         7,472         (2,710)         (3,208)             1,554
Minority interests in earnings of
  subsidiary.....................       1,433       (1,433)(I)         --             --              --                 --
                                     --------       ------       --------       --------         -------           --------
  Net Income (Loss)..............    $  6,699       $  773       $  7,472       $ (2,710)        $(3,208)          $  1,554
                                     ========       ======       ========       ========         =======           ========
Net Income (Loss) Per Common
  Share
  Basic..........................                                                                                  $   0.05(T)
                                                                                                                   ========
  Diluted........................                                                                                  $   0.05(T)
                                                                                                                   ========
Weighted Average Shares
  Outstanding
  Basic..........................                                                                                    28,403(T)
                                                                                                                   ========
  Diluted........................                                                                                    29,868(T)
                                                                                                                   ========

                               WORLD ACCESS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             OLD
                                                        WORLD ACCESS,
                                                        ATI AND NACT       NACT
                                                          MAJORITY       MINORITY
                                                          INTEREST       INTEREST
                                                          COMBINED      ADJUSTMENTS     WORLD ACCESS
                                                        -------------   -----------    --------------
Sales of products.....................................    $109,431        $    --         $109,431
Service revenues......................................      27,086             --           27,086
                                                          --------        -------         --------
  Total Sales.........................................     136,517             --          136,517
Cost of products sold.................................      65,282            180(G)        65,462
Cost of services......................................      22,774             --           22,774
                                                          --------        -------         --------
  Total Cost of Sales.................................      88,056            180           88,236
  Gross Profit........................................      48,461           (180)          48,281
Engineering and development...........................       8,906             --            8,906
Selling, general and administrative...................      22,178             --           22,178
Amortization of goodwill..............................       4,679            480(H)         5,159
                                                          --------        -------         --------
  Operating Income....................................      12,698           (660)          12,038
Interest and other income.............................       3,301             --            3,301
Interest and other expense............................      (1,374)            --           (1,374)
                                                          --------        -------         --------
  Income Before Income Taxes and Minority Interests...      14,625           (660)          13,965
Income taxes..........................................       6,493             --            6,493
                                                          --------        -------         --------
  Income Before Minority Interests....................       8,132           (660)           7,472
Minority interests in earnings of subsidiary..........       1,433         (1,433)(I)           --
                                                          --------        -------         --------
  Net Income..........................................    $  6,699        $   773         $  7,472
                                                          ========        =======         ========
Net Income Per Common Share
  Basic...............................................                                    $   0.34(J)
                                                                                          ========
  Diluted.............................................                                    $   0.32(J)
                                                                                          ========
Weighted Average Shares Outstanding
  Basic...............................................                                      21,887(J)
                                                                                          ========
  Diluted.............................................                                      23,353(J)
                                                                                          ========

                               WORLD ACCESS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

GENERAL HISTORICAL INFORMATION:

ACQUISITIONS OF ATI AND NACT

     The ATI acquisition consummated on January 29, 1998 and the NACT Stock Purchase consummated on February 27, 1998 have been accounted for under the purchase method of accounting. The historical consolidated financial statements of World Access include the results of the operations of ATI and NACT from February 1, 1998 and March 1, 1998, respectively. The purchase price of ATI and the majority interest in NACT was allocated to the fair values of the net assets acquired, to in-process research and development projects and to goodwill. During the first quarter of 1998, $5.4 million and $44.6 million of purchased in-process research and development technologies related to the ATI acquisition and the NACT Stock Purchase, respectively, was expensed in accordance with the applicable accounting rules. See Note 2 to Consolidated Financial Statements in the World Access June 30 Form 10-Q for further descriptions of these acquisitions.

AEROTEL LITIGATION

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A., Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987. See
Note 8 to Consolidated Financial Statements in the World Access June 30 Form 10-Q for further description of this litigation.

     As part of the negotiations relating to the acquisition of NACT, Old World Access and GST Telecommunications, Inc. agreed to share evenly any Aerotel judgment against NACT, including NACT's legal fees. Subsequent to the NACT Stock Purchase, World Access has been actively engaged in settlement negotiations. On October 26, 1998, Old World Access, GST and Aerotel agreed to settle the Aerotel litigation. Including legal fees, the World Access portion of the Aerotel settlement was approximately $3.3 million. These settlement costs have been accounted for as additional NACT purchase price as of June 30, 1998.

IN-PROCESS RESEARCH AND DEVELOPMENT

     Overview. The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification, and test activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features, and technical performance requirements.

     The value of the purchased in-process technology was determined by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects. These estimates were based on several assumptions, including those summarized below for each respective acquisition.

     If these projects to develop commercial products based on the acquired in-process technology are not successfully completed the sales and profitability of World Access may be adversely affected in future periods. Additionally, the value of other intangible assets may become impaired.

     NACT. NACT provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. NACT designs, develops, and manufacturers all hardware and software elements necessary for a fully integrated, turnkey telecommunications switching solution. The nature of the in-process research and development was such that technological feasibility had not been attained. Failure to attain technological feasibility, especially given the high degree of customization required for complete integration into the NACT solution, would have rendered partially designed hardware and software useless for other applications. Incomplete design of hardware and software coding would create a non-connective, inoperable product that would have no alternative use.

                               WORLD ACCESS, INC.

     NACT's business plan called for a shift in market focus to larger customers, both domestic and international; therefore, NACT had numerous projects in development at the time of the acquisition. Additionally, the pending completion of a major release of NACT's billing system required significant development efforts to ensure continued integration with NACT's product suite. The purchased in-process technology acquired in the NACT acquisition was comprised of nine projects related to switching systems. These projects were scheduled to be released between February 1998 and December 1999. Most major projects had several ongoing sub-projects (e.g., a hardware design project and a software design project). These projects include planned additions of new products, based on undeveloped technologies, to NACT's suite of STX and NTS products. The projects also include the creation of products for new product suites. The research and development projects were at various stages of development. None of the in-process projects considered in the write-off had attained technological feasibility. The in-process projects do not build on existing core technology; such existing technologies were valued as a separate asset.

     NACT had thirteen projects (the nine switching projects noted above and the related sub projects) in development at the time of acquisition. These projects were at multiple stages along NACT's development timeline. Some projects were beginning testing in NACT labs; others were at earlier stages of planning and designing. Eleven projects were scheduled for release between February and December of 1998. The remaining two projects were scheduled for staggered release over 1998 and 1999. Revenue projections for the in-process technologies reflected the anticipated release dates of each project.

     Revenue attributable to in-process technology was assumed to increase in the first five years of the twelve-year projection at annual rates ranging from 52.7% to 7.2%, decreasing over the remaining years at annual rates ranging from -2.7% to -61.2% as other products are released in the marketplace. Projected annual revenue attributable to in-process technology ranged from approximately a low of $6.3 million to a high of $117.2 million within the term of the projections. These projections were based on assumed penetration of the existing customer base, synergies as a result of the NACT acquisition, and movement into new markets. Projected revenues from in-process technology were assumed to peak in 2002 and decline from 2003 through 2009 as other new products are expected to enter the market.

     In-process technology's contribution to the operating profit of NACT (earnings before interest, taxes and depreciation and amortization) was projected to grow within the projection period at annual rates ranging from a high of 119.2% to a low of 11.0% during the first five years, decreasing during the remaining years of the projection period similar to the revenue growth projections described above. Projected in-process technology's annual contribution to operating profit ranged from approximately $1.7 million to $34 million within the term of the projections.

     The discount rate used to value the existing technology of NACT was 14.0%. This discount rate was estimated relative to the overall business discount rate of 15.0% based on (1) the completed status of the products utilizing existing technology (i.e., the lack of development risk), and (2) the potential for obsolescence of current products in the marketplace.

     The discount rate used to value the in-process technology of NACT was 15.0%. This discount rate was estimated relative to the overall business discount rate of 15.0% based on (1) the incomplete status of the products expected to utilize the in-process technology (i.e., development risk), (2) the expected market risk of the planned products relative to the existing products,
(3) the emphasis on targeting larger customers for the planned products, (4) the expected demand for the products from current and prospective NACT customers,
(5) the anticipated increase in NACT's sales force, and (6) the nature of remaining development tasks relative to previous development efforts.

     Management estimates that the costs to develop the in-process technology acquired in the NACT acquisition will be approximately $4.1 million in the aggregate through the year 1999 ($3,249,000 in 1998 and $829,000 in 1999). The expected sources of funding were scheduled research and development expenses from the operating budget of NACT provided by the operating assets and liabilities of NACT.

                               WORLD ACCESS, INC.

     ATI. ATI develops and manufactures a series of high-performance digital microwave/millimeter radio equipment. Their products reach across all frequency bands and data rates and offer numerous features. The nature of the in-process research and development was such that technological feasibility had not been attained. Failure to attain technological feasibility would have rendered partially designed equipment useless for other applications. ATI's products are designed for specific frequency bandwidths and, as such, are highly customized to those bandwidths and the needs of customers wishing to operate in them. Products only partially completed for certain bandwidths cannot be used in other bandwidths.

     Between each product line, various stages of development had been reached. Additionally, within each product line, different units had reached various stages of development. Of the products management considered in-process, none had attained technological feasibility. The purchased-in-process technology acquired in the ATI acquisition was comprised of three primary projects related to high-performance, digital microwave/millimeter radio equipment. Each project consists of multiple products. These projects were at multiple stages along ATI's typical development timeline. Some projects were beginning testing in ATI labs; others were at earlier stages of planning and designing. The majority of the products were scheduled to be released during 1998 and 1999. Revenue projections for the in-process technologies reflected the anticipated release dates of each project.

     Revenue attributable to in-process technology was estimated to increase within the first three years of the seven-year projection at annual rates ranging from a high of 240.7% to a low of 2.3%, decreasing within the remaining years at annual rates ranging from -30.9% to -60.9% as other products are released in the marketplace. Projected annual revenue attributable to in-process technology ranged from approximately a low of $10.1 million to a high of $71.1 million within the term of the projections. These projections were based on assumed penetration of the existing customer base, synergies as a result of the ATI acquisition, and movement into new markets. Projected revenues from in-process technology were assumed to peak in 2001 and decline from 2003 through 2004 as other new products are expected to enter the market.

     In-process technology's contribution to the operating profit of ATI (earnings before interest, taxes and depreciation and amortization) was estimated to grow within the projection period at annual rates ranging from a high of 665.9% to a low of 43.9% during the first four years, decreasing during the remaining years of the projection period similar to the revenue growth projections described above. Projected in-process technology's annual contribution to operating profit ranged from approximately a low of -$900,000 to a high of $9.1 million within the term of the projections.

     The discount rate used to value the existing technology of ATI was 23.0%. This discount rate was estimated relative to the overall business discount rate of 25.0% based on (1) the completed status of the products utilizing existing technology (i.e., the lack of development risk), and (2) the potential for obsolescence of current products in the marketplace.

     The discount rate used to value the in-process technology of ATI was 26.0%. This discount rate was estimated relative to the overall business discount rate of 25.0% based on (1) the incomplete status of the products expected to utilize the in-process technology (i.e., development risk), (2) the expected market risk of the planned products relative to the existing products, (3) the emphasis on different markets than those currently pursued by ATI, and (4) the nature of remaining development tasks relative to previous development efforts.

     Management estimates that the costs to develop the in-process technology acquired in the ATI acquisition will be approximately $24.3 million in the aggregate through the year 2002 ($3.3 million, $7.2 million, $7.6 million, $5.1 million, and $1.1 million in 1998, 1999, 2000, 2001, and 2002, respectively). The expected sources of funding were scheduled R&D expenses from the operating budget of ATI provided by the operating assets and liabilities of ATI.

     Telco Systems. Telco Systems develops and manufactures products focused on providing integrated access for network services. Telco Systems' products can be separated into three categories: (1) broadband

                               WORLD ACCESS, INC.

transmission products, (2) network access products, and (3) bandwidth optimization products. Telco Systems' products are deployed at the edge of the service provider's networks to provide organizations with a flexible, cost-effective means of transmitting voice, data, video and image traffic over public or private networks.

     At the time of acquisition, Telco Systems had eight primary projects in development relating to next-generation telecommunication and data network hardware. These projects were at various stages in the development process. Some were about to enter the testing phase of the initial hardware prototype, while others were still in the early concept and design specification stages. These eight projects were scheduled for commercial release at various points in time from December 1998 through late 1999/early 2000.

     Telco Systems' in-process research and development projects are being developed to run on new communications protocols and technologies not employed in its current products. These include HDSL, SONET, Voice over IP and ATM inverse multiplexing. Additionally, the products to be commercialized from Telco Systems' in process research and development are expected to include interface support not in Telco Systems' current product line, including E1, DS3 and OC3.

     None of the in-process projects at Telco Systems considered in the write-off are expected to achieve technological feasibility before the consummation of World Access' acquisition of Telco Systems. Furthermore, if the projects are not completed as planned, the in-process research and development will have no alternative use. Failure of the in process technologies to achieve technological feasibility may adversely affect the future profitability of World Access.

     Revenue attributable to Telco Systems' aggregate in-process technology was assumed to increase over the first six years of the projection period at annual rates ranging from a high of 195% to a low of zero growth, reflecting both the displacement of Telco Systems' old products by these new products as well as the expected growth in the overall market in which Telco Systems' products compete. Thereafter, revenues are projected to decline over the remaining projection period at annual rates ranging from -14% to -42%, as the acquired in process technologies become obsolete and are replaced by newer technologies.

     Management's projected annual revenues attributable to the aggregate acquired in-process technologies, which assume that all such technologies achieve technological feasibility, ranged from a low of approximately $28 million to a high of approximately $276 million. Projected revenues were projected to peak in 2004 and decline thereafter through 2009 as other new products enter the market.

     The acquired in-process technology's contribution to the operating income of Telco Systems (and subsequently World Access) was projected to grow over the first five years of the projection period at annual rates ranging from a high of 142% to a low of 20% with one intermediate year of marginally declining operating income. Thereafter, the contribution to operating income was projected to decline through the projection period. The acquired in-process technology's contribution to operating income ranged from a loss of approximately $5 million to a high of approximately $86 million.

     The discount rate used to value the existing technology was 20.0%. This discount rate was selected because of the asset's intangible characteristics, the risk associated with the economic life expectations of the technology, and the risk associated with the financial assumptions with respect to the projections used in the analysis.

     The discount rate used to value the in-process technologies was 25.0%. This discount rate was selected due to several incremental inherent risks. First the actual useful economic life of such technologies may differ from the estimates used in the analysis. Second, risks associated with the financial projections on the specific products that comprise the acquired in-process research and development. The third factor is the incomplete and unproven nature of the technologies. Finally, future technological advances that are currently unknown may negatively impact the economic and functional viability of the in-process R&D.

     Management expects that the cost to complete the development of the acquired in-process technologies and to commercialize the resulting products will aggregate approximately $16 million through 2001. Over the

                               WORLD ACCESS, INC.

projection period, management expects to spend an additional aggregate $46 million on sustaining development efforts relating to the acquired in-process technologies. These sustaining efforts include bug fixing, form-factor changes, and identified upgrades.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET:

NACT MINORITY INTEREST ADJUSTMENTS

     (A) The acquisition of the minority interest of NACT will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to the in-process research and development projects of NACT will be expensed at the consummation of the NACT Transaction. The amount of the one-time non-recurring charge is expected to approximate $21.9 million. Since this charge is directly related to the acquisition and will not recur, the Unaudited Pro Forma Statements of Operations have been prepared excluding this charge. World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

     The unallocated excess of purchase price over the fair value of the net assets acquired is determined as follows (in thousands):

     Purchase price of approximately 32.7% minority interest in NACT:

  Stock issued in exchange for NACT shares..................  $ 46,660
                                                              --------
Allocation:
  Minority interest in subsidiaries.........................   (12,443)
  Adjust assets and liabilities.............................
     In-process research and development costs(i)...........   (21,900)
     Acquired technology(ii)................................    (4,400)
     Deferred tax liability(iii)............................     1,700
                                                              --------
                                                               (37,043)
                                                              --------
Unallocated excess purchase price over net assets
  acquired..................................................  $  9,617
                                                              ========

     (i) The in-process research and development write-off of $21.9 million is based on the valuation performed in connection with the NACT Stock Purchase. The valuation report assigned a value of $66.5 million to the in-process research and development projects as of the date of the NACT Stock Purchase, of which 67.3% or $44.6 million was expensed at the consummation of the NACT Stock Purchase. Management estimates that an additional $21.9 million of in-process research and development projects will be written-off in conjunction with the consummation of the NACT Transaction. World Access is in the process of obtaining an updated valuation of the in-process research and development projects as of the October 28, 1998 closing of the NACT Transaction for use in determining the final purchase accounting for the NACT Transaction.

     (ii) Represents the purchase price assigned to the acquired technology of NACT based upon the valuation performed in connection with the NACT Stock Purchase.

     (iii) Establish a deferred tax liability related to the acquired technology.

     (B) Represents retained earnings adjustment for the one-time non-recurring charge related to the write-off of in-process research and development expenses acquired.

RESURGENS PRO FORMA ADJUSTMENTS

     (C) The Resurgens Transaction will be accounted for under the purchase method of accounting. World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

                               WORLD ACCESS, INC.

     The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price:
  Cash paid for claims(i)...................................            $  3,000
  Purchase of switching equipment by Old World Access for
     use by Resurgens prior to closing of the merger........               4,000
  Restricted stock issued to creditors(ii)..................  $76,000
  Restricted stock issued to Renaissance Partners(ii).......   15,730
                                                              -------
          Total stock.......................................              91,730
  Fees and expenses related to the Resurgens Transaction....               2,000
                                                                        --------
          Total purchase price..............................             100,730
                                                                        --------
Allocation:
  Historical stockholders' equity, net of creditor
     liabilities forgiven(iii)..............................              (2,179)
  Adjust assets and liabilities:
     Adjust licenses to estimated fair market value(iv).....              (3,000)
     Adjust network switching equipment to estimated fair
       market value(iv).....................................              (5,000)
     Record switching equipment purchased by Old World
       Access...............................................              (4,000)
     Establish deferred tax asset(v)........................             (15,300)
                                                                        --------
                                                                         (29,479)
                                                                        --------
Unallocated excess purchase price over net assets
  acquired..................................................            $ 71,251
                                                                        ========

     (i) Represents an estimate of $1.0 million to be paid to the creditors of Resurgens under a cash settlement plan proposed by World Access and approximately $2.0 million to be paid to governmental creditors.

     (ii) The value assigned to the 3,750,000 restricted World Access shares to be issued to the creditors and Renaissance Partners at the closing date will be $25.17, the seven trading days average closing price of Old World Access common stock, including the three days prior and the three days subsequent to May 12, 1998, the date economic terms of the Resurgens Transaction were announced, less a 30% discount attributable to the restrictive nature of the shares. World Access consulted with an independent financial advisor knowledgeable of the transaction in determining the appropriate discount. Specific factors supporting the discount are (1) the length of the restriction, (2) the number of shares subject to restriction, and (3) the volatility of World Access common stock (the closing price on the announcement date was $37.06 and the closing price on November 3, 1998 was $22.56, a 39.1% reduction). Management of World Access believes the discount rate to be used in valuing these restricted shares is appropriate and reasonable.

     In addition to the shares noted above, the creditors and Renaissance Partners will also be issued 7,500,000 restricted World Access shares at the closing (the "Escrowed Shares"). These shares will be immediately placed into escrow and will be valued at par value only, or $75,000. As it becomes probable that the conditions for release from escrow will be met, the fair market value of the shares as measured at that time will be recorded as additional goodwill and stockholders' equity, respectively.

                               WORLD ACCESS, INC.

     Specifically, the Escrowed Shares will be released in the amounts and on the dates specified below if the sum of the EBITDA for Resurgens for the performance periods set forth below equals or exceeds the Target EBITDA for such performance period as set forth below:

                                                          ESCROWED SHARES
                                                               TO BE
        PERFORMANCE PERIOD              RELEASE DATE         RELEASED          TARGET EBITDA
        ------------------              ------------      ---------------      -------------
July 1, 1998 to and including
  December 31, 1998 (the "First
  Performance Period")............   February 15, 1999       1,875,000          $7,500,000
January 1, 1999 to and including
  December 31, 1999 (the "Second
  Performance Period")............   February 15, 2000       2,812,500          $29,000,000
January 1, 2000 to and including
  December 31, 2000 (the "Third
  Performance Period).............   February 15, 2001       2,812,500          $36,500,000

     Notwithstanding the foregoing, if the Exchange Closing Date is on or after September 30, 1998, then the First Performance Period shall commence on the first day of the calendar month in which the Exchange Closing occurs and shall terminate on (and including) the last day of the sixth calendar month following the month in which the Exchange Closing occurs, the release date shall be forty-five (45) days after the end of such period and the Target EBITDA shall be equal to the sum of (i) $2,100,000 for each calendar month of 1998 included in the First Performance Period and (ii) $2,400,000 for each calendar month of 1999 included in the First Performance Period.

     If, after the Exchange, the EBITDA of Resurgens is less than the Target EBITDA required for the release of Escrowed Shares in either of the First or Second Performance Periods (and with respect to the Second Performance Period is no less than zero), then, notwithstanding anything described herein, the Escrowed Shares shall be released if the actual cumulative EBITDA for Resurgens for such Performance Period and any subsequent Performance Periods equals or exceeds the cumulative Target EBITDA for such Performance Periods.

     Notwithstanding anything to the contrary, (a) if during any calendar quarter of the Second Performance Period, the closing price per share of the World Access Common Stock as reported by Nasdaq equals or exceeds $65.00 for any five consecutive trading days during such calendar quarter, then 25% of all of the shares of Escrowed Shares shall be released on February 15, 2000, provided that if no Escrowed Shares are eligible for release during any such calendar quarter, then such Escrowed Shares shall become eligible for release in a subsequent calendar quarter of the Second Performance Period if the closing price per share of the World Access Common Stock as reported by Nasdaq equals or exceeds $65.00 for a total number of consecutive trading days during such subsequent calendar quarter equal to or exceeding the total number of trading days which such closing price was required to equal or exceed for (i) such subsequent calendar quarter and (ii) each of the previous calendar quarters beginning with the calendar quarter for which such Escrowed Shares were not eligible for release; (b) if the EBITDA of Resurgens for the Second Performance Period equals or exceeds $52,775,000, then the Escrowed Shares related to the Third Performance Period shall be released on February 15, 2000; and (c) all of the Escrowed Shares shall be released upon a Change of Control (as defined in the Exchange Agreement).

     (iii) The combined historical accounts of Resurgens include pre-petition creditor liabilities of $334.5 million, which are classified as "liabilities subject to compromise," and borrowings under the WorldCom, Inc. debtor-in-possession financing facility of $22.0 million as of June 30, 1998, respectively. These liabilities will be satisfied in connection with the Plan of Reorganization, which has been approved by the creditors committee and was confirmed by the bankruptcy court on September 3, 1998. Upon the closing of the Resurgens Transaction, the creditors will receive shares of RCG common stock in exchange for the surrender

                               WORLD ACCESS, INC.

of all of their claims against RCG. Immediately thereafter, the creditors' shares of RCG will be cancelled and automatically converted into the right to receive shares of World Access Common Stock, a portion of which will be received directly and a portion of which will be deposited into escrow pending the satisfaction of certain conditions. All such shares of World Access Common Stock are subject to certain contractual restrictions.

     The confirmation of the Plan of Reorganization is a condition precedent to the closing of the Resurgens Transaction. Therefore, the combined historical stockholders deficit of $354.4 million as of June 30, 1998 has been adjusted to reflect a $352.6 million reduction for the liabilities subject to compromise and the WorldCom, Inc. debtor-in-possession financing facility for purposes of the unaudited pro forma combined balance sheet.

     (iv) Estimates of fair market value of the licenses and the switching equipment acquired have been made by management. These estimates are subject to adjustment pending final valuations to be obtained from independent appraisers.

     (v) At the time the Resurgens Transaction is consummated, Resurgens is expected to have in excess of $125 million in net operating loss carryforwards available to offset future federal taxable income. Based on its current assessment of the forecasted operating results of Resurgens and other pertinent factors, management expects at least 35% of these future tax benefits will be realized. Accordingly, a deferred tax asset of $44 million, net of a 65% valuation allowance of approximately $29 million, has been reflected in the Pro Forma Combined Balance Sheet. The amount of the valuation allowance is subject to future analysis and may be revised prior to the closing of the Resurgens Transaction.

     The pro forma loss of the combined entity is not indicative of the results of operations that are expected to be achieved by the combined entity in the future. The nature of Resurgens current operations are concentrated solely on the international carriers' carrier business and an upgraded, efficient operating network is now in place. Resurgens has a new, experienced management team in place and has entered into several new contracts to increase its revenue base, including a significant service contract with WorldCom Network Services, Inc., a wholly owned subsidiary of WorldCom, Inc. Prior to the acquisition of Resurgens, it is expected that Resurgens will be essentially debt free due to its Chapter 11 bankruptcy proceedings. In addition, there are several closing conditions that must be satisfied before the Resurgens Transaction is consummated, including the achievement by Resurgens of monthly revenues of $25 million and related gross profit margin of greater than 5% for the calendar month immediately preceding the closing date.

     (D) Eliminate existing stockholders' equity.

TELCO SYSTEMS PRO FORMA ADJUSTMENTS

     (E) The Merger will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to the in-process research and development projects of Telco Systems will be expensed at the consummation of the acquisition. The amount of the one-time non-recurring charge is expected to approximate $60.7 million. Since this charge is directly related to the acquisition and will not recur, the Unaudited Pro Forma Statements of Operations have been prepared excluding this charge. World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

                               WORLD ACCESS, INC.

     The amounts allocated to tangible and intangible assets acquired less liabilities assumed exceed the purchase price by approximately $24.0 million. This excess value over cost has been allocated to reduce proportionably the values assigned to long-term assets in determining their fair values. As a result in the change in fair values of the long-term assets, the deferred tax liability associated with these assets was also adjusted.

     The table below is a summary of the preliminary amounts allocated to the long-term assets, the allocation of the excess value over purchase price and the resulting fair values of the assets acquired:

                                                          FAIR VALUE                       ALLOCATION
                                                              PER       EXCESS VALUE    OF PURCHASE PRICE
                                                          PRELIMINARY   OVER PURCHASE     TO LONG-TERM
                LONG-TERM ASSET CATEGORY                   VALUATION        PRICE            ASSETS
                ------------------------                  -----------   -------------   -----------------
Property and equipment..................................   $  5,583       $   (998)         $  4,585
Acquired technology.....................................     56,400        (10,083)           46,317
Purchased in-process research and development...........     73,900        (13,212)           60,688
Other assets............................................     23,400         (4,183)           19,217
Deferred tax liabilities................................    (24,900)         4,451           (20,449)
                                                           --------       --------          --------
                                                           $134,383       $(24,025)         $110,358
                                                           ========       ========          ========

     The purchase price and the allocation to the fair values of assets and liabilities is determined as follows (in thousands):

Purchase price(i):
  Stock issued in exchange for Telco Systems shares.........  $133,380
  Fair market value of World Access options issued in
     exchange for Telco Systems options.....................     4,500
  Fees and expenses related to the Merger...................     3,750
                                                              --------
          Total purchase price..............................  $141,630
                                                              ========
Allocation to the fair values of assets and liabilities:
  Historical stockholders' equity...........................  $ 52,955
  Eliminate historical goodwill.............................    (7,400)
  Adjust assets and liabilities:
     Write-down of inventories related to outsourcing,
      recent procurement agreements, excess quantities
      related to reduced demand of certain legacy products
      and those that are non-strategic as a result of the
      Merger to net realizable value........................    (3,000)
     Write-down to fair market value of certain redundant
      equipment resulting from the Merger...................    (1,500)
     Write-off of leaseholds associated with Telco's current
      Norwood facility which is expected to be relocated....    (1,300)
     Pro rata adjustment to property and equipment resulting
      from the excess value over cost.......................      (998)
     Accrue involuntary employee termination benefits.......    (1,500)
     Accrue lease termination provision related to Telco's
      current Norwood facility..............................    (1,400)
     Trademarks.............................................     6,077
     Establish deferred tax asset(ii).......................    13,140
     Acquired technology(iii)...............................    46,317
     In-process research and development costs(iv)..........    60,688
     Deferred tax liabilities(v)............................   (20,449)
                                                              --------
                                                              $141,630
                                                              ========

     (i) The total purchase price of Telco Systems was determined by multiplying the number of shares of Telco Systems Common Stock outstanding (approximately
11.1 million shares) by the Minimum Nominal Value ($12). The total purchase price was computed based on the Minimum Nominal Value because the value of the Merger Consideration to which the holder of one share of Telco Systems Common Stock would

                               WORLD ACCESS, INC.

otherwise be entitled (determined by multiplying the Exchange Ratio of .5862 (assuming that World Access does not elect to pay any portion of the Merger Consideration in cash) by the average of the last reported sale prices of one share of World Access Common Stock for the seven trading days surrounding the October 13, 1998 announcement of the new economic terms of the Merger (or $14.25)) would be less than the Minimum Nominal Value.

     Pursuant to the Merger Agreement, World Access, at its option, may pay a portion of the Merger Consideration (which would otherwise be paid solely in shares of World Access Common Stock) in cash, subject to the requirement that a minimum of 45% of the Merger Consideration be paid in the form of World Access Common Stock. For purposes of these pro forma combined financial statements, World Access has assumed that the Merger Consideration will consist solely of approximately 6.5 million shares of World Access Common Stock having an approximate value of $133.4 million. The value of the World Access Common Stock comprising Merger Consideration was determined by multiplying (i) the number of shares of World Access Common Stock assumed to be issued (based an exchange ratio of .5862) by (ii) $20.47, which represents the World Access Market Price below which World Access would be obligated to issue additional shares of World Access Common Stock or pay additional cash amounts to the Telco Systems stockholders to ensure that they receive Merger Consideration having the Minimum Nominal Value.

     If World Access elects to pay the minimum of 45% of the Merger Consideration in the form of World Access Common Stock, then the Merger Consideration would consist of approximately 2.9 million shares of World Access Common Stock (having an approximate value of $60.0 million) and approximately $73.4 million in cash. For purposes of each of the foregoing calculations, the World Access Market Price was assumed to be $20.47.

     The total purchase price of Telco Systems for purposes of these unaudited pro forma combined financial statements does not give effect to Telco Systems' acquisition of Synaptyx in October 1998 pursuant to which Telco systems issued approximately 576,000 shares of Telco Systems Common Stock, placed in escrow an additional approximately 204,000 shares of Telco Systems Common Stock, the release of which is subject to achieving certain operating performance criteria, and issued options to acquire approximately 368,000 shares of Common Stock. As a consequence of this transaction, World Access will be required in the Merger (i) to issue an additional approximately 457,000 shares of World Access Common Stock and options to acquire approximately 216,000 shares of World Access Common Stock (assuming that the Merger Consideration is comprised solely of shares of World Access Common Stock) or (ii) to issue an additional approximately 206,000 shares of World Access Common Stock and options to acquire approximately 216,000 shares of World Access Common Stock and pay approximately $5.1 million in cash (assuming that 55% of the Merger Consideration is comprised of cash). The acquisition of Synaptyx does not meet any of the materiality thresholds that would require it to be given pro forma effect in this Joint Proxy Statement/Prospectus.

     (ii) The net deferred tax asset of $13.1 million is comprised primarily of gross temporary differences arising from the differences between book and tax basis of certain assets and liabilities and for tax credits available to Telco Systems and World Access. It is the opinion of management that these tax assets are likely to be utilized by Telco Systems or World Access.

     (iii) The value of the acquired technology of $46.3 million is based on a preliminary valuation report prepared by an independent appraiser as adjusted for the pro rata allocation of the excess value over cost. The value of Telco Systems' current technology is calculated using the income approach.

     (iv) The amount of in-process research and development costs of $60.7 million is based on (1) a preliminary valuation report prepared by an independent appraiser, based on factors considered such as the number of projects in process, the potential alternative future uses of those projects and estimated future projected revenues from those projects as adjusted for the pro rata allocation of the excess value over cost. World Access will obtain an updated valuation of the in-process research and development as of the closing of the Merger for use in determining the final purchase accounting for the Merger.

                               WORLD ACCESS, INC.

     (v) Establish deferred tax liabilities related to the identifiable intangible assets.

     (F) Eliminate existing stockholders' equity.

     (G) Represents retained earnings adjustment for the one-time non-recurring charge related to the write-off of in-process research and development expenses acquired.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998:

ATI PRO FORMA ADJUSTMENTS

     (A) Amortization of unallocated excess purchase price over net assets acquired over 15 years relating to the one month period ended January 31, 1998 not included in the Old World Access historical statement of earnings.

     (B) Eliminate the one-time non-recurring in-process research and development charge recorded in connection with the ATI merger.

     (C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.

NACT MAJORITY INTEREST PRO FORMA ADJUSTMENTS

     (D) Amortization of the acquired technology relating to the majority interest portion of NACT over 8 years.

     (E) Amortization of unallocated excess purchase price over net assets acquired over 20 years relating to the two month period ended February 28, 1998 not included in the Old World Access historical statement of earnings.

     (F) Eliminate the one-time non-recurring in-process research and development charge recorded in connection with the purchase of the majority interest in NACT.

     (G) Record the 32.7% minority interest in net income of NACT.

NACT MINORITY INTEREST PRO FORMA ADJUSTMENTS

     (H) Amortization of the acquired technology relating to the minority interest portion of NACT over 8 years.

     (I) Amortization of unallocated excess purchase price over net assets acquired related to the purchase of the remaining minority interest in NACT over 20 years.

     (J) Reverse the minority interests in earnings of NACT.

     (K) Represents basic and diluted earnings per share, including approximately 2.8 million shares of World Access common stock issued in the NACT Transaction calculated in accordance with SFAS 128.

RESURGENS PRO FORMA ADJUSTMENTS

     (L) Record an adjustment to depreciation expense for the adjustment to fair market value of switching equipment and the adjustment to amortization expense for the adjustment to fair market values of the license agreements.

     (M) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (N) Adjust tax provision for the benefit of the loss incurred by Resurgens and the pro forma adjustments.

     (O) Represents basic and diluted earnings per share, including approximately 3.8 million shares of World Access common stock issued to Resurgens's creditors and Renaissance Partners calculated in accordance with SFAS 128.

                               WORLD ACCESS, INC.

TELCO SYSTEMS PRO FORMA ADJUSTMENTS

     (P) Record an adjustment to depreciation expense related to the write-down of certain redundant equipment and the adjustment to fair values resulting from the excess values over purchase price.

     (Q) Amortization of acquired technology of Telco Systems over 8 years.

     (R) Amortization of trademarks of Telco Systems over 8 years.

     (S) Represents the elimination of the portion of Telco Systems' historical intangible asset amortization written down in connection with the merger.

     (T) Adjust tax provision for the benefit of the loss incurred by the combined entities.

     (U) To record a reduction in tax expense related to the reduction of the deferred tax liability established in conjunction with the allocation of purchase price to acquired technology and trademarks.

     (V) Represents basic and diluted earnings per share, including approximately 6.5 million shares of World Access common stock issued in the merger and common stock equivalents related to stock options issued in exchange for Telco Systems options calculated in accordance with SFAS 128.

     (W) Represents basic and diluted earnings per share, including approximately 6.5 million shares assumed issued in the Merger, 3.8 million shares assumed issued in the Resurgens Transaction and 2.8 million shares issued in the NACT Transaction.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997:

ATI PRO FORMA ADJUSTMENTS

     (A) Eliminate inter-company sales and related cost of sales.

     (B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

     (C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.

NACT MAJORITY INTEREST PRO FORMA ADJUSTMENTS

     (D) Amortization of acquired technology relating to the majority interest portion of NACT over 8 years.

     (E) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (F) Record the 32.7% minority interest in net income of NACT.

NACT MINORITY INTEREST PRO FORMA ADJUSTMENTS

     (G) Amortization of acquired technology relating to the minority interest portion of NACT over 8 years.

     (H) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (I) Reverse the minority interests in earnings of NACT.

     (J) Represents basic and diluted earnings per share, including approximately 2.8 million shares of World Access common stock issued in the NACT Transaction calculated in accordance with SFAS 128.

RESURGENS PRO FORMA ADJUSTMENTS

     (K) Record an adjustment to depreciation expense for the adjustment to fair market value of switching equipment and the adjustment to amortization expense for the adjustment to fair market value of the license agreements.

     (L) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (M) Adjust tax provision for the benefit of the loss incurred by Resurgens and the pro forma adjustments.

                               WORLD ACCESS, INC.

     (N) Represents basic and diluted earnings per share, including approximately 3.8 million shares of World Access common stock issued to Resurgens's creditors and Renaissance Partners calculated in accordance with SFAS 128.

TELCO SYSTEMS PRO FORMA ADJUSTMENTS

     (O) Record an adjustment to depreciation expense related to the write-down of certain redundant equipment and the adjustment to fair values resulting from the excess value over purchase price.

     (P) Amortization of acquired technology of Telco Systems over 8 years.

     (Q) Amortization of trademarks of Telco Systems over 8 years.

     (R) Represents the elimination of the portion of Telco Systems' historical intangible asset amortization written down in connection with the merger.

     (S) Adjust tax provision for the benefit of the Telco Systems' loss and pro forma adjustments. This adjustment is not required when presented to give effect to the Resurgens Transaction as the loss of Resurgens eliminates the provision for income taxes in its entirety.

     (T) Represents basic and diluted earnings per share, including approximately 6.5 million shares of World Access common stock issued in the merger and common stock equivalents related to stock options issued in exchange for Telco Systems options calculated in accordance with SFAS 128.

     (U) Represents basic and diluted earnings per share, including approximately 6.5 million shares assumed issued in the Merger, 3.8 million shares assumed issued in the Resurgens Transaction and 2.8 million shares issued in the NACT Transaction.

                   DESCRIPTION OF WORLD ACCESS CAPITAL STOCK

GENERAL

     World Access is authorized to issue 40,000,000 shares of World Access Common Stock, and 10,000,000 shares of preferred stock, par value $.01 per share ("World Access Preferred Stock"). If the World Access stockholders approve the proposal to increase the number of authorized shares of World Access Common Stock at the World Access Special Meeting, then the number of authorized shares of World Access Common Stock will increase to 150,000,000 shares. As of November 2, 1998, there were issued and outstanding 25,675,253 shares of World Access Common Stock and no shares of World Access Preferred Stock.

WORLD ACCESS COMMON STOCK

     The holders of World Access Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors; accordingly, holders of a majority of the outstanding shares of World Access Common Stock can elect all members of World Access' board of directors, and holders of the remaining shares by themselves cannot elect any member of the board of directors. Holders of World Access Common Stock have the exclusive right, subject to the DGCL, to vote for election of directors and all other purposes.

     The holders of World Access Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of World Access, the holders of World Access Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the World Access Common Stock. Holders of shares of World Access Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the World Access Common Stock. All of the outstanding shares of World Access Common Stock are fully paid and nonassessable.

WORLD ACCESS PREFERRED STOCK

     The World Access board of directors is authorized, without stockholder approval, to issue from time to time up to 10,000,000 shares of World Access Preferred Stock in one or more series and, with respect to each series, to determine, subject to limitations prescribed by law, any dividend rights and rates, any conversion or exchange rights, any rights, terms and prices of redemption (including sinking fund provisions), any liquidation preferences, any voting rights, and generally any other rights, preferences, privileges, qualifications, limitations and restrictions not in conflict with the World Access Certificate. To date, no series of World Access Preferred Stock has been authorized or issued. World Access has no present plans to issue any shares of World Access Preferred Stock.

     The issuance of shares of World Access Preferred Stock by action of the World Access board of directors could adversely affect the voting power, dividend rights and other rights of holders of World Access Common Stock. Issuance of shares of a series of World Access Preferred Stock also could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the World Access board of directors is required to make a determination as to the best interests of World Access and its stockholders when issuing shares of World Access Preferred Stock, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in the best interests of World Access or in which stockholders might receive a premium for their World Access Common Stock over the then-prevailing market price. Although there are currently no plans to issue shares of World Access Preferred Stock or rights to purchase such shares, World Access believes that the availability of the World Access Preferred Stock will provide it with increased flexibility in structuring future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of World Access Preferred Stock are available for issuance without further action by the World Access stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the World Access Common Stock may then be listed.

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DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the DGCL provides that an "interested stockholder" of a Delaware corporation may not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination, and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. World Access has not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring World Access to negotiate in advance with its board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of World Access. It is possible that such provisions could make it more difficult to accomplish transactions which World Access stockholders may otherwise deem to be in their best interests.

LIABILITY OF DIRECTORS

     The World Access Certificate provides that a director of World Access will not be personally liable to World Access or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to World Access or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim, that, but for such provision, would accrue or arise, prior to such amendment or repeal.

TRANSFER AGENT

     The transfer agent for the World Access Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

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                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of World Access stockholders are currently governed by the DGCL, the World Access Certificate and the By-Laws of World Access (the "World Access By-Laws"). The rights of Telco Systems stockholders are currently governed by the DGCL, the Telco Systems Certificate and the by-laws of Telco Systems (the "Telco Systems By-Laws"). In accordance with the Merger Agreement, at the Effective Time, each issued and outstanding share of Telco Systems Common Stock (together with the Associated Rights) (other than (i) shares owned by Telco Systems, World Access or Old World Access, which will be cancelled, and (ii) shares held by persons who have perfected their appraisal rights (if applicable) under Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration, at least 45% of which will be in the form of shares of World Access Common Stock. Accordingly, upon consummation of the Merger, the rights of Telco Systems stockholders who become stockholders of World Access in the Merger will be governed by the DGCL, the World Access Certificate and World Access By-Laws. The following is a summary of the material differences between the current rights of World Access stockholders and the current rights of Telco Systems stockholders.

     The following discussions are not intended to be complete and are qualified by reference to the World Access Certificate, the World Access By-Laws, the Telco Systems Certificate and the Telco Systems By-Laws. Copies of these documents are incorporated by reference herein and will be sent to stockholders of Telco Systems and World Access upon request. See "Incorporation of Certain Documents by Reference."

AUTHORIZED CAPITAL

     World Access. The authorized capital stock of World Access consists of 40,000,000 shares of World Access Common Stock, of which there were 25,675,253 shares issued and outstanding as of November 2, 1998, and 10,000,000 shares of World Access Preferred Stock, of which none are issued and outstanding. At the World Access Special Meeting, stockholders are being asked to approve an increase in the number of shares of World Access Common Stock to 150,000,000. Both common and preferred shares have par value of $0.01 per share.

     Telco Systems. The authorized capital stock of Telco Systems consists of 25,000,000 shares of common stock, of which 24,000,000 are designated as Telco Systems Common Stock and 1,000,000 are designated as Series A Junior Common Stock, and 5,000,000 shares of preferred stock, of which 200,000 have been designated as Series A Participating Cumulative Preferred Stock. Both common and preferred shares have par value of $0.01 per share. There were 11,942,598 shares of Telco Systems Common Stock issued and outstanding as of November 6, 1998. No shares of Junior Common Stock or Preferred Stock of Telco Systems are issued and outstanding.

BOARD OF DIRECTORS

     World Access. Pursuant to the World Access Certificate, the number of directors of World Access is to be fixed from time to time by resolution adopted by the World Access board of directors by at least a majority of the total number of authorized directors most recently fixed by the World Access board of directors. In addition, pursuant to the World Access Certificate, the number of directors may not consist of fewer than three members and not more than twelve members. The current size of the World Access board of directors is fixed at six. The World Access Certificate provides for three classes of directors, with each class elected for a term of three years and consisting as nearly as possible of one third of the total number of directors on the World Access board of directors. Classification of directors has the effect of making it more difficult for stockholders to change the composition of the World Access board of directors. World Access directors are elected by an affirmative plurality of the number of votes cast at the annual stockholders meeting by the holders of shares entitled to vote in the election of directors. A quorum at any meeting of the World Access board of directors consists of a majority of the total number of directors, and a majority of the directors present at any meeting at which a quorum is present is required and sufficient to approve an action of the World Access board of directors.

     Telco Systems. Pursuant to the Telco Systems Certificate and the Telco Systems By-Laws, the number of Telco Systems directors is determined from time to time by the affirmative vote of a majority of the entire

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Telco Systems board of directors or by the affirmative vote of a majority of
Telco Systems' voting stock. The current size of the Telco Systems board of directors is fixed at five. The Telco Systems certificate provides for cumulative voting for directors. Cumulative voting entitles a stockholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that stockholder's shares are entitled without cumulative voting, and all such votes may be cast for a single candidate or may be distributed among any or all of the candidates. The Telco Systems By-Laws provide that Telco Systems directors are selected based upon the directors who have received the greatest number votes. The Telco Systems board of directors is not divided into classes. Telco Systems directors are elected for one-year terms by stockholders at Telco Systems' annual meeting. A quorum at any meeting of the Telco Systems board of directors consists of a majority of the total number of Telco Systems directors, and a majority of the directors present at any meeting at which a quorum is present is required and sufficient to approve an action of the Telco Systems board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     World Access. The World Access By-Laws provide for the designation of committees by resolution passed by a majority of the whole World Access board of directors. Committees must consist of one or more of the directors, and may exercise the powers and authority of the World Access board of directors in the management and business affairs of the corporation. The World Access board of directors currently has an Audit Committee and a Compensation Committee.

     Telco Systems. Pursuant to the Telco Systems By-Laws, the Telco Systems board of directors may designate an Executive Committee composed of three or more directors appointed by the Telco Systems board of directors. To the full extent permitted by law, the Executive Committee may be delegated by the Telco Systems board of directors all powers of the Telco Systems board of directors while the board is not in session. Other committees may be designated from time to time by resolution passed by a majority of the whole Telco Systems board of directors. To the full extent permitted by law, such committees may be delegated by the Telco Systems board of directors all powers of the board. The Telco Systems board of directors currently has an Audit Committee and a Compensation Committee.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     World Access. Pursuant to the World Access Certificate, only a majority of the World Access board of directors then in office, although less than a quorum, may fill newly created or vacated board seats. The World Access Certificate also provides that a sole remaining director may fill the vacant seats.

     Telco Systems. The Telco Systems By-Laws contain provisions similar to the World Access Certificate regarding the filling of directors vacancies.

REMOVAL OF DIRECTORS

     World Access. The World Access Certificate provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock then entitled to vote in an election of directors, voting as a single class.

     Telco Systems. Neither the Telco Systems Certificate nor the Telco Systems By-Laws includes a provision setting forth the procedure for the removal of directors. Under the DGCL, any director or the entire board of directors of a corporation may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

OFFICERS

     World Access. Pursuant to the World Access By-Laws, the World Access board of directors may appoint a President, a Secretary, a Treasurer, and, if deemed necessary, expedient or desirable by the World Access board of directors, a Chairman of the board of directors, a Vice-Chairman of the board of directors, an executive Vice-President, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and other officers. Except as may otherwise be provided in the resolution of the World Access board of directors choosing an officer, no officer other than the Chairman or Vice-Chairman of the

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board of directors, if any, need be a director. The World Access By-Laws allow removal of officers by the World Access board of directors with or without cause.

     Telco Systems. Pursuant to the Telco Systems By-Laws, the Telco Systems board of directors shall appoint a Chairman of the board of directors, a President, a Secretary and a Chief Financial Officer. The Telco Systems board of directors may appoint a Chief Executive Officer, one or more Vice-Presidents, one or more Assistant Secretaries and Assistant Chief Financial Officers. The Telco Systems By-Laws provide that, notwithstanding express provisions of a contract authorized by the Telco Systems board of directors, officers may be removed with or without cause.

SPECIAL MEETINGS OF STOCKHOLDERS

     World Access. Pursuant to the World Access By-Laws, a special meeting of the World Access stockholders may be called at any time by the directors or by any officer instructed by the directors to call the meeting.

     Telco Systems. Pursuant to the Telco Systems Certificate and Telco Systems By-Laws, a special meeting of Telco Systems stockholders may be called only by the Chairman of the board of directors, the President, the Telco Systems board of directors or a committee of the Telco Systems board of directors which has been duly designated by the Telco Systems board of directors and whose powers and authority as provided in a resolution of the Telco Systems board of directors or in the Telco Systems By-Laws include the power to call such meetings or by a person or persons owning, directly or indirectly, shares possessing not less than 20% of the votes eligible to be cast for the election of directors at the time any such determination is being made.

QUORUM AT STOCKHOLDER MEETINGS

     Pursuant to the World Access By-Laws and the Telco Systems By-Laws, respectively, the holders of a majority of the shares of stock of the respective corporation entitled to vote constitutes a quorum at all stockholder meetings. In the absence of a quorum, the holders of a majority of the shares of stock present in person or by proxy and entitled to vote may adjourn any meeting until a quorum attends.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     The World Access By-Laws and the Telco Systems Certificate, respectively, deny the right for stockholders to act by written consent.

ADVANCE NOTICE OF STOCKHOLDER-PROPOSED BUSINESS AT ANNUAL MEETINGS

     Neither the Telco Systems Certificate, the Telco Systems By-Laws, the World Access Certificate nor the World Access By-Laws includes a provision which requires that advance notice be given to Telco Systems or World Access of stockholder-proposed business to be conducted at annual meetings, except that pursuant to the World Access Certificate, stockholders desiring to nominate persons for election as directors at an annual meeting must notify the Secretary of World Access in writing not less than 120 calendar days in advance of the date which is one year later than the date of the World Access proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that if no annual meeting of stockholders was held in the previous year or if the date of the forthcoming annual meeting of stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement or if the forthcoming meeting is not an annual meeting of stockholders, then to be timely such stockholder's notice must be so received not later than the close of business on the tenth day following the earlier of (a) the day on which notice of the date of the forthcoming meeting was mailed or given to stockholders by or on behalf of World Access or (b) the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of World Access. Any such stockholders' notices must contain the specific information set forth in the World Access Certificate. The DGCL also does not explicitly require that stockholder-proposed business be the subject of an advance notice to stockholders.

AMENDMENT OF GOVERNING DOCUMENTS

     World Access. World Access may amend, alter, change or repeal any provision of the World Access Certificate as permitted by the DGCL. Under the DGCL, an amendment to a corporation's certificate of

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incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote separately thereon unless a higher vote is required in the corporation's certificate of incorporation (which is required by the World Access Certificate with respect to amending the provision pertaining to the composition and procedures regarding the World Access board of directors (three-quarters affirmative vote of all voting stock, voting together as a single class)). The World Access Certificate provides that the By-Laws may be adopted, amended or repealed by the World Access board of directors. The World Access By-Laws provide that they may be adopted, amended or repealed by the World Access board of directors or stockholders.

     Telco Systems. Pursuant to the Telco Systems Certificate, Telco Systems reserves the right to amend or repeal any provision of the Telco Systems Certificate as permitted under the DGCL, except as noted below. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote thereon unless a higher vote is required in the corporation's certificate of incorporation (which is required by the Telco Systems Certificate with respect to amending the provisions pertaining to the denial of the right of stockholder action by written consent (two-thirds affirmative vote of all voting stock, voting together as a single class), certain business combinations (two-thirds affirmative vote of all voting stock, voting together as a single class) and amendment of the Telco Systems Certificate provision providing the above-described exceptions (two-thirds affirmative vote of all voting stock, voting together as a single class)). Pursuant to the Telco Systems By-Laws, the Telco Systems board of directors has the power to adopt, amend and repeal the Telco Systems By-Laws. Also, pursuant to the Telco Systems By-Laws, stockholders may adopt, amend and repeal the Telco Systems By-Laws at an annual meeting, without previous notice, or at any special meeting of stockholders, provided that notice of such proposed amendment, repeal or adoption is given in the notice of the special meeting, and the Telco Systems directors may exercise such power of amendment or repeal at any meeting.

FAIR PRICE PROVISIONS

     World Access. The World Access Certificate does not include any provision governing the approval requirements of business combinations. Under the DGCL an agreement of merger, or the sale, lease or exchange of all or substantially all of a corporation's assets must be approved by the corporation's board and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon.

     Telco Systems. In addition to the approval requirements of business combinations under the DGCL, the Telco Systems Certificate includes what generally is referred to as a "fair price provision."

     In general, this provision of the Telco Systems Certificate provides that a Business Combination (which is defined to include mergers, consolidations, certain recapitalizations and the sale, lease, exchange or transfer of all or substantially all of the assets of Telco Systems, with, to or for the benefit of an Interested Stockholder (as defined below)) requires approval by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of voting capital stock of Telco Systems unless the Business Combination is approved by a majority of the Disinterested Directors (as defined below) or unless certain minimum price criteria and procedural requirements which are intended to assure an adequate and fair price under the circumstances are satisfied. In general, an "Interested Stockholder," for purposes of this provision, includes any person who is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner of voting capital stock entitled to 20% or more of the votes. A "Disinterested Director" is any member of the Telco Systems board of directors who neither is or is affiliated with an Interested Stockholder and who was not directly or indirectly a nominee of an Interested Stockholder or affiliate thereof and who either (a) was a director of Telco Systems prior to the time any Interested Stockholder became an Interested Stockholder or (b) is a successor of a Disinterested Director and was nominated to succeed a Disinterested Director by a majority of the Disinterested Directors at the time of his nomination.

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RIGHTS AGREEMENT

     Telco Systems. On February 19, 1997, the Telco Systems board of directors adopted the Rights Agreement. The Telco System Rights (referred to elsewhere in this Joint Proxy Statement/Prospectus as the "Associated Rights") provided for thereunder represent the right to purchase one one-hundredth of a share of Telco Systems Series A Participating Cumulative Preferred Stock, par value $0.01 per share. One Telco Systems Right is issued for each outstanding share of Telco Systems Common Stock. The Telco Systems Rights have certain anti-takeover effects. The Telco Systems Rights will cause substantial dilution to a person or group that attempts to acquire control of Telco Systems in a manner which causes the Telco Systems Rights to become exercisable unless the offer is conditional on the Telco Systems Rights being redeemed. Telco Systems has executed an amendment to the Rights Agreement exempting the Merger from the potential dilution effects of the Rights Agreement and providing that, upon consummation of the Merger, each issued and outstanding share of Telco Systems Common Stock (together with Associated Rights) will be converted into the right to receive the number of shares of World Access Common Stock equal to the Exchange Ratio.

     World Access. World Access has not adopted a stockholder rights or similar plan.

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      ADDITIONAL MATTERS SUBMITTED TO A VOTE OF WORLD ACCESS STOCKHOLDERS

ADDITIONAL PROPOSAL NO. 1 -- PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF WORLD ACCESS TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF WORLD ACCESS COMMON STOCK TO 150,000,000

     The board of directors of World Access has adopted a resolution unanimously approving and recommending to World Access stockholders for their approval an amendment to the World Access Certificate to provide therein for an increase to 150,000,000 shares of World Access Common Stock.

     The authorized capital stock of World Access currently consists of (i) 40,000,000 shares of World Access Common Stock, $.01 par value per share, of which 25,675,253 were issued and outstanding as of November 2, 1998 and approximately 2,106,812 were reserved for issuance under the World Access 1991 Stock Option Plan, the Outside Directors' Warrant Plan and the Directors' Warrant Incentive Plan, and (ii) 10,000,000 shares of World Access Preferred Stock with terms and designations to be determined by the board of directors of World Access, none of which was issued and outstanding or authorized for issuance as of the date hereof. Accordingly, as of November 2, 1998, World Access had available for issuance 12,217,935 shares of World Access Common Stock and 10,000,000 shares of World Access Preferred Stock.

     The board of directors believes the authorization of the increase in the number of shares of World Access Common Stock is desirable to enhance the company's flexibility in connection with possible future actions, such as public or private offerings of shares for cash, dividends payable in stock of World Access, stock splits, corporate mergers and acquisitions, and implementation and continuation of employee benefit plans. Having such authorized shares for issuance in the future would allow shares of World Access Common Stock to be issued without the expense and delay of a special meeting of stockholders. The additional shares of World Access Common Stock may be voting or non-voting as determined in the board of director's sole discretion with no further authorization by security holders required for the creation and issuance thereof, subject to the requirements of Nasdaq that stockholder approval be obtained for certain issuances of additional shares of World Access Common Stock in excess of 20% of the number of shares then outstanding.

     The World Access board of directors is required to make any determination to issue shares of World Access Common Stock or Preferred Stock based on its judgment as to the best interests of the stockholders and World Access. Although the board of directors has no present intention of doing so, it could issue shares of World Access Common Stock or World Access Preferred Stock that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of World Access by means of a merger, tender offer, proxy contest or other means. Such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of World Access and could also be privately placed with purchasers favorable to the board of directors in opposing such action. In addition, the board of directors could authorize holders of a series of World Access Common Stock or World Access Preferred Stock to vote either separately as a class, or with the holders of currently outstanding World Access Common Stock, on any merger, sale or exchange of assets by World Access or any other extraordinary corporate transaction. The mere existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could have a dilutive effect on the voting power of existing holders of World Access Common Stock and on earnings per share and could be used to dilute the stock ownership of a person or entity seeking to obtain control of World Access should the board of directors consider the action of such entity or person not to be in the best interest of the stockholders and World Access.

     While World Access may from time to time consider issuing shares of World Access Common Stock in connection with the acquisition of related businesses or assets, World Access currently has no plans, agreements or understandings for issuing any shares of World Access Common Stock not currently authorized in connection with any such acquisition other than in connection with the Merger, and the Resurgens Transaction, nor does World Access currently have any plans, agreements or understandings for otherwise issuing any shares of World Access Common Stock other than pursuant to the World Access stock option plans and director warrant plans and pursuant to the Incentive Equity Plan, as proposed for adoption and approval in Additional Proposal No. 2 hereof. In addition, World Access currently has no plans, agreements or understandings for issuing any shares of a new series of World Access Common Stock or any shares of World Access Preferred Stock. However, if this proposal is approved by the stockholders, no assurances can be given

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that World Access will not consider effecting an equity offering of World Access
Common Stock or World Access Preferred Stock or otherwise issuing such stock in the future for purposes of raising additional working capital, acquiring related businesses or assets or otherwise. Therefore, the terms of any new series of World Access Common Stock or any World Access Preferred Stock subject to this proposal cannot be stated or estimated at this time.

     Approval of this Additional Proposal No. 1 requires the affirmative vote of the holders of a majority of the outstanding shares of World Access Common Stock entitled to vote at the World Access Special Meeting. If approved by the stockholders, the amendment to the World Access Certificate will become effective upon filing with the Secretary of the State of Delaware a Certificate of Amendment to the World Access Certificate of Incorporation, a copy of which is attached as Appendix F to the Joint Proxy Statement/Prospectus, which filing is expected to take place shortly after the World Access Special Meeting.

     THE BOARD OF DIRECTORS OF WORLD ACCESS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF WORLD ACCESS VOTE "FOR" THE AMENDMENT TO THE WORLD ACCESS CERTIFICATE TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF WORLD ACCESS COMMON STOCK TO 150,000,000.

ADDITIONAL PROPOSAL NO. 2 -- PROPOSAL TO ADOPT THE WORLD ACCESS, INC. 1998 INCENTIVE EQUITY PLAN

     The board of directors of World Access adopted on December 9, 1997, and submits for stockholder approval, the World Access, Inc. 1998 Incentive Equity Plan (the "Incentive Equity Plan"). A copy of the Incentive Equity Plan is attached as Appendix G to this Joint Proxy Statement/Prospectus. The summary of the Incentive Equity Plan which appears below is qualified by reference to the full text of the Incentive Equity Plan.

     World Access has adopted the Incentive Equity Plan to attract, motivate and retain the best available personnel for service as officers and key employees of World Access, to provide equity ownership opportunities to these individuals and to align the long-term interests of these people with those of stockholders.

     Set forth below is a description of the principal features of the Incentive Equity Plan and the benefits that World Access has either granted under the Incentive Equity Plan, subject to stockholder approval, or currently anticipates granting.

GENERAL INCENTIVE EQUITY PLAN PROVISIONS

     The Incentive Equity Plan provides for the award of benefits (collectively, "Benefits") of various types, including stock options ("Options"), restricted shares of World Access Common Stock ("Restricted Stock"), performance shares ("Performance Shares"), and other stock-based awards. The number of shares of World Access Common Stock which may be issued in connection with Benefits will not exceed 5,000,000 shares. An individual's shares may be awarded in the form of Options, Restricted Stock, Performance Shares and other stock based awards or in any combination thereof. On December 9, 1997, the closing price of World Access Common Stock was $23.50.

     The Incentive Equity Plan is administered by the Compensation Committee of the World Access board of directors (the "Committee") which consists of two or more members of the board of directors who are "non-employee directors", as defined in Rule 16b-3 ("Rule 16b-3") under the Exchange Act and "outside directors", as defined in Section 162(m) of the Code. The Compensation Committee is currently comprised of one director and there is one vacancy on such committee. The Committee may amend the Incentive Equity Plan at any time. However, the Committee may not amend the Incentive Equity Plan without stockholder approval if such amendment would (i) cause options which are intended to qualify as incentive stock options to fail to qualify as such, (ii) cause the Incentive Equity Plan to fail to meet the requirements of Rule 16b-3, or (iii) violate applicable law or rules to which World Access is subject. No Benefit may be granted under the Incentive Equity Plan on or after the tenth anniversary date of the date the Incentive Equity Plan is approved by World Access stockholders, but Benefits granted prior to such tenth anniversary may extend beyond that date.

     Under the Incentive Equity Plan, the Committee may grant Benefits at such times, in such amounts, and to such recipients as the Committee may determine. Benefits may be awarded, however, only to directors, officers, employees, independent contractors and agents of World Access and its affiliates, provided that
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incentive stock options ("ISOs") may only be granted to employees. The amendment or termination of the Incentive Equity Plan will not adversely affect any Benefit granted prior to such amendment or termination. However, any Benefit may be modified or canceled by the Committee if and to the extent permitted by the Incentive Equity Plan or applicable agreement or with the consent of the participant to whom such Benefit was granted.

     Options may be either ISOs or non-qualified stock options ("NQSOs"). For ISOs, the option price will be no less than the fair market value of the shares of World Access Common Stock at the time the Option is granted. The other terms of Options will be determined by the Committee, and, in the case of Options intended to qualify as ISOs, will meet all requirements of Section 422 of the Code.

     Restricted Stock is subject to forfeiture until certain conditions have been fulfilled and/or a period of time has elapsed. Grants of Restricted Stock shall be made at such cost as the Committee shall determine and may be issued for no monetary consideration, subject to applicable state law. Such shares are non-transferable until all restrictions have been satisfied. At the discretion of the Committee, the grantee may or may not be entitled to voting and dividend rights with respect to the Restricted Stock from the date of grant.

     Performance Shares are the right to receive World Access Common Stock equal to the fair market value of the World Access Common Stock at a future date. Generally, such right will be based upon the attainment of one or more targeted performance goals.

     The Committee may also grant other awards which may be valued in whole or in part by reference to, or otherwise based on, World Access Common Stock.

     If an Option expires or is terminated, surrendered, or canceled without having been fully exercised, if Restricted Stock or Performance Shares are forfeited, or if any other conditions result in any World Access Common Stock not being issued, the unused shares of World Access Common Stock covered by any such Benefit shall again be available for grant under the Incentive Equity Plan to any participant who is not subject to Section 16 of the Exchange Act. If there is any change in World Access Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or any other similar transaction, the number of shares of World Access Common Stock available for grant under the Incentive Equity Plan or subject to, or granted pursuant to, a Benefit and the price thereof, as applicable, will be appropriately adjusted by the Committee.

     Except as may be provided in an applicable agreement, the terms of any Benefits, including the pricing terms thereof, may be modified and any Benefit may be converted, modified, forfeited, or canceled, or the restrictions or conditions applicable to such Benefit waived or accelerated, prospectively or retroactively, in whole or in part, by the Committee, but (unless the participant has acted in a manner contrary to the best interests of World Access or an affiliate of World Access) no such action may impair the rights of a participant without his or her consent. The occurrence of a Change of Control, as defined in Section 2.1(f) of the Incentive Equity Plan, will not limit the Committee's authority to take any such action.

     Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to World Access, payment may be made either (i) in cash, or (ii) with the consent of the Committee, (a) by the surrender of all or part of a Benefit (including the Benefit being exercised),
(b) by the tender to World Access of World Access Common Stock owned by the participant having a fair market value equal to the amount due to World Access,
(c) in other property, or (d) by any combination of the foregoing. At the time any Benefit granted under the Incentive Equity Plan is distributed or exercised, World Access may withhold, in cash or in shares of World Access Common Stock, any amount necessary to satisfy withholding requirements applicable to such distribution.

     Unless otherwise determined by the Committee or specified in an applicable agreement, Benefits will not be transferable other than by beneficiary designation, will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order, and will be exercisable during the participant's lifetime only by such participant; except that no ISO may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during a participant's lifetime, by the participant's guardian or legal representative.

BENEFITS GRANTED UNDER THE INCENTIVE EQUITY PLAN

     All employees of World Access are eligible to participate in the Incentive Equity Plan. The Committee has not yet determined how many employees are likely to ultimately participate in the Incentive Equity Plan. The Committee has awarded, however, NQSOs for an aggregate of 1,591,700 shares of World Access Common Stock to certain senior executive officers of World Access, other key employees of World Access and substantially all employees of NACT.

     The following table shows NQSOs that have been granted subject to stockholder approval of the Incentive Equity Plan:

                                                              DOLLAR
NAME                                                        VALUE (1)        NUMBER OF SHARES
----                                                        ----------   -------------------------
Steven A. Odom, Chairman of the Board and Chief Executive
  Officer.................................................          --            400,000
Hensley E. West, President and Chief Operating Officer....          --            300,000
Mark A. Gergel, Executive Vice President and Chief
  Financial Officer.......................................          --            200,000
A. Lindsay Wallace, President of NACT Telecommunications,
  Inc.....................................................          --             70,000
Executive Officers as a Group.............................          --            970,000
Non-Executive Directors as a Group........................          --                  0
Non-Executive Officer Employee Group......................                        621,700

---------------

(1) All options have been granted at the fair market value of World Access Common Stock on the date of grant.

     In December 1997, World Access made an initial grant of 900,000 NQSO's under the Incentive Equity Plan to its Chairman and Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. These options vest 25% on each of the first four anniversaries from the date of grant and are exercisable at $19.00 per share, the market price at the date of grant.

     In February 1998, World Access granted 568,700 NQSO's to certain key employees, including the new President of its ATI Division (acquired in January
1998) and substantially all employees of NACT (majority interest acquired in February 1998). These options vest 25% on each of the first four anniversaries from the date of grant and are exercisable at $23.50 per share, the market price at the date of grant.

     In June 1998, World Access granted 123,000 NQSO's to certain key employees. These options vest 25% on each of the first four anniversaries from the date of grant and are exercisable at $25.50 per share, the market price at the date of grant.

     All of the options granted under the Incentive Equity Plan to date accelerate upon a change of control of World Access. The consummation of the Merger and the Resurgens Transaction will not constitute a change of control for purposes of these options.

     Upon approval by the stockholders, the date of approval will become the measurement date for purposes of computing compensation expense for the NQSO's referred to above, if any. If the stock price as of the measurement date exceeds the exercise prices, then the total compensation impact will be the difference between stock price at the measurement date and the exercise prices. World Access will record that expense ratably over the vesting period. Based on a price of $22.25 per share, the market value of World Access Common Stock as of November 2, 1998, World Access would record compensation expense for the 1,591,700 NQSO's of $731,250 for each of the years 1998 through 2001.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences of the Incentive Equity Plan. Any time a distribution is made under the Incentive Equity Plan, whether in cash or in shares of stock, World Access may withhold from such payment any amount necessary to satisfy federal and state income tax withholding requirements with respect to the distribution. Such withholding may be in cash or in shares of stock.

     Deductibility of Benefits. All Company deductions for Plan Benefits are limited by Section 162(m) of the Code, which generally limits the World Access deduction for non-performance based compensation to $1 million per year for the World Access Chief Executive Officer and its other four most highly compensated officers.

     Incentive Stock Options. An optionee does not recognize income on the grant of an ISO. If an optionee exercises an ISO in accordance with the terms of the Option and does not dispose of the shares acquired within two years from the date of the grant of the Option nor within one year from the date of exercise, the optionee will not realize any income by reason of the exercise (except for purposes of computing any potential alternative minimum tax ("AMT") liability as discussed below), and World Access will be allowed no deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. (See the discussion below for the tax consequences of the payment of the exercise price of an Option with stock already owned by the optionee.) Provided the optionee holds the shares acquired upon exercise as a capital asset at the time of sale or other disposition of the shares, his gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of his gain or loss will be the difference between the amount realized on the disposition of the shares and his basis in the shares.

     If an optionee disposes of the shares within two years from the date of grant of the Option or within one year from the date of exercise ("Early Disposition"), the optionee will recognize ordinary income at the time of such Early Disposition which will equal the excess, if any, of the lesser of (i) the amount realized on the Early Disposition, and (ii) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. World Access would be entitled to a deduction in an amount equal to such recognized income. If an optionee disposes of the shares subsequent to one year from the date of exercise, the excess, if any, of the amount realized on the disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares. If an optionee disposes of such shares for less than the optionee's basis in the shares, the difference between the amount realized and the optionee's basis will be a long-term or short-term capital loss, depending upon the holding period of the shares.

     The excess of the fair market value of the shares at the time the ISO is exercised over the exercise price for the shares is in the optionee's income for AMT purposes in the taxable year of exercise. The AMT involves an additional tax calculation applying lower rates than the regular tax calculation but adjusting regular taxable income for certain preference items and exemption amounts.

     Non-Qualified Stock Options. An optionee generally does not recognize income at the time of the grant of a NQSO; rather, the optionee recognizes ordinary income upon the exercise of a NQSO in an amount equal to the difference between the fair market value of the stock on the date of exercise and the exercise price paid for the stock. As a result of the optionee's exercise of an NQSO, World Access will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The World Access deduction will be taken in the taxable year in which the NQSO is exercised.

     Use of Shares to Exercise Option. If an optionee exercises an Option by surrendering stock already owned by such optionee ("Old Shares"), the following rules apply:

          (i) To the extent the number of shares acquired ("New Shares") exceeds the number of Old Shares exchanged, the optionee will recognize ordinary income on the receipt of such additional shares (unless the Option is an ISO) in an amount equal to the fair market value of such additional shares less any cash paid for them, and World Access will be entitled to a deduction in an amount equal to such income. The basis of such additional shares will be equal to the fair market value of such shares (or, in the case of an ISO, the cash, if any, paid for the additional shares) on the date of exercise and the holding period for such additional shares will commence on the date the Option is exercised.

          (ii) Except as provided below, to the extent the number of New Shares acquired does not exceed the number of Old Shares exchanged, no gain or loss will be recognized on such exchange, the basis of the New Shares received will be equal to the basis of the Old Shares surrendered, and the holding period of the New Shares received will include the holding period of the Old Shares surrendered. However, under proposed regulations promulgated by the Internal Revenue Service, if the optionee exercises an

     ISO by surrendering Old Shares, the holding period for the New Shares will begin on the date the New Shares are transferred to the optionee for purposes of determining whether there is an Early Disposition of the New Shares and, if the optionee makes an Early Disposition of the New Shares, such optionee will be deemed to have disposed of the New Shares with the lowest basis first. If the optionee exercises an ISO by surrendering Old Shares which were acquired through the exercise of an ISO or an option granted under an employee stock purchase plan, and if the surrender occurs prior to the expiration of the holding period applicable to the type of option under which the Old Shares were acquired, the surrender will be deemed to be an Early Disposition of the Old Shares. The federal income tax consequences of an Early Disposition are discussed above.

          (iii) If the Old Shares surrendered were acquired by the optionee by exercise of an ISO, then, except as provided in (ii) above, the exchange will not constitute an Early Disposition of the Old Shares.

          (iv) Based upon prior rulings of the Internal Revenue Service in analogous areas, it is believed that if an optionee exercises an ISO and surrendered Old Shares and if such optionee disposes of the New Shares received upon exercise within two years from the date of the grant of the Option or within one year from the date of exercise, the following tax consequences would result:

             (a) To the extent the number of New Shares received upon exercise does not exceed the number of Old Shares surrendered, the disposition of the New Shares will not constitute an Early Disposition (unless the disposition is a surrender of the New Shares in the exercise of an ISO).

             (b) The disposition of the New Shares will constitute an Early Disposition to the extent the number of New Shares received upon exercise and disposed of exceeds the number of Old Shares surrendered.

     Restricted Stock and Performance Shares. Grantees of Restricted Stock and Performance Shares do not recognize income at the time of the grant of such stock. However, when shares of Restricted Stock are no longer subject to a substantial risk of forfeiture or when Performance Shares are paid, grantees recognize ordinary income in an amount equal to the fair market value of the stock less, in the case of Restricted Stock, the amount paid, if any, for the stock. Alternatively, the grantee of Restricted Stock may elect (pursuant to a "Section 83(b) election" under the Code) to recognize income upon the grant of the stock and not at the time the restrictions lapse. World Access is entitled to deduct an amount equal to the fair market value of the stock at the time the grantee recognizes income related to the grant.

     Dividends and Dividend Equivalents. Dividends on Restricted Stock and dividend equivalent payments are taxable as ordinary income when paid. World Access is entitled to deduct the amount of dividends on Restricted Stock prior to vesting (unless the optionee makes the Section 83(b) election referred to above) and dividend equivalent payments when such amounts are taxable to the recipient.

     Change of Control. If there is an acceleration of the vesting or payment of Benefits and/or an acceleration of the exercisability of Options upon a Change of Control, all or a portion of the accelerated benefits may constitute "Excess Parachute Payments", under Section 280G of the Code. An employee receiving an Excess Parachute Payment incurs an excise tax of 20% of the amount of the payment in excess of the employee's average annual compensation over the five calendar years preceding the year of the Change of Control, and World Access is not entitled to a deduction for such excess amount.

     The foregoing summary of federal income tax consequences of the Incentive Equity Plan is based on World Access' understanding of present federal tax law and regulations and does not address any state tax ramifications. The summary does not purport to be complete or applicable to every specific situation.

     THE BOARD OF DIRECTORS OF WORLD ACCESS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF WORLD ACCESS VOTE "FOR" THE ADOPTION OF THE WORLD ACCESS, INC. 1998 INCENTIVE EQUITY PLAN.

ADDITIONAL PROPOSAL NO. 3 -- PROPOSAL TO RATIFY AND APPROVE INDEMNIFICATION AGREEMENTS WITH THE DIRECTORS AND CERTAIN OFFICERS OF WORLD ACCESS

     GENERAL

     Pursuant to authority granted by its board of directors, World Access has entered into separate Indemnification Agreements (the "Indemnification Agreements"), each in the form attached hereto as Appendix H, with its directors and non-director officers at the level of Vice President and above. The board of directors believes that the Indemnification Agreements are in the best interests of World Access and its stockholders. In the view of the board of directors: (i) it is important for World Access to continue to retain and attract responsible and well-qualified individuals to serve as its directors and officers; (ii) World Access' ability to do so is threatened by the increasing reluctance of qualified directors and officers to assume such positions due to the increased risk of personal liability caused by a growing risk of litigation directed against corporate directors and officers generally and by the increasingly adverse market for directors' and officers' liability insurance, where the available coverage is more limited than in the past and the cost of such insurance has increased substantially; and (iii) the Indemnification Agreements will enhance World Access' ability to retain and attract such well-qualified directors and officers.

     Although stockholder approval of the Indemnification Agreements is not required by law or by their terms, the board of directors considers it appropriate to submit the Indemnification Agreements to the stockholders of World Access for their ratification and approval because the members of the board of directors are parties to, and, therefore, the beneficiaries of the rights contained in, the Indemnification Agreements. World Access believes that stockholder approval will remove as a basis for challenging the enforceability of such agreements the fact that directors may be deemed to be interested parties under Section 144 of the DGCL. Although World Access cannot determine in advance its position with respect to any challenge to the enforceability of the Indemnification Agreements by a stockholder, World Access may assert stockholder approval of the Indemnification Agreements as a defense. In addition, a stockholder of World Access may be estopped from making a claim that the Indemnification Agreements are invalid, if the stockholder votes in favor of ratification and approval of the Indemnification Agreements. The Indemnification Agreements are not conditioned on stockholder approval, and if Proposal No. 3 is not adopted, the Indemnification Agreements will, nonetheless, remain in effect.

     In the case of persons who from time to time in the future become members of the board of directors or senior officers of World Access, the board of directors anticipates that indemnification agreements substantially in the form of Appendix H hereto will be entered into with such new directors and officers, subject to being authorized by the board of directors. The board of directors at present does not expect to seek stockholder approval or ratification for any such future agreements. A stockholder of World Access may be estopped from making a claim that such future agreements entered into by World Access with directors and officers of World Access are invalid, if the stockholder votes in favor of ratification and approval of the Indemnification Agreements.

     The Indemnification Agreements became effective upon their execution and delivery and will provide, in accordance with their terms, indemnification protection to the directors and officers of World Access who are parties thereto, with respect to actions, suits and proceedings threatened or commenced before, as well as after, such date. The board of directors knows of no threatened, pending or completed action, suit or proceeding to which the Indemnification Agreements would apply.

     World Access has no present plans to provide indemnification protection to its directors and officers beyond that provided by the Indemnification Agreements.

     EXISTING INDEMNIFICATION AND INSURANCE PROTECTION APART FROM
INDEMNIFICATION AGREEMENTS

     Apart from the Indemnification Agreements, World Access currently affords protection, by means of indemnification and insurance, to its directors and officers. World Access is incorporated under the DGCL. Section 145 of the DGCL provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors and officers. Article XI of the World Access Certificate provides that World Access shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     Article XI of the World Access Certificate (which is based upon the statutory indemnification scheme contained in Section 145 of the DGCL) provides, in effect, that a director or officer of World Access (i) shall be indemnified by World Access for all expenses of such litigation when he is successful on the merits, (ii) shall be indemnified by World Access for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of World Access (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) shall be indemnified by World Access for expenses of a derivative suit (a suit by a stockholder by or in the right of World Access alleging a breach by a director or officer of a duty owed to World Access) even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of World Access, provided that no such indemnification may be made in accordance with this clause (iii) if he is adjudged liable to World Access, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination by a majority of a quorum of disinterested directors, independent legal counsel or the stockholders that indemnification is proper because the applicable standard of conduct has been met. It is possible that indemnification pursuant to clause (ii) above would be authorized where a director or officer of World Access has been adjudged to have been negligent or grossly negligent, if the standard specified in clause (ii) has been satisfied. The board of directors of World Access may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified by World Access.

     As permitted by the DGCL, World Access has purchased a directors' and officers' liability insurance policy which covers certain liabilities of directors and officers of World Access which arise out of claims based on acts or omissions in their capacity as such and for which they are not indemnified by World Access.

     LIMITATIONS OF EXISTING INDEMNIFICATION AND INSURANCE PROTECTION APART FROM INDEMNIFICATION AGREEMENTS

     There are, in the judgment of the board of directors, certain limitations inherent in the protection currently afforded to World Access' directors and officers apart from the Indemnification Agreements. For one thing, the World Access Certificate, including the indemnification provisions contained therein, is subject to amendment upon obtaining the required vote of stockholders. One of the principal purposes of the Indemnification Agreements is to provide the directors and officers entering into the same with a continuing basis of indemnification protection that cannot be made the subject of unilateral amendment or revocation. As a contracting party, each indemnified director or officer must grant his written consent to any amendment to his Indemnification Agreement.

     In addition, the board of directors believes that the indemnification provided by the World Access Certificate, which is based on the statutory indemnification scheme, has other limitations: (i) Section 145 of the DGCL does not provide for indemnification of a director or officer for amounts paid in settlement of a derivative action; and (ii) the Company is under no obligation to advance litigation expenses to a director or officer. The Indemnification Agreements address each of these limitations. In view of the nature of a derivative suit (a suit by a stockholder by or in the right of a corporation alleging a breach by a director or officer of a duty owed to the corporation), the requirement under the Indemnification Agreements of indemnification for amounts paid in settlement of derivative actions could result in World Access reimbursing the directors or officers who are the defendants in such a case for amounts recovered by World Access from such defendants pursuant to a settlement of the case.

     As previously mentioned, World Access maintains a directors' and officers' liability insurance policy, and the board of directors considers this policy to be an important part of the protection afforded by World Access to its directors and officers. If and to the extent that a director or officer of World Access is entitled to indemnification under his Indemnification Agreement for an amount not covered by World Access' directors' and officers' liability insurance, then World Access will act as a self-insurer of such amount.

     The Indemnification Agreements are based on the indemnification scheme set forth in Section 145 of the DGCL which is incorporated into Article XI of the World Access Certificate as discussed above (see "-- Limitations on Existing Indemnification and Insurance Protection Apart From Indemnification Agreements"), with certain changes and additions. The Indemnification Agreements, however, do not obligate

World Access to provide indemnification coverage for actions of a director or officer beyond what World Access is already obligated to provide by Article XI of the World Access Certificate of Incorporation, except that the Indemnification Agreements obligate World Access to provide indemnification for amounts paid in settlement of a derivative action. Currently, if a director or officer of World Access is entitled to indemnification under Article XI of the World Access Certificate for an amount not covered by World Access' directors' and officers' liability insurance, World Access acts as a self-insurer of such amount. World Access has no present plans to cancel its directors' and officers' liability insurance.

     In view of the foregoing limitations of the indemnification and insurance protection currently afforded to World Access directors and officers apart from the Indemnification Agreements, and for the reasons mentioned above, the board of directors believes that it is in the best interests of World Access and its stockholders to supplement such protection with the Indemnification Agreements.

  INDEMNIFICATION AGREEMENTS

     The Indemnification Agreements are based on the indemnification scheme set forth in Section 145 of the DGCL which is incorporated into Article XI of the World Access Certificate as discussed above (see "-- Limitations of Existing Indemnification and Insurance Protection Apart From Indemnification Agreements"), with certain changes and additions. The following is a summary of such principal changes and additions provided by the Indemnification Agreements, a form of which is attached hereto as Appendix H and incorporated herein by reference. The description of the Indemnification Agreements is qualified in its entirety by reference to the complete text of the form thereof. The principal changes and additions are as set forth below.

     First, the Indemnification Agreements establish the presumption that the director or officer has met the applicable standard of conduct required for indemnification. Indemnification will be made unless the board of directors or independent counsel determines that the applicable standard of conduct has not been met. Following a "Change in Control" of World Access (as defined in the Indemnification Agreements), if the person seeking indemnification so requests, this determination must be made by independent counsel selected in the manner provided in the Indemnification Agreements. The Indemnification Agreements provide a detailed procedure relating to the selection of independent counsel following a Change in Control of World Access in which the board of directors following a Change in Control of World Access participates. Furthermore, the Indemnification Agreements provide that the independent counsel shall not have provided legal services to World Access, the person seeking indemnification during the preceding five years or any other party to the proceeding giving rise to the claim for indemnification. The board of directors, therefore, does not believe that this provision will discourage a potential acquiror from attempting to accomplish a Change in Control of World Access.

     Second, the Indemnification Agreements provide that litigation expenses shall be advanced to a director or officer at his request provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Third, the Indemnification Agreements explicitly provide for indemnification of amounts paid in settlement of a derivative suit.

     Fourth, in the event of a determination by the disinterested members of the board of directors or independent counsel that a director or officer did not meet the standard of conduct required for indemnification, the Indemnification Agreements allow such director or officer to contest this determination by petitioning a court or commencing any arbitration proceeding to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association to make an independent determination of whether such director or officer is entitled to indemnification under his Indemnification Agreement.

     Finally, the Indemnification Agreements provide that the expenses incurred by a director or officer in enforcing his rights under the Indemnification Agreements shall be reimbursed by World Access.

     The Commission takes the position that indemnification of directors or officers against violations of the Securities Act is against public policy and unenforceable, and any time World Access registers securities with the Commission it must execute an undertaking to submit to a court any such indemnification claim arising with respect to the registered securities for a determination whether the clause is enforceable and to be bound by the court's decision. Accordingly, any claim made by a director or officer of World Access for indemnification under an Indemnification Agreement with respect to a claim subject to World Access' undertaking to the Commission will have to be submitted to a court before final payment thereunder would be made to the director or officer.

VOTE REQUIRED FOR RATIFICATION AND APPROVAL OF THE INDEMNITY AGREEMENTS

     Ratification and approval of the Indemnification Agreements requires the affirmative vote of the holders of a majority of the shares of World Access Common Stock present in person or represented by proxy at the Special Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors unanimously recommended that Proposal No. 3 be submitted to the stockholders of World Access for approval. As noted herein, however, the approval of Proposal No. 3 may benefit the directors and certain officers of World Access. Accordingly, to the extent such persons might be deemed to so benefit from the ratification and approval of the Indemnification Agreements, the World Access board of directors might be viewed as having a conflict of interest in recommending Proposal No. 3 to the stockholders for approval.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the boards of directors of World Access and Telco Systems know of no matters which will be presented for consideration at the World Access Special Meeting or the Telco Systems Special Meeting, respectively, other than as described in this Joint Proxy Statement/Prospectus. If any other matter properly comes before the World Access Special Meeting or the Telco Systems Special Meeting or any adjournment or postponement thereof and is voted upon, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the respective boards of directors of World Access and Telco Systems.

                                    EXPERTS

     The consolidated financial statements of World Access, Inc., included in this Joint Proxy Statement/Prospectus for the year ended December 31, 1997, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Telco Systems, Inc. at August 30, 1998 and August 31, 1997, and for each of the three years in the period ended August 30, 1998, appearing in this Joint Proxy Statement/ Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements and schedule of NACT Telecommunications, Inc. as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Advanced TechCom, Inc. as of and for the year ended December 31, 1997, included in this Joint Proxy Statement/Prospectus, have been so included in reliance upon the report of Tedder, Grimsley & Company, P.A., independent certified public accountants, given the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Advanced TechCom, Inc. as of December 31, 1996 and 1995 and for the years then ended, included in this Joint Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to certain subsequent events, including entering into an agreement to subcontract certain of ATI's manufacturing, raising of additional equity and the receipt of a commitment for additional financing) appearing herein, and have been so included in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

     The combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited at December 31, 1997 and for the year then ended, included in this Joint Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in note 2 to the combined financial statements), and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited at December 31, 1996 and 1995 and for the years then ended, included in this Joint Proxy Statement/Prospectus, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the World Access Common Stock to be issued in connection with the Merger will be passed upon for World Access by Rogers & Hardin LLP, Atlanta, Georgia. Certain legal matters with respect to the federal income tax consequences of the Merger will be passed upon for World Access by Rogers & Hardin LLP and for Telco Systems by Skadden, Arps, Slate, Meagher & Flom LLP.

                             STOCKHOLDER PROPOSALS

     The date by which stockholder proposals must have been received by Telco Systems for inclusion in the proxy statement and form of proxy for its February 1999 annual meeting of stockholders, if the Merger has not been consummated prior to the date such meeting is to be held, was August 31, 1998. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by Telco Systems on or prior to November 14, 1998.

     Proposals of stockholders submitted pursuant to Rule 14a-8 of the Commission for inclusion in the proxy statement for the 1999 annual meeting of stockholders of World Access must be received by World Access at its principal executive offices at 2240 Resurgens Plaza, 945 E. Paces Ferry Road, Atlanta, Georgia 30326 a reasonable time before World Access begins to print and mail the proxy materials for its 1999 annual meeting. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal also must be received by World Access a reasonable time before World Access begins to print and mail the proxy materials for its 1999 annual meeting.

     Under the World Access Certificate, stockholders desiring to nominate persons for election as directors at an annual meeting must notify the Secretary of World Access in writing not less than 120 calendar days in advance of the date which is one year later than the date of the World Access proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that if no annual meeting of stockholders was held in the previous year or if the date of the forthcoming annual meeting of stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement or if the forthcoming meeting is not an annual meeting of stockholders, then to be timely such stockholder's notice must be so received not later than the close of business on the tenth day following the earlier of (a) the day on which notice of the date of the forthcoming meeting was mailed or given to stockholders by or on behalf of World Access or (b) the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of World Access. Any such stockholders' notices must contain the specific information set forth in the World Access Certificate. Stockholders will be furnished a copy of the World Access Certificate without charge upon written request to the Secretary of World Access.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
WORLD ACCESS, INC.
  Consolidated unaudited financial statements of World
     Access, Inc. and Subsidiaries for the six months ended
     June 30, 1998 and 1997
     Consolidated Balance Sheets as of June 30, 1998
      (unaudited) and December 31, 1997.....................    F-4
     Consolidated Statements of Operations for the three
      months ended June 30, 1998 and 1997 and for the six
      months ended June 30, 1998 and 1997 (unaudited).......    F-5
     Consolidated Statement of Changes in Stockholders'
      Equity for the six months ended June 30, 1998
      (unaudited)...........................................    F-6
     Consolidated Statements of Cash Flows for the six
      months ended June 30, 1998 and 1997 (unaudited).......    F-7
     Notes to Consolidated Financial Statements.............    F-8
  Consolidated financial statements of World Access, Inc.
     and Subsidiaries for the years ended December 31, 1997,
     1996 and 1995
     Report of Independent Certified Public Accountants.....   F-14
     Consolidated Balance Sheets as of December 31, 1997 and
      1996..................................................   F-15
     Consolidated Statements of Operations for the years
      ended December 31, 1997, 1996 and 1995................   F-16
     Consolidated Statements of Changes in Stockholders'
      Equity for the years ended December 31, 1997, 1996 and
      1995..................................................   F-17
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1997, 1996 and 1995................   F-18
     Notes to Consolidated Financial Statements.............   F-19
     Schedule II............................................   F-37
ADVANCED TECHCOM, INC.
  Consolidated financial statements of Advanced TechCom,
     Inc. and Subsidiaries for the year ended December 31,
     1997
     Independent Auditor's Report...........................   F-38
     Consolidated Balance Sheet as of December 31, 1997.....   F-39
     Consolidated Statement of Operations for the year ended
      December 31, 1997.....................................   F-40
     Consolidated Statement of Stockholders' Equity for the
      year ended December 31, 1997..........................   F-41
     Consolidated Statement of Cash Flows for the year ended
      December 31, 1997.....................................   F-42
     Notes to Consolidated Financial Statements.............   F-43
  Consolidated financial statements of Advanced TechCom,
     Inc. and Subsidiary for the years ended December 31,
     1996 and 1995
     Independent Auditor's Report...........................   F-51
     Consolidated Balance Sheets as of December 31, 1996 and
      1995..................................................   F-52
     Consolidated Statements of Operations for the years
      ended December 31, 1996 and 1995......................   F-53
     Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1996 and 1995................   F-54
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1996 and 1995......................   F-55
     Notes to Consolidated Financial Statements.............   F-56
NACT TELECOMMUNICATIONS, INC.
  Unaudited financial statements of NACT Telecommunications,
     Inc. for the three months ended December 31, 1997 and
     1996 and the six months ended June 30, 1998 and 1997
     Balance Sheets as of June 30, 1998 and December 31,
      1997 (unaudited)......................................   F-65
     Statements of Income for the three months ended
      December 31, 1997 and
       1996 and the six months ended June 30, 1998 and 1997
      (unaudited)...........................................   F-66

                                                               PAGE
                                                              NUMBER
                                                              ------
     Statements of Cash Flows for the three months ended
      December 31, 1997 and
       1996 and the Six Months Ended June 30, 1998 and 1997
      (unaudited)...........................................   F-67
     Statement of Stockholders' Equity for the nine months
      ended June 30, 1998...................................   F-68
     Notes to Financial Statements..........................   F-69
  Financial statements of NACT Telecommunications, Inc. for
     the years ended September 30, 1997, 1996 and 1995
     Independent Auditors' Report...........................   F-71
     Balance Sheets as of September 30, 1997 and 1996.......   F-72
     Statements of Income for the years ended September 30,
      1997, 1996 and 1995...................................   F-73
     Statements of Stockholders' Equity for the years ended
      September 30, 1997, 1996 and 1995.....................   F-74
     Statements of Cash Flows for the years ended September
      30, 1997, 1996 and 1995...............................   F-75
     Notes to Financial Statements..........................   F-77
     Schedule II............................................   F-88
CHERRY COMMUNICATIONS INCORPORATED
  Combined unaudited financial statements of RCG and Cherry
     U.K. for the six months ended June 30, 1998 and 1997
     Combined Balance Sheets as of June 30, 1998 and
      December 31, 1997.....................................   F-89
     Combined Statements of Operations for the three months
      ended June 30, 1998 and 1997 and for the six months
      ended June 30, 1998 and 1997..........................   F-90
     Combined Statements of Cash Flows for the six months
      ended June 30, 1998 and 1997..........................   F-91
     Combined Statement of Net Stockholders' Deficiency as
      of June 30, 1998 and December 31, 1997................   F-92
     Notes to Combined Unaudited Financial Statements.......   F-93
  Combined financial statements of RCG and Cherry U.K. for
     the year ended December 31, 1997
     Report of independent auditors.........................   F-94
     Audited combined financial statements
     Combined Balance Sheet as of December 31, 1997.........   F-95
     Combined Statement of Operations for the year ended
      December 31, 1997.....................................   F-96
     Combined Statement of Net Stockholders' Deficiency for
      the year ended December 31, 1997......................   F-97
     Combined Statement of Cash Flows for the year ended
      December 31, 1997.....................................   F-98
     Notes to Combined Financial Statements.................   F-99
  Combined balance sheet of RCG and Cherry U.K. for the year ended December 31, 1996 and the related combined
     statements of operations, stockholders' equity
     (deficit) and cash flows for the two years in the
     period ended December 31, 1996
     Report of independent certified public accountants.....  F-109
     Audited financial statements
     Combined Balance Sheet as of December 31, 1996.........  F-110
     Combined Statements of Operations for the years ended
      December 31, 1996 and 1995............................  F-111
     Combined Statements of Stockholder's Equity (Deficit)
      for the two years ended December 31, 1996.............  F-112
     Combined Statements of Cash Flows for the years ended
      December 31, 1996 and 1995............................  F-113
     Notes to Combined Financial Statements.................  F-114

                                                               PAGE
                                                              NUMBER
                                                              ------
TELCO SYSTEMS, INC.
     Report of Independent Auditors.........................  F-121
     Consolidated Statements of Operations for each of the
      three years in the period ended August 30, 1998.......  F-122
     Consolidated Balance Sheets as of August 30, 1998 and
      August 31, 1997.......................................  F-123
     Consolidated Statements of Shareholders' Equity for
      each of the three years in the period ended August 30,
      1998..................................................  F-124
     Consolidated Statements of Cash Flows for each of the
      three years in the period ended August 30, 1998.......  F-125
     Notes to Consolidated Financial Statements.............  F-126
     Schedule II............................................  F-135

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current Assets
  Cash and equivalents......................................  $ 57,653,355   $118,065,045
  Marketable securities.....................................     3,500,000             --
  Accounts receivable.......................................    41,819,028     20,263,971
  Inventories...............................................    34,472,593     22,426,918
  Other current assets......................................    15,428,681     10,923,723
                                                              ------------   ------------
          Total Current Assets..............................   152,873,657    171,679,657
Property and equipment......................................    17,202,608      5,704,585
Goodwill....................................................    74,378,279     31,660,201
Other assets................................................    24,063,136     16,238,298
                                                              ------------   ------------
          Total Assets......................................  $268,517,680   $225,282,741
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt...........................................  $  4,408,477   $     81,739
  Accounts payable..........................................    23,086,925      9,339,588
  Other accrued liabilities.................................    12,913,105      8,508,698
                                                              ------------   ------------
          Total Current Liabilities.........................    40,408,507     17,930,025
Long-term debt..............................................   115,528,565    115,263,984
Noncurrent liabilities......................................     1,564,078        333,802
Minority interests..........................................    12,442,337             --
                                                              ------------   ------------
          Total Liabilities.................................   169,943,487    133,527,811
                                                              ------------   ------------
Stockholders' Equity
  Common stock..............................................       218,871        193,062
  Capital in excess of par value............................   133,286,631     84,162,478
  Retained earnings (deficit)...............................   (34,931,309)     7,399,390
                                                              ------------   ------------
          Total Stockholders' Equity........................    98,574,193     91,754,930
                                                              ------------   ------------
          Total Liabilities and Stockholders' Equity........  $268,517,680   $225,282,741
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                             THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                             ---------------------------   --------------------------
                                                 1998           1997           1998          1997
                                             ------------   ------------   ------------   -----------
Sales of products..........................  $41,600,854    $19,444,256    $ 69,829,810   $34,914,306
Service revenues...........................    5,906,224      4,571,822      13,408,313     9,353,196
                                             -----------    -----------    ------------   -----------
       Total sales.........................   47,507,078     24,016,078      83,238,123    44,267,502
Cost of products sold......................   22,239,271     11,525,183      39,011,720    21,494,810
Cost of services...........................    4,761,514      4,005,782      12,189,198     8,089,263
                                             -----------    -----------    ------------   -----------
       Total cost of sales.................   27,000,785     15,530,965      51,200,918    29,584,073
                                             -----------    -----------    ------------   -----------
       Gross profit........................   20,506,293      8,485,113      32,037,205    14,683,429
Engineering and development................    1,793,743        428,595       2,581,927       745,005
Selling, general and administrative........    4,680,414      2,434,951       7,936,268     4,352,514
Amortization of goodwill...................    1,018,374        380,404       1,882,371       664,535
In-process research and development........           --             --      50,000,000            --
Special charges............................           --             --       3,240,000            --
                                             -----------    -----------    ------------   -----------
       Operating income (loss).............   13,013,762      5,241,163     (33,603,361)    8,921,375
Interest and other income..................      701,454        225,091       1,970,738       592,277
Interest expense...........................   (1,515,576)       (24,044)     (3,030,489)      (52,974)
                                             -----------    -----------    ------------   -----------
       Income (loss) before income taxes
          and minority interests...........   12,199,640      5,442,210     (34,663,112)    9,460,678
Income taxes...............................    4,880,249      2,014,000       6,135,249     3,420,000
                                             -----------    -----------    ------------   -----------
       Income (loss) before minority
          interests........................    7,319,391      3,428,210     (40,798,361)    6,040,678
Minority interests in earnings of
  subsidiary...............................      848,687             --       1,532,338            --
                                             -----------    -----------    ------------   -----------
       Net income (loss)...................  $ 6,470,704    $ 3,428,210    $(42,330,699)  $ 6,040,678
                                             ===========    ===========    ============   ===========
Net income (loss) per common share:
  Basic....................................  $       .31    $       .21    $      (2.13)  $       .37
                                             ===========    ===========    ============   ===========
  Diluted..................................  $       .30    $       .19    $      (2.13)  $       .34
                                             ===========    ===========    ============   ===========
Weighted average shares outstanding:
  Basic....................................   20,576,451     16,556,478      19,894,508    16,478,013
                                             ===========    ===========    ============   ===========
  Diluted..................................   21,821,649     18,515,809      19,894,508    17,918,264
                                             ===========    ===========    ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                          CAPITAL IN      RETAINED
                                               COMMON     EXCESS OF       EARNINGS
                                               STOCK      PAR VALUE      (DEFICIT)        TOTAL
                                              --------   ------------   ------------   -----------
Balance at January 1, 1998..................  $193,062   $ 84,162,478   $  7,399,390   $91,754,930
Net loss....................................                             (42,330,699)  (42,330,699)
Issuance of 1,429,907 shares for NACT
  acquisition...............................    14,299     26,867,953                   26,882,252
Issuance of stock options for NACT
  acquisition...............................                8,359,737                    8,359,737
Issuance of 633,982 shares for ATI
  acquisition...............................     6,340      6,508,200                    6,514,540
Issuance of 513,728 shares for stock
  options and warrants......................     5,138      3,074,391                    3,079,529
Tax benefit from exercises of stock
  options and warrants......................                4,222,100                    4,222,100
Issuance of 3,222 shares for matching
  contribution to 401K plan.................        32         91,772                       91,804
                                              --------   ------------   ------------   -----------
Balance at June 30, 1998....................  $218,871   $133,286,631   $(34,931,309)  $98,574,193
                                              ========   ============   ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                  1998          1997
                                                              ------------   -----------
Cash flows from operating activities:
Net income (loss)...........................................  $(42,330,699)  $ 6,040,678
Adjustments to reconcile net income (loss) to net cash from
  (used by) operating activities:
  Depreciation and amortization.............................     3,193,828     1,105,303
  Income tax benefit from stock warrants and options........     4,222,100     1,200,000
  Special charges...........................................    55,034,046            --
  Minority interests in earnings of subsidiary..............     1,532,338            --
  Provision for inventory reserves..........................       143,500       243,001
  Provision for bad debts...................................       316,360        68,755
  Stock contributed to employee benefit plan................        91,804        43,187
  Changes in operating assets and liabilities, net of
     effects from businesses acquired:
     Accounts receivable....................................   (13,087,624)   (5,474,956)
     Inventories............................................    (9,294,251)   (6,170,980)
     Accounts payable.......................................     9,100,656     1,859,535
     Other assets and liabilities...........................    (5,970,061)     (357,746)
                                                              ------------   -----------
          Net cash from (used by) operating activities......     2,951,997    (1,443,223)
                                                              ------------   -----------
Cash flows from investing activities:
Acquisitions of businesses..................................   (62,084,127)   (4,099,852)
Software development costs..................................    (1,830,950)           --
Loan repayments by affiliate................................            --       582,500
Expenditures for property and equipment.....................    (5,858,706)   (1,115,745)
                                                              ------------   -----------
          Net cash used by investing activities.............   (69,773,783)   (4,633,097)
                                                              ------------   -----------
Cash flows from financing activities:
Short-term debt borrowings..................................     4,297,109     3,509,087
Proceeds from exercise of stock warrants and options........     3,079,529     1,390,730
Long-term debt repayments...................................      (966,542)           --
Issuance of long-term debt for capital lease................            --       291,500
                                                              ------------   -----------
          Net cash from financing activities................     6,410,096     5,191,317
                                                              ------------   -----------
Decrease in cash and equivalents............................   (60,411,690)     (885,003)
Cash and equivalents at beginning of period.................   118,065,045    22,480,082
                                                              ------------   -----------
          Cash and equivalents at end of period.............  $ 57,653,355   $21,595,079
                                                              ============   ===========
Supplemental schedule of noncash financing and investing
  activities:
Issuance of common stock for businesses acquired............  $ 33,396,792   $ 8,676,650
Issuance of stock options for businesses acquired...........     8,359,737
Conversion of note receivable to investment in ATI..........     4,484,534

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiary companies, all of which are wholly-owned except NACT Telecommunications, Inc. ("NACT") of which the Company owns 67.3%. Minority interests represent the minority stockholders proportionate share of NACT's equity. These financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of the interim periods covered have been included. For further information, refer to the audited consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

     The results of operations for the three and six months ended June 30, 1998 are not necessarily indicative of the results expected for the full year. Certain reclassifications have been made to the prior period's financial information to conform with the presentations used in 1998.

NOTE 2.  ACQUISITIONS

ATI ACQUISITION

     On December 24, 1997, the Company entered into an agreement to acquire Advanced TechCom, Inc. ("ATI"), a Wilmington, Massachusetts based designer and manufacturer of digital microwave and millimeterwave radio systems for voice, data and/or video applications. On January 29, 1998, the transaction was completed in its final form whereby ATI was merged with and into Cellular Infrastructure Supply, Inc. ("CIS"), a wholly-owned subsidiary of the Company (the "ATI Merger").

     In connection with the ATI Merger, the stockholders of ATI received approximately $300,000 in cash and 424,932 restricted shares of the Company's common stock valued at approximately $6.5 million. The Company's policy is to value restricted stock issued in acquisitions at the average market price of its common stock for the three trading days prior and the three trading days subsequent to the date economic terms of the acquisition are announced less a discount to reflect the lack of marketability caused by trading restrictions, size of the share issuances and other relevant factors. A discount factor of 30% was used to value the 424,932 restricted shares, which was based on previous sales of restricted Company common stock and independent studies regarding discount attributable to lack of marketability. Management believes the discount rate used to value these restricted shares was appropriate and reasonable.

     In addition to the shares noted above, the stockholders of ATI were issued 209,050 restricted shares of the Company's common stock. These shares were immediately placed into escrow and will be released to the stockholders of ATI contingent upon the realization of predefined levels of pre-tax income from ATI's operations during calendar years 1998 and 1999. Upon issuance, the 209,050 escrowed shares were valued by the Company at par value only, or $2,091. As it becomes probable that the conditions for release from escrow will be met, the fair market value of the shares as measured at that time will be recorded as additional goodwill and stockholders' equity, respectively.

     The acquisition of ATI has been accounted for using the purchase method of accounting. Accordingly, the results of ATI's operations have been included in the accompanying consolidated financial statements from February 1, 1998. The purchase price was allocated to net assets acquired and to approximately $5.4

                      WORLD ACCESS, INC. AND SUBSIDIARIES
million of purchased in-process research and development ("R&D"). The excess of purchase price over the fair value of net assets acquired and purchased in-process R&D, currently estimated at approximately $2.7 million, has been recorded as goodwill and is being amortized over a 15 year period.

     Purchased in-process R&D, which consisted of the value of ATI products in the development stage that were not considered to have reached technological feasibility as of the date of the ATI Merger, was expensed in the first quarter of 1998 in accordance with applicable accounting rules. See Management's Discussion and Analysis.

NACT ACQUISITION

     In the fourth quarter of 1997, the Company began a three phase acquisition of NACT, a Provo, Utah based single-source provider of advanced telecommunications switching platforms with integrated telephony software applications and network telemanagement capabilities. During November and December 1997, the Company purchased 355,000 shares of NACT common stock in the open market for approximately $5.0 million.

     On December 31, 1997, the Company entered into a stock purchase agreement with GST Telecommunications, Inc. ("GST") and GST USA, Inc. ("GST USA") to acquire 5,113,712 shares of NACT common stock owned by GST USA, representing approximately 63% of the outstanding shares of NACT (the "NACT Acquisition"). On February 27, 1998, the NACT Acquisition was completed with GST USA receiving $59.7 million in cash and 1,429,907 restricted shares of the Company's common stock valued at approximately $26.9 million. These shares were valued at $18.80 per share, a 20% discount to the closing market price of Company common stock on February 26, 1998. Management believes this valuation was appropriate and reasonable based on the fact GST USA sold all 1,429,907 restricted shares at $18.80 per share to an independent third party in a private transaction completed on February 27, 1998.

     In addition, the Company issued 740,543 non-qualified options to purchase Company common stock at $11.15 per share and 106,586 non-qualified options to purchase Company common stock at $16.25 per share in exchange for substantially all the options held by NACT employees, which became immediately vested in connection with the NACT Acquisition. These options had an initial fair value of approximately $8.4 million.

     On February 24, 1998, the Company entered into a merger agreement with NACT pursuant to which the Company agreed to acquire all of the shares of NACT common stock not already owned by the Company or GST USA. Pursuant to the terms of the merger agreement, each share of NACT common stock will be converted into shares of Company common stock having a value of $17.50 per share based on the average of the daily closing price of Company common stock on the Nasdaq National Market for a pre-defined period prior to the closing (the "Closing Price"), provided that if the Closing Price is more than $25.52, then each share of NACT common stock will be converted into 0.6857 shares of Company common stock. If the Closing Price is less than $20.88, then the Company may elect to terminate the agreement. The merger is subject to, among other things, the approval of the NACT stockholders and the satisfaction of certain other customary conditions. This merger is expected to be consummated in September 1998.

     The acquisition of the 67.3% majority interest in NACT has been accounted for using the purchase method of accounting. Accordingly, the results of NACT's operations have been included in the accompanying consolidated financial statements from March 1, 1998. The purchase price of the majority interest in NACT was allocated to 67.3% of the net assets acquired and purchased in-process R&D. The excess of purchase price over 67.3% of the fair value of net assets acquired and purchased in-process R&D, currently estimated at approximately $42.8 million, has been recorded as goodwill and is being amortized over a 20 year period.

     During the first quarter of 1998, $44.6 million of purchased in-process R&D, which consists of 67.3% of the value of NACT products in the development stage that are not considered to have reached technological

                      WORLD ACCESS, INC. AND SUBSIDIARIES
feasibility as of the date of the NACT Acquisition, was expensed in accordance with applicable accounting rules. See Management's Discussion and Analysis.

PRO FORMA RESULTS OF OPERATIONS

     On a pro forma, unaudited basis, as if the acquisitions of ATI and NACT had occurred as of January 1, 1997, total sales, operating income, net income and diluted net income per common share for the six months ended June 30, 1998 and 1997 would have been approximately $86.4 million and $66.9 million; $14.1 million and $7.6 million; $6.4 million and $4.1 million; and $0.30 and $0.21, respectively. The pro forma results of operations for the six months ended June 30, 1998 would not have been materially different had the acquisitions of AIT and NACT occurred on January 1, 1998.

     These unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which would actually have occurred had the acquisitions been in effect on the date indicated. The portion of the ATI and NACT purchase prices allocated to purchased in-process R&D expensed in accordance with applicable accounting rules will not recur, therefore the pro forma results have been prepared excluding these charges.

NOTE 3.  INVENTORIES

     Inventories consisted of the following:

                                                              JUNE 30,     DECEMBER 31,
                                                                1998           1997
                                                             -----------   ------------
Switching systems, frames and related circuit boards.......  $20,960,342   $13,445,770
Transport and access products..............................    1,343,217       779,674
Electronic components......................................    6,364,945     4,879,213
Pay telephone parts........................................    1,666,120     1,332,835
Work in progress...........................................    3,747,254     1,744,368
Other finished goods.......................................      390,715       245,058
                                                             -----------   -----------
                                                             $34,472,593   $22,426,918
                                                             ===========   ===========

NOTE 4.  GOODWILL

     Goodwill from acquisitions, representing the excess of purchase price paid over the value of net assets acquired and purchased in-process R&D, was as follows:

                                                              JUNE 30,     DECEMBER 31,
                                                                1998           1997
                                                             -----------   ------------
NACT.......................................................  $42,752,140   $        --
CIS........................................................   12,485,239    12,485,239
AIT........................................................   10,657,917    11,557,917
Galaxy.....................................................    5,089,265     5,089,265
ATI........................................................    2,748,309            --
Other......................................................    5,034,062     5,034,062
                                                             -----------   -----------
                                                              78,766,932    34,166,483
Accumulated amortization...................................   (4,388,653)   (2,506,282)
                                                             -----------   -----------
                                                             $74,378,279   $31,660,201
                                                             ===========   ===========

     Goodwill is being amortized on a straight-line basis over a 15 to 20 year period. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company regularly reviews the projected future cash flows from operations of each of the acquired businesses to assess the recoverability of goodwill. In the

                      WORLD ACCESS, INC. AND SUBSIDIARIES
event that the Company deems permanent impairment of goodwill has resulted, charges are recorded against current operations for the impairment. No significant impairment charges have been recorded to date. See Management's Discussion and Analysis.

NOTE 5.  DEBT

     The Company has a $10.0 million revolving line of credit with a large European bank. As of June 30, 1998, the Company had borrowings of $4.3 million outstanding under this facility. These borrowing were repaid to the bank in July 1998.

     The bank agreement, which expires in March 2001, contains standard lending covenants including financial ratios, restrictions on dividends and limitations on additional debt and the disposition of Company assets. Interest is paid at the rate of prime plus 1 and 1/4% or Libor plus 2 and 1/2%, at the option of the Company.

NOTE 6.  SPECIAL CHARGES

     Special charges in the first quarter of 1998 included $6.6 million for costs related to the consolidation of several operations and the Company's exit from the contract manufacturing business. The Company's AIT and circuit board repair operations have been consolidated into a new facility in Orlando, Florida; the Company's manufacturing operations have moved from Orlando to a new facility in Alpharetta, Georgia; and the Company's Scottsdale, Arizona operations have been integrated into ATI's facility in Wilmington, Massachusetts.

     The special charges included $3,360,000 to cost of sales for obsolete contract manufacturing inventories and inventories deemed obsolete or redundant as a result of the consolidation activities. The additional charges consisted of:

Severance and termination benefits..........................  $  550,000
Idle facility costs.........................................   1,340,000
Idle equipment costs........................................   1,350,000
                                                              ----------
                                                              $3,240,000
                                                              ==========

     The consolidated program began in the first quarter of 1998 and was completed as of June 30, 1998. No costs were included in the special charges that are expected to derive future economic benefit to the Company. As of June 30, 1998, approximately $600,000 of accrued special charges is included in Other current liabilities on the Company's balance sheet, which consisted primarily of facility lease termination losses expected to be incurred. See Management's Discussion and Analysis.

NOTE 7.  EARNINGS PER SHARE

     Effective in 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share". The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share is based on the weighted average number of common shares outstanding plus, when their effect is dilutive, potential common stock consisting of shares subject to stock options, stock warrants and convertible notes. Potential common stock shares of 1,245,198 were included in computing diluted earnings per share for the three month period ended June 30, 1998, and potential common stock shares of 1,959,331 and 1,440,251 were included in computing diluted earnings per share for the three and six month periods ended June 30, 1997, respectively. A total of 1,203,786 shares of common stock held in escrow from certain acquisitions and a license agreement were excluded from the earnings per share calculations for the three months ended June 30, 1998 because the conditions for release of shares from escrow had not been satisfied.

     Common stock issued and outstanding at June 30, 1998 and 1997 was 21,887,074 and 18,159,797 shares, respectively.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

NOTE 8.  LEGAL PROCEEDINGS

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A. Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT in the United States District Court, Southern District of New York, alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987 (the "Aerotel Patent"). Aerotel sought injunctive relief, damages in an unspecified amount and damages of up to three times damages found for willful infringement of the Aerotel Patent. NACT filed an answer and Counterclaim in which it denied infringement of the Aerotel Patent and sought judgement that the Aerotel patent is invalid and unenforceable and that Aerotel has misused its patent in violation of antitrust laws. NACT has denied that it has committed defamation, unfair competition and tortuous interference with prospective business relations. In August 1997, Aerotel amended its complaint to include as defendants GST, GST USA, and two former executive officers of NACT. The amended pleadings seek in excess of $18.7 million in damages and allege that GST and GST USA have infringed the Aerotel patent, aided and abetted infringement by others, including NACT, and participated in, and aided and abetted alleged tortuous conduct by NACT. GST, GST USA and the two former executive officers of NACT have served answers denying all material allegations.

     Under the terms of the Company's stock purchase agreement with GST, the Company and GST have agreed to share evenly the costs of any judgement against NACT as a result of the Aerotel litigation, including NACT's legal fees. Subsequent to the NACT Acquisition, the Company has been actively engaged in settlement negotiations. On July 9, 1998, the Company, GST and Aerotel entered into a Memorandum of Understanding to settle the Aerotel litigation. As of the date of this Report, the parties are negotiating the terms and conditions of a final settlement agreement.

     The Company currently estimates that its portion of the total settlement costs, including legal fees, will be approximately $3.3 million. Any payment made to Aerotel is expected to be paid through the issuance of Company common stock. The settlement costs expected to be incurred by the Company as a result of the Aerotel litigation have been accounted for as additional NACT purchase price as of June 30, 1998.

     Management expects a final Aerotel settlement agreement to be executed in the near future. If a settlement does not occur, management believes that NACT has valid defenses to the Aerotel claim. An unfavorable decision in this action, however, could have a material adverse effect on the Company's financial position.

NOTE 9.  PENDING ACQUISITIONS

RESURGENS ACQUISITION

     On February 12, 1998, the Company executed a letter of intent to acquire Cherry Communications Incorporated, d/b/a Resurgens Communications Group ("RCG"), and Cherry Communications U.K. Limited ("Cherry U.K.", and together with RCG, "Resurgens"). On May 12, 1998, the Company signed definitive agreements to acquire Resurgens. The agreement to acquire RCG is subject to the approval of the Bankruptcy Court. The transactions, which will be accounted for under the purchase method of accounting, are currently expected to close in September or October 1998.

     Pursuant to the terms of the agreements, the creditors of RCG and the shareholders of Cherry U.K. will receive approximately 3.7 million restricted shares of Company common stock in the aggregate, with an estimated fair value of approximately $90 million. In addition, the RCG creditors and Cherry U.K. shareholders have the right to receive additional consideration of up to 7.5 million restricted shares of Company common stock over the next two and one-half years, contingent upon the achievement of certain EBITDA levels by Resurgens during this timeframe. The transaction is subject to, among other things, Resurgens exceeding pre-defined levels of monthly revenues and gross margin, the receipt of the requisite corporate and regulatory approvals, the confirmation of RCG's Plan of Reorganization and the approval of Company stockholders.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     RCG, currently operating under the protection of Chapter 11 of the United States Bankruptcy Code, and Cherry U.K. are facilities-based providers of international network access, commonly referred to in the industry as carriers' carrier. In October 1997, John D. ("Jack") Phillips, a director of the Company, entered into a series of agreements whereby, among other things, he became the new Chairman and Chief Executive Officer of Resurgens. RCG filed for bankruptcy protection shortly thereafter. WorldCom, Inc. ("WorldCom"), a major customer and vendor of Resurgens, has subsequently provided Resurgens approximately $26 million of direct financial support through a debtor in possession facility and additional financial support, primarily through trade credits.

     In April 1998, the Company purchased approximately $3.6 million of switching equipment which has been consigned to Resurgens. Upon its acquisition of Resurgens, the Company will account for this equipment as part of its investment in Resurgens. If the acquisition is not consummated, the Company expects to negotiate an arms-length sale of the equipment to Resurgens or another customer. This equipment is included in Other assets on the Company's June 30, 1998 balance sheet.

TELCO ACQUISITION

     On June 4, 1998, the Company entered into a definitive Agreement to merge with Telco Systems, Inc. ("Telco") (the "Merger").

     As a result of the Merger, each outstanding share of Telco common stock shall be converted into the right to receive that number of shares of Company common stock equal to the quotient of $17.00 divided by the average daily closing price of Company common stock as reported on Nasdaq on each of the twenty consecutive trading days ending on the second business day prior to the date of the Merger (the "Average Closing Price"), provided that if the Average Closing Price is more than $36.00 per share, then each share of Telco common stock will be converted into .4722 shares of Company common stock and if the Average Closing Price is less than $29.00 per share, then each share of Telco common stock will be converted into .5862 shares of Company common stock. Based on the Company's current stock price as of the date of this Report, the shares issued in connection with the Merger will be valued at approximately $200 million.

     The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and will be accounted for as a purchase. The purchase price will be allocated to the net assets acquired and to approximately $65 million of purchased in-process R&D. Purchased in-process R&D, which consists of the value of Telco's products in the development stage that are not considered to have reached technological feasibility, will be expensed upon completion of the Merger.

     The consummation of the Merger is subject to (i) clearance under the Hart-Scott-Rodino Improvements Act of 1976, as amended, (ii) the approval by the respective stockholders of the Company and Telco, (iii) the approval by the stockholders of the Company of an increase in the authorized shares of common stock of such corporation, and (iv) the satisfaction or waiver of customary conditions. The Merger is expected to be consummated in September or October 1998.

NOTE 10.  COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective January 1, 1998. For the six months ended June 30, 1998 and 1997, respectively, comprehensive and net income were the same for the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of World Access, Inc.,

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of World Access, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Atlanta, Georgia
March 5, 1998

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  1997          1996
                                                              ------------   -----------
                                         ASSETS
Current Assets
  Cash and equivalents......................................  $118,065,045   $22,480,082
  Accounts receivable.......................................    20,263,971     9,651,884
  Inventories...............................................    22,426,918    10,657,412
  Other current assets......................................    10,923,723     3,533,615
                                                              ------------   -----------
          Total Current Assets..............................   171,679,657    46,322,993
Property and equipment......................................     5,704,585     2,657,661
Investment in affiliate.....................................     5,002,000            --
Goodwill....................................................    31,660,201     9,526,140
Other assets................................................    11,236,298     2,229,172
                                                              ------------   -----------
          Total Assets......................................  $225,282,741   $60,735,966
                                                              ============   ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt...........................................  $     81,739   $        --
  Accounts payable..........................................     9,339,588     3,756,722
  Accrued payroll and benefits..............................     2,589,461     1,605,840
  Purchase price payable....................................     3,700,000            --
  Other accrued liabilities.................................     2,219,237     2,999,187
                                                              ------------   -----------
          Total Current Liabilities.........................    17,930,025     8,361,749
Other liabilities...........................................       333,802            --
Long-term debt..............................................   115,263,984            --
                                                              ------------   -----------
          Total Liabilities.................................   133,527,811     8,361,749
                                                              ------------   -----------
Stockholders' Equity
  Common stock, $.01 par value, 40,000,000 shares
     authorized, 19,306,235 and 16,328,513 issued and
     outstanding at December 31, 1997 and 1996,
     respectively...........................................       193,062       163,285
  Capital in excess of par value............................    84,162,478    58,517,279
  Note receivable from affiliate............................            --      (571,634)
  Retained earnings (deficit)...............................     7,399,390    (5,734,713)
                                                              ------------   -----------
          Total Stockholders' Equity........................    91,754,930    52,374,217
                                                              ------------   -----------
          Total Liabilities and Stockholders' Equity........  $225,282,741   $60,735,966
                                                              ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Sales of products.......................................  $71,391,688   $34,411,079   $17,383,904
Service revenues........................................   21,592,794    16,589,123    12,754,585
                                                          -----------   -----------   -----------
          Total Sales...................................   92,984,482    51,000,202    30,138,489
Cost of products sold...................................   43,827,123    21,485,696    12,657,218
Cost of services........................................   17,017,674    14,519,917    11,118,411
                                                          -----------   -----------   -----------
          Total Cost of Sales...........................   60,844,797    36,005,613    23,775,629
                                                          -----------   -----------   -----------
          Gross Profit..................................   32,139,685    14,994,589     6,362,860
Engineering and development.............................    1,861,734       891,959       577,299
Selling, general and administrative.....................    8,999,931     6,210,324     3,124,559
Amortization of goodwill................................    1,755,798       533,919       157,394
Special charges.........................................           --            --       980,000
                                                          -----------   -----------   -----------
          Operating Income..............................   19,522,222     7,358,387     1,523,608
Interest and other income...............................    2,503,318       484,211       142,632
Interest expense........................................   (1,355,437)     (318,987)     (493,797)
                                                          -----------   -----------   -----------
          Income Before Income Taxes....................   20,670,103     7,523,611     1,172,443
Income taxes............................................    7,536,000       745,069            --
                                                          -----------   -----------   -----------
          Net Income....................................  $13,134,103   $ 6,778,542   $ 1,172,443
                                                          ===========   ===========   ===========
Net Income Per Common Share:
  Basic.................................................  $       .76   $       .52   $       .15
                                                          ===========   ===========   ===========
  Diluted...............................................  $       .70   $       .46   $       .12
                                                          ===========   ===========   ===========
Weighted Average Shares Outstanding:
  Basic.................................................   17,242,405    13,044,432     7,858,954
                                                          ===========   ===========   ===========
  Diluted...............................................   18,707,781    14,529,994     9,083,260
                                                          ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   CAPITAL IN         NOTE          RETAINED
                                         COMMON     EXCESS OF      RECEIVABLE       EARNINGS
                                         STOCK      PAR VALUE    FROM AFFILIATE    (DEFICIT)        TOTAL
                                        --------   -----------   --------------   ------------   -----------
Balance at January 1, 1995............  $ 69,182   $14,776,433     $      --      $(13,685,698)  $ 1,159,917
Net income............................                                               1,172,443     1,172,443
Issuance of 2,583,988 shares for stock
  warrants and options................    25,840     6,703,561                                     6,729,401
Issuance of 1,181,770 shares in
  private placement, net of
  expenses............................    11,818     2,857,607                                     2,869,425
Issuance of 1,351,603 shares for AIT
  acquisition.........................    13,516     2,259,902                                     2,273,418
Issuance of 517,050 shares for Westec
  acquisition.........................     5,171     1,023,279                                     1,028,450
Note receivable from affiliate, net...                              (919,836)                       (919,836)
Issuance of 5,596 shares for matching
  contribution to 401K plan...........        56        20,761                                        20,817
                                        --------   -----------     ---------      ------------   -----------
Balance at December 31, 1995..........   125,583    27,641,543      (919,836)      (12,513,255)   14,334,035
Net income............................                                               6,778,542     6,778,542
Issuance of 3,487,500 shares in
  secondary public offering, net of
  expenses............................    34,875    25,296,375                                    25,331,250
Issuance of 655,364 shares for Sunrise
  acquisition.........................     6,553     2,990,383                                     2,996,936
Release of 318,654 shares from escrow
  for AIT acquisition.................               2,042,373                                     2,042,373
Repayment of loan by affiliate, net...                               348,202                         348,202
Issuance of 50,000 shares for
  technology license..................       500       137,020                                       137,520
Issuance of 246,906 shares for stock
  options and warrants................     2,469       377,629                                       380,098
Retirement of 672,419 escrowed shares
  from 1991 initial public offering...    (6,724)        6,724                                            --
Issuance of 2,883 shares for matching
  contribution to 401K plan...........        29        25,232                                        25,261
                                        --------   -----------     ---------      ------------   -----------
Balance at December 31, 1996..........   163,285    58,517,279      (571,634)       (5,734,713)   52,374,217
Net income............................                                              13,134,103    13,134,103
Issuance of 1,285,884 shares for CIS
  acquisition.........................    12,859     5,601,560                                     5,614,419
Issuance of 408,205 shares for Galaxy
  acquisition.........................     4,082     4,768,893                                     4,772,975
Release of 159,327 shares from escrow
  for AIT acquisition.................                 892,231                                       892,231
Issuance of 121,182 shares for AIT
  acquisition.........................     1,212     2,168,788                                     2,170,000
Release of 50,000 shares from escrow
  for Westec acquisition..............                 835,625                                       835,625
Repayment of loan by affiliate........                               571,634                         571,634
Issuance of 1,155,360 shares for stock
  options and warrants................    11,553     4,594,299                                     4,605,852
Tax benefit from exercises of stock
  options and warrants................               6,675,000                                     6,675,000
Issuance of 7,091 shares for matching
  contribution to 401K plan...........        71       108,803                                       108,874
                                        --------   -----------     ---------      ------------   -----------
Balance at December 31, 1997..........  $193,062   $84,162,478     $      --      $  7,399,390   $91,754,930
                                        ========   ===========     =========      ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                             1997          1996          1995
                                                         ------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................................  $ 13,134,103   $ 6,778,542   $ 1,172,443
Adjustments to reconcile net income to net cash from
  (used by) operating activities:
  Depreciation and amortization........................     3,096,356     1,420,052       894,484
  Income tax benefit from stock warrants and options...     6,675,000            --            --
  Provision for inventory reserves.....................       772,867       197,409       162,345
  Provision for bad debts..............................       171,574       167,612         7,568
  Stock contributed to 401K plan.......................       108,874        34,861        19,317
  Special charges......................................            --            --       823,714
  Changes in operating assets and liabilities, net of
     effects from businesses acquired:
     Accounts receivable...............................    (8,796,812)     (258,167)   (6,809,851)
     Inventories.......................................   (12,147,373)   (5,988,385)   (1,627,479)
     Accounts payable..................................     4,313,371       (46,669)      177,090
     Other assets and liabilities......................    (9,290,063)     (310,306)   (1,264,163)
                                                         ------------   -----------   -----------
          Net Cash From (Used By) Operating
            Activities.................................    (1,962,103)    1,994,949    (6,444,532)
                                                         ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of businesses.............................    (5,945,724)     (436,791)     (649,769)
Investment in affiliate................................    (5,002,000)           --            --
Repayments by (loans to) affiliates....................    (3,319,534)      348,202    (1,502,336)
Expenditures for property and equipment................    (3,590,978)   (1,176,018)     (279,571)
Technology licenses....................................       (21,298)     (528,050)           --
                                                         ------------   -----------   -----------
          Net Cash Used By Investing Activities........   (17,879,534)   (1,792,657)   (2,431,676)
                                                         ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt.............................   111,909,015            --            --
Net proceeds from secondary public offering............            --    25,331,250            --
Net proceeds from private equity offerings.............            --            --     2,835,000
Proceeds from exercise of stock warrants and options...     4,605,852     4,251,487     2,961,207
Short-term debt borrowings (repayments)................      (588,715)   (5,510,220)    4,338,556
Long-term debt repayments..............................            --    (3,625,000)     (125,000)
Debt issuance costs....................................      (499,552)      (56,546)           --
                                                         ------------   -----------   -----------
          Net Cash From Financing Activities...........   115,426,600    20,390,971    10,009,763
                                                         ------------   -----------   -----------
          Increase in Cash and Equivalents.............    95,584,963    20,593,263     1,133,555
          Cash and Equivalents at Beginning of
            Period.....................................    22,480,082     1,886,819       753,264
                                                         ------------   -----------   -----------
          Cash and Equivalents at End of Period........  $118,065,045   $22,480,082   $ 1,886,819
                                                         ============   ===========   ===========
Supplemental Schedule of Noncash Financing and
  Investing Activities:
Issuance of common stock for businesses acquired.......  $ 14,285,250   $ 5,039,309   $ 3,301,868
Issuance of common stock for stockholder notes.........                                 3,828,194
Reduction in note receivable from affiliate to
  recognize contingent purchase price earned...........                     582,500       582,500
Conversion of accounts receivable to investment in
  technology license...................................                     241,919
Issuance of common stock for technology license........                     137,520

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A:  GENERAL

NATURE OF BUSINESS

     World Access, Inc. and its wholly-owned subsidiaries (the "Company") operate in one business segment as a provider of systems, products and services to the global telecommunications marketplace. The Company develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network equipment. The products offered by the Company include those manufactured by the Company as well as those manufactured by other telecommunications equipment companies. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from their effective dates of acquisition (see "Note B"). All material intercompany accounts and transactions are eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of the respective balance sheet dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

     The fair values of cash equivalents, accounts receivable, accounts payable and accrued expenses approximate the carrying values due to their short-term nature. The fair values of long-term debt are estimated based on current market rates and instruments with the same risk and maturities and approximate the carrying value.

REVENUE RECOGNITION

     In general, revenues are recognized when the Company's products are shipped or services are rendered. Occasionally, the Company will enter into long-term contracts which require percentage of completion accounting treatment.

     During 1997, the Company recognized approximately $5.3 million of revenues under the percentage of completion method. Of this amount, approximately $2.5 million represents costs and estimated earnings in excess of billings and is included in Other current assets on the Company's December 31, 1997 balance sheet.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

SIGNIFICANT CUSTOMERS

     A portion of the Company's total sales have been derived from significant customers. During 1997, no customer individually accounted for 10.0% of the Company's total sales. During 1996, one customer accounted for 10.9% of total sales. During 1995, two customers individually accounted for 22.7% and 15.1% of total sales.

CASH AND EQUIVALENTS

     Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

     Accounts receivable are presented net of an allowance for doubtful accounts of $237,000, $265,000, and $208,000 at December 31, 1997, 1996, and 1995,
respectively.

INVESTMENT IN AFFILIATE

     During November and December 1997, the Company purchased 355,000 shares of NACT Telecommunications, Inc. ("NACT") common stock in the open market for approximately $5.0 million.

     On December 31, 1997, the Company entered into a stock purchase agreement with GST Telecommunications, Inc. ("GST") and GST USA, Inc. ("GST USA"), a wholly owned subsidiary of GST, to acquire 5,113,712 shares of NACT common stock owned by GST USA. On February 27, 1998, the Company completed this purchase increasing its ownership of NACT to approximately 67.3%. On February 24, 1998, the Company executed a definitive merger agreement with NACT to acquire the remaining 32.7% of NACT common shares (see "Note N").

EARNINGS PER SHARE

     Effective in 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share". The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share is based on the weighted average number of common shares outstanding plus, when their effect is dilutive, potential common stock consisting of shares subject to stock options, stock warrants and convertible notes. Potential common stock shares of 1,465,376, 1,485,562 and 1,224,306 as of December 31, 1997, 1996 and 1995,
respectively, have been included in computing diluted earnings per share. A total of 994,736, 401,267 and 895,744 shares of common stock for the years ended December 31, 1997, 1996 and 1995, respectively, held in escrow from certain acquisitions (see "Note B"), the Company's initial public offering (see "Note H") and the TCSI license agreement (see "Note E"), were excluded from the earnings per share calculations because the conditions for release of shares from escrow had not been satisfied.

RECLASSIFICATIONS

     Certain items in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

NOTE B:  ACQUISITIONS

AIT ACQUISITION

     On May 17, 1995, the Company entered into an agreement to acquire AIT, Inc. ("AIT"), a Lakeland, Florida based provider of new and used Northern Telecom switching systems and related circuit boards to the telecommunications industry. On July 11, 1995, the transaction was completed in its final form whereby AIT was merged with and into Restor-AIT, Inc., a wholly-owned subsidiary of the Company (the "AIT Merger"). In connection with the AIT Merger, the sole stockholder of AIT received 685,970 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $1.7 million.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     In July 1995, the Company loaned the sole stockholder of AIT $1.3 million in cash in connection with a $2,330,000 interest bearing promissory note executed as an integral part of the merger agreement between the two companies. An additional $1,030,000 was to be loaned to the stockholder as specific accounts receivable, notes receivable and inventories on AIT's May 17, 1995 balance sheet were collected and/or realized by the Company. As of December 31, 1996, the Company had loaned an aggregate of $2,319,134 to the stockholder. The principal balance of the note as of December 31, 1996 was $571,634, which was fully collateralized by shares of the Company's common stock pledged by the sole stockholder. As a result of this pledge agreement, the note receivable from the stockholder was accounted for as a reduction of stockholders' equity. As of December 31, 1997, the amounts due from the stockholder were paid in full.

     In addition to the 685,970 shares noted above, the sole stockholder of AIT was issued 637,308 restricted shares of the Company's common stock. These shares were immediately placed into escrow, and along with $2,330,000 in potential cash payments, were to be released to the sole stockholder over a two year period ending August 15, 1997 contingent upon the realization of predefined levels of gross profit from AIT's operations during this same period. To the extent cash consideration was paid, the sole stockholder was immediately required to repay the equivalent amount of borrowings outstanding under the promissory note described above.

     Upon issuance, the 637,308 escrowed shares were valued by the Company at par value only, or $6,373. As it became probable that the conditions for release from escrow would be met, the fair market value of the shares as measured at that time, along with any contingent cash payment earned, were recorded as additional goodwill and stockholders' equity, respectively.

     As of December 31, 1997, the Company had released all 637,308 shares from escrow and paid additional cash consideration of $2,330,000 based on AIT's gross profit performance. Based on AIT's pre-tax income performance, an additional $3.1 million in purchase price was paid to the sole stockholder in August 1997 in the form of 121,182 restricted shares of the Company's common stock. The net effect of the above has been to increase goodwill and stockholder's equity by approximately $8.0 million as of December 31, 1997.

     As part of a final purchase price settlement agreement entered into in August 1997, the sole stockholder of AIT pledged 280,509 shares of the Company's common stock to the Company to effectively guarantee the collectibility of certain AIT accounts receivable. During the fourth quarter of 1997 and the first quarter of 1998, these accounts receivable were paid in full through cash proceeds from the sale of these pledged shares.

     The acquisition of AIT has been accounted for using the purchase method of accounting. Accordingly, the results of AIT's operations have been included in the accompanying consolidated financial statements from May 17, 1995, the effective date of acquisition. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, approximately $11.6 million, has been recorded as goodwill and is being amortized over a 15 year period.

WESTEC ACQUISITION

     On October 2, 1995, the Company entered into an agreement to acquire Westec Communications, Inc. ("Westec"), a Scottsdale, Arizona based provider of wireless systems and repair services to the cable television and telecommunications industries. On October 31, 1995, the transaction was completed in its final form whereby Westec was merged with and into Restor-Westec, Inc., a wholly-owned subsidiary of the Company (the "Westec Merger"). Restor-Westec, Inc. subsequently changed its name to Westec Communications, Inc. In connection with the Westec Merger, the sole stockholder of Westec received $550,000 and 272,050 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $900,000.

     As part of the Westec Merger agreement, the sole stockholder of Westec may also receive $1.0 million in additional purchase price (the "Westec Additional Consideration") contingent upon the realization of

                      WORLD ACCESS, INC. AND SUBSIDIARIES
predefined levels of pre-tax income from Westec's operations during five calendar years beginning in 1996. This additional consideration may be paid, at the option of the Company, in the form of cash or restricted shares of the Company's common stock valued at the then current market prices. If earned, the Westec Additional Consideration will be capitalized as additional goodwill and stockholders' equity, respectively.

     In connection with the Westec Merger, the Company entered into a Compensation Agreement with Sherman Capital Group L.L.C. ("Sherman"), a merchant banking firm that had a pre-existing letter of intent to acquire Westec. Pursuant to the Compensation Agreement, Sherman received $100,000 and 45,000 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $150,000. The compensation paid to Sherman has been accounted for as part of the purchase price of Westec. In addition, 200,000 restricted shares of the Company's common stock were placed in escrow and may be released to Sherman in installments over a four year period on February 15 of each year beginning on February 15, 1997, contingent upon the realization of predefined levels of pre-tax income from Westec's operations. Upon issuance, the 200,000 escrowed shares were valued by the Company at par value only, or $2,000. As it becomes probable that the conditions for release from escrow will be met, the fair market value of the shares as measured at that time will be recorded as additional goodwill and stockholders' equity.

     The first measurement period for purposes of releasing escrowed shares and paying Westec Additional Consideration was January 1, 1996 to December 31, 1996. Westec's pre-tax income for the first measurement period failed to meet the performance criterion required to earn any additional consideration. In reviewing Westec's pre-tax performance for the second performance period, January 1, 1997 to December 31, 1997, the Company determined that the earn-out performance criterion was met. Accordingly, 50,000 escrowed shares were accounted for as if released to Sherman and $200,000 of Westec Additional Consideration was accounted for as if paid to the sole stockholder of Westec as of December 31, 1997. The net effect of this accounting was to increase goodwill and stockholders equity by approximately $1.0 million and $800,000, respectively. The escrowed shares were released and Westec Additional Consideration was paid on February 15, 1998.

     The acquisition of Westec has been accounted for using the purchase method of accounting. Accordingly, the results of Westec's operations have been included in the accompanying consolidated financial statements from October 2, 1995, the effective date of acquisition. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, currently estimated at approximately $2.4 million, has been recorded as goodwill and is being amortized over a 15 year period.

SUNRISE ACQUISITION

     In February 1996, the Company entered into an agreement to acquire Comtech Sunrise, Inc. ("Sunrise"), a Livermore, California based manufacturer of multiplexers, digital loop carriers and other intelligent transport and access products. On June 18, 1996, after a mandatory registration process was completed in the State of California, the transaction was completed in its final form whereby Sunrise was merged with and into Restor-Comtech, Inc., a wholly-owned subsidiary of the Company (the "Sunrise Merger"). Restor-Comtech, Inc. subsequently changed its name to Sunrise Sierra, Inc. In connection with the Sunrise Merger, the stockholders of Sunrise received approximately $100,000 in cash and 385,481 shares of the Company's common stock. These shares had an initial fair value of approximately $2.3 million.

     In addition to the 385,481 shares noted above, the stockholders of Sunrise were issued 211,765 restricted shares of the Company's common stock. These shares were immediately placed into escrow, and along with $1.8 million in additional purchase price (the "Sunrise Additional Consideration"), will be released to the stockholders of Sunrise contingent upon the realization of predefined levels of pre-tax income from Sunrise's operations during three one-year periods beginning January 1, 1996. The Sunrise Additional Consideration may be paid, at the option of the Company, in the form of cash or restricted shares of the Company's common stock valued at the then current market prices.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     Upon issuance, the 211,765 escrowed shares were valued by the Company at par value only, or $2,118. As it becomes probable that the conditions for release from escrow will be met, the fair market value of the shares as measured at that time, along with any Sunrise Additional Consideration earned, will be recorded as additional goodwill and stockholders' equity, respectively.

     The first measurement period for purposes of releasing escrowed shares and paying Sunrise Additional Consideration was January 1, 1996 to December 31, 1996. In reviewing Sunrise's pre-tax income performance, the Company determined that the earn-out performance criterion was met. Accordingly, 58,823 escrowed shares were accounted for as if released and $500,000 of Sunrise Additional Consideration was accounted for as if paid (in the form of 58,118 restricted shares of Company common stock) as of December 31, 1996. The net effect of this accounting was to increase goodwill and stockholders' equity by approximately $700,000. The escrowed shares were released and additional shares were issued on February 15, 1997. The second measurement period was January 1, 1997 to December 31, 1997. Sunrise's pre-tax income failed to meet the performance criterion required to earn any additional consideration for that period.

     The acquisition of Sunrise has been accounted for using the purchase method of accounting. Accordingly, the results of Sunrise's operations have been included in the accompanying consolidated financial statements from January 1, 1996, the effective date of acquisition as defined in the definitive agreement and plan of merger. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, currently estimated at approximately $2.3 million, has been recorded as goodwill and is being amortized over a 15 year period.

CIS ACQUISITION

     On March 11, 1997, the Company entered into an agreement to acquire Cellular Infrastructure Supply, Inc. ("CIS"), a Burr Ridge, Illinois based provider of new and/or upgraded equipment and related design, installation and technical support services to cellular, PCS and other wireless service providers. On March 27, 1997, the transaction was completed in its final form whereby CIS was merged with and into CIS Acquisition Corp., a wholly-owned subsidiary of the Company (the "CIS Merger"). CIS Acquisition Corp. subsequently changed its name to Cellular Infrastructure Supply, Inc. In connection with the CIS Merger, the three stockholders of CIS received $3.5 million in cash and 440,874 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $2.6 million.

     In addition to the 440,874 shares noted above, the stockholders of CIS were issued 845,010 restricted shares of the Company's common stock. These shares were immediately placed into escrow, and along with $6.5 million in additional purchase price (the "CIS Additional Consideration"), will be released and paid to the stockholders of CIS contingent upon the realization of predefined levels of pre-tax income from CIS's operations during three one-year periods beginning January 1, 1997.

     Upon issuance, the 845,010 escrowed shares were valued by the Company at par value only, or $8,450. Once conditions for release from escrow have been met, the fair market value of the shares as measured at that time, along with any CIS Additional Consideration earned, will be recorded as additional goodwill and stockholders' equity, respectively.

     The first measurement period for purposes of releasing escrowed shares and paying CIS Additional Consideration was January 1, 1997 to December 31, 1997. In reviewing CIS's pre-tax income performance as of April 30, 1997, the Company determined that it was highly probable that the conditions for release and payment for the first period would be met. Accordingly, 317,427 escrowed shares were accounted for as if released and $3.5 million of CIS Additional Consideration was accounted for as if paid as of April 30, 1997. The net effect of this accounting was to increase goodwill and stockholders' equity by approximately $6.5 million and $3.0 million, respectively, as of April 30, 1997. These escrowed shares were released and CIS Additional Consideration was paid to the former stockholders of CIS on February 15, 1998. The $3.5 million

                      WORLD ACCESS, INC. AND SUBSIDIARIES
of CIS Additional Consideration earned is included in Purchase price payable on the Company's December 31, 1997 balance sheet.

     The acquisition of CIS has been accounted for using the purchase method of accounting. Accordingly, the results of CIS's operations have been included in the accompanying consolidated financial statements from January 1, 1997, the effective date of acquisition as defined in the definitive agreement and plan of merger. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, currently estimated at approximately $12.5 million, has been recorded as goodwill and is being amortized over a 15 year period.

GALAXY ACQUISITION

     On July 29, 1997, the Company entered into a letter of intent to acquire Galaxy Personal Communications Services, Inc. ("Galaxy"), a Norcross, Georgia based provider of system design, implementation, optimization and other value-added radio engineering and consulting services to PCS, cellular and other wireless telecommunications service providers. On August 26, 1997, the transaction was completed in its final form whereby Galaxy was merged with and into Galaxy Acquisition Corp., a wholly-owned subsidiary of the Company (the "Galaxy Merger"). Galaxy Acquisition Corp. subsequently changed its name to Galaxy Personal Communications Services, Inc. In connection with the Galaxy Merger, the former stockholders of Galaxy received approximately $1.2 million in cash and 262,203 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $4.2 million.

     In addition to the 262,203 shares noted above, the former Galaxy stockholders were issued 131,101 restricted shares of the Company's common stock. These shares were immediately placed into escrow, and along with $3.5 million in additional consideration (the "Galaxy Additional Consideration"), will be released and paid to the former stockholders of Galaxy contingent upon the realization of predefined levels of pre-tax income from Galaxy's operations during four measurement periods between July 1, 1997 and December 31, 2000. The Galaxy Additional Consideration may be paid, at the option of the Company, in the form of cash or restricted shares of the Company's common stock valued at the then current market prices.

     Upon issuance, the 131,101 escrowed shares were valued by the Company at par value only, or $1,311. Once conditions for release from escrow have been met, the fair market value of the shares as measured at that time, along with any Galaxy Additional Consideration earned, will be recorded as additional goodwill and stockholders' equity, respectively.

     The first measurement period for purposes of releasing escrowed shares and paying Galaxy Additional Consideration was July 1, 1997 to December 31, 1997. In reviewing Galaxy's pre-tax income performance, the Company determined that the earn-out performance criterion was met. Accordingly, 15,215 escrowed shares were accounted for as if released and $400,000 of Galaxy Additional Consideration (in the form of 14,901 restricted shares of Company common stock) were accounted for as if paid as of December 31, 1997. The net effect of this accounting was to increase goodwill and stockholders' equity by approximately $500,000 as of December 31, 1997. These escrowed shares were released and additional shares were issued to the former stockholders of Galaxy on February 15, 1998.

     The acquisition of Galaxy has been accounted for using the purchase method of accounting. Accordingly, the results of Galaxy's operations have been included in the accompanying consolidated financial statements from July 1, 1997, the effective date of acquisition as defined in the definitive agreement and plan of merger. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, currently estimated at approximately $5.1 million, has been recorded as goodwill and is being amortized over a 15 year period.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

PRO FORMA RESULTS OF OPERATIONS

     On a pro forma, unaudited basis, as if the acquisitions of AIT, Westec and Sunrise had occurred as of January 1, 1995, total sales, operating income, net income and diluted net income per common share for the year ended December 31, 1995 would have been approximately $38,100,000, $2,200,000, $1,800,000 and
$0.17, respectively.

     On a pro forma, unaudited basis, as if the acquisition of CIS had occurred as of January 1, 1996, total sales, operating income, net income and net income per diluted common share for the year ended December 31, 1996 would have been approximately $63,810,000, $10,680,000, $8,520,000, and $0.57, respectively. The results of operations for Galaxy during 1996 and the first six months of 1997 were not material and therefore are not included in the pro forma disclosure.

     These unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which would actually have occurred had the acquisitions been in effect on the dates indicated.

NOTE C:  INVENTORIES

     Inventories are stated at the lower of cost or market as determined primarily on a first-in, first-out basis. To address potentially obsolete and slow moving inventories and related market valuation adjustments, the Company charged to operations for the years ended December 31, 1997, 1996 and 1995 approximately $773,000, $197,000 and $162,000, respectively.

     Inventories consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Switching systems, frames and related circuit boards........  $13,445,770   $ 6,902,886
Electronic components.......................................    4,879,213     2,539,497
Pay telephone parts.........................................    1,332,835       494,315
Work in progress............................................    1,744,368       437,926
Other finished goods........................................    1,024,732       282,788
                                                              -----------   -----------
                                                              $22,426,918   $10,657,412
                                                              ===========   ===========

     The switching systems, frames and related circuit board inventory at December 31, 1997 includes approximately $3.8 million of consigned inventory held at Resurgens Communications Group (see "Note M").

                      WORLD ACCESS, INC. AND SUBSIDIARIES

NOTE D:  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, less accumulated depreciation as computed using the straight-line method. Leasehold improvements are depreciated over their remaining estimated lease term. Estimated lives for other depreciable assets range from three to eight years. Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $1,040,000, $829,000 and $690,000,
respectively.

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Leasehold improvements......................................  $   915,258   $   686,683
Manufacturing assembly and test equipment...................    9,865,060     6,463,996
Office furniture and equipment..............................    1,739,870     1,328,730
Vehicles....................................................      129,498        84,975
                                                              -----------   -----------
                                                               12,649,686     8,564,384
Accumulated depreciation....................................   (6,945,101)   (5,906,723)
                                                              -----------   -----------
                                                              $ 5,704,585   $ 2,657,661
                                                              ===========   ===========

     The Company leases various facilities and equipment under operating leases. As of December 31, 1997, future minimum payments under noncancelable operating leases with initial or remaining terms of more than one year are approximately:
1998 -- $750,000, 1999 -- $545,000, 2000 -- $322,000; 2001 -- $300,000; and
2002 -- $58,000.

     Total rental expense under operating leases for the years ended December 31, 1997, 1996 and 1995 was approximately $1,732,000, $1,327,000 and $670,000, respectively, exclusive of property taxes, insurance and other occupancy costs generally payable by the Company.

NOTE E:  TECHNOLOGY LICENSES

     In March 1996, the Company entered into a memorandum of understanding with International Communication Technologies, Inc. ("ICT") and Eagle Telephonics, Inc. ("Eagle") to manufacture, market and sell a new modular, digital central office switch developed by Eagle. In July 1996, a long-term technology licensing agreement was executed by all three parties. As consideration for this license, the Company paid Eagle $250,000 in cash and provided it $450,000 of manufacturing services. The license fees paid Eagle will be amortized to expense in connection with the first 300,000 lines of phone service provided for within the switches sold by the Company, i.e. approximately $2.50 per line. In addition to the up-front consideration, the Company agreed to pay ICT certain royalties based on future sales of the switch by the Company. During 1997, the Company expensed license fees and royalties of approximately $200,000 in connection with lines sold during the year. In connection with this license and the up-front consideration paid, the Company received 1.2 million restricted shares of Eagle common stock. The fair value of these shares was not material as of December 31, 1997.

     In December 1996, the Company executed a technology licensing agreement with TCSI Corporation ("TCSI") that grants the Company the perpetual rights to incorporate TCSI's spread spectrum Code Division Multiple Access ("CDMA") based wireless technology into the Company's products sold throughout the world. Under the terms of the agreement, the Company also has the rights to use the technology covered by seven TCSI patents, all of which address digital data signals and wireless communication systems. As total consideration for this license, TCSI was paid $50,000 in cash and 25,000 shares of restricted Company common stock. These shares had an initial fair value of approximately $150,000. In addition to the 25,000 shares noted above, TCSI was issued 25,000 shares of restricted common stock. These shares were immediately placed into escrow and will be released to TCSI upon the earlier of the first commercial use of

                      WORLD ACCESS, INC. AND SUBSIDIARIES
the technology by the Company or the expiration of the two year period from the date the license was executed. As of December 31, 1997, no escrowed shares had been released to TCSI.

NOTE F:  GOODWILL

     Goodwill from acquisitions, representing the excess of purchase price paid over the value of net assets acquired, is as follows:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1997           1996
                                                              ------------   ------------
CIS.........................................................  $12,485,239    $        --
AIT.........................................................   11,557,917      6,403,187
Galaxy......................................................    5,089,265             --
Westec......................................................    2,364,660      1,329,035
Sunrise.....................................................    2,284,500      2,159,500
Other.......................................................      384,902        384,902
                                                              -----------    -----------
                                                               34,166,483     10,276,624
Accumulated amortization....................................   (2,506,282)      (750,484)
                                                              -----------    -----------
                                                              $31,660,201    $ 9,526,140
                                                              ===========    ===========

     Goodwill is being amortized on a straight-line basis over a 15 year period. The Company reviews the net carrying value of goodwill on a regular basis, and if deemed necessary, charges are recorded against current operations for any impairment in the value of these assets. No significant impairment charges have been recorded to date. Goodwill is removed from the books when fully amortized.

NOTE G:  DEBT

SUMMARY

     The Company had no debt outstanding as of December 31, 1996. Debt as of December 31, 1997 consists of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Convertible subordinated notes..............................  $115,000,000
Capital lease obligations and other debt....................       345,723
                                                              ------------
          Total debt........................................   115,345,723
Amount due within one year..................................       (81,739)
                                                              ------------
          Long -- term debt.................................  $115,263,984
                                                              ============

     Interest paid for the years ended December 31, 1997, 1996 and 1995 was $57,000, $352,000 and $507,000, respectively.

CONVERTIBLE SUBORDINATED NOTES

     On October 1, 1997, the Company sold $100.0 million in aggregate principal amount of convertible subordinated notes (the "Notes") under Rule 144A of the Securities Act of 1933. The Notes bear interest at the rate of 4.5% per annum, are convertible into Company common stock at an initial price of $37.03 per share and mature on October 1, 2002. Interest on the Notes is payable on April 1 and October 1 of each year, commencing on April 1, 1998. The Notes are general unsecured obligations of the Company and are subordinate in right of payment to all existing and senior indebtedness. The Company received $97.0 million from the sale of the Notes, after the application of the initial purchasers' discount fees of $3.0 million.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     In addition to the Notes sold on October 1, 1997, the Company granted the initial purchasers an option to purchase up to an additional $15.0 million in Notes to cover over-allotments. On October 28, 1997, the initial purchasers exercised the over-allotment option in full and the Company received an additional $14,550,000, after the application of the initial purchasers' discount fees of $450,000.

     The discount fees and legal, accounting, printing and other expenses (the "Debt issuance costs") related to the Notes offering amounted to approximately $4.0 million, and are being amortized to expense over the five year term of the Notes. During 1997, the Company recognized approximately $200,000 of debt issuance cost amortization related to the Notes. Debt issuance costs of approximately $3.8 million are included in Other assets on the Company's December 31, 1997 balance sheet.

BANK DEBT

     In December 1996, the Company's agreement with a large European bank was amended to increase its revolving line of credit to $10 million. Borrowings under the line are secured by a first lien on substantially all the assets of the Company. The bank agreement, which expires in March 2001, contains standard lending covenants including financial ratios, restrictions on dividends and limitations on additional debt and the disposition of Company assets. Interest is paid at the rate of prime plus 1 1/4% or LIBOR plus 2 1/2%, at the option of the Company.

     Prior to 1996, the Company's principal source of debt financing since May 1992 has been with this European bank. In connection with operating losses experienced by the Company, restructuring programs implemented by the Company and violations of financial covenants established by the bank, the bank agreement was amended several times during 1992 through 1994 to defer principal payments and restructure financial covenants. In consideration for the original credit facility and the significant concessions provided during this period, the bank received warrants to purchase 360,000 shares of the Company's common stock at its then current market price of $1.25 per share.

     In July 1995, the Company received a new $2 million revolving line of credit from the bank. In consideration for the line of credit and a reduced interest rate, the Company paid the bank a $30,000 origination fee and issued the bank warrants to purchase 100,000 shares of the Company's common stock at its then current market price of $3.82 per share on or prior to October 31, 1999. In October 1995, the bank paid the Company $832,000 to exercise all 460,000 warrants (see "Note I").

     In October 1996, in connection with a secondary public equity offering completed by the Company, the Company paid the bank $3.9 million to pay off the outstanding principal balance on its term loan.

NOTE H:  STOCKHOLDERS' EQUITY

     During September and October 1996, 3,487,500 shares of Company common stock were sold in a secondary public offering at a price of $8.00 per share. The Company received $26,156,250 from this offering, net of underwriting discounts. The Company incurred additional expenses of approximately $825,000 in connection with this offering.

     During June and July 1995, 1,168,000 restricted shares of the Company's common stock were sold in a private placement for a gross consideration of $2,920,000, or its then current market price of $2.50 per share. Participants in the offering also received warrants to purchase a total of 1,168,000 of additional shares of restricted common stock at $3.50 per share on or prior to June 30, 2000. Approximately $275,000 of the offering was purchased by the directors and management of the Company. In October 1995, stockholders paid the Company approximately $4.1 million to exercise all warrants issued as a result of the private offering (see "Note I").

     In connection with the Company's initial public offering in August 1991, all of the existing holders of the Company's common stock placed in escrow an aggregate of 672,419 shares of the Company's common stock. As of August 12, 1996, the termination date of the escrow agreement, the conditions for release of the shares

                      WORLD ACCESS, INC. AND SUBSIDIARIES
had not been met. Accordingly, the 672,419 escrowed shares of Company common stock were returned to the Company and became authorized but unissued shares.

NOTE I:  STOCK WARRANTS AND OPTIONS

STOCK WARRANTS

     In connection with various financial transactions completed by the Company during 1992 to 1995, equity investors (see "Note H"), debtors (see "Note G") and certain consultants were issued warrants to purchase shares of the Company's common stock in the future. All of these warrants had exercise prices that were set at or above the then current market price of the Company's common stock at the respective dates of grant.

     In October 1995, the Company raised approximately $6.5 million of new capital through the exercise of previously issued warrants and non-qualified options to purchase 2,433,853 shares of the Company's common stock. Of the $6.5 million raised, approximately $1.6 million was invested by the directors, management and the principal lender of the Company. In exercising their warrants or options, investors had the option of paying cash or executing an 8% interest bearing note payable to the Company. Approximately $2.4 million of the total proceeds was paid in cash and $4.1 million through notes. The notes were paid in full by March 29, 1996.

     As of December 31, 1997, there were no warrants outstanding to purchase Company common stock except for the Director warrant plans discussed below.

DIRECTOR WARRANT PLANS

     In December 1994, in an effort to attract and retain experienced executives to serve as outside directors for the Company, the Company's Board of Directors adopted an Outside Directors' Warrant Plan (the "Plan").

     In December 1994, three new outside directors of the Company were awarded a total of 450,000 warrants. Each director received 150,000 warrants and each warrant entitles the director to purchase one share of the Company's common stock on or prior to December 15, 1999 per the following terms:

                                                           EXERCISE
WARRANTS                                                    PRICE          VESTING
--------                                                   --------        -------
50,000...................................................   $1.50     December 15, 1995
50,000...................................................    2.25     December 15, 1995
50,000...................................................    4.00     December 15, 1996

     Concurrent with the above initial grant, a fourth outside director of the Company was awarded 126,000 warrants. The terms of this grant were exactly as those described above except the number of warrants at the $1.50 exercise price was set at 26,000 instead of 50,000.

     During 1997, outside directors paid the Company approximately $900,000 to exercise 358,660 warrants. As of December 31, 1997, 217,340 warrants are exercisable by the Company's outside directors under the Plan.

     In December 1994, the Company's Board of Directors awarded Steven A. Odom, who joined the Board in October 1994 and became Chairman in November 1994, an initial grant of 450,000 warrants under the Plan. Each warrant entitles Mr. Odom to purchase one share of the Company's common stock on or prior to December 15, 1999 per the following terms:

                                                           EXERCISE
WARRANTS                                                    PRICE          VESTING
--------                                                   --------        -------
150,000..................................................   $1.50     December 15, 1995
150,000..................................................    2.25     December 15, 1995
150,000..................................................    4.00     December 15, 1996

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     In August 1997, Mr. Odom paid the Company $225,000 to exercise 150,000 warrants at $1.50. As of December 31, 1997, 300,000 warrants are exercisable by Mr. Odom under the Plan.

     In December 1994, the Board also adopted the Directors Warrant Incentive Plan, pursuant to which the Board, beginning in 1997, may grant to each director on an annual basis warrants to purchase up to 50,000 shares of Company common stock at an exercise price per share equal to no less than 110% of the fair market value of the common stock at the date of grant. Warrants may only be issued under this plan if the Company's common stock has appreciated by a compounded annual average rate of in excess of 35% for the four years preceding the year of grant. In March 1997, the four outside directors of the Company were each granted warrants to purchase 50,000 shares of Company common stock at $9.21 per share. These warrants became fully vested on December 31, 1997.

     The vesting of all warrants awarded pursuant to the plans above will be subject to the director to whom such warrants have been granted attending at least 75% of the meetings of the Board of Directors for the year in which such warrants are scheduled to vest. Notwithstanding this limitation, the warrants to be awarded pursuant to the plans will become immediately exercisable (i) if the Company is to be consolidated with or acquired by another entity in a merger,
(ii) upon the sale of substantially all of the Company's assets or the sale of at least 90% of the outstanding common stock of the Company to a third party,
(iii) upon the merger or consolidation of the Company with or into any other corporation or the merger or consolidation of any corporation with or into the Company (in which consolidation or merger the shareholders of the Company receive distributions of cash or securities as a result thereof), or (iv) upon the liquidation or dissolution of the Company.

STOCK OPTION PLANS

     In 1991, the Company's stockholders adopted the 1991 Stock Option Plan (the "1991 Plan"). The 1991 Plan, as amended, provided for the granting of up to 3,500,000 options. As of December 31, 1997, no options were available for future grant under the 1991 Plan.

     In December 1997, the Company's Board of Directors authorized the adoption of the 1998 Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan, which is subject to shareholder approval, provides for the granting of up to 5,000,000 options. As of December 31, 1997, there were 4,025,000 options available for future grant under the 1998 Plan.

     These plans allow the Board of Directors to grant non-qualified and incentive stock options to purchase the Company's common stock at an exercise price not less than fair market value as of the grant date. Options issued under these plans typically vest over a four year period. Options awarded under the 1991 Plan and the 1998 Plan are subject to the same vesting acceleration provisions described above under the Director warrant plans.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The following table summarizes the activity relating to both plans:

                                                                NUMBER     AVERAGE
                                                              OF OPTIONS    PRICE
                                                              ----------   -------
Balance at January 1, 1995..................................    765,857     $1.70
Options granted.............................................  1,246,327      5.62
Options exercised...........................................   (167,400)     1.86
Options lapsed or canceled..................................   (162,955)     1.93
                                                              ---------
Balance at December 31, 1995................................  1,681,829      4.57
Options granted.............................................    883,269      8.03
Options exercised...........................................   (170,030)     1.47
Options lapsed or canceled..................................    (67,940)     5.38
                                                              ---------
Balance at December 31, 1996................................  2,327,128      6.08
Options granted.............................................  1,955,500     16.95
Options exercised...........................................   (647,700)     5.77
Options lapsed or canceled..................................    (80,440)     7.23
                                                              ---------
Balance at December 31, 1997................................  3,554,488     12.14
                                                              =========
Exercisable at December 31, 1997............................  1,101,800      7.64
                                                              =========

     The options outstanding at December 31, 1997 have been segregated into four price ranges for additional disclosure as follows:

                                          WEIGHTED-OPTIONS   WEIGHTED-AVERAGE   WEIGHTED-AVERAGE
                RANGE OF                    OUTSTANDING         REMAINING           EXERCISE
            EXERCISE PRICES                 AT 12/31/97      CONTRACTUAL LIFE        PRICES
----------------------------------------  ----------------   ----------------   ----------------
$ 1.25-2.25.............................        78,863              1.9              $ 1.88
  3.78-3.97.............................       414,500              2.7                3.79
  7.00-9.75.............................     1,624,125              3.7                8.01
 19.00-25.25............................     1,437,000              5.0               19.78

     In December 1995, the Company offered a voluntary salary reduction program for 1996 that resulted in the grant of 424,627 non-qualified stock options at the then current market price of $7.00 per share. Salaried employees voluntarily agreed to reduce their salaries by $849,254, i.e. $2 in exchange for each stock option granted. The options vested based upon the attainment of specific financial and operational objectives during the year. As of December 31, 1996, these options had become fully vested.

     In December 1996, the Company offered a similar voluntary salary reduction program for 1997 that resulted in the grant of 413,019 non-qualified options at the then current market price of $8.00 per share. Salaried employees voluntarily agreed to reduce their salaries by $826,038, i.e. $2 in exchange of each stock option granted. The options vested based upon the Company achieving key operational objectives during the year including 25% internal sales growth, improved inventory turnover and specific enhancements to the Company's quality and information systems designed to facilitate growth. As of December 31, 1997, these options had become fully vested.

     An additional element of the 1996 and 1997 voluntary salary reduction programs provided for the potential repayment of salaries if certain pre-tax income amounts are realized by the Company. Full repayment was earned and recorded to expense in 1996 and a 30% partial repayment was earned and recorded to expense in 1997.

     In August 1995, the Company granted its new President and Chief Operating Officer 400,000 options at $3.78 per share, the market price of the Company's common stock on the date his offer of employment was accepted. These options vest 25% on each of the first four anniversaries from the initial date of employment.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     In December 1995, the Company granted its Chairman and Chief Executive Officer and its Vice President and Chief Financial Officer 200,000 and 50,000 options, respectively, at the then market price of $7.00 per share. The 200,000 options vested 50% on the first two anniversaries from the date of grant. The 50,000 options vested 25% immediately and the remaining 25% on each of the next three anniversaries from the date of grant.

     In December 1997, the Company made an initial grant of 975,000 options under the 1998 Plan to its Chairman and Chief Executive Officer (400,000 options), President and Chief Operating Officer (300,000 options), Executive Vice President and Chief Financial Officer (200,000 options) and Executive Vice President of Business Development (25,000 options). These options, which are subject to stockholder approval, vest 25% on each of the first four anniversaries from the date of grant and are exercisable at $19.00 per share, the market price at the date of grant. The date the stockholders approve the 1998 Plan will become the measurement date for purposes of computing compensation expense, if any. If the stock price as of the measurement date exceeds $19.00, then the total compensation impact will be the difference between stock price at the measurement date and $19.00. The Company will record that expense ratably over a period of four years.

PRO FORMA RESULTS OF OPERATIONS

     The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its employee stock options. Therefore, no compensation cost has been recognized related to stock options. If the company had elected to account for its stock options under the fair value method of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                                       1997          1996         1995
                                                    -----------   ----------   ----------
Net Income
  As reported.....................................  $13,134,103   $6,778,542   $1,172,443
  Pro forma.......................................   11,380,000    6,100,000      980,000
Basic EPS
  As reported.....................................         0.76         0.52         0.15
  Pro forma.......................................         0.66         0.47         0.12
Diluted EPS
  As reported.....................................         0.70         0.46         0.12
  Pro forma.......................................         0.61         0.42         0.11

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Since the Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The fair value of each option has been estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively:

                                                              1997   1996   1995
                                                              ----   ----   ----
Dividend Yield..............................................  n/a    n/a    n/a
Expected volatility.........................................   44     50     50
Risk-free interest rate.....................................  5.5    5.1    6.0
Expected life of stock options (in years)...................  4.5    3.0    4.0

NOTE J:  RETIREMENT SAVINGS PLAN

     The Company has a retirement savings 401(k) plan that covers substantially all employees. The plan provides for the employees to voluntarily contribute a portion of their compensation on a tax deferred basis and allows for the Company to make discretionary matching contributions as determined by the Board of Directors. For the years ended December 31, 1997, 1996 and 1995, the Company contributed approximately $109,000, $42,000 and $19,000, respectively, in the form of Company common stock to the Plan. In 1997, Company contributions were based on a 50% match to employee contributions, up to the first six percent contributed.

NOTE K:  INCOME TAXES

     The Company uses the asset and liability approach for financial accounting and reporting for income taxes. Certain expenses are reported for financial accounting purposes in different periods than for income tax purposes. These temporary differences arise primarily from depreciation, bad debt reserves, inventory valuation and various reserves.

     The provision for income taxes for the years ended December 31, 1997 and 1996 was computed in accordance with SFAS No. 109, "Accounting for Income Taxes" and consists of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Current income taxes
  Federal...................................................  $5,362,500   $1,009,003
  State.....................................................     613,000      189,188
                                                              ----------   ----------
                                                               5,975,500    1,198,191
                                                              ----------   ----------
Deferred income taxes
  Federal...................................................   1,400,500     (405,425)
  State.....................................................     160,000      (47,697)
                                                              ----------   ----------
                                                               1,560,500     (453,122)
                                                              ----------   ----------
          Total income taxes................................  $7,536,000   $  745,069
                                                              ==========   ==========

     As of December 31, 1997, the Company has capital loss carryforwards of approximately $1.2 million expiring in 1998.

     As a result of the exercises of non-qualified stock options and warrants by the Company's directors and employees during 1997, the Company has realized a federal income tax benefit of approximately $6.7 million. This tax benefit has been accounted for as a decrease in current income taxes payable and an increase in capital in excess of par value.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the differences are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                        1997                  1996
                                                  -----------------    ------------------
Federal tax at statutory rate...................  $7,210,000   35.0%   $2,558,028    34.0%
Effect of:
  State tax, net of federal benefit.............     825,000    4.0       373,041     5.0
  Nondeductible purchase adjustments............     575,000    2.8       190,000     2.5
  Reduction in valuation allowance, utilization
     of net operating loss carryforwards and
     reduction of reserves......................  (1,074,000)  (5.3)   (2,376,000)  (31.6)
                                                  ----------   ----    ----------   -----
  Income tax expense............................  $7,536,000   36.5%   $  745,069     9.9%
                                                  ==========   ====    ==========   =====

     Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Deferred tax assets
  Accrued liabilities.......................................  $  978,594   $  793,809
  Net operating loss carryforwards..........................          --    1,519,658
  Capital loss carryforwards................................     493,071      480,428
  Other.....................................................     455,001      314,646
                                                              ----------   ----------
                                                               1,926,666    3,108,541
Deferred tax liabilities
  Depreciation/amortization.................................    (496,147)    (406,481)
  Other.....................................................    (182,367)          --
Valuation allowance.........................................    (493,071)    (480,428)
                                                              ----------   ----------
Net deferred tax assets.....................................  $  755,081   $2,221,632
                                                              ==========   ==========

     The valuation allowance relates to capital losses whose use is limited to capital gains the Company would record. These losses will expire during 1998, and currently there are no foreseeable events which would allow for the utilization of the losses.

NOTE L:  SPECIAL CHARGES

     In the second quarter of 1995, the Company recorded a one-time special charge of $980,000 for the following items:

Write-down of test equipment and related tooling............  $675,000
Consolidation of repair operations..........................    95,000
Retirement benefits and relocation costs....................   150,000
Other.......................................................    60,000
                                                              --------
                                                              $980,000
                                                              ========

     As a result of the significant decline in analog circuit board repair revenues experienced by the Company in recent years, the shift in strategic focus to new digital repair services and programs offered by the Company in 1995, the acquisition of AIT and other market considerations, the Company elected to consolidate certain operations and significantly write-down the net book value of certain assets related to repair operations. These assets primarily represent test equipment, tooling, dies and diagnostic programs for the repair of analog telecommunications equipment. All of these assets were capitalized in 1988 to 1990 in connection with acquisitions made by the Company.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

NOTE M:  RELATED PARTY TRANSACTIONS

     In October 1997, John D. Phillips, a director of the Company, entered into a series of agreements whereby, among other things, he became the new Chairman and Chief Executive Officer of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("Resurgens"), a facilities-based provider of international network access commonly referred to as a carriers' carrier. Resurgens was shortly thereafter placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code. WorldCom, Inc. ("WorldCom"), a major customer and vendor of Resurgens, has subsequently agreed to provide Resurgens up to $28 million in financing in the form of a debtor in possession facility and other credits.

     During the fourth quarter of 1997, the Company shipped switching equipment to Resurgens. The cost of this equipment was approximately $3.8 million. On February 12, 1998, the Company executed a letter of intent to acquire Resurgens. The equipment shipped to Resurgens is included in the Company's inventory at December 31, 1997 (see "Note C").

     The Resurgens acquisition is subject to, among other things, the satisfactory completion by the Company of its due diligence investigation of Resurgens, the preparation and execution of a definitive merger agreement, the receipt of the requisite corporate and regulatory approvals and the confirmation of Resurgens' Plan of Reorganization.

NOTE N:  SUBSEQUENT EVENTS

ATI ACQUISITION

     On December 24, 1997, the Company entered into an agreement to acquire Advanced TechCom, Inc. ("ATI"), a Wilmington, Massachusetts based designer and manufacturer of digital microwave and millimeterwave radio systems for short and long haul voice, data and/or video applications. On January 29, 1998, the transaction was completed in its final form whereby ATI was merged with and into CIS, a wholly-owned subsidiary of the Company (the "ATI Merger"). In connection with the ATI Merger, the stockholders of ATI received approximately $300,000 in cash and 418,054 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $8.0 million.

     In addition to the 418,054 shares noted above, the stockholders of ATI were issued 209,050 restricted shares of the Company's common stock. These shares were immediately placed into escrow and will be released to the stockholders of ATI contingent upon the realization of predefined levels of pre-tax net income from ATI's operations during calendar years 1998 and 1999.

     In December 1997, the Company loaned ATI approximately $4.5 million. The note receivable from ATI is included in Other assets on the Company's balance sheet at December 31, 1997.

NACT ACQUISITION

     In the fourth quarter of 1997, the Company began a three phase acquisition of NACT. NACT, based in Provo Utah, is a leading single-source provider of advanced telecommunications switching platforms with integrated telephony software applications and network telemanagement capabilities.

     During November and December 1997, the Company purchased 355,000 shares of NACT common stock in the open market for approximately $5.0 million (see "Note A").

     On December 31, 1997, the Company entered into a stock purchase agreement with GST and GST USA to acquire 5,113,712 shares of NACT common stock owned by GST USA, representing approximately 63% of the outstanding shares of NACT (the "Acquisition"). On February 27, 1998, the Acquisition was completed with GST USA receiving $59.7 million in cash and 1,429,907 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $23.0 million.

     On February 24, 1998 the Company entered into a merger agreement with NACT pursuant to which the Company agreed to acquire all of the shares of NACT common stock not already owned by the Company or

                      WORLD ACCESS, INC. AND SUBSIDIARIES

GST USA. Pursuant to the terms of the merger agreement, each share of NACT common stock will be converted into shares of Company common stock having a value of $17.50 per share based on the average of the daily closing price of Company common stock on the Nasdaq National Market for a pre-defined period prior to the closing (the "Closing Price"), provided that if the Closing Price is more than $25.52, then each share of NACT common stock will be converted into
0.6857 shares of Company common stock. If the Closing Price is less than $20.88, then the Company may elect to terminate the agreement. The merger is subject to, among other things, the approval of the NACT stockholders and the satisfaction of certain other customary conditions.

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A. Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT in the United States District Court, Southern District of New York, alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987 (the "Aerotel Patent"). Aerotel sought injunctive relief, damages in an unspecified amount, damages of up to three times damages found for willful infringement of the Aerotel Patent and an order requiring NACT to publish a written apology to Aerotel. NACT filed an answer and Counterclaim in which it denied infringement of the Aerotel Patent and sought judgement that the Aerotel patent is invalid and unenforceable and that Aerotel has misused its patent in violation of antitrust laws. NACT has denied that it has committed defamation, unfair competition and tortious interference with prospective business relations. In August 1997, Aerotel amended its complaint to include as defendants GST, GST USA, and two former executive officers of NACT. The amended pleadings seek in excess of $18.7 million in damages and allege that GST and GST USA have infringed the Aerotel patent, aided and abetted infringement by others, including NACT, and participated in, and aided and abetted alleged tortious conduct by NACT. GST, GST USA and the two former executive officers of NACT have served answers denying all material allegations and intend to defend vigorously.

     Under the terms of the Company's stock purchase agreement with GST, the Company and GST have agreed to share evenly the costs of any judgement against NACT as a result of the Aerotel litigation, including NACT's legal fees. The Company believes that NACT has valid defenses to the Aerotel claims. An unfavorable decision in this action could have a material adverse effect on the Company's financial position.

RESURGENS PENDING ACQUISITION

     On February 12, 1998, the Company executed a letter of intent to acquire Resurgens (see "Note M").

PRO FORMA RESULTS OF OPERATIONS

     On a pro forma, unaudited basis, as if the acquisitions of ATI and NACT had occurred as of January 1, 1996, total sales, operating income, net income (loss) and diluted net income (loss) per common share for the years ended December 31, 1997 and 1996 would have been approximately $136,520,000 and $80,360,000; $13,608,000 and $13,000; $6,919,000 and $(629,000); and $0.37 and $(0.04),
respectively.

     These unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which would actually have occurred had the acquisitions been in effect on the date indicated.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                      BALANCE AT   CHARGED TO   CHARGED TO                BALANCE
                                      BEGINNING    COSTS AND      OTHER                    END OF
DESCRIPTION                           OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS    PERIOD
-----------                           ----------   ----------   ----------   ----------   --------
Year Ended December 31, 1997:
  Deducted from asset account
     Allowance for doubtful
     accounts.......................   $265,000     $171,574     $35,000(B)  $(234,574)(A) $237,000
Year Ended December 31, 1996:
  Deducted from asset account
     Allowance for doubtful
     accounts.......................   $207,960     $167,612     $30,000(B)  $(140,572)(A) $265,000
Year Ended December 31, 1995:
  Deducted from asset account
     Allowance for doubtful
     accounts.......................   $230,911     $  7,568     $25,000(B)  $ (55,519)(A) $207,960

---------------

(A) Write-off of uncollectible amounts.
(B) Reserves established from businesses acquired.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders Advanced TechCom, Inc.
Wilmington, Massachusetts

     We have audited the accompanying consolidated balance sheet of Advanced TechCom, Inc. and Subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced TechCom, Inc. and Subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Tedder, Grimsley & Company, P.A.

March 27, 1998

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

CURRENT ASSETS
Cash...............................................................................................  $     473,433
Accounts receivable................................................................................      1,349,833
Inventory..........................................................................................      4,553,766
Prepaid expenses and other.........................................................................         73,683
                                                                                                     -------------
          TOTAL CURRENT ASSETS.....................................................................      6,450,715
PROPERTY AND EQUIPMENT -- net......................................................................      1,081,714
                                                                                                     -------------
          TOTAL ASSETS.............................................................................  $   7,532,429
                                                                                                     =============
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt..................................................................  $   5,675,021
Accounts payable...................................................................................      1,700,536
Accrued liabilities................................................................................      1,899,597
Warranty reserve...................................................................................        586,339
Customer deposits..................................................................................        305,173
                                                                                                     -------------
          TOTAL CURRENT LIABILITIES................................................................     10,166,666
LONG-TERM DEBT -- net of current portion...........................................................         73,413
                                                                                                     -------------
          TOTAL LIABILITIES........................................................................     10,240,079
STOCKHOLDERS' EQUITY
Preferred stock....................................................................................      1,121,051
Common stock.......................................................................................         38,747
Additional paid-in capital.........................................................................     13,246,315
Accumulated deficit................................................................................    (17,113,763)
                                                                                                     -------------
          TOTAL STOCKHOLDER'S EQUITY...............................................................     (2,707,650)
                                                                                                     -------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.........................................................  $   7,532,429
                                                                                                     =============

          See accompanying notes to consolidated financial statements.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

NET SALES...................................................  $ 13,686,728
Cost of goods sold..........................................    10,404,156
Write-off of obsolete inventory.............................     2,188,000
Capitalization of material overhead.........................       431,700
Accrual of liability under firm purchase commitments........       561,500
                                                              ------------
          TOTAL COST OF GOODS SOLD..........................    13,585,356
                                                              ------------
          GROSS PROFIT......................................       101,372
OPERATING EXPENSES
Research and development....................................     4,282,513
Sales and marketing.........................................     3,524,061
General and administrative..................................     2,228,273
Customer service............................................       513,778
                                                              ------------
          TOTAL OPERATING EXPENSES..........................    10,548,625
                                                              ------------
          LOSS FROM OPERATIONS..............................   (10,447,253)
OTHER INCOME................................................        64,004
                                                              ------------
          NET LOSS BEFORE INCOME TAXES......................   (10,383,249)
PROVISION FOR INCOME TAXES..................................            --
                                                              ------------
          NET LOSS..........................................  $(10,383,249)
                                                              ============

          See accompanying notes to consolidated financial statements.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                           COMMON STOCK          PREFERRED STOCK
                             $.10 PAR               $.10 PAR                                           STOCK
                         -----------------   -----------------------   ADDITIONAL    ACCUMULATED    SUBSCRIPTION     DEFERRED
                         SHARES    AMOUNT      SHARES       AMOUNT         PIC         DEFICIT       RECEIVABLE    COMPENSATION
                         -------   -------   ----------   ----------   -----------   ------------   ------------   ------------
Balance, beginning of
  year.................  343,989   $34,399   10,097,103   $1,009,710   $10,107,727   $(6,730,514)    $(273,000)      $(24,000)
Issuance of stock......      750       75       913,413       91,341     2,951,766            --            --             --
Exercise of stock
  options..............   42,730    4,273            --           --         6,822            --            --             --
Stock issued for
  services.............       --       --       200,000       20,000       180,000            --            --         24,000
Forgiveness of debt....       --       --            --           --            --            --       273,000             --
Net loss...............       --       --            --           --            --   (10,383,249)           --             --
                         -------   -------   ----------   ----------   -----------   ------------    ---------       --------
Balance, end of year...  387,469   $38,747   11,210,516   $1,121,051   $13,246,315   $(17,113,763)   $      --       $     --
                         =======   =======   ==========   ==========   ===========   ============    =========       ========

          See accompanying notes to consolidated financial statements.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(10,383,249)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................       699,382
  Forgiveness of stock subscription receivable..............       273,000
  Deferred compensation.....................................        24,000
  Issuance of stock for services............................       200,000
  Other.....................................................       115,401
  (Increase) decrease in:
     Accounts receivable....................................     2,238,264
     Inventory..............................................     1,289,950
     Prepaid expenses and other.............................        73,922
  Increase (decrease) in:
     Accounts payable.......................................      (930,234)
     Accrued liabilities....................................     1,023,095
     Warranty reserve.......................................       183,488
     Customer deposits......................................        84,266
                                                              ------------
          NET CASH USED BY OPERATING ACTIVITIES.............    (5,108,715)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..........................      (774,972)
                                                              ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit.............................       975,000
Proceeds from issuance of debt..............................     2,364,948
Principal payments on debt..................................      (343,548)
Proceeds from sale of stock.................................     3,043,182
Proceeds from exercise of stock options.....................        11,095
                                                              ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........     6,050,677
                                                              ------------
          NET INCREASE IN CASH..............................       166,990
CASH, BEGINNING OF YEAR.....................................       306,443
                                                              ------------
          CASH, END OF YEAR.................................  $    473,433
                                                              ============

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Advanced TechCom, Inc. and Subsidiaries (the "Company") designs, develops and manufactures a series of high-performance digital microwave/millimeter wave radio equipment, operating in frequencies of 1.5 GHZ to 38 GHZ utilized in the telecommunications industry.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned foreign sales corporation, Advanced TechCom (Barbados), Inc. They also include the accounts of Advanced TechCom de Mexico, S.A. de C.V. which is owned equally by Advanced TechCom, Inc. and Advanced TechCom (Barbados), Inc.

REVENUE RECOGNITION

     The Company recognizes revenue from the sales of products when the products are shipped. Sales to overseas customers generally require letters of credit before the products are shipped.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     An allowance for doubtful accounts is provided when accounts are considered uncollectible.

INVENTORY

     Inventory is stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of assets are as follows:

Machinery, equipment and other...........  3-7 years
Furniture and fixtures...................  3-7 years
Leasehold improvements...................  Shorter of lease term or useful life

FINANCIAL INSTRUMENTS

     The carrying values of cash, accounts receivable, accounts payable and borrowings under the Company's various debt instruments approximate fair value due to the short-term nature of these instruments.

INCOME TAXES

     The Company is taxed as a C Corporation. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed when incurred.

WARRANTY RESERVE

     The Company sells the majority of its products with a two-year repair or replacement warranty. The accompanying consolidated financial statements include an accrual of $586,339 for estimated warranty claims based on the Company's actual claims and anticipated future claims.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

EMPLOYEE STOCK-BASED COMPENSATION

     The Company used the intrinsic value-based method of Accounting Principles Board Opinion ("APB") No. 25 as allowed under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to account for all of its employee stock-based compensation plans.

CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     The Company's products are sold both directly to customers and through distributors. The Company's customers consist of domestic and international wireless and cellular companies, telephone companies, utilities and government and educational institutions.

     Approximately 93% of the Company's net sales are derived from international customers. A major international systems integrator, who resells worldwide, accounted for approximately 18% of the Company's 1997 net sales and approximately 12% of the accounts receivable balance at December 31, 1997. A second customer accounted for approximately 16% of the Company's 1997 net sales and approximately 10% of the accounts receivable balance at December 31, 1997.

USE OF ESTIMATES

     The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures of certain assets and liabilities at the balance sheet date. Actual results may differ from such estimates.

NOTE B -- FUNDING OF OPERATIONS

     As shown in the consolidated financial statements for the year ended December 31, 1997, the Company incurred a net loss of $10,383,249 and had negative cash flow from operations of $5,108,715. The Company's 1997 loss and working capital needs were principally funded by proceeds from a private placement equity offering, issuance of short-term debt and borrowings under a line of credit.

     On December 24, 1997, the Company entered into an agreement and plan of merger with World Access, Inc. and its wholly owned Subsidiary, Cellular Infrastructure Supply, Inc. (which is a more fully described below). This merger was completed in January, 1998. Subsequent to the merger, management made significant revisions to its plan of operations including personnel cut backs and expenditure reductions.

NOTE C -- ACCOUNTS RECEIVABLE

     At December 31, 1997, the Company evaluated its accounts receivable and determined that $413,092 of accounts receivable may be uncollectible. Such amount has been established as an allowance for doubtful accounts at December 31, 1997.

     Accounts receivable is comprised of the following at December 31, 1997:

Accounts receivable.........................................  $1,762,925
Less allowance for doubtful accounts........................     413,092
                                                              ----------
                                                              $1,349,833
                                                              ==========

NOTE D -- INVENTORY

     Inventory consisted of the following at December 31, 1997:

Raw materials...............................................  $3,065,469
Work in process.............................................   1,220,720
Finished goods..............................................     267,577
                                                              ----------
          Total.............................................  $4,553,766
                                                              ==========

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

NOTE E -- PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1997:

Leasehold improvements......................................  $   60,459
Machinery, equipment and other..............................   1,990,896
Office furniture and equipment..............................     881,801
                                                              ----------
                                                               2,933,156
  Less accumulated depreciation.............................   1,851,442
                                                              ----------
  Property and equipment -- net.............................  $1,081,714
                                                              ==========

     At December 31, 1997, the capitalized cost of property and equipment under capital leases was approximately $451,979 and related accumulated depreciation was approximately $78,807.

NOTE F -- LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997:

Revolving line of credit -- World Access, Inc...............  $4,450,613
Note payable to stockholder, due on demand, interest rate
  12%.......................................................     195,000
Note payable to stockholder, due on demand, interest rate
  12%.......................................................     200,000
Note payable to a community development finance corporation, interest payable monthly at a rate of 10%, collateralized
  by a second lien on                     substantially all
  of the Company's assets and personally guaranteed by the
  principal stockholder of the Company......................     124,999
Note payable to a community development organization,
  interest payable monthly at a rate of 10%, collateralized
  by a second lien on substantially all of the Company's
  assets and personally guaranteed by the principal
  stockholder of the Company................................     124,999
Note payable to a business development corporation, payable
  in installments through August 2000 with interest computed at prime plus 2.5% (approximately 9% at December 31,
  1997), collateralized by a second lien on substantially
  all of the Company's assets and personally guaranteed by
  the principal stockholder of the Company..................     274,982
Premium finance agreement payable in monthly installments of
  $1,353 including interest at 10.75%.......................      10,217

     Capital lease obligations:

NON-CANCELABLE LEASE OBLIGATIONS, PAYABLE IN MONTHLY INSTALLMENTS,
                COLLATERALIZED BY CERTAIN EQUIPMENT
-------------------------------------------------------------------
   MONTHLY         INTEREST
   PAYMENT           RATE          MATURITY DATE
-------------   --------------   -----------------
3,1$72.....          12.24%      March, 1999           $  57,142
2,428.....           12.24%      May, 1999                47,630
13,416....           12.38%      April, 1999             262,852
                                                       ---------
                                                       5,748,434
          Less current portion....................     5,675,021
                                                       ---------
                                                       $  73,413
                                                       =========

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

     Maturities on long-term debt as of December 31, 1997 are as follows:

                                                              YEAR ENDING
                                                             DECEMBER 31,
                                                             ------------
1998.......................................................  $   5,675,021
1999.......................................................         73,413
                                                             -------------
                                                             $   5,748,434
                                                             =============

     The Company had a revolving bank line of credit up to a maximum of $2,500,000 which was due on demand and had interest at the bank's prime rate plus 1/2%. The line was collateralized by substantially all of the Company's assets. This line of credit required, among other things, minimum levels of consolidated tangible net worth, maintenance of certain financial ratios and a minimum base of inventory and accounts receivable. The Company was out of compliance with such covenants.

     In December 1997, World Access, Inc., assumed the bank's position under such agreement via assignment by the bank.

     World Access, Inc. subsequently increased the line of credit to $5,000,000 and waived compliance with certain covenants.

     World Access, Inc. also repaid certain notes payable by the Company to the bank in the amount of $117,344 which was applied against the line of credit extended to the Company.

     Subsequent to December 31, 1997, all of the notes payable except the line of credit, the premium finance agreement and the capital lease obligations were refinanced by the Company by requesting funds from World Access, Inc. for such purpose. World Access, Inc. formally merged the Company into its wholly owned subsidiary in 1998. As such debts were in substance, refinanced in 1998, they are included in current liabilities.

NOTE G -- INCOME TAXES

     Deferred income taxes are provided for temporary differences in the recognition of certain income and expense items for financial reporting and income tax purposes. Such temporary differences relate primarily to depreciation methods, inventory allowances, the recognition of certain liabilities for financial statement purposes that can not be recognized for tax purposes until later periods and the difference in the recognition of the tax effects of operating losses for financial reporting and income tax purposes.

     As of December 31, 1997, the Company had a net deferred tax asset of approximately $7,437,000 which consisted of the following:

State research and development credits......................  $   654,223
Federal research and development credits....................      361,202
State investment tax credits................................       21,837
Inventory...................................................       34,114
Warranty....................................................      222,220
Accruals....................................................      450,824
Depreciation................................................      189,500
Operating loss carry forwards...............................    5,503,080
                                                              -----------
                                                                7,437,000
Valuation allowance.........................................   (7,437,000)
                                                              -----------
Net deferred taxes..........................................  $        --
                                                              ===========

     A valuation allowance for the full amount has been recognized to fully offset this asset as the Company will not be able to utilize the future benefit.

     As of December 31, 1997, the Company had net operating losses of approximately $14,520,000.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

NOTE H -- STOCKHOLDER'S EQUITY

STOCK --

     The Company has authorized the issuance of the following stock as of December 31, 1997:

Common stock................................................  $.10 par value   25,000,000 shares
Preferred stock-designated*.................................  $.10 par value   15,000,000 shares
Preferred stock-undesignated................................  $.10 par value    5,000,000 shares

---------------

* Series A preferred stock

     The preferred stock has voting rights similar to common stock and equal to the number of whole shares of common into which the preferred is convertible. The preferred stock also has preference on liquidation over common stock and on the payment of dividends. The Series A preferred stock shall be convertible, without the payment of any additional consideration by the holder, at any time at the option of the holder, at a conversion rate, subject to adjustment, of one share of common for each share of preferred.

     Each share of Series A preferred stock shall automatically be converted into common stock at the then effective applicable conversion rate upon the closing of a public offering with gross proceeds of not less than $15 million or upon the affirmative vote of the majority of the preferred stockholders.

NOTE I -- OPTIONS

     During 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan initially permitted the grant of options to purchase up to 1,200,000 shares of the Company's common stock at a price at least equal to the fair market value of the stock, determined by the Board, on the date of grant for incentive stock options and at prices determined by the Board in its sole discretion for nonqualified options. On September 6, 1996, the Board and stockholders approved an increase in the shares available for grants to 1,650,000.

     During the fourth quarter of 1996, the Company repriced all options to reflect the then fair market value of the Company's common stock. The repricing provided each option holder the right to exchange their existing stock options for new incentive stock options (the "new options") to purchase an identical number of shares of common stock at an exercise price of $.26 per share. The new options vest according to the original vesting schedule but with a six-month delay, or in 16 equal quarterly installments beginning three months before the original vesting date. The options are exercisable for 10 years from the original date of grant.

     At December 31, 1997, there were 824,250 options available for grant under the 1995 Plan.

     Stock Exchanged for Services -- During 1997, the Company issued 200,000 shares of preferred stock in exchange for services by a Director of the Company. The value of the services provided amounting to $200,000 for 1997 has been charged to operations.

     A summary of all stock option activity for the year ended December 31, 1997 is as follows:

                                                                         EXERCISE PRICE
                                                               SHARES      PER SHARE
                                                              --------   --------------
     Outstanding at December 31, 1996.......................   821,861        $.26
     Options granted........................................   215,200
     Options terminated.....................................   (42,730)        .26
     Options exercised......................................  (168,581)        .26
                                                              --------        ----
     Outstanding at December 31, 1997.......................   825,750        $.26
                                                              ========        ====
     Options exercisable at December 31, 1997...............   463,430        $.26
                                                              ========        ====

     The weighted average grant date fair value for options granted in 1997 was approximately $.31.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

     The following table sets forth information regarding stock options outstanding at December 31, 1997 under the Stock Option Plans as described above:

                                                               WEIGHTED
                                                                AVERAGE
               RANGE     WEIGHTED   WEIGHTED                   EXERCISE
 NUMBER OF       OF      AVERAGE     AVERAGE      NUMBER       PRICE FOR
  OPTIONS     EXERCISE   EXERCISE   REMAINING    CURRENTLY     CURRENTLY
OUTSTANDING    PRICE      PRICE       LIFE      EXERCISABLE   EXERCISABLE
-----------   --------   --------   ---------   -----------   -----------
  825,750      $0.26      $0.26     7.6 years     463,430        $0.26

PRO FORMA DISCLOSURES

     As described in Note 1, the Company applies the intrinsic value method of APB No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net loss for the year ended December 31, 1997 would have been approximately $10,449,961.

     For purposes of pro forma disclosures, the fair value of the options granted under the Company's stock options plans during 1997 was estimated on the date of grant using the Black-Scholes option pricing mode. Key assumptions used to apply this pricing model are as follows:

Risk-free interest rate....................................            6.50%
Expected life of option grants.............................          5 years

     The pro-forma disclosures, as required by SFAS No. 123, only include the effects of options granted in 1997.

NOTE J -- EMPLOYEE BENEFIT PLAN

     In 1994, the Company established a 401(k) retirement plan for substantially all employees. Employees eligible to participate in the plan must be age 21. The Company does not contribute to the plan.

NOTE K -- LEASES

     The Company leases its present facilities in Wilmington, Massachusetts, under a five-year lease expiring in November 2000. Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1997.

YEAR ENDING                                                     AMOUNT
-----------                                                     ------
1998........................................................  $  351,996
1999........................................................     368,000
2000........................................................     384,000
                                                              ----------
          Total.............................................  $1,103,996
                                                              ==========

     The Company is also responsible for real estate taxes and other operating expenses associated with the property lease. Rent expense under all operating leases for the year ended December 31, 1997 was approximately $631,000.

NOTE L -- CONTINGENCIES

     The Company has been named as a defendant in a suit filed by a successor to a former vendor. The vendor claims it is owed $1,000,000 from the Company and has asserted breach of contract and other claims. The Company has counter claimed for breach of contract and other causes of action. The Company's recorded liability at December 31, 1997 was approximately $480,564. The ultimate outcome of this claim cannot be

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES
predicted, however, management estimates that the Company's possible loss that may be incurred will not exceed the amounts recorded.

NOTE M -- SUPPLEMENTAL CASH FLOW STATEMENT DISCLOSURES

Cash flow information --
  Cash paid for interest....................................  $  292,679
  Cash paid for taxes.......................................          --
Non-cash investing and financing activities --
  Debt refinanced by:
     World Access, Inc. line of credit......................  $2,315,516
     Capital lease obligations..............................     283,933
Other --
  Interest expensed.........................................  $  394,653

NOTE N -- LETTER OF CREDIT

     The Company is contingently liable under a letter of credit arrangement with a bank for $140,000 which is being used as security for the operating lease on its facilities. The letter of credit is secured by a $140,000 certificate of deposit (included in cash in the accompanying consolidated balance sheet).

NOTE O -- CONCENTRATION OF CREDIT RISK

     The Company maintains certain of its main operating accounts in a single financial institution. At times throughout the year, the Company may maintain balances in such accounts in excess of the FDIC insured limits. The excess at December 31, 1997 was $270,855.

NOTE P -- FORGIVENESS OF STOCK SUBSCRIPTION RECEIVABLE

     The Company's Board of Directors authorized the forgiveness of the stock subscription receivable from the Company's principal stockholder in 1997.

NOTE Q -- PURCHASE COMMITMENTS

     The Company has entered into numerous agreements for the purchase of inventory. In connection with such agreements, the Company has recorded estimated losses of $561,500 in the accompanying consolidated financial statements for the future purchase of inventory that they no longer expect to use and other reasons.

NOTE R -- SUBSEQUENT EVENTS

     In December 1997 the Company entered into an Agreement and Plan of Merger (the "Plan") with World Access, Inc. and its wholly owned Subsidiary, Cellular Infrastructure Supply, Inc. Under the Plan, the Company's stockholders would receive shares of World Access, Inc. stock in return for their shares of the Company's stock. Outstanding stock options were also to be acquired by World Access, Inc. The final Plan was executed in January 1998.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Advanced TechCom, Inc.
  Wilmington, Massachusetts

     We have audited the accompanying consolidated balance sheets of Advanced TechCom, Inc. and Subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Advanced TechCom, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, subsequent to year end the Company entered into an agreement to subcontract certain of its manufacturing, raised additional equity, and received a commitment for additional financing.

                                          /s/ Deloitte & Touche LLP

February 26, 1997
  (October 15, 1997 as to Notes 2 and 13,
  and the last paragraph of Note 5)

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              -----------   -----------
                                        ASSETS
CURRENT ASSETS:
  Cash......................................................  $   306,443   $   271,458
  Accounts Receivable.......................................    3,588,097     2,777,070
  Inventory.................................................    5,843,716     7,203,140
  Prepaid expenses and other................................      147,605       141,886
  Deferred income taxes.....................................           --       104,456
                                                              -----------   -----------
          Total current assets..............................    9,885,861    10,498,010
          PROPERTY AND EQUIPMENT -- Net.....................    1,006,124     1,020,113
                                                              -----------   -----------
          TOTAL ASSETS......................................  $10,891,985   $11,518,123
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes Payable.............................................  $ 1,690,000   $ 4,023,000
  Current portion of long-term debt.........................      356,598       316,290
  Accounts Payable..........................................    2,630,770     1,681,619
  Accrued Salaries and commissions..........................      545,252       662,387
  Accrued Expenses..........................................      734,101       517,393
  Customer deposits.........................................      389,439       685,885
                                                              -----------   -----------
          Total current liabilities.........................    6,346,160     7,886,574
                                                              -----------   -----------
          LONG TERM DEBT -- Net of current portion..........      421,503       650,509
                                                              -----------   -----------
STOCKHOLDERS EQUITY:
  Preferred stock, $.10 per share par value -- 20,000,000
     shares authorized; issued and outstanding -- 10,097,103
     shares in 1996.........................................    1,009,710            --
  Common stock, $.10 per share par value -- 25,000,000
     shares authorized; issued and outstanding -- 343,989
     and 8,032,248 shares in 1996 and 1995, respectively....       34,399       803,223
  Additional paid-in capital................................   10,107,727     3,167,580
  Accumulated deficit.......................................   (6,730,514)     (572,763)
                                                              -----------   -----------
Less:
  Stock subscription value..................................     (273,000)     (357,000)
  Deferred compensation.....................................      (24,000)      (60,000)
                                                              -----------   -----------
          Total stockholders' equity........................    4,124,322     2,981,040
                                                              -----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $10,891,985   $11,518,123
                                                              ===========   ===========

                See notes to consolidated financial statements.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              -----------   -----------
NET SALES...................................................  $15,713,507   $18,297,699
COST OF GOODS SOLD..........................................   11,993,587    10,698,605
                                                              -----------   -----------
GROSS PROFIT................................................    3,719,920     7,599,094
                                                              -----------   -----------
OPERATING EXPENSES:
  Research and development..................................    4,785,393     3,350,540
  Selling, general and administrative.......................    4,606,697     3,866,043
                                                              -----------   -----------
          Total operating expenses..........................    9,392,090     7,216,583
                                                              -----------   -----------
(LOSS) INCOME FROM OPERATIONS...............................   (5,672,170)      382,511
OTHER INCOME (EXPENSE)
  Interest, net.............................................     (339,527)     (324,175)
  Other.....................................................      (98,598)      (12,946)
                                                              -----------   -----------
(LOSS) INCOME BEFORE INCOME TAXES...........................   (6,110,295)       45,390
PROVISION FOR INCOME TAXES..................................       47,456            --
                                                              -----------   -----------
          NET (LOSS) INCOME.................................  $(6,157,751)  $    45,390
                                                              ===========   ===========

                See notes to consolidated financial statements.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                      NO PAR                $.10 PAR VALUE            $.10 PAR VALUE
                                   COMMON STOCK              COMMON STOCK            PREFERRED STOCK        ADDITIONAL
                              -----------------------   ----------------------   ------------------------     PAID-IN
                                SHARES       AMOUNT       SHARES      AMOUNT       SHARES        AMOUNT       CAPITAL
                              ----------   ----------   ----------   ---------   -----------   ----------   -----------
BALANCE, JANUARY 1, 1995....   6,706,479   $2,045,803           --   $      --            --   $       --   $        --
 Exercise of stock
   options..................     525,000      350,000           --          --            --           --            --
 Issuance of stock..........       3,750           --           --          --            --           --            --
 Exchange of no par common
   stock for $.10 par value
   common stock.............  (7,235,229)  (2,395,803)   7,235,229     723,522            --           --     1,672,281
 Sale of common stock.......          --           --      750,000      75,000            --           --     1,425,000
 Stock issued for
   services.................          --           --       47,019       4,701            --           --        70,299
 Accrued interest on stock
   subscription.............          --           --           --          --            --           --            --
 Dividends paid.............          --           --           --          --            --           --            --
       Net income...........          --           --           --          --            --           --            --
                              ----------   ----------   ----------   ---------   -----------   ----------   -----------
BALANCE, DECEMBER 31,
 1995.......................                             8,032,248     803,223            --           --     3,167,580
 Exercise of stock
   options..................          --           --      262,500      26,250            --           --       148,750
 Sale of common stock.......          --           --      953,430      95,344            --           --     3,082,756
 Stock issued for
   services.................          --           --       73,014       7,302            --           --        87,631
 Exchange of $.10 par value
   common stock for $.10 par
   value Series A preferred
   stock....................          --           --   (8,977,203)   (897,720)    8,977,203      897,720            --
 Sale of Series A preferred
   stock....................          --           --           --          --     1,119,900      111,990     3,621,010
 Receipt of stock
   subscription.............          --           --           --          --            --           --            --
 Accrued interest on stock
   subscription.............          --           --           --          --            --           --            --
 Forgiveness of interest on
   stock subscription
   loan.....................          --           --           --          --            --           --            --
 Net loss...................          --           --           --          --            --           --            --
                              ----------   ----------   ----------   ---------   -----------   ----------   -----------
BALANCE, DECEMBER 31,
 1996.......................          --   $       --      343,989   $  34,399    10,097,103   $1,009,710   $10,107,727
                              ==========   ==========   ==========   =========   ===========   ==========   ===========


                                                STOCK
                              ACCUMULATED    SUBSCRIPTION   DEFERRED
                                DEFICIT       RECEIVABLE     COMP.       TOTAL
                              ------------   ------------   --------   ----------
BALANCE, JANUARY 1, 1995....  $  (404,542)    $      --     $     --   $1,641,261
 Exercise of stock
   options..................           --      (350,000)          --           --
 Issuance of stock..........           --            --           --           --
 Exchange of no par common
   stock for $.10 par value
   common stock.............           --            --           --           --
 Sale of common stock.......           --            --           --    1,500,000
 Stock issued for
   services.................           --            --      (60,000)      15,000
 Accrued interest on stock
   subscription.............           --        (7,000)          --       (7,000)
 Dividends paid.............     (213,611)           --           --     (213,611)
       Net income...........       45,390            --           --       45,390
                              -----------     ---------     --------   ----------
BALANCE, DECEMBER 31,
 1995.......................     (572,763)     (357,000)     (60,000)   2,981,040
 Exercise of stock
   options..................           --            --           --      175,000
 Sale of common stock.......           --            --           --    3,178,100
 Stock issued for
   services.................           --            --       36,000      130,933
 Exchange of $.10 par value
   common stock for $.10 par
   value Series A preferred
   stock....................           --            --           --           --
 Sale of Series A preferred
   stock....................           --            --           --    3,733,000
 Receipt of stock
   subscription.............           --        77,000           --       77,000
 Accrued interest on stock
   subscription.............           --       (24,582)          --      (24,582)
 Forgiveness of interest on
   stock subscription
   loan.....................           --        31,582           --       31,582
 Net loss...................   (6,157,751)           --           --   (6,157,751)
                              -----------     ---------     --------   ----------
BALANCE, DECEMBER 31,
 1996.......................  $(6,730,514)    $(273,000)    $(24,000)  $4,124,322
                              ===========     =========     ========   ==========

                See notes to consolidated financial statements.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income...........................................  $(6,157,751)  $    45,390
Adjustments to reconcile net (loss) income to net cash used
  in operating activities:
  Depreciation and amortization.............................      600,413       424,334
  Deferred income taxes.....................................      104,456      (104,456)
  Other.....................................................      137,933        20,946
Change in assets and liabilities:
  Accounts receivable.......................................     (811,027)      498,280
  Inventory.................................................    1,359,424    (3,975,477)
  Prepaid expenses and other................................       (5,719)      (94,815)
  Accounts payable..........................................      949,151        50,059
  Accrued expenses..........................................       99,573       578,183
  Customer deposits.........................................     (296,446)      209,289
                                                              -----------   -----------
          Net cash used in operating activities.............   (4,019,993)   (2,348,267)
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES --
Purchases of property and equipment.........................     (418,379)     (920,358)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (payments) under line of credit..............   (2,528,000)    1,809,000
Proceeds from notes payable.................................      195,000       750,000
Principal payments on long-term notes payable...............     (281,659)     (269,036)
Principal payments on capital leases........................      (75,084)      (38,039)
Proceeds from exercise of stock option plans................      175,000            --
Proceeds from sale of stock.................................    6,911,100     1,500,000
Proceeds from payment of stock subscription receivable......       77,000            --
Dividends paid..............................................           --      (213,611)
                                                              -----------   -----------
          Net cash provided by financing activities.........    4,473,357     3,538,314
NET INCREASE IN CASH........................................       34,985       269,689
CASH, BEGINNING OF YEAR.....................................      271,458         1,769
                                                              -----------   -----------
CASH, END OF YEAR...........................................  $   306,443   $   271,458
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   336,906   $   324,316
                                                              ===========   ===========
  Cash paid (refunded) for income taxes.....................  $   (90,116)  $   174,456
                                                              ===========   ===========
SUPPLEMENTAL NONCASH FINANCING AND INVESTING ACTIVITY:
  Capital lease obligations.................................  $   168,045   $        --
                                                              ===========   ===========
  Stock issued for notes receivable.........................  $        --   $   350,000
                                                              ===========   ===========
  Increase in notes receivable for accrued interest.........  $    24,582   $     7,000
                                                              ===========   ===========

                See notes to consolidated financial statements.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business. Advanced TechCom, Inc. and Subsidiary (the "Company") designs, develops and manufactures a series of high-performance digital microwave/millimeter wave radio equipment, operating in frequencies of 1.5 GHZ to 38 GHZ utilized in the telecommunications industry.

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned foreign sales corporation, Advanced TechCom (Barbados), Inc. All material intercompany transactions and balances have been eliminated.

     Stock Split. In November 1996, the Board of Directors declared a three-for-one split of the Company's common and preferred stock effected in the form of stock dividends. Shares will be distributed to all stockholders of record. All share and per share data have been adjusted to reflect the split.

     Revenue Recognition. The Company recognizes revenue from the sales of products when the products are shipped. Sales to overseas customers generally require letters of credit before the products are shipped.

     Allowance for Doubtful Accounts. An allowance for doubtful accounts is provided when accounts are considered uncollectible. No such allowances were considered necessary at December 31, 1996 and 1995.

     Inventory. Inventory is stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives of assets are as follows:

Machinery and equipment and other.......................              3-5 years
Furniture and fixtures..................................              3-7 years
Leasehold improvements..................................  Shorter of lease term or useful life

     Financial Instruments. The carrying values of cash, accounts receivable, accounts payable, borrowings under the Company's credit line and debt approximate fair value due to the short-term nature of these instruments.

     Income Taxes. The Company is taxed as a C Corporation. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Research and Development. Research and development costs are expensed when incurred.

     Warranty Reserve. The Company sells the majority of its products with a two-year repair or replacement warranty. The accompanying consolidated financial statements for 1996 and 1995 include an accrual of approximately $403,000 and $150,000, respectively, for estimated warranty claims based on the Company's experience of actual claims and anticipated future claims.

     Employee Stock. Based Compensation -- The Company uses the intrinsic value-based method of Accounting Principles Board Opinion ("APB") No. 25. as allowed under Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation," to account for all of its employee stock-based compensation plans.

     Customers and Concentration of Credit Risk. The Company's products are sold both directly to customers and through distributors. The Company's customers consist of domestic and international wireless and cellular companies, telephone companies, utilities and government and educational institutions. Approximately 93% of the Company's net sales are derived from international customers. A major international systems integrator, who resells worldwide, accounted for approximately 20% of the Company's 1996 net sales

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY
and approximately 54% of the accounts receivable balance at December 31, 1996. A second customer accounted for approximately 14% of the accounts receivable balance at December 31, 1996.

     Use of Estimates. The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at the balance sheet date. Actual results may differ from such estimates.

     Reclassifications. Certain amounts in the 1995 financial statements have been reclassified to conform with the 1996 presentation.

     Adoption of New Accounting Pronouncements. Effective January 1, 1996, the Company adopted, prospectively, SFAS No. 121, "Accounting for Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever circumstances indicate that the carrying value of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a significant effect on the Company's consolidated financial position or results of operations for the year ended December 31, 1996.

     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123 the Company has continued to account for its stock-based transactions to employees in accordance with APB No. 25, "Accounting for Stock Issued to Employees." As required by SFAS No. 123 for stock option grants to nonemployees, the Company follows the provisions of SFAS No. 123, calculates compensation expense using a fair value based method and amortizes compensation expense over the vesting period. During the year ended December 31, 1996, the Company did not grant any options to purchase shares of common stock to nonemployees.

2. FUNDING OF OPERATIONS

     As shown in the consolidated financial statements, for the year ended December 31, 1996, the Company incurred a net loss of $6,157,751 and had negative cash flow from operations of $4,019,993. The Company's 1996 loss and working capital needs were principally funded by proceeds from various private placement equity offerings completed throughout the year.

     Since December 31, 1996, the Company has continued to incur losses. However, it has negotiated a line of credit for borrowings of up to $2.5 million and raised approximately $3.0 million through the issuance of preferred stock. Moreover, the Company has entered into a joint venture agreement to subcontract the manufacturing of certain of its products and, upon the successful refinancing of the Company's existing bank line of credit or financing with a new bank, the agreement will also provide up to $2.0 million of additional financing. On October 15, 1997, the Company received a commitment letter for bank financing of $750,000. The Company is also now selling its compact product line in the 38 GHZ and 23 GHZ frequencies, thus improving its existing product line offerings and plans to raise additional equity financing in 1997. Management believes these factors will provide sufficient working capital for the remainder of 1997 and into 1998.

3. INVENTORY

     Inventory consisted of the following at December 31:

                                                           1996         1995
                                                        ----------   ----------
Raw materials.........................................  $4,685,490   $5,841,531
  Work in process.....................................     845,613    1,170,597
  Finished goods......................................     312,613      191,012
                                                        ----------   ----------
          Total.......................................  $5,843,716   $7,203,140
                                                        ==========   ==========

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                                                           1996         1995
                                                        ----------   ----------
Machinery and equipment and other.....................  $1,322,067   $  927,700
Office furniture and equipment........................     836,117      644,060
                                                        ----------   ----------
                                                         2,158,184    1,571,760
Less Accumulated Depreciation.........................  (1,152,060)    (551,647)
                                                        ----------   ----------
Property and equipment, net...........................  $1,006,124   $1,020,113
                                                        ==========   ==========

     At December 31, 1996, the capitalized cost of property and equipment under capital leases was $251,416 and related accumulated depreciation was $104,831.

     Property and equipment under capital leases and related accumulated depreciation for the year ended December 31, 1995 was not material.

5. NOTES PAYABLE

     Notes payable consisted of the following at December 31:

                                                                 1996         1995
                                                              ----------   ----------
Revolving bank line of credit...............................  $1,245,000   $3,773,000
Note payable-stockholder, due on demand, interest payable
  monthly at 12%............................................     195,000           --
Note payable-to a community development finance corporation
  with interest payable monthly at a rate of 10%,
  collateralized by a second lien on substantially all of
  the Company's assets, and personally guaranteed by the
  principal stockholder of the Company......................     125,000      125,000
Note payable-to a community development organization with
  interest payable monthly at a rate of 10%, collateralized
  by a second lien on substantially all of the Company's
  assets, and personally guaranteed by the principal
  stockholder of the Company................................     125,000      125,000
                                                              ----------   ----------
                                                              $1,690,000   $4,023,000
                                                              ==========   ==========

     The Company had a revolving bank line-of-credit agreement which expired in May 1996. Since the expiration of the agreement, borrowings under the line were based on eligible accounts receivable and inventory up to a maximum of $1,245,000. At December 31, 1996, the Company had outstanding bank letters of credit totaling $172,657, of which $32,657 reduces borrowing availability under the line of credit. The line is payable on demand and bears interest at the bank's prime rate plus 1/2% (8.75% at December 31, 1996). The line is collateralized by substantially all of the Company's assets and is personally guaranteed by the principal stockholder of the Company. The agreement contains certain covenants which, among other things, require minimum levels of consolidated tangible net worth, the maintenance of certain financial ratios, and a minimum collateral base of inventory and accounts receivable. At December 31, 1996, the Company was not in compliance with certain provisions of the loan agreement related to the minimum debt coverage ratio requirement.

     On March 13, 1997, the Company's bank line-of-credit agreement was amended. The amended agreement provides for available borrowings under the line based on eligible accounts receivable up to a maximum of $2,500,000, reduced by outstanding letters of credit issued by the Company. The line is payable on demand and bears interest at the bank's prime lending rate plus 1/2%. The line is collateralized by substantially all of the Company's assets and is personally guaranteed by the principal stockholder of the Company. The agreement contains certain covenants which, among other things, require minimum levels of

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY
consolidated tangible net worth, the maintenance of certain financial ratios, and a minimum collateral base of inventory and accounts receivable. As of October 15, 1997, approximately $2,200,000 was outstanding under the line and the Company was in default on certain covenant requirements. The Company is currently discussing refinancing of the line (see Note 2).

6. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                1996       1995
                                                              --------   --------
Note payable-bank-payable in monthly installments through
  January 1998 with interest at prime plus 1/2% (8.75% at
  December 31, 1996) the note is collateralized by a second
  lien on substantially all Company assets..................  $106,528   $204,855
Note payable-finance company-payable in monthly installments through July 1997 with interest computed at rates ranging
  from 10.24%-10.37%; collateralized by certain equipment...   143,795     50,834
Note payable-bank-payable in installments through October
  1998 with interest computed at prime plus  1/2% (8.75% at
  December 31, 1996); collateralized by a second lien on
  substantially all Company assets..........................   152,778    236,111
Note payable-to a business development
  corporation -- payable in installments through August 2000 with interest computed at prime plus 2 1/4% (10.5% at
  December 31, 1996); collateralized by a second lien on
  substantially all Company assets and personally guaranteed
  by the principal stockholder..............................   375,000    474,999
                                                              --------   --------
                                                               778,101    966,799
Less current portion........................................  (356,598)  (316,290)
                                                              --------   --------
Long-term debt..............................................  $421,503   $650,509
                                                              ========   ========

     Maturities on long-term debt as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1997........................................................  $356,598
1998........................................................   227,082
1999........................................................   119,421
2000........................................................    75,000
                                                              --------
                                                              $778,101
                                                              ========

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

7. INCOME TAXES

     The components of the Company's provision for income taxes as are as follows:

                                                                1996       1995
                                                              --------   --------
Currently payable taxes before application of credits and
  benefit of Foreign Sales Corporation
  Federal...................................................  $     --   $151,460
  State.....................................................    18,746     65,320
  State Manufacturing investment and research and
     development credits....................................   (18,746)   (65,320)
  Federal research and development credits..................        --    (42,004)
  Benefit of Foreign Sales Corporation......................        --     (5,000)
  Federal benefit of net operating loss carryback...........   (57,000)        --
                                                              --------   --------
  Net currently payable (refundable) tax....................   (57,000)   104,456
  Deferred tax expense......................................   104,456   (104,456)
                                                              --------   --------
          Total.............................................  $ 47,456   $     --
                                                              ========   ========

     A reconciliation between reported income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows:

                                                                 1996         1995
                                                              -----------   ---------
Taxes at statutory federal rates............................  $(2,066,762)  $  15,433
1996 taxable loss for which no tax asset was recorded.......    2,066,762          --
State taxes, net of federal tax benefit.....................     (299,858)         --
Federal and state tax credit carryforwards..................     (368,090)   (129,081)
Federal tax credit utilized.................................           --     (42,004)
Valuation allowance for deferred tax assets.................      596,236          --
Change in valuation allowance...............................      104,456     175,447
Other.......................................................       14,712     (19,795)
                                                              -----------   ---------
Net tax expense.............................................  $    47,456   $      --
                                                              ===========   =========

     The Company's deferred taxes at December 31 were as follows:

                                                                 1996         1995
                                                              -----------   --------
State research and development credits......................  $   387,981   $203,127
Federal research and development credits....................      202,104     40,705
State investment tax credits................................       21,837         --
Inventory...................................................      247,661     70,285
Warranty....................................................      162,229     60,405
Accruals....................................................      156,303    133,024
Other.......................................................           --      1,991
Depreciation................................................       45,595         --
Tax benefit from exercise of stock options..................      120,810         --
Operating loss carryforwards................................    1,925,881         --
                                                              -----------   --------
                                                                3,270,401    509,537
Valuation Allowance.........................................   (3,270,401)  (405,081)
                                                              -----------   --------
          Net deferred taxes................................  $        --   $104,456
                                                              ===========   ========

     Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods and future tax benefits of federal and state tax credits. At December 31, 1995, deferred tax assets totaling $509,537, with a related valuation

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY
allowance of $405,081, or net deferred tax assets of $104,456, were recorded based upon management's assessment at that time that taxable income would more likely than not be sufficient to utilize fully the net deferred tax asset. At December 31, 1996, based on operating results and management's reassessment of future taxable income, the Company established a valuation allowance to reduce the carrying value of net deferred tax assets to zero.

     At December 31, 1996, the Company had available unused federal research and development credits of approximately $202,000 which expire in the years 2010 and 2011, state research and development credits of approximately $388,000, of which approximately $7,300 are unlimited and the remainder expire at various dates beginning in 2006 through 2011 and an investment tax credit of $21,837. Net operating loss carryforwards totaled approximately $5,080,000 at December 31, 1996.

8. STOCKHOLDERS' EQUITY

     On November 7, 1996, the Company amended the Company's Certificate of Incorporation to increase the authorized preferred stock to 20,000,000 shares with par value of $.10 per share; 15,000,000 shares designated as Series A convertible preferred stock ("Series A preferred stock") and 5,000,000 shares as undesignated preferred stock (see "Stock Split" in Note 1).

     The preferred stock has voting rights similar to common stock and equal to the number of whole shares of common into which the preferred is convertible. The preferred stock also has preference on liquidation over common stock and on the payment of dividends. The Series A preferred stock shall be convertible, without the payment of any additional consideration by the holder, at any time at the option of the holder, at a conversion rate, subject to adjustment, of one share of common for each share of preferred. Each share of Series A preferred stock shall automatically be converted into common stock at the then effective applicable conversion rate upon the closing of a public offering with gross proceeds of not less than $15 million or upon the affirmative vote of the majority of the preferred stockholders.

     Concurrent with the increase in the number of authorized shares of preferred stock, common stockholders were granted the option of converting their shares into Series A preferred stock on a one-for-one basis.

     In addition, additional shares of Series A convertible preferred stock totaling 965,430 were issued for no additional consideration to those persons who purchased common stock in April and May 1996 at a price of $20 per share in order that their purchase price, after taking into account the stock split, be adjusted to $3 1/3 per share.

9. STOCK PLANS

     Performance Share Plan. The Company had a performance share plan which was intended as an incentive to certain key employees and directors who contribute to the success of the Company's business. Under the terms of the plan, performance shares were granted to individuals at the discretion of the Company's Board of Directors (the "Board"), subject to various vesting schedules. Performance shares exercised during 1995 totaled 6,980. Shares forfeited under the plan totaled 17,809 for 1995.

     In August 1995, the Board voted to terminate the performance share plan and authorized the Company's president, in consultation with the Compensation Committee, to offer stock options in exchange for performance shares held by the holders thereof.

     Stock Options. During 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan initially permitted the grant of options to purchase up to 1,200,000 shares of the Company's common stock at a price at least equal to the fair market value of the stock, determined by the Board, on the date of grant for incentive stock options and at prices determined by the Board in its sole discretion for nonqualified options. On September 6, 1996, the Board and stockholders approved an increase in the shares available for grants to 1,650,000.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

     During the fourth quarter of 1996, the Company repriced all options to reflect the then fair market value of the Company's common stock. The repricing provided each option holder the right to exchange their existing stock options for new incentive stock options (the "new options") to purchase an identical number of shares of common stock at an exercise price of $.26 per share. The new options vest according to the original vesting schedule but with a six-month delay, or in 16 equal quarterly installments beginning three months before the original vesting date. The options are exercisable for 10 years from the original date of grant.

     At December 31, 1996, there were 828,137 options available for grant under the 1995 Plan. Prior to the adoption of the 1995 Plan, the Company issued stock options to certain individuals which were exercisable on varying dates at prices ranging from $.67 to $2.57 per share.

     Stock Exchanged for Services. During 1995, the Company issued 47,019 shares of common stock in exchange for current and future services. Of the 47,019 shares issued, 36,000 were issued to a director for services to be provided through 1997. The right to the 36,000 shares is subject to a two-year vesting schedule through 1997. The value of the services provided amounting to $15,000 and $36,000 for 1996 and 1995, respectively, has been charged to operations. During 1996, an additional 73,014 shares of common stock were issued in exchange for current services. The value of the shares totaling $94,933 was expensed in 1996.

     A summary of all stock option activity for the years ended December 31, 1996 and 1995 is as follows:

                                                                         EXERCISE PRICE
                                                               SHARES      PER SHARE
                                                              --------   --------------
Outstanding at January 1, 1995..............................   943,500    $0.67-$2.57
Options granted in exchange for performance shares..........   175,476    $      2.00
Options granted.............................................   454,458    $ .33-$2.20
Options terminated..........................................  (159,000)   $2.00-$2.57
Options exercised...........................................  (525,000)   $      0.67
                                                              --------    -----------
Outstanding at December 31, 1995............................   889,434    $0.33-$2.20
                                                              --------    -----------
Options granted.............................................   298,803    $0.26-$2.20
Options terminated..........................................  (103,876)   $0.33-$2.20
Options exercised...........................................  (262,500)   $      0.67
Options cancelled upon exchange.............................  (865,161)   $0.67-$2.57
Options issued upon exchange................................   865,161    $      0.26
                                                              --------    -----------
Outstanding at December 31, 1996............................   821,861    $      0.26
                                                              ========    ===========
Options exercisable at December 31, 1995....................   650,568    $0.33-$2.20
                                                              ========    ===========
Options exercisable at December 31, 1996....................   448,377    $      0.26
                                                              ========    ===========

     The weighted average grant date fair value for options granted in 1996 and 1995 was $.31 and $.67, respectively.

     During 1995, the Company's principal stockholder exercised options to purchase 525,000 shares of common stock by issuing a note to the Company in the amount of $350,000 (the "Note"). The Note is due on August 24, 2000 and bears interest, payable annually, at 8% per annum commencing August 24, 1996. Accrued interest on the Note as of December 31, 1996 totaling $31,582 has been forgiven.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

     The following table sets forth information regarding stock options outstanding at December 31, 1996 under the Stock Option Plans as described above:

                                                                                             WEIGHTED
                                                                                              AVERAGE
                                                    WEIGHTED    WEIGHTED                     EXERCISE
              NUMBER OF                 RANGE OF    AVERAGE      AVERAGE       NUMBER        PRICE FOR
               OPTIONS                  EXERCISE    EXERCISE    REMAINING     CURRENTLY      CURRENTLY
             OUTSTANDING                 PRICE       PRICE        LIFE       EXERCISABLE    EXERCISABLE
             -----------                --------    --------    ---------    -----------    -----------
821,861...............................   $0.26       $0.26      7.6 years      448,377         $0.26

     Pro Forma Disclosures. As described in Note 1, the Company applies the intrinsic value method of APB No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss for the years ended December 31, 1996 and 1995 would have been $6,260,157 and $25,215, respectively.

     For purposes of the pro forma disclosures, the fair value of the options granted under the Company's stock option plans during 1996 and 1995 was estimated on the date of grant using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model are as follows:

                                                               1996       1995
                                                              -------   ---------
Risk-free interest rate.....................................    6.50%       6.50%
Expected life of option grants..............................  5 years   4.9 years

     The pro forma disclosures, as required by SFAS No. 123, only include the effects of options granted in 1996 and 1995.

10. EMPLOYEE BENEFIT PLAN

     In 1994, the Company established a 401(k) retirement plan for substantially all employees. Employees eligible to participate in the plan must be age 21. The Company does not contribute to the plan.

11. LEASES

     The Company leases its present facilities in Wilmington, Massachusetts, under a five-year lease expiring in November 2000. Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1996:

YEAR ENDING                                                     AMOUNT
-----------                                                   ----------
  1997......................................................  $  320,000
  1998......................................................     351,996
  1999......................................................     368,000
  2000......................................................     384,000
                                                              ----------
          Total.............................................  $1,423,996
                                                              ==========

     The Company is also responsible for real estate taxes and other operating expenses associated with the property lease. Rent expense under all operating leases for the years ended December 31, 1996 and 1995 was approximately $586,000 and $246,000, respectively.

12. RELATED-PARTY TRANSACTIONS

     The Company purchases computers and other networking equipment from a computer distributor whose principal shareholder is a director of the Company. Purchases of equipment totaled $77,758 and $186,163 for 1996 and 1995, respectively. As of December 31, 1996, there are no amounts payable to the distributor.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

     Interest expense on the note payable to stockholder (see Note 5) was $8,112 for the year ended December 31, 1996.

13. SUBSEQUENT EVENT

     Subsequent to year end, the Company was named as a defendant in a suit filed by a successor to a former vendor. The vendor claims it is owed $1,000,000 from the Company and has asserted breach of contract and other claims. The Company's recorded liability at December 31, 1996 was approximately $450,000. The Company and the vendor have agreed to stay the litigation while they engage in settlement negotiations. The ultimate outcome of this claim cannot be predicted, however, management estimates that the Company's possible loss that may be incurred will not exceed the amounts recorded.

14. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT
    AUDITORS' REPORT

     As discussed in notes 2 and 5, as of October 15, 1997 the Company had approximately $2,200,000 outstanding and was in default on certain covenant requirements under its bank line of credit. Moreover, the Company was discussing the refinancing of this line in connection with a joint venture agreement entered into to subcontract the manufacturing of certain of its products and had received a commitment letter for bank financing of $750,000. The commitment letter expired on December 15, 1997 and on December 29, 1997 the Company signed a definitive agreement to be acquired by World Access, Inc. In connection with the acquisition the Company also entered into an agreement to terminate the joint venture agreement referred to above. In December 1997, World Access paid the Company's outstanding bank debt and began funding its operations. The acquisition of the Company, by World Access, was consummated on January 29, 1998.

                         NACT TELECOMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                              JUNE 30,   DECEMBER 31,
                                                                1998         1997
                                                              --------   ------------
                                                                  (IN THOUSANDS)
                                                                    (UNAUDITED)
                                       ASSETS
Current Assets:
  Cash......................................................  $ 11,264     $  5,252
  Marketable securities.....................................     3,500        7,246
  Accounts receivable, less allowance for doubtful accounts
     of $411 in June and $631 in December...................    10,541        9,496
  Notes receivable, less allowance for doubtful accounts of
     $461 in June and $295 in December......................     3,609        4,055
  Intercompany receivable...................................     1,057           --
  Inventories...............................................     2,586        2,814
  Prepaid expenses and other assets.........................       436          216
  Deferred tax asset -- current.............................       699          817
                                                              --------     --------
          Total current assets..............................    33,692       29,896
Fixed Assets:
  Property, plant, and equipment............................     7,291        6,577
  Less: Accumulated depreciation............................    (1,037)        (698)
                                                              --------     --------
          Net fixed assets..................................     6,254        5,879
Notes receivable -- long term...............................     1,627          785
Inventory -- long term......................................       225          225
Intangibles.................................................     5,372        5,598
Other Assets................................................       144          164
                                                              --------     --------
          Total Assets......................................  $ 47,314     $ 42,547
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  3,252     $  1,889
  Accrued expenses..........................................     1,143        1,206
  Current corporate tax lability............................     2,670        1,073
  Deferred Revenue..........................................       662          790
  Inter company payable.....................................        --        1,743
                                                              --------     --------
          Total current liabilities.........................     7,727        6,701
Long Term Liabilities:
  Deferred compensation liability...........................       132          158
  Deferred tax liability....................................     1,175        1,252
                                                              --------     --------
          Total long-term liabilities.......................     1,307        1,410
Stockholders' Equity:
  Common stock, $.01 par value..............................        81           81
  Additional paid-in-capital................................    28,318       28,271
  Retained earnings.........................................     9,879        6,055
  Unrealized appreciation on marketable securities..........         2           29
                                                              --------     --------
          Total stockholders' equity........................    38,280       34,436
                                                              --------     --------
          Total liabilities and stockholders' equity........  $ 47,314     $ 42,547
                                                              ========     ========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                              STATEMENTS OF INCOME

                                                        THREE MONTHS ENDED           SIX MONTHS ENDED
                                                    ---------------------------   ----------------------
                                                    DECEMBER 31,   DECEMBER 31,   JUNE 30,     JUNE 30,
                                                        1997           1996         1998         1997
                                                    ------------   ------------   ---------    ---------
                                                     (IN THOUSANDS, EXCEPT PER    (IN THOUSANDS, EXCEPT
                                                            SHARE DATA)              PER SHARE DATA)
                                                            (UNAUDITED)                (UNAUDITED)
Revenues:
  Product sales...................................     $7,300         $4,780       $17,006      $10,812
  Network carrier sales...........................      1,387          1,610         2,424        2,685
                                                       ------         ------       -------      -------
          Total revenues..........................      8,687          6,390        19,430       13,497
Cost of goods sold:
  Products........................................      2,158          1,730         5,141        3,229
  Network carrier usage...........................      1,387          1,558         2,167        2,547
  Authorization of acquired intangibles...........        170             91           340          181
                                                       ------         ------       -------      -------
          Total cost of goods sold................      3,715          3,379         7,648        5,957
                                                       ------         ------       -------      -------
          Gross profit............................      4,972          3,011        11,782        7,540
Operating expenses:
  Research and development........................        799            423         1,495        1,356
  Sales and marketing.............................        767            357         1,750        1,391
  General and administrative......................      1,362            836         2,289        1,628
  Amortization of acquired intangibles............        143            143           286          286
                                                       ------         ------       -------      -------
          Total operating expenses................      3,071          1,759         5,810        4,661
                                                       ------         ------       -------      -------
          Income from operations..................      1,901          1,252         5,972        2,879
Other income, net.................................        223             25           401          274
                                                       ------         ------       -------      -------
          Income before income taxes..............      2,124          1,277         6,373        3,153
Income taxes......................................        850            569         2,549        1,261
                                                       ------         ------       -------      -------
          Net income..............................     $1,274         $  708       $ 3,824        1,892
                                                       ======         ======       =======      =======

Weighted average common and common equivalent
shares outstanding:
  Basic...........................................      8,122          6,114        8,130       6,923
  Diluted.........................................      8,443          6,114        8,265       6,923
Earnings per share:
  Basic...........................................     $ 0.16         $ 0.12      $  0.47     $  0.27
  Diluted.........................................     $ 0.15         $ 0.12      $  0.46     $  0.27

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                            THREE MONTHS ENDED    SIX MONTHS ENDED
                                                               DECEMBER 31,           JUNE 30,
                                                            -------------------   -----------------
                                                              1997       1996      1998      1997
                                                            --------   --------   -------   -------
                                                              (IN THOUSANDS)       (IN THOUSANDS)
                                                                (UNAUDITED)          (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................  $ 1,274    $   708    $ 3,824   $ 1,892
  Adjustments to reconcile net income to net cash
Provided by (used in) operating activities:
     Depreciation and amortization........................      498        322      1,045       508
     Provision for loss on accounts and notes
       receivable.........................................      382        218        348       194
     Provision for loss on inventory......................      228         --        228        --
     Capital contribution by parent company...............       --        497         --        --
     Deferred taxes.......................................       91        (10)        41        10
     Decrease (increase) in operating assets:
       Trade accounts and notes receivable................   (3,658)    (2,717)    (2,076)   (4,380)
       Inventories........................................     (262)      (205)        (1)      216
       Prepaid expenses and other assets..................      (19)      (167)      (200)       52
     Increase (decrease) in operating liabilities:
       Accounts payable...................................      456     (1,088)     1,364      (133)
       Accrued expenses...................................      243         54        (63)      675
       Income taxes payable...............................     (280)        71      1,596       881
       Intercompany payable...............................      296      2,110     (2,800)   (1,136)
       Deferred revenue and deferred compensation.........      324          4       (154)     (367)
                                                            -------    -------    -------   -------
          Net cash provided by (used in) operating
            activities....................................     (427)      (203)     3,152    (1,788)
                                                            -------    -------    -------   -------
Cash flows from investing activities:
  Purchase of land, property, plant and equipment.........     (240)       (63)      (426)   (4,428)
  Proceeds from sale of marketable securities.............    1,121        250      6,219        --
  Purchase of marketable securities.......................   (5,103)        --     (2,500)   (2,240)
  Capitalization of software development costs............     (187)      (125)      (480)     (629)
                                                            -------    -------    -------   -------
          Net cash provided by (used in)
            investing activities..........................   (4,409)        62      2,813    (7,297)
Cash flows from financing activities:
  Proceeds from issuance of common stock..................      141         --         47    18,624
  Principle payments of capital lease obligations.........       --         (1)        --       (11)
                                                            -------    -------    -------   -------
          Net cash provided by (used in)
            financing activities..........................      141         (1)        47    18,613
                                                            -------    -------    -------   -------
Net (decrease) increase in cash...........................   (4,695)      (142)     6,012     9,528
Cash at beginning of period...............................    9,947        694      5,252       552
                                                            -------    -------    -------   -------
Cash at end of period.....................................  $ 5,252    $   552    $11,264   $10,080
                                                            =======    =======    =======   =======
Supplemental disclosures of cash flow information
  Cash paid during the period:
          Interest........................................  $     0    $     2    $     0   $    21
          Income taxes....................................    1,038          0        911        97

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                        NINE MONTHS ENDED JUNE 30, 1998

                                                                                          NET
                                                                                       UNREALIZED
                                                                                     GAIN (LOSS) ON
                                            COMMON STOCK     ADDITIONAL                MARKETABLE
                                           ---------------    PAID-IN     RETAINED     INVESTMENT
                                           SHARES   AMOUNT    CAPITAL     EARNINGS     SECURITIES     TOTAL
                                           ------   ------   ----------   --------   --------------   ------
                                                                    (IN THOUSANDS)
Balances at September 30, 1997...........  8,114      81       28,130      4,781           12         33,004
Issuance of common stock for cash, net of
  expenses...............................     20                  188                                    144
Net unrealized gain on marketable
  investment securities..................                                                 (10)           (10)
Net income...............................                                  5,098                       2,503
                                           -----      --       ------      -----          ---         ------
Balances at June 30, 1998................  8,134      81       28,318      9,879            2         38,280
                                           =====      ==       ======      =====          ===         ======

                         NACT TELECOMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The interim financial statements included herein have been prepared by NACT Telecommunications, Inc. ("NACT" or the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such SEC rules and regulations. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 1997 audited financial statements filed as part of the Company's Annual Report on Form 10K with the SEC in December 1997. In the opinion of management, the condensed financial statements included herein reflect all adjustments necessary to present fairly the financial position of the Company as of June 30, 1998 and December 31, 1997, and the results of its operations and cash flows for the three month and six month periods ended June 30, 1998 and 1997. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

2. EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No., 128, Earnings per Share (SFAS
128). SFAS 128 became effective for financial statements with interim and annual periods ending after December 15, 1997. Accordingly, the Company adopted SFAS 128 for the quarter ended December 31, 1997. SFAS 128 establishes a different method of computing earnings per common share than was previously required under the provisions of Accounting Principles Board Opinion No. 15. SFAS 128 requires the presentation of basic and diluted earnings per common share. Basic earnings per common share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per common share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period. The earnings per common share as previously reported has been restated for all periods presented to adopt the provisions of SFAS 128.

3. STOCK PLAN

     In connection with entering into a stock purchase agreement with the Company (the "NACT Stock Purchase Agreement"), on January 2, 1998 relating to the purchase by World Access, Inc. ("WAI") of approximately 63% of Company's outstanding common stock ("NACT Stock Purchase"), WAI entered into option exchange agreements (the "Option Exchange Agreements") with the holders of options to purchase an aggregate of 1,034,032 shares of NACT Common Stock (the "Exchanged Options") representing approximately 99% of all the then-outstanding options to acquire NACT Common Stock. Pursuant to the Option Exchange Agreements, upon consummation of the NACT Stock Purchase, each Exchanged Option was assumed by WAI and now constitutes an option to acquire, on the same terms and conditions as were applicable under such Exchanged Option, a number of shares of WAI Common Stock equal to (i) the product of the number of shares of NACT Common Stock subject to such Exchanged Option (ii) multiplied by 0.8390 with an exercise price per share equal to (i) the aggregate exercise price for such shares of NACT Common Stock deemed to be purchasable pursuant to such option; provided, however that none of Exchanged Options will be incentive stock options under Section 422 of the Code and all such options are now exercisable. As a result of the consummation of the NACT Stock Purchase Agreement on February 27, 1998, these options will become exercisable for shares of WAI Common Stock on a one-for-one basis.

                         NACT TELECOMMUNICATIONS, INC.

4. INVENTORIES

     Inventories are as follows (in thousands):

                                                              JUNE 30,   DECEMBER 31,
                                                                1998         1997
                                                              --------   ------------
Raw materials...............................................   $1,578       $1,577
Work-in-process.............................................      576          587
Finished goods..............................................      432          189
Refurbished inventory held for sale.........................        0          461
                                                               ------       ------
                                                               $2,586       $2,814
                                                               ======       ======
Inventory -- long term......................................   $  225       $  225
                                                               ======       ======

5. PROPERTY AND EQUIPMENT

     Property and equipment are as follows (in thousands):

                                                              JUNE 30,   DECEMBER 31,
                                                                1998         1997
                                                              --------   ------------
Furniture and equipment.....................................   $  314       $  311
Computer equipment..........................................    1,014          900
Switch and testing equipment................................    1,748        1,165
Land........................................................      563          563
Building....................................................    3,652        3,638
                                                               ------       ------
                                                                7,291        6,577
Less accumulated depreciation and amortization..............    1,037          698
                                                               ======       ======
                                                               $6,254       $5,879
                                                               ======       ======

6. COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective January 1, 1998. SFAS 130 establishes for reporting and display of comprehensive income and its components in financial statements. The components of the Company's comprehensive income are as follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
Net income..................................................  $3,824    $1,892
Change in unrealized gain on marketable securities..........     (27)        0
                                                              ------    ------
Comprehensive income........................................  $3,797    $1,892
                                                              ======    ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
NACT Telecommunications, Inc.:

     We have audited the accompanying balance sheets of NACT Telecommunications, Inc. as listed in the accompanying index. In connection with our audits of the financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Salt Lake City, Utah
December 4, 1997

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents (notes 11 and 12)...............  $ 9,946,621   $   694,359
  Marketable investment securities (note 3).................    3,247,296       250,000
  Trade accounts receivable, less allowance for doubtful
     accounts of $380,819 in 1997 and $100,000 in 1996......    6,840,958     3,171,180
  Notes receivable, less allowance for doubtful notes of
     $250,000 in 1997 and $310,000 in 1996 (note 4).........    3,252,170       561,396
  Inventories (note 2)......................................    2,780,467     2,406,399
  Prepaid expenses and other................................      197,659        16,338
  Deferred tax assets (note 8)..............................      587,199       418,449
                                                              -----------   -----------
          Total current assets..............................   26,852,370     7,518,121
                                                              -----------   -----------
Property and equipment, net (note 5)........................    5,783,157       717,804
Notes receivable, less current installments (note 4)........      966,868     1,179,750
Inventories -- long term (note 2)...........................      225,000            --
Intangibles, net (notes 4 and 6)............................    5,775,673     5,075,366
Other assets................................................      152,043       193,709
                                                              -----------   -----------
                                                              $39,755,111   $14,684,750
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,432,922   $ 2,251,800
  Accrued expenses..........................................      963,034       266,451
  Income taxes payable (note 8).............................    1,353,371       199,557
  Deferred revenue..........................................      466,859       350,439
  Current installments of obligation under capital lease....           --        21,848
  Payable to GST USA........................................    1,446,891       183,176
                                                              -----------   -----------
          Total current liabilities.........................    5,663,077     3,273,271
Obligation under capital lease, less current installments...           --        58,221
Deferred compensation (note 13).............................      157,819       157,819
Deferred tax liabilities (note 8)...........................      929,984       985,508
                                                              -----------   -----------
          Total long-term liabilities.......................    1,087,803     1,201,548
                                                              -----------   -----------
Commitments and contingencies (notes 9, 12 and 13)
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 10,000,000
     shares; none issued and outstanding in 1997 and 1996...           --            --
  Common stock, $.01 par value in 1997 and no par value in
     1996. Authorized 25,000,000 and 10,000,000 shares in
     1997 and 1996, respectively; issued and outstanding
     8,113,712 shares in 1997 and 6,113,712 shares 1996.....       81,137     9,244,847
  Additional paid-in-capital................................   28,130,161            --
  Retained earnings.........................................    4,780,760       965,255
  Net unrealized gain (loss) on marketable investment
     securities (note 3)....................................       12,173          (171)
                                                              -----------   -----------
          Total stockholders' equity........................   33,004,231    10,209,931
                                                              -----------   -----------
                                                              $39,755,111   $14,684,750
                                                              ===========   ===========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                              STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Revenues:
  Product sales.........................................  $21,981,854   $ 9,929,702   $ 7,604,071
  Network carrier sales.................................    5,716,406     3,783,445     2,781,761
  Wins (note 1(b))......................................           --     2,571,731     1,097,950
                                                          -----------   -----------   -----------
          Total revenues................................   27,698,260    16,284,878    11,483,782
                                                          -----------   -----------   -----------
Cost of goods sold (note 6):
  Products..............................................    7,140,914     3,941,529     2,645,646
  Network carrier usage (note 13).......................    5,485,671     3,381,716     2,731,295
  Wins (note 1(b))......................................           --     2,571,731       786,699
  Amortization of acquired intangibles..................      362,424       362,428       442,734
                                                          -----------   -----------   -----------
          Total cost of goods sold......................   12,989,009    10,257,404     6,606,374
                                                          -----------   -----------   -----------
          Gross profit..................................   14,709,251     6,027,474     4,877,408
Operating expenses (note 6):
  Research and development..............................    2,385,243     1,352,138     1,183,422
  Selling and marketing.................................    2,504,420       953,486       924,542
  General and administrative............................    3,472,069     3,024,361     2,152,898
  Amortization of acquired intangibles..................      573,060       573,058       519,780
                                                          -----------   -----------   -----------
          Total operating expenses......................    8,934,792     5,903,043     4,780,642
                                                          -----------   -----------   -----------
          Income from operations........................    5,774,459       124,431        96,766
                                                          -----------   -----------   -----------
Other income (expense):
  Interest income.......................................      543,410       127,043       155,949
  Interest expense......................................      (30,456)      (14,202)       (1,514)
  Miscellaneous income..................................        4,439        34,670        34,635
                                                          -----------   -----------   -----------
          Total other income............................      517,393       147,511       189,070
                                                          -----------   -----------   -----------
Income before income taxes..............................    6,291,852       271,942       285,836
Income taxes (note 8)...................................    2,476,347        78,184       205,517
                                                          -----------   -----------   -----------
Net income..............................................  $ 3,815,505   $   193,758   $    80,319
                                                          ===========   ===========   ===========
Earnings per common and common equivalent share:
  Primary...............................................  $      0.52   $      0.03   $      0.01
  Fully diluted.........................................  $      0.50   $      0.03   $      0.01

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                                                            NET
                                                                                         UNREALIZED
                                                                                       GAIN (LOSS) ON
                                        COMMON STOCK        ADDITIONAL                   MARKETABLE
                                   ----------------------     PAID-IN      RETAINED      INVESTMENT
                                    SHARES       AMOUNT       CAPITAL      EARNINGS      SECURITIES        TOTAL
                                   ---------   ----------   -----------   ----------   --------------   -----------
Balances at September 30, 1994...  6,113,712   $6,277,572   $        --   $  691,178      $    --       $ 6,968,750
Capital contribution by parent
  company (note 1(l))............         --      414,981            --           --           --           414,981
Addition to capital arising from
  push down accounting...........         --    2,162,384            --           --           --         2,162,384
Net unrealized gain on marketable
  investment securities..........         --           --            --           --        3,605             3,605
Net income.......................         --           --            --       80,319           --            80,319
                                   ---------   ----------   -----------   ----------      -------       -----------
Balances at September 30, 1995...  6,113,712    8,854,937            --      771,497        3,605         9,630,039
Capital contribution by parent
  company (note 1(l))............         --      389,910            --           --           --           389,910
Net unrealized loss on marketable
  investment securities..........         --           --            --           --       (3,776)           (3,776)
Net income.......................         --           --            --      193,758           --           193,758
                                   ---------   ----------   -----------   ----------      -------       -----------
Balances at September 30, 1996...  6,113,712    9,244,847            --      965,255         (171)       10,209,931
Capital contribution by parent
  company (note 1(l))............         --           --       899,799           --           --           899,799
Issuance of common stock for
  cash, net of expenses of
  $1,933,348.....................  2,000,000       20,000    18,046,652           --           --        18,066,652
Net unrealized gain on marketable
  investment securities..........         --           --            --           --       12,344            12,344
Reclass of common stock to
  additional paid-in capital
  resulting from establishing a
  par value on common stock......         --   (9,183,710)    9,183,710           --           --                --
Net income.......................         --           --            --    3,815,505           --         3,815,505
                                   ---------   ----------   -----------   ----------      -------       -----------
Balances at September 30, 1997...  8,113,712   $   81,137   $28,130,161   $4,780,760      $12,173       $33,004,231
                                   =========   ==========   ===========   ==========      =======       ===========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Cash flows from operating activities:
  Net income............................................  $ 3,815,505   $   193,758   $    80,319
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization......................    1,431,226     1,165,885     1,212,039
     Provision for loss on accounts, notes receivable,
       and recourse obligation..........................    1,385,734       942,785       229,342
     Loss (gain) on sale of marketable investment
       securities and equipment.........................       45,699        (4,399)      (34,635)
     Capital contribution by parent company.............      899,799       389,910       414,981
     Provision for loss on inventories..................      111,000            --            --
     Deferred taxes.....................................     (224,274)     (374,127)     (271,762)
     Decrease (increase) in operating assets:
       Trade accounts and notes receivable..............   (8,374,533)   (1,980,342)   (2,266,741)
       Inventories......................................     (920,068)   (2,019,310)       19,873
       Prepaid expenses.................................     (181,321)       89,441       (94,484)
       Other assets.....................................       41,666        58,360      (227,882)
     Increase (decrease) in operating liabilities:
       Accounts payable.................................     (818,878)      888,670     1,210,516
       Accrued expenses.................................      496,583        45,287       148,411
       Income taxes payable.............................    1,153,814        60,578      (208,468)
       Deferred revenue and deferred compensation.......      116,420       193,475       180,844
       Payable to GST USA...............................    1,263,715       243,176            --
                                                          -----------   -----------   -----------
          Net cash provided by (used in) operating
            activities..................................      242,087      (106,853)      392,353
                                                          -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of land, plant, and equipment................   (5,169,888)     (304,614)     (326,796)
  Proceeds from sale of equipment.......................           --            --        34,635
  Proceeds from sale of available-for-sale securities...      250,000       596,836            --
  Purchase of available-for-sale securities.............   (3,234,952)           --            --
  Capitalization of software development costs..........     (821,568)     (419,154)     (162,025)
  Cash included in transfer of Wins to parent (note
     1).................................................           --      (173,718)           --
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........   (8,976,408)     (300,650)     (454,186)
                                                          -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock................   18,066,652            --            --
  Principal payments on capital lease obligations.......      (80,069)      (19,868)       (2,271)
                                                          -----------   -----------   -----------
          Net cash provided by (used in) financing
            activities..................................   17,986,583       (19,868)       (2,271)
                                                          -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents....    9,252,262      (427,371)      (64,104)
Cash and cash equivalents at beginning of year..........      694,359     1,121,730     1,185,834
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of year................  $ 9,946,621   $   694,359   $ 1,121,730
                                                          ===========   ===========   ===========

                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Reclass of common stock to additional paid-in capital
  resulting from establishing a par value on common
  stock.................................................  $ 9,183,170   $        --   $        --
Disposition of fully depreciated asset..................           --       132,270            --
Repossession of equipment in settlement of accounts and
  notes receivable......................................       76,922        45,000       128,936
Property purchased under capitalized leases.............           --            --       102,208
Transfer of inventory to property, plant, and
  equipment.............................................      210,000            --            --
Intangibles capitalized as a result of push down........           --            --     2,162,384
Disposition of equipment................................           --        47,366            --
Sale of equipment to Wins on note receivable............           --        60,000            --
Transfer of notes receivable to other assets (note 4)...      964,207            --            --
Change in net unrealized gain (loss) on marketable
  investment securities.................................       12,344          (171)           --
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest..................  $    30,457   $    17,707   $     1,145
Cash paid during the year for income taxes..............      638,287            --       263,735
SUPPLEMENTAL DISCLOSURE OF THE ASSETS AND LIABILITIES
  TRANSFERRED TO GST (NOTE 1(B))
Cash....................................................  $        --   $  (173,718)  $        --
Trade accounts receivable...............................           --       (68,705)           --
Prepaid expenses........................................           --          (751)           --
Property and equipment, net.............................           --       (46,020)           --
Other assets............................................           --       (14,036)           --
Accounts payable........................................           --       150,898            --
Accrued expenses........................................           --       152,332            --

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                         NOTES TO FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1997, 1996, AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Description of Business

     NACT Telecommunications, Inc. (the "Company") designs, develops and manufactures advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. The Company's customers include long distance carriers, prepaid debit (calling) card and prepaid cellular network operators, international call back/reorigination providers and other specialty telecommunications service providers.

     From September 1993 through September 30, 1995, GST USA, Inc. ("GST USA") acquired all of the issued and outstanding common stock of the Company. This acquisition was accomplished through a series of purchases of newly issued shares and the shares of principal stockholders of the Company. As a result of these transactions, the Company became a wholly owned subsidiary of GST USA. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired totaled $6,912,322 and was assigned by GST USA as product support contracts, software development costs, and goodwill. These amounts are included in the accompanying balance sheet as intangible assets.

     In February 1997, the Company closed an initial public offering (IPO) of 3,000,000 shares of common stock with 2,000,000 sold by the Company and 1,000,000 sold by GST USA. Upon completion of the offering, GST USA ownership was reduced to approximately 63 percent of the outstanding common stock of the Company and, as such, GST USA continues to control the Company. In connection with the IPO, the Company established a par value of $.01 for common stock, increased the number of common shares authorized to 25,000,000, and authorized 10,000,000, $.01 par value preferred shares.

     On September 30, 1997, GST USA announced that it had retained Hambrecht and Quist LLC to explore alternatives for monetizing its 63 percent interest in the Company, including a potential sale of some or all of the Company's capital stock to one or more strategic investors.

  (b) Wasatch International Network Services

     The 1995 financial statements include the accounts of the Company and its wholly-owned subsidiary Wasatch International Network Services, Inc. ("Wins"), which commenced operations in fiscal 1995 and had total assets, revenues, and net loss of $316,455, $1,097,950 and $2,361, respectively, as of and for the year ended September 30, 1995. All significant intercompany transactions and balances were eliminated in consolidation. On October 1, 1995, the Company transferred ownership and operations of Wins to GST USA in the form of a dividend at historical cost. From October 1, 1995 through September 30, 1996, the Company provided carrier services to GST USA for the Wins operation for which it received $2,571,731. GST USA began providing its own carrier services for Wins on October 1, 1996.

  (c) Cash and Cash Equivalents

     The Company considers all highly liquid financial instruments purchased with an original maturity to the Company of three months or less to be cash equivalents. Cash equivalents consist of money market accounts of $8,472,637 at September 30, 1997 and $125,785 at September 30, 1996.

  (d) Inventories

     Raw materials are valued at the lower of cost (first-in, first-out) or market. Work-in-process and finished goods are stated on the basis of accumulated manufacturing costs, but not in excess of market (net realizable value). Refurbished inventory is stated at the estimated selling price less refurbishing costs, selling costs and a normal profit margin. Management periodically reviews the selling price of the refurbished inventory and records adjustments to the carrying value, if any, in the period in which they occur.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Long-term inventory consists of component parts held in order to provide support on existing customer equipment beyond one year.

  (e) Notes Receivable

     Notes receivable are recorded at the principal amount outstanding, net of an allowance for doubtful notes. The allowance is an amount that management believes will be adequate to absorb possible losses based on evaluations of collectibility and prior loss experience. The evaluation takes into consideration such factors specific problem loans, past payment history, and current and anticipated economic conditions that may affect the customers' ability to pay.

     While management uses available information to recognize losses on notes, changing economic conditions and the economic prospects of the borrowers might necessitate future additions to the allowance.

  (f) Impaired Notes

     Management, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income thereafter.

  (g) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes. Depreciation is based upon the estimated useful lives of individual classes of assets. The estimated useful lives of the individual classes of assets are as follows:

Building....................................................    35 years
Furniture and equipment.....................................  7-10 years
Computer equipment..........................................   3-7 years
Switch and testing equipment................................   3-7 years

  (h) Intangibles

     Intangibles include goodwill, software development costs, customer lists, and product support contracts and are being amortized on a straight-line basis over the estimated useful lives of the respective assets.

  (i) Software Development Costs

     Software development costs are capitalized upon the establishment of technological feasibility of the product. Capitalization is discontinued when the product is available for general release to customers. The Company capitalized software development costs of $821,568, $419,154, and $162,025 in 1997, 1996, and 1995, respectively.

  (j) Stock-Based Compensation

     Effective October 1, 1996, the Company adopted the footnote disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 encourages entities to adopt the fair value based method of accounting for stock options or similar equity instruments. However, it also allows an entity to continue measuring compensation cost for stock-based compensation using the intrinsic-value method of accounting prescribed by Accounting Principles Board

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to apply the provisions of APB 25 and provide pro forma footnote disclosures required by SFAS 123.

  (k) Revenue Recognition and Deferred Revenue

     Revenue from product sales is recognized when the product is shipped and the Company has no significant performance obligations. Revenue from network carrier sales is recognized as the related service is provided. Deferred revenue consists of warranty payments billed or received in advance and deposits related to future product sales. Warranty payments are amortized over the period of the warranty agreement which is typically one year.

  (l) Income Taxes

     Through February 26, 1997, the Company was a member of a controlled group which elected for federal income tax purposes to file a consolidated tax return with GST USA. In accordance with the tax sharing arrangement with GST USA, the Company recorded the estimated income tax expense as if the Company filed a tax return on a separate company basis using the asset and liability method. GST USA agreed to make a capital contribution to the Company in an amount that approximates the Company's current federal income tax expense through February 26, 1997 in lieu of an intercompany payment for such taxes. Pursuant to the tax sharing arrangement between the Company and GST USA, the adjustment recorded to reconcile the intercompany and equity accounts with regard to differences between the estimated tax determined at year-end and the final tax amount are recognized in income tax expense in the period determined.

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and deferred liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and deferred liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     After the IPO on February 26, 1997, GST USA's ownership was reduced to 63 percent. As a result, the entities no longer meet the affiliated group test defined in Internal Revenue Code Section 1504(a) and the Company will file stand-alone returns for periods subsequent to February 26, 1997.

  (m) Marketable Investment Securities

     The Company classifies all of its marketable investment securities as available-for-sale which are recorded at fair market value. Unrealized holding gains and losses are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Dividend income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for securities sold.

  (n) Earnings Per Common and Common Equivalent Share

     Earnings per common and common equivalent share are computed based on the weighted-average number of common shares and as appropriate, dilutive common stock equivalents outstanding during the period. Stock options are considered to be common stock equivalents. The number of shares used to compute primary earnings per common and common equivalent share were 7,350,623, 6,113,712, and 6,113,712, shares in 1997, 1996, and 1995, respectively. The number of shares used to compute fully-diluted earnings per share reflect additional dilution related to stock options and warrants using the market price at the end of the period

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

when higher than the average price for the period. The number of shares used to compute fully-diluted earnings per share were 7,602,156, 6,113,712, and 6,113,712, shares in 1997, 1996, and 1995, respectively.

  (o) Fair Value Disclosure

     At September 30, 1997 and 1996, the book value of the Company's financial instruments approximates fair value.

  (p) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(2) INVENTORIES

     Inventories consisted of the following:

                                                                 1997         1996
                                                              ----------   ----------
Raw materials...............................................  $1,065,113   $  377,734
Work-in-process.............................................     498,525      346,273
Finished goods..............................................     302,829      317,392
Refurbished inventory held for sale.........................     914,000    1,365,000
                                                              ----------   ----------
                                                              $2,780,467   $2,406,399
                                                              ==========   ==========
Inventory -- long-term......................................  $  225,000   $       --
                                                              ==========   ==========

(3) MARKETABLE INVESTMENT SECURITIES

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale securities by major security type and class of security at September 30, 1997 and 1996, are as follows:

                                                    GROSS UNREALIZED   GROSS UNREALIZED      FAIR
                                   AMORTIZED COST    HOLDING GAINS      HOLDING LOSSES      VALUE
                                   --------------   ----------------   ----------------   ----------
At September 30, 1997:
  U.S. government securities --
     Maturing in one year or
     less........................    $2,237,009         $10,287              $ --         $2,247,296
  Certificate of
     deposit -- Maturing in one
     year or less................       998,114           1,886                --          1,000,000
                                     ----------         -------              ----         ----------
                                     $3,235,123         $12,173              $ --         $3,247,296
                                     ==========         =======              ====         ==========
At September 30, 1996:
  U.S. government securities --
     Maturing in one year or
     less........................    $  250,171         $    --              $171         $  250,000
                                     ----------         -------              ----         ----------
                                     $  250,171         $    --              $171         $  250,000
                                     ==========         =======              ====         ==========

(4) NOTES RECEIVABLE

     Notes receivable at September 30, 1997 and 1996 include amounts due from product sales of approximately $4,065,638 and $1,047,500, respectively. Interest rates on the notes range from 9 percent to 14 percent with lives ranging from six months to five years.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's recorded investment in notes receivable for which an impairment has been recognized was $137,032 and $928,210, and the related allowance for doubtful accounts was $137,032 and $310,000 at September 30, 1997 and 1996, respectively. The average recorded investment in impaired notes receivable during 1997 and 1996, was $532,261 and $548,331, respectively. There was no interest income recognized on impaired notes receivable during 1997 and 1996.

     The Company has sold carrier services to Overseas Telecom ("Overseas") since 1994. Overseas is located in Brazil and provides international call back/reorigination services to companies and individuals primarily in Brazil and Eastern Europe. During the year ended September 30, 1996, Overseas became delinquent on certain of its payments. In fiscal 1997, the Company entered into a note receivable agreement with Overseas which provided for the repayment of the noncurrent outstanding amount (approximately $0.93 million) bearing interest at 12 percent. The note was secured primarily by Overseas' customer lists. In the fourth quarter of fiscal 1997, the Company exercised its call privileges under the note and took possession of the underlying collateral -- the customer lists. There were two separate and distinct customer lists, one from Brazil and one from Eastern Europe. The customer list related to the Brazilian operations was sold to Intertoll Communications Network Corp. ("ICN"), an existing customer of the Company with operations in Argentina and Brazil for $1,000,000 payable in 100 monthly payments of $10,000. The related payments have been discounted at 20 percent with the unpaid amount of approximately $485,000 classified as notes receivable in the accompanying balance sheet as of September 30, 1997.

     The customer list related to the Eastern European operations was recorded on the Company's books at the lower of fair value or cost. Fair value was estimated by an independent third party appraiser using generally accepted valuation standards. Accordingly, a customer list of approximately $964,000 has been recorded as an intangible asset and will be amortized over a three-year period.

(5) PROPERTY AND EQUIPMENT

     Property and equipment are as follows:

                                                                 1997        1996
                                                              ----------   ---------
Land........................................................  $  563,309   $      --
Building....................................................   3,626,891          --
Furniture and equipment.....................................     279,908     212,525
Computer equipment..........................................     784,521     440,827
Switch and testing equipment................................   1,082,217     492,052
                                                              ----------   ---------
                                                               6,336,846   1,145,404
Less accumulated depreciation and amortization..............     553,689     427,600
                                                              ----------   ---------
                                                              $5,783,157   $ 717,804
                                                              ==========   =========

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) INTANGIBLES

     Intangible assets are summarized as follows:

                                                                               AMORTIZATION
                                                        1997         1996         PERIOD
                                                     ----------   ----------   ------------
Goodwill...........................................  $2,863,766   $2,863,766     20 years
Software development costs.........................   3,305,127    2,483,559    3-5 years
Product support contracts..........................   2,146,176    2,146,176      5 years
Customer list......................................     964,207           --      3 years
                                                     ----------   ----------
                                                      9,279,276    7,493,501
Less amortization..................................   3,503,603    2,418,135
                                                     ----------   ----------
                                                     $5,775,673   $5,075,366
                                                     ==========   ==========

     On an ongoing basis, management reviews the valuation and amortization of intangible assets to determine possible impairment by comparing the carrying value of the asset to its undiscounted estimated future cash flows.

     Amortization expense relating to these assets was $1,085,468, $978,813, and $962,514 for 1997, 1996, and 1995, respectively. Of these amounts, $512,409,
$405,755, and $442,734, for 1997, 1996, and 1995, respectively, was recorded as a component of cost of goods sold.

(7) STOCK OPTIONS

     In November 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan") which was approved by the board of directors and GST USA. The Company has reserved 1,250,000 shares for issuance under the 1996 Plan, of which options to purchase 935,250 shares of common stock at an exercise price of $9.35 per share were granted. All options granted during the year expire on November 25, 2001. The Company may grant incentive stock options and nonqualified stock options to employees, officers, directors, independent contractors, and consultants. The exercise price of options must be greater than or equal to the estimated fair market value of the stock at the date of grant. The board of directors or the compensation committee thereof determines which eligible individuals are granted options, terms of the options, exercise price, number of shares subject to the option, vesting and exercisability. The 1996 Plan expires on November 25, 2006.

     A summary of activity follows:

                                                                    YEAR ENDED
                                                                SEPTEMBER 30, 1997
                                                              ----------------------
                                                                          WEIGHTED-
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               SHARES       PRICE
                                                              ---------   ----------
Options outstanding at beginning of year....................        --
Plus options granted........................................   935,250      $9.35
Less options exercised......................................        --
                                                              --------
Options outstanding at end of year..........................   935,250       9.35
                                                              ========
Options exercisable at end of year..........................   289,688       9.35
Weighted-average fair value of options granted during the
  year......................................................                $3.03

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about fixed stock options outstanding at September 30, 1997:

                                             OPTIONS OUTSTANDING
                                   ----------------------------------------       OPTIONS EXERCISABLE
                                                     WEIGHTED-                ---------------------------
                                       NUMBER         AVERAGE     WEIGHTED-       NUMBER       WEIGHTED-
                       RANGE OF    OUTSTANDING AT    REMAINING     AVERAGE    EXERCISABLE AT    AVERAGE
                       EXERCISE    SEPTEMBER 30,    CONTRACTUAL   EXERCISE    SEPTEMBER 30,     EXERCISE
                        PRICES          1997           LIFE         PRICE          1997          PRICE
                       --------    --------------   -----------   ---------   --------------   ----------
                        $9.35         935,250          4.15         $9.35        289,688         $9.35

     The Company accounts for these plans under APB 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net earnings and earnings per share would have been changed to the following pro forma amount:

                                                                              1997
                                                                           ----------
Net income..................................................  As reported  $3,815,505
                                                               Pro Forma    2,784,147
Primary earnings per share..................................  As reported  $     0.52
                                                               Pro Forma         0.38
Fully-diluted earnings per share............................  As reported  $     0.50
                                                               Pro Forma         0.37

     Pro forma net earnings reflects only options granted in fiscal 1997. Therefore, the effect that calculating compensation cost for stock-based compensation under SFAS 123 has on the pro forma net earnings as shown above may not be representative of the effects on reported net earnings for future years.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1997: risk-free interest rate of 6.0 percent; expected dividend yield of 0 percent; expected life of 3.4 years; and expected volatility of 82 percent.

(8) INCOME TAXES

     Income tax expense consists of:

                                                      CURRENT     DEFERRED      TOTAL
                                                     ----------   ---------   ----------
Year ended September 30, 1997:
  U.S. federal.....................................  $2,336,145   $(194,210)  $2,141,935
  State............................................     364,476     (30,064)     334,412
                                                     ----------   ---------   ----------
                                                     $2,700,621   $(224,274)  $2,476,347
                                                     ==========   =========   ==========
Year ended September 30, 1996:
  U.S. federal.....................................  $  389,910   $(322,207)  $   67,703
  State............................................      60,358     (49,877)      10,481
                                                     ----------   ---------   ----------
                                                     $  450,268   $(372,084)  $   78,184
                                                     ==========   =========   ==========
Year ended September 30, 1995:
  U.S. federal.....................................  $  414,981   $(237,014)  $  177,967
  State............................................      64,239     (36,689)      27,550
                                                     ----------   ---------   ----------
                                                     $  479,220   $(273,703)  $  205,517
                                                     ==========   =========   ==========

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

                                                            1997       1996       1995
                                                         ----------   -------   --------
Computed "expected" tax expense........................  $2,139,230   $92,460   $ 97,184
Increase (reduction) in income taxes resulting from:
  Amortization of goodwill.............................      48,899    48,899     48,899
  State and local income taxes, net of federal income
     tax benefit.......................................     222,862     2,297     18,183
  Meals and entertainment..............................       5,796     3,631      4,060
  Adjustment of tax provision to actual(1).............          --   (70,040)    36,214
  Other, net...........................................      59,560       937        977
                                                         ----------   -------   --------
                                                         $2,476,347   $78,184   $205,517
                                                         ==========   =======   ========

---------------

(1) Represents management's adjustment to the Company's income tax liability based on a current assessment of its related obligations.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997 and 1996, are presented below:

                                                                1997        1996
                                                              ---------   ---------
Net current deferred tax assets:
  Accounts and notes receivable principally due to allowance
     for doubtful accounts..................................  $ 309,895   $ 152,930
  Unearned product warranty.................................    125,422      47,074
  Accrued vacation payable..................................     55,386      37,327
  Unearned sales deposits...................................         --      83,640
  Inventory principally due to uniform capitalization and
     reserves...............................................     96,496      97,478
                                                              ---------   ---------
          Total gross deferred tax assets...................    587,199     418,449
                                                              ---------   ---------
Net long-term deferred tax liabilities:
  Deferred compensation.....................................     58,866      58,866
  Plant and equipment, principally due to differences in
     depreciation and capitalized interest..................    (77,155)    (87,588)
  Capitalized software......................................   (450,716)   (200,619)
  Push down intangibles.....................................   (460,979)   (756,269)
  Unrealized (gain) loss on investments.....................         --         102
                                                              ---------   ---------
          Total gross deferred tax liabilities..............   (929,984)   (985,508)
                                                              ---------   ---------
          Net deferred tax liability........................  $(342,785)  $(567,059)
                                                              =========   =========

     Management believes that existing taxable temporary differences will more likely than not reverse within the applicable carryforward periods to allow future realization of existing deferred tax assets.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(9) LEASES

     The Company has operating leases for office furnishings, various office equipment and two sales offices. Future minimum lease payments as of September 30, 1997 are as follows:

Year ending September 30:
     1998...................................................  $194,378
     1999...................................................   180,240
     2000...................................................   180,240
     2001...................................................   180,240
     2002...................................................   160,454
                                                              --------
          Total minimum lease payments......................  $895,552
                                                              ========

     These leases generally require the Company to pay all executory costs such as maintenance and insurance. Rental expenses for all operating leases for 1997, 1996, and 1995, were $123,462, $100,299, and $116,944, respectively.

(10) PROFIT SHARING PLANS

     The Company sponsors a defined contribution 401(k) plan (the "Plan") for employees who have completed one year of service and attained the age of 21. Participants may defer up to 15 percent of eligible compensation. The Company, at its discretion, may match 50 percent of participant contributions up to 7.5 percent of participant compensation. Employer contributions made to the Plan were $88,361, $59,881, and $51,863, for the years ended September 30, 1997, 1996, and 1995, respectively.

     Through September 30, 1996, the Company established a discretionary profit sharing program for full time employees who had completed one full year of employment. Under the plan, 10 percent of the increase in profits based on the Company's previous highest retained earnings balance were allocated among employees determined on length of employment and salary level at the discretion of the board of directors. Contributions to the program were $132,450 and $171,483 for the years ended September 30, 1996 and 1995, respectively. The program was terminated on September 30, 1996.

(11) MAJOR CUSTOMERS, CONCENTRATION OF CREDIT RISK AND NETWORK CARRIER SALES

     Sales to individual customers exceeding 10 percent of total revenues or total trade accounts and notes receivable as of and for the years ended September 30, 1997, 1996, and 1995, were as follows:

                                                               PERCENTAGE OF TOTAL
                                                                    REVENUES
                                                              ---------------------
CUSTOMER                                                      1997    1996    1995
--------                                                      -----   -----   -----
J.D. Services, Inc..........................................    8%     --      --
Caribbean Telephone and Telegraph, Inc......................   --      --      16%
Intertoll Communications Network Corp.......................    9      12%      8
Overseas Telecom............................................    5      13       7

                                                               PERCENTAGE OF TOTAL
                                                                    NOTES AND
                                                               ACCOUNTS RECEIVABLE
                                                              ---------------------
CUSTOMER                                                      1997    1996    1995
--------                                                      -----   -----   -----
J.D. Services, Inc..........................................   15%     --      --
Caribbean Telephone and Telegraph, Inc......................   --      --       7%
Intertoll Communications Network Corp.......................    4       6%      7
Overseas Telecom............................................    3      22       7

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's customers consist of business entities geographically dispersed primarily throughout the United States. However, the Company also sells products and/or services to customers in the United Kingdom, Bosnia, Serbia, Bulgaria, Saudi Arabia, and Brazil. The Company maintains a security interest in the telecommunications systems it sells until the related account balances are paid in full.

     The Company had deposits with financial institutions in excess of the federally insured amount of $100,000 in the amount of $9,691,380 and $467,737 for the years ended September 30, 1997 and 1996, respectively.

     Network carrier sales originating from countries outside the United States aggregated approximately $3,180,000 and $2,105,000 for the years ended September 30, 1997 and 1996, respectively. These sales are payable in U.S. dollars.

(12) COMMITMENTS AND CONTINGENCIES

     The Company acted as a guarantor for financing transactions executed under repurchase agreements with a financial institution for $3,482,182 and $1,035,032 at September 30, 1997 and 1996, respectively. This results from the financial institution providing lease financing to the Company's customers to enable them to purchase product from the Company. At September 30, 1997, the Company had established a reserve of $200,000 for its estimated obligation under the recourse provisions and maintains a security interest in the equipment financed under the repurchase agreement. No such reserve was recorded as of September 30, 1996. In addition to other covenants, the repurchase agreement requires the Company to maintain an unrestricted cash account of $6,000,000. The Company has also established a $750,000 revolving line of credit with this same financial institution. No balances were outstanding under this line of credit at September 30, 1997.

     On October 1, 1996, the Company entered into employment agreements with various employees which specify the individual's salary, benefits, and restrictions. All agreements expire on September 30, 2001.

     On August 24, 1995, Aerotel, Ltd. and Aerotel U.S.A., Inc., (collectively, "Aerotel") filed a patent infringement suit against the Company alleging that telephone systems manufactured and sold by the Company incorporating prepaid calling features infringe upon a patent which was issued to Aerotel in November 1987. The complaint further alleges defamation and unfair competition by the Company and seeks various damages. Aerotel seeks injunctive relief, damages of $18.7 million for willful infringement of its patent and an order requiring the Company to publish a written apology to Aerotel. The Company has filed an Answer and Counterclaim denying patent infringement, defamation or unfair competition and seeking judgment that the Aerotel patent is invalid and that Aerotel has misused its patent in violation of antitrust laws. Based on information currently available, an estimate of potential loss cannot be made. However, management is of the opinion that there will be no material impact of the Company's financial position, results of operations or liquidity as a result of this suit. Accordingly, no provision for loss has been provided in the accompanying financial statements. An unfavorable decision could have a material adverse effect on the business, financial condition, and results of operations of the Company.

     In addition to the above, the Company has various legal claims and other contingent matters, incurred in the normal course of business. Although the final outcome of such matters cannot be predicted, the Company believes the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition, liquidity, or results of operations.

     As of September 30, 1997, the Company had capital expenditure purchase commitments outstanding of approximately $900,000.

(13) RELATED PARTY TRANSACTIONS

     In June 1997, and under contract with the Company, GST Realco, Inc. ("GST Realco"), a subsidiary of GST USA, completed construction of a 40,000 square foot office building in Provo, Utah. The Company

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

purchased the land and a portion of the building construction from GST Realco for $563,309 and $1,293,072, respectively, and currently occupies the property as its corporate and manufacturing facility.

     During the year ended September 30, 1996, GST USA borrowed $250,000 from the Company on short-term notes bearing interest at 11 percent. The note was repaid by September 30, 1996. The Company recorded interest income of $2,602 relating to this note during the year ended September 30, 1996. There were no borrowings during fiscal 1997.

     Also, during the years ended September 30, 1997 and 1996, respectively, the Company sold $32,788 and $356,000 of application platform switching products and $0 and $2,571,731 of wholesale carrier usage to GST USA or subsidiaries and purchased $4,466,907 and $361,000 of wholesale carrier usage from GST USA.

     From April 1996 through May 1997 a member of the Company's board was compensated by GST USA for services rendered to GST USA and its subsidiaries.

     The Company has entered into a Deferred Compensation Trust Agreement (the Trust) with the chairman of the Company whereby the Company funded the trust in the amount of $144,000. The principal and related interest thereon are payable to the chairman based on a defined payment schedule. The Company, at its sole discretion, may at any time make additional contributions to the Trust. The Trust is subject to claims of the Company's creditors in the event of the Company's insolvency.

(14) ACCOUNTING STANDARDS ISSUED NOT YET ADOPTED

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). SFAS 128 establishes a different method of computing earnings per share than is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company will be required to present both basic earnings per share and diluted earnings per share. Basic and diluted earnings per share are expected to be comparable to the currently presented earnings per share. SFAS 128 is effective for the consolidated financial statements for interim and annual periods ending after December 15, 1997. Accordingly, the Company plans to adopt SFAS 128 in the first quarter of its 1998 fiscal year and at that time all historical earnings per share data presented will be restated to conform with the provisions of SFAS 128.

     In 1997, the FASB also issued Statement No. 130, Reporting Comprehensive Income, and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. These statements which are effective for periods beginning after December 15, 1997, expand or modify disclosures and accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows.

                                                                     SCHEDULE II

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                       BALANCE AT     ADDITIONS    WRITE OFFS
                                                      BEGINNING OF   CHARGED TO     AGAINST     BALANCE AT
ALLOWANCE FOR DOUBTFUL ACCOUNTS                           YEAR        BAD DEBTS    ALLOWANCE    END OF YEAR
-------------------------------                       ------------   -----------   ----------   -----------
Year ended September 30, 1997.......................    $100,000      $872,427      $591,608     $380,819
                                                        ========      ========      ========     ========
Year ended September 30, 1996.......................    $116,410      $672,785      $689,195     $100,000
                                                        ========      ========      ========     ========
Year ended September 30, 1995.......................    $     --      $189,342      $ 72,932     $116,410
                                                        ========      ========      ========     ========

                                                       BALANCE AT     ADDITIONS    WRITE OFFS
                                                      BEGINNING OF   CHARGED TO     AGAINST     BALANCE AT
ALLOWANCE FOR DOUBTFUL NOTES                              YEAR        BAD DEBTS    ALLOWANCE    END OF YEAR
----------------------------                          ------------   -----------   ----------   -----------
Year ended September 30, 1997.......................    $310,000      $313,307      $373,307     $250,000
                                                        ========      ========      ========     ========
Year ended September 30, 1996.......................    $ 40,000      $270,000      $     --     $310,000
                                                        ========      ========      ========     ========
Year ended September 30, 1995.......................    $     --      $ 40,000      $     --     $ 40,000
                                                        ========      ========      ========     ========

                                                       BALANCE AT     ADDITIONS     CHARGES
                                                      BEGINNING OF       AND        AGAINST     BALANCE AT
RECOURSE OBLIGATION RESERVE                               YEAR       ADJUSTMENTS   ALLOWANCE    END OF YEAR
---------------------------                           ------------   -----------   ----------   -----------
Year ended September 30, 1997.......................    $     --      $200,000      $     --     $200,000
                                                        ========      ========      ========     ========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                            COMBINED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................   $  1,637       $  4,347
  Accounts receivable, net..................................      3,354          1,757
  Prepaid expenses..........................................      3,831          1,838
  Other.....................................................        645            648
                                                               --------       --------
          Total current assets..............................      9,467          8,590
Property and equipment, net.................................     52,126         54,958
Deposits and other assets, net..............................        152            295
                                                               --------       --------
          Total assets......................................   $ 61,745       $ 63,843
                                                               ========       ========
Current liabilities not subject to compromise:
  Accounts payable..........................................   $ 19,731       $  8,761
  Accrued expenses..........................................      7,243          1,719
  Debtor in possession facility.............................     22,000          7,250
  Current portion of capitalized lease obligations..........      3,542          3,630
                                                               --------       --------
          Total current liabilities.........................     52,516         21,360
Liabilities subject to compromise...........................    334,542        336,751
Long-term obligations not subject to compromise
  Capitalized lease obligations, less current portion.......     29,050         30,820
                                                               --------       --------
          Total liabilities.................................    416,108        388,931
Net stockholders' deficiency:
  Common stock - Resurgens..................................          1              1
  Common stock - Cherry U.K.................................         84             84
  Additional paid-in capital................................     61,467         61,467
  Accumulated deficit.......................................   (415,915)      (386,640)
                                                               --------       --------
          Net stockholders' deficiency......................   (354,363)      (325,088)
                                                               --------       --------
          Total liabilities and net stockholders'
            deficiency......................................   $ 61,745       $ 63,843
                                                               ========       ========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                       COMBINED STATEMENTS OF OPERATIONS

                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                       JUNE 30,                JUNE 30,
                                                 --------------------    --------------------
                                                   1998        1997        1998        1997
                                                 --------    --------    --------    --------
                                                     (UNAUDITED)             (UNAUDITED)
                                                    (IN THOUSANDS)          (IN THOUSANDS)
Revenues.......................................  $ 10,009    $ 60,207    $ 10,377    $131,774
Cost of services...............................    17,943      77,382      27,028     164,140
                                                 --------    --------    --------    --------
Gross margin...................................    (7,934)    (17,175)    (16,651)    (32,366)
Operating expenses:
  Selling, general and administrative
     expenses..................................     4,756       9,959       7,306      16,981
  Depreciation and amortization................     1,488       1,354       3,096       2,019
  Provision for doubtful accounts..............        --       8,355           2      17,561
                                                 --------    --------    --------    --------
          Total operating expenses.............     6,244      19,668      10,404      36,561
Operating loss.................................   (14,178)    (36,843)    (27,055)    (68,927)
Other income, (expense):
  Interest expense.............................    (1,437)     (1,964)     (2,631)     (3,772)
  Other........................................         4         727          (1)        256
                                                 --------    --------    --------    --------
          Total other income, (expense) net....    (1,433)     (1,237)     (2,632)     (3,516)
Loss before reorganization costs...............   (15,611)    (38,080)    (29,687)    (72,443)
Reorganization items...........................       778         N/A        (412)        N/A
                                                 --------    --------    --------    --------
          Net loss.............................  $(14,833)   $(38,080)   $(29,275)   $(72,443)
                                                 ========    ========    ========    ========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Operating activities
  Net loss..................................................  $(29,275)  $(72,443)
  Adjustment to reconcile net loss to net cash provided by
     operating activities:
     Provision for doubtful accounts........................         0     17,562
     Depreciation and amortization..........................     3,096      2,019
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (1,597)     3,918
       Prepaid expenses and other...........................    (1,990)    (5,103)
       Accounts payable.....................................    10,970     47,168
       Accrued expenses and other liabilities...............     5,524     10,400
                                                              --------   --------
          Net cash used in operating activities before
           reorganization items.............................   (13,272)     3,521
  Decrease in liabilities subject to compromise.............    (2,209)        --
                                                              --------   --------
  Net cash used in operating activities.....................   (15,481)     3,521
Investing activities
  Fixed asset acquisitions..................................      (264)    (9,526)
  Deposits and other assets.................................       143      1,356
                                                              --------   --------
          Net cash used in investing activities                   (121)    (8,170)
Financing activities
  Proceeds from debtor-in-possession financing                  14,750         --
  Proceeds from long-term debt                                      --      1,309
  Payments on capitalized lease obligations                     (1,858)    (1,496)
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................    12,892       (187)
Net decrease in cash and cash equivalents...................    (2,710)    (4,836)
Cash and cash equivalents, beginning of year................     4,347      4,836
                                                              --------   --------
Cash and cash equivalents, end of year......................  $  1,637   $      0
                                                              ========   ========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

               COMBINED STATEMENT OF NET STOCKHOLDERS' DEFICIENCY

                                     CHERRY            CHERRY U.K.
                              COMMUNICATIONS INC.        LIMITED
                                  COMMON STOCK        COMMON STOCK     ADDITIONAL                     TOTAL
                              --------------------   ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                              SHARES       AMOUNT    SHARES   AMOUNT    CAPITAL       DEFICIT      DEFICIENCY
                              -------      -------   ------   ------   ----------   -----------   -------------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Balance December 31, 1997...   1,249         $1      50,000    $84      $61,467      $(386,640)     $(325,088)
Net loss (unaudited)........      --         --          --     --           --        (29,275)       (29,275)
                               -----         --      ------    ---      -------      ---------      ---------
Balance June 30, 1998
  (unaudited)...............   1,249         $1      50,000    $84      $61,467      $(415,915)     $(354,363)
                               =====         ==      ======    ===      =======      =========      =========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                NOTES TO COMBINED UNAUDITED FINANCIAL STATEMENTS
                                 JUNE 30, 1998

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited combined financial statements include the accounts of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("RCG") and Cherry Communications U.K. Limited ("Cherry U.K."). Cherry U.K.'s financial statements are prepared on a March 31 fiscal year-end. For combination purposes, March 31, 1998 financial statements of Cherry U.K., which were previously included in the combined entity as of December 31, 1997, have been combined with the March 31, 1998 financial statements of RCG. Therefore, the statement of net stockholders' deficiency and statement of cash flows reflect an adjustment for Cherry U.K. which was previously included in fiscal year 1997. For combination purposes, the six months ended June 30, 1997 of Cherry U.K. have been combined with the six months ended June 30, 1997 for RCG.

     These financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of the interim periods covered have been included. For further information, refer to the audited combined financial statements and footnotes included elsewhere in this Proxy.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

     The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results expected for the full year. Certain reclassifications have been made to the prior period's financial information to conform with the presentations used in 1998.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cherry Communications Incorporated,
  d/b/a Resurgens Communications Group
  and Cherry Communications U.K. Limited

     We have audited the accompanying combined balance sheet of Cherry Communications Incorporated (d/b/a Resurgens Communications Group), and Cherry Communications U.K. Limited (collectively referred to as the "Companies") as of December 31, 1997, and the related statements of operations, net stockholders' deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 1997, of the Companies and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

     The accompanying combined financial statements have been prepared assuming that the Companies will continue as a going concern. As more fully described in
Note 2 to the financial statements, the Companies have not complied with the repayment schedule for several of its loan agreements and is party to significant litigation, the outcome of which cannot be predicted. In addition, the Companies have incurred recurring operating losses, have a working capital deficiency and have lost virtually all of their customer base. Cherry Communications Incorporated (d/b/a Resurgens Communications Group) filed voluntary bankruptcy under Chapter 11 of the United States Bankruptcy Code on October 24, 1997, and is currently operating its business as a debtor-in-possession under the supervision of the Bankruptcy Court. These conditions raise substantial doubt about the Companies' ability to continue as a going concern. Although Cherry Communications Incorporated (d/b/a Resurgens Communications Group) is currently operating as a Debtor-In-Possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of the creditors and confirmation by the Bankruptcy Court, success of future operations, and the ability to recover the carrying amount of assets and/or the amount and classification of liabilities. The 1997 financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of the bankruptcy proceedings and related uncertainties.

                                                 /s/ ERNST & YOUNG LLP

June 5, 1998

Atlanta, Georgia

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

                                                              (IN THOUSANDS)
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................    $   4,347
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of
      $1,062................................................        1,757
     Other..................................................          648
                                                                ---------
                                                                    2,405
     Prepaid expenses.......................................        1,838
                                                                ---------
          Total current assets..............................        8,590
Property and equipment:
  Telecommunications equipment..............................       50,456
  Furniture, fixtures and equipment.........................       10,266
  Leasehold improvements....................................        2,593
                                                                ---------
                                                                   63,315
  Less accumulated depreciation and amortization............       (8,357)
                                                                ---------
  Net property and equipment................................       54,958
Deposits and other assets, net..............................          295
                                                                ---------
          Total assets......................................    $  63,843
                                                                =========

                  LIABILITIES AND NET STOCKHOLDERS' DEFICIENCY

Current liabilities not subject to compromise:
  Accounts payable..........................................    $   8,761
  Accrued expenses..........................................        1,719
  Debtor-in-possession (DIP) loan...........................        7,250
  Current portion of capitalized lease obligations..........        3,630
                                                                ---------
          Total current liabilities.........................       21,360
Liabilities subject to compromise (Note 3)..................      336,751
Long-term obligations not subject to compromise:
  Capitalized lease obligations, less current portion.......       30,820
                                                                ---------
          Total liabilities.................................      388,931
Net stockholders' deficiency:
  Common stock, Resurgens, no par value, authorized 10,000
     shares, issued 1,249 at December 31, 1997..............            1
  Common stock, Cherry U.K., no par value, authorized and
     issued 50,000 shares at December 31, 1997..............           84
  Additional paid-in capital................................       61,467
  Accumulated deficit.......................................     (386,640)
                                                                ---------
          Net stockholders' deficiency......................     (325,088)
                                                                ---------
          Total liabilities and net stockholders'
          deficiency........................................    $  63,843
                                                                =========

                             See accompanying notes

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

                        COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                                     1997
                                                                --------------
                                                                (IN THOUSANDS)
Revenues....................................................      $ 165,489
Cost of services............................................        246,494
                                                                  ---------
Gross margin................................................        (81,005)
Operating expenses:
  Selling, general and administrative expenses..............         34,891
  Depreciation and amortization.............................          5,814
  Provision for doubtful accounts...........................         33,743
                                                                  ---------
          Total operating expenses..........................         74,448
Operating loss..............................................       (155,453)
Other income (expense):
  Interest and finance charges..............................        (11,939)
  Loss on disposition of property...........................         (2,977)
  Litigation settlements -- non bankruptcy..................         (1,328)
  Other income..............................................            642
                                                                  ---------
          Total other expense, net..........................        (15,602)
Loss before reorganization costs............................       (171,055)
Reorganization items (Note 4)...............................           (665)
                                                                  ---------
Net loss....................................................      $(171,720)
                                                                  =========

                             See accompanying notes

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

               COMBINED STATEMENT OF NET STOCKHOLDERS' DEFICIENCY

                                                        CHERRY
                                    CHERRY          COMMUNICATIONS
                             COMMUNICATIONS INC.     U.K. LIMITED
                                 COMMON STOCK        COMMON STOCK     ADDITIONAL                      NET
                             --------------------   ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                              SHARES      AMOUNT    SHARES   AMOUNT    CAPITAL       DEFICIT      DEFICIENCY
                              ------      ------    ------   ------   ----------   -----------   -------------
                                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, December 31,
  1996.....................    1,000        $1      50,000    $84      $61,467      $(214,920)     $(153,368)
  Additional shares issued
     related to WorldCom
     settlement (Note 3)...      249        --          --     --           --             --             --
  Net loss.................       --        --          --     --           --       (171,720)      (171,720)
                               -----        --      ------    ---      -------      ---------      ---------
Balance, December 31,
  1997.....................    1,249        $1      50,000    $84      $61,467      $(386,640)     $(325,088)
                               =====        ==      ======    ===      =======      =========      =========

                             See accompanying notes

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

                                                              (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss....................................................    $(171,720)
Adjustment to reconcile net loss to net cash provided by
  operating activities:
  Provision for doubtful accounts...........................       33,743
  Depreciation and amortization.............................        5,814
  Loss on disposition of property and equipment.............        2,977
  Write-off of unrealizable deposits and other assets.......        1,450
  Changes in operating assets and liabilities:
     Accounts receivables...................................        6,520
     Prepaid expenses and other.............................         (669)
     Accounts payable.......................................     (181,332)
     Accrued expenses and other liabilities.................       (8,559)
                                                                ---------
          Net cash used in operating activities before
          reorganization items..............................     (311,776)
Increase in liabilities subject to compromise...............      314,228
                                                                ---------
          Net cash provided by operating activities.........        2,452
INVESTING ACTIVITIES
Purchases of property and equipment.........................       (9,545)
Deposits and other assets...................................          851
                                                                ---------
          Net cash used in investing activities.............       (8,694)
FINANCING ACTIVITIES
Proceeds from DIP loan......................................        7,250
Payments on capitalized lease obligations...................       (1,496)
                                                                ---------
Net cash provided by financing activities...................        5,754
                                                                ---------
Net decrease in cash and cash equivalents...................         (488)
Cash and cash equivalents, beginning of year................        4,835
                                                                ---------
Cash and cash equivalents, end of year......................    $   4,347
                                                                =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest and finance charges paid...........................    $     830
                                                                =========
Supplemental schedule of noncash investing and financing
  activities:
     Capitalized lease obligations incurred for property and
      equipment.............................................    $  13,756
                                                                =========
     Deposits applied to capital lease obligations..........    $   1,165
                                                                =========

                             See accompanying notes

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("Resurgens") is a facilities-based international long-distance carrier operating five long distance switch centers throughout the United States and overseas, and has arrangements with domestic and foreign long distance carriers for processing international calls. Resurgens primarily provides long distance network services to U.S. based long distance carriers. Although there are a number of domestic and foreign long distance carriers, a change in carriers could disrupt Resurgens' ability to service its customers, which would result in a possible loss of operating revenues. In August 1997 Resurgens began experiencing a substantial decline in revenues, and in October 1997 Resurgens began restructuring its network to improve quality and eliminate those costs not necessary to implement Management's decision to focus its business efforts as a carrier's carrier. Resurgens' bankruptcy filing (as described in Note 2) which resulted in a substantial loss of customers and a corresponding write-off in accounts receivable was an initial step in implementing the new business strategy.

     The combined financial statements presented herein also include financial statements of Cherry Communications U.K. Limited ("Cherry U.K.") which is held under common ownership. This subsidiary has licensing and operating agreements for international telephone access in association with Resurgens. Cherry U.K. records an administrative revenue fee derived solely from Resurgens, based on an agreed upon percentage of operating expense, which is eliminated in these combined financial statements.

     In October 1996, WorldCom Network Services ("WorldCom") threatened to stop providing private line services and switch services to Resurgens as a result of Resurgens' failure to pay WorldCom. In response, Resurgens commenced a lawsuit against WorldCom asserting various claims including substantial billing disputes. Effective July 24, 1997 the Companies settled their litigation and claims against WorldCom. The settlement resulted, among other things, in the execution by Resurgens of two promissory notes in the aggregate principal amount of $165,000 (terms of which are further described in Note 3), the issuance of shares of Resurgens to WorldCom (representing 19.9% of outstanding shares) and the executions of a pledge and security agreement for 51% of the outstanding shares of Resurgens and 51% of the outstanding shares of Cherry U.K. This pledge and security agreement gave WorldCom the ability to effectively control 71% and 51% of the voting common shares of Resurgens and Cherry U.K., respectively.

     After this settlement was reached WorldCom, Resurgens, Cherry U.K., James
R. Elliott (owner of 80.1% of Resurgens and sole owner of Cherry U.K.), and John
D. Phillips entered into a series of agreements, effective October 1, 1997, whereby John D. Phillips received an option to purchase ("call right") James R. Elliott's common stock of the combined Companies (1,000 shares of Resurgens and 50,000 shares of Cherry U.K.) for $1,000 and James R. Elliott received the right to require ("put right") John D. Phillips to purchase the common stock of the companies for $1,000. John D. Phillips was also granted a revocable voting proxy for all of the shares owned and controlled by WorldCom, thereby giving him effective control of Resurgens and Cherry U.K. In conjunction with John D. Phillips obtaining effective control of the Companies, Resurgens filed a voluntary petition for relief under the provisions of Chapter 11 of the Federal Bankruptcy Code. In addition, WorldCom agreed to provide debtor-in-possession financing (see Note 5). Effective May 8, 1998, John D. Phillips closed on his option and acquired all of the outstanding shares of common stock of Cherry U.K. for $1,000. James R. Elliott's exercise of his put right related to the 1,000 shares of Resurgens stock has been enjoined by the Bankruptcy Court and the Plan of Reorganization currently provides that Resurgens stockholders will receive no consideration under the Plan.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Resurgens and Cherry U.K. (which is commonly controlled) (collectively, the "Companies"). Cherry U.K. was purchased by the major shareholder of Resurgens in November 1995. Cherry U.K.'s financial statements are prepared on a March 31 fiscal year end. For combination purposes, March 31, 1998 financial statements of Cherry U.K. have been combined with the December 31, 1997 financial statements of Resurgens. Significant intercompany accounts and transactions have been eliminated in combination.

CASH AND CASH EQUIVALENTS

     The Companies consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are generally computed using the straight-line method over the estimated useful lives of the related assets as indicated below:

Telecommunications equipment..............................  5-10 years
Furniture, fixtures and equipment.........................  4-5 years
Leasehold improvements....................................  Life of lease

     In the event facts and circumstances indicate the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets would be compared to the carrying amount of the assets to determine if a write down to fair value may be required.

REVENUE RECOGNITION

     Revenues are derived primarily from the provision of long-distance telecommunications services and are recognized when the services are provided.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997 the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997.

     The Companies intend to adopt the provisions of SFAS 130 in 1998 and do not expect its application to have a material impact on the financial position or results of operations of the Companies.

FINANCIAL INSTRUMENTS

  Concentration of Credit Risk

     Financial instruments that potentially subject the Companies to significant concentrations of credit risk consist principally of cash and cash equivalents, trade accounts receivable, accounts payable and long term debt.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     The Companies maintain cash and cash equivalents and certain other financial instruments with various financial institutions. The Companies' policy is designed to limit exposure at any one institution by performing periodic evaluations of the relative credit standing of those financial institutions.

  Fair Value of Financial Instruments

     The fair value of the Companies' financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable, and accounts payable approximate carrying value, principally because of the short maturity of these items.

     The carrying amounts of the long-term debt payable approximate fair value due to the interest rates on these agreements approximating the Companies' incremental borrowing rates, and the fair values of capitalized lease obligations approximate carrying value based on their effective interest rates compared to current market rates.

SIGNIFICANT CUSTOMERS

     The Companies' revenues are derived from a variety of customers including one customer, which accounted for 19% of the Companies' revenues during 1997.

ADVERTISING COSTS

     Pursuant to American Institute of Certified Public Accountants (AICPA) Statement of Position No. 93-7, "Reporting on Advertising Cost," the Companies expensed advertising costs of $2,226 as incurred in 1997.

COST OF SERVICES AND PRODUCTS

     Cost of services include payments primarily to local exchange carriers ("LECs") and interexchange carriers, primarily for access and transport charges.

INCOME TAXES

     Due to Resurgens' conversion from a subchapter S Corporation to a C Corporation as of August 1, 1997, Resurgens began accounting for income taxes under the liability method. Under this method, deferred income taxes are recorded to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts for income tax purposes.

     For the period prior to August 1, 1997, all taxable losses were allocated to the owners of Resurgens. Accordingly no income taxes are reflected for Resurgens in the accompanying financial statements for the period prior to the conversion. Cherry U.K. accounted for income taxes under the liability method for fiscal 1997.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and such differences could be material.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
FOREIGN OPERATIONS

     Summarized financial information for Cherry U.K. in US dollars, prior to intercompany elimination, is:

                                                               1997
                                                              -------
BALANCE SHEET
  Current assets............................................  $   792
  Property and equipment....................................    6,932
                                                              -------
          Total assets......................................    7,724
Current liabilities, including amount due to Resurgens of
  $4,496....................................................    6,337
Long-term debt..............................................    3,996
                                                              -------
          Total liabilities.................................   10,333
                                                              -------
          Net deficiency....................................  $(2,609)
                                                              =======
STATEMENT OF OPERATIONS
  Revenues..................................................  $ 2,848
  Expenses..................................................    3,665
                                                              =======
          Net loss..........................................  $  (817)
                                                              =======

FOREIGN CURRENCY TRANSLATION

     Translation adjustments arising from combining Cherry U.K. are reflected within the statements of operations as the US dollar is the functional currency of Cherry U.K.

2. PETITION FOR RELIEF UNDER CHAPTER 11 BANKRUPTCY

     On October 24, 1997, Resurgens filed a voluntary petition for relief under the provisions of Chapter 11 of the Federal Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the Northern District of Illinois (the "Court"). Cherry U.K. was not included in this bankruptcy filing. Under Chapter 11, certain claims against Resurgens in existence prior to the filing for relief under the federal bankruptcy laws are stayed while Resurgens continues business operations as a Debtor-in-Possession subject to the supervision of the Court. Management filed a plan of reorganization on June 15, 1998 which contemplates emergence in the third quarter of 1998. There can be no assurance at this time that a plan of reorganization will be approved or confirmed by the Bankruptcy Court, or that such plan will be consummated.

     After an exclusivity period, creditors of Resurgens have the right to propose alternative plans of reorganization. Any plan of reorganization, among other things, is likely to result in material dilution of the equity of existing stockholders as a result of a possible issuance of equity to creditors or new investors.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Chapter 11 filing and circumstances relating to this event, including Resurgens' leveraged financial structure and losses from operations, such realization of assets and liquidation of liabilities is subject to significant uncertainty. While under protection of Chapter 11, Resurgens may sell or otherwise dispose of assets and liquidate or settle liabilities, for amounts other than those reflected in the financial statements. Further, a plan of reorganization could materially change the amounts reported in the financial statements. Accordingly such financial statements do not give effect to all adjustments of the carrying value of assets or liabilities that might be necessary as a consequence of a plan of reorganization or the inability of the Companies to continue as a going concern.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. PETITION FOR RELIEF UNDER CHAPTER 11 BANKRUPTCY -- (CONTINUED)
     The ability to continue as a going concern is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

3. LIABILITIES SUBJECT TO COMPROMISE

     The principal categories of claims classified as liabilities subject to compromise under the reorganization proceedings are identified below. These amounts may be subject to future adjustment depending on the Court's action, further developments with respect to disputed claims, determination as to the value of any collateral securing claims, and other events. Additional claims may arise resulting from rejection of additional executory contracts or unexpired leases by Resurgens.

                                                                1997
                                                              --------
Accounts payable............................................  $136,095
Long-term debt..............................................   168,545
Governmental entities.......................................     7,314
Former employees............................................     2,485
Professional fees...........................................     2,098
Accrued interest............................................     2,939
Other liabilities...........................................    17,275
                                                              --------
                                                              $336,751
                                                              ========

     As a result of the bankruptcy filing, no principal or interest payments will be made on any pre-petition debt without Court approval or until a reorganization plan defining the repayment terms has been approved. Contractual interest expense not recorded on certain pre-petition debt totaled $2,100 for the period from October 24, 1997 through December 31, 1997.

LONG-TERM DEBT, SUBJECT TO COMPROMISE

                                                                1997
                                                              --------
WorldCom installment note due December 30, 1997, interest to accrue at 18% for default of payment......................  $ 50,000
WorldCom installment note due July 23, 2000, bearing
  interest at 10%. Interest only payments are due quarterly
  beginning March 31, 1998 and payments of principal and
  interest beginning October 23, 1998.......................   115,000
Illinois Capital Group installment note due September 1997,
  bearing interest at 10% with monthly principal and
  interest payments of $60. Penalty of $250 added to
  principal for nonpayment of principal balance on due
  date......................................................       367
Esplanade at Locust Point installment note due June 1999,
  with monthly payments of $100, including interest imputed
  at 12.5%. Includes interest penalty of $894 added to
  principal in 1998 due to nonpayments on account...........     3,008
Eastern Telecom installment note due on or before November
  1, 1998 bearing interest at 8%............................       170
                                                              --------
          Total long-term debt, subject to compromise.......  $168,545
                                                              ========

     Under the two WorldCom installment notes, which are secured by substantially all of the Companies' assets and stock of the Corporations, any defaults allow WorldCom to charge interest at 18% annually on all outstanding balances, and to request the entire indebtedness to become due. The Companies have defaulted on the $50,000 note payable due December 30, 1997, and subsequent to year end, defaulted on the March 31,

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. LIABILITIES SUBJECT TO COMPROMISE -- (CONTINUED)
1998 interest payment due on the $115,000 note. Remedies of default are not waived under this agreement by any failure or delay by any party in exercising any remedy of default.

     On April 2, 1996 Resurgens settled a litigation case with Illinois Capital Group related to delinquent payments for leased switching equipment. In connection with this settlement, a promissory note was executed for approximately $1,300. The note required monthly payments beginning April 15, 1996 with a penalty amount of $250 if Resurgens did not make payments when due. Resurgens ceased payment on this note in mid 1997 and therefore this penalty amount has been added to the principal balance.

     Resurgens entered into a settlement agreement with Esplanade at Locust Point Limited Partnership ("Esplanade") on January 29, 1996 which released Resurgens from litigation claims involving leased office space. In connection with this settlement, a promissory note was issued in the amount of $4,000, with monthly payments of $100 to begin in March 1996, with no interest. Resurgens failed to remit the required monthly payments during 1997. The agreement stated that an additional $1,000 would be assessed and due if the companies failed to meet the required payment schedule. Esplanade filed a claim against Resurgens for the outstanding balance of the loan plus the additional penalty amount. Prior to December 31, 1997, a judgment was reached in this case and an additional amount of $894 was granted to Esplanade. This amount is subject to an interest rate of 12.5% and is included in the principal balance amount at December 31, 1997.

     The Eastern Telecom installment note was signed on August 1, 1997, based upon judicial court settlement, for $190. The amount relates to non-performance of a purchase agreement for switching equipment by Resurgens.

     As part of the Chapter 11 reorganization process, Resurgens has attempted to notify all known or potential creditors of the Chapter 11 filing for the purpose of identifying all pre-petition claims against Resurgens. Generally, creditors whose claims arose prior to the Petition Date had until February 6, 1998 ("Bar Date") to file claims or be barred from asserting claims in the future. Claims arising from rejection of executory contracts by Resurgens, and claims related to certain other items were permitted to be filed within other dates as set by the Court.

     Differences between amounts shown by Resurgens and claims filed by creditors are being investigated and will either be resolved or adjudicated. The ultimate amount of and settlement terms for such liabilities are subject to the confirmed plan of reorganization and are not presently determinable. The total amount of proofs of claims filed in Court approximate $434,000, while the amount accrued by Resurgens at December 31, 1997 is $336,751. This difference of approximately $95,000 pertains to claims that management believes to be duplicate claims, amounts relating to outstanding litigation (See Note 11) and other disputed claims for which management is unable to predict the ultimate outcome of and therefore, no provision has been recorded in the financial statements for this difference.

4. REORGANIZATION ITEMS

     Reorganization items recorded in 1997 consisted of:

Rejected lease expense......................................  $ 956
Professional fees...........................................    233
Professional fees abated....................................   (524)
                                                              -----
                                                              $ 665
                                                              =====

     Professional fees incurred consisted of consulting and legal fees for bankruptcy activity and restructuring efforts on behalf of Resurgens and the creditor's committee.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. DEBTOR-IN-POSSESSION (DIP) FINANCING

     In November 1997, the Court authorized Resurgens to enter into a financing agreement with WorldCom in order to facilitate continued operations as a debtor-in-possession. The terms of this financing agreement originally provided for maximum advances thereunder to $19,000 and required repayment on April 30, 1998 at 12% interest.

     On April 16, 1998 the financing agreement was amended to provide for an increased maximum amount of $25,000 and an extended term through July 31, 1998. As of June 5, 1998, the Company had borrowed an additional $13,700.

6. CAPITALIZED LEASE OBLIGATIONS

     The Companies lease telecommunications and other equipment through capitalized lease arrangements.

     Future minimum lease payments on these capitalized lease obligations at December 31, 1997 are as follows:

1998........................................................   $  6,930
1999........................................................     10,499
2000........................................................     10,382
2001........................................................      9,966
2002........................................................      5,493
                                                               --------
          Net minimum lease payments........................     43,270
Less amount representing interest...........................     (8,820)
                                                               --------
Present value of minimum lease payments.....................     34,450
Less current portion of capitalized lease obligations.......     (3,630)
                                                               --------
Long-term portion of capitalized lease obligations, not
  subject to compromise.....................................   $ 30,820
                                                               ========

     The net carrying value of assets under capital leases was $35,900 at December 31, 1997, and is included in property and equipment. Amortization of these assets is included in depreciation expense.

7. EMPLOYEE 401(K) PLAN

     Effective January 1, 1997, Resurgens established a defined contribution savings plan, intended to qualify under IRS Code Section 401(k), available to all employees who complete six months of service and are at least age 21. Employees may contribute up to 15% of their salary per year, subject to statutory limitations, and Resurgens matches 100% of employee contributions up to 5% of each employee's salary. Resurgens' matching contributions vest 20% per year. Resurgens' expense under the plan during 1997 amounted to approximately $98.

8. INCOME TAXES

     For the period from inception through July 31, 1997, Resurgens elected to have its income taxed directly to its individual shareholders under the provisions of Subchapter S of the Internal Revenue Code ("the Code"). Accordingly, no deferred income taxes were established for Resurgens. Effective August 1, 1997, the S-Corporation election was terminated due to a change in ownership and Resurgens is now subject to federal and state income taxes. Upon conversion to C corporation status, Resurgens recorded a net deferred tax asset which was fully offset by the establishment of a valuation reserve. Accordingly, no charge or benefit was made to the income tax provision to reflect the impact of this change in tax status.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8. INCOME TAXES -- (CONTINUED)
     Effective August 1, 1997, the accompanying financial statements reflect provisions for income taxes computed in accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 109. With respect to Cherry U.K., the accompanying financial statements reflect provisions for income taxes calculated under the provisions of SFAS No. 109 since acquisition. For the period prior to the change in tax status, the provision has been presented on a pro forma basis as if Resurgens had been liable for federal and state income taxes since January 1, 1997.

     The Companies have generated significant net operating losses ("NOLs") both in the United States and in the United Kingdom. These NOLs may be available to offset future taxable income, subject to the limitations discussed below. Resurgens has generated NOL carryforwards totaling $128,000 in the United States after the date of the conversion from S-Corporation to C-Corporation status. Cherry U.K. has NOLs available at December 31, 1997 approximating $1,500 in the United Kingdom. The United States federal NOL generated in 1997 expires in the year 2012, while the United Kingdom NOLs do not expire.

     The significant components of the Companies' deferred tax assets and liabilities are:

                                                      AUGUST 1,   DECEMBER 31,
                                                        1997          1997
                                                      ---------   ------------
Deferred tax assets:
  Allowance for bad debts...........................   $ 2,846      $ 4,889
  Net operating loss carry-forward..................        --       48,871
  Accruals..........................................       341          319
  Depreciation and amortization.....................       452          458
  Contested liabilities.............................    31,064        6,825
  Other.............................................        17           29
  Valuation allowance...............................   (29,347)     (56,061)
                                                       -------      -------
                                                         5,373        5,330
                                                       -------      -------
Deferred tax liabilities:
  Depreciation and amortization.....................       474          441
  Installment sale..................................     4,899        4,889
                                                       -------      -------
                                                         5,373        5,330
                                                       -------      -------
          Net deferred assets.......................   $    --      $    --
                                                       =======      =======

     The pro forma reconciliation of income tax benefit attributable to operations computed at the US federal statutory rates to income tax expense is:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Tax benefit at US statutory rate............................    $(58,079)
State income tax benefit....................................      (6,833)
Permanent differences.......................................       1,025
Change in valuation allowance...............................      63,887
                                                                --------
                                                                $     --
                                                                ========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Companies' offices, along with various equipment and property access rights, are leased under operating leases expiring in 1998 through 2006. Certain leases contain escalation clauses based upon increases in the consumer price index.

     Future minimum lease payments on noncancellable operating leases at December 31 are as follows:

                                                               1997
                                                              ------
1998........................................................  $1,347
1999........................................................   1,007
2000........................................................     765
2001........................................................     516
2002........................................................     255
Thereafter..................................................     568
                                                              ------
          Total future minimum lease payments...............  $4,458
                                                              ======

     Rent expense for the year ended December 31, 1997 was approximately $3,538.

10. RELATED PARTY TRANSACTIONS

     Effective April 1, 1997, Resurgens entered into a ten-year lease agreement for an office building with shareholder related trusts. Until occupancy on or about January 1, 1998, Resurgens is required to pay 50% of the monthly lease amount or approximately $11 per month. For the year ended December 31, 1997, the Companies recorded rent expense of $200 associated with this lease. In December 1997, Resurgens recorded a liability of $444 for rejecting the lease in accordance with Chapter 11 provisions.

     During fiscal 1997, Resurgens utilized WorldCom, a shareholder, for transport services aggregating $27,834, which have been expensed by the Companies in cost of service. The amount owed to WorldCom at December 31, 1997 is $188,992, of which $178,863 is recorded as liabilities subject to compromise.

     Effective April 1998, Resurgens entered into a Carrier Service Agreement with WorldCom pursuant to which WorldCom is obligated to purchase international long distance services up to $25,000 a month provided the services are of acceptable quality and the rates are at least equal to rates from other third parties. The contract is for a one year initial term but automatically renews each month, subject to a one year termination notice.

11. LITIGATION

     The Companies are subject to numerous lawsuits, investigations and claims (a number of which involve amounts that are material to these financial statements) arising out of the conduct of its business, including those relating to commercial transactions and regulatory matters. Such items generally relate to claims made previous to Resurgens filing bankruptcy; therefore, the ultimate liability of Resurgens is generally included in the liabilities subject to compromise (see Note 3).

     Resurgens is party to an action with AT&T in which AT&T filed suit against Resurgens. Resurgens purchased long distance and international service from AT&T from January 1996 through February 1997, and disputed the accuracy of certain charges which prompted AT&T to terminate all services. AT&T seeks in excess of $16,000 for alleged unpaid services. Resurgens has filed a counterclaim against AT&T, alleging offset claims for the full amount of AT&T's claims, resulting from alleged inaccurate billing by AT&T. Resurgens also alleges false and deceptive advertising claims, unfair competition and deceptive business practices claims against AT&T. Resurgens has recorded all disputed invoices aggregating $16,528 and cannot predict the ultimate outcome of this case.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

11. LITIGATION -- (CONTINUED)
     Resurgens is party to an action with MidCom Communications Inc. (MidCom). Resurgens initially sued MidCom during 1996 and MidCom subsequently filed a case against Resurgens. Resurgens sold a portion of its commercial customer base to MidCom during 1995, but did not receive the full payment for the customer base and sued MidCom for $16,200. MidCom filed a counter suit against the Company asserting that Resurgens' actions related to the sale of the customer base allegedly breached the contract, violated the Uniform Commercial Code, and constituted tortious interference with the contract. MidCom filed a $36,000 proof of claim in Resurgens' bankruptcy case. The litigation of both parties has been stayed and remanded to a bankruptcy court hearing. Given the uncertainty of this matter, Management is unable to predict the ultimate outcome of this case and accordingly, has not accrued any liability for this claim.

     Coast to Coast Plus, Inc., a former customer, filed suit in November 1996 alleging that it suffered $10,000 in damages from Resurgens' "wrongful" termination of its long-distance telecommunications services and overbillings for services Resurgens did not provide. Resurgens filed an answer denying liability and filed a counterclaim and a third party claim against the principals of Coast to Coast which asserted four claims: two RICO claims, a fraud claim, and a breach of contract, including $250 owed for long-distance services. Management is unable to predict the ultimate outcome of this case and accordingly, has not accrued any liability for this claim.

     First Premier Bank asserted a claim for approximately $44,000 against Cherry Payment Systems and Dallas Leasing Group, which are companies that were merged into Resurgens in prior years, for non-payment on past due loans. First Premier Bank did not file a proof of claim as of the bar date with the Court and therefore management does not believe it is obligated for this amount. Given the uncertainty of this asserted claim, Management can not predict the ultimate outcome of this matter and accordingly, has not accrued any liability for this claim.

     The Companies are also involved in other claims, inquiries and litigation arising in the ordinary course of business. The Companies believe that these matters, taken individually or in the aggregate, would not have a material adverse impact on the Companies' financial position or results of operations.

12. SUBSEQUENT EVENTS

On May 12, 1998 the Companies and World Access, Inc. ("World Access") entered into a merger agreement whereby World Access will acquire the Companies. The agreement is subject to, among other things, Bankruptcy Court approval, certain monthly revenue and gross margin levels, confirmation of Resurgens' Plan of Reorganization and World Access shareholder approval. Pursuant to the terms of the agreements, the creditors of Resurgens and shareholders of Cherry U.K. will receive 3,125,000 and 625,000 shares of World Access common stock, respectively, in the aggregate at the closing of the mergers. In addition, Resurgens' creditors and Cherry U.K. shareholders would have the right to receive additional consideration of up to 6,250,000 and 1,250,000 shares of World Access common stock, respectively, over the next two and one-half years contingent upon the achievement of certain financial criteria by the Companies.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS
  CHERRY COMMUNICATIONS INCORPORATED AND CHERRY COMMUNICATIONS U.K. LIMITED

     We have audited the accompanying balance sheet of Cherry Communications Incorporated and Cherry Communications U.K. Limited (collectively referred to as the "Companies") as of December 31, 1996 and the related combined statements of operations, stockholder's equity (deficit) and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Cherry Communications Incorporated and Cherry Communications U.K. Limited as of December 31, 1996, and the combined results of their operations and their combined cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Companies will continue as a going concern. As discussed in Notes 2 and 9 to the financial statements, the Company incurred substantial losses in 1995 and 1996 and have disputed significant net accounts payable balances due its primary vendor. Although the dispute has been settled, as discussed in Note 10, and 1996 balances payable have been reduced, significant balances converted to notes payable remain. The Companies' ability to obtain an equity infusion or replacement financing for these notes is limited by the terms and collateral arrangements of the settlement. The terms of the settlement agreement will continue the Companies' dependence on this vendor as one of the Companies' primary long distance carriers. These matters raise substantial doubt about the Companies' ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. Continuation of the Companies is dependent upon the Companies' ability to return to profitability and to achieve sufficient cash flow from operations, additional debt or equity. The accompanying combined statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Companies be unable to continue as a going concern.

                                          /S/ GRANT THORNTON LLP

Chicago, Illinois
July 11, 1997, except for Notes 2 and 10, as to which the date is July 24, 1997

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1996

                                                               (IN THOUSANDS,
                                                              EXCEPT FOR SHARE
                                                                INFORMATION)

                                     ASSETS
Current assets
  Cash and cash equivalents.................................      $  4,836
  Accounts receivable
  Trade, net of allowance for doubtful accounts of
     $41,346................................................        42,275
  Other.....................................................           392
                                                                  --------
                                                                    42,667
  Prepaid expenses and other................................         1,170
                                                                  --------
          Total current assets..............................        48,673
Property and equipment, net.................................        40,447
Other assets
  Deposits and other assets, net............................         3,760
                                                                  --------
          Total assets......................................      $ 92,880
                                                                  ========

                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities
  Current portion of long-term debt.........................      $ 12,230
  Current portion of capitalized lease obligations..........         5,083
  Accounts payable..........................................       198,760
  Accrued excise and other taxes............................         3,967
  Accrued expenses..........................................         4,910
  Accrued litigation costs..................................           892
  Other liabilities.........................................           500
                                                                  --------
          Total current liabilities.........................       226,342
Long-term obligations
  Capitalized lease obligations, less current portion.......        18,272
  Long-term debt, less current portion......................         1,634
                                                                  --------
          Total liabilities.................................       246,248
Commitments and contingencies...............................            --
Stockholder's equity (deficit)
  Common stock, Cherry Communications Incorporated, no par
     value, authorized 10,000 shares, issued and outstanding
     1,000 shares...........................................             1
  Common stock, Cherry U.K., no par value, authorized and
     issued 50,000 shares...................................            84
  Additional paid-in capital................................        61,467
  Accumulated deficit.......................................      (214,920)
                                                                  --------
          Total stockholder's equity (deficit)..............      (153,368)
                                                                  --------
          Total liabilities and stockholder's equity
          (deficit).........................................      $ 92,880
                                                                  ========

    The accompanying notes are an integral part of this financial statement.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                       COMBINED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                1995       1996
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Operating revenues
  Carrier long distance.....................................  $ 41,646   $ 315,699
  Commercial long distance..................................    24,215      19,739
  Residential long distance.................................    12,940       7,857
  Other income..............................................     2,868       9,710
                                                              --------   ---------
          Total operating revenues..........................    81,669     353,005
Operating expenses
  Cost of services and products.............................    80,982     391,615
  Selling, general and administrative expenses..............    20,447      32,622
  Provision for doubtful accounts...........................     6,032      32,004
                                                              --------   ---------
          Total operating expenses..........................   107,461     456,241
                                                              --------   ---------
          Operating loss....................................   (25,792)   (103,236)
Other income (expense)
  Interest and finance charges..............................    (2,142)    (15,299)
  Gain on sale of customer base.............................     5,486       1,339
  Loss on disposition of property and equipment.............        --        (394)
  Loss on disposition of investment securities..............        --        (643)
  Other income..............................................       278          93
                                                              --------   ---------
          Total other expense, net..........................     3,622     (14,904)
          Loss before income tax expense....................   (22,170)   (118,140)
Income tax expense..........................................         5          10
                                                              --------   ---------
          Net loss..........................................  $(22,175)  $(118,150)
                                                              ========   =========

   The accompanying notes are an integral part of these financial statements.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1996

                                            CHERRY            CHERRY
                                        COMMUNICATIONS    COMMUNICATIONS
                                         INCORPORATED      U.K. LIMITED                                UNREALIZED       TOTAL
                                         COMMON STOCK      COMMON STOCK     ADDITIONAL                  GAIN ON     STOCKHOLDER'S
                                        ---------------   ---------------    PAID-IN     ACCUMULATED   INVESTMENT      EQUITY
                                        SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT     SECURITIES     (DEFICIT)
                                        ------   ------   ------   ------   ----------   -----------   ----------   -------------
Balance, January 1, 1995..............  1,000      $1         --    $--      $35,672      $ (73,045)     $  --        $ (37,372)
Stockholder's contribution of notes
  payable and accrued interest payable
  of $500.............................     --      --         --     --       25,795             --         --           25,795
Stockholder's acquisition of common
  stock of Cherry Communications U.K.
  Limited, November 1995..............     --      --     50,000     84           --         (1,550)        --           (1,466)
Unrealized gain on investment
  securities..........................     --      --         --     --           --             --        476              476
Net loss..............................     --      --         --     --           --        (22,175)        --          (22,175)
                                        -----      --     ------    ---      -------      ---------      -----        ---------
Balance, December 31, 1995............  1,000       1     50,000     84       61,467        (96,770)       476          (34,742)
Change in unrealized gain on
  investment securities...............     --      --         --     --           --             --       (476)            (476)
Net loss..............................     --      --         --     --           --       (118,150)        --         (118,150)
                                        -----      --     ------    ---      -------      ---------      -----        ---------
Balance, December 31, 1996............  1,000      $1     50,000    $84      $61,467      $(214,920)     $  --        $(153,368)
                                        =====      ==     ======    ===      =======      =========      =====        =========

    The accompanying notes are an integral part of this financial statement.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                       COMBINED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                1995       1996
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(22,175)  $(118,150)
  Adjustment to reconcile net loss to net cash provided by
    (used in) operating activities:
    Loss on disposition of investment securities............        --         643
    Depreciation and amortization...........................     1,118       4,923
    Loss on disposition of property and equipment...........        --         394
    Gain on sale of customer base...........................    (5,486)     (1,339)
    Increase in receivables.................................   (25,672)    (15,276)
    Increase in prepaid expenses and other..................      (234)       (936)
    Increase in accounts payable............................    53,996     146,311
    Increase in accrued excise and other taxes..............     1,913       1,269
    Increase in accrued expenses............................     2,359       2,308
    Decrease in accrued litigation costs....................    (5,846)     (2,816)
    Increase in other liabilities...........................       346         154
                                                              --------   ---------
         Total adjustments..................................    22,494     135,635
                                                              --------   ---------
         Net cash provided by operating activities..........       319      17,485
Cash flows from investing activities:
  Proceeds from sale of customer base.......................     2,486       1,339
  Proceeds from sales of investment securities..............       423          --
  Purchases of property and equipment.......................    (5,106)     (8,141)
  Deposits and other assets.................................    (1,192)       (835)
                                                              --------   ---------
         Net cash used in investing activities..............    (3,389)     (7,637)
Cash flows from financing activities:
  Proceeds from notes payable...............................     1,378         313
  Payments on notes payable.................................      (698)     (1,174)
  Payments on capitalized lease obligations.................    (1,608)     (7,010)
  Increase in notes payable to stockholder..................     5,336          --
                                                              --------   ---------
         Net cash provided by (used in) financing
          activities........................................     4,408      (7,871)
                                                              --------   ---------
         Net increase in cash and cash equivalents..........     1,338       1,977
Cash and cash equivalents, beginning of year................     1,521       2,859
                                                              --------   ---------
Cash and cash equivalents, end of year......................  $  2,859   $   4,836
                                                              ========   =========
Supplemental disclosure of cash flow information:
  Interest and finance charges..............................  $    856   $   2,193
  Income taxes paid.........................................         4          12
Supplemental schedule of noncash investing and financing
  activities:
  Assets received in settlement of accounts receivable......  $  3,000   $   1,880
  Investment securities assigned to vendors.................        --       2,357
  Accounts payable converted into notes payable.............     9,002          --
  Capitalized lease obligations incurred....................     6,195      24,803
  Contribution of notes payable and accrued interest to
    equity..................................................    25,795          --
  Unrealized gain on investment securities..................       476        (476)
  Decrease in contingency reserve through issuance of notes
    payable.................................................        --      (4,258)

   The accompanying notes are an integral part of these financial statements.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Cherry Communications Incorporated ("Cherry") commenced operations in 1991 as a successor through merger of five businesses operating in the payment processing and credit authorization industry, including leasing of bank card processing machinery. During 1992, Cherry discontinued the operations of the five businesses and began the new business of a non-switch-based reseller of long distance services to residential and commercial customers throughout the United States. In late 1994, Cherry acquired its first long distance switch. As of December 31, 1996, Cherry is a switch-based carrier operating nine long distance switch centers throughout the United States and overseas, and has arrangements with foreign carriers for processing of international calls. Cherry provides its long distance network services to resellers, agents and end users consisting of business and residential customers. At December 31, 1996, Cherry primarily uses one long distance carrier, WorldCom, Inc., as its major long distance carrier. Although there are a number of long distance carriers, a change in carriers could disrupt Cherry's ability to service its customers, which could result in a possible loss of operating revenues.

     The combined financial statements presented herein also include financial statements of Cherry Communications U.K. Limited ("Cherry U.K.") which is held under common ownership. This affiliate has licensing and operating agreements for international telephone access in association with Cherry.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Cherry and Cherry U.K. (collectively, the "Companies"). Cherry U.K. was purchased by the shareholder of Cherry in November 1995. Cherry U.K.'s financial statements are prepared on a March 31 fiscal year end. For combination purposes, Cherry U.K.'s financial statements as of and for the year ended March 31, 1997 and for the period ended March 31, 1996 have been combined with the December 31, 1996 and 1995 financial statements of Cherry, respectively. Significant intercompany accounts and transactions have been eliminated in combination.

CASH AND CASH EQUIVALENTS

     The Companies consider all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents consist of money market fund investments and short-term certificates of deposit. Exclusive of cash in banks, cash equivalents at December 31, 1996 approximate fair value. At December 31, 1996, the Companies' certificates of deposits approximated $2,176,000. The certificates of deposit are collateral for the Companies' line of credit agreement (note 4).

INVESTMENTS

     Short-term investments are comprised of equity securities. Investment securities are classified as available-for-sale and are stated at fair value as determined by quoted prices on exchanges. During the year ending December 31, 1996, all of the Companies' investment securities were transferred to the Companies' primary vendor in partial settlement of outstanding line charges. The fair value of these securities at the date of transfer approximated $2,357,000. The Companies recognized a loss of $643,000 from the transfer. During the year ending December 31, 1995, proceeds from the sale of investment securities was $423,000 with no realized gain or loss recognized.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are generally computed using the straight-line method over the estimated useful lives of the related assets.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
INCOME TAXES

     Income taxes on net taxable earnings are payable personally by the stockholder, pursuant to an election under Subchapter S of the Internal Revenue Code, which states Cherry is not taxed as a corporation. Accordingly, no provision has been made for Federal income taxes for Cherry. Cherry U.K. income taxes are not material to the combined financial statements.

REVENUE RECOGNITION

     Revenues are recorded upon placing of calls or rendering of other related services.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Companies to concentration of credit risk consist principally of trade receivables. Concentration of credit risk with respect to these receivables is generally diversified because the Companies' customer base includes many entities spread across a large geographic area. The Companies routinely address the financial strength of its customers and, as a consequence, believe that its receivable credit risk exposure is limited.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN OPERATIONS

     Summarized financial information (in thousands of U.S. dollars) for Cherry U.K., prior to intercompany eliminations, is:

                                 BALANCE SHEET

                                                              MARCH 31,
                                                                1997
                                                              ---------
Current assets..............................................   $   712
Property and equipment......................................     1,633
                                                               -------
          Total assets......................................     2,345
Current liabilities, including amount due to Cherry of
  $2,952....................................................     4,137
                                                               -------
          Net deficiency....................................   $(1,792)
                                                               =======

                            STATEMENTS OF OPERATIONS

                                                              YEAR ENDED   PERIOD ENDED
                                                              MARCH 31,     MARCH 31,
                                                                 1997          1996
                                                              ----------   ------------
Revenues....................................................    $2,377        $  809
Expenses....................................................     2,214         1,293
                                                                ------        ------
          Net income (loss).................................    $  163        $ (484)
                                                                ======        ======

     The functional currency of Cherry U.K. is the U.S. dollar. Consequently, gains or losses from remeasurement of Cherry U.K.'s accounts are recognized in operations.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2. GOING CONCERN

     The accompanying financial statements have been prepared assuming the Companies will continue as a going concern. The Companies have sustained significant losses in 1995 and 1996, and has a deficit in stockholder's equity of approximately $153.4 million at December 31, 1996. As discussed in Note 9 -- Litigation, the Companies have various disputes with carriers for out-bound and in-bound line charges which affect timing and amounts of collections and payments. The most significant of these disputes is with WorldCom, Inc. ("WorldCom"), historically the Companies' primary carrier. As discussed in Note 10 -- Subsequent Events, the dispute with WorldCom has been settled as of July 24, 1997, resulting in, among other matters, a settlement of outstanding net liabilities of $202,415,000 at July 15, 1997 ($175,633,000 at December 31, 1996)
for $165,000,000 in notes. The first new note of $50,000,000 is due on December 31, 1997. The second new note of $115,000,000 is due in quarterly installments commencing October 23, 1998 through June 23, 2000, with interest payable quarterly at 10% per annum.

     Other terms of the settlement require the Companies to continue to pledge all assets as collateral for the notes, except for equipment under capitalized lease obligations; the Companies will issue shares representing 19.9% ownership to WorldCom; and the sole shareholder must pledge 51% of total outstanding shares as collateral. WorldCom will subordinate its collateral position up to $100,000,000 for new borrowings by the Company if 75% of the proceeds from a single new borrowing of up to $70.0 million or 50% of the proceeds from a single new borrowing over $70.0 million are used to pay WorldCom.

     These developments continue to have a material adverse effect and limit the Companies' ability to meet its obligations as they come due and to obtain financing or an equity infusion. The Companies' actions to address its current liquidity constraints and its financial performance include negotiations with potential lenders or equity participants. However, there can be no assurances that the Companies' actions will improve its financial performance or liquidity position or that it can avoid default on the December 31, 1997 payment of the $50,000,000 note obligation.

NOTE 3. PROPERTY AND EQUIPMENT

     Property and equipment and related accumulated depreciation consist of the following at December 31, 1996 (in thousands):

                                                                          ESTIMATED
                                                                         USEFUL LIFE
                                                                        -------------
Equipment under capitalized lease obligations:
  Telecommunications equipment..............................  $31,052      5-10 years
  Other.....................................................    2,150         7 years
                                                              -------
                                                               33,202
Furniture, fixtures and equipment...........................   13,227       4-5 years
Leasehold improvements......................................    1,457   Life of lease
                                                              -------
          Total property and equipment......................   47,886
Less accumulated depreciation and amortization..............    7,439
                                                              -------
          Net property and equipment........................  $40,447
                                                              =======

     Depreciation and amortization expense for the years ended December 31, 1995 and 1996 was $1,068,000 and $4,226,000, respectively.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4. LONG-TERM DEBT

                                                              (IN THOUSANDS)
WorldCom installment note (Note 1) due December, 1995,
  bearing interest at 12%. Due to the disputed balances with
  WorldCom, Cherry has not paid principal or interest on
  this note (1).............................................     $   679
WorldCom installment note (Note 2) due January, 1996,
  bearing interest at 16%. Due to the disputed balances with
  WorldCom, Cherry has not paid principal or interest on
  this note (1).............................................       8,323
WorldCom installment note (Note 3) due December, 1995,
  bearing interest at 10%. Due to the disputed balances with
  WorldCom, Cherry has not paid principal or interest on
  this note (1).............................................       1,378
Illinois Capital Group installment note due September, 1997, bearing interest at 10% with monthly principal and
  interest payments of $60,500..............................         519
Esplanade at Locust Point installment note due June, 1999,
  with monthly payments of $100,000, including interest
  imputed at 12.5%..........................................       2,565
First National Bank of Wheaton $400,000 (as of December 31,
  1996) line of credit bearing interest at the prime rate
  (8.5% as of December 31, 1996). The line of credit is due
  upon demand and is collateralized by certificates of
  deposits and general business assets......................         400
                                                                 -------
Total long-term obligations.................................      13,864
Less current portion of long-term debt......................      12,230
                                                                 -------
Long-term portion of long-term debt.........................     $ 1,634
                                                                 =======

---------------

(1) See Note 10 -- Subsequent Events.

     In January 1996, Cherry and Esplanade at Locust Point ("Esplanade") entered into an agreement as a settlement on an office property lease. As part of the $5,000,000 settlement, Cherry agreed to pay Esplanade $1,000,000 on February 9, 1996 and then make 40 monthly payments of $100,000 beginning March 1996. Interest on the note was imputed at a rate of 12.5% as no interest rate was explicitly stated in the agreement.

     In March, 1996, Cherry entered into an agreement with Illinois Capital Group ("ICG") as a settlement on equipment leases sold to ICG. Under the terms of the agreement, Cherry is to make 17 equal monthly payments of $60,500, including interest stated at 10% commencing April 15, 1996, with the final payment of approximately $56,900 in principal and interest due on September 15, 1997. In the event Cherry or the shareholder interferes with existing leases under the security agreement, an additional $250,000 penalty provision is due ICG.

     Principal amounts due under all of these debt arrangements at December 31, 1996 mature as follows (in thousands):

1997........................................................  $12,230
1998........................................................    1,055
1999........................................................      579
                                                              -------
                                                              $13,864
                                                              =======

NOTE 5. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Companies' financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate carrying value, principally because of the short maturity of these items.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
     The carrying amounts of the long-term debt payable approximates fair value due to the interest rates on these agreements approximating Cherry's incremental borrowing rates.

     The fair values of capitalized lease obligations approximate carrying value based on their effective interest rates compared to current market rates.

NOTE 6. CAPITALIZED LEASE OBLIGATIONS

     The Companies lease telecommunications and other equipment through various equipment lease financing facilities. Such leases have been accounted for as capitalized lease obligations in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases."

     Future minimum lease payments on these capitalized lease obligations (in thousands) are as follows:

                 YEARS ENDING DECEMBER 31,
                 -------------------------
1997........................................................  $ 7,869
1998........................................................    7,431
1999........................................................    7,155
2000........................................................    6,174
2001........................................................    1,782
Thereafter..................................................       --
                                                              -------
          Net minimum lease payments........................   30,411
Less amount representing interest...........................    7,056
                                                              -------
Present value of minimum lease payments.....................   23,355
Less current portion of capitalized lease obligations.......    5,083
                                                              -------
Long-term portion of capitalized lease obligations..........  $18,272
                                                              =======

     The net carrying value of assets under capital leases was $30,083,000 at December 31, 1996, and is included in property and equipment. Amortization of these assets is included in depreciation expense.

NOTE 7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Companies' offices, along with various equipment and roof access rights, are leased under operating leases expiring in 1997 through 2006. Certain leases contain escalation clauses based upon increases in the consumer price index.

     Future minimum lease payment on noncancellable operating leases (in thousands) are as follows:

                 YEARS ENDING DECEMBER 31,
                 -------------------------
1997........................................................  $1,744
1998........................................................   1,328
1999........................................................     935
2000........................................................     767
2001........................................................     636
Thereafter..................................................   2,170
                                                              ------
                                                              $7,580
                                                              ======

     Rent expense for the years ended December 31, 1995 and 1996, was $972,000 and $2,062,000, respectively.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
USAGE AND DEDICATED CIRCUIT AGREEMENTS

     The Companies have entered into agreements with various long distance providers which require minimum usage. The Companies have also entered into agreements with various long distance carriers for dedicated circuits. These agreements guarantee the provider a base monthly charge regardless of the actual volume of usage or use of dedicated circuits by the Companies or their customers.

NOTE 8. RELATED PARTY TRANSACTIONS

     Effective April 1, 1997, Cherry entered into a ten-year lease agreement for an office building with shareholder related trusts. Until occupancy on or about January 1, 1998, Cherry is required to pay 50% of the monthly lease amount or approximately $11,000 per month. Lease payment terms, as determined by independent appraisers, over the ten-year period range from $265,000 to $345,000 annually. At December 31, 1996, Cherry had recorded an initial deposit of $100,000 for the lease. Tenant finish and other improvements to the office facility are expected to approximate $4,000,000.

NOTE 9. LITIGATION

     The Companies are subject to a number of lawsuits, investigations and claims (some of which involve substantial amounts) arising out of the conduct of their business, including those relating to commercial transactions and regulatory matters. One such lawsuit was brought by Cherry against Digital Communications of America, WorldCom Network Services Inc. and WorldCom Inc. (collectively referred to as "WorldCom"), asserting various claims including substantial billing disputes. WorldCom asserted various counterclaims. Subsequent to December 31, 1996, the parties reached a settlement. See Note 10 Subsequent Events.

     Cherry is also party to an action with AT&T in which AT&T filed suit against Cherry. Cherry purchased long distance and international service from AT&T from January, 1996 through February, 1997. Cherry disputed the accuracy of certain charges and AT&T terminated all services. AT&T seeks $17.2 million for alleged unpaid services. Cherry has counterclaimed against AT&T, alleging offset claims for the full amount of AT&T's claims, resulting from alleged inaccurate billing by AT&T. Cherry also alleges false and deceptive advertising claims, unfair competition and deceptive business practices claims against AT&T. The litigation is at an early stage. Parties have not yet engaged in discovery. Cherry has recorded all disputed invoices.

     In addition, the Companies are also party to an action with a U.K.-based carrier in which the carrier filed suit in the U.K. against the Companies. The Companies purchased international service from this carrier from February, 1996 through April, 1997. The carrier seeks approximately $5.0 million for alleged unpaid services and finance charges. The litigation is at an early stage. The Companies recorded all of the carrier's invoices.

     The Companies are also involved in other litigation concerning significant collection matters, some of which have resulted in counterclaims. Based on advice of counsel, the Companies believe such matters will be resolved within the limits of its collection reserves.

     Coast to Coast Plus, Inc., a former carrier customer, filed suit in November, 1996 alleging that it suffered $10 million in damages from Cherry's "wrongful" termination of its long-distance telecommunication services and overbillings for services Cherry did not provide. Cherry filed an answer denying liability and filed a counterclaim and a third party claim against the principals of Coast to Coast which asserted four claims: two RICO claims, a fraud claim, and a breach of contract, including $250,000 owed for long-distance services. Deposition and discovery is underway. Based on advice of counsel, Cherry believes this litigation will not have a material effect on the combined financial position.

     The Companies are also involved in other miscellaneous claims, inquiries and litigation arising in the ordinary course of business. The Companies believe that these matters, taken individually or in the aggregate,

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9. LITIGATION -- (CONTINUED)
would not have a material adverse impact on the Companies' combined financial position or results of operations.

NOTE 10. SUBSEQUENT EVENTS

     Effective April 1, 1997, Cherry entered into a new lease with a related party for new office facilities. See Note 8 -- Related Party Transactions.

     On July 2, 1997, Cherry entered into a letter of intent with EqualNet Holding Corp. ("EqualNet") for a proposed business transaction expected to be a merger of the Company into EqualNet, with Cherry's stockholder retaining 91% of the combined entity. The transaction is expected to be treated as a reverse purchase acquisition and is subject to due diligence, shareholder approval and certain other preconditions.

     Effective July 24, 1997, Cherry settled its litigation and claims against WorldCom. The settlement provides for, among other matters, the following:

          (1) All claims of both parties as of July 15, 1997 (estimated by Cherry to be approximately $202.4 million net accounts, notes and interest payable) to be converted to two notes payable in the individual amounts of $50.0 million and $115.0 million. The first note of $50.0 million is non-interest bearing and due December 31, 1997. The second note of $115.0 million is due in quarterly installments commencing October 23, 1998 through July 23, 2000. Interest is payable at 10% per annum and is due on March 31, 1998, June 30, 1998, July 23, 1998 and quarterly thereafter.

          (2) WorldCom is granted continued security interests in all of the assets of Cherry, except for the limited security interest granted to Cherry's bank up to $2.0 million.

          (3) The sole shareholder executes a pledge and security agreement granting a first-priority interest in 51% of the outstanding shares of Cherry subject to anti-dilution provisions.

          (4) On August 1, 1997, Cherry is required to issue common shares equivalent to 19.9% of the then-outstanding shares of Cherry to WorldCom, also subject to anti-dilution provisions.

          (5) Similar pledge (51%) agreement requirement applies to the shareholder's interest in Cherry U.K..

          (6) WorldCom will subordinate its security interests up to $100.0 million for new borrowings if certain proceeds of such borrowings are remitted to WorldCom (75% for a single borrowing up to $70.0 million or 50% for a single borrowing over $70 million).

          (7) If Cherry repays both notes by December 30, 1997, it or its nominee may repurchase the transferred shares totaling 19.9% for $10.

     Cherry has reflected the settlement reduction of net payables of approximately $37.4 million as a reduction of disputed costs and finance charges of $11.4 million and $26.0 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Telco Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Telco Systems, Inc. as of August 30, 1998 and August 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended August 30, 1998. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telco Systems, Inc. at August 30, 1998, and August 31, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 30, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 4, 1998

                              TELCO SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE YEARS ENDED AUGUST 30, 1998

                                                                1998       1997       1996
                                                              --------   --------   --------
                                                              (IN THOUSANDS EXCEPT PER SHARE
                                                                         AMOUNTS)
Net sales...................................................  $113,230   $117,843   $ 93,954
Costs and expenses
Cost of products sold.......................................    71,194     74,985     57,285
Research and development....................................    15,485     15,355     17,991
Sales, marketing and administration.........................    24,300     29,652     30,408
Purchased research and development..........................     5,135         --         --
Restructuring costs.........................................        --         --      4,209
Gain on investment..........................................        --     (1,070)        --
Amortization of intangible assets...........................       795        669        752
Interest income.............................................      (728)      (670)    (1,146)
                                                              --------   --------   --------
                                                               116,181    118,921    109,499
                                                              --------   --------   --------
Pretax loss.................................................    (2,951)    (1,078)   (15,545)
Income tax provision........................................       300         --         --
                                                              --------   --------   --------
Net loss....................................................  $ (3,251)  $ (1,078)  $(15,545)
                                                              ========   ========   ========
Shares used in computing net loss per share.................    10,966     10,701     10,357
Net loss per share, basic and diluted.......................  $   (.30)  $   (.10)  $  (1.50)

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      AUGUST 30, 1998 AND AUGUST 31, 1997

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
                                    ASSETS
Current assets:
  Cash and equivalents......................................  $18,743   $ 5,406
  Marketable securities.....................................    2,244     7,302
  Accounts receivable, less allowance for doubtful accounts
     of $665 in 1998 ($895 in 1997).........................   24,336    19,663
  Inventories, net..........................................   12,016    28,370
  Other current assets......................................    3,756       985
                                                              -------   -------
          Total current assets..............................   61,095    61,726
Plant and equipment, at cost................................   45,904    46,401
  Less accumulated depreciation.............................   37,579    36,712
                                                              -------   -------
          Net plant and equipment...........................    8,325     9,689
Intangible and other assets, less accumulated amortization
  of $11,063 in 1998 ($11,651 in 1997)......................    8,403     7,184
                                                              -------   -------
          Total assets......................................  $77,823   $78,599
                                                              =======   =======

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 7,368   $ 7,292
  Payroll and related liabilities...........................    2,727     3,492
  Other accrued liabilities.................................   11,317    10,528
                                                              -------   -------
          Total current liabilities.........................   21,412    21,312
Restructuring and other long-term liabilities...............      911     1,531
Shareholders' equity:
  Series A Participating Cumulative Preferred Stock, 200
     shares authorized; no shares outstanding...............       --        --
  Preferred stock, $.01 par value, 5,000 shares authorized;
     no shares outstanding..................................       --        --
  Common stock, $.01 par value, 24,000 shares authorized;
     shares outstanding: 11,115 at August 30, 1998; (10,805
     at August 31, 1997)....................................      111       108
  Capital in excess of par value............................   79,556    76,602
  Accumulated deficit.......................................  (24,137)  (20,886)
  Unearned compensation -- restricted stock.................      (30)      (68)
                                                              -------   -------
          Total shareholders' equity........................   55,500    55,756
                                                              -------   -------
          Total liabilities and shareholders' equity........  $77,823   $78,599
                                                              =======   =======

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       THREE YEARS ENDED AUGUST 30, 1998

                                           COMMON STOCK
                                          ---------------   PAID-IN     UNEARNED     ACCUMULATED
                                          SHARES   AMOUNT   CAPITAL   COMPENSATION     DEFICIT      TOTAL
                                          ------   ------   -------   ------------   -----------   --------
                                                                   (IN THOUSANDS)
Balance, August 27, 1995................  10,231    $102    $71,566      $  --        $ (4,263)    $ 67,405
Net loss for year.......................                                               (15,545)     (15,545)
Issuance of common stock:
  Employee stock purchase plan..........      56                514                                     514
  Exercise of stock options.............     174       2      1,533                                   1,535
  Restricted stock, net.................      59       1        654       (655)                          --
Amortization of unearned compensation...                                    88                           88
                                          ------    ----    -------      -----        --------     --------
Balance, August 25, 1996................  10,520     105     74,267       (567)        (19,808)      53,997
Net loss for year.......................                                                (1,078)      (1,078)
Issuance (cancellations) of common
  stock:
  Employee stock purchase plan..........      43                448                                     448
  Exercise of stock options.............     284       3      2,360                                   2,363
  Restricted stock, net.................     (42)              (473)       473                           --
Amortization of unearned compensation...                                    26                           26
                                          ------    ----    -------      -----        --------     --------
Balance, August 31, 1997................  10,805    $108     76,602        (68)        (20,886)      55,756
Net loss for year.......................                                                (3,251)      (3,251)
Issuance of common stock:
  Employee stock purchase plan..........      43                444                                     444
  Exercise of stock options.............     159       2      1,521                                   1,523
  Restricted stock, net.................       6                 59        (59)                          --
Shares issued for acquisition...........     102       1        999                                   1,000
Amortization of unearned compensation...                        (69)        97                           28
                                          ------    ----    -------      -----        --------     --------
Balance, August 30, 1998................  11,115    $111    $79,556      $ (30)       $(24,137)    $ 55,500
                                          ======    ====    =======      =====        ========     ========

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE YEARS ENDED AUGUST 30, 1998
                                                              -----------------------------------
                                                                1998         1997         1996
                                                              ---------   ----------   ----------
                                                                        (IN THOUSANDS)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash Flows from Operating Activities
  Net loss..................................................   $(3,251)    $ (1,078)    $(15,545)
  Depreciation and amortization.............................     4,743        5,094        5,324
  Write-off of purchased research and development...........     5,135           --           --
  Restructuring costs.......................................        --           --        4,209
  Amortization of unearned compensation.....................        28           26           88
Change in assets and liabilities
  Accounts receivable, net..................................    (4,623)      (1,638)      (7,978)
  Refundable income taxes...................................        --          702          549
  Inventories, net..........................................    16,354       (4,875)      (6,074)
  Other current assets......................................    (2,771)        (175)       1,775
  Other assets..............................................        (2)       1,000           25
  Accounts payable and other current liabilities............       357       (1,512)       9,585
  Restructuring liabilities.................................    (1,242)      (2,192)      (1,845)
  Long-term liabilities.....................................      (533)         536          113
                                                               -------     --------     --------
Net cash provided by (used in) operating activities.........    14,195       (4,112)      (9,774)
Cash Flows from Investing Activities
  Additions to plant and equipment, net.....................    (2,547)      (3,634)      (6,336)
  Purchase of assets of Jupiter Technology, Inc.............    (4,336)          --           --
  Investment in Synaptyx Corporation........................    (1,000)          --           --
  Proceeds from sale-lease back.............................        --        2,601           --
  Purchase of marketable securities.........................    (3,694)     (11,674)     (24,350)
  Maturities of marketable securities.......................     8,752       10,953       28,664
                                                               -------     --------     --------
  Net cash used in investing activities.....................    (2,825)      (1,754)      (2,022)
Cash Flows from Financing Activities
  Proceeds and related tax benefits from sale of common
     shares under employee stock plans......................     1,967        2,811        2,049
                                                               -------     --------     --------
  Net cash provided by financing activities.................     1,967        2,811        2,049
                                                               -------     --------     --------
Increase(decrease) in cash and equivalents..................    13,337       (3,055)      (9,747)
Cash and equivalents at beginning of year...................     5,406        8,461       18,208
                                                               -------     --------     --------
Cash and equivalents at end of year.........................   $18,743     $  5,406     $  8,461
                                                               =======     ========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year Income taxes......................   $   149     $     --     $     89
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
Shares issued for assets of Jupiter Technology, Inc.........   $ 1,000     $     --     $     --
Liabilities assumed relating to Jupiter Technology, Inc.....   $   898     $     --     $     --

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The financial statements consolidate the accounts of Telco Systems, Inc., and its subsidiaries (the Company). Intercompany accounts and transactions have been eliminated. The Company's fiscal year ends on the last Sunday in August which included 52 weeks in fiscal 1998 and fiscal 1996 and 53 weeks in fiscal 1997. Certain amounts reported in prior years have been reclassified to be consistent with the current year's presentation.

     The Company has 50% limited partnership interests in two real estate partnerships which are accounted for by the equity method of accounting. The aggregate net investment in these partnerships on the accompanying balance sheets is not material (See Note 6).

     New Accounting Standards. In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 establishes standards for reporting comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that items to be recorded in comprehensive income, which include unrealized gains/losses on marketable securities classified as available-for-sale and cumulative translation adjustments, be displayed with the same prominence as other financial statement items. The Company does not believe the adoption of SFAS 130 will have a material impact on the Company's financial results or financial condition. SFAS 130 is required to be adopted in the Company's financial statements for the year ending August 29, 1999.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131). SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is required to be adopted in the Company's financial statements for the year ending August 29, 1999. The adoption of SFAS 131 will have no impact on the Company's financial results or financial condition, but may result in certain disclosures of segment information.

     Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition. In general, the Company recognizes revenue from product sales at the time of shipment. In certain contractual situations, revenue is recognized when the product is accepted by the customer.

     Product Warranty. Expected future product warranty liability is provided for when the product is sold.

     Cash Equivalents and Marketable Securities. The Company classifies all of its marketable securities as available-for-sale securities. These securities are stated at their fair value. There are currently no unrealized holding gains and losses. The Company considers all highly liquid investments with maturity of 91 days or less to be cash equivalents. Those instruments with maturities greater than 91 days are classified as marketable securities. Cash equivalents and marketable securities are carried at market, and consist of U.S. Government securities, bank certificates of deposit and corporate issues. All securities mature within twelve months.

     Inventories. Inventories are stated at the lower of cost or market. The cost of products sold is based on standard costs, which approximate actual costs as determined by the first-in, first-out method.

                              TELCO SYSTEMS, INC.

     Inventories at fiscal year end were as follows:

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Raw material................................................  $ 2,655   $12,803
Work-in-process.............................................    2,397     5,605
Finished goods..............................................    6,964     9,962
                                                              -------   -------
                                                              $12,016   $28,370
                                                              =======   =======

     In January 1998, the Company entered into an agreement to subcontract the manufacture of certain products. The agreement commits the Company to annual purchases of $25 million for the three years ending March 2001. Included in Other Current Assets at August 30, 1998 is $2.1 million of advances to the subcontractor.

     Plant and Equipment. Additions to plant and equipment are recorded at cost. Depreciation is determined by using the straight-line method over the estimated useful lives of the assets -- three to eight years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful life or the lease term.

     Plant and equipment, at cost, at fiscal year end were as follows:

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Machinery and equipment.....................................  $33,799   $33,313
Furniture and leasehold improvements........................   12,105    13,088
                                                              -------   -------
                                                              $45,904   $46,401
                                                              =======   =======

     Intangible and Other Assets. Intangible assets arising in connection with business acquisitions were $7,450,000 and $7,122,000 at August 31, 1998 and August 31, 1997, respectively. They are amortized over lives ranging from five to twenty-five years using the straight-line method, with an average remaining life of 8.4 years. The carrying value of goodwill is reviewed periodically based on the undiscounted cash flows of the entities acquired over the remaining amortization period. Should this review indicate that goodwill will not be recoverable, the carrying value will be reduced by the estimated shortfall of undiscounted cash flows.

     Concentrations of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and accounts receivable. The Company's temporary cash investments, which are principally limited to U.S. Government securities and bank certificates of deposit, are subject to minimal risk. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

     Earnings (Loss) Per Share. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128), which the Company adopted in the second quarter of fiscal 1998. The Company has restated all prior period per share amounts to comply with the requirements of FAS 128. Under the new requirements, primary and fully diluted earnings per share were replaced by basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the periods. Diluted earnings per share is calculated by dividing net income or loss by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued. Potentially dilutive common shares were excluded from the diluted calculation for those periods in which the Company reported a net loss. See Note 9 for a description of the Company's stock plans.

                              TELCO SYSTEMS, INC.

NOTE 2  DESCRIPTION OF BUSINESS

     The Company is engaged in a single business segment constituting the development, manufacturing, and marketing of broadband transmission products, network access products, and bandwidth optimization products for the telecommunications industry. Regional Bell Operating Companies (RBOC), independent telephone companies, and interexchange carriers are the primary users of the Company's products. Sales to the RBOCs accounted for 41% of sales in fiscal 1998, 39% of sales in fiscal 1997, and 37% of sales in fiscal 1996. RBOC sales include sales to one RBOC of 36% of sales in fiscal 1998, 33% of sales in fiscal 1997, and 31% of sales in fiscal 1996. In fiscal 1998, two additional customers each represented 12% of sales. In fiscal 1997, two additional customers each represented 11% and 10% of sales. In fiscal 1996, two additional customers each represented 13% and 11% of sales.

     On June 4, 1998, the Company entered into a definitive agreement to merge with a merger subsidiary of World Access, Inc. The transaction is subject to stockholder and regulatory approval and is expected to be accounted for as a purchase. The merger agreement, which was amended as of October 27, 1998, provides that all shares of the Company's common stock will be converted into shares of World Access common stock based on the average daily closing price of World Access common stock as reported on the Nasdaq National Market System for a predefined period prior to the effective time of the merger (the "Closing Price"). If the Closing Price is more than $36.00, then each share of the Company's common stock will be converted into 0.4722 shares of World Access common stock. If the Closing Price is less than $29.00, then each share of the Company's common stock will be converted into 0.5862 shares of World Access common stock, provided that the nominal value of the consideration to be received will be no less than $12.00 per share. If the Closing Price is between $29.00 and $36.00, then the ratio will be the quotient of $17.00 divided by the Closing Price (consideration value based upon the average of the high and low trading prices of the World Access Common Stock on the day of the merger). During fiscal 1998, the Company recorded sales of $1,442,000 to World Access.

NOTE 3  INCOME TAXES

     The components of the provision (benefit) for income taxes were as follows:

                                                                   FISCAL YEAR
                                                              ---------------------
                                                              1998   1997    1996
                                                              ----   ----   -------
                                                                 (IN THOUSANDS)
Federal:
  Current...................................................  $877    $--   $(1,105)
  Deferred..................................................  (650)           1,105
                                                              ----    --    -------
                                                               227               --
State:
  Current...................................................    73
                                                              ----    --    -------
                                                              $300    $--   $    --
                                                              ====    ==    =======

                              TELCO SYSTEMS, INC.

     The provision (benefit) for income taxes differs from the amount computed using the statutory rate as follows:

                                                                     FISCAL YEAR
                                                              -------------------------
                                                               1998     1997     1996
                                                              -------   -----   -------
                                                                   (IN THOUSANDS)
Federal income taxes at statutory rate......................  $(1,105)  $(366)  $(5,285)
Losses and deductions producing no current tax benefit......    2,675     123     5,024
Benefit of loss carryforward................................     (855)
Amortization of goodwill....................................      227     243       247
Tax credits.................................................     (727)
State income taxes, net of federal tax benefits.............       48
Other.......................................................       37                14
                                                              -------   -----   -------
Income tax provision........................................  $   300   $  --   $    --
                                                              =======   =====   =======

     The components of deferred tax assets and liabilities at fiscal year end are as follows:

                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
DEFERRED TAX ASSETS
Inventory and other reserves................................  $ 10,693   $  8,049
Tax credit carryforward.....................................     3,392      4,019
Capitalized research and development expenditures...........     2,946      1,138
Restructuring costs.........................................     1,713      1,863
Net operating loss carryforward.............................                  920
Other.......................................................        65         97
                                                              --------   --------
                                                                18,809     16,086
Valuation reserve...........................................   (17,222)   (15,009)
                                                              --------   --------
          Total deferred tax assets.........................     1,587      1,077
                                                              --------   --------
DEFERRED TAX LIABILITIES
Accelerated tax deduction...................................     1,323      1,261
Acquisition costs...........................................       246        267
Tax depreciation............................................      (558)      (373)
Other.......................................................       (74)       (78)
                                                              --------   --------
          Total deferred tax liabilities....................       937      1,077
                                                              --------   --------
          Net deferred tax assets...........................  $    650   $     --
                                                              ========   ========

     SFAS 109, "Accounting for Income Taxes", requires that a valuation reserve be established if it is "more likely than not" that realization of the tax benefits will not occur. In fiscal 1998 the valuation reserve increased by $2,213,000 due primarily to the purchased research and development charge related to the Jupiter acquisition (see Note 8) which was capitalized for income tax purposes. This net increase also reflected the recognition of $650,000 of net deferred tax assets, included in Other Current Assets, attributable to 1998 current income tax liabilities available to benefit future income tax losses, if any.

     The Company had unused research and development and investment tax credit carryforwards of $3,400,000 at August 30, 1998, which expire from fiscal years 1999 through 2013.

                              TELCO SYSTEMS, INC.

NOTE 4  ACCRUED LIABILITIES

     Accrued liabilities at fiscal year end were as follows:

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Accrued income taxes........................................  $ 1,507   $   919
Restructuring costs.........................................    1,513     2,485
Warranty and rework.........................................    1,903     2,027
All other accrued liabilities...............................    6,394     5,097
                                                              -------   -------
                                                              $11,317   $10,528
                                                              =======   =======

NOTE 5  LINE OF CREDIT

     The Company maintains a $20 million secured line of credit with Fleet Bank which is available until December 31, 1998. At August 30, 1998, $351,100 was reserved to support various guarantees relating to European Community customs and duties in effect at that date. The Company had no borrowings against the credit line at August 30, 1998.

NOTE 6  LEASE COMMITMENTS

     The Company leases a 216,000 square-foot manufacturing, research and administration facility in Norwood, Massachusetts, from a limited partnership in which the Company has a 50% interest. Neither the Company nor the other partners have made or anticipate making any substantial capital contributions or advances to the partnership. Under the partnership agreement, the Company, in addition to its 50% interest, is entitled to a priority payment (which would proportionately increase with an increase in the property value) out of the proceeds of any sale or future refinancing of the property. The gross rent payable is $1.5 million annually through January 31, 1999. For the remainder of the lease term ending January 31, 2004, gross rent payable is $1.7 million annually.

     In June 1997, the Company entered into a sale-leaseback arrangement for certain computer and other electronic equipment which provided cash of approximately $2.6 million. The operating leases contained in the arrangement cover periods from two to four years.

     The Company leases other facilities and certain equipment under noncancelable operating leases expiring at various dates through 2005. The Company is required to pay property taxes, insurance and normal maintenance costs. Certain of the lease agreements provide for five-year renewal options, and future lease payments could increase based on the Consumer Price Index.

     Minimum annual lease commitments under non-cancelable operating leases for facilities and equipment as of August 30, 1998 are set forth in the following table. Amounts relating to excess facilities included herein have been accrued as discussed in Note 7:

                                                          GROSS LEASE   SUB-LEASE   NET LEASE
FISCAL YEAR                                                PAYMENTS      INCOME     PAYMENTS
-----------                                               -----------   ---------   ---------
                                                                    (IN THOUSANDS)
1999....................................................    $ 2,931      $  509      $2,422
2000....................................................      2,166         509       1,657
2001....................................................      2,089         412       1,677
2002....................................................      1,704          69       1,635
2003....................................................      1,704                   1,704
Beyond..................................................        710          --         710
                                                            -------      ------      ------
                                                            $11,304      $1,499      $9,805
                                                            =======      ======      ======

                              TELCO SYSTEMS, INC.

     Rent expense under operating leases was $2.7 million in fiscal 1998, $3.1 million in fiscal 1997, and $2.9 million in fiscal 1996.

NOTE 7  RESTRUCTURING COSTS

     During fiscal 1996, the Company's management approved a plan to restructure its operations and recognized the following charges (in thousands):

Excess Facilities...........................................  $2,225
Write-down of assets to net realizable value................   1,589
Employee severance costs....................................   1,034
Restructuring credit relating to 1993 excess facilities
  costs.....................................................    (639)
                                                              ------
                                                              $4,209
                                                              ======

     The plan included the consolidation and move of manufacturing operations from the Company's Fremont, California facility to its facility located in Norwood, Massachusetts. During fiscal 1997, the relocation plan was accomplished within original cost estimates. At August 30, 1998, the remaining fiscal 1993 and 1996 restructuring reserves for excess facility costs aggregated $1.5 million.

NOTE 8  ACQUISITIONS

     On January 26, 1998, the Company acquired substantially all of the assets of Jupiter Technology, Inc., a privately held company engaged in the development of ATM and frame relay access equipment. The transaction was accounted for using the purchase method at a cost of $6.2 million, including issuance of 101,636 shares of common stock. The purchase price included $5.1 million which represented the value of in-process technology that had not yet reached technological feasibility and had no alternative use. This amount was expensed during fiscal 1998. In addition, the purchase price included $1.1 million of goodwill, which will be amortized over five years.

     In August 1998, the Company acquired a minority equity interest of Synaptyx Corporation, a privately held communications network hardware company, for $1 million with an option to acquire 100% equity ownership. The $1 million investment is accounted for under the cost method and included in Intangible and Other Assets at August 30, 1998. In October 1998, the Company exercised its option and acquired the remaining ownership for $9 million in equity securities of the Company. The Synaptyx Acquisition Agreement provides for the Company to issue an additional $4 million of common stock to be paid upon achievement of certain revenue goals. The acquisition will be accounted for as a purchase.

NOTE 9  STOCK PLANS

     Under the Company's 1980 Stock Option Plan, the 1988 Non-Qualified Stock Option Plan, and the 1990 Stock Option Plan (the Plans), officers, directors, and key employees have been granted options to purchase shares of the Company's common stock at a price equal to the market value at the date of grant. Options normally become exercisable ratably over a 48 month period, commencing six months from the date of grant, and expire after ten years. At August 30, 1998, 1,551,423 shares of common stock were reserved for issuance under the Plans.

     On May 20, 1997, the Board of Directors approved an amendment to the Company's 1990 Stock Option Plan and reduced the exercise price of certain stock options granted to employees between May 15, 1996 and May 13, 1997 at exercise prices ranging from $11.50 to $20.875 per share. The exercise price was adjusted to be equal to the current market price on that day. Stock options granted to the Company's Board of Directors and to employees in conjunction with a general option grant on March 5, 1997 were excluded from this action. Approximately 388,581 shares were reduced to the new exercise price of $9.625.

                              TELCO SYSTEMS, INC.

     On February 15, 1996, 92,000 restricted shares of the Company's common stock were granted and issued to certain key employees. Shares were awarded in the name of each of the participants who have all the rights of other stockholders, subject to certain restrictions and forfeiture provisions. At August 30, 1998, no shares carried restrictions.

     On February 11, 1998, 6,000 restricted shares of the Company's common stock were issued to certain key employees. Shares were awarded in the name of each of the participants who have all the rights of other stockholders, subject to certain restrictions and forfeiture provisions. At August 30, 1998, all 6,000 shares carried restrictions. Restrictions on shares expire ratably on the anniversary date of the award over the next two-year period following the date of grant.

     A summary of the activity in the stock option plans for fiscal 1998, 1997, and 1996 is presented as follows:

                                                   AVAILABLE      OPTIONS         OPTION PRICE
STOCK OPTION PLANS                                FOR OPTIONS   OUTSTANDING         PER SHARE
------------------                                -----------   -----------   ---------------------
Balance at August 27, 1995......................    179,752        959,299    $ 2.25     -   $16.75
  Authorized under 1990 Plan....................    350,000
  Grants........................................   (572,305)       572,305    $ 9.63     -   $16.38
  Exercised.....................................                  (173,895)   $ 3.00     -   $16.25
  Canceled......................................    182,887       (182,887)   $ 3.38     -   $16.38
                                                   --------      ---------
Balance at August 25, 1996......................    140,334      1,174,822    $ 2.13     -   $16.75
  Authorized under 1990 Plan....................    450,000
  Grants........................................   (902,831)       902,831    $13.09     -   $20.88
  Exercised.....................................                  (284,370)   $ 2.13     -   $16.38
  Canceled......................................    677,297       (677,297)   $ 3.00     -   $20.88
  Expired.......................................     (1,000)            --                   $ 3.00
                                                   --------      ---------
Balance at August 31, 1997......................    363,800      1,115,986    $ 2.25     -   $19.00
  Authorized under 1990 Plan....................    250,000
  Grants........................................   (477,180)       477,180    $10.00     -   $18.25
  Exercised.....................................                  (165,353)   $ 2.25     -   $13.88
  Canceled......................................    173,290       (173,290)   $ 3.38     -   $17.13
  Expired.......................................    (13,010)            --                   $   --
                                                  -----------   -----------   ---------------------
Balance at August 30, 1998......................    296,900      1,254,523    $ 3.75     -   $19.00
                                                  ===========   ===========   =====================

     At August 30, 1998, August 31, 1997, and August 25, 1996, there were 664,907 shares, 464,589 shares, and 464,767 shares exercisable, respectively.

     Under the Company's 1983 Employee Stock Purchase Plan, eligible employees may purchase shares of common stock through payroll deductions (up to a maximum of 10% of their salary) at a price equal to 85% of the lower of the stock's fair market value at the beginning or at the end of each six month offering period. During fiscal 1998, an additional 100,000 shares were authorized under the Plan. There were 58,534 shares issuable under the Plan for fiscal 1998 of which 36,969 were outstanding at August 30, 1998. For fiscal 1997 and 1996 38,947 shares and 56,010 shares, respectively, were issued under the Plan. At August 30, 1998, 115,707 shares of common stock were reserved for issuance under the Plan.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 123 (SFAS 123), "Accounting for Stock-Based Compensation". SFAS 123 requires that companies either recognize compensation expense for grants of stock, stock options and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. The Company adopted the disclosure-only provisions of SFAS 123 in fiscal 1997 and has applied APB Opinion No. 25 and related interpretations in accounting for its plans.

                              TELCO SYSTEMS, INC.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                    STOCK OPTIONS                      EMPLOYEE STOCK
                                      AND AWARDS                       PURCHASE PLANS
                          ----------------------------------   ------------------------------
                             1998        1997        1996        1998       1997       1996
                          ----------   ---------   ---------   --------   --------   --------
Weighted Average fair
  value of shares......   $     7.37   $    8.36   $   10.54   $   3.23   $   6.00   $   4.16
Shares Granted.........      477,180     902,831     631,305     58,534     38,947     56,010
Assumptions:
  Risk-free interest
     rate..............         5.25%        5.9%        6.0%       4.9%       5.0%       5.0%
  Expected
     volatility........           71%      146.2%      144.4%        68%      88.0%      87.2%
  Expected life of
     grants:...........    5.4 years   5.5 years   5.5 years   .5 years   .5 years   .5 years
  Dividend yield.......         None        None        None       None       None       None

     Had compensation costs for the Company's stock option plans and employee stock purchase plans been determined on the fair market value at the grant dates for such awards, the Company's net loss and net loss per share would approximate the pro forma amounts below:

                                                            1998      1997       1996
                                                           -------   -------   --------
Net loss:
  As reported............................................  $(3,251)  $(1,078)  $(15,545)
  Pro forma..............................................  $(6,143)  $(4,380)  $(16,787)
Net loss per share:
  As reported............................................  $  (.30)  $  (.10)  $  (1.50)
  Pro forma..............................................  $  (.56)  $  (.41)  $  (1.62)

The effects of applying SFAS 123 for the purpose of providing pro forma disclosures may not be indicative of the effects on reported net income and net income per share for future years, as the pro forma disclosures include the effects of only those awards granted after August 27, 1995.

                         OUTSTANDING AND EXERCISABLE BY
                                  PRICE RANGE
                             AS OF AUGUST 30, 1998

                                SHARES OUTSTANDING
                          ------------------------------                               SHARES EXERCISABLE
                                        WEIGHTED AVERAGE                      -------------------------------------
                            NUMBER         REMAINING       WEIGHTED AVERAGE         NUMBER         WEIGHTED AVERAGE
                          OUTSTANDING     CONTRACTUAL          EXERCISE          EXERCISABLE           EXERCISE
RANGE OF EXERCISE PRICES  AT 8/30/98          LIFE              PRICE             AT 8/30/98            PRICE
------------------------  -----------   ----------------   ----------------   ------------------   ----------------
Stock option plan
   $3.75 --  $9.50.....      123,124          6.68              $ 8.82              93,641              $ 8.62
   $9.63 --  $9.63.....      279,266          8.11              $ 9.63             144,582              $ 9.63
   $9.88 -- $11.38.....      377,851          7.78              $10.64             207,710              $10.82
  $11.75 -- $13.25.....      348,246          8.33              $12.91             137,961              $13.00
  $13.88 -- $19.00.....      126,036          7.25              $16.59              81,013              $16.18
                           ---------          ----              ------             -------              ------
   $3.75 -- $19.00.....    1,254,523          7.84              $11.45             664,907              $11.35
                           =========          ====              ======             =======              ======
Stock purchase plan
   $8.18...............       36,969            --              $ 8.18              36,969              $ 8.18
                           =========          ====              ======             =======              ======

                              TELCO SYSTEMS, INC.

NOTE 10.  EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution savings plan under the provisions of Internal Revenue Code Section 401(k). Under the terms of the Plan, the Company contributes up to 3% of base pay to a fund which is held by a trustee. All employees are eligible to participate in the Plan and are entitled, upon termination or retirement, to receive their vested portion of the savings fund assets. The unvested portion remains in the Plan and is used to reduce future Plan expense. Total Plan expense was $391,000 in fiscal 1998, $468,000 in fiscal 1997, and $547,000 in fiscal 1996.

NOTE 11.  STOCKHOLDER RIGHTS PLAN

     On February 19, 1997, the Board of Directors of Telco Systems, Inc. adopted a Stockholder Rights Plan (the "Plan") and distributed one Right for each outstanding share of the Company's Common Stock, par value $.01 per share. The Rights were issued to holders of record of Common Stock outstanding on February 19, 1997. Each share of Common Stock issued after February 19, 1997 will also include one Right subject to certain limitations. Each Right when it becomes exercisable will initially entitle the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Company at a price of $50.00 (the "Exercise Price").

     Currently, the Rights are attached to the Company's common stock. These Rights are not now exercisable and cannot be transferred separately. The Rights become exercisable and separately transferable when the Board learns that any person or group (other than Kopp Investment Advisors, Inc. and its affiliates or associates (collectively "KIA")), has acquired 15% or more of the Company's outstanding common stock or on such date as may be designated by the Board following the announcement of a tender or exchange offer for outstanding shares of common stock which could result in the offeror becoming the beneficial owner of 15% or more of the Company's outstanding common stock. Under such circumstances, holders of the Rights will be entitled to purchase, for the Exercise Price, that number of hundredths of a share of Series A.

     Preferred Stock equivalent to the number of shares of the Company's common stock (or under certain circumstances other equity securities) having a market value of two times the Exercise Price. 15% holders (other than KIA), however, are not entitled to exercise their Rights under such circumstances. As a result, their voting and equity interests in the Company would be substantially diluted should the rights ever be exercised.

     The Rights expire in February 2007, but may be redeemed earlier by the Company in accordance with the provisions of the Rights Plan at a price of $.01 per Right.

     On June 4, 1998, the Plan was amended to allow for the merger with World Access, Inc. without the Rights becoming exercisable.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                               THREE YEARS ENDED
                                                                AUGUST 30, 1998
                                                              -------------------
                                                              1998    1997   1996
                                                              -----   ----   ----
Allowance for Doubtful Accounts:
  Balance at beginning of period............................  $ 895   $676   $649
  Charges to costs and expenses.............................    200    292    102
  Deductions................................................   (430)   (73)   (75)
                                                              -----   ----   ----
  Balance at end of period..................................  $ 665   $895   $676
                                                              =====   ====   ====

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     AMONG

                              WORLD ACCESS, INC.,

                                   WAXS INC.,

                          TAIL ACQUISITION CORPORATION

                                      AND

                              TELCO SYSTEMS, INC.

          DATED AS OF JUNE 4, 1998, AS AMENDED AS OF OCTOBER 27, 1998

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I  DEFINITIONS........................................................   A-1
  SECTION 1.01.   Certain Defined Terms.......................................   A-1
ARTICLE II  THE MERGER........................................................   A-7
  SECTION 2.01.   The Merger..................................................   A-7
  SECTION 2.02.   Closing.....................................................   A-8
  SECTION 2.03.   Effective Time..............................................   A-8
  SECTION 2.04.   Effect of the Merger........................................   A-8
  SECTION 2.05.   Certificate of Incorporation; Bylaws; Directors and Officers
                    of Surviving Corporation..................................   A-8
ARTICLE III  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...............   A-9
  SECTION 3.01.   Conversion of Securities....................................   A-9
  SECTION 3.02.   Exchange of Shares Other than Treasury Shares...............   A-9
  SECTION 3.03.   Stock Transfer Books........................................  A-10
  SECTION 3.04.   No Fractional Share Certificates............................  A-10
  SECTION 3.05.   Options to Purchase Company Common Stock....................  A-11
  SECTION 3.06.   Certain Adjustments.........................................  A-11
  SECTION 3.07.   Undistributed Amounts.......................................  A-12
  SECTION 3.08.   Dissenters' Rights..........................................  A-12
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................  A-12
  SECTION 4.01.   Organization and Qualification; Subsidiaries................  A-12
  SECTION 4.02.   Certificate of Incorporation and Bylaws.....................  A-12
  SECTION 4.03.   Capitalization..............................................  A-13
  SECTION 4.04.   Authority Relative to this Agreement........................  A-13
  SECTION 4.05.   No Conflict; Required Filings and Consents..................  A-14
  SECTION 4.06.   Permits; Compliance with Laws...............................  A-14
  SECTION 4.07.   SEC Filings; Financial Statements...........................  A-15
  SECTION 4.08.   Absence of Certain Changes or Events........................  A-16
  SECTION 4.09.   Employee Benefit Plans; Labor Matters.......................  A-16
  SECTION 4.10.   Certain Tax Matters.........................................  A-18
  SECTION 4.11.   Contracts; Debt Instruments.................................  A-18
  SECTION 4.12.   Litigation..................................................  A-18
  SECTION 4.13.   Environmental Matters.......................................  A-19
  SECTION 4.14.   Intellectual Property.......................................  A-19
  SECTION 4.15.   Taxes.......................................................  A-19
  SECTION 4.16.   Rule 145 Affiliates.........................................  A-20
  SECTION 4.17.   Brokers.....................................................  A-20
  SECTION 4.18.   Certain Business Practices..................................  A-20
  SECTION 4.19.   Transaction Expenses........................................  A-20
  SECTION 4.20.   Interested Party Transactions...............................  A-20
  SECTION 4.21.   Charter Anti-takeover Provisions and State Takeover
                    Statutes..................................................  A-20
  SECTION 4.22.   Opinion of Financial Advisor................................  A-20
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF WAG, PARENT AND MERGER SUB.......  A-20
  SECTION 5.01.   Organization and Qualification; Subsidiaries................  A-20
  SECTION 5.02.   Certificate of Incorporation and Bylaws.....................  A-21
  SECTION 5.03.   Capitalization..............................................  A-21
  SECTION 5.04.   Authority Relative to this Agreement........................  A-22
  SECTION 5.05.   No Conflict; Required Filings and Consents..................  A-22

                                                                                PAGE
                                                                                ----
  SECTION 5.06.   Permits; Compliance with Laws...............................  A-23
  SECTION 5.07.   SEC Filings; Financial Statements...........................  A-23
  SECTION 5.08.   Absence of Certain Changes or Events........................  A-24
  SECTION 5.09.   Employee Benefit Plans; Labor Matters.......................  A-24
  SECTION 5.10.   Certain Tax Matters.........................................  A-26
  SECTION 5.11.   Contracts; Debt Instruments.................................  A-26
  SECTION 5.12.   Litigation..................................................  A-26
  SECTION 5.13.   Environmental Matters.......................................  A-26
  SECTION 5.14.   Intellectual Property.......................................  A-26
  SECTION 5.15.   Taxes.......................................................  A-27
  SECTION 5.16.   Brokers.....................................................  A-27
  SECTION 5.17.   Certain Business Practices..................................  A-27
  SECTION 5.18.   Opinion of Financial Advisor................................  A-27
  SECTION 5.19.   Interested Party Transactions...............................  A-27
  SECTION 5.20.   Ownership of Company Capital Stock..........................  A-28
ARTICLE VI  COVENANTS.........................................................  A-28
  SECTION 6.01.   Conduct of Business by the Company Pending the Closing......  A-28
  SECTION 6.02.   Conduct of Business by WAG and Parent Pending the Closing...  A-30
  SECTION 6.03.   Notices of Certain Events...................................  A-30
  SECTION 6.04.   Access to Information; Confidentiality......................  A-31
  SECTION 6.05.   No Solicitation of Transactions.............................  A-31
  SECTION 6.06.   Letters of Accountants......................................  A-32
  SECTION 6.07.   Subsequent Financial Statements.............................  A-32
  SECTION 6.08.   Control of Operations.......................................  A-32
  SECTION 6.09.   Further Action; Consents; Filings...........................  A-32
ARTICLE VII  ADDITIONAL AGREEMENTS............................................  A-33
  SECTION 7.01.   Registration Statement; Proxy Statement.....................  A-33
  SECTION 7.02.   Stockholders' Meetings......................................  A-34
  SECTION 7.03.   Rule 145 Affiliates.........................................  A-35
  SECTION 7.04.   Directors' and Officers' Indemnification....................  A-35
  SECTION 7.05.   No Shelf Registration.......................................  A-36
  SECTION 7.06.   Public Announcements........................................  A-36
  SECTION 7.07.   Nasdaq Listing..............................................  A-36
  SECTION 7.08.   Blue Sky....................................................  A-36
  SECTION 7.09.   Company Stock Options.......................................  A-36
  SECTION 7.10.   Tax Treatment...............................................  A-37
  SECTION 7.11.   Obligations of Parent and WAG...............................  A-37
  SECTION 7.12.   Company Employees...........................................  A-37
  SECTION 7.13.   Board of Directors of Parent and WAG........................  A-38
ARTICLE VIII  CONDITIONS TO THE MERGER........................................  A-38
  SECTION 8.01.   Conditions to the Obligations of Each Party to Consummate
                    the Merger................................................  A-38
  SECTION 8.02.   Conditions to the Obligations of the Company................  A-39
  SECTION 8.03.   Conditions to the Obligations of WAG and Parent.............  A-39
ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER.................................  A-40
  SECTION 9.01.   Termination.................................................  A-40
  SECTION 9.02.   Effect of Termination.......................................  A-41
  SECTION 9.03.   Amendment...................................................  A-41
  SECTION 9.04.   Waiver......................................................  A-41
  SECTION 9.05.   Expenses....................................................  A-41

                                                                                PAGE
                                                                                ----
ARTICLE X  GENERAL PROVISIONS.................................................  A-42
  SECTION 10.01.  Non-Survival of Representations and Warranties..............  A-42
  SECTION 10.02.  Notices.....................................................  A-42
  SECTION 10.03.  Severability................................................  A-42
  SECTION 10.04.  Assignment; Binding Effect; Benefit.........................  A-43
  SECTION 10.05.  Incorporation of Exhibits...................................  A-43
  SECTION 10.06.  Governing Law...............................................  A-43
  SECTION 10.07.  Waiver of Jury Trial........................................  A-43
  SECTION 10.08.  Construction................................................  A-43
  SECTION 10.09.  Counterparts................................................  A-43
  SECTION 10.10.  Acknowledgement.............................................  A-44
  SECTION 10.11.  Entire Agreement............................................  A-44

                             EXHIBITS AND SCHEDULE

Exhibit 1.00(a)      Form of Stockholder Proxy Agreement
Exhibit 7.03         Form of Company Affiliate Agreement
Schedule A to First
  Amendment          Supplement to Company Disclosure Schedule

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of June 4, 1998, as amended by the First Amendment thereto dated as of October 27, 1998 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among WORLD ACCESS, INC., a corporation organized and existing under the laws of the State of Delaware ("WAG"), WAXS INC., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of WAG ("Parent"), TAIL ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("Merger Sub") and a direct wholly-owned subsidiary of Parent, and TELCO SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company");

                                  WITNESSETH:

     WHEREAS, the boards of directors of WAG, Parent, Merger Sub and the Company have each determined that it is fair to and in the best interests of their respective stockholders to combine the respective businesses of WAG, Parent and the Company by means of a merger (the "Merger") of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, Parent has entered into a proxy agreement substantially in the form attached hereto as
Exhibit 1.00(a), dated as of the date hereof (the "Stockholders Proxy Agreement"), with each of the Company's directors and senior executive officers and Kopp Investment Advisors, Inc., a corporation organized and existing under the laws of the State of Minnesota (each, a "Principal Stockholder"), pursuant to which each Principal Stockholder has granted to Parent a proxy to vote all of the shares of Company Capital Stock (as hereinafter defined) held by such Principal Stockholder, all upon the terms and subject to the conditions set forth therein;

     WHEREAS, on February 24, 1998, WAG, Parent, NACT Telecommunications, Inc., a Delaware corporation and a majority-owned subsidiary of WAG ("NACT"), WAXS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and NACT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, entered into that certain Agreement and Plan of Merger and Reorganization pursuant to which, among other things, each of WAG and NACT will become wholly-owned subsidiaries of Parent (the "Holding Company Reorganization"); and

     WHEREAS, for United States Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01. Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural number of the terms so defined, unless the context otherwise requires):

     "Affected Employee" shall have the meaning specified in Section 7.12(a).

     "affiliate" shall have the meaning specified in rule 144 promulgated under the Securities Act.

     "Agreement" shall have the meaning specified in the preamble to this Agreement.

     "Alternative Merger" shall have the meaning specified in Section 2.01.

     "Average Tax Value" shall mean the average of the high and low trading prices of the WAG Common Stock or, in the event that the Holding Company Reorganization shall have been consummated, the Parent Common Stock on the date of the Closing, in either case as reported on Nasdaq.

     "Beneficial Owner" shall mean, with respect to any shares of capital stock, a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares of capital stock; provided, however, that a Person shall not be deemed the beneficial owner of, or to beneficially own, any security if the agreement, arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such person pursuant to a definitive proxy statement filed with the SEC and otherwise in accordance with the rules and regulations under the Exchange Act.

     "Blue Sky Laws" shall mean state securities or "blue sky" laws.

     "Broadview" shall mean Broadview Associates LLC.

     "business day" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law, regulation or executive order to close in New York, New York.

     "Capital Increase" shall have the meaning specified in Section 7.01(a).

     "Cash Consideration Pool" shall mean an amount of cash determined by the Parent in its sole discretion upon irrevocable notice given to the Company in accordance with Section 10.02 hereof on the Determination Date, provided that such amount does not exceed the excess of (a) 55% of the Tax Consideration over
(b) the estimated aggregate amount of cash paid or to be paid to Dissenting Stockholders, if applicable, plus the estimated aggregate amount of cash paid or to be paid in lieu of fractional shares of WAG Common Stock or Parent Common Stock, as the case may be, pursuant to Section 3.04, such estimates to be determined as provided in Schedule A hereto.

     "Cash Deposit" shall have the meaning specified in Section 3.04.

     "Certificate of Merger" shall have the meaning specified in Section 2.03.

     "Closing" shall have the meaning specified in Section 2.02.

     "Closing Date Market Price" shall mean the average of the daily closing price of the WAG Common Stock, in the event that the Holding Company Reorganization shall not have been consummated, or Parent Common Stock, in the event that the Holding Company Reorganization shall have been consummated, in either case as reported on Nasdaq on each of the twenty consecutive trading days ending on the Determination Date, provided that, in the event that the Holding Company Reorganization shall have been consummated during such twenty-day period, the Closing Date Market Price shall be calculated by reference to the average of the daily closing price of the WAG Common Stock or the Parent Common Stock, as the case may be, for the number of days such stock was traded during such period.

     "Code" shall mean the meaning specified in the recitals hereto.

     "Common Stock Exchange Ratio" shall have the meaning specified in Section 3.01(a).

     "Company Fairness Opinion" shall mean the written opinion of Broadview delivered to the board of directors of the Company (i) to the effect that the exchange ratio to be offered the holders of the Company Common Stock in the Merger is fair to the holders of such stock from a financial point of view, and
(ii) which has been authorized by Broadview for inclusion in the Proxy
Statement.

     "Company" shall have the meaning specified in the preamble to this Agreement.

     "Company 1997 10-K" shall have the meaning specified in Section 4.02.

     "Company Affiliate Agreement" shall have the meaning specified in Section 7.03(a).

     "Company Benefit Plans" shall have the meaning specified in Section
4.09(a).

     "Company Capital Stock" shall mean the Company Common Stock, the Company Junior Common Stock and the Company Preferred Stock.

     "Company Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company.

     "Company Disclosure Schedule" shall mean the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement and forming a part hereof.

     "Company Junior Common Stock" shall mean the Series A Junior Common Stock, par value $0.01 per share, of the Company.

     "Company Licenses" shall have the meaning specified in Section 4.14.

     "Company Material Adverse Effect" shall mean any change in or effect on the business of the Company and the Company Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any change or effect relating to this Agreement or the transactions contemplated hereby or the announcement thereof.

     "Company Material Contract" shall have the meaning specified in Section
4.11.

     "Company Permits" shall have the meaning specified in Section 4.06.

     "Company Preferred Stock" shall mean the Series A Participating Cumulative Preferred Stock, $0.01 per share par value, of the Company.

     "Company Products" shall have the meaning specified in Section 4.06(b).

     "Company Third Party Products" shall have the meaning specified in Section 4.06(b).

     "Company Reports" shall have the meaning specified in Section 4.07(a).

     "Company Stockholders' Meeting" shall have the meaning specified in Section 7.01(a).

     "Company Stock Option" shall have the meaning specified in Section 3.05.

     "Company Stock Plans" shall mean the Company's 1980 Stock Option Plan, the Company's 1988 Non-Statutory Stock Option Plan and the Company's 1990 Stock Option Plan.

     "Company Stock Purchase Plans" shall have the meaning specified in Section 4.03.

     "Company Subsidiaries" shall have the meaning specified in Section 4.01.

     "Competing Transaction" shall mean any of the following involving the Company or any Company Subsidiary whose business constitutes 30% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, as the case may be (other than the Merger contemplated by this Agreement):

          (i) any merger, consolidation, share exchange, business combination or other similar transaction;

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15 percent or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of related transactions except for the sale of inventory in the ordinary course of business; or

          (iii) any tender offer or exchange offer for 15 percent or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith.

     "Confidentiality Agreement" shall mean the Mutual Non-Disclosure and Confidentiality agreement dated as of November 7, 1997 between WAG and the Company.

     "Costs" shall have the meaning specified in Section 7.04(b).

     "Delaware General Corporation Law" shall mean the General Corporation Law of the State of Delaware.

     "Determination Date" shall mean the third business day prior to the date on which the Effective Time is expected to occur.

     "$" shall mean United States Dollars.

     "Effective Time" shall have the meaning specified in Section 2.03.

     "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

     "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Agent" shall have the meaning specified in Section 3.02.

     "Exchange Fund" shall have the meaning specified in Section 3.02.

     "Expenses" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, but excluding any allocation of overhead) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of HSR Act notice, if any, and all other matters related to the closing of the Merger.

     "FCC" shall have the meaning specified in Section 4.06(b).

     "Governmental Entity" shall mean any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

     "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

     "Hazardous Material" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     "Holding Company Reorganization" shall have the meaning specified in the recitals to this Agreement.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

     "Indemnified Parties" shall have the meaning specified in Section 7.04(b).

     "IRS" shall mean the United States Internal Revenue Service.

     "Law" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

     "Listed Agreements" shall have the meaning specified in Section 7.12(c).

     "Merger" shall have the meaning specified in the recitals to this Agreement.

     "Merger Consideration" shall have the meaning specified in Section 3.01(a).

     "Merger Sub" shall have the meaning specified in the preamble to this Agreement.

     "Merger Sub Common Stock" shall have the meaning specified in Section 3.01(c).

     "Multiemployer Plan" shall have the meaning specified in Section 4.09(b).

     "Multiple Employer Plan" shall have the meaning specified in Section
4.09(b).

     "NACT" shall have the meaning specified in the recitals to this Agreement.

     "Nasdaq" shall mean The Nasdaq Stock Market National Market.

     "Nominal Consideration" shall mean the value determined by multiplying the Closing Date Market Price by the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b) hereof) and (ii) the Common Exchange Ratio.

     "Parent" shall have the meaning specified in the preamble to this Agreement.

     "Parent 1997 10-K" shall have the meaning specified in Section 5.02.

     "Parent Affiliate Agreement" shall have the meaning specified in Section 7.03(b).

     "Parent Benefit Plans" shall have the meaning specified in Section 5.09(a).

     "Parent Common Stock" shall mean the Common Stock, par value $0.01 per share, of Parent.

     "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement and forming a part hereof.

     "Parent Fairness Opinion" shall mean the written opinion of Robinson-Humphrey delivered to the board of directors of Parent and WAG (i) to the effect that the consideration to be paid in the Merger is fair, from a financial point of view, to Parent and WAG, and (ii) which has been authorized by Robinson-Humphrey for inclusion in the Proxy Statement.

     "Parent Licenses" shall have the meaning specified in Section 5.14.

     "Parent Material Adverse Effect" shall mean (i) prior to the consummation of the Holding Company Reorganization, any change in or effect on the business of WAG and the Parent Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of WAG and the Parent Subsidiaries taken as a whole, other than any change or effect relating to this Agreement or the transactions contemplated hereby or the announcement thereof and (ii) after the consummation of the Holding Company

Reorganization, any change in or effect on the business of Parent and the Parent Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries taken as a whole, other than any change or effect relating to this Agreement or the transactions contemplated hereby or the announcement thereof.

     "Parent Material Contract" shall have the meaning specified in Section
5.11.

     "Parent Permits" shall have the meaning specified in Section 5.06(a).

     "Parent Reports" shall have the meaning specified in Section 5.07(a).

     "Parent Stockholders' Meeting" shall have the meaning specified in Section 7.01(a).

     "Parent Stock Plans" shall mean WAG's 1991 Stock Option Plan, WAG's 1998 Incentive Compensation Plan, WAG's Outside Directors' Warrant Plan, and WAG's Directors Warrant Incentive Plan, all of which are to be assumed by Parent upon consummation of the Holding Company Reorganization.

     "Parent Subsidiaries" shall have the meaning specified in Section 5.01.

     "person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

     "Presurrender Dividends" shall have the meaning specified in Section 3.02.

     "Principal Stockholder" shall have the meaning specified in the recitals hereto.

     "Proxy Statement" shall have the meaning specified in Section 7.01(a).

     "Registration Statement" shall have the meaning specified in Section
7.01(a).

     "Representatives" shall have the meaning specified in Section 6.04(a).

     "Restraints" shall have the meaning specified in Section 8.01(c).

     "Resurgens Transaction" shall mean the pending acquisition by WAG and Parent of (i) Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("RCG") pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of May 12, 1998 to which WAG, Parent, RCG and certain other persons are parties, and (ii) Cherry Communications U.K. Limited ("Cherry U.K.") pursuant to that certain Share Exchange Agreement and Plan of Reorganization dated as of May 12, 1998 to which WAG, Parent, the sole shareholder of Cherry U.K. and Cherry U.K. are parties.

     "Rights" shall have the meaning specified in Section 3.01(a).

     "Rights Agreement" shall have the meaning specified in Section 4.03.

     "Robinson-Humphrey" shall mean The Robinson-Humphrey Company, LLC.

     "Rule 145 Affiliate" shall mean, with respect to any specified person, any other persons who are "affiliates" of such specified person within the meaning of rule 145 (c) or (d) promulgated under the Securities Act.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Share Consideration Pool" shall mean that number of shares of WAG Common Stock determined by (i) subtracting from the Nominal Consideration the amount of the Cash Consideration Pool and (ii) dividing the number obtained therefrom by the Closing Date Market Price.

     "Stockholders Proxy Agreement" shall have the meaning specified in the recitals to this Agreement.

     "subsidiary" shall mean, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Superior Proposal" shall have the meaning specified in Section 6.06.

     "Surviving Corporation" shall have the meaning specified in Section 2.01.

     "Tax Consideration" shall mean the value determined by multiplying the Average Tax Value by the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b) hereof) and (ii) the Common Exchange Ratio; provided, however, that if the Closing Date Market Price is less than $20.47, then for purposes of this calculation, the Common Exchange Ratio shall equal the quotient of (x) $12.00 divided by (y) the Closing Date Market Price.

     "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

     "Terminating Company Breach" shall have the meaning specified in Section 9.01(g).

     "Terminating Parent Breach" shall have the meaning specified in Section 9.01(h).

     "Top-Up Consideration Pool" shall mean an amount of cash and/or a number of shares of WAG Common Stock (which shares shall be valued at the Closing Date Market Price) that have an aggregate value equal to the amount (if any) determined by subtracting (i) the Nominal Consideration from (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b) hereof) multiplied by $12.00 per share (the product thereof being referred to herein as the "Top-Up Amount"), with the proportion of cash comprising a part thereof equalling the ratio of the Cash Consideration Pool to the sum of the Cash Consideration Pool and the value of the Share Consideration Pool (where the value of the shares in such pool is determined by reference to the Closing Date Market Price).

     "U.S. GAAP" shall mean United States generally accepted accounting principles.

     "WAG Common Stock" shall mean the Common Stock, par value $0.01 per share, of WAG.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, at the Effective Time, the Company shall be merged with and into Merger Sub; provided, however, that if the Holding Company Reorganization shall not have occurred prior to the Effective Time, then notwithstanding anything herein to the contrary, (a) the Company shall be merged with and into WAG and the provisions of this Agreement thereupon shall be deemed amended to the extent necessary to provide therefor and (b) Parent and WAG shall waive any failure to satisfy Section 8.03(a) or 8.03(b) to the extent such non-compliance results only from any differences between the structure of such modified Merger and the Merger. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Parent may, upon notice to the Company given not less than five business days prior to the Determination Date and with the Company's consent (which

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

will not be unreasonably withheld), elect to amend this Agreement to provide for a merger of the Company with and into Parent or one or more direct or indirect subsidiaries of WAG or of Parent (an "Alternative Merger"); provided, however, that (i) any such Alternative Merger shall not alter or change the amount or kind of consideration to be issued to holders of Company Capital Stock or Company Stock Options as provided for in this Agreement, (ii) any such Alternative Merger shall not adversely affect the tax or accounting treatment provided for herein and shall not materially delay consummation of the transactions contemplated hereby, (iii) in the event of any such election, the Company shall have the opportunity to update the Company Disclosure Schedule to reflect additional items that are required to be set forth therein only as a result of any differences between the Alternative Merger structure and that of the Merger, and (iv) Parent and WAG shall waive any failure to satisfy Section 8.03(a) or 8.03(b) to the extent such non-compliance results only from any differences between the structure of the Alternative Merger and that of the Merger.

     SECTION 2.02. Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the merger shall take place one business day following the date of the Company Stockholders' Meeting or, if such conditions shall not then have been satisfied or waived, as promptly as practicable thereafter (and in any event within one business day) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "Closing") to be held at such location as is agreed to by the parties hereto, unless another date is agreed to by the Company and Parent.

     SECTION 2.03. Effective Time. At the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the Delaware General Corporation Law (the date and time of such filing, or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger, being the "Effective Time").

     SECTION 2.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.05. Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by the Company and Parent prior to the Effective Time, at the Effective Time:

          (a) the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation or bylaws;

          (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

          (c) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal.

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

                                  ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 3.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Each share of Company Common Stock (together with the right to purchase one-hundredth (1/100th) of a share of Company Preferred Stock (the "Rights")) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b) and, if applicable, any shares of Company Common Stock which are held by stockholders entitled to and validly exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law ("Dissenting Stockholders")) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the following (the "Merger Consideration"):

             (i) subject to subsection (ii) below, that number of shares of WAG Common Stock (the "Common Exchange Ratio") equal to the quotient of (A) $17.00 divided by (B) the Closing Date Market Price; provided, however, that (x) if the Closing Date Market Price is less than $29.00, then the Common Exchange Ratio shall be equal to .5862, and (y) if the Closing Date Market Price is more than $36.00, then the Common Exchange Ratio shall be equal to .4722;

             (ii) in lieu of the shares of WAG Common Stock provided by subsection (i) above, at the election of Parent upon irrevocable notice given to the Company in accordance with Section 10.02 hereof on the Determination Date, a pro rata portion of (A) the Cash Consideration Pool and (B) the Share Consideration Pool; and

             (iii) in the case of either subsection (i) or subsection (ii) above, if the aggregate Nominal Consideration is less than the Top-Up Amount, a pro rata portion of the Top-Up Consideration Pool.

          (b) Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by WAG or Parent (in each case, together with any Rights) or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

          (c) Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

     SECTION 3.02 Exchange of Shares Other than Treasury Shares. Subject to the terms and conditions hereof, at or prior to the Effective Time, WAG shall appoint an exchange agent reasonably acceptable to the Company to effect the exchange of shares of Company Common Stock for the Merger Consideration, in accordance with the provisions of this Article III (the "Exchange Agent"). From time to time after the Effective Time, WAG shall deposit, or cause to be deposited, certificates representing WAG Common Stock, the amount of the Cash Consideration Pool and the amount of cash (if any) comprising a portion of the Top-Up Consideration Pool for conversion of shares of Company Common Stock, in accordance with the provisions of Section 3.01 (such certificates, together with any dividends or distributions with respect thereto, and funds comprising the Cash Consideration Pool and the Top-Up Consideration Pool (if any) being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing shares of Company Common Stock may surrender the same to the Exchange Agent and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to WAG. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of WAG Common Stock, the portion of the Cash Consideration Pool and the portion of the Top-Up Consideration Pool into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 3.01, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04, and the Merger Consideration shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Company Common Stock shall be deemed for all corporate purposes of WAG, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of WAG Common Stock, the portion of the Cash Consideration Pool and the portion of the Top-Up Consideration Pool into which the shares of Company Common Stock theretofore represented thereby shall have been converted at the Effective Time in accordance with the provisions of
Section 3.01. Unless and until any such certificate theretofore representing shares of Company Common Stock is so surrendered, no dividend or other distribution, if any, payable to the holders of record of WAG Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing shares of Company Common Stock, however, the record holder of the certificate or certificates representing shares of WAG Common Stock issued in exchange therefor shall receive from the Exchange Agent or from WAG, as the case may be, (i) payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of WAG Common Stock ("Presurrender Dividends") and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of WAG Common Stock. No interest shall be payable with respect to the payment of Presurrender Dividends upon the surrender of certificates theretofore representing shares of Company Common Stock. After the appointment of the Exchange Agent shall have been terminated, such holders of WAG Common Stock which have not received payment of Presurrender Dividends shall look only to WAG for payment thereof. Notwithstanding the foregoing provisions of this Section 3.02, risk of loss and title to such certificates representing shares of Company Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any Merger Consideration, or dividends or distributions thereon, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 3.03. References in this Section 3.02 to Company Common Stock shall be deemed to include the associated Rights.

     SECTION 3.03 Stock Transfer Books. (a) At the Effective Time, each of the stock transfer books of the Company with respect to shares of Company Common Stock shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, at the Effective Time, a certificate or certificates representing the number of full shares of WAG Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee together with a cash payment representing the portion of the Cash Consideration Pool and the Top-Up Consideration Pool into which such shares shall have been converted in accordance with Section 3.01 and cash in lieu of fractional shares, if any, in accordance with Section 3.04, and a cash payment in the amount of Presurrender Dividends, if any, in accordance with Section 3.02, if the certificate or certificates representing such shares of Company Capital Stock is or are surrendered as provided in Section 3.02, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

     (b) Notwithstanding anything to the contrary herein, certificates surrendered for exchange by any person constituting a Rule 145 Affiliate of the Company shall not be exchanged until Parent shall have received from such person an executed Company Affiliate Agreement, as provided in Section 7.03.

     SECTION 3.04. No Fractional Share Certificates. Unless WAG otherwise determines, no scrip or fractional share certificates for WAG Common Stock shall be issued upon the surrender for exchange of certificates evidencing shares of Company Capital Stock, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of WAG or of the Surviving Corporation with respect to such fractional share interest. In lieu of fractional shares, each holder of shares of Company Common Stock who, except for the provisions of this Section 3.04, would be entitled to receive a fractional share of WAG Common Stock shall, upon surrender of the certificate or certificates representing shares of Company Common Stock, be entitled to receive an amount in cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (a) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Capital Stock held at the Effective Time by such holder) by (b) the closing price for a share of WAG Common Stock reported on Nasdaq on the first business day immediately prior to the Effective Time. At or prior to the Effective Time, Parent shall pay to the Exchange Agent an amount in cash (the "Cash Deposit") sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount of cash in lieu of fractional shares to which such holder is entitled pursuant to this
Section 3.04. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of Company Common Stock, subject to and in accordance with the terms of Section 3.02. In no event shall either (i) the total cash consideration paid to holders of Company Common Stock in lieu of fractional shares exceed one percent (1%) of the value of the total consideration issued to holders of Company Common Stock in exchange for their Company Capital Stock or (ii) any record holder of Company Common Stock, directly or indirectly, receive cash in an amount equal to or greater than the value of one full share of WAG Company Stock.

     SECTION 3.05. Options to Purchase Company Common Stock. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each, a "Company Stock Option") which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by WAG and converted into an option to purchase shares of WAG Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger, including vesting as such shall (except as provided in Section 6.01(b)) be accelerated at the Effective Time pursuant to the terms of such Company Stock Options):

          (a) the number of shares of WAG Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option and (ii) the Common Exchange Ratio; provided, however, that if the value of the Top-Up Consideration Pool is greater than zero, the Common Exchange Ratio for purposes of this
     Section 3.05(a) shall be equal to the quotient of $12.00 divided by the Closing Date Market Price;

          (b) the exercise price per share of Parent Common Stock under the new option shall be equal to the quotient of (i) the exercise price per share of Company Common Stock under the original option divided by (ii) the Common Exchange Ratio; provided, however, that if the value of the Top-Up Consideration Pool is greater than zero, then the Common Exchange Ratio for purposes of this Section 3.05(b) shall be equal to the quotient of $12.00 divided by the Closing Date Market Price; and

          (c) upon each exercise of options by a holder thereof, the aggregate number of shares of WAG Common Stock deliverable upon such exercise shall be rounded, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

     SECTION 3.06. Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or WAG Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then the exchange ratios established pursuant to the provisions of Section 3.01 shall be adjusted accordingly to provide to the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase. In the event the Holding Company Reorganization is consummated prior to the Effective Time, all references in this Article III to WAG and to WAG Common Stock shall be deemed to be references to Parent and Parent Common Stock, respectively.

     SECTION 3.07. Undistributed Amounts. Any portion of the Exchange Fund or the Cash Deposit which remains undistributed for six months after the Effective Time shall be delivered to WAG, and any holder of Company Common Stock who has not theretofore complied with the provisions of this Article III shall thereafter look only to WAG for satisfaction of their claims for WAG Common Stock or any cash in lieu of fractional shares of WAG Common Stock and any Presurrender Dividends.

     SECTION 3.08. Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Dissenting Stockholder shall not be converted as described in
Section 3.01(a) but, as of the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware; provided, however, that the shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time withdraw his or her demand for appraisal or lose his or her right of appraisal, in either case pursuant to the Delaware General Corporation Law, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that:

     SECTION 4.01. Organization and Qualification; Subsidiaries. (a) The Company and each directly and indirectly owned subsidiary of the Company (the "Company Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Section 4.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations, business or prospects of the Company and the Company Subsidiaries, taken as a whole.

     SECTION 4.02. Certificate of Incorporation and Bylaws. The copies of the Company's certificate of incorporation and bylaws that are incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997 (the "Company 1997 10-K") are true, complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, 1,000,000 shares of which have been designated as Company Junior Common Stock, and 5,000,000 shares of preferred stock, 200,000 of which have been designated as Company Preferred Stock. As of the date hereof (i) 11,036,944 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Company Subsidiaries, (iv) 1,629,407 shares of Company Common Stock are reserved for future issuance pursuant to employee stock options or stock incentive rights granted under the Company Stock Plans, (v) 116,260 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1983 Employee Stock Purchase Plan and the Company's 1997 Foreign Employee Stock Purchase Plan (collectively, the "Company Stock Purchase Plans"), (vi) 200,000 shares of Company Preferred Stock are reserved for issuance pursuant to the Rights; and
(vii) no shares of Company Junior Common Stock are issued and outstanding. Except for shares of Company Common Stock issuable pursuant to the Company Stock Plans or pursuant to agreements or arrangements described in Section 4.03 of the Company Disclosure Schedule or in the Company Reports and other than the Rights, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 4.03 of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of (w) the number of options to purchase Company Common Stock outstanding and the number of shares of Company Common Stock issuable thereunder, (x) the exercise price of each such outstanding stock option, (y) the vesting schedule of each such outstanding stock option and (z) the grantee or holder of each such option. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in Section
4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Prior to the execution and delivery of this Agreement, the Company has entered into Amendment No. 1 to that certain Rights Agreement dated as of February 19, 1997 between the Company and The First National Bank of Boston, a national banking association, as Rights Agent (the "Rights Agreement"), relating to the Rights to amend the definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement.

     SECTION 4.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting and the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law). This

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Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, (A) to have a Company Material Adverse Effect or (B) to prevent or materially delay the performance by the Company of its obligations pursuant to this Agreement or the consummation of the Merger.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by the Company with or notification by the Company to, any Governmental Entity, except (i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of Nasdaq, state takeover laws, the premerger notification requirements of the HSR Act, if any, the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law, and as set forth in Section 4.05(b) of the Company Disclosure Schedule, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, (A) to have a Company Material Adverse Effect or (B) to prevent or materially delay the performance by the Company of its obligations pursuant to this Agreement or the consummation of the Merger.

     SECTION 4.06. Permits; Compliance with Laws. The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, since August 31, 1997, neither the Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts,

                                      A-14
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defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Except as disclosed on Section 4.06(b) of the Company Disclosure Schedule, since August 31, 1997, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured or marketed at any time by the Company or any of the Company Subsidiaries (the "Company Products"), other than a Company Third Party Product (as defined below), is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body, and no senior executive officer of the Company or any of the Company Subsidiaries knows of any such defect or failure which has not been remedied or is in the process of being remedied. In the case of products which are produced or manufactured by third parties and are distributed by the Company or any of the Company Subsidiaries (the "Company Third Party Products"), to the knowledge of any of the senior executive officers of the Company or any of the Company Subsidiaries, since August 31, 1997, there have been no written notices, citations or decisions by any governmental or regulatory body that any Company Third Party Product distributed at any time by the Company or any of the Company Subsidiaries is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body, and none of the senior executive officers of the Company or any of the Company Subsidiaries knows of any such defect or failure which has not been remedied or is in the process of being remedied. The Company and each of the Company Subsidiaries (i) has complied with the laws, regulations, policies, procedures and specifications applicable to the Company with respect to the design, manufacture, testing and inspection of Company Products in the United States and the operation of manufacturing facilities in the United States promulgated by the United States Federal Communications Commission (the "FCC"), and (ii) has complied with the laws, regulations, policies, procedures and specifications applicable to the Company or such Company Subsidiary, as applicable, in any jurisdiction outside the United States with respect to the design, manufacture, testing and inspection of Company Products and the operation of manufacturing facilities outside of the United States, except in the case of clause (i) or (ii) for such non-compliance as would not have a Company Material Adverse Effect. Except as disclosed on Section 4.06(b) of the Company Disclosure Schedule, since August 31, 1997, there have been no recalls, field notifications or seizures ordered or, to the knowledge of any of the senior executive officers of the Company or any of its Subsidiaries, threatened by any such governmental or regulatory body with respect to any of the Company Products, other than Company Third Party Products, and neither the Company nor any of the Company Subsidiaries has independently engaged in recalls or field notifications. In the case of Company Third Party Products distributed by the Company or any of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries has received any notices or any recalls, field notifications or seizures ordered or threatened by any such governmental or regulatory body with respect to any of such Company Third Party Products, and neither the Company nor any of the Company Subsidiaries has independently engaged in recalls or field notifications.

     (c) Except as set forth on Section 4.06(c)(i) of the Company Disclosure Schedule, the Company or one or more of the Company Subsidiaries has obtained, in all countries where the Company or such Company Subsidiary, as applicable, is marketing or has marketed the Company Products, all applicable licenses, registrations, approvals, clearances and authorizations required to be obtained by it by local, state or Federal agencies in such countries regulating the safety, effectiveness and market clearance of the Company Products in such countries that are currently marketed by the Company or such Company Subsidiary, as applicable, except where the failure to obtain such licenses, registrations, approvals, clearances and authorizations would not have a Company Material Adverse Effect. Section 4.06(c)(ii) of the Company Disclosure Schedule sets forth a list of all licenses, registrations, approvals, permits and device listings relating to Company Products. Section 4.06(c)(iii) of the Company Disclosure Schedule sets forth a description of all inspections by regulatory authorities, recalls, product actions and audits of Company Products since August 31, 1997.

     SECTION 4.07. SEC Filings; Financial Statements. (a) Except as disclosed in Section 4.07 of the Company Disclosure Schedule, the Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and Nasdaq since August 31, 1995 through the date of this Agreement (collectively and as amended, the "Company Reports") and (B) with any other Governmental Entities, including state regulatory authorities. Each Company Report (i) was prepared in accordance with

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

the requirements of the Securities Act, the Exchange Act or the rules and regulations of Nasdaq, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (b) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. Except as disclosed in Section 4.07 of the Company Disclosure Schedule, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, Nasdaq, any other stock exchange or any other comparable Governmental Entity.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports filed since August 31, 1997 was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and as permitted by Form 10-Q of the SEC).

     (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries as reported in the Company Reports, including the notes thereto, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since August 31, 1997 that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.08. Absence of Certain Changes or Events. Since August 31, 1997, except as contemplated by or as disclosed in this Agreement, as set forth in Section 4.08 of the Company Disclosure Schedule or as disclosed in any Company Report filed since August 31, 1997 and prior to the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and the Company Subsidiaries are involved, (ii) any event that would reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by the Company, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Capital Stock or any redemption, purchase or other acquisition of any of the Company's securities or (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice.

     SECTION 4.09. Employee Benefit Plans; Labor Matters. (a) Section 4.09(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, the "Company Benefit Plans"). With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, complete and correct

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

copy of (i) such Company Benefit Plan and the most recent summary plan description related to such Company Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the most recent annual report (Form
5500) filed with the IRS) with respect to such Company Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) None of the Company Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.

     (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. Except as set forth in Section 4.09(c) of the Company Disclosure Schedule, with respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course).

     (d) Except as disclosed in Section 4.09(d) of the Company Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code or
Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust;
(ii) each trust maintained or contributed to by the Company or any Company Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (iv) neither the Company nor any Company Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Company Benefit Plan; (vi) no Company Benefit Plan is subject to Title IV of ERISA; (vii) none of the assets of the Company or any Company Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Company Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security; (viii) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates; and (ix) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance.

     (e) Except as set forth in Section 4.09(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, there is no charge or complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Company Material Adverse Effect.

     (f) The Company has delivered or made available to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company and each Company Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of the Company and each Company Subsidiary with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to their respective employees or consultants which contain "change of control" provisions.

     SECTION 4.10. Certain Tax Matters. Except as disclosed in the Company Reports, neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would reasonably be expected to prevent the Merger from constituting a transaction qualifying under
Section 368 of the Code. The Company is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

     SECTION 4.11. Contracts; Debt Instruments. Except as disclosed in the Company Reports or in Section 4.11 of the Company Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole (each, a "Company Material Contract"). Except as disclosed in the Company Reports or in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Set forth in Section 4.11 of the Company Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its subsidiaries as described in the notes to the financial statements incorporated in the Company 1997 10-K.

     SECTION 4.12. Litigation. Except as disclosed in the Company Reports or in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim or action or, to the knowledge of the Company, proceeding or investigation pending or threatened against the Company or any Company Subsidiary before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, except as disclosed to Parent, to the knowledge of the Company, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed to Parent, the Company is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to the Company and the Company Subsidiaries in respect of such suits, claims, actions, proceedings and investigations for which the Company has a reasonable expectation of obtaining insurance coverage, except in any case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as a result of the execution of this Agreement and consummation of transactions hereunder. Except as disclosed in the Company Reports or in Section
4.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.13. Environmental Matters. Except as disclosed in the Company Reports or in Section 4.13 of the Company Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all past noncompliance of the Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither the Company nor any Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or any Company Subsidiary, in violation of any Environmental Law.

     SECTION 4.14. Intellectual Property. Except as set forth in Section 4.14 of the Company Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of the Company and the Company Subsidiaries as currently conducted, free and clear of all liens, and (ii) the Company is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. Section 4.14 of the Company Disclosure Schedule lists all material licenses, sublicenses and other agreements to which the Company or any Company Subsidiary is a party and pursuant to which (i) any third party is authorized to use any intellectual property right of the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary is authorized to use any intellectual property rights (other than pursuant to shrink-wrap and software licenses) of a third party (collectively, the "Company Licenses"), and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provisions, if any, therein and the term thereof. The material Company Licenses are valid and binding obligations of the Company, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. Except as set forth in
Section 4.14 of the Company Disclosure Schedule, the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted does not infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.15. Taxes. Except as set forth in Section 4.15 of the Company Disclosure Schedule and except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of the Company Subsidiaries has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries, (ii) all Taxes shown to be payable on such returns or reports have been or will be paid,
(iii) as of the date hereof, no deficiencies for any amount of Tax have been asserted or assessed by any taxing authority against the Company or any Company Subsidiary that are not adequately reserved for and (iv) the most recent financial statements contained in the Company Reports reflect an adequate reserve in accordance with U.S. GAAP for all taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. Within ten days after the date hereof, the Company and the Company Subsidiaries will make available to Parent or its legal counsel for inspection copies of all income and sales and use tax returns for all periods since the date of the Company's and the Company Subsidiaries' incorporation.

     SECTION 4.16. Rule 145 Affiliates. Section 4.16 of the Company Disclosure Schedule sets forth the name and address of each person who is, in the Company's reasonable judgment, a Rule 145 Affiliate of the Company.

     SECTION 4.17. Brokers. Except for Broadview, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

     SECTION 4.18. Certain Business Practices. None of the Company, any Company Subsidiary or any directors, officers, agents or employees of the Company or any Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     SECTION 4.19. Transaction Expenses. Section 4.19 of the Company Disclosure Schedule sets forth the Company's current, good faith, itemized estimate, as of the date of this Agreement, of the fees and expenses the Company will incur in connection with consummating the Merger and the other transactions contemplated hereby.

     SECTION 4.20.  Interested Party Transactions.  Except as set forth in
Section 4.20 of the Company Disclosure Schedule or in the Company Reports and except for transactions of the type described in the Company Reports which have occurred since August 1, 1997 in the ordinary course of business, since August 31, 1997, no executive officer, director or stockholder of the Company or any of the Company Subsidiaries has engaged in any business dealings with the Company or any of the Company Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof).

     SECTION 4.21. Charter Anti-takeover Provisions and State Takeover Statutes. The board of directors of the Company has approved by a majority of the Disinterested Directors (as defined in the Company's Certificate of Incorporation) the Merger, this Agreement, the Stockholders Proxy Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholders Proxy Agreement, and the transactions contemplated hereby and thereby the provisions of the Company's Certificate of Incorporation requiring the supermajority approval of the Company's stockholders and the provisions of
Section 203 of the Delaware General Corporation Law. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Proxy Agreement or the transactions contemplated hereby or thereby.

     SECTION 4.22. Opinion of Financial Advisor. The Company has received the Company Fairness Opinion.

                                   ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF WAG, PARENT AND MERGER SUB

     WAG, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 5.01. Organization and Qualification; Subsidiaries. WAG, Parent, Merger Sub and each other subsidiary of Parent or WAG (the "Parent Subsidiaries") has been duly organized and is validly existing

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and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. WAG, Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Section 5.01 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of each Parent Subsidiary's outstanding capital stock or other equity interests owned by Parent or another Parent Subsidiary and (ii) an indication of whether each Parent Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 5.01 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations, business or prospects of Parent and the Parent Subsidiaries, taken as a whole.

     SECTION 5.02. Certificate of Incorporation and Bylaws. The copies of WAG's certificate of incorporation and bylaws that are incorporated by reference as exhibits to WAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Parent 1997 10-K") are true, complete and correct copies thereof. Parent has heretofore furnished the Company with true, complete and correct copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub. Such certificates and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate or bylaws.

     SECTION 5.03. Capitalization. The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock. As of the date hereof (i) 1,000 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and owned by WAG, and (ii) no shares of Parent Common Stock are held by the Parent Subsidiaries. As of the date hereof, there are no shares of preferred stock of Parent issued and outstanding. The authorized capital stock of WAG consists of 40,000,000 shares of WAG Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, (i) 21,878,713 shares of WAG Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of WAG Common Stock are held in the treasury of WAG, (iii) no shares of WAG Common Stock are held by the Parent Subsidiaries,
(iv) 4,621,774 shares of WAG Common Stock are reserved for future issuance pursuant to stock options under the Parent Stock Plans, (v) 617,340 shares of WAG Common Stock are reserved for issuance pursuant to outstanding warrants to purchase shares of WAG Common Stock, and (vi) 3,105,485 shares of WAG Common Stock are reserved for issuance upon conversion of WAG's 4.5% Convertible Subordinated Notes due 2002. As of the date hereof, there are no shares of preferred stock of WAG issued and outstanding. Upon consummation of the Holding Company Reorganization, the Parent will succeed to the capitalization of WAG. Except for the shares of WAG Common Stock issuable pursuant to the Parent Stock Plans, the Holding Company Reorganization or the Resurgens Transaction or pursuant to agreements or arrangements described in Section 5.03 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which either WAG or Parent is a party or by which either WAG or Parent is bound relating to the issued or unissued capital stock of WAG, Parent, Merger Sub or any other Parent Subsidiary or obligating Parent, Merger Sub or any other Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, WAG, Parent, Merger Sub or any other Parent Subsidiary. All shares of WAG Common Stock subject to issuance (and all shares of Parent Common Stock upon consummation of the Holding Company Reorganization) as aforesaid, upon issuance prior to the

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

Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in Section 5.03 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of WAG, Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of WAG Common Stock, Parent Common Stock or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by WAG, Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on WAG's, Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of WAG, Parent, Merger Sub or any other Parent Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person.

     SECTION 5.04. Authority Relative to this Agreement. WAG, Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by WAG, Parent and Merger Sub and the consummation by WAG, Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of WAG, Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the approval of the issuance of the WAG Common Stock or the Parent Common Stock, as the case may be, pursuant to the Merger and the increase in the authorized WAG Common Stock or Parent Common Stock (after the Holding Company Reorganization) to 100,000,000 shares by the holders of a majority of the outstanding shares of WAG Common Stock, in the event that the Holding Company Reorganization shall not have been consummated by the time of the Parent Stockholders' Meeting, or Parent Common Stock, in the event that the Holding Company Reorganization shall have been so consummated, and the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law). This Agreement has been duly executed and delivered by WAG, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of WAG, Parent and Merger Sub, enforceable against WAG, Parent and Merger Sub in accordance with its terms.

     SECTION 5.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by WAG, Parent and Merger Sub do not, and the performance by WAG, Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate or articles of incorporation, as the case may be, or bylaws of WAG, Parent or Merger Sub or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of WAG, Parent, Merger Sub or any other Parent Subsidiary is bound or affected or (iii) except as set forth in Section 5.05(a) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of WAG, Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, (A) to have a Parent Material Adverse Effect or (B) to prevent or materially delay the performance by WAG, Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

     (b) The execution and delivery of this Agreement by WAG, Parent and Merger Sub do not, and the performance by WAG, Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by WAG, Parent or Merger Sub with or notification by WAG, Parent or Merger Sub to, any Governmental Entity, except (i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of Nasdaq, state takeover laws, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, (A) to have a Parent Material Adverse Effect or (B) to prevent or materially delay the performance by WAG, Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

     SECTION 5.06. Permits; Compliance with Laws. WAG, Parent, Merger Sub and each other Parent Subsidiary is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for WAG, Parent, Merger Sub or any other Parent Subsidiary to own, lease and operate its properties or to store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the "Parent Permits"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent or WAG, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of WAG, Parent, Merger Sub or any other Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to WAG, Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of WAG, Parent, Merger Sub or any other Parent Subsidiary is bound or affected or
(ii) any Parent Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 5.06(a) of the Parent Disclosure Schedule, since December 31, 1997, neither WAG or Parent nor any Parent Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.07. SEC Filings; Financial Statements. (a) WAG has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and Nasdaq since December 31, 1995 through the date of this Agreement (collectively and as amended, the "Parent Reports") and (B) with any other Governmental Entities, including state regulatory authorities. Except as disclosed in Section 5.07(a) of the Parent Disclosure Schedule, each Parent Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of Nasdaq, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (b) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. Except as disclosed in Section 5.07(a) of the Parent Disclosure Schedule, no Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, Nasdaq, any other stock exchange or any other comparable Governmental Entity.

     (b) Except as is provided in Section 5.07(b) of the Parent Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports filed since December 31, 1997 was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the

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

respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not have and would not be reasonably expected to have, individually or in the aggregate, to have a Parent Material Adverse Effect and as permitted by Form 10-Q of the SEC).

     (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of WAG and the Parent Subsidiaries as reported in the Parent Reports, including the notes thereto, or as disclosed in Section 5.07(c) of the Parent Disclosure Schedule, none of WAG, Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997 that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.08. Absence of Certain Changes or Events. Since December 31, 1997, except as contemplated by or as disclosed in this Agreement, as set forth in Section 5.08 of the Parent Disclosure Schedule or as disclosed in any Parent Report filed since December 31, 1997 and the date hereof, WAG, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Parent Material Adverse Effect, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which WAG, Parent and the Parent Subsidiaries are involved, (ii) any event that would reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by Merger Sub, (iii) any material change by WAG in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of WAG Common Stock or Parent Common Stock or any redemption, purchase or other acquisition of any of WAG's or Parent's securities, or (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Parent, WAG or any Parent Subsidiary except in the ordinary course of business consistent with past practice.

     SECTION 5.09. Employee Benefit Plans; Labor Matters. (a) With respect to all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which WAG, Parent or any Parent Subsidiary is a party, with respect to which WAG, Parent or any Parent Subsidiary has any obligation or which are maintained, contributed to or sponsored by WAG, Parent or any Parent Subsidiary for the benefit of any current or former employee, officer or director of WAG, Parent or any Parent Subsidiary (collectively, the "Parent Benefit Plans"), Parent has delivered or made available to the Company a true, complete and correct copy of (i) such Parent Benefit Plan and the most recent summary plan description related to such Parent Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Parent Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Parent Benefit Plan,
(iv) the most recent actuarial report or financial statement relating to such Parent Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Parent Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither WAG, Parent nor any Parent Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) None of the Parent Benefit Plans is a Multiemployer Plan or a Multiple Employer Plan. None of the Parent Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of WAG, Parent or any Parent Subsidiary.

     (c) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of WAG or Parent, there exists no condition or set of circumstances in connection with which WAG, Parent or any Parent Subsidiary could be subject to any liability under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable Law which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No legal action, suit or claim is pending or, to WAG's and Parent's knowledge, threatened with respect to any Parent Benefit Plan (other than claims for benefits in the ordinary course).

     (d) Other than as disclosed in Section 5.09(d) of the Parent Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by WAG, Parent or any Parent Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Benefit Plan; (iv) neither WAG, Parent nor any Parent Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Parent Benefit Plan; (vi) no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Parent Benefit Plan subject to Title IV of ERISA;
(vii) no Parent Benefit Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Parent Benefit Plan;
(viii) none of the assets of WAG, Parent or any Parent Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither WAG, Parent nor any Parent Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security; (ix) all contributions, premiums or payments required to be made with respect to any Parent Benefit Plan have been made on or before their due dates; (x) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance; and (xi) as of the Effective Time, no Parent Benefit Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

     (e) Except as set forth in Section 5.09(e) of the Parent Disclosure Schedule, neither WAG or Parent nor any Parent Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by WAG, Parent or any Parent Subsidiary and no collective bargaining agreement is being negotiated by WAG, Parent or any Parent Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against WAG, Parent or any Parent Subsidiary pending or, to the knowledge of WAG or Parent, threatened which may interfere with the respective business activities of WAG, Parent or

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

any Parent Subsidiary, except where such dispute, strike or work stoppage would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of WAG or Parent, there is no charge or complaint against WAG, Parent or any Parent Subsidiary pending before the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.10. Certain Tax Matters. Except as disclosed in the Parent Reports, neither WAG or Parent nor, to the knowledge of WAG or Parent, any of its affiliates has taken or agreed to take any action that would reasonably be expected to prevent the Merger from constituting a transaction qualifying under
Section 368 of the Code. Neither WAG nor Parent is aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

     SECTION 5.11. Contracts; Debt Instruments. Except as disclosed in the Parent Reports or in Section 5.11 of the Parent Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of WAG, Parent and the Parent Subsidiaries taken as a whole (each, a "Parent Material Contract"). Except as disclosed in the Parent Reports, neither WAG or Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Set forth in Section 5.11 of the Parent Disclosure
Schedule is a description of any material changes to the amount and terms of the indebtedness of WAG, Parent and the Parent Subsidiaries as described in the notes to the financial statements incorporated in the Parent 1997 10-K.

     SECTION 5.12.  Litigation.  Except as disclosed in the Parent Reports or in
Section 5.12 of the Parent Disclosure Schedule, there is no suit, claim or action or, to the knowledge of WAG or Parent, proceeding or investigation pending or threatened against WAG, Parent or any Parent Subsidiary before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, except as disclosed to the Company, to the knowledge of WAG or Parent, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed to the Company, neither WAG nor Parent is aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to WAG, Parent and the Parent Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as a result of the execution of this Agreement and consummation of transactions hereunder. Except as disclosed in the Parent Reports, neither WAG or Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.13. Environmental Matters. Except as disclosed in the Parent Reports or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) WAG, Parent and the Parent Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all past noncompliance of WAG, Parent or any Parent Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither WAG or Parent nor any Parent Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by WAG or Parent or any Parent Subsidiary in violation of any Environmental Law.

     SECTION 5.14. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) WAG, Parent and the Parent Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright

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registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of WAG, Parent and the Parent Subsidiaries as currently conducted, free and clear of all liens, and (ii) neither WAG nor Parent is aware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. Section 5.14 of the Parent Disclosure Schedule lists all material licenses, sublicenses and other agreements to which WAG, Parent or any Parent Subsidiary is a party and pursuant to which (i) any third party is authorized to use any intellectual property right of WAG, Parent or any Parent Subsidiary or
(ii) WAG, Parent or any Parent Subsidiary is authorized to use any intellectual property rights (other than pursuant to shrink-wrap and software licenses) of a third party (collectively, the "Parent Licenses"), and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provisions, if any, therein and the term thereof. The material Parent Licenses are valid and binding obligations of Parent, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. Except as set forth in Section 5.14 of the Parent Disclosure Schedule, the conduct of the respective businesses of WAG, Parent and the Parent Subsidiaries as currently conducted does not infringe upon any patent, patent right, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of WAG or Parent, there are no infringements of any proprietary rights owned by or licensed by or to WAG, Parent or any Parent Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.15. Taxes. Except as set forth in Section 5.15 of the Parent Disclosure Schedule and except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) WAG, Parent, Merger Sub and each other Parent Subsidiary has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of WAG, Parent, Merger Sub and the other Parent Subsidiaries, (ii) all Taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against WAG, Parent, Merger Sub or any other Parent Subsidiary that have been adequately reserved for, and (iv) the most recent financial statements contained in the Parent Reports reflect an adequate reserve in accordance with U.S. GAAP for all Taxes payable by WAG, Parent, Merger Sub and the other Parent Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     SECTION 5.16. Brokers. Except for Robinson-Humphrey, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of WAG or Parent.

     SECTION 5.17. Certain Business Practices. None of WAG, Parent, any Parent Subsidiary or any directors, officers, agents or employees of WAG, Parent or any Parent Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     SECTION 5.18. Opinion of Financial Advisor. Parent and WAG have received the Parent Fairness Opinion.

     SECTION 5.19.  Interested Party Transactions.  Except as set forth in
Section 5.19 of the Parent Disclosure Schedule or in the Parent Reports, since December 31, 1997, no executive officer, director or stockholder of Parent or WAG or any of the Parent Subsidiaries has engaged in any business dealings with Parent or WAG or any of the Parent Subsidiaries (other than any such business dealings that would not

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

required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof).

     SECTION 5.20. Ownership of Company Capital Stock. Except for the Stockholders Proxy Agreement, none of WAG, Parent, or to WAG's or Parent's knowledge, any of their affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Company Capital Stock.

                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing, (x) the respective businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary except (A) pursuant to the Rights Agreement, (B) pursuant to the Company Stock Purchase Plans, (C) for issues of Company Common Stock pursuant to options outstanding on the date hereof and disclosed as such pursuant to Section 4.03 and (D) for employee stock option grants to non-executive officers and directors of the Company; provided, however, that (v) such grants are at fair market value, at a level consistent with past practice and have vesting schedules consistent with past practice, (w) Parent has received notice of the Company's intention to grant such options, (x) the aggregate amount of such granted options does not exceed 150,000 shares of Company Common Stock, (y) no person shall receive a grant in excess of 7,000 shares of Company Common Stock and (z) the vesting of such granted options shall not be accelerated as a result of the Merger, or (ii) any material property or assets of the Company or any Company Subsidiary, except in the ordinary course of business;

          (c) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money or make any loans or advances;
     (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract

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

     (other than the Rights Agreement) or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; or (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for fiscal year 1998 and disclosed to Parent or capital expenditures that are not, in the aggregate, in excess of $750,000 for the Company and the Company Subsidiaries taken as a whole;

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to the Company or any other Company Subsidiary;

          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except pursuant to cashless exercise of stock options;

          (f) amend or change the period (or permit any acceleration, amendment or change not required by the terms of any of the Company Stock Plans) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

          (g) increase the compensation payable or to become payable to, or pay or enter into any agreement or understanding to pay any bonus to, its directors, officers, consultants or employees (other than increases in compensation for non-officer employees that are in the ordinary course of business consistent with past practice and the payment of bonuses to non-officer employees that are in the ordinary course of business consistent with past practice, provided that Parent has received notice of the Company's intention to implement such increase), or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the Merger with, any director, officer, consultant or other employee of the Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company or any Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement;

          (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

          (i) take any action to change accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by U.S. GAAP;

          (j) make any tax election or settle or compromise any material Federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the consolidated balance sheet of the Company and the consolidated the Company Subsidiaries dated as of August 31, 1997 included in the Company 1997 10-K and only to the extent of such reserves;

          (k) enter into or amend any contract, agreement, commitment or arrangement with, or enter into any transaction with, or make any payment to or on account or behalf of, other than any such transactions or payments pursuant to the agreements set forth on Section 6.01(m) of the Company Disclosure Schedule, any affiliate of the Company or of any Principal Stockholder other than compensation and benefits in the ordinary course of business;

          (l) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

          (m) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from consummating the Merger or result in any of the conditions to the Merger set forth herein not being satisfied.

     SECTION 6.02.  Conduct of Business by WAG and Parent Pending the
Closing. Each of WAG and Parent agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.02 of the Parent Disclosure Schedule, (ii) subject to paragraph (e) below, for any actions taken by WAG or Parent relating to any other acquisitions or business combinations (including the Holding Company Reorganization and the Resurgens Transaction) or
(iii) as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise agree in writing, (x) the respective businesses of WAG, Parent and the Parent Subsidiaries shall be conducted only in, and WAG, Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) WAG and Parent shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of WAG, Parent and the Parent Subsidiaries and to preserve the current relationships of WAG, Parent and the Parent Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which WAG, Parent or any Parent Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except (i) as set forth in Section 6.02 of the Parent Disclosure Schedule, (ii) subject to paragraph (e) below, for any actions taken by WAG or Parent relating to any other acquisitions or business combinations (including the Holding Company Reorganization and the Resurgens Transaction) or (iii) as expressly contemplated by any other provision of this Agreement, neither WAG or Parent nor any Parent Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

          (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Parent Subsidiary may pay dividends or make other distributions to Parent or any other Parent Subsidiary;

          (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (d) sell, transfer, license, sublicense or otherwise dispose of any material assets;

          (e) acquire (other than in connection with the Holding Company Reorganization and the Resurgens Transaction) or enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless upon advice of counsel such transaction would not reasonably be expected to materially delay or impede the consummation of the Merger;

          (f) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

          (g) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of WAG, Parent or Merger Sub contained in this Agreement untrue or incorrect in any material respect or prevent WAG, Parent or Merger Sub from performing or cause WAG, Parent or Merger Sub not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     SECTION 6.03. Notices of Certain Events. Each of Parent, WAG and the Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication

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

from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting WAG, Parent, the Company, the Parent Subsidiaries or the Company Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Company Material Contract or Parent Material Contract; and (v) any change that would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect or to delay or impede the ability of either the Company or Parent (or WAG) to perform its obligations pursuant to this Agreement and to effect the consummation of the Merger.

     SECTION 6.04. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which WAG, Parent or the Company or any of the Parent Subsidiaries or the Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, WAG and Parent shall (and shall cause the Parent Subsidiaries to) and the Company shall (and shall cause the Company Subsidiaries to) (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.04.

     SECTION 6.05. No Solicitation of Transactions. The Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Company Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary, to take any such action; provided, however, that (i) nothing contained in this Section 6.05 shall prohibit the board of directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 6.05, (ii) with regard to such an offer, after receiving the advice of outside counsel, the board of directors of the Company determines in good faith that it is highly probable that failing to do so would violate its fiduciary duties, nothing contained in this Section 6.05 shall prohibit the board of directors of the Company from considering and negotiating (including furnishing nonpublic information) an unsolicited bona fide written acquisition proposal which (A) was not received in violation of this Section 6.05, (B) if executed or consummated would be a Competing Transaction and (C) is not subject to financing or financing is, in the good faith judgment of the board of directors of the Company after consultation with its financial advisors, highly likely of being obtained by such third party, or (iii) if after receiving the advice of outside counsel, the board of directors of the Company determines in good faith that it is highly probable that failing to do so would violate its fiduciary duties, nothing contained in this Section 6.05 shall prohibit the board of directors of the Company from approving or recommending to the stockholders of the Company an unsolicited bona fide written acquisition proposal which (A) was not received in violation of this Section 6.05, (B) if executed or consummated would be a Competing Transaction, (C) is not subject to financing or financing is, in the good faith judgment of the board of directors of the Company after consultation with its financial advisors, highly

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

likely of being obtained by such third party and (D) the board of directors of the Company determines in good faith, after advice of its financial advisor to such effect, is more favorable to the Company's stockholders than the transaction contemplated by this Agreement (any such acquisition proposal, a "Superior Proposal"). The Company shall notify Parent promptly, and in no event later than one day after receipt, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Subject to the fiduciary duties of the Board of Directors of the Company, the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall use its best efforts to ensure that its officers, directors, employees, subsidiaries, agents and advisors or other representatives (including any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this Section 6.05.

     SECTION 6.06. Letters of Accountants. Each of the Company and Parent shall use all reasonable efforts to cause to be delivered to the other "comfort" letters of each of Ernst & Young LLP and Price Waterhouse LLP, respectively, each such letter dated and delivered as of the date the Registration Statement shall have become effective and as of the Effective Time, and addressed to Parent and the Company, respectively, in form reasonably satisfactory to the recipient thereof and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with mergers such as the Merger contemplated hereby.

     SECTION 6.07. Subsequent Financial Statements. Prior to the Effective Time, each of the Company and Parent (or WAG if the Holding Company Reorganization has not yet been consummated) (i) shall consult with the other prior to making publicly available its financial results for any period and (ii) shall consult with the other prior to the filing of, and shall timely file with the SEC, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by such party under the Exchange Act and shall promptly deliver to the other copies of each such report filed with the SEC.

     SECTION 6.08. Control of Operations. Nothing contained in this Agreement shall give Parent and/or WAG, directly or indirectly, the right to control or direct the operations of the Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent (and WAG) and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     SECTION 6.09. Further Action; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by WAG, Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of Nasdaq, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, and
(D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and giving due consideration to their views with respect thereto. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without prior consultation of the other parties hereto, and due consideration of such parties' views with respect thereto.

     (b) Each of the parties hereto shall promptly give (or cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third

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

parties required under applicable Law or by any contract, license, lease or other agreement to which it or any of its subsidiaries is bound, and use, and cause its subsidiaries to use, all reasonable efforts to obtain any third party consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement.

     (c) Parent shall give the Company the notices provided for in the definition of "Cash Consideration Pool" and in Section 3.01(a)(ii) on the Determination Date.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     SECTION 7.01. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, WAG, Parent and the Company shall jointly prepare, and the Company, WAG and Parent shall file with the SEC, a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of WAG and Parent (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of the WAG Common Stock or the Parent Common Stock to be issued to the Company's stockholders pursuant to the Merger and (ii) the proxy statement or information statement with respect to the Merger relating to the special meeting of the Company's stockholders (the "Company Stockholders' Meeting") and WAG's or Parent's stockholders, as the case may be (the "Parent Stockholders' Meeting"), to be held to consider approval of this Agreement and the Merger contemplated hereby, in the case of the Company Stockholders' Meeting, and approval of the issuance of Parent Common Stock or WAG Common Stock, as the case may be, in the Merger, and the approval of an increase in the authorized WAG Common Stock or Parent Common Stock (after the Holding Company Reorganization) to 150,000,000 shares (such increase, the "Capital Increase"), in the case of the Parent Stockholders' Meeting (together with any amendments thereto, the "Proxy Statement"). Copies of the Proxy Statement shall be provided to Nasdaq in accordance with its rules. If applicable, each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of WAG Common Stock or Parent Common Stock pursuant to the Merger. WAG, Parent or the Company, as the case may be, shall furnish all information concerning WAG, Parent or the Company as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement, if applicable, and Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement shall be mailed to the stockholders of the Company and of Parent or WAG, as applicable. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of Nasdaq and (iv) the Delaware General Corporation Law.

     (b) The Proxy Statement shall include (i) subject to the fiduciary duties of the Board of Directors of the Company, (A) the approval of the Merger and the recommendation of the board of directors of the Company to the Company's stockholders that they vote in favor of approval of this Agreement and the Merger contemplated hereby, and (B) the Company Fairness Opinion, and (ii) subject to the fiduciary duties of the Board of Directors of WAG or Parent, as the case may be, (A) the approval of the issuance of Parent Common Stock or WAG Common Stock, as the case may be, in the Merger and the Capital Increase and the recommendation of the board of directors of WAG or Parent to WAG's or Parent's stockholders, as applicable, that they vote in favor of issuance of shares of Parent Common Stock or WAG Common Stock, as the case may be, in the Merger and the Capital Increase, and (B) the Parent Fairness Opinion.

     (c) No amendment or supplement to the Proxy Statement, if applicable, or the Registration Statement shall be made without providing the other parties the opportunity to review and comment thereon. If applicable, each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the WAG Common

Stock or the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or Nasdaq for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, if applicable, or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of WAG or Parent in connection with the Parent Stockholders' Meeting, and to stockholders of the Company in connection with the Company Stockholders' Meeting, at the time of the Company Stockholders' Meeting, and at the time of the Parent Stockholders' Meeting, and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement, if applicable, or Proxy Statement, the Company shall promptly inform Parent and an appropriate amendment or supplement shall promptly be filed with the SEC. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of Nasdaq, the Delaware General Corporation Law, the Securities Act and the Exchange Act.

     (e) None of the information supplied by WAG or Parent for inclusion or incorporation by reference in the Registration Statement, if applicable, or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of WAG or Parent in connection with the Parent Stockholders' meeting, and to stockholders of the Company in connection with the Company Stockholders' Meeting, at the time of the Company Stockholders' Meeting and at the time of the Parent Stockholders' Meeting, and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to WAG or Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company and an appropriate amendment or supplement shall promptly be filed with the SEC. All documents that WAG or Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of Nasdaq, the Delaware General Corporation Law, the Securities Act and the Exchange Act.

     SECTION 7.02. Stockholders' Meetings. Subject to the fiduciary duties of the Company's Board of Directors, in the case of the Company Stockholders' Meeting, or the fiduciary duties of WAG's or Parent's Board of Directors, in the case of the Parent Stockholders' Meeting, the Company shall call and hold the Company Stockholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting, as promptly as practicable after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby pursuant to the Proxy Statement, and the Company and Parent shall use all reasonable efforts to hold the Company Stockholders' Meeting and the Parent Stockholders' Meeting on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. If applicable and subject to the fiduciary duties of the Board of Directors of the Company, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger contemplated hereby pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware General Corporation Law or applicable stock exchange requirements to obtain such approval. If applicable and subject to the fiduciary duties of the Board of Directors of Parent or WAG, Parent or WAG, as applicable, shall use all reasonable efforts to solicit from its stockholders proxies in favor of the issuance of Parent Common Stock or WAG Common Stock, as the case may be, in the Merger and the Capital Increase contemplated hereby pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote of stockholders required by the Delaware General Corporation Law or applicable stock exchange requirements to obtain such approval, if required. Each of the parties hereto shall, subject to the fiduciary duties of its Board of Directors, take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party's certificate of incorporation, as the case may be, and bylaws to effect the Merger.

     SECTION 7.03. Rule 145 Affiliates. Not fewer than 45 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of each person who was, in the Company's reasonable judgment, at the record date for the Company Stockholders' Meeting, a Rule 145 Affiliate of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an affiliate agreement in the form attached hereto as Exhibit 7.03 (each, a "Company Affiliate Agreement"), executed by each of the Rule 145 Affiliates of the Company identified in the above-referenced list. The foregoing notwithstanding, Parent shall be entitled to place the legend only as specified in the Company Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any Rule 145 Affiliate of the Company or (ii) any person Parent reasonably identifies (by written notice to the Company) as being a person who may be deemed an "affiliate" within the meaning of rule 145(c) or (d) promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Company Affiliate Agreement, regardless of whether such person has executed a Company Affiliate Agreement and regardless of whether such person's name and address appear on Section 4.16 of the Company Disclosure Schedule.

     SECTION 7.04. Directors' and Officers' Indemnification. (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification that are set forth, as of the date of this Agreement, in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

     (b) From and after the Effective Time, Parent, WAG and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and under its charter documents as in effect on the date hereof to indemnify such Indemnified Parties, and WAG and Parent shall also advance expenses as incurred to the fullest extent permitted under Delaware law upon receipt from the applicable Indemnified Party to whom expenses are to be advanced of an undertaking to repay such advances if it is ultimately determined such person is not entitled to indemnification.

     (c) In the event that either of the Surviving Corporation, Parent or WAG or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent, WAG or the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 7.04.

     (d) The provisions of this Section 7.04 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (e) For six years after the Effective Time, WAG or the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof, provided that WAG may substitute therefor policies of WAG or the Parent Subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall WAG or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 7.04(e) in excess of 150% of the aggregate premiums paid by the Company in 1997 on an annualized basis for such purpose; and, provided further, that if WAG or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 7.04(e) for such aggregate premium, then WAG or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium equal to 150% of the 1997 premium.

     (f) WAG shall cause the Surviving Corporation or any successor thereto to comply with its obligations under this Section 7.04.

     SECTION 7.05. No Shelf Registration. Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of the Company or Parent within the meaning of rule 145 promulgated under the Securities Act.

     SECTION 7.06. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of Nasdaq, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

     SECTION 7.07. Nasdaq Listing. Each of the parties hereto shall use all reasonable efforts to obtain, prior to the Effective Time, the approval for including in Nasdaq, effective upon official notice of issuance, of the shares of WAG Common Stock or Parent Common Stock, as the case may be, into which the shares of Company Capital Stock will be converted pursuant to Article III and the shares of WAG Common Stock or Parent Common Stock, as the case may be, which will be issuable upon exercise of Company Stock Options pursuant to Section 3.05.

     SECTION 7.08. Blue Sky. Each of the parties hereto shall use all reasonable efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required under Blue Sky Laws to permit the distribution of the shares of WAG Common Stock or Parent Common Stock, as the case may be, to be issued in accordance with the provisions of this Agreement.

     SECTION 7.09. Company Stock Options. (a) At the Effective Time, Parent, in the case the Holding Company Reorganization shall have been consummated, or WAG, in the case the Holding Company Reorganization shall not have been consummated, shall assume, by virtue of this Agreement and without any further action on the part of the Company, all of the Company's obligations with respect to each outstanding Company Stock Option, whether previously vested or unvested. Unless otherwise elected by Parent prior to the Effective Time, Parent or WAG shall make such assumption in such manner that Parent or WAG (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Company Stock Option, would be such a corporation were Section 424 of the Code applicable to such Company Stock Option; and, if not so otherwise elected, after the Effective Time, all references to the Company in the

Company Stock Plans and the applicable Company Stock Option agreements shall be deemed to refer to WAG, prior to the Holding Company Reorganization, or Parent, following the Holding Company Reorganization, which shall have assumed the Company Stock Plans as of the Effective Time by virtue of this Agreement and without any further action on the part of the Company, Parent or WAG. Each Company Stock Option so assumed under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Plan and the applicable Company Stock Option as in effect immediately prior to the Effective Time, except as otherwise provided in Section 3.05. Parent shall use all reasonable efforts to ensure that Company Stock Options intended to qualify as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time.

     (b) With respect to the Company Stock Plans, WAG or Parent, as the case may be, shall take all corporate action necessary or appropriate to (i) reserve for issuance the number of shares that will be subject to Company Stock Options referred to in this Section 7.09 and (ii), no later than the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of WAG Common Stock or Parent Common Stock, as the case may be, subject to such plan to the extent such registration statement is required under applicable law in order for such shares of common stock to be sold without restriction, and WAG and Parent shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options under such plans remain outstanding.

     SECTION 7.10. Tax Treatment. Each of Parent, WAG and the Company shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 8.02(c) and 8.03(c). In addition, following the Effective Time, each of WAG, Parent and the Surviving Corporation agree not to take any action that would cause the Merger to fail to so qualify.

     SECTION 7.11. Obligations of Parent and WAG. Prior to consummation of the Holding Company Reorganization, WAG will take all action necessary to cause Parent and Merger Sub to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth herein. Following consummation of the Holding Company Reorganization, Parent will take all action necessary to cause WAG and Merger Sub to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth herein.

     SECTION 7.12. Company Employees. (a) Individuals who are employed by the Company or the Company Subsidiaries as of the Effective Time shall remain employees of the Surviving Corporation or the Surviving Corporation's subsidiaries, as applicable, immediately following the Effective Time (each such employee, an "Affected Employee"). For a period of one year immediately following the Effective Time, the annual cash compensation for each Affected Employee shall not be reduced without such Affected Employee's consent and the insurance coverage, benefits and vacation and 401(k) participation benefits provided to Affected Employees shall be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Effective Time. Following the Effective Time, for purposes of determining eligibility, vesting and level of benefits under all employee benefit plans (but not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements, service with the Company or a Company Subsidiary or any predecessor thereto prior to the Effective Time shall be treated, to the extent permitted by law, as service with an "employer" to the same extent as if such persons had been employees of WAG, Parent or a Parent Subsidiary, and provided further that this Section 7.12(a) shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

     (b) WAG and the Parent agree to honor, or to cause the appropriate subsidiary to honor, in accordance with their terms all Company Benefit Plans; provided, however, that the foregoing shall not prevent any party from amending or terminating any such plan, contact, agreement, arrangement or understanding in accordance with its terms.

     (c) For the purpose of all Company Benefit Plans which include the term "change in control", WAG and Parent acknowledge that the Merger constitutes a "change in control" for all purposes pursuant to any such Company Benefit Plans. In addition, WAG and Parent acknowledge that, with respect to the Senior Termination Benefits Agreements listed in Schedule 7.12(c) (the "Listed Agreements"), in light of WAG's and Parent's plans relating to management assignments and responsibilities with respect to the business of the Company from and after the Effective Time, each employee who is a party to any such contract may, following consummation of the Merger, terminate employment thereunder and, upon such termination, be entitled to termination payments and benefits described therein.

     SECTION 7.13. Board of Directors of Parent and WAG. Immediately prior to the Effective Time, the boards of directors of Parent and WAG shall take all action necessary to cause an individual mutually acceptable to the boards of directors of the Company, on the one hand, and the boards of directors of Parent and WAG, on the other hand, to be elected to fill the vacancy on the boards of directors of Parent and WAG at the Effective Time; provided, however, that if the Holding Company Reorganization shall have been consummated prior to the Effective Time, then the individual selected pursuant to the foregoing provision shall not be elected to serve as a director of WAG.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     SECTION 8.01. Conditions to the Obligations of Each Party to Consummate the Merger. The respective obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

          (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

          (b) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of the Company and the issuance of the shares of WAG Common Stock or Parent Common Stock in the Merger and the Capital Increase shall have been duly approved by the requisite vote of the stockholders of WAG or Parent, as the case may be, in any such case in accordance with the Delaware General Corporation Law;

          (c) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order (collectively, "Restraints"), which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

          (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or be terminated;

          (e) except with respect to the HSR Act (which is addressed in Section 8.01(d)), all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization would not reasonably be expected to result in a change in or have an effect on the business of the Company or Parent that is materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of WAG, Parent and the Parent Subsidiaries, taken as a whole; and

          (f) the shares of WAG Common Stock or Parent Common Stock, as the case may be, into which the shares of Company Capital Stock will be converted pursuant to Article III and the shares of WAG Common Stock or Parent Common Stock, as the case may be, issuable upon the exercise of Company Stock Options pursuant to Section 3.05 shall have been authorized for inclusion in Nasdaq, subject to official notice of issuance.

     SECTION 8.02. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of WAG, Parent and Merger Sub contained in this Agreement that is qualified by materiality or Parent Material Adverse Effect shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate of the Chairman or President and Chief Financial Officer of WAG and of Parent to such effect;

          (b) WAG and Parent shall each have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of the Chairman or President and Chief Financial Officer of WAG and of Parent to that effect; and

          (c) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, shall have issued its opinion, such opinion dated on or about the date of the Closing, addressed to the Company, and reasonably satisfactory to it, based upon certain representations of the Company and assumptions, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of the Company, Merger Sub and Parent will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

     SECTION 8.03. Conditions to the Obligations of WAG and Parent. The obligations of WAG and Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality or Company Material Adverse Effect shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to such effect;

          (b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to that effect; and

          (c) Rogers & Hardin LLP, counsel to WAG and Parent, shall have issued its opinion, such opinion dated on or about the date of the Closing, addressed to Parent, and reasonably satisfactory to it, based upon certain representations of Parent and assumptions, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

          (a) by mutual written consent duly authorized by the boards of directors of each of Parent and the Company;

          (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 1998; provided, however, that in the event that the Effective Time has not occurred by such time solely due to the failure to satisfy the condition specified in Section 8.01(d) or 8.01(e), then such date may be extended, at the option of Parent or the Company, until January 31, 1999; provided further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either Parent or the Company, if any Restraint shall have been entered and shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used best efforts to prevent the entry of and to remove such Restraint;

          (d) by the Company, if prior to the Parent Stockholders' Meeting, the board of directors of WAG or Parent, as the case may be, withdraws, modifies or changes its recommendation of the issuance of the WAG Common Stock or the Parent Common Stock, as applicable, in the Merger or the Capital Increase in a manner adverse to the Company or its stockholders or shall have resolved to do so;

          (e) by Parent, if prior to the Company Stockholders' Meeting, (i) the board of directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so, or (ii) the board of directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so, or (iii) a tender offer or exchange offer for 15 percent or more of the outstanding shares of capital stock of the Company shall have been commenced and the board of directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

          (f) by Parent or the Company, (i) if this Agreement and the Merger shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or any adjournment or postponement thereof or (ii) if the issuance of shares of WAG Common Stock or Parent Common Stock, as the case may be, in the Merger or the Capital Increase shall fail to receive the requisite votes for approval at the Parent Stockholders' Meeting or any adjournment or postponement thereof;

          (g) by Parent (i) if the Closing Date Market Price is less than $12.00 per share, or (ii) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 30 days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(g); and provided further that the immediately preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;

          (h) by the Company, upon breach of any representation, warranty, covenant or agreement on the part of Parent, WAG and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such

     Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 30 days and for so long as Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.01(h); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01; or

          (i) by the Company at any time prior to the Company Stockholders' Meeting, if, as a result of a Superior Proposal by a third party, the Board of Directors of the Company determines in good faith after consultation with outside counsel that it is highly probable that the Board of Directors would violate its fiduciary duties under applicable law if it failed to accept the Superior Proposal.

     SECTION 9.02. Effect of Termination. Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties hereto set forth in
Section 9.05(b); provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

     SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, WAG or Parent, as the case may be, no amendment may be made, except such amendments that have received the requisite stockholder approval and such amendments as are permitted to be made without stockholder approval under the Delaware General Corporation Law, as applicable. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 9.05. Expenses. (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that Parent and the Company each shall pay one-half of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and any fees required to be paid under the HSR Act.

     (b) In the event that (i) Parent shall terminate this Agreement pursuant to
Section 9.01(e); (ii) the Company shall terminate this Agreement pursuant to
Section 9.01(i); or (iii) (A) Parent shall terminate this Agreement pursuant to
Section 9.01(f) which termination is permissible solely due to the Company's stockholders having failed to approve and adopt this Agreement and the Merger at the Company Stockholders' Meeting, (B) at the time of such failure to so approve this Agreement, there shall exist or be proposed a Competing Transaction with respect to the Company and (C) within 12 months thereafter, the Company shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction shall be consummated; then, in the case of clause (i),
(ii) or (iii) of this Section 9.05(b), promptly (and in any event within two business days following demand therefor) after such termination or, in the case of clause (iii) of this Section 9.05(b), promptly after the execution and delivery of such agreement or such consummation, the Company shall pay to Parent an amount equal to $5,500,000 plus all of Parent's Expenses, as evidenced by reasonable documentation, up to an aggregate of $1,000,000.

     (c) In the event that the Company shall terminate this Agreement pursuant to Section 9.01(d) or Section 9.01(f)(ii), Parent shall pay to the Company within two business days after such termination an amount equal to $5,500,000 in the event of termination pursuant to Section 9.01(d) or $2,000,000 in the event of termination pursuant to Section 9.01(f)(ii), in either case, plus all of the Company's Expenses, as evidenced by reasonable documentation, and in an amount no greater than $1,000,000, by wire transfer of immediately available funds to an account designated by the Company; provided, however, that, in the event both the Company and Parent would otherwise be entitled to payments under this Section
9.05 in connection with the termination of this Agreement pursuant to both Sections 9.01(f)(i) and (f)(ii), neither party shall be required to make any payment under this Section 9.05.

     (d) In the event that Parent shall terminate this Agreement pursuant to
Section 9.01(f)(i) and Parent is not otherwise entitled to payment pursuant to
Section 9.05(b), the Company shall pay to Parent within two business days after such termination an amount equal to $2,000,000 plus all of Parent's Expenses, as evidenced by reasonable documentation, and in an amount no greater than $1,000,000, by wire transfer of immediately available funds to an account designated by Parent; provided, however, that, in the event both the Company and Parent would otherwise be entitled to payments under this Section 9.05 in connection with the termination of this Agreement pursuant to both Sections 9.01(f)(i) and (f)(ii), neither party shall be required to make any payment under this Section 9.05.

     (e) Any payment required to be made pursuant to Section 9.05(b) shall be made to Parent not later than the date of the entry into an agreement referred to therein and two business days after delivery to the Company of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by Parent in the notice of demand for payment delivered pursuant to this Section 9.05(e). In no event shall the Company be entitled to collect amounts pursuant to this Section 9.05 relating to more than one specified event.

     (f) In the event that Parent terminates this Agreement pursuant to Section 9.01(g)(i), the Company shall pay to the Parent within two business days after such termination an amount equal to $1,000,000 in full satisfaction of any and all obligations hereunder.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be. This Section 10.01 shall not limit any covenant or agreement herein which by its terms contemplates performance after the Effective Time. Each party agrees that, except for the representations and warranties contained in this Agreement and the Parent Disclosure Schedule and the Company Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses set forth on the signature pages to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02).

     SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.04. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may assign its rights, interests and obligations hereunder to any successor or parent entity of Parent whose shares are registered under
Section 12 of the Exchange Act (or will be so registered at the Effective Time). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.04, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     SECTION 10.05. Incorporation of Exhibits. The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     SECTION 10.06. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING DELAWARE LAW). WAG, PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY DELAWARE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON, DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WAG, PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR SUCH FEDERAL COURT. WAG, PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

     SECTION 10.07. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     SECTION 10.08. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. "Herein", "hereby", "hereunder", "hereof", "hereinbefore", "hereinafter" and other equivalent words refer to this Agreement as a whole and not solely to the particular Article or Section in which such word is used. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. ANY INFORMATION CONTAINED IN ANY SCHEDULE OR EXHIBIT TO THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN DISCLOSED IN ALL SUCH SCHEDULES AND EXHIBITS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever any of the words "include", "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation".

     SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.10. Acknowledgement. The Company hereby acknowledges and agrees that neither the consummation of, nor the failure to consummate, the acquisition of RCG and Cherry U.K. shall in any way give the Company a right to terminate the Merger Agreement or the Merger.

     SECTION 10.11. Entire Agreement. This Agreement (as amended as of October 27, 1998, including the Exhibits, the Mutual Nondisclosure and Confidentiality Agreement dated as of November 7, 1997 among WAG and the Company, the Parent Disclosure Schedule and the Company Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By: /s/ STEVEN A. ODOM

                                            ------------------------------------
                                            Name: Steven A. Odom
                                            Title: Chairman and Chief Executive
                                              Officer

                                          2240 Resurgens Plaza
                                          945 E. Paces Ferry Road
                                          Atlanta, Georgia 30326
                                          Telephone: (404) 231-2025
                                          Telecopy: (404) 365-9847
                                          Attention: Chief Executive Officer

                                          with a copy to:

                                          Rogers & Hardin LLP
                                          2700 International Tower
                                          229 Peachtree Street
                                          Atlanta, Georgia 30303
                                          Telephone: (404) 522-4700
                                          Telecopy: (404) 525-2224
                                          Attention: Steven E. Fox

                                          WAXS INC.

                                          By: /s/ STEVEN A. ODOM

                                            ------------------------------------
                                            Name: Steven A. Odom
                                            Title: Chairman and Chief Executive
                                              Officer

                                          c/o WAG
                                          2240 Resurgens Plaza
                                          945 E. Paces Ferry Road
                                          Atlanta, Georgia 30326
                                          Telephone: (404) 231-2025
                                          Telecopy: (404) 365-9847
                                          Attention: Chief Executive Officer

                                          TAIL ACQUISITION CORP.

                                          By: /s/ STEVEN A. ODOM

                                            ------------------------------------
                                            Name: Steven A. Odom
                                            Title: Chairman and Chief Executive
                                              Officer

                                          c/o WAG
                                          2240 Resurgens Plaza
                                          945 E. Paces Ferry Road
                                          Atlanta, Georgia 30326
                                          Telephone: (404) 231-2025
                                          Telecopy: (404) 365-9847
                                          Attention: Chief Executive Officer

                                          TELCO SYSTEMS, INC.

                                          By: /s/ WILLIAM B. SMITH

                                            ------------------------------------
                                            Name: William B. Smith
                                            Title: President and Chief Executive
                                              Officer

                                          63 Nahatan Street
                                          Norwood, Massachusetts 02062
                                          Telephone: (781) 551-0300
                                          Telecopy: (781) 255-2180
                                          Attention: Chief Executive Officer

                                          with a copy to:

                                          Skadden, Arps, Slate, Meagher & Flom
                                          LLP
                                          919 Third Avenue
                                          New York, New York 10022
                                          Telephone: (212) 735-3000
                                          Telecopy: (212) 735-2000
                                          Attention: Lou R. Kling and Eric J.
                                          Friedman

                         SCHEDULE A TO FIRST AMENDMENT

                   Supplement to Company Disclosure Schedule

     For purposes of calculating the Cash Consideration Pool, the aggregate amount of cash paid or to be paid to Dissenting Stockholders, if applicable, shall be estimated for such purpose only to equal 1.5 times the product of (x) the quotient of (i) the Tax Consideration divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b) hereof) and (y) the aggregate number of shares of Company Common Stock subject to demands for appraisal in accordance with the Delaware General Corporation Law. In addition, for purposes of calculating the Cash Consideration Pool, the cash paid or to be paid in lieu of fractional shares of WAG Common Stock or Parent Common Stock, as the case may be, pursuant to Section 3.04 shall be estimated for such purpose only to equal .99 times the product of (x) the aggregate number of holders of record of Company Common Stock immediately prior to the Effective Time and (y) the closing price for a share of WAG Common Stock or Parent Common Stock, as the case may be, reported on Nasdaq on the first business day immediately prior to the Effective Time.

     Pursuant to that certain Stock Purchase and Merger Option Agreement dated as of August 7, 1998 by and among Synaptyx Corporation ("Synaptyx"), Jeremy E. Parsons and Gabriel Mayo, as amended by the First Amendment thereto dated as of October 23, 1998, the Company acquired Synaptyx on terms previously disclosed to, and approved by, WAG, and the representations and warranties of the Merger Agreement are hereby modified accordingly.

                                                                      APPENDIX B

                                  [LETTERHEAD]
                                October 16, 1998

Boards of Directors
World Access, Inc.
  and WAXS INC.
945 E. Paces Ferry Rd.
Suite 2240
Atlanta, GA 30326

Gentlemen:

     We understand that World Access, Inc. (the "Company") and WAXS INC., a wholly-owned subsidiary of the Company that will become the Company's parent upon completion of the pending holding company reorganization ("Holdco"), are considering a proposed business combination with Telco Systems, Inc. ("Telco"). We understand that under this transaction (the "Proposed Transaction"), a subsidiary of Holdco will be merged with and into Telco (the "Merger"), and each outstanding share of common stock, par value $0.01 per share ("Telco Common Stock") of Telco will be converted into the right to receive the consideration (the "Merger Consideration") consisting of the number of shares of common stock, par value $0.01 per share, ("Company Common Stock") of the Company (or Holdco) equal to the Common Exchange Ratio, provided that (i) the value of the consideration to be received by holders of Telco Common Stock shall not be less than $12.00 per share (the "Minimum Value") and (ii) the Company (or Holdco) may elect to pay cash in lieu of issuing shares of Company Common Stock so long as such cash does not comprise more than 55% of the total consideration to be received by Telco stockholders (the "Aggregate Cash Pool"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger and Reorganization dated June 4, 1998 between the Company, Holdco, Tail Acquisition Corporation and Telco, as proposed to be amended by the First Amendment thereto (as so amended, the "Merger Agreement"). Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

     Subject to giving effect to the Minimum Value and the amount the Aggregate Cash Pool, the Common Exchange Ratio is equal to the quotient of $17.00 divided by the Closing Date Market Price, provided that if the Closing Date Market Price determined on the Closing Date is less than $29.00, then the Common Exchange Ratio shall be equal to 0.5862 shares of the Company Common Stock; and if the Closing Date Market Price is more than $36.00, then the Common Exchange Ratio shall be equal to 0.4722 shares of Company Common Stock.

     We have been requested by the Company and Holdco to render our opinion with respect to the fairness, from a financial point of view, to the Company and Holdco of the Merger Consideration in the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the proposed First Amendment thereto, (2) such other publicly available information concerning the Company and Telco which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company and Telco furnished to us by the Company or Telco, (4) trading histories of the Company's Common Stock and Telco Common Stock and a comparison of these trading histories with those of other companies which we deemed relevant, (5) a comparison of the historical financial results and present financial condition of each of the Company and Telco with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant, (7) certain potential pro forma effects of the Merger on the Company, and (8) certain historical data relating to percentage premiums paid in acquisitions of publicly traded companies. In addition, we have had discussions with the managements of the Company and Telco concerning their respective businesses, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts/ projections of the Company and Telco, we have assumed that such forecasts/projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Telco as to the future financial performance of the Company and Telco. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and Telco and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or Telco. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     We have acted as financial advisor to the Company and Holdco in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past (including serving as a managing underwriter in the follow-on public equity offering by the Company on September 26, 1996 and as financial advisor in the Company's pending acquisitions of Cherry Communications Incorporated d/b/a Resurgens Communication Group and Cherry Communications U.K. Limited) and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration in the Proposed Transaction is fair to the Company and Holdco.

                                      THE ROBINSON-HUMPHREY COMPANY, LLC

                                                                    APPENDIX B-1

                                  [LETTERHEAD]

                                October 27, 1998

Board of Directors
World Access, Inc.
  and WAXS INC.
945 E. Paces Ferry Road
Suite 2240
Atlanta, Georgia 30326

Gentlemen:

     On October 16, 1998, we issued to you our written opinion to the effect that, in connection with the proposed business combination pursuant to that certain Agreement and Plan of Merger and Reorganization by and among World Access, Inc. (the "Company"), WAXS INC. ("Holdco"), Tail Acquisition Corporation and Telco Systems, Inc. dated as of June 4, 1998, as proposed to be amended by the First Amendment thereto (as proposed to be amended, the "Merger Agreement"), from a financial point of view, the Merger Consideration payable pursuant to the Merger Agreement is fair to the Company and Holdco. We hereby confirm that opinion, which speaks as of its date, and, in doing so, state that we have not become aware of any information that would cause us to withdraw or modify such opinion.

                                          THE ROBINSON-HUMPHREY COMPANY, LLC

                                                                      APPENDIX C

                                  [LETTERHEAD]

                                October 26, 1998

                                  CONFIDENTIAL

Board of Directors
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062

Dear Members of the Board:

     We understand that Telco Systems, Inc. (the "Company" or "Telco Systems"), World Access, Inc. ("WAG"), WAXS INC., a wholly-owned subsidiary of WAG ("Parent"), and Tail Acquisition Corporation, a wholly-owned subsidiary of WAG (the "Merger Sub"), are parties to an Agreement and Plan of Merger and Reorganization, dated June 4, 1998 (the "Agreement"), providing for the merger of the Company and Merger Sub (the "Merger"). We also understand that the parties now propose to amend the Agreement to provide that, pursuant to the Merger, each share of Telco Systems common stock ("Telco Systems Common Stock") shall be converted into the right to receive shares of WAG common stock ("WAG Common Stock") or a combination of cash (subject to the limitation provided in the First Amendment (the "Amendment")) and WAG Common Stock in accordance with the "Common Exchange Ratio" and, if applicable, a pro-rata portion of the "Top-Up Consideration Pool" (as such terms are defined in the Amendment). The Merger is intended to be a reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended. The terms and conditions of the above described Merger are more fully detailed in the Agreement and Amendment.

     You have requested our opinion as to whether the consideration to be received by Telco Systems stockholders in the Merger is fair, from a financial point of view, to such stockholders.

     Broadview International LLC focuses on providing merger and acquisition advisory services to information technology ("IT"), communications, and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Telco Systems' Board of Directors and will receive a fee from Telco Systems upon the successful conclusion of the Merger.

     In rendering our opinion, we have, among other things:

          (1) reviewed the terms of the Agreement and the associated exhibits thereto dated June 4, 1998;

          (2) reviewed the terms of the Amendment;

          (3) reviewed Telco Systems' annual report and Form 10-K for the fiscal year ended August 31, 1997, including the audited financial statements included therein, Telco Systems' Form 10-Q for its quarterly period ended May 31, 1998, including the unaudited financial statements included therein, and the unaudited financial information of Telco Systems for its twelve months ended August 30, 1998 included in a Telco Systems press release dated September 17, 1998;

          (4) reviewed certain internal financial and operating information, including projections through February 29, 2000, for Telco Systems prepared by Telco Systems' management;

          (5) participated in discussions with Telco Systems' management concerning the operations, business strategy, current financial performance and prospects for Telco Systems;

          (6) discussed with Telco Systems' management its view of the strategic rationale for the Merger;

Telco Systems, Inc. Board of Directors
October 26, 1998
Page 2

          (7) reviewed the recent reported closing prices and trading activity for Telco Systems Common Stock;

          (8) compared certain aspects of the financial performance of Telco Systems with public companies we deemed comparable;

          (9) considered the effect on Telco Systems of the possible payment of up to $6,500,000 in the event it determined not to proceed with the transaction contemplated by the Agreement in lieu of entering into the Amendment;

          (10) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

          (11) reviewed WAG's annual report and Form 10-K for the fiscal year ended December 31, 1997, including the audited financial statements included therein, and WAG's Form 10-Q/A for the three months ended June 30, 1998, including the unaudited financial statements included therein;

          (12) reviewed certain internal financial and operating information for WAG including projections through December 31, 2003, with and without the Resurgens Transaction (as defined in the Agreement) prepared by WAG management;

          (13) participated in discussions with WAG management and RCG (as defined in the Agreement) management concerning the operations, business strategy, financial performance and prospects for WAG, RCG and Cherry U.K. (as defined in the Agreement);

          (14) reviewed the recent reported closing prices and trading activity for WAG Common Stock;

          (15) discussed with WAG management its view of the strategic rationale for the Merger;

          (16) compared certain aspects of the financial performance of WAG with public companies we deemed comparable;

          (17) considered the total number of shares of WAG Common Stock outstanding with and without the Resurgens Transaction and the average weekly trading volume of WAG Common Stock;

          (18) reviewed recent equity analyst reports covering Telco Systems and WAG;

          (19) prepared pro forma consolidated income statements through December 31, 1999 based on forecasts through December 31, 1999 provided by the managements of WAG and Telco Systems;

          (20) assisted in negotiations and discussions related to the Merger among Telco Systems, WAG and their financial and legal advisors; and

          (21) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement and the Amendment) that was publicly available or furnished to us by Telco Systems, WAG or WAG's financial advisor. With respect to the financial projections and forecasts examined by us, we have assumed that they were reasonably prepared and reflected the best available

Telco Systems, Inc. Board of Directors
October 26, 1998
Page 3

estimates and good faith judgments of the management of Telco Systems and WAG as to the future performance of Telco Systems and WAG, respectively. We have neither made nor obtained an independent appraisal or valuation of any of WAG's or Telco Systems' assets.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by Telco Systems stockholders in the Merger is fair, from a financial point of view, to such stockholders.

     For purposes of this opinion, we have assumed that neither Telco Systems nor WAG is currently involved in any material transaction other than the following: the Merger, other transactions of which we are aware including those relating to the Synaptyx transaction, the Resurgens Transaction, the Holding Company Reorganization and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion. We express no opinion as to the price at which WAG Common Stock will trade at any time.

     This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Telco Systems in connection with its consideration of the Merger and does not constitute a recommendation to any Telco Systems stockholder as to how such stockholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview International LLC hereby consents to references to and the inclusion of this opinion in its entirety in the Joint Proxy Statement/Prospectus to be distributed to Telco Systems stockholders in connection with the Merger.

                                          Sincerely,

                                          Broadview International LLC

                                                                      APPENDIX D

                          STOCKHOLDERS PROXY AGREEMENT

     STOCKHOLDERS PROXY AGREEMENT (this "Agreement"), dated as of June 4, 1998, among WAXS INC., a Delaware corporation ("Parent"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").

                                  WITNESSETH:

     WHEREAS, as of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of Telco Systems, Inc., a Delaware corporation (the "Company"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares of Company Capital Stock owned by the Stockholders and any shares of Company Capital Stock hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, (i) Kopp Investment Advisors, Inc. ("Kopp") has "investment power" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3")) with respect to 3,614,569 Shares owned by clients who have the right to terminate their advisory agreements with Kopp ("Client Shares"), and
(ii) Kopp has "voting power" (as defined in Rule 13d-3) with respect to 415,600 Client Shares ("Client Voting Shares") (the Client Shares that are not Client Voting Shares are referred to herein as "Client Advisory Shares");

     WHEREAS, Parent and the Company, among others, propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"; capitalized terms herein not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of a subsidiary of Parent with and into the Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that each Stockholder agree, and, in order to induce Parent to enter into the Merger Agreement, each Stockholder has agreed, to grant Parent proxies to vote such Stockholder's Shares;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                         TRANSFER AND VOTING OF SHARES

     SECTION 1.01. Transfer of Shares. During the term of this Agreement, and except as otherwise provided herein, each Stockholder (other than Kopp with respect to the Client Shares) shall not (a) sell, pledge or otherwise dispose of any of its Shares if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any of the Company Capital Stock if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares.

     SECTION 1.02. Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, during and for the term of this Agreement, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the

State of Delaware may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding anything in this Section 1.02(a) to the contrary, the Client Advisory Shares shall not be subject to this Section 1.02(a) and the Client Voting Shares shall cease to be subject to this Section 1.02(a) if and when the owner of such Client Voting Shares terminates its advisory agreement with Kopp.

     (b) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out the provisions of this Agreement.

     (c) Nothing contained in this Agreement shall be deemed to restrict a Stockholder who is also a director of the Company from taking actions in his capacity as a director as may be permitted under the Merger Agreement.

     SECTION 1.03. Term of Agreement. This Agreement shall be effective as of the date hereof and shall expire on the earlier of (a) the Effective Time and
(b) the date of the termination of the Merger Agreement pursuant to its terms.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to Parent as follows:

     SECTION 2.01. Due Organization, etc. Such Stockholder (if it is a corporation, partnership or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its organization. Such Stockholder has full power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 2.02. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or ByLaws or similar organizational documents of such Stockholder (in the case of a Stockholder that is a corporation, partnership or other legal entity), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which it or any of its properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder or (if such Stockholder is a corporation) any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such

Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by such Stockholder of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of its obligations under this Agreement.

     SECTION 2.03. Title to Shares. Other than with respect to Kopp to the extent described in its Schedule 13D dated May 13, 1998 and in Exhibit A hereto, such Stockholder is the record or beneficial owner of its Shares free and clear of any proxy or voting restriction other than pursuant to this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to each Stockholder as follows:

     SECTION 3.01. Due Organization, etc. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

     SECTION 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Parent of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent of its obligations under this Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     SECTION 4.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail

(postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

        (a) If to Parent

          WAXS INC.
          945 E. Paces Ferry Road, Suite 2240
          Atlanta, Georgia 30326
          Attention: Chief Executive Officer
          Telecopier No.: (404) 365-9847

          with a copy to:

          Rogers & Hardin LLP
          2700 International Tower
          229 Peachtree Street, N.E.
          Atlanta, Georgia 30303
          Attention: Steven E. Fox
          Telecopier No.: (404) 525-2224

        (b) If to a Stockholder, to such Stockholder's address set forth on Exhibit A.

     SECTION 4.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 4.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 4.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 4.05. Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Parent may assign its rights, interests and obligations hereunder to any successor or parent entity of Parent whose shares are registered under Section 12 of the Exchange Act (or will be so registered at the Closing).

     SECTION 4.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 4.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 4.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. PARENT AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON, DELAWARE, IN ANY ACTION OR PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND PARENT AND EACH OF THE STOCKHOLDERS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR SUCH FEDERAL COURT. PARENT AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

     SECTION 4.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                          WAXS INC.

                                          By:      /s/ STEVEN A. ODOM
                                            ------------------------------------
                                                    Name: Steven A. Odom
                                            Title: Chairman and Chief Executive
                                                           Officer

                                          STOCKHOLDERS:

                                                 /s/ DEAN C. CAMPBELL
                                          --------------------------------------
                                                     Dean C. Campbell

                                                /s/ STEWARD A. FLASCHEN
                                          --------------------------------------
                                                   Steward A. Flaschen

                                                /s/ EDWARD J. FONTENOT
                                          --------------------------------------
                                                    Edward J. Fontenot

                                                  /s/ SHELDON HORING
                                          --------------------------------------
                                                      Sheldon Horing

                                                 /s/ WILLIAM B. SMITH
                                          --------------------------------------
                                                     William B. Smith

                                                 /s/ WILLIAM J. STUART
                                          --------------------------------------
                                                    William J. Stuart

                                                /s/ RICHARD J. NARDONE
                                          --------------------------------------
                                                    Richard J. Nardone

                                                 /s/ PHILIP D. WILSON
                                          --------------------------------------
                                                     Philip D. Wilson

                                                  /s/ DAVID A. LEBEAU
                                          --------------------------------------
                                                     David A. LeBeau

                                                   /s/ LEROY C. KOPP
                                          --------------------------------------
                                                      LeRoy C. Kopp

                                                   /s/ LEROY C. KOPP
                                          --------------------------------------
                                           LeRoy C. Kopp Individual Retirement
                                                         Account

                                          KOPP INVESTMENT ADVISORS, INC.
                                          PROFIT SHARING TRUST

                                          By:       /s/ LEROY C. KOPP
                                            ------------------------------------
                                                  LeRoy C. Kopp as trustee

                                            KOPP FAMILY FOUNDATION

                                              By:    /s/ LEROY C. KOPP
                                               ---------------------------------
                                                         LeRoy C. Kopp
                                                           Director

                                          KOPP INVESTMENT ADVISORS, INC.,
                                          FOR ITSELF AND AS ATTORNEY-IN-
                                          FACT FOR CERTAIN OF ITS CLIENTS

                                          By:       /s/ LEROY C. KOPP
                                            ------------------------------------
                                                       LeRoy C. Kopp
                                                         President

                                   EXHIBIT A

                              LIST OF STOCKHOLDERS

                                                              NUMBER OF SHARES
                                                                 OF COMPANY
                                                                COMMON STOCK
                                                                   OWNED
                                                                BENEFICIALLY
NAME AND ADDRESS OF STOCKHOLDER                                AND OF RECORD
-------------------------------                               ----------------
LeRoy C. Kopp...............................................       100,000
  c/o Kopp Investment Advisors, Inc.
  7701 France Avenue South
  Suite 500
  Edina, MN 55435
LeRoy C. Kopp IRA...........................................       130,000
  c/o Kopp Investment Advisors, Inc.
  7701 France Avenue South
  Suite 500
  Edina, MN 55435
Kopp Investment Advisors, Inc...............................         7,000
  Profit Sharing Trust
  c/o Kopp Investment Advisors, Inc.
  7701 France Avenue South
  Suite 500
  Edina, MN 55435
Kopp Family Foundation......................................        30,000
  c/o Kopp Investment Advisors, Inc.
  7701 France Avenue South
  Suite 500
  Edina, MN 55435
Kopp Investment Advisors, Inc...............................       200,000
  7701 France Avenue South
  Suite 500
  Edina, MN 55435
Kopp Investment Advisors, Inc...............................     3,614,569
  as attorney-in-fact*
  c/o Kopp Investment Advisors, Inc.
  7701 France Avenue South
  Suite 500
  Edina, MN 55435
Dean C. Campbell............................................             0
  Telco Systems, Inc.
  63 Nahatan Street
  Norwood, MA 02062
  (781) 551-0300
Dr. Steward A. Flaschen.....................................        51,458**
  Telco Systems, Inc.
  63 Nahatan Street
  Norwood, MA 02062
  (781) 551-0300

                                                              NUMBER OF SHARES
                                                                 OF COMPANY
                                                                COMMON STOCK
                                                                   OWNED
                                                                BENEFICIALLY
NAME AND ADDRESS OF STOCKHOLDER                                AND OF RECORD
-------------------------------                               ----------------
Edward J. Fontenot..........................................             0
  Telco Systems, Inc.
  63 Nahatan Street
  Norwood, MA 02062
  (781) 551-0300
Dr. Sheldon Horing..........................................             0
  Telco Systems, Inc.
  63 Nahatan Street
  Norwood, MA 02062
  (781) 551-0300
Dr. William B. Smith, President & CEO.......................        10,422
  Telco Systems, Inc.
  63 Nahatan Street
  Norwood, MA 02062
  (781) 551-0300
William J. Stuart, VP & CFO.................................           400
  Telco Systems, Inc.
  63 Nahatan Street
  Norwood, MA 02062
  (781) 551-0300
Richard J. Nardone..........................................         1,838
  Telco Systems, Inc.
  63 Nahatan Street
  Norwood, MA 02062
  (781) 551-0300
Philip D. Wilson............................................             0
  Telco Systems, Inc.
  63 Nahatan Street
  Norwood, MA 02062
  (781) 551-0300
David A. LeBeau.............................................         1,022
  Telco Systems, Inc.
  63 Nahatan Street
  Norwood, MA 02062
  (781) 551-0300

---------------

 * Kopp disclaims beneficial ownership of all Client Shares as they are managed on behalf of clients under agreements terminable at will. Except for this Agreement, Kopp has no agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares in the Company.
** Includes 29,958 shares held indirectly by Dr. Flaschen in the Steward S.
   Flaschen Revocable Investment Trust, 16,042 shares held indirectly by Dr. Flaschen in the Joyce D. Flaschen Revocable Investment Trust and 5,458 shares held indirectly by Dr. Flaschen in the Steward S. Flaschen Defined Benefit Pension Plan.

                                                                      APPENDIX E

     SEC. 262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251
(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

                                                                      APPENDIX F

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                               WORLD ACCESS, INC.

     World Access, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That, the Board of Directors of the Corporation unanimously adopted a resolution setting forth proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and directing that said amendment be presented to the stockholders of the Corporation for consideration at a special meeting of the stockholders or by written consent of the stockholders. The resolutions setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of the Corporation be amended to change the number of shares of stock that the Corporation has authority to issue and that such amendment be effected by deleting the first paragraph of ARTICLE IV and substituting the following paragraph in lieu thereof:

                                 CAPITAL STOCK

          "The total number of shares of stock that the corporation shall have authority to issue is One Hundred Sixty Million (160,000,000), consisting of One Hundred Fifty Million (150,000,000) shares of common stock, $.01 par value per share ("Common Stock"), and Ten Million (10,000,000) shares of preferred stock, $.01 par value per share ("Preferred Stock")."

The designation, relative rights, preferences and limitations of the shares remain as stated in the original Certificate of Incorporation.

     SECOND: That, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be
signed as of this                day of           , 1998.

                                          WORLD ACCESS, INC.

                                          By:

                                            ------------------------------------
                                                       Mark A. Gergel
                                                  Executive Vice President

                                                                      APPENDIX G

                               WORLD ACCESS, INC.
                           1998 INCENTIVE EQUITY PLAN

                                   ARTICLE I

                                NAME AND PURPOSE

     1.1 Name. The name of this Plan is the "World Access, Inc. 1998 Incentive Equity Plan."

     1.2 Purpose. The purpose of the Plan is to attract, motivate and retain the best available personnel for service as officers, key employees, directors, consultants, independent contractors and other agents of the Company, to provide additional equity ownership opportunities to such individuals and align the long-term interests of these individuals with those of the Company's stockholders.

                                   ARTICLE II

                 DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

     2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

          (a) Affiliate. A Parent or Subsidiary or any other entity designated by the Committee in which the Company owns at least a 50% interest (including, but not limited to, partnerships and joint ventures).

          (b) Agreement. The document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

          (c) Benefit.  Any benefit granted to a Participant under the Plan.

          (d) Board.  The Board of Directors of the Company.

          (e) Change of Control. (i) The acquisition at any time by a Person or Group (excluding, for this purpose, the Company or any Subsidiary or any employee benefit plan of the Company or any Subsidiary) or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company; (ii) the termination of services as directors, for any reason other than death, disability or retirement from the Board, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board of Directors, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the stockholders of the Company of any merger or consolidation or statutory share exchange as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger or share exchange with a wholly-owned Subsidiary of the Company) or liquidation of the Company or any sale or disposition of 50% or more of the assets or earning power of the Company; or (iv) approval by the stockholders of the Company of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the Persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange; provided, however, no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Company's Board of Directors deems otherwise. A "Change in Control" shall not include any reduction in ownership of an Affiliate so long as the entity continues to meet the definitions of those terms as contained in this Section.

          (f) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated thereunder.

          (g) Company.  World Access, Inc.

          (h) Committee.  The Board's Compensation Committee or its successor.

          (i) Common Stock.  The Company's $0.01 par value common stock.

          (j) Consultant. A Person engaged by the Company or any Affiliate to provide consulting services to the Company or any Affiliate.

          (k) Directors.  A duly-elected member of the Board.

          (l) Effective Date. The date that the Plan is approved by the stockholders of the Company, which must occur within 12 months after adoption by the Board. Any grants of Benefits prior to the approval by the stockholders of the Company shall be void if such approval is not obtained.

          (m) Employee.  Any Person employed by the Company and all Affiliates.

          (n) Exchange Act.  The Securities Exchange Act of 1934, as amended.

          (o) Fair Market Value. The closing price of a Share on The Nasdaq National Market on a given date, or, in the absence of sales on a given date, the closing price on The Nasdaq National Market on the last day on which a sale occurred prior to such date.

          (p) Fiscal Year. The taxable year of the Company which is the calendar year.

          (q) Group. Any two or more Persons acting as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding or disposing of voting stock of the Company.

          (r) Independent Contractor. A Person engaged to provide services to the Company or any Affiliate on an independent basis and not as an Employee.

          (s) ISO. An Incentive Stock Option as defined in Section 422 of the Code.

          (t) NQSO. A Non-Qualified Stock Option, which is an Option that does not meet the statutory requirements of an ISO.

          (u) Option.  An option to purchase Shares granted under the Plan.

          (v) Other Stock Based Award. An award under ARTICLE XVI that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

          (w) Parent. Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option or other Benefit, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (x) Participant. An Employee, Director, Consultant, Independent Contractor or other agent who is granted a Benefit under the Plan.

          (y) Performance Share. A Share awarded to a Participant under ARTICLE XV of the Plan.

          (z) Person. An individual, corporation, partnership, limited liability company, joint venture, association, syndicate, trust, unincorporated organization or other entity.

          (aa) Plan. The World Access, Inc. 1998 Incentive Equity Plan and all amendments and supplements to it.

          (ab) Restricted Stock.  Shares issued under ARTICLE XIV of the Plan.

          (ac) Rule 16b-3. Rule 16b-3 promulgated by the SEC, as amended, or any successor rule in effect from time to time.

          (ad) SEC.  The Securities and Exchange Commission.

          (ae) Share.  A share of Common Stock.

          (af) Subsidiary. Any Person (other than an individual), other than the Company, in an unbroken chain of Persons (other than individuals) beginning with the Company, if, at the time of grant of an Option or other Benefit, each of such Persons, other than the last such Person in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other such Persons in such chain.

     2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

     2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan, or between the Plan and an Agreement, relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically grants such Benefit shall control those in a different ARTICLE or in such Agreement.

                                  ARTICLE III

                                  COMMON STOCK

     3.1 Numbers of Shares. The number of Shares which may be issued or sold or for which Options, Restricted Stock or Performance Shares may be granted under the Plan shall be 5,000,000. Such Shares may be authorized but unissued Shares, reacquired Shares, Shares acquired on the open market specifically for distribution under this Plan, or any combination thereof.

     3.2 Reusage. If an Option expires or is terminated, surrendered or canceled without having been fully exercised, if Restricted Stock or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the unused Shares covered by any such Benefit shall again be available for grant under the Plan to any Participant.

     3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or any other similar transactions, the number of shares available for grant under the Plan or subject to or granted pursuant to a Benefit and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

                                   ARTICLE IV

                                  ELIGIBILITY

     4.1 Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined by the Committee in its sole discretion. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Company and any Affiliate. Members of the Committee and any other Persons whose participation in the Plan would cause disqualification of this or any other benefit plan intended to be qualified under Rule 16b-3 are ineligible to participate in the Plan.

                                   ARTICLE V

                                 ADMINISTRATION

     5.1 Committee. The Plan shall be administered by the Company's Compensation Committee or its successors. The Committee shall consist of two or more members of the Board who are "non-employee directors" as defined in Rule 16b-3 and are "outside directors" as defined in Code Section 162(m) and the regulations thereunder.

     5.2 Authority. Subject to the terms of the Plan, the Committee shall have sole discretionary authority to:

          (a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the date of issuance and duration of all such grants;

          (b) determine the terms (including any pricing terms), conditions and provisions of, and restrictions relating to, each Benefit granted and any modification or amendment thereof;

          (c) interpret and construe the Plan and all Agreements;

          (d) prescribe, amend and rescind rules and regulations relating to the Plan;

          (e) determine the content and form of all Agreements;

          (f) determine all questions relating to Benefits under the Plan;

          (g) maintain accounts, records and ledgers relating to Benefits;

          (h) maintain records concerning its decisions and proceedings;

          (i) employ agents, attorneys, accountants or other Persons for such purposes as the Committee considers necessary or desirable; and

          (j) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan

     5.3 Delegation. Except as required by Rule 16b-3 with respect to grants of Options, Restricted Stock, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee of Employees.

     5.4 Decisions of Committee and its Delegates. All decisions made by the Committee, or (unless the Committee has specified an appeal process to the contrary) any other Person or Persons to whom the Committee has delegated authority, pursuant to the provisions hereof shall be final and binding on all Persons.

                                   ARTICLE VI

                               AMENDMENT OF PLAN

     6.1 Power of Committee. The Committee shall have the sole right and power to amend the Plan at any time and from time to time, provided, however, that the Committee may not amend the Plan, without approval of the stockholders of the Company, in a manner which would:

          (a) cause outstanding Options which are intended to qualify as ISOs to fail to so qualify;

          (b) cause the Plan to fail to meet the requirements of Rule 16b-3; or

          (c) violate applicable law or rules to which the Company or any Affiliate is subject.

                                  ARTICLE VII

                          TERM AND TERMINATION OF PLAN

     7.1 Term. The Plan shall be effective as of the Effective Date. No Benefit shall be granted pursuant to the Plan on or after the tenth anniversary date of the adoption of the Plan by the Board, but Benefits granted prior to such tenth anniversary may extend beyond that date to the date(s) specified in the Agreement(s) covering such Benefits.

     7.2 Termination. Subject to ARTICLE VIII, the Plan may be terminated at any time by the Committee.

                                  ARTICLE VIII

                    MODIFICATION OF TERMINATION OF BENEFITS

     8.1 General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's rights to or under any Benefit granted prior to such amendment or termination.

     8.2 Committee's Right. Except as may be provided in an Agreement, any Benefit granted may be converted, modified, forfeited or canceled, prospectively or retroactively in whole or in part, by the Committee in its sole discretion, but, subject to Section 8.3, no such action may impair the rights of any Participant without his or her consent. Except as may be provided in an Agreement, the Committee may, in its sole discretion, in whole or in part, waive any restrictions or conditions applicable to, or may accelerate the vesting of, any Benefit.

     8.3 Termination of Benefits under Certain Conditions. The Committee in its sole discretion may cancel any unexpired, unpaid, or deferred Benefits at any time if the Participant is not in compliance with all applicable provisions of this Plan or with any Agreement or if the Participant, whether or not he or she is then an Employee, Director, Consultant, Independent Contractor or other agent, acts in a manner contrary to the best interests of the Company or any Affiliate.

     8.4 Awards to Foreign Nationals and Employees Outside the United
States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purpose of this Plan, the Committee may, without amending this Plan, (i) establish special rules applicable to Benefits granted to Participants who are foreign nationals, are employed or provide services to the Company outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Benefits to such Participants in accordance with those rules.

                                   ARTICLE IV

                               CHANGE OF CONTROL

     9.1 Right of Committee. The occurrence of a Change of Control shall not limit the Committee's authority to take any action, in its sole discretion, permitted by Section 8.2. The Committee, in its sole discretion, may specify in any Agreement the effect (if any) a Change of Control will have on such Agreement and the Benefits granted thereunder.

                                   ARTICLE X

                        AGREEMENTS AND CERTAIN BENEFITS

     10.1 Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions thereof. The granting of any benefit shall be subject to, and conditioned upon, the recipient's execution of any Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

     10.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine in its sole discretion to be necessary, desirable and appropriate for the Benefit granted which may include, but not necessarily be limited to, the following: description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the Person or Persons who may exercise the Option; the effect upon such Benefit of the Participant's death, disability, change of duties or termination of employment; the Benefit's conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

     10.3 Certain Benefits. Except as provided in Section 17.4 hereof, any Benefit granted to an individual who is subject to Section 16 of the Exchange Act (as well as any ISO granted to any Participant) shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by the Participant, his or her guardian or legal representative. The designation of a beneficiary by such individual shall not constitute a transfer.

                                   ARTICLE XI

                                 TANDEM AWARDS

     11.1 Tandem Awards. Benefits may be granted by the Committee in its sole discretion individually or in tandem.

                                  ARTICLE XII

                  PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

     12.1 Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment by a Participant to the Company, the amount due the Company is to be paid:

          (a) in cash;

          (b) by the surrender of all or part of a Benefit (including the Benefit being exercised);

          (c) by the tender to the Company of Shares owned by the Participant and registered in his or her name having a Fair Market Value equal to the amount due to the Company;

          (d) in other property, rights and credits, deemed acceptable by the Committee, including the Participant's promissory note; or

          (e) by any combination of the payment methods specified in (a) through
     (d) above.

     Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Shares purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the reacquired Shares held by the Company, as the case may be, and used for general corporate purposes of the Company as the Board shall determine.

     12.2 Dividend Equivalents. In the sole discretion of the Committee, grants of Benefits in Shares or Share equivalents may include dividend or dividend equivalent payments or dividend credit rights.

     12.3 Optional Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of dividends on deferrals denominated in shares.

     12.4 Code Section 162(m). The Committee, in its sole discretion, may require that one or more Agreements contain provisions which provide that, in the event Section 162(m) of the Code, or any successor provision relating to excessive Employee remuneration, would operate to disallow a deduction by the Company for all or part of any Benefit under the Plan, a Participant's receipt of the portion of such Benefit that would not be deductible by the Company shall be deferred until the next succeeding year or years in which the Participant's remuneration does not exceed the limit set forth in such provision of the Code.

     12.5 Withholding. The Company may, at the time any distribution is made under the Plan, or at the time any Option is exercised, withhold from such distribution of Shares issuable upon the exercise of an Option, any amount necessary to satisfy federal, state and local withholding requirements with respect to such distribution or exercise of such Option. Such withholding may be satisfied, at the Company's option, either by cash or the Company's withholding of Shares. Agreements may contain withholding provisions applicable only to Participants who are subject to Section 16 of the Exchange Act.

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                                  ARTICLE XIII

                                    OPTIONS

     13.1 Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan.

     13.2 Option Price. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted (or, in the case of a greater-than-10% stockholder under Section 422(b)(6) of the Code, 110% of Fair Market Value).

     13.3 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code or any successor statute in effect from time to time, including (without limitation) the requirement that the grantee be an Employee of the Company, a Parent and/or a Subsidiary.

     13.4 NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO.

     13.5 Determination by Committee.  Except as otherwise provided in Sections
13.2 through Section 13.4, the terms of all Options shall be determined by the Committee.

                                  ARTICLE XIV

                                RESTRICTED STOCK

     14.1 Description. The Committee may grant Benefits in Shares as Restricted Stock with such terms and conditions as may be determined in the sole discretion of the Committee. Shares of Restricted Stock shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and any risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. At the discretion of the Committee, the grantee may or may not be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant. The Committee may (but is not obligated to) require that any dividends on such shares shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Benefit.

     14.2 Cost of Restricted Stock. Grants of Shares of Restricted Stock shall be made at such cost as the Committee shall determine and may be issued for no monetary consideration, subject to applicable state law.

     14.3 Nontransferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

                                   ARTICLE XV

                               PERFORMANCE SHARES

     15.1 Description. Performance Shares represent the right of a Participant to receive Shares or cash equal to the Fair Market Value of such shares at a future date in accordance with the terms and conditions of a grant. The terms and conditions shall be determined by the Committee, in its sole discretion, but generally are expected to be based substantially upon the attainment of targeted financial and/or operational performance objectives.

     15.2 Grant. The Committee may grant an award of Performance Shares at such times, in such amounts and under such terms and conditions as it deems appropriate.

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                                  ARTICLE XVI

                  OTHER STOCK BASED AWARDS AND OTHER BENEFITS

     16.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the market performance of the Common Stock, and the grant of securities convertible into Shares.

     16.2 Other Benefits. The Committee shall have the right to provide other types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan has been established.

                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

     17.1 Termination of Service. If the employment of a Participant with or the provision of services by a Participant to the Company terminates for any reason, all unexercised, deferred, and unpaid Benefits may be exercisable or paid only in accordance with rules established by the Committee. These rules may provide, as the Committee in its sole discretion may deem appropriate, for the expiration, forfeiture, continuation, or acceleration of the vesting, except as may be provided in an Agreement, of all or part of the Benefits.

     17.2 Unfunded Status of the Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

     17.3 Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, or to receive, in such event, any Benefits. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or to receive any Benefit, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

     17.4 Nontransferability. Unless otherwise determined by the Committee or specified in an Agreement (and subject to Section 10.3 hereof), (i) no Benefit granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by beneficiary designation, will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order, and (ii) a Benefit granted under this Plan may be exercised, during the Participant's lifetime, only by the Participant or by the Participant's guardian or legal representative; except that, no ISO may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the Participant's lifetime, by the Participant's guardian or legal representative.

     17.5 Rule 16b-3. With respect to Participants subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     17.6 Underscored References. The underscored references contained in the Plan and in any Agreement are included only for convenience, and they shall not be construed as a part of the Plan or Agreement or in any respect affecting or modifying its provisions.

     17.7 Number and Gender. The masculine, feminine and neuter, wherever used in the Plan or in any Agreement, shall refer to either the masculine, feminine or neuter; and, unless the context otherwise requires the singular shall include the plural and the plural the singular.

     17.8 Governing Law. The place of administration of the Plan and each Agreement shall be in the State of Georgia. The corporate law of the Company's state of incorporation shall govern issues related to the validity and issuance of Shares. Otherwise, this Plan and each Agreement shall be construed and administered in accordance with the laws of the State of Georgia, without giving effect to principles relating to conflict of laws.

     17.9 Purchase for Investment. The Committee may require each Person purchasing or receiving shares pursuant to a Benefit to represent to and agree with the Company in writing that such Person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

     17.10 No Employment Contract. Neither the adoption of the Plan nor any Benefit granted hereunder shall confer upon any Employee, Director, Consultant, Independent Contractor or other agent any right to continued employment with or services to the Company or any Affiliate, nor shall the Plan or any Benefit interfere in any way with the right of the Company or any Affiliate to terminate the employment or provision of services of any of its Employees, Directors, Consultants, Independent Contractors or other agents at any time.

     17.11 No Effect on Other Benefits. The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Company or any Affiliate under another plan or otherwise, or preclude a Participant from receiving any such benefits.

                                                                      APPENDIX H

                           INDEMNIFICATION AGREEMENT

     THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made as of           ,
1998 by and between WORLD ACCESS, INC., a Delaware corporation (the "Company"),
and                ("Indemnitee"), a director and/or officer of the Company.

     WHEREAS, Article XI of the Certificate of Incorporation of the Company (the "Certificate") provides that the Company, among other things, shall indemnify and hold harmless all persons whom it shall have the power to indemnify under
Section 145 of the General Corporation Law of the State of Delaware to the fullest extent permitted thereunder; and

     WHEREAS, in recognition of Indemnitee's need for protection against personal liability in order to enhance Indemnitee's continued service to the Company and Indemnitee's reliance on the provisions of Article XI of the Certificate requiring indemnification under certain circumstances, and in part to provide Indemnitee with specific contractual assurance that indemnification protection will be available and to implement such provision, the Company wishes to provide in this Agreement for the indemnification of, and the advancement of expenses to, Indemnitee to the fullest extent permitted by law;

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Right to Indemnification. The Company shall to the fullest extent permitted by applicable law as then in effect indemnify and hold harmless the Indemnitee in the event that he was or is a party to or is involved or becomes involved in any manner (including, without limitation, as a party, intervenor or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he, or a person of whom he is the legal representative, is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner (limited or general) or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, without limitation, service with respect to an employee benefit plan) against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred by him in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

     SECTION 2. Indemnification Not Exclusive Right. The right of indemnification provided in this Agreement shall not be exclusive of and shall be in addition to, and not in lieu of, any other rights to which the Indemnitee may otherwise be entitled under applicable law, the Bylaws or otherwise. Nothing in this Agreement shall diminish or otherwise restrict the Indemnitee's right to indemnification under applicable law, the Certificate or otherwise. The provisions of this Agreement shall inure to the benefits of the heirs, executors, administrators and other legal representatives of the Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of this Agreement, whether arising from acts or omissions occurring before or after its execution and delivery.

     SECTION 3. Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies. In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to the advancement of expenses and the right to indemnification under this Agreement:

          3.1. Advancement of Expenses. All reasonable expenses incurred by or on behalf of the Indemnitee in the defense of or other involvement in or otherwise in connection with any Proceeding shall be advanced to the Indemnitee by the Company within twenty (20) days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Agreement.

          3.2. Procedure for Determination of Entitlement to
     Indemnification. 3.2.1. To obtain indemnification under this Agreement, the Indemnitee shall submit to the Secretary of the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than sixty (60) days after receipt by the Company of the written request for indemnification, together with the Supporting Documentation. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors of the Company (the "Board of Directors") in writing that the Indemnitee has requested indemnification.

          3.2.2. The Indemnitee's entitlement to indemnification under this Agreement shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change of Control (as hereinafter defined) shall have occurred and the Indemnitee so requests or (y) there are no Disinterested Directors, or a majority of Disinterested Directors, even though less than a quorum, so directs; (C) by the stockholders of the Company (but only if a majority of the Disinterested Directors, even though less than a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (D) as provided in Section 3.3.

          3.2.3. In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 3.2.2, a majority of the Disinterested Directors, or in the absence of any Disinterested Directors, a majority of the Board of Directors, shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change of Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board of Directors does not reasonably object.

     3.3. Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Agreement, the Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification, together with the Supporting Documentation in accordance with Section 3.2.1, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 3.2 to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification and shall be entitled to such indemnification unless (A) Indemnitee misrepresented or failed to disclose a material face in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section 1, or of any claim, issue or matter herein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

     3.4. Remedies of Indemnitee. 3.4.1. In the event that a determination is made pursuant to Section 3.2 that the Indemnitee is not entitled to indemnification under this Agreement, the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; it being understood that any such judicial proceeding or arbitration shall be de novo and the

Indemnitee shall not be prejudiced by reason of such adverse shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Agreement.

     3.4.2. If a determination shall have been made or deemed to have been made, pursuant to Sections 3.2 or 3.3, that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that advancement of expenses is not timely made pursuant to Section 3.1 or payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 3.2 or 3.3, the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this subsection 3.4.2 (a "Disqualifying Event"); provided, however, that in any such action the Company shall have the burden of proving the occurrence of such Disqualifying Event.

     3.4.3. The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 3.4 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

     3.4.4. In the event that the Indemnitee, pursuant to this Section 3.4, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses actually and reasonably incurred by him if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, all such expenses incurred by the indemnitee in connection with such judicial adjudication or arbitration shall be paid.

     3.5. Definitions.  For the purposes of this Section 3:

          3.5.1. "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
     Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) becomes after the date hereof the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such acquisition; (B) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (C) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

          3.5.2. "Disinterested Director" means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

          3.5.3. "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five (5) years has been, retained to represent (A) the Company or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Agreement. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Agreement.

     SECTION 4. Notification and Defense of Claim. 4.1. Promptly after receipt of notice of the commencement of any action, suit or proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but the omission so to notify the Company will not relieve the Company from any liability that the Company may have to Indemnitee under this Agreement unless the Company is materially prejudiced thereby. With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof, (A) the Company will be entitled to participate therein at its own expense, and (B) except as otherwise provided below, the Company, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of the Company's election so to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ Indemnitee's own counsel in such action, suit or proceeding, but the fees and disbursements of such counsel incurred after notice from the Company of the Company's assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment by counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action, (iii) such action, suit or proceeding seeks penalties or other relief against Indemnitee with respect to which the Company could not provide monetary indemnification to Indemnitee (such as injunctive relief or incarceration), or (iv) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and disbursements of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company, or as to which Indemnitee shall have reached the conclusion specified in (ii) above, or which involves penalties or other relief against Indemnitee of the type referred to in (iii) above. It is acknowledged that a director or former director shall be entitled under circumstances specified in the Certificate to expenses of separate legal counsel up to the amount specified therein.

     4.2. The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company's written consent. The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Company nor Indemnitee will unreasonably withhold consent to any proposed settlement.

     SECTION 5. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever,
(A) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (B) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     SECTION 6. Company's Right to Indemnification. Nothing in this Agreement shall diminish, limit or otherwise restrict or modify in any way the Company's right to indemnification or contribution from an

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

Indemnitee or an Indemnitee's obligation to indemnify or hold harmless the Company under any agreement, instrument, commitment or understanding now or hereafter in effect.

     SECTION 7. Cancellation. The Company may cancel the provisions of this Agreement prospectively only upon thirty (30) days' prior written notice to Indemnitee in order to afford Indemnitee an opportunity to resign as officer and/or director rather than continue to serve absent indemnification provided under this Agreement; it being understood that "prospectively only" shall mean that the Agreement shall remain in full force and effect for all acts or omissions that occur through the effective date of cancellation.

     SECTION 8. Amendments and Waiver. No amendment, modification or discharge or this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No delay or failure on the part of any party in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of any other right, power or privilege.

     SECTION 9. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution and delivery of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

     SECTION 10. No Duplication of Payment. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, the Certificate or otherwise) of the amounts otherwise indemnifiable hereunder.

     SECTION 11. Governing Law; Headings. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles-of conflicts of laws. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement.

     SECTION 12. Successors; Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by Indemnitee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Indemnitee should die while any amounts would still be payable to Indemnitee hereunder if Indemnitee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Indemnitee's devisee, legatee, or other designee, or if there be no such designee, to Indemnitee's estate.

     SECTION 13. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

     If to Indemnitee:

     If to the Company:

          World Access, Inc.
          945 E. Paces Ferry Road, Suite 2240
          Atlanta, GA 30326
          Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     SECTION 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Indemnitee has executed and delivered this Agreement, and the Company has caused this Agreement to be executed and delivered, all as of the day and year first above written.

                                          WORLD ACCESS, INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          INDEMNITEE

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless a court determines that such person is fairly and reasonably entitled to indemnification.

     Articles X and XI of the Company's Certificate of Incorporation provides for indemnification of directors, officers and employees to the fullest extent permissible under the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
 2.1     --   Agreement and Plan of Merger and Reorganization, dated as of
              June 4, 1998 (as amended as of October 27, 1998), among WAXS
              INC., World Access, Inc., Tail Acquisition Corporation, and
              Telco Systems, Inc. (incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus included as part of this registration statement).
 3.1     --   Certificate of Incorporation of World Access, Inc. (formerly known as WAXS INC. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (No.
              333-65839))).
 3.1(a)  --   Certificate of Amendment to Certificate of Incorporation
              (incorporated by reference to Exhibit 3.2 to the
              Registrant's Current Report on Form 8-K filed on October 28,
              1998).
 3.2     --   Bylaws of World Access, Inc. (formerly known as WAXS INC.
              (incorporated by reference to Exhibit 3.2 to the
              Registrant's Registration Statement on Form S-4 (No.
              333-65839))).
 5.1     --   Opinion letter of Rogers & Hardin LLP as to the legality of the securities being registered by this registration
              statement.
 8.1     --   Opinion letter of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
 8.2     --   Opinion letter of Rogers & Hardin LLP as to certain tax
              matters.
23.1     --   Consent of Rogers & Hardin LLP with respect to its opinion as to the legality of securities being registered by this
              registration statement (contained in Exhibit 5.1).
23.2     --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP with
              respect to its opinion as to certain tax matters (contained in Exhibit 8.1).
23.3     --   Consent of Rogers & Hardin LLP with respect to its opinion as to certain tax matters (contained in Exhibit 8.2).
23.4     --   Consent of PricewaterhouseCoopers LLP, independent public
              accountants, with respect to financial statements of World
              Access, Inc.
23.5     --   Consent of Tedder, Grimsley & Company, P.A., independent
              auditors, with respect to the financial statements of
              Advanced TechCom, Inc.
23.6     --   Consent of KPMG Peat Marwick LLP, independent auditors, with respect to financial statements of NACT Telecommunications,
              Inc.
23.7     --   Consent of Deloitte & Touche, LLP, independent auditors,
              with respect to the financial statements of Advanced
              TechCom, Inc.
23.8     --   Consent of The Robinson-Humphrey Company, LLC with respect to its fairness opinion regarding the Merger.
23.9     --   Consent of Broadview International LLC with respect to its fairness opinion regarding the Merger (incorporated by
              reference to Appendix C to the Joint Proxy
              Statement/Prospectus included as part of this registration statement).

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
23.10    --   Consent of Ernst & Young LLP, independent auditors, with
              respect to consolidated financial statements of Telco
              Systems, Inc.
23.11    --   Consent of Ernst & Young LLP, independent auditors, with
              respect to financial statements of Cherry Communications,
              Inc. and Cherry Communications U.K. Limited.
23.12    --   Consent of Grant Thornton LLP, independent auditors, with
              respect to financial statements of Cherry Communications,
              Inc. and Cherry Communications U.K. Limited.
24.1     --   Powers of attorney (included on page II-6).
99.1     --   Form of Proxy for World Access.
99.2     --   Form of Proxy for Telco Systems.

     (b) Financial Statement Schedules

     Financial statements and schedules not included herein have been omitted because of the absence of conditions under which they are required or because the required information, where material, is shown in the consolidated financial statements or notes thereto incorporated by reference in the Joint Proxy Statement/Prospectus.

     (c) Reports, Opinions and Appraisals

     The opinions of The Robinson-Humphrey Company, LLC and Broadview International LLC with respect to the Merger are attached as Appendix B and Appendix C, respectively, to the Joint Proxy Statement/Prospectus filed as a part of this registration statement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (ii) The undersigned registrant hereby undertakes that every prospectus:
             (A) that is filed pursuant to paragraph (c)(i) immediately preceding or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 9, 1998.

                                          WORLD ACCESS, INC.

                                          By:      /s/ STEVEN A. ODOM
                                            ------------------------------------
                                                       Steven A. Odom
                                                   Chairman of the Board
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints each of Steven A. Odom and Mark A. Gergel, as his attorney-in-fact, each with the power of substitution, to sign this Registration Statement on his behalf individually and in the capacity stated below and to file all supplements, amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or any amendment or supplement thereto, and any such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                 /s/ STEVEN A. ODOM                    Chairman of the Board and      November 9, 1998
  ------------------------------------------------       Chief Executive Officer
                   Steven A. Odom

                 /s/ MARK A. GERGEL                    Executive Vice President and   November 9, 1998
  ------------------------------------------------       Chief Financial Officer
                   Mark A. Gergel                        (Principal Financial
                                                         Officer)

                 /s/ HENSLEY E. WEST                   Director and President         November 9, 1998
  ------------------------------------------------       (Chief Operating Officer)
                   Hensley E. West

                /s/ MARTIN D. KIDDER                   Vice President, Controller     November 9, 1998
  ------------------------------------------------       and Secretary (Principal
                  Martin D. Kidder                       Accounting Officer)

               /s/ STEPHEN J. CLEARMAN                 Director                       November 9, 1998
  ------------------------------------------------
                 Stephen J. Clearman

                /s/ JOHN D. PHILLIPS                   Director                       November 9, 1998
  ------------------------------------------------
                  John D. Phillips

                                                       Director                       November  , 1998
  ------------------------------------------------
                 Stephen E. Raville

                               INDEX TO EXHIBITS

     The Exhibit numbers in the following list correspond to the numbers assigned to such exhibits in Item 601 and Regulation S-K.

                                                                            SEQUENTIAL
EXHIBIT                                                                        PAGE
  NO.                                 DESCRIPTION                             NUMBER
-------                               -----------                           ----------
 2.1     --   Agreement and Plan of Merger and Reorganization, dated as of
              June 4, 1998 (as amended as of October 27, 1998), among WAXS
              INC., World Access, Inc., Tail Acquisition Corporation, and
              Telco Systems, Inc. (incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus included as part of this registration statement).
 3.1     --   Certificate of Incorporation of World Access, Inc. (formerly known as WAXS INC (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (No.
              333-65839))).
 3.1(a)  --   Certificate of Amendment to Certificate of Incorporation
              (incorporated by reference to Exhibit 3.2 to the
              Registrant's Current Report on Form 8-K filed on October 28,
              1998).
 3.2     --   Bylaws of World Access, Inc. (formerly known as WAXS INC
              (incorporated by reference to Exhibit 3.2 to the
              Registrant's Registration Statement on Form S-4 (No.
              333-65839))).
 5.1     --   Opinion letter of Rogers & Hardin LLP as to the legality of the securities being registered by this registration
              statement.
 8.1     --   Opinion letter of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
 8.2     --   Opinion letter of Rogers & Hardin LLP as to certain tax
              matters.
23.1     --   Consent of Rogers & Hardin LLP with respect to its opinion as to the legality of securities being registered by this
              registration statement (contained in Exhibit 5.1).
23.2     --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP with
              respect to its opinion as to certain tax matters (contained in Exhibit 8.1).
23.3     --   Consent of Rogers & Hardin LLP with respect to its opinion as to certain tax matters (contained in Exhibit 8.2).
23.4     --   Consent of PricewaterhouseCoopers LLP, independent public
              accountants, with respect to financial statements of World
              Access, Inc.
23.5     --   Consent of Tedder, Grimsley & Company, P.A., independent
              auditors, with respect to the financial statements of
              Advanced TechCom, Inc.
23.6     --   Consent of KPMG Peat Marwick LLP, independent auditors, with respect to financial statements of NACT Telecommunications,
              Inc.
23.7     --   Consent of Deloitte & Touche, LLP, independent auditors,
              with respect to financial statements of Advanced TechCom,
              Inc.
23.8     --   Consent of The Robinson-Humphrey Company, LLC with respect to its fairness opinion regarding the Merger.
23.9     --   Consent of Broadview International LLC with respect to its fairness opinion regarding the Merger (incorporated by
              reference to Appendix C to the Joint Proxy
              Statement/Prospectus included as part of this registration statement).
23.10    --   Consent of Ernst & Young LLP, independent auditors, with
              respect to consolidated financial statements of Telco
              Systems, Inc.

                                                                            SEQUENTIAL
EXHIBIT                                                                        PAGE
  NO.                                 DESCRIPTION                             NUMBER
-------                               -----------                           ----------
23.11    --   Consent of Ernst & Young LLP, independent auditors, with
              respect to financial statements of Cherry Communications,
              Inc. and Cherry Communications U.K. Limited.
23.12    --   Consent of Grant Thornton LLP, independent auditors, with
              respect to financial statements of Cherry Communications,
              Inc. and Cherry Communications U.K. Limited.
24.1     --   Powers of attorney (included on page II-6).
99.1     --   Form of Proxy for World Access.
99.2     --   Form of Proxy for Telco Systems.